As filed with the Securities and Exchange Commission on December 4, 2012

Registration No. 333-183661

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CANOPIUS HOLDINGS BERMUDA LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	6331	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Canopius Holdings Bermuda Limited

Atlantic House, 11 Par-La-Ville Road

Hamilton HM11

Bermuda

(441) 292-9905

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

(800) 927-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Elliot S. Orol Senior Vice President, General Counsel and Secretary Tower Group, Inc. 120 Broadway (31st Floor) New York, NY 10271 (212) 655-2000	John M. Schwolsky Vladimir Nicenko Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 (212) 728-8000	Susan Patschak Canopius Holdings Bermuda Limited Atlantic House, 11 Par-La-Ville Road Hamilton HM11 Bermuda (441) 292-9905	Alan Bossin Appleby (Bermuda) Limited Canon’s Court, 22 Victoria Street, P.O. Box HM 1179 Hamilton HM EX Bermuda (441) 298-3536	Joseph L. Seiler III Drinker Biddle & Reath LLP 1177 Avenue of the Americas New York, NY 10036 (212) 248-3140

Approximate date of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common shares, par value $0.01 per share	$47,601,524.53	N/A	$667,230,345.55	$76,464.60

(1)	This registration statement covers the maximum number of common shares, par value $0.01 per share (“common shares”), of Canopius Holdings Bermuda Limited, which will be renamed Tower Group International, Ltd. (“Tower Ltd.”) concurrent with the completion of the merger described herein, that may be issued as part of the proposed merger described herein to the holders of the outstanding common stock, par value $0.01 per share (“common stock”), of Tower Group, Inc., a Delaware corporation (“Tower”), and to holders of Tower’s outstanding equity awards.
(2)

Based on the maximum number of Tower Ltd. common shares that may be issued as part of the proposed merger described herein, calculated as the product of (a) a maximum stock conversion number of approximately 1.2121 Tower Ltd. common shares for each whole share of Tower common stock multiplied by (b) the sum of (i) 38,416,415 shares of Tower common stock outstanding as of the close of business on November 30, 2012 and (ii) 855,530 shares of Tower common stock issuable pursuant to options outstanding as of the close of business on November 30, 2012. The stock conversion number is calculated based on several variables, the value of which is still being determined.

(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act. Such amount equals the product of (a) 39,271,945 (the sum of items (b)(i) and (ii) in footnote 2), and (b) $16.99, the average of the high and low sales prices for Tower common stock as reported on The NASDAQ Global Select Market on November 30, 2012.
(4)	Calculated as follows: (a) $667,230,345.55, the proposed maximum offering price for the Tower Ltd. common shares being registered pursuant to the registration statement, multiplied by (b) 0.00011460. Such amount was previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 4, 2012

PROXY STATEMENT/PROSPECTUS

To the stockholders of Tower Group, Inc.:

You are cordially invited to attend a special meeting of the stockholders of Tower Group, Inc., which is referred to as Tower, to be held on [—], [—], 2012 at [— a.m.] local time, at the Millenium Hilton Hotel, 55 Church Street, New York, New York 10007. Only stockholders who held shares of Tower common stock at the close of business on November 7, 2012 will be entitled to vote at the special meeting and at any adjournments and postponements thereof.

As previously announced, on July 30, 2012, Tower entered into an Agreement and Plan of Merger, which is referred to as the original merger agreement, with Canopius Holdings Bermuda Limited, which is referred to as Canopius Bermuda, Canopius Mergerco, Inc., which is referred to as Delaware Purchaser, and Condor 1 Corporation, which is referred to as Merger Sub. On November 8, 2012 the original merger agreement was amended by Amendment No. 1 to the Agreement and Plan of Merger to reflect changes to the merger consideration to be received by Tower stockholders, which amendment is referred to as the amendment. The original merger agreement as amended by such amendment is referred to herein as the merger agreement. Pursuant to the merger agreement, Merger Sub will merge with and into Tower, with Tower surviving as an indirect wholly owned subsidiary of Canopius Bermuda (referred to as the merger). Concurrent with the completion of the merger, Canopius Bermuda will be renamed Tower Group International, Ltd. (Canopius Bermuda following the completion of the merger is referred to as Tower Ltd.). A complete copy of the original merger agreement is attached as Annex A-1 to this proxy statement/prospectus. The amendment to the original merger agreement is included as Annex A-2 to this proxy statement/prospectus.

At the effective time of the merger, among other things, each share of Tower’s common stock then issued and outstanding will be canceled and automatically converted into the right to receive a number of common shares of Tower Ltd. equal to the stock conversion number described in this proxy statement/prospectus. The stock conversion number is not known as of the date hereof and will not be known until the pricing date of the third party sale described herein, which is after the date of this proxy statement/prospectus. As discussed further in this proxy statement/prospectus, the stock conversion number can range from approximately 0.9596 to 1.2121 common shares of Tower Ltd. for every one share of Tower common stock based on Tower’s existing stockholders and optionholders (as well as holders of Tower’s convertible senior notes) owning less than 80% but greater than or equal to 76% of the fully diluted capital stock of Tower Ltd. immediately following the merger. The foregoing range for the stock conversion number would result in a range of approximately 44,414,037 to 56,100,724 common shares of Tower Ltd. being issued to Tower’s existing stockholders and optionholders (as well as holders of Tower’s convertible senior notes) based on Tower’s market capitalization as of November 30, 2012. However, Tower stockholders voting on the merger will not know at the time of the special meeting the exact number of common shares of Tower Ltd. they will receive as merger consideration. See “Risk Factors—Risks Related to the Merger—Conversion of the convertible notes may dilute the ownership interest of existing Tower stockholders in Tower Ltd.”

For U.S. federal income tax purposes, Tower expects that, generally, a U.S. stockholder of Tower should recognize gain, or loss, on the receipt of Tower Ltd. common shares and cash in lieu of fractional shares in exchange for Tower common stock in the merger. The Tower Ltd. common shares are expected to be listed on The NASDAQ Global Select Market under the symbol “TWGP” following the merger.

Tower is soliciting proxies for use at a special meeting of its stockholders to consider and vote upon (i) a proposal to adopt the merger agreement and approve the merger, which is referred to as Proposal 1, (ii) a proposal to approve, on an advisory basis, certain compensatory arrangements between Tower and its named executive officers that are based on or otherwise relate to the merger, as described in this proxy statement/prospectus, which is referred to as Proposal 2 and (iii) a proposal for an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the merger agreement and approve the merger, which is referred to as Proposal 3. More information about Tower, Canopius Bermuda and the proposed merger is contained in this proxy statement/prospectus. The Tower Board of Directors urges all Tower stockholders to read this proxy statement/prospectus and the documents included with this proxy statement/prospectus, including the annexes and documents incorporated by reference in this proxy statement/prospectus carefully and in their entirety. In particular, the Tower Board of Directors urges you to read carefully “Risk Factors” beginning on page 22 of this proxy statement/prospectus.

After careful consideration, the Tower Board of Directors has approved and declared advisable the merger agreement. The Tower Board of Directors recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger, and “FOR” the other proposals described in this proxy statement/prospectus. Stockholder approval of the adoption of the merger agreement is necessary to complete the merger.

Your vote is very important. Whether or not you expect to attend the special meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the special meeting. In this regard, your failure to vote your shares at the special meeting (or to instruct your broker on how to vote your shares at the special meeting) will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger.

We strongly support the merger and enthusiastically recommend that you vote in favor of the proposals presented to you for approval at the special meeting. Thank you for your continued support of Tower.

Very truly yours,

Michael H. Lee
Chairman, President, and Chief Executive Officer
Tower Group, Inc.

SOURCES OF ADDITIONAL INFORMATION

This proxy statement/prospectus refers to important business and financial information about Tower that is not included in or delivered with this proxy statement/prospectus. This information is available without charge to stockholders of Tower upon written or oral request. You can obtain the documents incorporated by reference into this document through the Securities and Exchange Commission website at www.sec.gov or by requesting them in writing or by telephone at the appropriate address or telephone number below:

Tower Group, Inc.

120 Broadway

31st Floor

New York, NY 10271

Attention: Secretary

Telephone Number: (212) 655-2000

www.twrgrp.com

Information contained on the Tower website is expressly not incorporated by reference into this proxy statement/prospectus.

To obtain timely delivery, Tower stockholders must request the information no later than five business days before the date of the Tower special meeting, or no later than [—], 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The Bermuda Monetary Authority and the Bermuda Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this proxy statement/prospectus.

This proxy statement/prospectus is dated [—], 2012, and is first being mailed to the Tower stockholders on or about [—], 2012.

For further information, see “Where You Can Find More Information” below.

TOWER GROUP, INC.

120 Broadway (31st Floor)

New York, New York 10271

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [—], 2012

To the Stockholders of Tower Group, Inc.:

A special meeting of stockholders of Tower Group, Inc., a Delaware corporation, will be held on [—], [—], 2012, at [— a.m.] local time at the Millenium Hilton Hotel, 55 Church Street, New York, New York 10007 for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 30, 2012, among Tower, Canopius Bermuda, Delaware Purchaser and Merger Sub and approve the merger.

2.	To consider and vote upon a proposal to approve, on an advisory basis, certain compensatory arrangements between Tower and its named executive officers that are based on or otherwise relate to the merger, as described in this proxy statement/prospectus.

3.	To consider and vote upon an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

4.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The above matters are more fully described in this proxy statement/prospectus, which also includes, as Annexes A-1 and A-2, the complete text of the original merger agreement and the amendment, respectively. The record date for the special meeting is November 7, 2012. Only stockholders of record at the close of business on that date may vote at the special meeting or any adjournment thereof. We urge you to read carefully this proxy statement/prospectus in its entirety, including the annexes, and the documents incorporated by reference in this proxy statement/prospectus. In particular, we urge you to read carefully “Risk Factors” beginning on page 22 of this proxy statement/prospectus.

The affirmative vote of the holders of a majority of the shares of Tower common stock outstanding on the record date for the special meeting is required for approval of Proposal 1. Approval of Proposal 2, which is being made on an advisory basis, requires an affirmative vote from the holders of a majority of the outstanding shares of Tower common stock present in person or represented by proxy at the special meeting and entitled to vote, although such vote will not be binding on Tower. The affirmative vote of the holders of a majority of the outstanding shares of Tower common stock present in person or represented by proxy and entitled to vote at the special meeting is required to approve each other matter to be acted on at the special meeting, including in the case of Proposal 3 to adjourn the special meeting to solicit additional proxies in favor of Proposal 1.

Your proxy is being solicited by the Board of Directors of Tower. After careful consideration, the Tower Board of Directors has approved and declared advisable the merger agreement. The Board of Directors of Tower recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger, and “FOR” each of the other proposals set forth above.

You are cordially invited to attend the special meeting in person. Whether or not you expect to attend the special meeting, please vote as soon as possible. You may vote your shares over the telephone or the internet. You may also submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Even if you have voted by proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,

Elliot S. Orol
Senior Vice President, General Counsel and Secretary

New York, New York

[—], 2012

i

LIST OF ANNEXES:

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the Tower special stockholders meeting and the merger. They do not include all of the information that may be important to you. Tower and Canopius Bermuda urge you to read carefully this entire proxy statement/prospectus, including the annexes and the documents incorporated by reference in this proxy statement/prospectus.

Q: Why am I receiving this proxy statement/prospectus?

A: This proxy statement/prospectus is being provided to Tower stockholders as part of a solicitation of proxies by the Tower Board of Directors for use at the special meeting of Tower stockholders, which is referred to in this proxy statement/prospectus as the special meeting. In addition, this proxy statement/prospectus constitutes a prospectus for Tower Ltd. in connection with the issuance by Tower Ltd. of common shares in connection with the merger. This proxy statement/prospectus also provides Tower stockholders with information they need to be able to vote or instruct their vote to be cast at the special meeting.

Q: What are the proposals on which I am being asked to vote?

A: There are three matters scheduled for a vote at the Tower special meeting:

•	Proposal to adopt the merger agreement and approve the merger (Proposal 1);

•

Proposal to approve, on an advisory basis, certain compensatory arrangements between Tower and its named executive officers that are based on or otherwise relate to the merger, as described in this proxy statement/prospectus (Proposal 2); and

•

Proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger (Proposal 3).

Q: Where and when will the special meeting be held?

A: The special meeting will be held on [—], 2012, at [—] [a.m.] local time at the Millenium Hilton Hotel, 55 Church Street, New York, New York 10007.

Q: What will happen in the merger?

A: If Tower stockholder approval as described herein is obtained, all other conditions to the merger have been satisfied or waived and Tower has not exercised its termination right prior to the effective time of the merger (as discussed below), Merger Sub will merge with and into Tower, upon the terms and subject to the conditions set forth in the merger agreement. Upon the completion of the merger, the separate corporate existence of Merger Sub will cease and Tower will continue as the surviving corporation in the merger, succeed to and assume all the rights and obligations of Merger Sub and be an indirect wholly owned subsidiary of Tower Ltd.

Following the merger, Tower common stock will be delisted from The NASDAQ Global Select Market, which is referred to in this proxy statement/prospectus as NASDAQ. The Tower Ltd. common shares to be issued to the Tower stockholders will be registered with the Securities and Exchange Commission, which is referred to as the SEC, and are expected to be listed and traded on NASDAQ under the symbol “TWGP,” the same NASDAQ trading symbol currently used for Tower common stock.

Q: What will be the relationship between Tower and Tower Ltd. after the proposed transactions?

A: Following completion of the proposed transactions, Tower will be an indirect wholly owned subsidiary of Tower Ltd. Tower will be treated as the accounting acquirer following completion of the merger and the financial statements issued after the completion of the merger will include the operations of Tower Ltd. beginning on the effective date of the merger.

Q: What is the MTA?

A: On April 25, 2012, in connection with its agreement to invest in Canopius Group Limited, which is referred to in this proxy statement/prospectus as Canopius, Tower entered into a Master Transaction Agreement, which is referred to in this proxy statement/prospectus as the MTA, with Canopius Bermuda, Delaware Purchaser and Canopius. Upon the terms and subject to the conditions set forth in the MTA, Tower has the right to effect certain transactions with Canopius and its subsidiaries, including Tower’s right to merge with a newly formed subsidiary of Delaware Purchaser, exercisable in Tower’s sole discretion. The complete text of the MTA is attached to this proxy statement/prospectus as Annex B. See “The Merger—Transactions Related to the Merger—Master Transaction Agreement.”

Q: What is the restructuring?

A: Prior to the effective time, Tower, Canopius and Canopius Bermuda will effect a restructuring of the insurance operations of Canopius Bermuda such that, as of the effective time, Canopius Bermuda will continue to own certain business and assets to be identified by the parties and will have transferred to Canopius all other business and assets of Canopius Bermuda. This restructuring of Canopius Bermuda prior to the effective time is referred to in this proxy statement/prospectus as the restructuring. The business retained by Canopius Bermuda in connection with the restructuring is referred to in this proxy statement prospectus as the retained business. Canopius has agreed in the MTA to indemnify Tower for all pre-closing liabilities of Canopius Bermuda and its subsidiaries, including Canopius Bermuda Limited, other than insurance liabilities under the express terms of any insurance contract or reinsurance agreement constituting a part of the retained business. See “The Restructuring.”

Q: What is the third party sale?

A: Effective immediately prior to the consummation of the merger, Canopius will sell 100% of its equity ownership of Canopius Bermuda in a private placement to a group of yet-to-be identified institutional investors with whom the placement agents have a pre-existing relationship, referred to in this proxy statement/prospectus as the third party investors, who will be the sole shareholders of Canopius Bermuda prior to the effective time. The third party investors will pay Canopius an aggregate purchase price in cash equal to the sum of the target TNAV amount (as defined below under “—What will Tower stockholders receive in the merger?”), plus such additional amount equal to the agreed value of the retained business. The sale to the third party investors for cash consideration permits Canopius to monetize its investment in Canopius Bermuda, which it is able to do because it has acquired Omega Insurance Holdings Limited, which is referred to in this proxy statement/prospectus as Omega, and therefore has a Bermuda-domiciled insurance company available for sale. This transaction is referred to as the third party sale. See “The Merger—Transactions Related to the Merger—Third Party Sale.”

Q: Have the third party investors been identified?

A: No. Following the mailing of this proxy statement/prospectus to Tower stockholders, Canopius will offer its equity interest in Canopius Bermuda in a private placement to a group of yet-to-be identified institutional investors with whom the placement agents have a pre-existing relationship. There can be no assurance that the third party sale will be consummated. If the third party sale does not occur, or if it does not occur on terms and conditions acceptable to Tower, Tower will exercise its right to terminate the merger agreement and abandon the merger.

Q: What is the investment discount that third party investors will receive in the third party sale?

A: Tower expects that the third party investors will only effect the third party sale on terms that include certain economic concessions to such investors reflecting a negotiated discount to the fair market value of Tower’s common stock as of a relevant pricing date (such discount is referred to in this proxy statement/prospectus as the investment discount). This investment discount, which will be determined through arm’s-length negotiations with the third party investors, will not affect the purchase price paid by such third party investors for Canopius Bermuda but will instead be included as a factor in the formula used to determine the per share merger consideration in the merger. The magnitude of the discount is a result of a number of criteria, which include, but are not limited to, (i) the size of the sale, (ii) the context of the private placement and (iii) the liquidity of the shares following the transaction, including any potential periods when an investor’s ability to freely trade such acquired shares may be restricted. Such discounts are typical in follow-on offerings for public companies, and tend to be somewhat greater for private placements for public entities. Tower and Canopius Bermuda believe that the third party investors may view this investment as having some similarities to those transactions. As a result, the investment discount will have a dilutive effect on current Tower stockholders by reducing the amount of stock such stockholders will receive in the merger and therefore increasing the percentage ownership of the third party investors in Tower Ltd. following the merger. Because the third party sale has not occurred as of the date of this proxy statement/prospectus, no assurances can be given as to what investment discount the third party investors will require in order to effect the third party sale. See “Risk Factors—Risks Related to the Merger—Existing Tower stockholders will own a smaller share of Tower Ltd. following completion of the merger.”

Q: What are Tower’s reasons for the merger?

A: Tower believes that the merger is likely to result in significant strategic and financial benefits to Tower Ltd., which would accrue to the Tower stockholders as shareholders of Tower Ltd., including that, among other reasons, (i) the merger will create a more efficient global, diversified specialty insurance company that supports Tower’s expansion plans, (ii) Tower Ltd. is expected to have improved profitability and financial strength, (iii) the merger will strengthen the combined group’s competitive position and support growth opportunities and (iv) the establishment of a Bermuda domicile will provide Tower with an international platform with access to U.S., Bermuda and Lloyd’s markets. Tower anticipates that the expected benefits from the combination of the businesses of Canopius Bermuda and Tower will create more value for the Tower stockholders in the long term than Tower could create as a standalone business. See “The Merger—Tower’s Reasons for the Merger and Recommendations of Tower’s Board of Directors.” In addition, Tower believes that the uncertainties, risks and potentially negative factors relevant to the transactions contemplated by the merger agreement were outweighed by the potential benefits that the Tower and the Tower stockholders are expected to achieve as a result of the merger. These uncertainties, risks and potentially negative factors include (i) that current Tower stockholders will own a smaller share of Tower Ltd. following completion of the merger relative to their current ownership percentage of Tower, (ii) failure to consummate the merger could negatively impact the stock price and the future business and financial results of Tower, (iii) risks related to the tax consequences of the merger, including the fact that U.S. non-exempt shareholders will be subject to U.S. federal income tax on their exchange of shares, (iv) the diversion of Tower Ltd. management’s attention to integration of operations and corporate and administrative infrastructures, (v) difficulties in achieving anticipated business opportunities and growth prospects from combining the business of Canopius Bermuda with that of Tower and (vi) challenges in keeping existing insureds and cedents and obtaining new insureds and cedents. See “Risk Factors.”

Q: What will Tower stockholders receive in the merger?

A: At the effective time, among other things, each issued and outstanding share of Tower common stock that you own will be cancelled and converted automatically into the right to receive a number of common shares of Tower Ltd. equal to the stock conversion number (together with any cash paid in lieu of fractional shares, referred to as the merger consideration).

“Stock conversion number” means the quotient obtained by dividing (x) the closing price per share of Tower common stock on NASDAQ on the pricing date of the third party sale by (y) the adjusted Canopius Bermuda price per share.

“Adjusted Canopius Bermuda price per share” means the quotient obtained by dividing (i) the sum of (a) the target TNAV amount, (b) the value of the retained business (determined in accordance with the MTA), (c) the aggregate amount of the placement fees received by the placement agents in connection with the third party sale and (d) the aggregate amount, expressed in dollars, equal to the absolute value of the discount from the closing price of Tower’s common stock on the pricing date of the third party sale, or on another reasonably current date (as agreed by Tower, Canopius Bermuda and the third party investors), that Tower, Canopius Bermuda and the third party investors have agreed is necessary in order to effect the third party sale, by (ii) the aggregate number of Canopius Bermuda common shares sold in the third party sale.

“Target TNAV amount” means the amount that Tower specifies in a written notice delivered to Canopius prior to the signing date of the purchase and sale agreements for the third party sale, as the target amount of the tangible net asset value of Canopius Bermuda as of the closing date of the third party sale.

For an illustration of the determination of the stock conversion number please see the table on page 45 in the section “The Merger—Illustrative Examples of Stock Conversion Number.”

See “Risk Factors—Risks Related to the Merger—Existing Tower stockholders will own a smaller share of Tower Ltd. following completion of the merger.”

Q: Given that the stock conversion number is based on certain factors that are not known at this time, is there a range outside of which Tower will not consummate the merger?

A: Yes. Tower will not consummate the merger if the former stockholders and optionholders of Tower, as well as holders of Tower’s convertible senior notes, could own 80% or more or less than 76% of the fully diluted capital stock of Tower Ltd. immediately following the effective time.

Tower believes that the merger is less desirable from a business perspective outside of this 76-80% ownership range and has committed not to consummate the merger if the ownership of Tower Ltd. by the former stockholders and optionholders of Tower, as well as holders of Tower’s convertible notes, could fall outside of such range immediately following the effective time. For instance, Tower believes that ownership by such parties of 80% or more of the fully diluted capital stock of Tower Ltd. could result in certain adverse tax consequences. See “Risk Factors—Risks Related to the Tax Consequences of the Merger—The merger may have adverse U.S. federal income tax consequences on Tower Ltd. under certain circumstances.” Conversely, the larger the percentage of Tower Ltd. common shares owned by the third party investors following the merger, the more dilutive the merger will be for current Tower stockholders. See “Risk Factors—Risks Related to the Merger—Existing Tower stockholders will own a smaller share of Tower Ltd. following completion of the merger.”

The merger will result in Tower stockholders and optionholders receiving between 44,414,037 and 56,100,724 common shares of Tower Ltd., which range is based on the 76-80% permitted ownership range discussed above and the resultant stock conversion number ranging from approximately 0.9596 to 1.2121. However, Tower stockholders voting on the merger will not know at the time of the special meeting the exact number of common shares of Tower Ltd. they will receive as merger consideration.

Q: What is the effect of the third party sale on the stock conversion number?

A: The investment discount received by the third party investors and the 5% placement fee paid to the placement agents in connection with the third party sale will have a dilutive impact on the ownership percentage of Tower stockholders in Tower Ltd. following the merger.

Q: How are Tower stock options treated in the merger?

A: At the effective time, each outstanding option to acquire Tower common stock, whether vested or unvested and whether granted under Tower’s 2004 Long-Term Equity Compensation Plan (which, as amended and restated, effective May 15, 2008, is referred to in this proxy statement/prospectus as the Long-Term Equity Plan) or otherwise, will automatically vest and become free of any forfeiture conditions and will constitute a fully vested option to acquire, on the same terms and conditions (other than vesting and performance conditions) as were applicable to such Tower stock option immediately prior to the merger, that number (rounded down to the nearest whole number) of Tower Ltd. common shares determined by multiplying (a) the number of shares of Tower common stock subject to such option immediately prior to the effective time by (b) the stock conversion number. The per share exercise price for Tower Ltd. common shares issuable upon exercise of such Tower Ltd. options will be an amount (rounded up to the nearest cent) equal to (i) the exercise price per share of Tower common stock at which the assumed Tower stock options were exercisable immediately prior to the effective time divided by (ii) the stock conversion number.

Q: How are shares of Tower restricted stock treated in the merger?

A: At the effective time, each outstanding share of Tower restricted stock that is outstanding and subject to vesting or forfeiture conditions, whether granted under the Long-Term Equity Plan or otherwise, will automatically vest and become free of any forfeiture conditions and be converted into the right to receive, as soon as reasonably practicable after the effective time, the merger consideration attributable to such share of restricted stock, without interest.

Q: What effect will the merger have on Tower’s convertible notes?

A: On September 20, 2010, Tower issued $150 million aggregate principal amount of 5.00% Convertible Senior Notes scheduled to mature on September 15, 2014, which are referred to in this proxy statement/prospectus as the convertible notes, pursuant to an indenture with U.S. Bank National Association, as trustee, which is referred to in this proxy statement/prospectus as the convertible note indenture. The convertible note indenture, including the form of convertible note, and the convertible note hedging transactions entered into by Tower in connection therewith, were filed as an exhibit to Tower’s Current Report on Form 8-K on September 20, 2010 and are incorporated herein by reference.

Among other consequences, consummation of the merger will constitute a “make-whole fundamental change” under the terms of the convertible note indenture, which will entitle the holders of the convertible notes to elect to convert all or a portion of their notes within three business days following satisfaction of the conversion procedures at an increased conversion rate for the merger consideration. See “The Merger—Treatment of Tower Convertible Senior Notes” and “Risk Factors—Risks Related to the Merger—Conversion of the convertible notes may dilute the ownership interest of existing Tower stockholders in Tower Ltd.”

Any common shares of Tower Ltd. issued upon conversion of the convertible notes will not be registered under the registration statement of which this prospectus/proxy statement is a part. Tower expects, but is not required to, file a resale registration statement covering such shares following the merger.

Q: Will appraisal rights be available for dissenting Tower stockholders?

A: Appraisal rights are not available to Tower stockholders in connection with the merger.

Q: When is the merger expected to be completed?

A: As of the date of this proxy statement/prospectus, the merger is expected to be completed in the last quarter of 2012. However, no assurance can be provided as to when or if the merger will occur. The required vote of Tower stockholders to adopt the merger agreement and approve the merger at the special meeting, as well as the necessary regulatory consents and approvals, must first be obtained and certain other conditions specified in the merger agreement must be satisfied or, to the extent permissible, waived.

Q: How will the combined company be managed?

As of the date of this proxy statement/prospectus, Tower expects that the executive officers of Tower Ltd. following the completion of the merger will initially consist of the current senior management team of Tower, led by Michael H. Lee, who is currently serving as the Chairman of the Board of Directors, President and Chief Executive Officer of Tower.

Q: What will be the composition of the Tower Ltd. Board of Directors following the merger?

A: As of the date of this proxy statement/prospectus, Tower expects that each of its current directors will become directors of Tower Ltd. However, as of the date of this proxy statement/prospectus, a final determination as to who will be appointed to the Tower Ltd. Board of Directors has not been made and the requisite corporate action to appoint the persons who will serve as directors of Tower Ltd. following the completion of the merger has not been effected; accordingly, the persons who will serve as directors of Tower Ltd. following the completion of the merger may differ from the persons currently expected to serve in such capacity.

Q: Why is my vote important?

A: If you do not submit a proxy or vote in person at the special meeting, it will be more difficult for Tower to obtain the necessary quorum to hold the meeting. Your failure to submit a proxy or to vote in person will have the same effect as a vote against the merger proposal. If you hold your shares through a broker, your broker will not be able to cast a vote on the adoption of the merger agreement without instructions from you.

Q: What constitutes a quorum for the special meeting?

A: A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present at the special meeting in person or represented by proxy. On the record date, there were 38,376,707 shares of Tower common stock outstanding and entitled to vote.

Q: How many votes are needed to approve each proposal?

A: The affirmative vote of the holders of a majority of the shares of Tower common stock outstanding on the record date for the special meeting is required for approval of Proposal 1. Approval of Proposal 2, which is being made on an advisory basis, requires an affirmative vote from the holders of a majority of the outstanding shares of Tower common stock present in person or represented by proxy at the special meeting and entitled to vote, although such vote will not be binding on Tower. The affirmative vote of the holders of a majority of the shares of Tower common stock present in person or represented by proxy and entitled to vote at the special meeting is required to approve each other matter to be acted on at the special meeting, including in the case of Proposal 3 to adjourn the special meeting to solicit additional proxies in favor of Proposal 1.

Q: Why am I being asked to approve, on a non-binding advisory basis, certain merger-related compensatory arrangements between Tower and its named executive officers?

A: Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, which is referred to in this proxy statement/prospectus as the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, as amended, which is referred to in this proxy statement/prospectus as the Exchange Act, Tower stockholders are entitled to vote to approve, on an advisory basis, the compensation of the named executive officers of Tower that is based on or otherwise relates to the merger as disclosed in this proxy statement/prospectus, which compensation is referred to in this proxy statement/prospectus as the merger-related compensation. The terms of the merger-related compensation subject to such advisory vote are described in this proxy statement/prospectus under “The Merger—Golden Parachute Compensation.” See “Stockholder Advisory Vote on Certain Compensatory Arrangements.”

The affirmative vote of the holders of a majority of the outstanding shares of Tower common stock represented and voting either in person or by proxy at the special meeting and entitled to vote is required for approval of the proposal to approve the merger-related compensation. However, because the vote on this proposal is advisory, it will not be binding on the Tower Board of Directors. The merger-related compensation is an obligation of Tower to each of the named executive officers of Tower. Thus, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved. For a more complete discussion of the compensation that Tower’ named executive officers may receive in connection with the merger, see “The Merger—Interests of Certain Persons in the Merger—Management—Tower—Merger-Related Compensation” and “Stockholder Advisory Vote on Certain Compensatory Arrangements.”

Q: Who can vote at the special meeting?

A: Only stockholders of record of Tower at the close of business on November 7, 2012 will be entitled to vote at the special meeting. If on November 7, 2012 your shares were registered directly in your name with Tower’s transfer agent, American Stock Transfer and Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the special meeting or vote by proxy. Whether or not you plan to attend the special meeting, Tower urges you to vote by proxy over the telephone or on the internet as instructed below, or fill out and return a proxy card.

If on November 7, 2012 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

Q: What are the voting recommendations of the Tower Board of Directors?

A: After careful consideration, the Tower Board of Directors has approved and declared advisable the merger agreement. The Tower Board of Directors recommends that you vote your shares:

•	“For” approval of the adoption of the merger agreement and approval of the merger (Proposal 1);

•

“For” approval, on an advisory basis, of certain compensatory arrangements between Tower and its named executive officers that are based on or otherwise relate to the merger, as described in this proxy statement/prospectus (Proposal 2); and

•

“For” adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger (Proposal 3).

Q: How many shares will Tower’s executive officers and directors be entitled to vote at the special meeting? Do you expect them to vote in favor of the proposals?

A: As of the record date, Tower’s executive officers and directors had the right to vote approximately 3,882,420 shares of Tower common stock, representing approximately 10.1% of the Tower common stock then outstanding and entitled to vote at the special meeting. Tower expects that its executive officers and directors will vote “For” each of the proposals described in the question above.

Q: What is the record date for the special meeting?

A: The record date for the special meeting is November 7, 2012, which is referred to in this proxy statement/prospectus as the record date. Only holders of Tower common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment thereof.

Q: What do I need to do now?

A: The parties urge you to read carefully this proxy statement/prospectus, including the annexes hereto and the documents incorporated by reference herein. You also may want to review the documents referenced under the section “Where You Can Find More Information” below and consult with your accounting, legal and tax advisors.

Q: How do I vote if I am a stockholder of record?

A: If you are a stockholder of record, you may vote in person at the special meeting, you may vote by proxy using the enclosed proxy card, or you may vote by proxy over the telephone or on the internet as instructed below. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy statement/prospectus along with voting instructions from that organization rather than from Tower. Simply follow the voting instructions provided by your broker, bank, or other agent to ensure that your vote is counted.

•	To vote in person, come to the special meeting and Tower will give you a ballot when you arrive.

•

To vote by telephone, dial toll free 1-800-690-6903 within the United States, U.S. territories, and Canada using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on [—] to be counted.

•

To vote through the internet, go to www.proxyvote.com and follow the instructions provided. Your vote must be received by 11:59 p.m. Eastern time on [—] to be counted. If you vote over the internet, please do not return your proxy card.

•

To vote using a proxy card, simply complete, sign and date the enclosed proxy card and return it in the envelope provided. If you return your proxy card to Tower before the special meeting, the proxy holders will vote your shares as you direct.

Q: If my shares are held in “street name” by my bank, broker or other agent will my bank, broker or other agent vote my shares for me?

A: Only if you provide your bank, broker or other agent with instructions on how to vote your shares. If you do not provide the organization that holds your shares with specific instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of elections for the special meeting that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a broker non-vote. When Tower’s inspector of elections tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be counted toward the vote total for any proposal. Tower expects that each of the proposals presented at the special meeting will be considered non-routine matters, so Tower encourages you to provide voting instructions to the organization that holds your shares to ensure that your vote is counted on all two proposals.

Q: How many votes do I have?

A: On each matter to be voted upon, you have one vote for each share of Tower common stock you own as of November 7, 2012.

Q: Can I change my vote after submitting my proxy?

A: Yes. You can revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to the Tower Group, Inc.’s Secretary at 120 Broadway, 31st Floor, New York, New York 10271.

•	You may attend the special meeting and vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

Your most recent proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Q: What if I abstain from voting or do not vote?

A: If you are a Tower stockholder, and if you do not provide your bank or broker with instructions on how to vote your street name shares, your bank or broker will not be permitted to vote them unless your bank or broker already has discretionary authority to vote such street name shares. Also, if your bank or broker has indicated on the proxy that it does not have discretionary authority to vote such street name shares, your bank or broker will not be permitted to vote them. Either of these situations results in a broker non-vote.

Q: What happens if I sell my shares of Tower common stock after the record date but before the special meeting?

A: If you transfer your Tower common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive any Tower Ltd. common shares or cash in exchange for your former shares of Tower common stock if and when the merger is completed. In order to receive Tower Ltd. common shares and cash in exchange for your shares of Tower common stock, you must hold your Tower common stock through the completion of the merger.

Q: Should I send in my stock certificates now?

A: No. Tower stockholders should keep their existing stock certificates at this time. After the proposed merger is completed, you will receive written instructions for exchanging your Tower stock certificates and receiving the merger consideration.

Q: Do I have to take any action now to exchange my shares held in book-entry form?

A: No. Tower stockholders who hold their shares in book-entry form will receive written instructions for exchanging your beneficial interest and receiving the merger consideration.

Q: How can I find out the results of the voting at the special meeting?

A: Tower expects to make a public announcement of the preliminary voting results as soon as practicable following the special meeting. Final voting results are expected to be published in a current report on Form 8-K filed by Tower with the SEC on or before the fourth business day following the special meeting. If final voting results are not available to Tower in time to file a Form 8-K within four business days following the special meeting, Tower intends to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to Tower, file an additional Form 8-K to publish the final results.

Q: Will Tower hold an annual meeting in 2013? If so, when are stockholder proposals due for that meeting?

A: If the merger is completed, Tower will become an indirect wholly owned subsidiary of Tower Ltd. and will not have any public stockholders. As a result, there will be no public participation in any future meeting of Tower stockholders. However, if the merger is not completed or if Tower is otherwise required to do so under applicable law, Tower will hold an annual meeting of stockholders in 2013. In addition, if the merger is completed in a timely manner, it is expected that Tower Ltd. will hold an annual general meeting of shareholders in 2013. For more information regarding the Tower Ltd. annual general meeting of shareholders, please see “Management and Other Information of Tower Ltd.—Directors of Tower Ltd.”

In the event that Tower holds an annual meeting of stockholders in 2013, stockholders may submit proposals on matters appropriate for stockholder action at meetings of its stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in Tower’s proxy materials relating to its 2013 annual meeting of stockholders, if held, all applicable requirements of Rule 14a-8 must be satisfied and, pursuant to Rule 14a-8, such proposals must be received by Tower no later than November 19, 2012. Such proposals should be delivered to Tower Group, Inc., 120 Broadway, 31st Floor, New York, NY 10271 Attention: Secretary.

If the merger is not completed, Tower’s Corporate Governance and Nominating Committee will consider candidates for Director recommended by any stockholder who (a) has been a continuous record owner of at least 2% of Tower’s common stock for at least one year prior to submission and (b) provides a written statement that the holder intends to continue ownership of the shares through the stockholders meeting. Such recommendations or other proposals of business to be considered by the stockholders must be made by written notice addressed to the Secretary of Tower no more than 120 days and no fewer than 90 days prior to the anniversary of the date of the previous year’s annual meeting of stockholders and in any event at least 45 days prior to the first anniversary of the date on which Tower first mailed its proxy materials for the previous year’s annual meeting of stockholders. Consequently, any such recommendation for Director or other proposal for consideration by the stockholders with respect to the Company’s 2013 annual meeting of stockholders must be made no earlier than January 3, 2013 and no later than February 2, 2013. Tower also advises you to review its amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Q: Are there risks associated with the merger that I should consider in deciding how to vote?

A: Yes. There are a number of risks related to the merger and the other transactions contemplated by the merger agreement that are discussed in this proxy statement/prospectus and in other documents incorporated by reference or referred to in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” and in the Tower SEC filings referred to in “Where You Can Find More Information” below.

Q: Will a proxy solicitor be used?

A: Yes. Tower has engaged the proxy advisor Georgeson Inc. for a fee of $9,500 and reimbursement of certain expenses, to assist in the solicitation of proxies. Tower will bear the entire cost of soliciting proxies from Tower stockholders.

Q: Who can help answer my questions?

A: If you have any questions about the proposed transactions, need assistance in voting your shares, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

Tower Group, Inc.

120 Broadway (31st Floor)

New York, NY 10271

Attention: Secretary

Telephone No: (212) 655-2000

Q: Where can I find more information about Tower?

A: You can find more information about Tower from the various sources described under “Where You Can Find More Information” below.

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the annexes and the documents incorporated by reference, to fully understand the proposed transactions and the voting procedures for the special meeting. See also the section entitled “Where You Can Find More Information” beginning on page 181 of this proxy statement/prospectus. The page references have been included in this summary to direct you to a more complete description of the topics presented below.

All references in this proxy statement/prospectus to Tower refer to Tower Group, Inc., a Delaware corporation; all references in this proxy statement/prospectus to Canopius Bermuda refer to Canopius Holdings Bermuda Limited, an exempted company formed under the laws of Bermuda; all references in this proxy statement/prospectus to Tower Ltd. refer to Canopius Bermuda following the completion of the merger; all references in this proxy statement/prospectus to Tower Ltd. common shares refer to the common shares of Canopius Bermuda following completion of the merger; all references in this proxy statement/prospectus to Canopius refer to Canopius Group Limited, a Guernsey, Channel Islands company; all references in this proxy statement/prospectus to Delaware Purchaser refer to Canopius Mergerco, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Canopius Bermuda; all references in this proxy statement/prospectus to Merger Sub refer to Condor 1 Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Delaware Purchaser; all references to the original merger agreement refer to the Agreement and Plan of Merger, dated as of July 30, 2012, among Tower, Canopius Bermuda, Delaware Purchaser and Merger Sub, a copy of which is included as Annex A-1 to this proxy statement/prospectus; all references to the amendment refer to Amendment No. 1 to the Agreement and Plan of Merger, dated as of November 8, 2012, among Tower, Canopius Bermuda, Delaware Purchaser and Merger Sub, a copy of which is included as Annex A-2 to this proxy statement/prospectus; all references to the merger agreement refer to the original merger agreement, as amended by the amendment; all references in this proxy statement/prospectus to the closing refer to the closing of the merger, and the date on which the closing occurs is referred to as the closing date; all references in this proxy statement/prospectus to the effective time refer to the effective time of the consummation of the merger, which will occur when the certificate of merger is filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the parties and specified in the certificate of merger) immediately following the closing; and all references in this proxy statement/prospectus to the MTA refer to the Master Transaction Agreement, dated as of April 25, 2012, among Tower, Canopius, Canopius Bermuda and Delaware Purchaser, as amended, a copy of which is included as Annex B to this proxy statement/prospectus.

The Companies. (Page 93)

Tower Group, Inc.

120 Broadway (31st Floor)

New York, New York 10271

(212) 655-2000

Tower Group, Inc., or Tower, is a Delaware corporation formed in 1996, with its headquarters in New York, New York. Tower’s common stock is currently listed on NASDAQ under the ticker symbol “TWGP.” Through its insurance subsidiaries, Tower offers a broad range of commercial, specialty and personal property and casualty insurance products and services to businesses in various industries and to individuals throughout the United States. As a result of the merger, Tower will become an indirect wholly owned subsidiary of Tower Ltd. and will be delisted from NASDAQ.

Canopius Holdings Bermuda Limited

Atlantic House

11 Par-La-Ville Road

Hamilton HM11

Bermuda

(441) 292-9905

Canopius Holdings Bermuda Limited, or Canopius Bermuda, is a privately-held exempted company formed under the laws of Bermuda in 2007. Canopius Bermuda is a wholly owned subsidiary of Canopius Group Limited, a privately-owned insurance holding company domiciled in Guernsey, Channel Islands, which is referred to in this proxy statement/prospectus as Canopius. Canopius Bermuda is the direct holding company of Canopius Bermuda Limited, or CBL, a Class 3A Bermuda reinsurance company. CBL currently writes structured reinsurance treaty business and provides capital support to Canopius’s underwriting operations at Lloyd’s of London, which is referred to as Lloyd’s.

On August 20, 2012, Canopius, through an amalgamation of its wholly owned subsidiary, Canopius Holdings Limited, with Omega Insurance Holdings Limited, a Bermuda exempted company, which is referred to herein as Omega, acquired Omega, including Omega’s subsidiaries (i) Omega Underwriting Agents Limited (the managing agent of Lloyd’s Syndicate 958), a United Kingdom company, (ii) Omega Specialty Insurance Company Limited, a Bermuda domiciled reinsurance company, (iii) Omega US Holdings, Inc., a Delaware corporation, and (iv) Omega US Insurance, Inc., a Delaware domiciled stock property and casualty insurance company. The amalgamated entity and its subsidiaries are not now and have never been subsidiaries of Canopius Bermuda.

Following the restructuring, it is expected that CBL will continue to participate in Canopius’s Lloyd’s business through quota share reinsurance and will provide reinsurance to third party cedents.

Effective immediately prior to the consummation of the merger, Canopius will sell 100% of its equity ownership of Canopius Bermuda to a group of yet-to-be identified third party investors, who will be the sole shareholders of Canopius Bermuda prior to the effective time. See “—Third Party Sale” below. Upon consummation of the merger, the former stockholders and optionholders of Tower, as well as holders of Tower’s convertible notes, will own less than 80% but greater than or equal to 76% of the fully diluted capital stock of Tower Ltd. and the third party investors in Canopius Bermuda will own less than or equal to 24% but greater than 20% of the fully diluted capital stock of Tower Ltd.

Concurrent with the completion of the merger, Canopius Bermuda will be renamed “Tower Group International, Ltd.” At and as of the effective time, Tower Ltd. will be a publicly traded company and its common shares are expected be listed on NASDAQ under the symbol “TWGP.”

Master Transaction Agreement. (Page 36)

In connection with Tower’s purchase of 10.7% of the issued and outstanding common share capital of Canopius, on April 25, 2012, Tower entered into a Master Transaction Agreement, which is referred to in this proxy statement/prospectus as the MTA, with Canopius Bermuda, Delaware Purchaser and Canopius. Upon the terms and subject to the conditions set forth in the MTA, Tower has the right to effect certain transactions with Canopius and its subsidiaries, including Tower’s right to merge with a newly formed subsidiary of Delaware Purchaser, exercisable in Tower’s sole discretion. The complete text of the MTA is attached to this proxy statement/prospectus as Annex B. Tower intends to maintain its 10.7% interest in Canopius following the merger.

Restructuring. (Page 37 and 95)

Prior to the effective time, Tower, Canopius and Canopius Bermuda will effect a restructuring of the insurance operations of Canopius Bermuda such that, as of the effective time, Canopius Bermuda will continue to own certain business and assets to be identified by the parties and will have transferred to Canopius all other business and assets of Canopius Bermuda. This restructuring of Canopius Bermuda prior to the effective time is referred to in this proxy statement/prospectus as the restructuring. The business retained by Canopius Bermuda in connection with the restructuring is referred to in this proxy statement prospectus as the retained business.

The retained business includes the loss reserves, loss adjustment reserves and unearned premium reserves, and the insurance and reinsurance obligations to which they relate, under all insurance and reinsurance contracts written by CBL before July 31, 2012 with unaffiliated parties. In addition, the retained business includes 100% of CBL’s quota share participation in the 2012, 2011 and 2010 underwriting year of account results of Syndicate 4444 pursuant to certain quota share reinsurance agreements to which CBL is a party, and the loss reserves, loss adjustment reserves and unearned premium reserves relating to such quota share participation; provided that certain percentages of such quota share participation will have been retroceded to an affiliate of Canopius other than CBL. All of CBL’s loss reserves, loss adjustment reserves and unearned premium reserves and the insurance and reinsurance obligations to which they relate, other than such reserves and obligations relating to the retained business, will be commuted, novated or retroceded to affiliates of Canopius, other than Canopius Bermuda or its subsidiaries.

Canopius has agreed in the MTA to indemnify Tower for all pre-closing liabilities of Canopius Bermuda and its subsidiaries, including CBL, other than insurance liabilities under the express terms of any insurance contract or reinsurance agreement constituting a part of the retained business. See “The Restructuring.”

As part of the restructuring, the ownership of all operating subsidiaries of Canopius Bermuda other than CBL will be transferred to another Canopius company, other than Canopius Bermuda and its subsidiaries.

Third Party Sale. (Page 38)

Effective immediately prior to the consummation of the merger, Canopius will sell 100% of its equity ownership of Canopius Bermuda in a private placement to a group of yet-to-be identified third party equity investors with whom the placement agents have a pre-existing relationship, referred to in this proxy statement/prospectus as the third party investors, who will be the sole shareholders of Canopius Bermuda prior to the effective time. The third party investors will pay Canopius an aggregate purchase price in cash equal to the sum of the target TNAV amount, plus such additional amount equal to the agreed value of the retained business. The sale to the third party investors for cash consideration permits Canopius to monetize its investment in Canopius Bermuda, which it is able to do because it has acquired Omega and therefore has a Bermuda-domiciled insurance company available for sale. This transaction is referred to as the third party sale and will be conducted in a manner that is exempt from the registration requirements of the Securities Act pursuant to the so-called “Section 4(1 1/2)” exemption.

While the third party investors, in the aggregate, will own more than 20% but less than or equal to 24% of the outstanding shares of Tower Ltd. immediately following the effective time of the merger, Canopius Bermuda will impose controls on the initial private placement intended to ensure that each of the third party investors and its affiliates will own less than 5% of the outstanding shares of Tower Ltd., except for any existing stockholders of Tower that decide to participate in the third party sale and already own 5% or more of the outstanding shares of Tower common stock. In addition, Canopius Bermuda will impose controls on the initial private placement by reviewing investor subscription agreements to ensure that no third party investor will hold 10% or more of Tower Ltd. at the effective time of the merger. Each subscription agreement entered into in connection with the third party sale will contain a representation from the relevant investor that its purchase of shares of Canopius Bermuda will not cause it (taken together with its affiliates) to own the foregoing ownership thresholds of Tower Ltd. immediately following the merger. The subscription agreements will also specify that any breach of such representation will cause the sale of Canopius Bermuda shares to such investor to be void and of no effect. However, Tower Ltd. will not limit the ability of its shareholders (including the third party investors) to purchase additional shares in the secondary market following the effective time of the merger. To the extent that a third party investor acquires additional shares and thereby holds more than 5% of the outstanding shares of Tower Ltd. following the merger, such investor will be required to make the applicable Section 13 filing with the SEC pursuant to the Exchange Act.

The Merger. (Page 36)

Following completion of the third party sale described above, Merger Sub will merge with and into Tower, with Tower as the surviving corporation becoming an indirect wholly owned subsidiary of Tower Ltd. At the effective time, among other things, each issued and outstanding share of Tower common stock will be cancelled and converted automatically into the right to receive a number of common shares of Tower Ltd. equal to the stock conversion number.

“Stock conversion number” means the quotient obtained by dividing (x) the closing price per share of Tower common stock on NASDAQ on the pricing date of the third party sale by (y) the adjusted Canopius Bermuda price per share.

“Adjusted Canopius Bermuda price per share” means the quotient obtained by dividing (i) the sum of (a) the target TNAV amount, (b) the value of the retained business (determined in accordance with the MTA), (c) the aggregate amount of the placement fees received by the placement agents in connection with the third party sale and (d) the aggregate amount, expressed in dollars, equal to the absolute value of the discount from the closing price of Tower’s common stock on the pricing date of the third party sale, or on another reasonably current date (as agreed by Tower, Canopius Bermuda and the third party investors), that Tower, Canopius Bermuda and the third party investors have agreed is necessary in order to effect the third party sale (referred to as the third party discount), by (ii) the aggregate number of Canopius Bermuda common shares sold in the third party sale.

“Target TNAV amount” means the amount that Tower specifies in a written notice delivered to Canopius prior to the signing date of the purchase and sale agreements for the third party sale, as the target amount of the tangible net asset value of Canopius Bermuda as of the closing date of the third party sale.

The stock conversion number, the adjusted Canopius Bermuda price per share and the target TNAV amount are not known at this time and will not be known until after the pricing date of the third party sale, which is after the date of this proxy statement/prospectus. Many unknown factors are used in calculating the stock conversion number, the adjusted Canopius Bermuda price per share and the target TNAV amount, including (i) the value of the retained business, (ii) the closing price per share of Tower common stock on NASDAQ on the pricing date of the third party sale and (iii) the investment discount received by the third party investors in the third party sale. See “Risk Factors—Risks Related to the Merger—Existing Tower stockholders will own a smaller share of Tower Ltd. following completion of the merger.”

Notwithstanding these unknown factors, however, Tower will not consummate the merger if the former stockholders and optionholders of Tower, as well as holders of Tower’s convertible senior notes, could own 80% or more or less than 76% of the fully diluted capital stock of Tower Ltd. immediately following the effective time. Tower believes that the merger is less desirable from a business perspective outside of this 76-80% ownership range and has committed not to consummate the merger if the ownership of Tower Ltd. by the former stockholders and optionholders of Tower, as well as holders of Tower’s convertible notes, could fall outside of such range immediately following the effective time. For instance, Tower believes that ownership by such parties of 80% or more of the fully diluted capital stock of Tower Ltd. could result in certain adverse tax consequences. See “Risk Factors—Risks Related to the Tax Consequences of the Merger—The merger may have adverse U.S. federal income tax consequences on Tower Ltd. under certain circumstances.” Conversely, the larger the percentage of Tower Ltd. common shares owned by the third party investors following the merger, the more dilutive the merger will be for current Tower stockholders. See “Risk Factors—Risks Related to the Merger—Existing Tower stockholders will own a smaller share of Tower Ltd. following completion of the merger.”

The merger will result in Tower stockholders and optionholders receiving between 44,414,037 and 56,100,724 common shares of Tower Ltd., which range is based on the 76-80% permitted ownership range discussed above and the resultant stock conversion number ranging from approximately 0.9596 to 1.2121. However, Tower stockholders voting on the merger will not know at the time of the special meeting the exact number of common shares of Tower Ltd. they will receive as merger consideration.

Post-Merger Management of Tower. (Page 71)

Pursuant to the merger agreement, the directors of Tower Ltd. immediately following the effective time will be designated by Tower. As of the date of this proxy statement/prospectus, Tower expects that each of its current directors will become directors of Tower Ltd. However, a final determination as to who will be appointed to the Tower Ltd. Board of Directors has not been made as of the date of this proxy statement/prospectus and the requisite corporate action to appoint the persons who will serve as directors of Tower Ltd. following the completion of the merger has not been effected; accordingly, the persons who will serve as directors of Tower Ltd. following the completion of the merger may differ from the persons currently expected to serve in such capacity.

In addition, pursuant to the merger agreement, the executive officers of Tower Ltd. immediately following the effective time will be designated by Tower. As of the date of this proxy statement/prospectus, Tower expects that the executive officers of Tower Ltd. following the completion of the merger will initially consist of the current senior management team of Tower, led by Michael H. Lee, who is currently serving as the Chairman of the Board of Directors, President and Chief Executive Officer of Tower.

Tower’s Reasons for the Merger. (Page 54)

In reaching its conclusion to approve the merger agreement, the Tower Board of Directors reviewed a significant amount of information and considered a number of factors in its deliberations and concluded that the merger is likely to result in significant strategic and financial benefits to Tower Ltd., which would accrue to the Tower stockholders, as shareholders of Tower Ltd., including that:

•	the merger will create a more efficient global, diversified specialty insurance company that supports Tower’s expansion plans;

•	the merger will create a more efficient international holding company structure;

•

the combination of Tower’s and Canopius Bermuda’s businesses through the merger will result in a diversified product platform consisting of commercial, specialty and personal lines, reinsurance and international specialty products;

•	the establishment of a Bermuda domicile will provide Tower with a strategic international platform with access to U.S., Bermuda and Lloyd’s markets;

•	Tower Ltd. is expected to have improved profitability and financial strength;

•	the merger will strengthen the combined group’s competitive position and will support growth opportunities;

•	Bermuda provides Tower with a better business platform to grow its existing and newly created businesses;

•	the merger improves the profitability of new assumed reinsurance business from insurance companies in the U.S. and Lloyds’ syndicates; and

•

the abilities and international experience of the insurance professionals expected to be employed by CBL will complement the strengths of Tower’s personnel and expand the international reach of the combined group.

In addition, Tower believes that the uncertainties, risks and potentially negative factors relevant to the transactions contemplated by the merger agreement were outweighed by the potential benefits that the Tower and the Tower stockholders are expected to achieve as a result of the merger. These uncertainties, risks and potentially negative factors include (i) that current Tower stockholders will own a smaller share of Tower Ltd. following completion of the merger relative to their current ownership percentage of Tower, (ii) failure to consummate the merger could negatively impact the stock price and the future business and financial results of Tower, (iii) risks related to the tax consequences of the merger, including the fact that U.S. non-exempt shareholders will be subject to U.S. federal income tax on their exchange of shares, (iv) the diversion of Tower Ltd. management’s attention to integration of operations and corporate and administrative infrastructures, (v) difficulties in achieving anticipated business opportunities and growth prospects from combining the business of Canopius Bermuda with that of Tower and (vi) challenges in keeping existing insureds and cedents and obtaining new insureds and cedents. See “Risk Factors.”

Recommendations of Tower’s Board of Directors. (Page 54)

After careful consideration, the Tower Board of Directors has unanimously approved and declared advisable the merger agreement. The Tower Board of Directors has adopted resolutions approving the merger agreement and the merger, recommending that the holders of Tower common stock vote to adopt the merger agreement and approve the merger and directing that the merger agreement and merger be submitted to a vote of the Tower stockholders. The Tower Board of Directors recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger, and “FOR” the other proposals described in this proxy statement/prospectus.

Opinion of Barclays to the Tower Board of Directors. (Page 57)

Tower engaged Barclays Capital Inc., which is referred to in this proxy statement/prospectus as Barclays, to render an opinion with respect to the fairness, from a financial point of view, of the merger consideration to be offered to Tower’s stockholders in the transaction.

The full text of Barclays’ written opinion, dated as of November 6, 2012, is attached as Annex F to this proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. Tower’s stockholders are encouraged to read the opinion carefully in its entirety.

Selected Historical Financial Data. (Pages 108 and 109)

The selected historical financial data of Tower required to be contained in this proxy statement/prospectus is incorporated by reference to Tower’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, and Tower’s Quarterly Report on Form 10-Q for the period ended September 30, 2012, filed with the SEC on November 9, 2012.

The selected historical financial data of Canopius Bermuda required to be contained in this proxy statement/prospectus, which begins on page 109, does not take into consideration the restructuring transactions effected prior to the effective time, which transactions will have a material impact on the financial condition and results of operations of Canopius Bermuda following the effective time. Accordingly, such selected historical financial data should only be read in combination with the quantitative and qualitative descriptions of the restructuring contained in this proxy statement/prospectus, including the unaudited pro forma condensed consolidated financial information beginning on page 121, which gives effect to the restructuring. You are strongly encouraged to read “The Restructuring” and “Unaudited Pro Forma Condensed Consolidated Financial Information.”

Unaudited Pro Forma Condensed Consolidated Financial Information. (Page 121)

The unaudited pro forma condensed consolidated financial information contained in this proxy statement/prospectus, which begins on page 121, is based on the historical financial statements of Tower and Canopius Bermuda, and gives effect to (i) the restructuring of Canopius Bermuda, (ii) the third party sale of common stock of Canopius Bermuda and (iii) the merger of Merger Sub, a wholly-owned subsidiary of Canopius Bermuda, with and into Tower. Notwithstanding the legal form of the transactions, the unaudited pro forma financial information was prepared using the acquisition method of accounting with Tower, the legal acquiree, treated as the accounting acquirer and Canopius Bermuda, the legal acquirer, treated as the accounting acquiree (a reverse acquisition) and Canopius treated as the accounting seller.

The unaudited pro forma condensed consolidated balance sheet was prepared as if each of the transactions had occurred on September 30, 2012. The unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 2012 and the year ended December 31, 2011 were prepared as if each of the transactions had occurred on January 1, 2011.

The unaudited pro forma condensed consolidated financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single entity as of or for the periods presented. The unaudited pro forma condensed consolidated financial information should be read together with the historical condensed consolidated financial statements and related notes of Tower and Canopius Bermuda incorporated by reference into or included in this registration statement. See “Unaudited Pro Forma Condensed Consolidated Financial Information” beginning on page 121.

The Special Meeting of Tower Stockholders. (Page 1)

•	Date, Time & Place of the Special meeting

The special meeting will be held on [—], [—], 2012, at [—] [a.m.] local time at the Millenium Hilton Hotel, 55 Church Street, New York, New York 10007.

•	Proposals

There are three matters scheduled for a vote at the Tower special meeting:

•	Proposal to adopt the merger agreement and approve the merger (Proposal 1);

•

Proposal to approve, on an advisory basis, certain compensatory arrangements between Tower and its named executive officers that are based on or otherwise relate to the merger, as described in this proxy statement/prospectus (Proposal 2); and

•

Proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger (Proposal 3).

•	Record Date; Outstanding Shares; Shares Entitled to Vote

Only stockholders of record of Tower at the close of business on November 7, 2012 will be entitled to vote at the special meeting. On this record date, there were 38,376,707 shares of Tower common stock outstanding and entitled to vote. Each share of Tower common stock outstanding as of November 7, 2012 is entitled to one vote on each proposal and any other matter properly coming before the special meeting.

•	Stock Ownership and Voting by Tower’s Directors and Officers

As of the record date, Tower’s executive officers and directors, had the right to vote approximately 3,882,420 shares of Tower common stock, representing approximately 10.1% of the Tower common stock then outstanding and entitled to vote at the special meeting. Tower expects that its executive officers and directors, will vote “For” each of the proposals described above.

•	Vote Required

The affirmative vote of the holders of a majority of the shares of Tower common stock outstanding on the record date for the special meeting is required for approval of Proposal 1. Approval of Proposal 2, which is being made on an advisory basis, requires an affirmative vote from the holders of a majority of the outstanding shares of Tower common stock present in person or represented by proxy at the special meeting and entitled to vote, although such vote will not be binding on Tower. The affirmative vote of the holders of a majority of the outstanding shares of Tower common stock present in person or represented by proxy and entitled to vote at the special meeting is required to approve each other matter to be acted on at the special meeting, including in the case of Proposal 3 to adjourn the special meeting to solicit additional proxies in favor of Proposal 1.

The Tower Board of Directors recommends that Tower stockholders vote “For” each of the proposals set forth above.

Interests of Certain Persons in the Merger. (Page 71)

In considering the recommendation of the Tower Board of Directors, you should be aware that certain directors and officers of Tower and Canopius Bermuda may have interests in the proposed transactions that are different from, or in addition to, your interests as a Tower stockholder generally and which may create potential conflicts of interest. The Tower Board of Directors was aware of these interests and considered them when they adopted the merger agreement and approved the transactions contemplated thereby.

Certain U.S. Federal Tax Consequences of the Merger to U.S. Stockholders. (Page 79)

A U.S. stockholder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the fair market value of the merger consideration paid to such U.S. stockholder and the adjusted basis of the Tower common stock exchanged by such U.S. stockholder in the merger. However, in certain circumstances section 304 of the Internal Revenue Code of 1986, as amended (the “Code”) could cause the entire amount of the merger consideration paid to a U.S. stockholder to be treated as a dividend regardless of the gain realized on the merger. See “Material Tax Considerations—U.S. Federal Income Tax Considerations.”

No Appraisal Rights. (Page 108)

Appraisal rights are statutory rights under Delaware General Corporation Law, or the DGCL, that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to Tower stockholders in connection with the merger.

Regulatory Approvals Required. (Page 76)

Consummation of the merger and the transactions contemplated thereby, including the third party sale, by Tower, Canopius Bermuda, Delaware Purchaser and Merger Sub will require (i) the consent of, notification to, approval for or other authorization from the Bermuda Monetary Authority, the U.K. Financial Services Authority, Lloyd’s, the U.S. Federal Trade Commission and the U.S. Department of Justice, (ii) “Form A”

change of control, disclaimers of control or similar filings to the applicable insurance regulator in the various states of domicile or commercial domicile of Tower’s insurance subsidiaries and (iii) notification to other market or governmental authorities (including the Labuan Financial Services Authority, the Australian Securities and Investments Commission and the Monetary Authority of Singapore).

Listing of Tower Ltd. Common Shares on NASDAQ. (Page 108)

Canopius Bermuda common shares are not currently traded or quoted on a stock exchange or quotation system. The Tower Ltd. common shares are expected to be listed on The NASDAQ Global Select Market under the symbol “TWGP” following the merger.

Termination of the Merger Agreement. (Page 107)

Canopius Bermuda can terminate the merger agreement under certain circumstances, which would prevent the merger from being consummated. In addition, Tower has the right in its sole discretion at any time and for any or no reason to terminate the merger agreement and abandon the merger. In the event that Tower exercises its right to terminate the merger agreement, it will nonetheless be obligated to reimburse Canopius Bermuda and its affiliates for their reasonable out-of-pocket costs incurred in connection with negotiating, documenting and implementing the merger agreement and the transactions contemplated thereby to the extent that such costs exceed the $1,000,000 option exercise fee paid by Tower.

Conditions to Completion of the Merger. (Page 106)

Under the terms of the merger agreement, the closing date of the merger will be as specified by Tower in a written notice (referred to as the closing notice) to Canopius Bermuda, subject to the satisfaction or (to the extent permitted by applicable law) waiver by Canopius Bermuda, Delaware Purchaser and Merger Sub of certain conditions to their respective obligations to consummate the merger.

Although the merger agreement contains no conditions precedent to Tower’s obligations to consummate the merger, Tower will not proceed with the merger in the event that (i) the third party sale cannot be effected, or can only be effected on terms that would make the stock conversion number, and therefore the merger, unattractive to Tower, (ii) the adjusted Canopius Bermuda price per share declines to a point such that the third party investors would own 20% or less of the fully diluted capital stock of Tower Ltd. immediately following the effective time, (iii) Tower stockholders and optionholders, as well as holders of Tower’s convertible notes, would own less than 76% of the fully diluted capital stock of Tower Ltd. immediately following the effective time, (iv) the parties to the merger agreement fail to obtain the necessary regulatory approvals on terms acceptable to Tower, (v) Tower’s stockholders fail to adopt the merger agreement and approve the merger, (vi) Tower’s Board of Directors determine that the transactions contemplated by the merger agreement are not favorable to Tower or its stockholders and (vii) Tower has not received an opinion of a nationally recognized law firm, in form and substance satisfactory to Tower, to the effect that the merger should not cause Tower Ltd. to be treated as a domestic corporation under Section 7874(b) of the Internal Revenue Code of 1986, as amended. Tower has the explicit right in the merger agreement to terminate that agreement and not complete the merger at any time and for any or no reason prior to the effective time of the merger.

Accounting Treatment of the Merger. (Page 77)

The merger will be accounted for using the acquisition method of accounting, with Tower being treated as the accounting acquirer under U.S. GAAP. Accordingly, the assets and liabilities of Canopius Bermuda will be, as of the effective time, recorded at their respective fair values and added to those of Tower, including an amount for goodwill representing the difference between the acquisition consideration and the fair value of the identifiable net assets.

Restrictions on Resales. (Page 77)

All Tower Ltd. common shares received by Tower stockholders in the merger will be freely tradable, except that Tower Ltd. common shares received in the merger by persons who become affiliates of Tower Ltd. for purposes of Rule 144 under the Securities Act of 1933, as amended, which is referred to in this proxy statement/prospectus as the Securities Act, may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

Comparison of the Rights of Holders of Tower Common Stock and Tower Ltd. Common Shares. (Page 157)

The rights of Tower stockholders and the relative powers of the Tower Board of Directors are governed by the laws of the State of Delaware, including the DGCL, and Tower’s amended and restated certificate of incorporation and amended and restated bylaws, which are collectively referred to in this proxy statement/prospectus as the Tower organizational documents. As a result of the merger, the holders of Tower common stock will become holders of Tower Ltd. common shares and their rights will be governed by applicable Bermuda law, including the Bermuda Companies Act of 1981, which is referred to in this proxy statement/prospectus as the Companies Act, and by Tower Ltd.’s memorandum of association and amended and restated bye-laws. Following the merger, former Tower stockholders will have different rights as Tower Ltd. shareholders than they did as Tower stockholders. For a summary of the material differences between the rights of Tower stockholders and Tower Ltd. shareholders, please see “Description of Tower Ltd. Common Shares” and “Comparison of the Rights of Holders of Tower Common Stock and Tower Ltd. Common Shares.”

RISK FACTORS

Tower stockholders should consider carefully the following factors in evaluating whether to vote to adopt the merger agreement and approve the merger. These factors should be considered in conjunction with the other information included in or incorporated by reference into this proxy statement/prospectus, including the risks discussed in Tower’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, under the heading “Risk Factors.” See “Where You Can Find More Information.”

Risks Related to the Merger

Existing Tower stockholders will own a smaller share of Tower Ltd. following completion of the merger.

Several factors used in determining the per share merger consideration will have a dilutive impact on the ownership percentage of Tower stockholders in Tower Ltd. following the merger, including (i) the investment discount received by the third party investors in the third party sale, (ii) the 5% placement fee paid to the placement agents in connection with the third party sale, (iii) declines in the market value of Tower common stock and (iv) appreciation of the tangible net asset value of Canopius Bermuda prior to the effective time. Each of these factors may result in Tower stockholders owning a smaller share of Tower Ltd. following completion of the merger. However, Tower will not consummate the merger if the former stockholders and optionholders of Tower, as well as holders of Tower’s convertible notes, could own 80% or more or less than 76% of the fully diluted capital stock of Tower Ltd. immediately following the effective time. The percentage of noteholders that elect to convert their convertible notes will not be known until after the per share stock consideration for Tower stockholders has already been determined. See “—Conversion of the convertible notes may dilute the ownership interest of existing Tower stockholders in Tower Ltd.”

The table below shows the sensitivity of the stock conversion number and the Tower Ltd. common share ownership percentage of Tower stockholders to the price of Tower common stock and the adjusted Canopius Bermuda price per share using an illustrative range of prices. The actual price of Tower common stock and the adjusted Canopius Bermuda price per share may differ materially from those shown in the table below.

Illustrative Post-Merger Ownership of Tower Ltd.

	At $179,907,211 in Target TNAV or $14.85 Adjusted Canopius Bermuda Price Per Share(2)(3)
	Assuming no Conversion of Tower’s Convertible Notes		Assuming Conversion of Tower’s Convertible Notes
Tower Stock Price(1)	Stock Conversion Number	% of Tower Ltd. Owned by Tower Stockholders(4)	Stock Conversion Number	% of Tower Ltd. Owned by Tower Stockholders(5)

$16.90	1.1383x	76.1%	1.1383x	79.0%

$17.40	1.1720x	76.6%	1.1720x	79.4%

$17.90	1.2056x	77.1%	1.2056x	79.9%

(1)	The closing price per share of Tower common stock on NASDAQ on the pricing date of the third party sale.
(2)

“Adjusted Canopius Bermuda price per share” means the quotient obtained by dividing (i) the sum of (a) the target TNAV amount, (b) the value of the retained business, (c) the aggregate amount of the placement fees received by the placement agents in connection with the third party sale, which will be calculated at a fixed percentage of 5% of the total amount raised in the third party sale and (d) the aggregate amount, expressed in dollars, equal to the absolute value of the discount from the closing price of Tower’s common stock on the pricing date of the third party sale, or on another reasonably current date (as agreed by Tower, Canopius Bermuda and the third party investors), that Tower, Canopius Bermuda and the third party investors have agreed is necessary in order to effect the third party sale, by (ii) the aggregate number of Canopius Bermuda common shares sold in the third party sale. Illustrative Adjusted Canopius Bermuda price per share assumes a 5% discount for third party investors. Actual discount may be larger or smaller. See “The Merger—Illustrative Examples of Stock Conversion Number.”
(3)	Canopius Bermuda currently has 150,000,000 shares authorized and 100 shares issued and outstanding. Prior to the closing of the transaction and in conjunction with the restructuring, Canopius Bermuda intends to increase the number of its shares issued and outstanding. 14,025,737 reflects the current estimate of Canopius Bermuda’s post-restructuring outstanding shares.
(4)	Assumes for illustrative purposes 38,376,845 Tower common shares outstanding as of September 30, 2012 (and 855,530 options to purchase common shares). At some Tower share prices, holders of the convertible notes may decide to elect merger consideration. See “—Conversion of the convertible notes may dilute the ownership interest of existing Tower stockholders in Tower Ltd.”
(5)	Assumes for illustrative purposes 38,376,845 Tower common shares outstanding as of September 30, 2012 (and 855,530 options to purchase common shares) and 7,011,962 shares issued under exercise of the “make-whole fundamental change” provision as of September 30, 2012.

The historical financial statements of Canopius Bermuda included in this proxy statement/prospectus do not take into consideration the restructuring.

The historical financial statements of Canopius Bermuda included in this proxy statement/prospectus beginning on page F-1 and the selected historical financial data of Canopius Bermuda beginning on page 109 do not take into consideration the restructuring transactions effected prior to the effective time, which transactions will have a material impact on the assets, liabilities, cash flows and results of operations of Canopius Bermuda following the effective time. Accordingly, such financial statements and the related selected historical financial data should only be read in combination with the quantitative and qualitative descriptions of the restructuring contained in this proxy statement/prospectus, including the unaudited pro forma condensed consolidated financial information beginning on page 121, which gives effect to the restructuring. You are strongly encouraged to read “The Restructuring” and “Unaudited Pro Forma Condensed Consolidated Financial Information.”

Failure to consummate the merger could negatively impact the stock price and the future business and financial results of Tower.

If the merger is not consummated, the ongoing business of Tower may be adversely affected and, without realizing any of the benefits of having consummated the merger, Tower will be subject to a number of risks, including the following:

•

the current prices of Tower common stock may reflect a market assumption that the merger will occur, meaning that a failure to complete the merger could result in a decline in the price of Tower common stock;

•

matters relating to the merger (including integration planning) have required and will continue to require substantial commitments of time and resources by Tower management, which could otherwise have been devoted to other opportunities that may have been beneficial to Tower; and

•

Tower will be required to pay significant costs relating to the proposed merger, including legal, accounting, filing and possible other fees and mailing, financial printing and other expenses in connection with the transaction whether or not the merger is consummated.

If the merger is not consummated, these risks may materialize and may adversely affect Tower’s business, financial results and stock price.

The combination of the businesses currently conducted by Tower and Canopius Bermuda will create numerous risks and uncertainties, which could adversely affect Tower Ltd.’s operating results or prevent Tower Ltd. from realizing the expected benefits of the merger.

Strategic transactions like the merger create numerous uncertainties and risks and require significant efforts and expenditures. Tower will transition from a standalone public Delaware corporation to being part of a combined company organized in Bermuda. This combination will entail many changes, including the integration of Canopius Bermuda with Tower, and changes in systems and other operations. These activities are complex, and Tower Ltd. may encounter unexpected difficulties or incur unexpected costs, including:

•	the diversion of Tower Ltd. management’s attention to integration of operations and corporate and administrative infrastructures;

•	difficulties in achieving anticipated business opportunities and growth prospects from combining the business of Canopius Bermuda with that of Tower;

•	difficulties in the integration of operations and systems;

•	challenges in keeping existing insureds and cedents and obtaining new insureds and cedents; and

•	challenges in attracting and retaining key personnel.

If any of these factors impairs Tower Ltd.’s ability to integrate the operations of Tower with those of Canopius Bermuda successfully or on a timely basis, Tower Ltd. may not be able to realize the anticipated business opportunities and growth prospects from combining the businesses. In addition, Tower Ltd. may be required to spend additional time or money on integration that otherwise would be spent on the development and expansion of its business.

In addition, the market price of Tower Ltd. common shares may decline following the business combination, including if the integration of Tower and Canopius Bermuda is unsuccessful, takes longer than expected or fails to achieve financial benefits to the extent anticipated by financial analysts or investors, or the effect of the business combination on the financial results of the combined company is otherwise not consistent with the expectations of financial analysts or investors.

There may be unexpected delays in the consummation of the merger, which would delay Tower stockholders’ receipt of the merger consideration and could impact Tower’s ability to timely achieve contemplated cost savings associated with the merger.

The merger is expected to close in the last quarter of 2012. However, certain events may delay the consummation of the merger, including, without limitation, the inability to obtain required approval of Tower stockholders, the effectiveness of the registration statement of which this proxy statement/prospectus is a part and/or the ability to obtain regulatory approval of governmental and market authorities, including the Bermuda Monetary Authority, the U.K. Financial Services Authority, Lloyd’s and insurance regulators in various jurisdictions in the United States, among others. If these events were to occur, the receipt of shares of Tower Ltd. common stock by Tower stockholders would be delayed. In addition, a delay in the consummation of the merger could impact Tower Ltd.’s ability to timely realize cost savings associated with the merger.

As a result of the merger, Tower Ltd. will incur additional direct and indirect costs.

Tower Ltd. will incur additional costs and expenses in connection with and as a result of the merger. These costs and expenses include professional fees to comply with Bermuda corporate and tax laws and financial reporting requirements, costs and expenses incurred in connection with holding meetings of the Tower Ltd. Board of Directors and certain executive management meetings outside of the United States, as well as any additional costs Tower Ltd. may incur going forward as a result of its new corporate structure. There can be no assurance that these costs will not exceed the costs historically borne by Tower and Canopius Bermuda.

Conversion of the convertible notes may dilute the ownership interest of existing Tower stockholders in Tower Ltd.

On September 20, 2010, Tower issued $150 million aggregate principal amount of 5.00% Convertible Senior Notes scheduled to mature on September 15, 2014, which are referred to in this proxy statement/prospectus as the convertible notes, pursuant to an indenture with U.S. Bank National Association, as trustee, which is referred to in this proxy statement/prospectus as the convertible note indenture. The convertible note indenture, including the form of convertible note, and the convertible note hedging transactions entered into by Tower in connection therewith, were filed as an exhibit to Tower’s Current Report on Form 8-K on September 20, 2010 and are incorporated herein by reference.

Among other consequences, consummation of the merger will constitute a “make-whole fundamental change” under the terms of the convertible note indenture, which will entitle the holders of the convertible notes to elect to convert all or a portion of their notes within three business days following satisfaction of the conversion procedures at an increased conversion rate for the merger consideration. See “The Merger—Treatment of Tower Convertible Senior Notes.” Any common shares of Tower Ltd. issued upon conversion of the convertible notes will not be registered under the registration statement of which this prospectus/proxy statement is a part. Tower expects, but is not required to, file a resale registration statement covering such shares following the merger.

Upon conversion (which is solely at the option of a noteholder), Tower may elect to deliver shares of its common stock together with cash in lieu of fractional shares (which is described as a physical settlement); cash payment without any delivery of shares of common stock (which is referred to as a cash settlement); or a combination of cash and common stock (which is referred to as a combination settlement).

Prior to the close of business on the business day immediately preceding March 15, 2014, Tower will use the same settlement methods for all conversions occurring on the same conversion date. However, prior to March 15, 2014, Tower Ltd. will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates.

If Tower does not elect a settlement method, then a combination settlement will be used and the cash amount will be $1,000. Tower Ltd.’s policy will be to settle conversions of the notes using a combination settlement with a cash amount of $1,000 (assuming that the product of the applicable conversion rate and the last reported sale price of Tower’s common stock as of the relevant conversion date is at least equal to $1,000, and subject to the settlement policies described above).

Furthermore, the terms of the convertible notes permit Tower to convert such notes using shares of Tower Ltd. in lieu of cash, and Tower currently anticipates that it will effect any such conversion using common shares of Tower Ltd.

If Tower elects to settle any such conversion using Tower Ltd. common shares in lieu of cash, such Tower Ltd. common shares will dilute the ownership interests of Tower’s existing stockholders in Tower Ltd. notwithstanding the convertible note hedging transactions entered into by Tower.

The following table illustrates the maximum number of shares holders of the convertible notes could receive in the event they choose to convert all their notes into Tower common shares as of September 30, 2012 and the potential value of those shares.

Tower Share Price	Maximum Number of Shares Issued to Noteholders	Dollar Value of Shares Issued to Noteholders
$16.90	7,011,962	$118,502,158
$17.40	7,011,962	$122,008,139
$17.90	7,011,962	$125,514,120

For the period from October 30, 2012 to November 30, 2012, the convertible notes have traded in a range from 99.750% to 102.235% of par, implying an aggregate market value of the convertible notes of $149,625,000 to $153,352,500. Based on the dollar value of the potential conversion and the recent trading value, Tower management does not expect that the convertible noteholders will exercise their conversion rights.

However, whether a convertible noteholder elects to convert following the closing date is unpredictable and is based on numerous factors that are unknown to, or outside of the control of, Tower. For instance, holders of the convertible notes would likely take into consideration Tower’s share price, the volatility of Tower’s share price and the credit quality of Tower Ltd., among other factors, in determining whether to exercise their conversion rights. Accordingly, Tower stockholders should analyze the benefits and detriments of the merger assuming the alternatives of full, partial and no conversion.

Due to the variables involved in the transaction, Tower stockholders will not know the amount of Tower Ltd. common shares they will receive as merger consideration prior to voting on the merger.

At the effective time, among other things, each issued and outstanding share of Tower common stock that you own will be cancelled and converted automatically into the right to receive a number of common shares of Tower Ltd. equal to the stock conversion number. The stock conversion number will be based on a variety of factors, which are not known at this time and will not be known until the third party sale is complete, including (i) the value of the retained business, (ii) the closing price of Tower common stock on NASDAQ on the pricing date of the third party sale and (iii) the investment discount received by the third party investors in the third party sale. For an illustration of the many factors used in determining the stock conversion number, please see the table on page 45 in the section “The Merger—Illustrative Examples of Stock Conversion Number.”

Risks Related to Tower Ltd. Following the Merger

Tower Ltd.’s business, operations and financial condition are subject to various risks. Some of these risks are described below; however, this section does not describe all risks applicable to Tower Ltd., its industry or its business, and it is intended only as a summary of certain material factors. Additional risks relating to Tower, which will be a wholly owned indirect subsidiary of Tower Ltd., are discussed in Tower’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, under the heading “Risk Factors.”

Future results of the combined company may differ materially from the unaudited pro forma financial statements presented in this proxy statement/prospectus.

The future results of the combined company may be materially different from those shown in the unaudited pro forma financial statements presented in this proxy statement/prospectus, which show only a combination of the historical results of Tower and Canopius Bermuda taking into effect its pre-closing restructuring.

The market price of Tower Ltd.’s common shares and Tower Ltd.’s earnings per share may decline as a result of the merger.

The market price of Tower Ltd.’s common shares may decline as a result of, among other things, the merger if Tower Ltd. does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on Tower Ltd.’s financial results is not consistent with the expectations of financial or industry analysts. In addition, the failure to achieve expected benefits and unanticipated costs relating to the merger could reduce Tower Ltd.’s future earnings per share.

As Tower Ltd. expands the operations of its Bermuda reinsurance subsidiaries, Tower Ltd. will be increasingly exposed to the risks facing similarly situated Bermuda-based property and casualty reinsurers generally.

As Tower Ltd. expands the operations of its Bermuda reinsurance subsidiaries following the merger, it will be increasingly exposed to the many and significant risks facing similarly situated Bermuda-based property and casualty reinsurers, including but not limited to:

•	the possibility that pricing changes in the reinsurance industry may make it more difficult for Tower Ltd. to effectively compete or produce attractive returns;

•	the possibility of severe or unanticipated losses from natural or man-made catastrophes;

•	the effectiveness of Tower Ltd.’s loss limitation methods with respect to reinsurance it underwrites;

•	the cyclical nature of the reinsurance industry;

•	the levels of new and renewal business achieved and the premium environment;

•	a lack of opportunities to increase writings in Tower Ltd.’s reinsurance lines of business and in specific areas of the reinsurance market;

•	the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, and Tower Ltd.’s reliance on industry loss estimates and those generated by modeling techniques;

•	unanticipated adjustments to premium estimates;

•	changes in the availability, cost or quality of reinsurance or retrocessional coverage;

•	the amount and timing of reinsurance recoverables and reimbursements Tower Ltd. actually receives from its reinsurers; and

•	declining demand for reinsurance due to increased retentions by cedents and other factors.

The Bermudian regulatory system, and potential changes thereto, could have a material adverse effect on Tower Ltd.’s business.

Bermuda statutes, regulations and policies of the Bermuda Monetary Authority, or the BMA, require Bermuda reinsurers to maintain minimum levels of statutory capital, surplus and liquidity, to meet solvency standards, to obtain prior approval of ownership and transfer of shares (in certain circumstances) and to submit to certain periodic examinations of its financial condition. These statutes and regulations may, in effect, restrict the ability of Bermuda-based reinsurance subsidiaries of Canopius Bermuda, such as CBL, to write insurance and reinsurance policies, to make certain investments and to distribute funds.

Risks Related to Tower Ltd. Common Shares

U.S. persons who own Tower Ltd. common shares may have more difficulty in protecting their interests than U.S. persons who are stockholders of a Delaware corporation.

As a result of the merger, the holders of Tower common stock will become holders of Tower Ltd. common shares and their rights will be governed by applicable Bermuda law, including the Companies Act, and by Tower Ltd.’s memorandum of association and amended and restated bye-laws. Following the merger, former Tower stockholders will have different rights as Tower Ltd. shareholders than they did as Tower stockholders.

The Companies Act differs in some material respects from laws generally applicable to Delaware corporations, such as Tower, and their stockholders. Set forth below is a summary of certain significant provisions of the Companies Act, which includes, where relevant, information on modifications adopted under Tower Ltd.’s bye-laws that differ in certain respects from Delaware corporate law. Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to Tower Ltd. and its shareholders.

Interested Directors. Under Bermuda law and Tower Ltd.’s bye-laws, a transaction entered into by Tower Ltd., in which a director has an interest, will not be voidable by Tower Ltd., and such director will not be accountable to Tower Ltd. for any benefit realized under that transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of the Board of Directors, or in writing, to the Board of Directors. In addition, Tower Ltd.’s bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which that director has an interest following a declaration of the interest under the Companies Act, unless the majority of the disinterested directors determine otherwise. Under Delaware law, the transaction would not be voidable if:

•

the material facts as to the interested director’s relationship or interests were disclosed or were known to the Board and the Board in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors;

•

the material facts were disclosed or were known to the stockholders entitled to vote on such transaction and the transaction was specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

•	the transaction was fair as to the corporation at the time it was authorized, approved or ratified.

Business Combinations with Large Shareholders or Affiliates. As a Bermuda company, Tower Ltd. may enter into business combinations with its large shareholders or one or more wholly owned subsidiaries, including asset sales and other transactions in which a large shareholder or a wholly owned subsidiary receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders or other wholly owned subsidiaries, without obtaining prior approval from Tower Ltd.’s shareholders and without special approval from Tower Ltd.’s Board of Directors. Under Bermuda law, amalgamations and mergers require the approval of the Board of the Directors, and except in the case of amalgamations or mergers with and between wholly owned subsidiaries, shareholder approval. However, when the affairs of a Bermuda company are being conducted in a manner that is oppressive or prejudicial to the interests of some shareholders, one or more shareholders may apply to a Bermuda court, which may make an order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or the company. If Tower Ltd. were a Delaware company, it would need prior approval from the Board of Directors or a supermajority of its stockholders to enter into a business combination with an interested shareholder for a period of three years from the time the person became an interested stockholder, unless Tower Ltd. opted out of the relevant Delaware statute. Bermuda law and Tower Ltd.’s bye-laws would require the Board’s approval and, in some instances, shareholder approval of such transactions.

Shareholders’ Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence a derivative action in Tower Ltd.’s name to remedy a wrong done to Tower Ltd. where an act is alleged to be beyond its corporate power, is illegal or would result in the violation of its memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute (i) fraud against the minority shareholders or (ii) an act that required the approval of a greater percentage of Tower Ltd.’s shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with the action. Tower Ltd.’s bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Tower Ltd., against any director or officer for any act or failure to act in the performance of such director’s or officer’s duties, except with respect to any fraud or dishonesty of the director or officer or to recover any gain, personal profit or advantage to which the director or officer is not legally entitled. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with the action.

Indemnification of Directors and Officers. Under Bermuda law and Tower Ltd.’s bye-laws, Tower Ltd. is required to indemnify its directors, officers, any other person appointed to a committee of the Board (and their respective heirs, executors or administrators) to the fullest extent permitted by law against all liabilities, actions, costs, charges, losses, damages and expenses, incurred or sustained by such persons by reason of any act done, concurred in or omitted in the (actual or alleged) conduct of Tower Ltd.’s business or in the discharge of their duties; provided that such indemnification shall not extend to any matter that would render such indemnification void under the Companies Act. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Anti-takeover provisions in Tower Ltd.’s bye-laws could delay or deter a takeover attempt that shareholders might consider to be desirable and may make it more difficult to replace members of Tower Ltd.’s Board of Directors.

Tower Ltd.’s amended and restated bye-laws, which will be substantially in the form as set forth in Annex C to this proxy statement/prospectus, contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of Tower Ltd.’s common shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of Tower Ltd.’s common shares if they are viewed as discouraging changes in management and takeover attempts in the future.

For example, Tower Ltd.’s bye-laws will contain the following provisions that could have such an effect:

•	election of directors is staggered, meaning that members of only one of three classes of directors are elected each year;

•	directors serve for a term of three years; and

•	shareholders have limited ability to remove directors.

Tower Ltd.’s shareholders may have difficulty effecting service of process on Tower Ltd. or enforcing judgments against Tower Ltd. in the United States.

Tower Ltd. is organized under the laws of Bermuda and a portion of Tower Ltd.’s business will be based in Bermuda. In addition, certain of Tower Ltd.’s directors and officers may reside in Bermuda or other jurisdictions outside of the United States. As such, Tower has been advised that there is doubt as to whether a holder of Tower Ltd. common shares would be able to (i) enforce, in the courts of Bermuda, judgments of U.S. courts against persons who reside in Bermuda based upon the civil liability provisions of the U.S. federal securities laws or (ii) bring an original action in the Bermuda courts to enforce liabilities against Tower Ltd. or its directors and officers who reside outside of the United States, based solely upon the civil liability provisions of the U.S. federal securities laws.

Further, Tower has been advised that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for Tower Ltd.’s shareholders to recover against Tower Ltd. based on such judgments.

Risks Related to the Tax Consequences of the Merger

Receipt of the merger consideration may be treated as a dividend, instead of proceeds of a sale, for some stockholders.

Although it is expected that the receipt of the merger consideration by most, if not all, holders of Tower common stock pursuant to the merger will be treated for U.S. federal income tax purposes as the proceeds from the sale of stock to Delaware Purchaser, some stockholders may be treated as having received a taxable dividend. If you are a non-U.S. stockholder, the paying agent or other withholding agent for the transaction may withhold U.S. federal income tax with respect to such deemed dividend and may sell a portion of your Tower Ltd. shares to satisfy such withholding obligation. See “Material Tax Considerations—U.S. Federal Income Tax Considerations.”

The U.S. Internal Revenue Service (“IRS”) might reclassify the transaction to prevent U.S. stockholders from recognizing a loss, if any, in connection with the merger.

The receipt of the merger consideration for Tower common stock by U.S. stockholders pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. stockholder will recognize gain or loss equal to the difference between the fair market value of the Tower Ltd. common shares (plus any cash in lieu of fractional shares) received by such stockholder and such stockholder’s adjusted tax basis in the Tower common stock surrendered. It is possible that the IRS could assert an alternative characterization of the merger that would prevent a U.S. stockholder from recognizing taxable loss, if any, on the receipt of merger consideration for Tower common stock pursuant to the merger. See “Material Tax Considerations—U.S. Federal Income Tax Considerations—U.S. Holders—Exchange of Tower Common Stock for the Merger Consideration.”

The merger may have adverse U.S. federal income tax consequences on Tower Ltd. under certain circumstances.

Section 7874 of the Code addresses “inversion” transactions, which refer in relevant part to transactions in which a U.S. corporation becomes a subsidiary of a foreign corporation. This section provides that in certain instances such foreign corporation may be treated as a domestic corporation for U.S. federal income tax purposes.

Because the former holders of Tower common stock are not expected to own 80 percent or more of the stock (by vote or value) of Tower Ltd. by reason of the merger (the “ownership test”), we believe that Tower Ltd. should not be treated as a domestic corporation under section 7874 of the Code. It is possible that the IRS could disagree with the position that the ownership test is satisfied and assert that section 7874 of the Code applies to treat Tower Ltd. as a domestic corporation following the merger. Such IRS position, if sustained, would result in significant tax liability to Tower Ltd. and other adverse tax consequences. There is limited guidance regarding the application of the section 7874 provisions, including the ownership test. Moreover, new statutory and/or regulatory provisions under section 7874 of the Code (or otherwise) could be enacted or promulgated that adversely affect Tower Ltd.’s status as a foreign corporation for U.S. federal tax purposes, and any such provisions could have retroactive application to Tower Ltd. See “Material Tax Considerations—U.S. Federal Income Tax Considerations—Tower Ltd. and its Subsidiaries—Taxation of Tower Ltd. and its Subsidiaries as a Result of the Merger—Inversion Transactions.”

Tower Ltd. and Tower Ltd.’s Bermuda subsidiaries may become subject to Bermuda taxes after March 31, 2035.

Bermuda currently imposes no income tax on corporations. Canopius Bermuda has obtained an assurance from the Bermuda Minister of Finance under The Exempted Undertakings Tax Protection Act 1966 of Bermuda, that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to Canopius Bermuda or its Bermuda subsidiaries, until March 31, 2035. We cannot assure you that Tower Ltd. or its Bermuda subsidiaries will not be subject to any Bermuda tax after that date. See “Material Tax Considerations—Bermuda Tax Considerations—Tower Ltd. and its Subsidiaries—Taxation of Tower Ltd. and its Subsidiaries Following the Merger.”

Tower Ltd. and Tower Ltd.’s non-U.S. subsidiaries may be subject to U.S. tax, which may have a material adverse effect on Tower Ltd.’s financial condition and operating results.

Tower believes that Canopius Bermuda and its non-U.S. subsidiaries have operated, and they intend to continue to operate, in such a manner as to minimize the risk that they would be considered to be engaged in a trade or business in the United States (and, in the case of those non-U.S. companies qualifying for treaty protection, in a manner that should not cause any of such non-U.S. subsidiaries to be doing business through a permanent establishment in the United States), and therefore subject to U.S. federal net income taxes or branch profits taxes. However, because there is uncertainty as to the activities that constitute being engaged in a trade or business within the United States, and what constitutes a permanent establishment under the applicable tax treaties, there can be no assurance that the IRS will not contend successfully that Tower Ltd. or one or more of its non-U.S. subsidiaries is or has been engaged in a trade or business, or carrying on business through a permanent establishment, in the United States. See “Material Tax Considerations—U.S. Federal Income Tax Considerations—Tower Ltd. and its Subsidiaries—Taxation of Tower Ltd. and its Subsidiaries Following the Merger—In General.”

Dividends paid by Tower Ltd.’s U.S. subsidiaries to Tower Ltd. will be subject to a 30 percent withholding tax.

Foreign corporations are generally subject to U.S. income tax imposed by withholding on certain “fixed or determinable annual or periodic gains, profits and income” derived from sources within the U.S. (such as dividends and certain interest), subject to exemption under the Code or reduction by applicable treaties. The income tax treaty between the United States of America and Bermuda, as amended, does not reduce the U.S. withholding rate on such U.S.-source income. The non-treaty rate of U.S. withholding tax is currently 30 percent. Accordingly, dividends and interest, if any, paid by Tower Ltd.’s U.S. subsidiaries to Tower Ltd. will be subject to a 30 percent U.S. withholding tax. See “Material Tax Considerations—U.S. Federal Income Tax Considerations—Tower Ltd. and its Subsidiaries—Taxation of Tower Ltd. and its Subsidiaries Following the Merger—In General.”

The reinsurance agreements between Tower Ltd. and Tower Ltd.'s U.S. subsidiaries (including any that may be entered into with Tower and its U.S. subsidiaries upon completion of the merger) may be subject to recharacterization or other adjustment for U.S. federal income tax purposes, which may have a material adverse effect on Tower Ltd.’s financial condition and operating results.

Under section 845 of the Code, the IRS may allocate income, deductions, assets, reserves, credits and any other items related to a reinsurance agreement among certain related parties, recharacterize such items, or make any other adjustment, in order to reflect the proper source, character or amount of the items for each party. In addition, if a reinsurance contract has a significant tax avoidance effect on any party to the contract, the IRS may make adjustments with respect to such party to eliminate the tax avoidance effect. No regulations have been issued under section 845 of the Code. Accordingly, the application of such provisions to Tower Ltd. and its subsidiaries is uncertain and we cannot predict what impact, if any, such provisions may have on Tower Ltd. or its subsidiaries either before or after completion of the merger. See “Material Tax Considerations—U.S. Federal Income Tax Considerations—Tower Ltd. and its Subsidiaries—Taxation of Tower Ltd. and its Subsidiaries Following the Merger—In General.”

If you are a U.S. non-corporate stockholder, dividends you receive from Tower Ltd. will not be eligible for reduced rates of tax after 2012 if legislation is not enacted extending the “qualified dividend” income provisions of the Code or if Tower Ltd. is classified as a passive foreign investment company, which we refer to as a PFIC, for the year dividends are paid or for the preceding year.

Dividends are generally taxed at ordinary income tax rates. However, dividends paid by a “qualified foreign corporation” to U.S. non-corporate holders of its common shares may be eligible for reduced rates of U.S. federal income tax (based on the long-term capital gain rates). The application of these reduced rates, however, is set to expire at the end of 2012. Therefore, we cannot assure you that any dividends paid by Tower Ltd. after 2012 will qualify for reduced rates of tax. Moreover, if Tower Ltd. is a PFIC for any year in which dividends are paid or for the preceding year, such dividends will not be eligible for the reduced rates. See “Material Tax Considerations—U.S. Federal Income Tax Considerations—U.S. Holders—Taxation of U.S. Holders Following the Merger—Distributions.”

If Tower Ltd. is classified as a PFIC, your taxes could increase.

If Tower Ltd. is classified as a PFIC, such classification would have material adverse tax consequences for U.S. persons that directly or indirectly own Tower Ltd.’s shares, including subjecting such U.S. persons to a greater tax liability than might otherwise apply. We believe that Canopius Bermuda should not be, and currently do not expect Tower Ltd. to become, a PFIC for U.S. federal income tax purposes; however, no assurance can be given that Canopius Bermuda is not, and that Tower Ltd. will not become, a PFIC. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these provisions may be forthcoming. We cannot predict what impact, if any, such guidance would have on persons subject to U.S. federal income tax that directly or indirectly own Tower Ltd.’s shares. See “Material Tax Considerations—U.S. Federal Income Tax Considerations—U.S. Holders—Taxation of U.S. Holders Following the Merger—Passive Foreign Investment Company Considerations.”

If you own or are treated as owning 10 percent or more of Tower Ltd.’s shares and Tower Ltd. or one or more of its non-U.S. subsidiaries is classified as a controlled foreign corporation (a “CFC”), your taxes could increase.

Each United States person (as defined in section 957(c) of the Code) who (i) owns (directly, indirectly through non-U.S. persons, or constructively by application of certain attribution rules (“constructively”)) 10 percent or more of the total combined voting power of all classes of shares of a non-U.S. corporation at any time during a taxable year (a “10 percent U.S. Shareholder”) and (ii) owns (directly or indirectly through non-U.S. persons) shares of such non-U.S. corporation on the last day of such taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's “subpart F income,” even if the subpart F income is not distributed, if such non-U.S. corporation has been a CFC for an uninterrupted period of 30 days or more during such taxable year. A non-U.S. corporation is considered a CFC if 10 percent U.S. Shareholders own (directly, indirectly through non-U.S. persons, or constructively) more than 50 percent of the total combined voting power of all classes of voting shares of such non-U.S. corporation or more than 50 percent of the total value of all shares of such corporation. For purposes of taking into account subpart F insurance income, a CFC also generally includes a non-U.S. insurance company in which more than 25 percent of the total combined voting power of all classes of shares or more than 25 percent of the total value of all shares is owned (directly, indirectly through non-U.S. persons or constructively) by 10 percent U.S. Shareholders, on any day during the taxable year of such corporation. We cannot assure you that Tower Ltd. or its non-U.S. subsidiaries will not be classified as CFCs. Furthermore, due to the attribution provisions of the Code regarding determination of beneficial ownership, you may be a 10 percent U.S. Shareholder even though you do not directly own 10 percent or more of the total combined voting power of Tower Ltd.

If one or more of Tower Ltd.’s non-U.S. subsidiaries is determined to have related person insurance income (“RPII”), you may be subject to U.S. taxation on your pro rata share of such income.

If Tower Ltd. is directly, indirectly through non-U.S. persons or constructively owned 25 percent or more by U.S. persons and the RPII of any of Tower Ltd.’s non-U.S. insurance subsidiaries were to equal or exceed 20 percent of such subsidiary’s gross insurance income in any taxable year and direct or indirect insureds (and persons related to such insureds within the meaning of section 953(c)(6) of the Code) owned, directly or indirectly through entities (including Tower Ltd.), 20 percent or more of the voting power or value of such non-U.S. insurance subsidiary, then a U.S. person who owns any of Tower Ltd.’s shares (directly or indirectly through non-U.S. persons) on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes such person’s pro rata share of such subsidiary’s RPII for the entire taxable year, generally determined as if such RPII were distributed proportionately only to U.S. persons at that date regardless of whether such income is distributed. The amount of RPII earned by Tower Ltd.’s non-U.S. insurance subsidiaries (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. holder of common shares or any person related to such holder within the meaning of section 953(c)(6) of the Code) will depend on a number of factors, including the identity of persons directly or indirectly insured or reinsured by such non-U.S. insurance subsidiaries. The gross RPII of each of Tower Ltd.’s non-U.S. insurance subsidiaries is not expected in the foreseeable future to equal or exceed 20 percent of such subsidiary's gross insurance income. No assurance can be given that this will be the case because some of the factors that determine the existence or extent of RPII may be beyond Tower Ltd.’s knowledge and/or control.

The RPII rules provide that if a U.S. person disposes of shares in a non-U.S. insurance corporation in which U.S. persons own 25 percent or more of the shares (even if the amount of RPII is less than 20 percent of such corporation's gross insurance income and the ownership of its shares by direct or indirect insureds and related persons is less than the 20 percent threshold), any gain from the disposition will generally be treated as ordinary income to the extent of such U.S. person's share of the corporation’s undistributed earnings and profits that were accumulated during the period that such U.S. person owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such U.S. person will be required to comply with certain reporting requirements, regardless of the number of shares owned by such U.S. person. Although Tower Ltd. will not itself be directly engaged in the insurance business, CBL will be so engaged and other non-U.S. subsidiaries of Tower Ltd. may be so engaged. As a result, it is possible that these RPII rules will apply to disposition of Tower Ltd. shares. The RPII provisions have never been interpreted by the courts or the U.S. Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. The U.S. Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application of those provisions to Tower Ltd. and its non-U.S. subsidiaries are uncertain. See “Material Tax Considerations—U.S. Federal Income Tax Considerations—U.S. Holders—Taxation of U.S. Holders Following the Merger—Related Person Insurance Income.”

U.S. tax-exempt organizations that own Tower Ltd.’s shares may recognize unrelated business taxable income.

A U.S. tax-exempt organization may recognize unrelated business taxable income if a portion of Tower Ltd.’s non-U.S. subsidiaries’ insurance income is attributed to such organization. In general, insurance income will be attributed to a U.S. tax-exempt stockholder if either Tower Ltd. is a CFC and such tax-exempt stockholder is a 10 percent U.S. Shareholder or there is RPII and the exceptions described above do not apply. See “Material Tax Considerations—U.S. Federal Income Tax Considerations—U.S. Holders—Taxation of U.S. Holders Following the Merger—Related Person Insurance Income.”

U.S. tax-exempt investors should consult their tax advisors as to the U.S. tax consequences of an investment in Tower Ltd. shares.

Changes in U.S. federal income tax law could be retroactive and may subject Tower Ltd. or its non-U.S. subsidiaries to U.S. federal income taxation.

Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. There are currently pending legislative proposals which, if enacted, could have a material adverse effect on Tower Ltd. and its shareholders. It is possible that broader-based or new legislative proposals could emerge in the future that could have an adverse effect on Tower Ltd., its non-U.S. subsidiaries and its shareholders.

The tax laws and interpretations regarding whether a company is engaged in a U.S. trade or business or whether a company is a CFC or PFIC or has RPII or subject to the inversion tax rules are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to an insurance company. Additionally, the regulations regarding RPII are still in proposed form and the regulations regarding inversion transactions are in temporary form. New regulations or pronouncements interpreting or clarifying such rules will likely be forthcoming from the IRS. We are not able to predict if, when or in what form such guidance will be provided and whether such guidance will be applied on a retroactive basis.

There is uncertainty regarding the application of the U.S. Foreign Account Tax Compliance Act (“FATCA”) to Tower Ltd. and its subsidiaries.

FATCA requires certain foreign financial institutions to undertake due diligence procedures to identify and provide information about accounts held by US persons. In cases of non-compliance, a 30% withholding tax may be imposed. The application of FATCA to Tower Ltd., its subsidiaries and their operations is uncertain given the absence of applicable regulatory guidance.

Changes in U.S. federal income tax rates may adversely affect certain U.S. stockholders if the merger occurs after 2012.

Under current U.S. federal income tax law, the U.S. federal income tax rates applicable to long-term capital gains and dividends are scheduled to increase with respect to transactions closing on or after January 1, 2013. Moreover, under current U.S. federal income tax law, certain U.S. individuals will also be subject to a Medicare tax at a 3.8% rate on unearned income, including certain capital gains and dividends, recognized on or after January 1, 2013. It is unclear whether any or all of these scheduled rate increases will in fact occur. If any were to occur, certain holders of Tower common stock may be adversely affected if the merger does not occur until after the end of 2012.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains certain forward-looking information about Tower, Canopius Bermuda and Tower Ltd. Forward-looking information about Tower is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, while forward-looking information about Canopius Bermuda is not intended to be covered by such safe harbor. Forward-looking statements may be made directly in this proxy statement/prospectus or may be incorporated into this proxy statement/prospectus by reference to other documents and may include statements for the period after the completion of the merger. Representatives of Tower and Canopius Bermuda may also make forward-looking statements. Forward-looking statements are statements that are not historical facts. Words such as “expect,” “believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “intend,” “should,” “can,” “likely,” “could” and similar expressions are intended to identify forward-looking statements. These statements include statements about the expected benefits of the merger, the expected ownership of Tower Ltd., information about the combined company’s objectives, plans and expectations, the likelihood of satisfaction of certain conditions to the completion of the merger and whether and when the merger will be completed. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of the management of each of Tower and Canopius Bermuda and are subject to risks and uncertainties, including the risks described in this proxy statement/prospectus under the section “Risk Factors” and those that are incorporated by reference into this proxy statement/prospectus, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

In light of these risks, uncertainties, assumptions and factors, the results anticipated by the forward-looking statements discussed in this proxy statement/prospectus or made by representatives of Tower or Canopius Bermuda may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof or, in the case of statements incorporated by reference, on the date of the document incorporated by reference, or, in the case of statements made by representatives of Tower or Canopius Bermuda, on the date those statements are made. All subsequent written and oral forward-looking statements concerning the merger or the combined company or other matters addressed in this proxy statement/prospectus and attributable to Tower or Canopius Bermuda or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Tower nor Canopius Bermuda undertakes any obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date hereof or the date of the forward-looking statements or to reflect the occurrence of unanticipated events.

THE MERGER

Transactions Related to the Merger

Investment in Canopius

On April 25, 2012, Tower entered into an Investment and Shareholders’ Agreement, which is referred to in this proxy statement/prospectus as the investment agreement, with the principal shareholders of Canopius, a privately-owned insurance holding company domiciled in Guernsey, Channel Islands that is the parent company of Canopius Bermuda. Pursuant to the investment agreement, Canopius sold 31,766,961 Canopius Class A ordinary shares to Tower for approximately $75 million that Canopius used in connection with its acquisition of Omega. Tower’s purchase of Canopius Class A ordinary shares pursuant to the investment agreement is referred to in this proxy statement/prospectus as the investment. As of the date of this proxy statement/prospectus, such Canopius shares represented approximately 10.7% of the issued and outstanding common share capital of Canopius.

Master Transaction Agreement

In addition, on April 25, 2012 and in connection with Tower’s investment in Canopius, Tower entered into a Master Transaction Agreement, which is referred to in this proxy statement/prospectus as the MTA, with Canopius, Canopius Bermuda and Delaware Purchaser. The following is a summary of certain material terms of the MTA and is qualified in its entirety by reference to the complete text of the MTA, which is included as Annex B to this proxy statement/prospectus.

Upon the terms and subject to the conditions set forth in the MTA, Tower has the right to effect certain transactions with Canopius and its subsidiaries, including:

(a) Merger Right. Tower’s right to merge with a newly formed subsidiary of Delaware Purchaser, exercisable in Tower’s sole discretion upon delivery of written notice and payment of a $1 million fee to Canopius, is referred to in this proxy statement/prospectus as the merger right. On July 30, 2012, Tower exercised the merger right by delivering a written notice to Canopius, which right may be rescinded and the merger abandoned by Tower in its sole discretion at any time prior to the effective time. In addition, on July 30, 2012, Tower, Canopius Bermuda, Delaware Purchaser and Merger Sub entered into the original merger agreement. On November 8, 2012 the original merger agreement was amended to reflect changes to the merger consideration to be received by Tower stockholders.

(b) SPS Transactions Right. Tower’s right (referred to as the SPS transactions right), exercisable in its sole discretion until January 1, 2016, to cause Canopius to use its reasonable best efforts to establish a special purpose syndicate, or SPS, at Lloyd’s of London (referred to as Lloyd’s), and to take certain actions in connection therewith, including the appointment of Canopius subsidiaries to act as the sole corporate member of the SPS (referred to as the corporate member) and the underwriting agent of the SPS, which will consist of either a newly-formed Lloyd’s underwriting agent or Omega Underwriting Agents Limited (referred to as OUAL). In addition, the MTA provides that, at Tower’s election until January 1, 2016, the SPS and Canopius Syndicate 4444 at Lloyd’s (referred to as Syndicate 4444) will enter into a quota share reinsurance agreement whereby the SPS will reinsure a portion of Syndicate 4444’s business for the 2013, 2014 and 2015 years of account and Tower may, subject to receipt of applicable regulatory approvals, cause Canopius to transfer the corporate member to Tower for an amount equal to the tangible net asset value of the corporate member. Initially, Canopius Managing Agents Limited, a Canopius group company, will be the managing agent, and in due course, subject to Tower exercising the Acquisition Right as described below under the MTA, there is intent to form a new managing agency or to permit OUAL to manage the SPS.

(c) Acquisition Right. Tower’s right (referred to as the acquisition right), exercisable in its sole discretion until January 1, 2016, to cause Canopius (i) to use its reasonable best efforts to obtain permission from Lloyd’s for the SPS to operate as a stand-alone syndicate to underwrite business at Lloyd’s and (ii) unless the managing agency is a new entity formed by Tower, to transfer 100% of the issued and outstanding shares of the managing agency to Tower for an amount equal to the tangible net asset value of the managing agency. It is the right to take ownership of the new managing agency or OUAL as the case may be.

Exercising the SPS transactions right and the acquisition right is not necessary to achieve Tower’s business goals in connection with the merger, as described further in this proxy statement/prospectus. The SPS transactions right and the acquisition right survive the merger until January 1, 2016. Neither prior to nor after giving effect to the merger will Tower Ltd. have direct underwriting access to the Lloyd’s of London market.

As consideration for its investment in Canopius, the merger right, the SPS transactions right and the acquisition right, Tower paid $74.5 million to Canopius at the closing of the investment on August 20, 2012. Tower has also agreed to reimburse Canopius and its affiliates for their reasonable out-of-pocket costs and expenses incurred in connection with the merger right, the SPS transactions right and the acquisition right. This reimbursement obligation will survive termination of the merger agreement.

In connection with the investment, the MTA includes certain customary representations and warranties regarding Canopius and its business, operations and financial condition, including with respect to Canopius’s financial statements, absence of certain changes, material contracts, compliance with law and undisclosed liabilities.

In addition, Canopius has agreed to indemnify Tower for any of its losses resulting from certain matters, including, among other things, (i) any inaccuracy in or breach of any representation or warranty made by Canopius in the MTA, (ii) any failure of Canopius to perform any covenant or agreement under the MTA other than any such failure of Canopius arising out of any action taken or not taken at the written direction of Tower, (iii) if the merger occurs, any liability of Canopius Bermuda or any of its subsidiaries arising out of any action, omission or event occurring, or any circumstance existing, prior to the closing date, other than insurance liabilities under the express terms of any insurance contract or reinsurance agreement constituting a part of the retained business.

On July 30, 2012, Tower, Canopius, Canopius Bermuda and Delaware Purchaser entered into a letter agreement, which is referred to in this proxy statement/prospectus as the letter agreement, that amended and supplemented certain provisions of the MTA. The letter agreement permits Tower to exercise the merger right under the MTA and cause the merger agreement to be executed prior to the closing of Canopius’s acquisition of Omega, which occurred on August 20, 2012. The acquisition of Omega was a condition to Tower’s exercise of the merger right because the acquisition of Omega allowed Canopius to acquire another Bermuda-based reinsurance company, and, therefore, Canopius did not need to continue to own Canopius Bermuda. In addition, the acquisition of Omega was made possible in part by Tower’s investment in Canopius. The acquisition of Omega as a condition of Tower’s exercise of the merger right was waived by Canopius because all essential regulatory approvals had already been obtained or were expected to be received imminently and accordingly the risk of the Omega acquisition not closing was significantly reduced. Tower agreed to waive the condition that Canopius acquire Omega before it would exercise the merger right because such waiver allowed Tower to significantly accelerate the merger and related transactions. In addition, the letter agreement sets forth the parties’ current intention and expectations with respect to certain terms of the restructuring and the third party sale. A copy of the letter agreement was attached as an exhibit to Tower’s Current Report on Form 8-K filed on July 31, 2012.

Restructuring

Prior to the effective time, Tower, Canopius and Canopius Bermuda will effect a restructuring of the insurance operations of Canopius Bermuda , as contemplated by the MTA and as subsequently agreed among Tower, Canopius and Canopius Bermuda, such that, as of the effective time, Canopius Bermuda will continue to own certain business and assets to be identified by the parties and will have transferred to Canopius all other business and assets of Canopius Bermuda. This restructuring of Canopius Bermuda prior to the effective time is referred to in this proxy statement/prospectus as the restructuring. The business retained by Canopius Bermuda in connection with the restructuring is referred to in this proxy statement prospectus as the retained business. Canopius has agreed in the MTA to indemnify Tower for all pre-closing liabilities of Canopius Bermuda and its subsidiaries, including CBL, other than insurance liabilities under the express terms of any insurance contract or reinsurance agreement constituting a part of the retained business.

After the restructuring, the business and assets to be retained by Canopius Bermuda are expected to include the following:

•	32% of the Syndicate 4444 year of account 2009 business Canopius Bermuda originally assumed from Canopius;

•	32% of the Syndicate 4444 year of account 2010 business Canopius Bermuda originally assumed from Canopius;

•	10.14% of the Syndicate 4444 year of account 2011 business Canopius Bermuda originally assumed from Canopius;

•	10.33% of the Syndicate 4444 year of account 2012 business Canopius Bermuda originally assumed from Canopius;

•	Funds withheld assets, other assets and net reserves and unearned premiums associated with the retained business in each of the Syndicate 4444 year of accounts; and

•	Fixed maturity securities and investment income receivables.

For more information about the restructuring, see “The Restructuring.”

Third Party Sale

Effective immediately prior to the consummation of the merger, Canopius will sell 100% of its equity ownership of Canopius Bermuda in a private placement to a group of yet-to-be identified third party equity investors with whom the placement agents have a pre-existing relationship, referred to in this proxy statement/prospectus as the third party investors, who will be the sole shareholders of Canopius Bermuda prior to the effective time. The third party investors will pay Canopius an aggregate purchase price in cash equal to the sum of the target TNAV amount, plus such additional amount equal to the agreed value of the retained business. The sale to the third party investors for cash consideration permits Canopius to monetize its investment in Canopius Bermuda, which it is able to do because it has acquired Omega Insurance Holdings Limited, which is referred to in this proxy statement/prospectus as Omega, and therefore has a Bermuda-domiciled insurance company available for sale. This transaction is referred to as the third party sale.

Tower expects that the third party sale will be effected on terms that include (i) a 5% placement fee to the placement agents, which will be paid by the third party investors, but will dilute the stock conversion number for existing Tower stockholders and (ii) certain economic concessions to the third party investors reflecting a negotiated discount to the fair market value of Tower’s common stock as of a relevant pricing date (such discount is referred to in this proxy statement/prospectus as the investment discount). This investment discount, which will be determined through arm’s-length negotiations with the third party investors, will not affect the purchase price paid by such third party investors for Canopius Bermuda but will instead be included as a factor in the formula used to determine the per share merger consideration in the merger. As a result, the investment discount will have a dilutive effect on current Tower stockholders by reducing the amount of stock such stockholders will receive in the merger and therefore increasing the percentage ownership of the third party investors in Tower Ltd. following the merger. Because the third party sale has not occurred as of the date of this proxy statement/prospectus, no assurances can be given as to what investment discount the third party investors will require in order to effect the third party sale. Canopius Bermuda believes third party investors will require an economic concession in the form of a discount in order to participate in the sale of shares by Canopius Bermuda. The magnitude of the discount will result from a number of factors, which include (i) the size of the sale, (ii) the context of the private placement and (iii) the liquidity of the shares following the transaction, including any potential periods when an investor’s ability to freely trade such acquired shares may be restricted. Such discounts are typical in follow-on offerings for public companies, and tend to be somewhat greater for private placements in public entities. Canopius Bermuda believes that the third party investors may view this investment as having some similarities to those transactions.

It is anticipated that a marketing of Canopius Bermuda’s shares in the third party sale will be conducted following the effectiveness of the registration statement of which this proxy statement/prospectus is a part, in a manner consistent with other private placement transactions, to a group of yet-to-be identified institutional investors with whom the placement agents have a pre-existing relationship. It is expected that such process will result in a book of orders that reflects demand for the shares at various prices indicated by such third party investors. This book of orders may comprise a range of investors who choose to participate in the private placement on an arm’s-length basis. The placement agents will then make a recommendation to Canopius and Tower regarding both the price of the private placement and the allocations of shares to the third party investors. Canopius, in consultation with Tower, will then determine the price of the private placement and the allocations of such shares to the third party investors.

While the third party investors, in the aggregate, will own more than 20% but less than or equal to 24% of the outstanding shares of Tower Ltd. immediately following the effective time of the merger, Canopius Bermuda will impose controls on the initial private placement intended to ensure that each of the third party investors and its affiliates will own less than 5% of the outstanding shares of Tower Ltd., except for any existing stockholders of Tower that decide to participate in the third party sale and already own 5% or more of the outstanding shares of Tower common stock. In addition, Canopius Bermuda will impose controls on the initial private placement by reviewing investor subscription agreements to also ensure that no third party investor will hold 10% or more of Tower Ltd. at the effective time of the merger. Each subscription agreement entered into in connection with the third party sale will contain a representation from the relevant investor that its purchase of shares of Canopius Bermuda will not cause it (taken together with its affiliates) to own the foregoing ownership thresholds of Tower Ltd. immediately following the merger. The subscription agreements will also specify that any breach of such representation will cause the sale of Canopius Bermuda shares to such investor to be void and of no effect. However, Tower Ltd. will not limit the ability of its shareholders (including the third party investors) to purchase additional shares in the secondary market following the effective time of the merger. To the extent that a third party investor acquires additional shares and thereby holds more than 5% of the outstanding shares of Tower Ltd. following the merger, such investor will be required to make the applicable Section 13 filing with the SEC pursuant to the Exchange Act.

It is expected that the purchase and sale agreements entered into by such investors and Canopius will contain, among other provisions, a bring-down condition with respect to the accuracy of representations and warranties as of the closing of the third party sale, as well as a condition that the closing of the merger be imminent. The third party sale will occur when (i) all conditions to the merger shall have been satisfied or waived, (ii) Tower has delivered the closing notice under the merger agreement and (iii) the parties to the merger agreement are ready, willing and able to consummate the merger immediately after the closing of the third party sale. Under the MTA, Tower may terminate the third party sale for any reason or no reason at any time up until its closing.

Because the third party sale has not occurred as of the date of this proxy statement/prospectus, no assurances can be given as to what investment discount the third party investors will require in order to effect the third party sale and whether the third party sale will be consummated. See “Risk Factors—Risks Related to the Merger—Existing Tower stockholders will own a smaller share of Tower Ltd. following completion of the merger.”

The Merger

Overview

CUBL was a subsidiary of Canopius Bermuda at the time of the merger agreement. Canopius Bermuda has transferred CUBL to another Canopius Company. Prior to the merger, Canopius Bermuda plans to transfer certain other business to another Canopius company as outlined in the “The Restructuring.” Following completion of the third party sale described above, Merger Sub will merge with and into Tower, with Tower as the surviving corporation becoming an indirect wholly owned subsidiary of Canopius Bermuda. The diagrams set forth below depict the organizational structure of Canopius Bermuda prior to the merger pre- and post-restructuring, as well as the relationship of Tower Ltd., Tower, the third party investors and Tower’s former stockholders following the merger:

Pre-Restructuring Structure of Canopius Bermuda

Post-Restructuring Structure of Canopius Bermuda

Post-Merger Structure

Merger Consideration

At the effective time, among other things, each issued and outstanding share of Tower common stock will be cancelled and converted automatically into the right to receive a number of common shares of Tower Ltd. equal to the stock conversion number.

“Stock conversion number” means the quotient obtained by dividing (x) the closing price per share of Tower common stock on NASDAQ on the pricing date of the third party sale by (y) the adjusted Canopius Bermuda price per share.

“Adjusted Canopius Bermuda price per share” means the quotient obtained by dividing (i) the sum of (a) the target TNAV amount, (b) the value of the retained business (determined in accordance with the MTA), (c) the aggregate amount of the placement fees received by the placement agents in connection with the third party sale and (d) the aggregate amount, expressed in dollars, equal to the absolute value of the discount from the closing price of Tower’s common stock on the pricing date of the third party sale, or on another reasonably current date (as agreed by Tower, Canopius Bermuda and the third party investors), that Tower, Canopius Bermuda and the third party investors have agreed is necessary in order to effect the third party sale, by (ii) the aggregate number of Canopius Bermuda common shares sold in the third party sale.

“Target TNAV amount” means the amount that Tower specifies in a written notice delivered to Canopius prior to the signing date of the purchase and sale agreements for the third party sale, as the target amount of the tangible net asset value of Canopius Bermuda as of the closing date of the third party sale.

The stock conversion number, the adjusted Canopius Bermuda price per share and the target TNAV amount are not known at this time and will not be known until the pricing date of the third party sale, which is after the date of this proxy statement/prospectus. Many unknown factors are used in calculating the stock conversion number, the adjusted Canopius Bermuda price per share and the target TNAV amount, including the (i) the value of the retained business, (ii) the closing price per share of Tower common stock on NASDAQ on the pricing date of the third party sale and (iii) the investment discount received by the third party investors in the third party sale. See “Risk Factors—Risks Related to the Merger—Existing Tower stockholders will own a smaller share of Tower Ltd. following completion of the merger.”

Notwithstanding these unknown factors, however, Tower will not consummate the merger if the former stockholders and optionholders of Tower, as well as holders of Tower’s convertible senior notes, could own 80% or more or less than 76% of the fully diluted capital stock of Tower Ltd. immediately following the effective time. Tower believes that the merger is less desirable from a business perspective outside of this 76-80% ownership range and has committed not to consummate the merger if the ownership of Tower Ltd. by the former stockholders and optionholders of Tower, as well as holders of Tower’s convertible notes, could fall outside of such range immediately following the effective time. For instance, Tower believes that ownership by such parties of 80% or more of the fully diluted capital stock of Tower Ltd. could result in certain adverse tax consequences. See “Risk Factors—Risks Related to the Tax Consequences of the Merger—The merger may have adverse U.S. federal income tax consequences on Tower Ltd. under certain circumstances.” Conversely, the larger the percentage of Tower Ltd. common shares owned by the third party investors following the merger, the more dilutive the merger will be for current Tower stockholders. See “Risk Factors—Risks Related to the Merger—Existing Tower stockholders will own a smaller share of Tower Ltd. following completion of the merger.”

The merger will result in Tower stockholders and optionholders receiving between 44,414,037 and 56,100,724 common shares of Tower Ltd., which range is based on the 76-80% permitted ownership range discussed above and the resultant stock conversion number ranging from approximately 0.9596 to 1.2121. However, Tower stockholders voting on the merger will not know at the time of the special meeting the exact number of common shares of Tower Ltd. they will receive as merger consideration.

For a discussion in determining the factors to be used in the stock conversion number, see the footnotes to the illustrative example on page 45.

TNAV Adjustment Mechanism

At the closing of the third party sale, the third party investors will pay to Canopius a specified aggregate purchase price, which amount will be calculated based on the target TNAV amount plus the value of Canopius Bermuda’s retained business. It is possible, however, that the tangible net asset value of Canopius Bermuda as of the third party sale closing date will be greater than the target TNAV amount. Tower, Canopius and Canopius Bermuda had initially agreed in the MTA that, as part of the restructuring, Canopius Bermuda would declare and pay to Canopius or one of its affiliates a dividend in the amount of the excess, if any, of the tangible net asset value of Canopius Bermuda as of the third party sale closing date over the target TNAV amount. Such excess is referred to in this proxy statement/prospectus as the excess capital. The amount of excess capital to be held back from Canopius will reflect changes to the tangible net asset value of Canopius Bermuda and the target TNAV amount, as of the closing date, as well as a reasonable cushion with respect to any such changes.

Subsequently, Tower, Canopius and Canopius Bermuda agreed to an adjustment mechanism to account for changes in the tangible net asset value of Canopius Bermuda from its calculation prior to the pricing date of the third party sale to the third party sale closing date. Pursuant to this adjustment mechanism, immediately prior to the closing of the third party sale, and in lieu of paying a dividend in the full amount of the excess capital as part of the restructuring immediately prior to the third party sale closing date as described in the preceding paragraph, Canopius Bermuda will declare two dividends payable to Canopius:

(i) a dividend payable immediately prior to the third party sale closing as part of the restructuring in an amount equal to the excess capital less a holdback amount to be agreed by the parties (the amount of such dividend is referred to as the pre-closing dividend); and

(ii) a dividend payable promptly after the final determination of the tangible net asset value of Canopius Bermuda as of the third party sale closing date pursuant to a customary post-closing adjustment (such finally determined amount is referred to in this proxy statement/prospectus as the final TNAV amount) in an amount equal to the excess of the final TNAV amount (calculated as of the third party sale closing date and after giving effect to the payment of the pre-closing dividend) over the target TNAV amount, plus interest on such amount calculated using an agreed rate (the amount of such dividend is referred to as the post-closing true-up amount).

If Canopius Bermuda needs to rely on a distribution from CBL in order for it to pay any such dividend in whole or in part, then, under Bermuda law, approval of the BMA will be required to the extent that CBL’s total statutory capital (as set out in its previous year’s statutory financial statements) is reduced by 15% or more as a result of the payment of any such distribution by CBL to Canopius Bermuda. At September 30, 2012, based on statutory capital of $291.4 million as set out in its 2011 statutory financial statements, and surplus at September 30, 2012 of $144.6 million, it is calculated that approximately $188.3 million would be available for dividend and distribution without the prior approval of the BMA. If BMA approval is required for any such distribution and such approval cannot be obtained, then the tangible net asset value of Canopius Bermuda as of the third party sale closing date may be greater than the maximum amount permitted under the third party sale agreements and the third party sale may not occur. If the third party sale does not occur, Tower will exercise its right to terminate the merger agreement and abandon the merger.

Illustrative Examples of Stock Conversion Number

The table below sets forth two illustrative examples to calculate the stock conversion number using indicative values for the closing price per share of Tower common stock on NASDAQ on the pricing date of the third party sale, the adjusted Canopius Bermuda price per share, the target TNAV amount and other factors. The values set forth below are illustrative only and, accordingly, actual values used to calculate the stock conversion number in connection with the merger may differ materially from those used in the illustrative examples.

	Example 1	Example 2
Tower—Stock Consideration
(x) Illustrative Tower Share Price on NASDAQ on the pricing date of the third party sale	$16.90	$17.90

CHBL Balance Sheet
Canopius Bermuda TNAV (as of closing)(1)	$339,921,000	$339,921,000
(a) Target TNAV amount (determined by Tower at the time of the closing of the third party sale)(2)	$179,907,211	$179,907,211

TNAV Adjustment Mechanism
Pre-Closing Dividend	$150,013,789	$150,013,789
Post-Closing True-Up Amount(3)	10,000,000	10,000,000

Excess Capital	$160,013,789	$160,013,789

Adjusted Canopius Bermuda price per share
(a) Target TNAV amount (determined by Tower at the time of the closing of the third party sale)	$179,907,211	$179,907,211
(b) Value of the retained business (determined in accordance with the MTA)(4)	8,027,966	8,027,966
(c) Aggregate amount of the placement fees received by the placement agents in connection with the third party sale(5)	9,891,325	9,891,325
(d) Assumed illustrative investment discount for third party investors	10,411,921	10,411,921

Total(6)	$208,238,423	$208,238,423
(e) The aggregate number of Canopius Bermuda common shares sold in the third party sale(7)	14,025,737	14,025,737

(f) Adjusted Canopius Bermuda price per share (a + b + c + d) / e	$14.85	$14.85
(g) Stock Conversion Number (x / f)	1.1383x	1.2056x

Ownership Assuming No Conversion of Tower Convertible
(h) Tower shares outstanding(8)	39,232,375	39,232,375
(i) Canopius Bermuda shares issued to Tower shareholders (g x h)	44,658,212	47,298,551
(j) Pro Forma Tower Ltd. shares outstanding (e + i)	58,683,949	61,324,288

Percentage of shares of Tower Ltd. held by existing Tower shareholders (i / j)	76.1%	77.1%
Percentage of shares of Tower Ltd. held by third party investors (e / j)	23.9%	22.9%

Ownership Assuming Conversion of Tower Convertible
(k) Tower shares outstanding(9)	46,244,337	46,244,337
(l) Canopius Bermuda shares issued to Tower shareholders (g x k)	52,639,929	55,752,173
(m) Pro Forma Tower Ltd. shares outstanding (e + l)	66,665,666	69,777,910
Percentage of shares of Tower Ltd. held by existing Tower shareholders (l / m)	79.0%	79.9%
Percentage of shares of Tower Ltd. held by third party investors (e / m)	21.0%	20.1%

(1)	For illustrative purposes, in this exhibit Canopius Bermuda TNAV amount as of closing is assumed to be equivalent to that as of September 30, 2012.
(2)

Tower intends to specify the target TNAV amount to Canopius Bermuda as of the signing date of the third party sale. Therefore, the numbers in this exhibit are illustrative. Tower will principally consider the amount of capital that it believes will be required to maintain its ratings and to operate the combined business. Based on its current market price, Tower believes this capital amount to be between $160 million and $190 million. If Tower’s share price decreases, the desired amount of capital to be retained may be reduced as well. Tower has relationships with its primary rating agencies (AM Best, Fitch and Demotech) and continually discusses proprietary rating capital models that these agencies have developed. Tower also has internally developed capital models that it believes provide outputs similar to the rating agencies’ proprietary models. Tower evaluated the business plan associated with the merged companies in light of these rating capital models to determine an appropriate amount of capital, which it currently estimates to be between $160 million and $190 million.
(3)	For illustrative purposes, in this exhibit the post closing true-up amount assumes the final TNAV amount is equal to the Canopius Bermuda TNAV less the pre-closing dividend, and that no interest is due.
(4)	Represents Tower and Canopius current estimate of the value of retained business. Such value may change before this registration statement becomes effective. Tower believes that the retained assets will consist primarily of reinsurance balances due from Canopius as a result of the restructuring transaction, restricted cash, cash and marketable investment securities. The restricted cash balances will support Tower’s net insurance liabilities retained as a result of the restructuring transaction. Tower believes that the risks associated with these assets are consistent with the volatility of the assets employed in its U.S. based business, and with modest incremental risk associated with the marketable securities, which will be exposed to currency risk in addition to credit risk and duration risk.
(5)	Tower has agreed to pay the placement agents in connection with the third party sale a 5% fee. Calculated on the basis of the sum of the target TNAV amount and the value of the retained business.
(6)	For illustrative purposes, this exhibit assumes a 5% discount for third party investors and is subject to market conditions. Actual discount may be larger or smaller. Calculated on the basis of the sum of the target TNAV amount, the value of the retained business and the placement fee.
(7)	Canopius Bermuda currently has 150,000,000 shares authorized and 100 shares issued and outstanding. Prior to the closing of the transaction and in conjunction with the restructuring Canopius Bermuda intends to increase its shares issued and outstanding. The 14,025,737 Canopius Bermuda shares herein reflect the current estimate of Canopius Bermuda’s post-restructuring outstanding shares.
(8)	Assumes for illustrative purposes 38,376,845 Tower common shares outstanding and 855,530 options to purchase common shares as of September 30, 2012. Assumes that no holders of Tower’s convertible notes will elect to received merger consideration in connection with the merger. At some Tower share prices, holders of the convertible notes may decide to elect merger consideration. See “—Conversion of the convertible notes may dilute the ownership interest of existing Tower stockholders in Tower Ltd.”
(9)	Assumes for illustrative purposes 39,232,375 Tower common shares outstanding as of September 30, 2012 (including 855,530 options to purchase common shares) and 7,011,962 shares issued under exercise of “make-whole fundamental change” provision as of September 30, 2012.

Treatment of Tower Stock Options

At the effective time, each outstanding option to acquire Tower common stock, whether vested or unvested and whether granted under Tower’s Long-Term Equity Plan or otherwise, will automatically vest and become free of any forfeiture conditions and will constitute a fully vested option to acquire, on the same terms and conditions (other than vesting and performance conditions) as were applicable to such Tower stock option immediately prior to the merger, that number (rounded down to the nearest whole number) of Tower Ltd. common shares determined by multiplying (a) the number of shares of Tower common stock subject to such option immediately prior to the effective time by (b) the stock conversion number. The per share exercise price for Tower Ltd. common shares issuable upon exercise of such Tower Ltd. options will be an amount (rounded up to the nearest cent) equal to (i) the exercise price per share of Tower common stock at which the assumed Tower stock options were exercisable immediately prior to the effective time divided by (ii) the stock conversion number.

Treatment of Tower Restricted Stock

At the effective time, each outstanding share of Tower restricted stock that is outstanding and subject to vesting or forfeiture conditions, whether granted under the Long-Term Equity Plan or otherwise, will automatically vest and become free of any forfeiture conditions and be converted into the right to receive, as soon as reasonably practicable after the effective time, the merger consideration attributable to such share of restricted stock, without interest.

Treatment of Tower Convertible Senior Notes

On September 20, 2010, Tower issued $150 million aggregate principal amount of 5.00% Convertible Senior Notes scheduled to mature on September 15, 2014 pursuant to an indenture with U.S. Bank National Association, as trustee. The convertible note indenture, including the form of convertible note, and the convertible note hedging transactions entered into by Tower in connection therewith were filed by Tower on Form 8-K on September 20, 2010 and are incorporated herein by reference.

Pursuant to the terms of the convertible note indenture, consummation of the merger will constitute a “fundamental change,” which will entitle the holders of convertible notes to elect to require Tower to repurchase all or a portion of their notes within 35 days at 100% of the principal amount. In addition, consummation of the merger will also constitute a “make-whole fundamental change, ” which will entitle the holders of convertible notes to elect to convert all or a portion of their notes within three business days following satisfaction of the conversion procedures at an increased conversion rate for merger consideration. For instance, if the price on NASDAQ of Tower common stock is $21.56 or below, holders of the convertible notes will be entitled to an additional 10.0039 shares of Tower common stock per $1,000 of principal, which shares would be exchangeable for the merger consideration.

Any common shares of Tower Ltd. issued upon conversion of the convertible notes will not be registered under the registration statement of which this prospectus/proxy statement is a part. Tower expects but is not required to file a resale registration statement covering such shares following the merger.

If holders do not elect to convert their convertible notes for cash or merger consideration as described above, under the terms of the convertible note indenture, Tower will remain the primary obligor of the convertible notes. In addition, concurrent with the closing of the merger, Tower Ltd. will be required to fully and unconditionally guarantee any obligations of Tower under the convertible notes and the convertible note indenture.

Background of the Transaction

Negotiations regarding the Master Transaction Agreement

On April 27, 2011, Tower expressed interest in providing qualifying quota share capacity for Canopius. As a result of this expression of interest, Michael Lee, Chairman, President, and Chief Executive Officer of Tower and James Roberts, Senior Vice President, Corporate Underwriting of Tower, participated in discussions with executives of Canopius, including Michael Watson, Executive Chairman of Canopius, and Robert Law, Chief Financial Officer of Canopius, about a qualifying quota share transaction in May 2011.

On July 14, 2011, representatives of Canopius, including Michael Watson, invited Tower to provide capacity to Syndicate 4444 for the second half of 2011 in order to free up a portion of Canopius’s capital used to support this syndicate’s underwriting.

On July 15, 2011, Tower and Flectat Limited, a Canopius affiliate, entered into a non-disclosure agreement in connection with the negotiation of a quota share agreement between the parties. Soon thereafter, Tower refreshed the due diligence that it had performed earlier in the year on Canopius and, in concert with an advisor, negotiated the terms of the quota share reinsurance that it subsequently provided to Canopius for the second half of 2011.

On September 28, 2011, Michael Watson, Michael Lee and James Roberts discussed by telephone a project to broaden Tower’s relationship with Canopius with respect to Lloyd’s of London in connection with a possible acquisition of Omega by Canopius.

In October 2011, Michael Watson and James Roberts had a follow-up discussion by telephone indicating that the acquisition of Omega by Canopius was not likely to occur in the near-term.

On December 1, 2011, Tower and Flectat Limited entered into a quota share agreement pursuant to which Tower agreed to provide 6.8% whole account quota share support for Syndicate 4444 for the 2011 year of account.

In connection with negotiating the 2011 Quota Share Agreement, both parties understood that Tower would be offered the opportunity to provide whole account quota share support to Syndicate 4444 for the 2012 year of account. To that end, additional on-site due diligence was performed by Tower in the second week of October 2011, following which Tower committed to provide 6% whole account quota share support for Syndicate 4444 for 2012.

Between December 2011 and March 2012, Tower considered a business combination transaction with another insurance holding company before deciding not to pursue such transaction. Under the proposed business combination structure, Tower would have merged with a subsidiary of such business combination candidate, with Tower becoming a subsidiary of the top holding company and Tower stockholders becoming the majority owners of the top holding company. In connection with the potential transaction, Tower expected that its Board of Directors and its management would continue in the same roles for the combined company following completion of the transaction. However, the transaction was not pursued because Tower’s management, in their business judgment, ultimately determined that the potential terms of such business combination, including the financial terms, were not in the best interests of Tower and its stockholders.

On January 20, 2012, Tower and Canopius entered into a non-disclosure agreement in connection with discussions relating to potential transactions between the parties.

Between January 20 and 27, 2012, Robert Law sent emails to Elliot Orol, Senior Vice President, General Counsel and Secretary of Tower and William Hitselberger, Executive Vice President and Chief Financial Officer of Tower, with an attachment containing financial information regarding Canopius Group, as well as publicly available pertinent information on Omega, following Canopius’s renewed interest in acquiring Omega. Tower did not pursue a potential combination transaction with Omega’s Bermuda domiciled reinsurance subsidiary because any such transaction would have involved materially different economics and potential benefits to Tower and its stockholders.

On January 23, 2012, Michael Watson, Robert Law, Michael Lee, William Hitselberger and James Roberts participated in a conference call to discuss how Tower could assist Canopius in its potential acquisition of Omega by making an investment in Canopius.

On January 30, 2012, Michael Watson corresponded by email with Michael Lee and James Roberts that Canopius had sent Omega a letter of interest and mentioning a potential third party investor to help fund the acquisition, but did not disclose Tower by name.

On February 1, 2012, Michael Watson corresponded by email with Michael Lee, William Hitselberger and James Roberts regarding a positive discussion with the majority shareholder of Canopius, Bregal Capital LLP, about a potential investment by Tower in Canopius. A preliminary term sheet was attached to the email. The principal terms covered by the term sheet related to the size of Tower’s proposed investment, the terms of the securities being offered to Tower and their place in the capital structure of Canopius and various governance and shareholder liquidity rights.

On February 2, 2012, Michael Watson, Michael Lee, William Hitselberger and Robert Law had a follow-up discussion by telephone about Tower’s investment in Canopius and Tower’s right to effect a merger with a subsidiary of Canopius Bermuda. The topics discussed included the capital investment size needed by Canopius to allow it to acquire Omega, and how Tower could assist in this capital raise. It was also discussed how Tower could merge with a Bermuda domiciled reinsurance subsidiary of Omega were Canopius to succeed in its acquisition of Omega.

On February 8, 2012, Robert Law provided certain financial and investor information to Tower, including the identities of the shareowners of Canopius, the management structure of Canopius and whether the shareowners of Canopius were U.S. persons.

On February 9, 2012, Michael Lee, William Hitselberger, Elliot Orol, James Roberts, Michael Watson, and Robert Law participated in a conference call to discuss the structure of a potential merger of Tower with a subsidiary of Canopius Bermuda.

On February 15, 2012, No Duty Access Agreements were signed by William Hitselberger on behalf of Tower Group, granting Tower access to certain accounting and tax due diligence reports on Omega as prepared for Canopius.

On February 15, 2012, Michael Lee, William Hitselberger, Elliot Orol and James Roberts of Tower and Michael Watson and Robert Law of Canopius participated in a conference call to discuss the timetable for completing Tower’s investment in Canopius, Tower’s right to effect a merger with a subsidiary of Canopius Bermuda and potential next steps.

On February 15, 2012, Michael Watson corresponded by email with James Roberts to confirm that Tower’s investment in Canopius would not be subject to capital raising efforts by Tower.

On February 19, 2012, Keefe, Bruyette & Woods Limited, Canopius’s financial advisor, emailed William Hitselberger, requesting information regarding regulatory consents required for Tower to invest in Canopius.

On February 20, 2012, Michael Watson corresponded by email with Michael Lee, William Hitselberger, James Roberts, Tower’s financial advisor, Guy Carpenter & Company LLP, and Canopius’s financial advisors, Aon Benfield Securities Limited and Keefe, Bruyette & Woods Limited, outlining proposed mechanics for Canopius to assist Tower in acquiring a Lloyd’s platform in connection with Tower’s investment in Canopius. The correspondence included a discussion about Lloyd’s syndicates and the role of the managing agency structure in the Lloyd’s market. Such correspondence provided a basis for further discussions concerning the terms of the MTA.

On February 21, 2012, Michael Watson, Michael Lee, William Hitselberger, Elliot Orol and James Roberts, participated in a conference call and corresponded by email to discuss further the potential transaction structure, including the merger option, the SPS transactions right and the acquisition right. A preliminary term sheet, the principal terms of which covered the size of Tower’s proposed investment, the terms of the offered security and the proposed capital structure, shareholder liquidity and governance rights was circulated by Canopius to facilitate the discussion.

On February 22, 2012, Michael Lee, William Hitselberger and Elliot Orol of Tower, Michael Watson and Robert Law of Canopius and Adam Barron of Bregal Capital LLP participated in a conference call to discuss the terms of the investment in Canopius. The discussion focused on the valuation of Canopius and the size of Tower’s proposed investment relative to such valuation.

Between February 22 and 24, 2012, Canopius provided diligence materials for Syndicate 4444, Canopius’s management and related matters to Tower to assist in its due diligence of Canopius.

On February 27, 2012, Michael Watson, Michael Lee, William Hitselberger, and James Roberts corresponded by email about the possibility that Canopius could combine its Bermuda business with Tower rather than the Omega Bermuda business.

From February 29 to March 2, 2012, Michael Lee, William Hitselberger, James Roberts and Elliot Orol together with Tower’s financial advisor, Guy Carpenter & Company LLP, and, Michael Watson and Robert Law,

and Canopius’s financial advisors, Keefe, Bruyette & Woods Limited, met in London to discuss the transaction timetable, the terms of Tower’s investment, the merger option, the terms of the Lloyd’s options and the Canopius corporate structure, and held business due diligence meetings with the Canopius management, underwriters, actuaries and risk management team.

On March 7, 2012, the Tower Board of Directors held a teleconference to discuss the MTA and the investment agreement.

On March 9, 2012, Michael Watson corresponded by email with Michael Lee, William Hitselberger, Elliot Orol, James Roberts, and other advisors regarding a progress update regarding the potential Omega transaction and Tower’s potential investment in Canopius.

On March 9, 2012, Dewey & LeBoeuf LLP, then counsel to Tower in connection with the negotiation of the MTA and investment agreement, distributed an initial draft of the MTA to Canopius, Canopius Bermuda and their outside counsel, Clyde & Co.

From March 13 to April 25, 2012, management for Tower and Canopius, including Elliot Orol and Robert Law, and from March 17, Tower’s transaction counsel, Willkie Farr & Gallagher LLP, and tax counsel, Debevoise & Plimpton LLP, and Tower’s financial advisor, Guy Carpenter & Company LLP, and Canopius’s legal counsel, Clyde & Co., and its financial advisors, Aon Benfield Securities Limited and Keefe, Bruyette & Woods Limited, participated in conference calls and exchanged emails in connection with negotiating the documentation relating to Tower’s investment in Canopius and the MTA as described below. On March 17, 2012 Willkie Farr & Gallagher LLP replaced Dewey & LeBoeuf LLP as counsel to Tower in connection with the negotiation of the MTA and the investment agreement.

On March 14 and 15, 2012, the Tower Board of Directors held a meeting at the principal executive offices of Tower to discuss the MTA and the investment documentation. Michael Lee reviewed the various transactions that Tower would have the right to effect with Canopius and its subsidiaries pursuant to the MTA, including the proposed investment in Canopius, the merger right, the SPS transactions right and the acquisition right, and confirmed that Tower could effect the proposed investment in Canopius without proceeding with the other proposed transactions, Dewey & LeBoeuf LLP, counsel to Tower in connection with the negotiation of the MTA and investment agreement, reviewed the material terms of the MTA and the investment agreement and Debevoise & Plimpton LLP discussed the tax structure of the proposed merger transaction set forth in the MTA. Certain investment banking firms who may be retained as placement agents in connection with the third party sale discussed the financing process, including timing. Guy Carpenter & Company, LLC, financial advisor to Tower, reviewed recent valuation metrics for publicly traded mid-sized Lloyd’s syndicates and Lloyd’s managing agency transactions. James Roberts and William Dove, Senior Vice President, Chief Risk Officer and Chief Actuary of Tower, summarized the results of Tower’s due diligence review of Canopius. William Hitselberger discussed the financial aspects of the proposed investment in Canopius.

On March 27, 2012, William Dove, Chief Actuary, Chief Risk Officer and Senior Vice President, the financial advisors of Tower, representatives of Canopius and Keefe, Bruyette & Woods Limited participated in a conference call with Gaynore Moss, Chief Actuary of Canopius, to conduct Omega and Canopius due diligence.

On March 29, 2012, the Tower Board of Directors held a teleconference to discuss the MTA and the investment agreement. Elliot Orol updated the Board on the negotiations between Tower and Canopius regarding the investment, and Willkie Farr & Gallagher LLP, Tower’s transaction counsel, reviewed the material changes to the MTA and the investment agreement, since the meetings of the Tower Board of Directors on March 14 and 15, 2012. The material changes to the investment agreement related to the warranties and limitations on indemnification in the event of any breach of such warranties, the actions of Canopius requiring consent of its shareholders, and the permitted transfers and restrictions applicable to shareholders of Canopius. Among the changes to the draft MTA that were reviewed at such meeting were the time periods during which the merger right, the SPS transactions right and the acquisition right would remain available to Tower, the scope of Canopius’s obligation to use its efforts to effect the transactions contemplated by such rights if they are exercised by Tower and the allocation of the consideration to be paid by Tower among the investment, the merger right, the SPS transactions right and the acquisition right. In addition, Willkie Farr & Gallagher LLP reviewed with the Board of Directors the consideration for the transaction, the allocation of the consideration, the indemnification provisions and the time periods for that exercise by Tower of its option with respect to the merger and the establishment of the Lloyd’s syndicate. With respect to the investment agreement, Willkie Farr & Gallagher LLP confirmed that Tower would be entitled to one seat on Canopius’s Board of Directors and described the limitations on Tower’s ability to sell shares of Canopius for a three-year period, as well as preemption, tag-along, drag-along and other minority shareholder protection rights that Tower had been able to negotiate. After discussing this information, the Tower Board of Directors unanimously approved the MTA and the investment agreement with such changes as Messrs. Lee, Hitselberger or Orol determined appropriate.

On April 2, 2012, Michael Watson and Michael Lee corresponded by email regarding the progress of the draft investment agreement and MTA.

On April 4, 2012, Michael Lee, William Hitselberger, Elliot Orol, Michael Watson, and Robert Law participated in a conference call to discuss the investment agreement and the MTA and related matters.

Also, on April 4, 2012, Michael Watson corresponded with Michael Lee and James Roberts by email to outline the substance of his meeting with Lloyd’s regarding a potential Tower special purpose syndicate and next steps with Lloyd’s with respect to the creation of a special purpose syndicate.

From April 4 to April 12, 2012, Clyde & Co., outside legal counsel for Canopius, Willkie Farr & Gallagher LLP, transaction counsel to Tower, Canopius and Tower continued to negotiate the drafting of the investment agreement and the MTA.

On April 12, 2012, Michael Watson, Elliot Orol, and James Roberts corresponded by email regarding the status of the Omega transaction.

On April 13, 2012, Michael Lee, William Hitselberger, and Elliot Orol of Tower, Michael Watson and Robert Law of Canopius and Adam Barron of Bregal Capital LLP participated in a conference call to discuss a potential increase in the size of Tower’s investment of $5 million, from $70 million to $75 million, in order to provide Canopius with additional capital support in its bid for Omega.

From April 13 to April 23, 2012, Tower, its transaction counsel, Willkie Farr & Gallagher LLP, Canopius and its outside legal counsel, Clyde & Co., continued to negotiate the drafting of the investment agreement and the MTA. The principal terms negotiated included the representations and warranties to be included in the MTA and investment agreement, closing conditions, the scope of the indemnities to be provided by Canopius for the benefit of Tower, the scope of Canopius’s obligation to facilitate Tower’s participation in the Lloyd’s market, the merger option, Tower’s governance rights and minority shareholder rights in Canopius, the time periods during which the merger right, the SPS transaction right and the acquisition right would remain available to Tower, the scope of Canopius’s obligation to use its efforts to effect the transactions contemplated by such rights after they are exercised by Tower and the allocation of responsibility for costs and expenses incurred by the parties in connection with the exercise of such rights. In connection with the investment agreement, the parties also discussed the requirement under UK takeover practice for Canopius to provide cash confirmations to Omega and, as a result, Tower to place certain investment funds in a segregated account prior to the investment closing.

On April 23, 2012, Michael Watson, Michael Lee, William Hitselberger, Elliot Orol, James Roberts, and representatives of Tower’s financial advisor corresponded by email regarding the Omega acquisition.

On April 24, 2012, Elliot Orol and Michael Watson discussed by telephone potential insurance regulatory filings in connection with the Omega transaction and related transactions.

On April 25, 2012, Tower, Canopius, Canopius Bermuda and Delaware Purchaser entered into the MTA and the investment agreement.

Negotiations Regarding Exercise of Merger Right and Execution of the Merger Agreement

Between March 25 and May 14, 2012, Tower evaluated a merger with an insurance holding company, including performing due diligence on such company and submitting a business combination proposal. Under the proposed business combination structure, Tower would have merged with a subsidiary of such business combination candidate, with Tower becoming a subsidiary of the top holding company and Tower stockholders becoming the majority owners of the top holding company. In connection with the potential transaction, Tower expected that its Board of Directors and its management would continue in the same roles for the combined company following completion of the transaction. However, the transaction was not pursued because Tower’s management, in their business judgment, ultimately determined that the potential terms of such business combination, including the financial terms, were not in the best interests of Tower and its stockholders.

On May 25, 2012, Robert Law and William Hitselberger corresponded by email, with Canopius providing certain financial information and other details regarding Canopius’s Bermuda operations, and agreeing to provide such further financial information and assistance as may be required by Tower in connection with a potential merger with Canopius Bermuda.

On June 11, 2012, Michael Watson, William Hitselberger, Elliot Orol and James Roberts participated in a conference call to discuss the exercise of the merger right, including the timing of the Omega merger and the status of Omega Bermuda employees.

On June 12 and July 6, 7 and 19, 2012 Robert Law provided to Elliot Orol resumes and employment agreements of certain staff employed by Omega Bermuda, as identified as potential employees of Tower’s Bermuda operations following the merger transaction. Prior to the execution of the original merger agreement, representatives of Tower met with certain employees of Omega.

On June 15, 2012, Robert Law, William Hitselberger and Elliot Orol discussed by telephone the CBL business to be retained by Tower following the closing of a merger with Canopius Bermuda and the transaction timetable.

On June 15, 2012, Michael Lee and James Roberts met with Lloyd’s to discuss the relationship between Canopius and Tower.

On June 15, 2012, Willkie Farr & Gallagher LLP, transaction counsel for Tower, distributed an initial draft of the original merger agreement to Canopius, Canopius Bermuda and their outside counsel, Drinker Biddle & Reath LLP.

On June 25, 2012, Steve Ciardiello, Managing Vice President of Tower, corresponded by email with Robert Law and others attaching a coordination document for the preparation of audited consolidated financial statements for Canopius Bermuda.

On June 27, 2012, Robert Law and William Hitselberger corresponded via email regarding certain information relevant to the merger transaction, including with respect to employees, premises and valuation.

On July 2, 2012, Michael Lee, William Hitselberger, Elliot Orol, James Roberts, Catherine Wragg, Senior Vice President, Human Resources and Administration of Tower, Michael Watson and Robert Law participated in a conference call to discuss the business, staffing and Lloyd’s option issues.

On July 13, 2012, Michael Watson, Michael Lee and Elliot Orol discussed the possibility of exercising the merger right prior to completion of the acquisition of Omega by Canopius.

From July 13 to July 30, 2012, Tower, its transaction counsel, Willkie Farr & Gallagher LLP, Canopius and its transaction counsel, Drinker Biddle & Reath LLP, negotiated the drafting of the original merger agreement. The principal terms negotiated included the scope of the representations and warranties, interim operating limitations and conditions to closing.

On July 19, 2012, Robert Law and Elliot Orol had a telephone conversation on matters relating to the original merger agreement.

On July 20, Canopius provided Tower and its outside legal advisors with access to electronic due diligence materials for Canopius Bermuda and its subsidiaries.

On July 23, 2012, the Tower Board of Directors held a meeting at the principal executive offices of Tower to discuss the original merger agreement and review the terms of the proposed merger transaction. Michael Lee provided an update on the status of the merger negotiations between Tower and Canopius, and confirmed that the Tower Board of Directors would review the proposed merger transaction again prior to the sale of shares by Canopius Bermuda to third party investors and would receive a fairness opinion prior to such time. William Hitselberger reviewed the financial terms of the proposed merger transaction, and James Roberts discussed Tower’s post-merger business plan in the U.S. and Bermuda. Willkie Farr & Gallagher LLP, Tower’s transaction counsel, discussed the material terms of the original merger agreement and Debevoise & Plimpton LLP, Tower’s special tax counsel, discussed the tax structure of the proposed transaction.

On July 24 and July 26, 2012, Robert Law, William Hitselberger, and Elliot Orol discussed issues related to the restructuring and the original merger agreement, including the composition of the Retained Business and Tower’s quota share participation in Syndicate 4444.

On July 28, 2012, the Canopius Board of Directors held a meeting to approve the original merger agreement at which Drinker Biddle & Reath LLP discussed the material terms of the original merger agreement.

On July 29, 2012, the Tower Board of Directors held a teleconference to further discuss the original merger agreement. Elliot Orol confirmed that there had been no material changes to the original merger agreement since the meeting of the Tower Board of Directors on July 23, 2012. Willkie Farr & Gallagher LLP, transaction counsel to Tower, and Debevoise & Plimpton LLP, special tax counsel to Tower, also participated in the telephonic meeting of the Board. After discussion, the Tower Board of Directors unanimously approved the original merger agreement.

On July 30, 2012, Tower, Canopius Bermuda, Delaware Purchaser and Merger Sub entered into the original merger agreement and a letter agreement amending the MTA, copies of which are attached as exhibits to Tower’s Current Report on Form 8-K filed on July 31, 2012.

On November 6, 2012 the Board of Directors of Tower met with members of management and representatives of Barclays Capital Inc., an investment banking firm engaged to render to the Tower Board of Directors an opinion with respect to the fairness, from a financial point of view, of the merger consideration to be offered to Tower stockholders in the transaction; Willkie Farr & Gallagher LLP, Tower’s special transaction counsel; and Debevoise & Plimpton LLP, Tower’s special tax counsel. Willkie Farr & Gallagher LLP and Debevoise & Plimpton LLP participated by phone.

At the meeting the Board of Directors approved an amendment to the original merger agreement, which provides that the consideration to be received by Tower stockholders will consist entirely of Tower Ltd. common shares and eliminates the $1.25 per share cash consideration provided for in the original merger agreement. In connection with the deliberation by the Tower Board of Directors, representatives of Barclays rendered to the Tower Board of Directors the oral opinion of Barclays, which was subsequently confirmed by delivery of a written opinion dated November 6, 2012, as described under “— Opinion of Barclays to the Tower Board of

Directors,” that, as of November 6, 2012, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be offered to the stockholders of Tower in the transaction was fair, from a financial point of view, to such stockholders.

Between November 6 and November 8, 2012 the amendment to the original merger agreement was reviewed by Canopius and its counsel, Drinker Biddle & Reath LLP. The amendment was approved by Canopius’ Board on November 8, 2012 and signed by the parties on November 8, 2012 in substantially the form presented to the Tower Board of Directors.

Tower’s Reasons for the Merger and Recommendation of Tower’s Board of Directors

The Tower Board of Directors has determined that consummating the merger on the terms of the merger agreement is in the best interests of Tower and its stockholders. The Tower Board of Directors consulted with its management as well as its external advisors in reaching its decision to adopt and declare advisable the merger agreement and recommends to the Tower stockholders that they vote “FOR” adoption of the merger agreement and approval of the merger.

In reaching its conclusion to approve the merger agreement, the Tower Board of Directors reviewed a significant amount of information and considered a number of factors in its deliberations and concluded that the merger is likely to result in significant strategic and financial benefits to Tower Ltd., which would accrue to the Tower stockholders, as shareholders of Tower Ltd., including that:

•	the merger will create a more efficient global, diversified specialty insurance company that supports Tower’s expansion plans in that:

•	the merger will create a more efficient international holding company structure from a business and tax perspective;

•

the combination of Tower’s and Canopius Bermuda’s businesses through the merger will result in a diversified product platform consisting of commercial, specialty and personal lines, reinsurance and international specialty products;

•	the establishment of a Bermuda domicile will provide Tower with an international platform with access to U.S., Bermuda and Lloyd’s markets;

•	Tower Ltd. is expected to have improved profitability and financial strength;

•	the merger will strengthen the combined group’s competitive position and will support growth opportunities since;

•	Bermuda provides Tower with a better business platform to grow its existing and newly created businesses;

•	the merger improves the profitability of new assumed reinsurance business from insurance companies in the U.S. and Lloyds’ syndicates; and

•

the abilities and international experience of the insurance professionals expected to be employed by CBL will complement the strengths of Tower’s personnel and expand the international reach of the combined group.

These expected benefits and others cause the Tower Board of Directors to believe that the combination of the businesses of Canopius Bermuda and Tower will create more value for the Tower stockholders in the long term than Tower could create as a standalone business. This belief is based in part on the following factors that the Tower Board of Directors considered:

•	the anticipated market capitalization, strong balance sheet and capital structure of Tower Ltd.;

•	its knowledge of the Tower business, operations, financial condition, earnings, strategy and future prospects;

•	the abilities, experience and qualifications of the insurance professionals expected to be employed by CBL;

•

its understanding of the Canopius Bermuda business, operations, financial condition, earnings, strategy and future prospects based on results of Tower’s due diligence review of Canopius Bermuda and Tower’s participation in the restructuring;

•

Canopius’s indemnification of Tower in the MTA for any liability of Canopius Bermuda or any of its subsidiaries prior to the effective time, other than insurance liabilities under the express terms of any insurance contract or reinsurance agreement constituting a part of the retained business in the restructuring;

•	the current and anticipated competitive and economic climate in the industry in which Tower and Canopius Bermuda operate;

•	the tax efficient corporate structure of Tower Ltd. as a Bermuda tax resident and incorporated corporation;

•

its consideration of potential alternatives to the merger, the availability of alternatives, the extent to which any alternatives might increase the value of Tower and the timing and likelihood of effecting any alternative;

•

the fact that the Tower Ltd. Board of Directors is expected to be composed initially of current directors of Tower, led by Michael H. Lee, who is currently serving as the Chairman of the Board of Directors, President and Chief Executive Officer of Tower;

•

its belief that the terms and conditions of the merger agreement, including the parties’ representations and warranties, covenants, deal protection provisions and closing conditions, are reasonable for a transaction of this nature;

•	the fact that Tower’s obligation to consummate the merger is in Tower’s sole discretion;

•	the limited number and nature of the conditions to Canopius Bermuda’s obligation to complete the transactions contemplated by the merger agreement;

•

the fact that any Tower Ltd. common shares issued to the Tower stockholders as a result of the merger will be registered on Form S-4 and will be generally unrestricted for resale by the Tower stockholders;

•	the fact that the merger is subject to the adoption of the merger agreement by the Tower stockholders; and

•	the likelihood that the merger will be completed on a timely basis.

The Tower Board of Directors weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the merger, including:

•

that the combination and integration of the businesses currently conducted by Tower and Canopius Bermuda will create numerous risks and uncertainties that could adversely affect Tower Ltd.’s operating results;

•

that managing a multi-national company will be significantly more complex and require greater resources than managing Tower alone, including in light of the costs, complexities and inefficiencies of having personnel located across a larger geographical area;

•	that integrating Canopius Bermuda will require the allocation of resources away from the core business of Tower Ltd.;

•	the risk that revenue forecasts for Tower Ltd. are not attained;

•	the potential disruption of employees and the ability to train and integrate employees;

•	that Tower Ltd. will be subject to substantially more tax complexity than Tower;

•	that the merger will be a taxable transaction for U.S. stockholders of Tower;

•	the risk that other anticipated benefits to Tower Ltd. might not be realized;

•	the U.S. federal excise tax on reinsurance premiums paid to Bermuda reinsurers;

•	the risk that the merger might not be consummated in a timely manner, or at all;

•

that failure to complete the merger would cause Tower to incur significant fees and expenses related to the transaction and could lead to negative perceptions among investors, potential investors and customers; and

•	the risks of the type and nature described or referred to under the section entitled “Risk Factors.”

The Tower Board of Directors concluded that the uncertainties, risks and potentially negative factors relevant to the transactions contemplated by the merger agreement were outweighed by the potential benefits that it expected Tower and the Tower stockholders would achieve as a result of the merger. Further, Tower’s management completed a review of two alternative acquisitions, which it ultimately determined to abandon. In addition, Tower’s Board of Directors also considered the benefits of not pursuing a business combination transaction (which, because of its termination rights under the merger agreement with Canopius Bermuda, is still a possibility at this time).

This discussion of the information and factors considered by the Tower Board of Directors includes the principal positive and negative factors considered by the Tower Board of Directors, but is not intended to be exhaustive and may not include all of the factors considered by the Tower Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the transactions contemplated by the merger agreement, and the complexity of these matters, the Tower Board of Directors did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and to make its recommendations to the Tower stockholders. Rather, the Tower Board of Directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Tower Board of Directors may have given differing weights to different factors.

As discussed above, as one of its reasons for determining to approve the merger, Tower’s Board of Directors considered that the merger would help create a more efficient international holding company structure from a business and tax perspective. From a business perspective, Tower believes that because of the substantial concentration of insurance and reinsurance companies in Bermuda, which is a hub for global reinsurance markets, Canopius Bermuda’s presence as a reinsurer in Bermuda will enable it to identify new and innovative international business opportunities for growth and profitability in a more efficient manner than is currently the case. From a tax perspective, Tower believes the Bermuda holding company has benefits and detriments. As described under “Bermuda Tax Considerations—Tower Ltd. and its Subsidiaries—Taxation of Tower Ltd. and its Subsidiaries Following the Merger”, Tower Ltd. and its Bermuda-domiciled subsidiaries have obtained assurances from the Bermuda Minister of Finance that they will be exempt from Bermuda income taxes, if any, until March 31, 2035. On the other hand, organizing Tower Ltd. outside of the United States causes the merger to be fully taxable to non-exempt U.S. Tower shareholders. In addition, the United States may tax the income of Tower Ltd. and its Bermuda-domiciled subsidiaries under certain limited circumstances either directly or in part at the shareholder level. See “Risk Factors—Risks Related to the Tax Consequences of the Merger —Tower Ltd. and Tower Ltd.’s non-U.S. subsidiaries may be subject to U.S. tax, which may have a material adverse effect on Tower Ltd.’s financial condition and operating results.” “Risk Factors—Risks Related to the Tax Consequences of the Merger—If you own or are treated as owning 10 percent or more of Tower Ltd.’s shares and Tower Ltd. or one or more of its non-U.S. subsidiaries is classified as a controlled foreign corporation (a “CFC”), your taxes could increase.” “Risk Factors—Risks Related to the Tax Consequences of the Merger—The merger may have adverse U.S. federal income tax consequences on Tower Ltd. under certain circumstances.” Finally, the U.S. imposes an excise tax on certain premiums paid to non-U.S. reinsurers.

As also discussed above, Tower’s Board of Directors considered that the merger could enhance the profitability and financial strength of the combined company. For instance, Tower believes that Tower Ltd., if successful in executing its business plan, may be able to harness the potential business and tax efficiencies of its Bermuda holding company structure to lower its overall operating costs and enhance its competitiveness in the global insurance and reinsurance markets. In addition, Tower believes that Tower Ltd.’s presence as a reinsurer in Bermuda, as well as the experience of Tower Ltd.’s Bermuda-based employees following the merger, will facilitate further access to international insurance and reinsurance markets, including the Lloyd’s market, and enable it to source new international business opportunities for growth and profitability in a more efficient manner. As a consequence of the merger, Tower’s Bermuda reinsurance operation will have a significantly larger balance sheet than it currently does. This will enable Tower to transact all of its future third-party reinsurance business through its Bermuda platform.

Currently, Tower writes the substantial majority of its third-party reinsurance business, including all of its Lloyd’s and international reinsurance business, through its domestic insurance companies due to capacity constraints in its Bermuda reinsurance company. In addition, because a majority of Tower’s third-party reinsurance consists of business sourced from Lloyd’s of London or from Bermuda itself, Tower believes that the consolidation of its reinsurance operations in Bermuda will permit it to hire employees from a much deeper pool of experienced reinsurance professionals. Tower’s current Bermuda platform is CastlePoint Reinsurance Bermuda Limited, which is consolidated in Tower’s current organization. The capacity constraint with respect to Tower’s existing Bermuda reinsurance company is due to the fact that its capital is fully utilized to reinsure direct Tower business underwritten by Tower’s domestic insurance companies. The merger transaction will provide additional capital to permit the third-party reinsurance business that is currently underwritten through Tower’s domestic insurance companies to be underwritten through its new Bermuda operating company. Tower expects that the underwriting income from this third-party reinsurance business will be sufficient to provide the capital growth necessary to allow for additional future reinsurance opportunities.

Opinion of Barclays to the Tower Board of Directors

Tower engaged Barclays to render an opinion with respect to the fairness, from a financial point of view, to Tower’s stockholders of the merger consideration to be offered to such stockholders in the transaction. On November 6, 2012, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to Tower’s Board of Directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the merger consideration to be offered to the stockholders of Tower in the transaction was fair to such stockholders.

The full text of Barclays’ written opinion, dated as of November 6, 2012, is attached as Annex F to this proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. Tower’s stockholders are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the Tower Board of Directors, addresses only the fairness, from a financial point of view, of the merger consideration to be offered to the stockholders of Tower in the transaction and does not constitute a recommendation to any stockholder of Tower as to how such stockholder should vote with respect to the transaction or any other matter. The terms of the transaction were determined through arm’s-length negotiations among Tower, Canopius and Canopius Bermuda and were unanimously approved by the Tower Board of Directors. Barclays was not requested to opine as to, and its opinion does not in any manner address, Tower’s underlying business decision to proceed with or effect the transaction, the likelihood of consummation of the transaction, Tower’s purchase of ordinary shares of Canopius, or any of the other transactions or agreements contemplated by or arising out of the MTA, including, without limitation, the restructuring, the third party sale, the SPS transactions right or the acquisition right (in each case as defined in this proxy statement/prospectus). Barclays was solely engaged for the purpose of rendering an opinion with respect to the fairness, from a financial point of view, of the merger consideration to be offered to Tower’s stockholders in the transaction, and not as a financial advisor and, accordingly, Barclays did not consider, and its opinion does not address, the merits of the transaction. Barclays did not express any opinion as to any tax, regulatory or other consequences that might result from the transaction, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understands that Tower has obtained such advice as it deemed necessary from qualified professionals. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of Tower in the transaction. Moreover, Barclays expressed no opinion as to the fairness of the merger consideration to the holders of Tower’s convertible notes in their capacity as such, nor did Barclays express any view or recommendation as to whether any such holder should exercise any rights that may arise under the terms of the convertible notes as a result of the transaction. No limitations were imposed by the Tower Board of Directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

Management of Tower advised Barclays, and Barclays assumed for the purposes of its opinion, that:

•

Tower will not consummate the transaction if the holders of Tower’s common stock and options to purchase common stock, as well as holders of the convertible notes, could own 80% or more or less than 76% of the fully diluted capital stock of Tower Ltd. immediately after the completion of the merger;

•

Tower will not consummate the transaction if the amount that is equal to (i) the closing price per share of Tower common stock on the pricing date of the third party sale, minus (ii) the investment discount (expressed on a per share basis), minus (iii) the placement fee of 5% to be received by the placement agents in connection with the third party sale (expressed on a per share basis) (the result of such calculation to be referred to in this proxy statement/prospectus as the net proceeds to Canopius per Tower equivalent share), is less than $14.54;

•	the target TNAV amount will not exceed $294.6 million;

•	the value of the retained business for purposes of determining the stock conversion number will be $5.4 million; and

•	the aggregate number of shares of Canopius Bermuda sold in the third party sale will be 14,025,737.

In arriving at its opinion, Barclays reviewed and analyzed, among other things:

•	the merger agreement, a draft of the amendment, dated November 4, 2012, the MTA and the letter agreement, as well as the specific financial terms of the transaction;

•

publicly available information concerning Tower that Barclays believed to be relevant to its analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012;

•	the Registration Statement on Form S-4 of Canopius Bermuda filed on August 31, 2012 and Amendment No. 1 thereto filed on October 10, 2012;

•

financial and operating information with respect to the business, operations and prospects of Tower furnished to Barclays by Tower, including financial projections of Tower for the five years ended December 31, 2017 as prepared by management of Tower;

•

financial and operating information with respect to the business, operations and prospects of Canopius Bermuda furnished to Barclays by Canopius Bermuda and Tower, including financial projections of Canopius Bermuda for the five years ended December 31, 2017 as prepared by management of Tower;

•	the recent trading history of Tower common stock;

•	a comparison of the historical financial results and present financial condition of Tower and Canopius Bermuda with those of other companies that Barclays deemed relevant;

•	a comparison of the financial terms of the transaction with the financial terms of certain other transactions that Barclays deemed relevant;

•

a comparison of the value of a holder of Tower common stock’s interest in Tower with the value of such holder’s interest in Tower Ltd. after giving effect to the transaction in terms of certain financial metrics;

•

the pro forma impact of the transaction on the future financial performance of the combined company, including cost savings and tax benefits, operating synergies and other strategic benefits expected by the management of Tower to result from a combination of the businesses; and

•	published estimates of independent research analysts with respect to the future financial performance and price targets of Tower.

In addition, Barclays had discussions with the management of Tower concerning its business, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information) and further relied upon the assurances of the management of Tower that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Tower and Canopius Bermuda, upon the advice of Tower, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Tower as to the future financial performance of Tower and of Canopius Bermuda, respectively. Furthermore, upon the advice of Tower, Barclays assumed that the amounts and timing of the anticipated cost savings and tax benefits were reasonable and that the anticipated cost savings and tax benefits would be realized in accordance with such estimates. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Tower and did not make or obtain any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of Tower. Barclays is not an actuarial firm and its services did not include any actuarial determination or evaluation by Barclays or any attempt to evaluate actuarial assumptions and Barclays relied on Tower’s and Canopius Bermuda’s actuaries with respect to the adequacy of reserves for Tower’s and Canopius Bermuda’s respective insurance liabilities. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, November 6, 2012. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after November 6, 2012. Barclays expressed no opinion as to the prices at which shares of Tower common stock would trade following November 6, 2012 or ordinary shares of Tower Ltd. would trade following the consummation of the transaction. Barclays’ opinion should not be viewed as providing any assurance that the market value of the ordinary shares of Tower Ltd. to be held by the stockholders of Tower after the consummation of the transaction would be in excess of the market value of the shares of Tower common stock owned by such holders at any time prior to the announcement or consummation of the transaction.

Barclays assumed that the amendment would be executed, and that such executed amendment would conform in all material respects to the last draft reviewed by it. Barclays assumed the accuracy of the representations and warranties contained in the merger agreement, as amended by the amendment, the MTA and the letter agreement and all agreements related thereto. Barclays also assumed, upon the advice of Tower, that all material governmental, regulatory and third party approvals, consents and releases for the transaction would be obtained within the constraints contemplated by such agreements and that the transaction would be consummated in accordance with the terms of such agreements without waiver, modification or amendment of any term, condition or agreement thereof that would have a material impact on Barclays’ opinion.

Summary of Barclays’ Analyses

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Tower common stock but rather made its determination as to the fairness, from a financial point of view, to Tower stockholders of the merger consideration to be offered to such stockholders in the transaction on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Tower Board of Directors and does not purport to be a complete description of the analysis undertaken by Barclays. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Tower or any other parties to the transaction. None of Tower, Canopius, Canopius Bermuda, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Tower Valuation

Has/Gets Analysis

Barclays reviewed and compared the value of a holder of Tower common stock’s interest in Tower prior to the completion of the transaction with the value of what such holder will be receiving in the transaction (i.e., the value of such holder’s interest in Tower Ltd. after giving effect to the transaction), in terms of the following financial metrics: (i) earnings per share, or EPS; (ii) return on tangible equity, or ROTE; (iii) return on equity, or ROE; (iv) tangible book value per share, or TBVPS; and (v) book value per share, or BVPS. Barclays evaluated the impact of the transaction with respect to each metric based on projections provided by the management of Tower assuming net proceeds to Canopius per Tower equivalent share of $14.54 and $16.50.

The following table summarizes the results of Barclays’ “Has/Gets” analysis, in each case assuming Tower stockholders own 76.0% (assuming no conversion by the holders of Tower’s convertible notes into Tower Ltd. shares) of the fully diluted capital stock of Tower Ltd. immediately following the consummation of the transaction (the minimum ownership level at which Tower would consummate the transaction). In order to derive a stock conversion number that resulted in a 76.0% pro forma ownership percentage for Tower stockholders, Barclays assumed that, in the scenario where net proceeds to Canopius per Tower equivalent share are $14.54, the sum of the target TNAV amount and the value of the retained business would be $178.2 million, and in the scenario where net proceeds to Canopius per Tower equivalent share are $16.50, the sum of the target TNAV amount and the value of the retained business would be $202.4 million.

Has/Gets Analysis

TNAV + Value of the Retained Business = $178.2mm	TNAV + Value of the Retained Business = $202.4mm
$14.54 Net Proceeds to Canopius per Tower Equivalent Share	$16.50 Net Proceeds to Canopius per Tower Equivalent Share
Has	Gets	% Change	Gets	% Change
EPS
2013E EPS	$2.87	$3.05	6.3%	$3.08	7.3%
2014E EPS	3.34	3.97	18.9%	4.06	21.5%
2015E EPS	3.81	4.63	21.3%	4.75	24.6%

ROTE
2013E ROTE	15.4%	17.5%	2.1%	17.2%	1.8%
2014E ROTE	15.9%	19.7%	3.8%	19.6%	3.7%
2015E ROTE	16.0%	19.5%	3.5%	19.4%	3.5%

ROE
2013E ROE	10.4%	12.3%	1.9%	12.1%	1.8%
2014E ROE	11.2%	14.5%	3.2%	14.5%	3.3%
2015E ROE	11.7%	14.9%	3.2%	15.0%	3.3%

TBVPS
12/31/12 TBVPS	$17.37	$16.10	(7.3%)	$16.57	(4.6%)
12/31/13 TBVPS	19.78	18.62	(5.9%)	19.12	(3.3%)
12/31/14 TBVPS	22.44	21.91	(2.4%)	22.49	0.2%
12/31/15 TBVPS	25.53	25.81	1.1%	26.51	3.8%

BVPS
12/31/12 BVPS	$26.45	$23.59	(10.8%)	$24.06	(9.0%)
12/31/13 BVPS	28.71	25.99	(9.5%)	26.49	(7.7%)
12/31/14 BVPS	31.21	29.16	(6.5%)	29.75	(4.7%)
12/31/15 BVPS	34.15	32.97	(3.5%)	33.67	(1.4%)

Stock Conversion Number	1.1437	x	1.1437	x
PF Tower Ownership (excl. Convert)	76.0%	76.0%
PF Tower Ownership (incl. Convert)(1)	78.9%	78.9%

1.	The pro forma Tower Ownership assumes that holders of Tower’s convertible notes convert the notes into Tower Ltd. shares with no share repurchases by Tower.

Barclays also conducted a regression analysis to evaluate the implied valuation of the transaction to Tower stockholders based on the correlation between (i) the multiple of trading price to TBVPS and (ii) estimated ROTE for 2013 for Tower and other property and casualty insurers deemed by Barclays to be comparable to Tower, referred to in this proxy statement/prospectus as the P&C peers, including:

•	Alleghany Corporation;

•	W. R. Berkley Corporation;

•	HCC Insurance Holdings, Inc.;

•	The Hanover Insurance Group, Inc.;

•	AmTrust Financial Services, Inc.;

•	RLI Corp.;

•	OneBeacon Insurance Group, Ltd.;

•	Selective Insurance Group, Inc.;

•	Argo Group International Holdings, Ltd.; and

•	The Navigators Group, Inc.

Barclays observed that, among Tower and the P&C peers, the multiple of trading price to TBVPS tended to increase as ROTE increased, and, accordingly, although the transaction will be dilutive to TBVPS at the closing of the transaction, as illustrated by the “Has/Gets” analysis, the improvement in ROTE would imply a higher trading multiple to TBVPS for the combined company. As a result, Barclays calculated an implied increase in valuation per share of 8.2% to 27.8% to Tower stockholders, as illustrated in the following table:

	2013E		2013PF		2014PF
ROTE	15.4%		17.5%		19.7%
Implied P/TBV	1.04	x(1)	1.21	x(2)	1.38	x(2)
TBVPS(3)	$17.37		$16.10		$18.62
Implied Valuation	$18.01		$19.48		$25.79
Present Value (PV) Discount (12%)(4)					($2.76)
Implied Valuation with PV Discount	$18.01		$19.48		$23.02
% Improvement			8.2%		27.8%

Source for information relating to P&C peers: SNL Financial and Factset. Financial data as of the most recent quarter and based on estimates of Institutional Brokers’ Estimate System. Market data as of November 1, 2012.

1.	Represents Tower’s trading multiple as of November 1, 2012.
2.	Implied P/TBV assumes Tower continues to trade on a similar basis relative to the P&C peers as it traded as of November 1, 2012.
3.	TBVPS shown for 2013E, 2013PF and 2014PF represents 12/31/12 estimated standalone TBVPS, 12/31/12 pro forma TBVPS and 12/31/13 pro forma TBVPS, respectively.
4.	Based on Barclays’ review of the cost of equity for Tower and the P&C peers.

Barclays also did a “Has/Gets” analysis assuming that holders of Tower’s convertible notes choose to either (i) put the notes to Tower at par, in which case Barclays assumed, based on the advice of Tower management, that Tower would pay the holders of the convertible notes $150 million in cash by drawing on its credit facility at a rate of 2.06% to fund such payment; or (ii) convert the notes into Tower Ltd. shares, in which case Barclays assumed, based on the advice of Tower management, that Tower would exercise a $150 million share repurchase at repurchase prices of $17.00 and $19.30 per share (such repurchase to be funded by Tower drawing on its credit facility at a rate of 2.06%). For purposes of its analysis, Barclays assumed net proceeds to Canopius per Tower equivalent share of $14.54 and the sum of the target TNAV amount and the value of the retained business to be $178.2 million. The results of this analysis are as follows:

Has/Gets Analysis

(Convertible Scenario at $14.54 Net Proceeds to Canopius Per Tower Equivalent Share)

						Convert Holders Convert to Equity and Tower Executes a Share Buyback
		Pro Forma No Convert		Convert Holders Put		Buyback @ $17.00		Buyback @ $19.30
	Has(1)	Gets	% Change	Gets	% Change	Gets	% Change	Gets	% Change
EPS
2013E EPS	$2.87	$3.05	6.3%	$3.17	10.6%	$3.28	14.6%	$3.22	12.2%

ROTE
2013E ROTE	15.4%	17.5%	2.1%	18.2%	2.8%	18.2%	2.8%	18.2%	2.8%

ROE
2013E ROE	10.4%	12.3%	1.9%	12.7%	2.4%	12.7%	2.4%	12.7%	2.4%

TBVPS
12/31/12 TBVPS	$17.37	$16.10	(7.3%)	$16.10	(7.3%)	$16.70	(3.9%)	$16.35	(5.9%)

BVPS
12/31/12 BVPS	$26.45	$23.59	(10.8%)	$23.59	(10.8%)	$24.46	(7.5%)	$23.95	(9.5%)

1.	Based on Tower management’s estimates.

Discounted Cash Flow Analysis

As part of its “Has/Gets” analysis, Barclays performed and compared a discounted cash flow analysis of Tower common stock on a standalone basis and pro forma for the consummation of the transaction. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of the future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Barclays calculated a reference range of per share values for Tower stockholders on a standalone basis using:

•	earnings estimates provided by Tower management for the five-year period ending December 31, 2017 of $2.87, $3.34, $3.81, $4.35 and $4.81 per share, respectively;

•

a required premium-to-total capital ratio of 1.05x, based on Tower management’s estimated premium-to-total capital ratio for Tower as of December 31, 2012 before adjustment for Tower management’s estimated losses stemming from Hurricane Sandy;

•	discount rates of 10%, 12% and 14% based on Barclays’ review of the cost of equity for Tower and the P&C peers; and

•	a range of terminal P/TBVPS multiples of 1.0x to 1.2x, based on the historic valuation ranges for Tower and the P&C peers.

Barclays also calculated a reference range of per share values for Tower stockholders pro forma for the consummation of the transaction using the same assumptions used for the Tower standalone analysis, except that:

•

Barclays made adjustments to reflect the change in outstanding shares resulting from the transaction, based on the stock conversion number, and scaled earnings provided by Tower management to reflect changes in the target TNAV amount, as appropriate;

•

Barclays used earnings estimates for the pro forma entity provided by Tower management for the five-year period ending December 31, 2017 of $3.05, $3.97, $4.63, $5.28 and $5.95 per share, respectively; and

•

since the ROE and ROTE of the combined entity is expected to be higher than Tower’s ROE and ROTE on a standalone basis, Barclays used a range of terminal P/TBVPS multiples of 1.2x to 1.4x (as opposed to 1.0x to 1.2x).

For purposes of its analysis, Barclays assumed (i) a sum of the target TNAV amount and the value of the retained business of $178.2 million and (ii) net proceeds to Canopius per Tower equivalent share of $14.54.

This analysis resulted in the following reference ranges of indicated per share values:

Tower Standalone DCF Value Per Share:	$18.99 to $28.73
Pro Forma DCF Value Per Share:	$25.08 to $35.24

Barclays noted that the pro forma discounted cash flow valuation is 23% to 32% higher than the standalone valuation.

Quantifying Transaction Costs

Barclays also conducted an analysis to calculate the costs of the transaction on a tangible book value basis based on estimates provided by Tower management. For purposes of its analysis, Barclays assumed (i) net proceeds to Canopius per Tower equivalent share of $14.54 and (ii) a sum of the target TNAV amount and the value of the retained business of $178.2 million.

Barclays noted that the transaction results in a reduction to estimated tangible book value as of December 31, 2012 of $1.27 per share, or $49.2 million in the aggregate. Based on the estimated annual tax benefits and synergies for the benefit of Tower stockholders of $24.3 million in the first year and $29.7 million in the second year following the closing (calculated as 76% (the minimum ownership level for Tower stockholders at which Tower would consummate the transaction) of the estimates provided by Tower management of $32 million in the first year and $39 million in the second year), Barclays noted that the reduction to tangible book value would be reversed within 1.8 years of the closing.

Canopius Bermuda Valuation

Barclays also reviewed certain comparable company trading metrics and comparable transaction metrics, and performed a discounted cash flow analysis, to determine a valuation range for Canopius Bermuda after giving effect to the restructuring. Barclays noted that the transaction is structured as an acquisition of Tower by Canopius Bermuda. However, since Tower stockholders will hold a majority of the ordinary shares of Tower Ltd. following the closing, Barclays also provided certain financial analyses with respect to the purchase price to be received by Canopius for its interest in Canopius Bermuda.

Under the terms of the MTA, Canopius has agreed to value Canopius Bermuda at the target TNAV amount plus the value of the retained business. Tower management advised Barclays that, as of the date of its opinion, it estimated that Canopius Bermuda’s target TNAV amount would be equal to $172.8 million and the value of the retained business would be equal to $5.4 million, for a total Canopius Bermuda valuation of $178.2 million, assuming (i) net proceeds to Canopius per Tower equivalent share of $14.54 and (ii) pro forma ownership of 76% for Tower stockholders in the combined company.

For purposes of its analysis, Barclays did not include the placement fee or the investment discount as part of Tower’s valuation of Canopius Bermuda.

Comparable Company Analysis

Barclays compared the valuation for Canopius Bermuda in the transaction with the valuation implied by the application of certain public market multiples for certain other Bermuda insurers deemed by Barclays to be comparable to Canopius Bermuda, including:

•	Arch Capital Group Ltd.;

•	Everest Re Group, Ltd.;

•	PartnerRe Ltd.;

•	AXIS Capital Holdings Limited;

•	RenaissanceRe Holdings Ltd.;

•	Validus Holdings, Ltd.;

•	Allied World Assurance Company Holdings, AG;

•	Alterra Capital Holdings Limited;

•	Aspen Insurance Holdings Limited;

•	Endurance Specialty Holdings Ltd.;

•	Platinum Underwriters Holdings, Ltd.; and

•	Montpelier Re Holdings Ltd.

Barclays reviewed, in respect of the Bermuda insurance company peers, the following information:

•	the multiple of market price per share to estimated 2012 EPS;

•	the multiple of market price per share to estimated 2013 EPS;

•	the multiple of market price per share to BVPS;

•	the multiple of market price per share to TBVPS; and

•	estimated 2013 return on average equity, or ROAE.

The following table summarizes the results of Barclays’ analysis:

Metric	Median for Comparable Companies
P/2012E EPS	8.5x
P/2013E EPS	9.9x
P/BVPS(1)	0.81x
P/TBVPS(1)	0.84x
2013E ROAE	7.9%

Source: SNL Financial, FactSet. Market data as of November 1, 2012.

1.	Includes accumulated other comprehensive income.

Barclays selected the comparable companies listed above because their business and operating profiles are reasonably similar to that of Canopius Bermuda. However, because of the inherent differences between the business, operations and prospects of Canopius Bermuda and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Canopius Bermuda and the selected comparable companies that could affect the valuation of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degrees of operational risk between Canopius Bermuda and the selected companies included in the comparable company analysis. Based on these judgments, Barclays selected a range of P/2013E EPS multiples of 8.0x to 11.0x, P/BV multiples of 0.8x to 1.0x and P/TBV multiples of 0.8x to 1.0x, and applied them to corresponding financial data for Canopius Bermuda to calculate, after applying change of control premiums of 15% and 25%, selected by Barclays based on its experience with merger and acquisition transactions, a valuation range for Canopius Bermuda of $150 million to $190 million, as compared to the value being ascribed to Canopius Bermuda in the transaction of $178.2 million.

Comparable Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples in selected transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Canopius Bermuda with respect to the size, mix, growth prospects and other characteristics of their businesses.

The following table sets forth the transactions analyzed based on such characteristics and the results of such analysis:

Selected Offshore Comparable Transactions

Target	Acquiror	Year	Size	P/TBV		P/BV
Atrium	Ariel	2007	$391	2.00	x	1.62	x
Kiln	Tokio Marine	2007	884	1.90		1.74
Talbot	Validus	2007	382	1.85		1.85
IPC	Validus	2009	1,670	0.90		0.89
Chaucer	Hanover	2011	501	1.10		0.93
Transatlantic	Alleghany	2012	3,431	0.82		0.82
Hardy	CNA	2012	227	1.55		1.36
Omega	Canopius	2012	262	0.91		0.80
Flagstone	Validus	2012	623	0.75		0.72
Mean			$930	1.31	x	1.19	x
Median			$501	1.10	x	0.93	x

Source: SNL Financial, FactSet, SDC M&A Data.

The reasons for and the circumstances surrounding each of the selected comparable transactions analyzed were diverse and there are inherent differences between the businesses, operations, financial conditions and prospects of Canopius Bermuda and those included in the comparable transactions analysis. Accordingly, Barclays believed that a purely quantitative comparable transactions analysis would not be particularly meaningful in the context of considering the transactions. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the transaction which would affect the acquisition values of the selected target companies and Canopius Bermuda. Based on Barclays’ experience and knowledge of merger and acquisition transactions in the insurance industry, Barclays believed that the IPC-Validus and Transatlantic-Alleghany transactions set forth in the table above were most comparable to this transaction and, accordingly, were used for the purposes of determining the applicable P/TBV and P/BV multiple ranges to be applied to the expected target TNAV amount of $172.8 million. Barclays selected the IPC-Validus and Transatlantic-Alleghany transactions, as opposed to certain other transactions set forth in the table above, due to Barclays’ determination that these transactions were consummated more recently, did not involve a distressed situation and/or were comprised of companies with a similar business mix as Canopius Bermuda. Based on these judgments, Barclays applied P/TBV and P/BV multiple ranges of 0.8x to 0.9x to the expected target TNAV amount of $172.8 million, resulting in a valuation range for Canopius Bermuda of $140 million to $160 million, as compared to the value being ascribed to Canopius Bermuda in the transaction of $178.2 million. Barclays noted that this comparable transaction analysis does not capture the synergies to be recognized in this transaction and the scarcity of properties that meet Tower’s business objectives, in each case as described to Barclays by Tower management.

Discounted Cash Flow Analysis

Barclays performed a discounted cash flow analysis of Canopius Bermuda. Barclays calculated a reference range of values for Canopius Bermuda using:

•	earnings estimates provided by Tower management for the five-year period ending December 31, 2017;

•	discount rates of 10%, 12% and 14%; and

•	a range of terminal P/TBV multiples of 1.0x to 1.2x, and the application of a price to last 12 months earnings multiple of 8.0x to expected year 5 synergies.

The analysis resulted in a reference range of indicated values for Canopius Bermuda of $556 million to $703 million, as compared to the value being ascribed to Canopius Bermuda in the transaction of $178.2 million.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The management of Tower recommended, and the Tower Board of Directors determined, to select Barclays because of its familiarity with Tower, its historical relationship with Tower and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally and knowledge of the industries in which Tower and Canopius Bermuda operate.

Barclays was retained solely for the purposes of rendering its opinion, and received a fee of $1.5 million upon delivery of its opinion. In addition, Tower agreed to reimburse Barclays for its expenses and to indemnify Barclays for certain liabilities that could arise out of its engagement. Barclays performed various investment banking and financial services for Tower and Canopius in the past, and expects to perform such services in the future, and received, and expects to receive, customary fees for such services. Specifically, in the past two years, Barclays performed the following investment banking and financial services: (i) in November 2011, Barclays Corporate Bank provided Tower a $125 million secured Fund at Lloyd’s Credit Facility to support a series of reinsurance transactions with certain Lloyd’s syndicates, and such Facility was later amended to include a $25 million unsecured component, and in connection with such Facility Barclays received a fee of $0.4 million; (ii) in April 2012, Barclays executed a $78 million contingent foreign exchange hedge with respect to Tower’s investment in Canopius, which transaction was closed in August 2012 and which hedge was unwound at such time, and in connection with such hedge Barclays received a fee of $0.7 million; and (iii) in November 2010, Barclays Corporate Bank, as part of a three bank syndicate, provided Canopius £25 million of an aggregate £75 million Funds at Lloyd’s Credit Facility to support Canopius’ Lloyd’s syndicates, and such Facility was later increased to £35 million of an aggregate £105 million to fund Canopius’ acquisition of Omega, and in connection with such Facility Barclays received a fee of £0.9 million and £1.1 million in 2011 and 2012, respectively. In addition, Barclays has been advised by Tower’s management that Tower, Canopius Bermuda and Canopius expect to engage Barclays and other investment banking firms as determined by Tower, Canopius Bermuda and Canopius as placement agents in connection with the third party sale, for which Barclays would receive an expected fee of approximately $4.2 million from the expected aggregate placement agent fees of approximately $10.4 million (based on the sum of the target TNAV amount and the value of the retained business as of September 30, 2012) and indemnification in respect of certain matters.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Tower, Canopius Bermuda and Canopius for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Tower Projections and Assumptions for Barclays Fairness Opinion

In connection with the “Has/Gets” analysis performed by Barclays in its fairness opinion as described above, Tower provided Barclays with certain consolidated projections for the Tower base plan without the merger (“Tower Has”) and Tower’s plan following the proposed merger with Canopius Bermuda (“Tower Gets”). These financial projections, which are set forth below, were not prepared with a view toward public disclosure. This financial information, and the assumptions underlying such information, may have changed since their original preparation.

Consolidated Pro Forma Projections

(In millions, except per share amounts)	Tower Has 2012	Tower Has 2013	Tower Has 2014	Tower Has 2015	Tower Gets 2012	Tower Gets 2013	Tower Gets 2014	Tower Gets 2015
Revenues
Gross Premiums Written		$2,100.0	$2,339.7	$2,599.2		$2,270.0	$2,576.7	$2,912.7
Net Premiums Written		1,920.2	2,135.4	2,378.4		2,072.3	2,372.4	2,691.9
Net Premiums Earned		1,791.3	2,071.7	2,259.3		1,878.0	2,275.2	2,534.6
Ceding Commission Revenue		36.3	29.4	27.1		36.3	29.4	27.1
Insurance Service Revenue		2.0	2.1	2.2		2.0	2.1	2.2
Net Investment Income		141.0	144.1	147.1		154.7	161.9	169.9
Policy Billing Fees		16.6	18.1	20.8		16.6	18.1	20.8

Total Revenue		1,987.2	2,265.4	2,456.5		2,087.6	2,486.7	2,754.6

Expenses
Loss and Expenses Incurred		1,096.4	1,275.2	1,390.0		1,153.8	1,399.3	1,556.1
Acquisition and Operating Expenses		683.6	747.8	792.9		718.4	814.1	880.2
Corporate and Other Expenses		12.4	12.7	13.1		10.0	10.4	10.4
Interest Costs		30.3	34.8	34.8		30.3	34.8	34.8

Total Expenses		1,822.7	2,070.5	2,230.8		1,912.5	2,258.6	2,481.5

Income before Taxes		164.5	194.9	225.7		175.1	228.1	273.1

Taxes		48.1	58.5	67.7		14.4	18.5	26.4

Net Income		116.4	136.4	158.0		160.7	209.6	246.7

Less: Non-controlling Interests		5.5	5.6	7.3		5.5	5.6	7.3

Net Income—Tower Stockholders		$110.9	$130.8	$150.7		$155.2	$204.0	$239.4

Shares Outstanding	38.83	38.77	39.17	39.57	51.10	51.04	51.44	51.83
Weighted Average Shares Outstanding (WASO)		38.70	39.11	39.51		50.96	51.38	51.78
Earnings Per Share (EPS) (1)		$2.87	$3.34	$3.81		$3.05	$3.97	$4.62
Ending GAAP Equity (1)	1,027.2	1,113.0	1,222.4	1,351.5	1,205.4	1,326.4	1,499.8	1,708.3
Ending Tangible Equity (1)	674.5	767.0	879.1	1,010.3	822.8	950.4	1,126.5	1,337.2
Return on Equity (ROE) (1)		10.4%	11.2%	11.7%		12.3%	14.4%	14.9%
Return on Tangible Equity (ROTE) (1)		15.4%	15.9%	16.0%		17.5%	19.6%	19.4%
Book Value Per Share (BVPS) (1)	$26.45	$28.71	$31.21	$34.15	$23.59	$25.99	$29.16	$32.96
Tangible Book Value Per Share (TBVPS) (1)	$17.37	$19.78	$22.44	$25.53	$16.10	$18.62	$21.90	$25.80
Consolidated Combined Ratios
Net Loss Ratio		61.2%	61.6%	61.5%		61.4%	61.5%	61.4%
Net Expense Ratio		35.2%	33.8%	33.0%		35.4%	33.7%	32.8%

Net Combined Ratio		96.4%	95.4%	94.5%		96.8%	95.2%	94.2%

Combined Ratio, excluding reciprocals
Net Loss Ratio		61.1%	61.4%	61.4%		61.4%	61.4%	61.2%
Net Expense Ratio		35.6%	34.2%	33.4%		35.8%	34.0%	33.2%

Net Combined Ratio		96.7%	95.6%	94.8%		97.2%	95.4%	94.4%

(1)	Tower consolidates the reciprocals in its financial statements. However, EPS, ROE, ROTE, BVPS, TBVPS and the non-consolidated combined ratio metrics are calculated based off Net Income Attributable to Tower Group, Inc. and Tower Group, Inc. stockholders’ equity and exclude the results and financial position of the reciprocals.

Tower’s projections reflect numerous assumptions relating to industry performance, general business, economic, market and financial conditions and other matters, all of which are highly subjective and difficult to predict with any degree of accuracy. Specifically, these projections reflect the principal forward-looking assumptions set forth below with respect to Tower’s base plan without the merger and Tower’s plan following the proposed merger with Canopius Bermuda. Stockholders are urged not to rely on these projections or assumptions to predict the future results of Tower or the combined company following the merger. Please see the sections of this proxy statement/prospectus entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” for important cautionary language regarding the reliance on forward-looking information, such as these projections and assumptions, and for factors that may cause actual results to differ from such projections and assumptions. No one has made or makes any representation to you regarding these projections or assumptions.

Tower Has

•	Continuation of Tower’s organic growth strategy with modest premium growth of 7% in 2013 and increasing to 11% in subsequent years;

•	A combined ratio of 97% was projected for 2013 graduating down to 95% with modest expense savings;

•	The investment strategy will continue to be consistent with Tower’s 2012 performance; and

•	A stockholders’ dividend rate of $0.75 a share.

Tower Gets

•

Following the merger, the results of CBL and Tower Group will be consolidated for financial accounting purposes. The opening balance sheet of CBL will include primarily insurance assets and liabilities reflective of its reduced participation in Canopius’ treaties;

•

New premium production to be written by CBL will allow Tower Ltd. to expand its third party reinsurance assumed book. Initially, approximately 34% of such third party reinsurance assumed book will be sourced from the Canopius group, 34% from a limited number of other Lloyd’s syndicates, 12% from property catastrophe treaties, approximately 7% from a limited number of quota share participations of risk previously identified by Tower management, and 13% split evenly between Bermuda sourced low frequency/high severity, short tail risks. Subsequent year’s premium volume is expected to increase by 30-40%;

•

The combined ratio of new production for the first year following the merger is projected to be approximately 96%, reflecting start-up costs. In subsequent years, the combined ratio is expected to decrease to approximately 90%;

•	Expenses associated with the new merged structure will be modest, reflecting the small staff expected to be based in Bermuda;

•	Investment yield on new cash flow from new insurance and reinsurance production is expected to be approximately 4.25%;

•	An assumed stockholders’ dividend rate for Tower Ltd. consistent with Tower’s dividend policy for 2012;

•	The merger will permit several synergies to be achieved, including from a business and tax perspective;

•

CastlePoint Reinsurance Company’s (“CPRE”) insurance assets, liabilities and capital will be combined into CBL. CBL will replace CPRE as the quota share reinsurer of Tower’s U.S. Pool (Tower’s domestic insurance companies). In addition, other treaties are being considered in which CBL will provide additional reinsurance support to the U.S. companies on a property catastrophe and excess basis. This transfer of insurance to the Bermuda based platform is expected to be more tax efficient than the current structure; and

•

At closing, the fair value of Canopius Bermuda’s assets and liabilities is projected to result in an approximately $30 million increase in goodwill for Tower Ltd. This includes a fair value provision of the loss and expense reserves of approximately $20 million and approximately $10 million for the value of the retained business of Canopius Bermuda.

Determination of Merger Consideration

The formula for merger consideration to be received by Tower stockholders was determined by Tower and Canopius Bermuda in a manner that reflects the various components of the business deal among the parties, including the value of Canopius Bermuda following the restructuring and the prospective terms of the third party sale, many of which are not known at this time. The value of Canopius Bermuda following the restructuring, which is an integral component of the stock conversion number, was initially established at Canopius Bermuda’s tangible net asset value and as negotiations progressed, was expanded to include consideration for the economic value of the business retained. This economic value is defined to be the present value of the loss reserves as well as the value of the loss reserves determined to be in excess of the central estimate of the reserves as determined by an independent actuary.

Canopius Bermuda’s Reasons for the Merger

The Canopius Bermuda Board of Directors carefully evaluated the merger agreement and the transactions contemplated thereby. The Canopius Bermuda Board of Directors determined that the merger agreement and the transactions contemplated thereby, including the proposed merger, are in the best interests of Canopius Bermuda and its shareholder.

In reaching these determinations, the Canopius Bermuda Board of Directors consulted with Canopius Bermuda’s management and its legal, financial and other advisors, and also considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to Canopius Bermuda. The Canopius Bermuda Board of Directors believes that, taken as a whole, the following factors supported its decision to approve the proposed merger:

•	As noted in the “Acquisition of Omega” section below, Canopius has acquired Omega and therefore has a Bermuda insurance company available for sale and can realize value on that sale;

•

its belief that the terms and conditions of the merger agreement, including the parties’ representations and warranties, covenants, deal protection provisions and closing conditions, are reasonable for a transaction of this nature;

•	the fact that Tower is obligated to pay for Canopius’s expenses incurred in connection with the merger and certain other transactions contemplated by the MTA; and

•

the fact that the merger agreement includes certain provisions relating to indemnification and insurance for Canopius Bermuda’s current or former officers and directors as described under “Agreements and Plan of Merger—Directors’ and Officers’ Indemnification and Insurance.”

This explanation of Canopius Bermuda’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the risks and uncertainties that could cause actual results to differ materially from the results contemplated by these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” beginning on page 35.

Acquisition of Omega

In August 2012 Canopius acquired Omega, a UK-listed, Bermuda-domiciled insurance and reinsurance group with operations at Lloyd’s, via Syndicate 958, and in Bermuda, the United States and Germany. Canopius acquired Omega primarily for the opportunity to build the scale of the Canopius business, both geographically and monetarily, and to achieve certain expense and capital efficiencies. Canopius already owns CBL, which is a Bermuda-domiciled insurer, but CBL does not have operations in the United States. Canopius’s management believes that the increased scale and future expense and capital efficiencies provided by the Omega acquisition will increase the value of Canopius to its shareholders.

Following the strategic acquisition of Omega, Canopius owns two Bermuda-domiciled reinsurance companies. Canopius only needs one Bermuda-domiciled insurer and the transaction with Tower provides Canopius the opportunity to sell CBL and thereby monetize its investment in CBL through the proceeds of the sale of shares of Canopius Bermuda.

Interests of Certain Persons in the Merger

Management

Tower—Employment Following the Merger

Pursuant to the merger agreement, the officers of Tower Ltd. immediately following the merger will be as designated by Tower. As of the date of this proxy statement/prospectus, it is expected that the following current executive officers of Tower will be the executive officers of Tower Ltd.: Michael H. Lee, Chairman of the Board, President and Chief Executive Officer; William E. Hitselberger, Executive Vice President and Chief Financial Officer; Gary S. Maier, Executive Vice President and Chief Underwriting Officer; Salvatore V. Abano, Senior Vice President and Chief Information Officer; William F. Dove, Senior Vice President, Chief Risk Officer and Chief Actuary; Scott T. Melnik, Senior Vice President, Claims; Elliot S. Orol, Senior Vice President, General Counsel and Secretary; Laurie A. Ranegar, Senior Vice President, Operations; Catherine M. Wragg, Senior Vice President, Human Resources and Administration. Other current Tower officers may either continue to be employed by Tower and be compensated by Tower or may be employed by Tower Ltd. and compensated by Tower Ltd. Their positions at Tower or Tower Ltd. may entitle these individuals to equity awards from Tower Ltd.

In addition, the compensation committee of the Tower Ltd. Board of Directors may consider the role that Tower’s executive officers played in securing and executing the merger in connection with its determinations of payments under the Tower annual bonus award program. In determining annual bonus awards for the above-named Tower executive officers for the year ending December 31, 2012, the compensation committee of the Tower Ltd. Board of Directors may consider a mix of various individual and company performance metrics. The compensation committee of the Tower Ltd. Board of Directors will have discretion to adjust downward, but not upward, the annual equity bonus award payable to the Chief Executive Officer under Tower’s Long-Term Equity Plan.

Tower—Merger-Related Compensation

Pursuant to the Long-Term Equity Plan, the vesting of all unvested stock options and restricted stock awards will be accelerated upon the closing of the Merger. As described below—see ‘‘The Merger Agreement— Treatment of Tower Stock Options”—the merger agreement provides that, at the effective time, each outstanding option to acquire Tower common stock, whether vested or unvested and whether granted under Tower’s Long-Term Equity Plan or otherwise, will automatically vest and become free of any forfeiture conditions and will constitute a fully vested option to acquire, on the same terms and conditions (other than vesting and performance conditions) as were applicable to such Tower stock option immediately prior to the merger, that number (rounded down to the nearest whole number) of Tower Ltd. common shares determined by multiplying (a) the number of shares of Tower common stock subject to such option immediately prior to the effective time by (b) the stock conversion number. The per share exercise price for Tower Ltd. common shares issuable upon exercise of such Tower Ltd. options will be an amount (rounded up to the nearest cent) equal to (i) the exercise price per share of Tower common stock at which the assumed Tower stock options were exercisable immediately prior to the effective time divided by (ii) the stock conversion number.

The merger agreement also provides that, at the effective time, all unvested shares of restricted stock will vest and become free of restrictions immediately prior to the effective date and will be canceled and converted into the right to receive the merger consideration, less any required withholding taxes. The estimated aggregate value for all executive officers and directors of such restricted stock is anticipated to be $8,159,752.

The following table summarizes the number of outstanding unvested shares of restricted stock held by Tower’s executive officers and directors as of November 30, 2012:

Name	Shares of Unvested Restricted Stock	Total Fair Market Value of Consideration Received
Directors

Charles A. Bryan	2,382	$40,256

William F. Fox Jr.	2,382	40,256

William A. Robbie	2,382	40,256

Steven W. Schuster	2,382	40,256

Robert S. Smith	2,382	40,256

Jan R. Van Gorder	2,382	40,256

Austin P. Young III	2,382	40,256

Executive Officers

Salvatore V. Abano	18,418	311,264

William F. Dove	35,541	600,643

William E. Hitselberger	41,295	697,886

Michael H. Lee (Chairman of the Board)	202,408	3,420,695

Gary S. Maier	30,870	521,703

Scott T. Melnik	16,148	272,901

Elliot S. Orol	22,823	385,709

Christian K. Pechmann	12,075	204,068

Laurie Ranegar	16,754	283,143

Catherine M. Wragg	16,454	278,073

Each of Tower’s named executive officers, including Mr. Lee, Mr. Hitselberger, Mr. Maier, Mr. Orol and Mr. Dove, is party to separate employment agreements with Tower, which provide for certain payments and benefits upon a change of control. Under each of the employment agreements with Mr. Lee, Mr. Hitselberger, Mr. Maier, Mr. Orol and Mr. Dove, if the executive’s employment is terminated in anticipation of, or within the 24-month period following, a change in control (which the Merger will constitute), the executive or his designated beneficiary or administrator, as applicable, would be entitled to:

•	accrued salary through the termination date and a prorated target bonus;

•	all stock-based awards would vest;

•

a cash severance payment equal to (i) in the case of Mr. Lee, three times annual base salary plus three times highest annual bonus paid in the three fiscal years preceding termination and (ii) in the case of Mr. Hitselberger, Mr. Maier, Mr. Orol and Mr. Dove, 100% of the sum of his annual base salary and his target annual bonus;

•

the continuation of health and welfare benefits for one year, except that, other than in the case of Mr. Maier, those benefits will be reduced to the extent comparable benefits are received by or made available to the executive by a subsequent employer; and

•	three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options.

Each of Tower’s other executive officers is party to a separate employment agreement or severance and change in control agreement with Tower providing for payments and benefits comparable to those described above.

The employment agreements for Mr. Lee, Mr. Hitselberger, Mr. Maier, Mr. Orol and Mr. Dove do not provide for an excise tax gross-up payment.

The estimated cost of the payments and benefits described above (including the cost of any “gross-up” payments that may be required) assuming the termination of each executive’s employment following the consummation of the merger on November 30, 2012 to Tower’s executive officers would be: Mr. Lee, $11,082,095; Mr. Hitselberger, $1,878,221; Mr. Maier $1,464,716; Mr. Orol, $1,207,649; Mr. Dove, $1,275,220; and for other executive officers in the aggregate, $4,476,635.

Directors

Pursuant to the merger agreement, the directors of Tower Ltd. immediately following the effective time will be designated by Tower. It is expected that the current directors of Tower will become directors of Tower Ltd. following the completion of the merger, and the non-employee directors of Tower Ltd. may be entitled to compensation from Tower Ltd. for such services. However, a final determination as to who will be appointed to the Tower Ltd. Board of Directors has not been made as of the date of this proxy statement/prospectus and the requisite corporate action to appoint the persons who will serve as directors of Tower Ltd. following the completion of the merger has not been effected; accordingly, the persons who will serve as directors of Tower Ltd. following the completion of the merger may differ from the persons currently expected to serve in such capacity. See “Management and Other Information of Tower Ltd.—Directors of Tower Ltd.”

Indemnification

Tower. Tower’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, Tower will indemnify any person made, or threatened to be made, a party to or otherwise involved in any action, suit or proceeding (whether civil, criminal, administrative or investigative), by reason of the fact that such person is or was a director or officer of Tower. To the fullest extent permitted by law, no director of Tower will be personally liable to Tower or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, however, a director will be liable to the extent provided by applicable law (1) for any breach of the director’s duty of loyalty to Tower or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, or (4) for any transaction from which such director derived an improper personal benefit. Tower maintains insurance for the benefit of Tower’s officers and directors insuring such persons against certain liabilities, including liabilities under the securities laws.

Canopius Bermuda. Canopius Bermuda’s bye-laws provide that, to the fullest extent permitted by law, the directors, officers, employees and agents of Canopius Bermuda will be indemnified and held harmless out of the assets of Canopius Bermuda against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by such person or by reason of any act done, conceived in or omitted in the conduct of Canopius Bermuda’s business or in the discharge of such person’s duties. In addition, Canopius Bermuda’s bye-laws provide that each shareholder of Canopius Bermuda agreed to waive any claim or right of action it might have, whether individually or by or in the right of Canopius Bermuda, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for Canopius Bermuda, provided that such waiver shall not extend to any matter in respect of any fraud of such director or officer or to recover any gain, personal profit or advantage to which such director or officer is not legally entitled.

Golden Parachute Compensation

The following table and the related footnotes present information about the compensation payable to Tower’s named executive officers in connection with the merger as of November 30, 2012. The compensation shown in this table is subject to a vote, on a non-binding advisory basis, of the stockholders of Tower at the special meeting, as described herein under “Stockholder Advisory Vote on Certain Compensatory Arrangements.”

Name	Cash[1] ($)	Equity[2] ($)	Pension/ NQDC ($)	Perquisites/ Benefits[3] ($)	Tax Reimbursement ($)	Other ($)	Total ($)

Michael H. Lee Chairman of the Board, President and Chief Executive Officer	$7,606,778	$3,420,695	—	$54,622	—	—	$11,082,095

William E. Hitselberger, Executive Vice President, Chief Financial Officer	$1,161,759	$697,885	—	$18,577	—	—	$1,878,221

Gary S. Maier, Executive Vice President, Chief Underwriting Officer	$924,806	$521,703	—	$18,207		—	$1,464,716

William F. Dove, Senior Vice President, Chief Risk Officer and Chief Actuary	$656,000	$600,643	—	$18,577	—	—	$1,275,220

Elliot S. Orol, Senior Vice President, General Counsel and Secretary	$803,793	$385,709	—	$18,147		—	$1,207,649

1	Represents cash severance benefits that executive would receive if the executive’s employment is terminated in anticipation of, or within the 24-month period following, a change in control (which the merger will constitute).
2	Represents the aggregate dollar value of stock awards for which vesting would be accelerated and in-the-money option awards for which vesting would be accelerated.
3	Represents continued welfare benefits that executive would receive if the executive’s employment is terminated in anticipation of, or within the 24-month period following, a change in control (which the merger will constitute).

Security Ownership of Certain Beneficial Owners and Management of Tower

The following table sets forth certain information regarding the beneficial ownership of Tower common stock as of November 30, 2012 (except as noted) by: (i) each of Tower’s current directors; (ii) each of Tower’s current named executive officers; (iii) all current executive officers and directors of Tower as a group; and (iv) all those known by Tower to be beneficial owners of more than five percent of its common stock.

Name(1)	Shares Beneficially Owned(2)	Percent Beneficially Owned
Michael H. Lee(3)	4,011,441	10.0%
BlackRock Inc.(4)	2,935,435	7.4%
Franklin Resources, Inc.(5)	2,686,855	6.8%
Vaughan Nelson Investment Management, L.P.(6)	2,321,731	5.9%
LSV Asset Management(7)	2,146,326	5.4%
Vanguard Group, Inc.(8)	2,080,261	5.3%
Charles A. Bryan	22,204	*
William F. Dove	40,769	*
William W. Fox, Jr.	13,822	*
William E. Hitselberger	56,021	*
Gary S. Maier	82,325	*
Elliot S. Orol	44,064	*
William A. Robbie	31,347	*
Steven W. Schuster	11,703	*
Robert S. Smith	28,087	*
Jan R. Van Gorder	16,751	*
Austin P. Young, III	18,204	*
Total Directors and Executive Officers	4,472,666	11.1%

*	Less than 1%
(1)	Each named stockholder’s business address is 120 Broadway, New York, New York 10271, with the exceptions of BlackRock, Inc., the business address of which is 40 East 52nd Street, New York, NY 10022, Franklin Resources, Inc., the business address of which is One Franklin Parkway, San Mateo, CA 94403, Vaughan Nelson Investment Management, L.P., the business address of which is 600 Travis Street, Suite 6300, Houston, TX 77002, LSV Asset Management, the business address of which is 155 N. Wacker Drive, Suite 4600, Chicago, IL 60606, and Vanguard Group, Inc., the business address of which is 100 Vanguard Blvd., Malvern PA 19355.
(2)	To Tower’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, unless otherwise noted in the footnotes to this table.
(3)	Includes 608,505 shares issuable upon the exercise of stock options held by Mr. Lee. Mr. Lee has pledged 2,862,735 shares in connection with a loan agreement.
(4)	Based solely on the Schedule 13G filing made by BlackRock Inc. on February 10, 2012.
(5)	Based solely on the Schedule 13G filing made by Franklin Resources, Inc. on February 9, 2012.
(6)	Based solely on the Schedule 13G filing made by Vaughan Nelson Investment Management, L.P. on February 14, 2012.
(7)	Based solely on the Schedule 13G filing made by LSV Asset Management on February 8, 2012.
(8)	Based solely on the Schedule 13G filing made by Vanguard Group, Inc. on February 9, 2012.

Conditions to Completion of the Merger

Under the terms of the merger agreement, the closing date of the merger will be as specified by Tower in a written notice (referred to as the closing notice) to Canopius Bermuda, subject to the satisfaction or (to the extent permitted by applicable law) waiver by Canopius Bermuda, Delaware Purchaser and Merger Sub of certain conditions to their respective obligations to consummate the merger.

Pursuant to the terms of the merger agreement, the obligations of Canopius Bermuda, Delaware Purchaser and Merger Sub to consummate the merger are subject to certain conditions, including conditions with respect to (i) the accuracy of representations and warranties of Tower to the applicable standard provided by the merger agreement, (ii) the receipt of all authorizations, consents, orders or approvals of all governmental authorities that are required to have been obtained in connection with the consummation of the merger, and the making of all declarations or filings with all governmental approval required to be made in connection therewith, (iii) the absence of any material injunctions, judgments or rulings by any governmental authority that has the effect of enjoining or otherwise prohibiting consummation of the merger and (iv) the adoption of the merger agreement and approval of the merger by Tower’s stockholders.

Although the merger agreement contains no conditions precedent to Tower’s obligations to consummate the merger, Tower will not proceed with the merger in the event that (i) the third party sale cannot be effected, or can only be effected on terms that would make the stock conversion number, and therefore the merger, unattractive to Tower, (ii) the adjusted Canopius Bermuda price per share declines to a point such that the third party investors would own 20% or less of the fully diluted capital stock of Tower Ltd. immediately following the effective time, (iii) Tower stockholders and optionholders, as well as holders of Tower’s convertible notes, would own less than 76% of the fully diluted capital stock of Tower Ltd. immediately following the effective time, (iv) the parties to the merger agreement fail to obtain the necessary regulatory approvals on terms acceptable to Tower, (v) Tower’s stockholders fail to adopt the merger agreement and approve the merger, (vi) Tower’s Board of Directors does not approve certain of the transactions contemplated by the merger agreement and (vii) Tower has not received an opinion of a nationally recognized law firm, in form and substance satisfactory to Tower, to the effect that the merger should not cause Tower Ltd. to be treated as a domestic corporation under Section 7874(b) of the Internal Revenue Code of 1986, as amended. Tower has the explicit right in the merger agreement to terminate that agreement and not complete the merger at any time and for any or no reason prior to the effective time of the merger.

In the event that Tower exercises its right to terminate the merger agreement, it will nonetheless be obligated to reimburse Canopius Bermuda and its affiliates for their reasonable out-of-pocket costs incurred in connection with negotiating, documenting and implementing the merger agreement and the transactions contemplated thereby to the extent that such costs exceed the $1,000,000 option exercise fee paid by Tower.

Regulatory Approvals Required

General

Consummation of the merger and the transactions contemplated thereby, including the third party sale, by Tower, Canopius Bermuda, Delaware Purchaser and Merger Sub will require (i) the consent of, notification to, approval for or other authorization from the Bermuda Monetary Authority, the U.K. Financial Services Authority, Lloyd’s, the U.S. Federal Trade Commission and the U.S. Department of Justice, (ii) “Form A” change of control, disclaimers of control or similar filings to the applicable insurance regulator in the various states of domicile or commercial domicile of Tower’s insurance subsidiaries and (iii) notification to other market or governmental authorities (including the Labuan Financial Services Authority, the Australian Securities and Investments Commission and the Monetary Authority of Singapore).

Hart-Scott-Rodino

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to in this proxy statement/prospectus as the HSR Act, and the rules and regulations promulgated thereunder by the Federal Trade Commission, which is referred to in this proxy statement/prospectus as the FTC, the parties will be required to notify the transaction to the FTC and the Antitrust Division, and the merger cannot be consummated until notifications have been submitted and certain information has been furnished to the Antitrust Division and the FTC, and specified waiting period requirements have been satisfied.

Tower and Canopius Bermuda each filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. On October 19, 2012, Tower and Canopius Bermuda were granted early termination by the FTC.

Accounting Treatment of the Merger

The merger will be accounted for using the acquisition method of accounting, with Tower being treated as the accounting acquirer under U.S. GAAP. Under the acquisition method of accounting, assets and liabilities of Canopius Bermuda will be, as of completion of the merger, recorded at their respective fair values and added to those of Tower, including an amount for goodwill representing the difference between the acquisition consideration and the fair value of the identifiable net assets. Financial statements of Tower Ltd. issued after the completion of the merger will include the operations of Canopius Bermuda beginning with the closing date. The historical financial statements of Tower Ltd. will continue to be those of Tower and will not be restated retroactively to include the historical financial position or results of operations of Canopius Bermuda for the periods prior to the closing.

Following the completion of the merger, the earnings of Tower Ltd. will reflect acquisition accounting adjustments. Goodwill resulting from the merger will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). The final determination of acquisition consideration will be determined after the closing and after completion of an analysis to determine the fair values of Canopius Bermuda assets and liabilities. Accordingly, the final merger consideration may be materially different from the amounts reflected in the unaudited pro forma condensed combined financial statements contained in this proxy statement/prospectus.

Restrictions on Resales

All Tower Ltd. common shares received by Tower stockholders in the merger will be freely tradable, except that Tower Ltd. common shares received in the merger by persons who become affiliates of Tower Ltd. for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Tower Ltd. generally include individuals or entities that control, are controlled by or are under common control with, Tower Ltd. and may include the executive officers and directors of Tower Ltd. as well as its principal shareholders.

MATERIAL TAX CONSIDERATIONS

The following is a discussion of the material Bermuda and U.S. federal income tax considerations relating to (i) Tower Ltd., (ii) the exchange of Tower common stock for Tower Ltd. common shares (the “Shares”) by Holders (as defined below) pursuant to the merger and (iii) the ownership and disposition by Holders (as defined below) of Shares received by them in exchange for their Tower common stock pursuant to the merger. This discussion addresses only Holders that hold the Shares and Tower common stock as capital assets and that acquire the Shares in exchange for Tower common stock pursuant to the merger. This discussion is based on the laws of Bermuda, the Code, U.S. Treasury regulations thereunder, administrative and judicial interpretations thereof and the income tax treaty between the United States of America and Bermuda, as amended (the “Tax Treaty”), all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. The discussion of U.S. federal income tax considerations does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders in light of their particular circumstances or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, foreign governments, international organizations, certain former citizens or residents of the United States, Holders that hold the Shares or the Tower common stock as part of a straddle, hedge, conversion or other integrated transaction, Holders that have a “functional currency” other than the U.S. dollar, Holders that own (or are deemed to own) 10% or more (by voting power) of Tower’s or Tower Ltd.’s stock or persons that received the Tower common stock or the Shares as compensation). This discussion does not address any U.S. state or local tax considerations or non-U.S. tax considerations (other than Bermuda tax considerations) or any U.S. federal estate, gift or alternative minimum tax considerations.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of Shares acquired in exchange for Tower common stock pursuant to the merger that for U.S. federal income tax purposes is (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

The term “Non-U.S. Holder” means a beneficial owner of Shares acquired in exchange for Tower common stock pursuant to the merger that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes. The term “Holder” means a U.S. Holder or a Non-U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes acquires Shares in exchange for Tower common stock pursuant to the merger, the U.S. federal income tax considerations relating to such acquisition and the ownership and disposition of the Shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the acquisition, ownership and disposition of the Shares.

Except where specifically described below under “Passive Foreign Investment Company Considerations,” this discussion assumes that Tower Ltd. is not and will not be a passive foreign investment company for U.S. federal income tax purposes.

PERSONS CONSIDERING THE CONSEQUENCES OF THE MERGER SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSIDERATIONS RELATING TO THE MERGER AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

BERMUDA TAX CONSIDERATIONS

Tower Ltd. and its Subsidiaries

Taxation of Tower Ltd. and its Subsidiaries as a Result of the Merger

Under current Bermuda law, there is no income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate duty or inheritance tax payable by Tower Ltd. or its Bermuda domiciled subsidiaries arising solely as a result of the merger.

Taxation of Tower Ltd. and its Subsidiaries Following the Merger

Bermuda does not currently impose any income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by Tower Ltd. or its Bermuda domiciled subsidiaries. There is currently no Bermuda withholding or other tax on principal, interest or dividends paid to holders of the shares, other than holders ordinarily resident in Bermuda, if any. Tower Ltd. and its existing Bermuda domiciled subsidiaries have obtained an assurance from the Bermuda Minister of Finance, under The Exempted Undertakings Tax Protection Act 1966 of Bermuda, that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to Tower Ltd. and its existing Bermuda domiciled subsidiaries or to any of their operations or their shares, debentures or other obligations, until March 31, 2035. Tower Ltd. and its existing Bermuda domiciled subsidiaries could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to Tower Ltd. and its Bermuda domiciled subsidiaries. Tower Ltd. and its Bermuda domiciled subsidiaries each pay annual Bermuda government fees, and Tower Ltd.’s Bermuda domiciled insurance subsidiaries pay annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax, and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

U.S. and Non-U.S. Holders

Exchange of Tower Common Stock for the Merger Consideration

Under current Bermuda law, there is no income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate duty or inheritance tax payable by the holders of Tower common stock arising solely as a result of the merger.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Tower Ltd. and its Subsidiaries

Taxation of Tower Ltd. and its Subsidiaries as a Result of the Merger

Inversion Transactions. Section 7874 of the Code provides that in certain instances a non-U.S. corporation may be treated as a U.S. corporation for U.S. federal income tax purposes. Specifically, section 7874(b) provides that a non-U.S. corporation will be treated as a U.S. corporation if, pursuant to a plan or a series of related transactions:

•	the non-U.S. corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation;

•

after the acquisition, at least 80% of the stock (by vote or value) of the non-U.S. corporation is held by former shareholders of the domestic corporation by reason of holding stock in the domestic corporation; and

•

after the acquisition, the expanded affiliated group which includes the foreign corporation does not have substantial business activities in the foreign country in which the non-U.S. corporation is organized.

Alternatively, if under the above test, former shareholders of the expatriated U.S. corporation own at least 60 percent, but less than 80 percent, of the stock (by vote or value) of the non-U.S. corporation after the acquisition, section 7874 of the Code will instead impose a minimum level of tax on the “inversion gain” of the expatriated entity. Specifically, section 7874(a) of the Code provides that the taxable income of an expatriated entity for any tax year that includes any portion of the “applicable period” (generally the 10-year period that begins with a corporate inversion transaction) cannot be less than the inversion gain of the entity for that tax year. Generally, inversion gain is defined as (1) the income or gain recognized by reason of the transfer during the applicable period of stock or other properties by an expatriated entity and (2) any income received or accrued during the applicable period by reason of a license of any property by an expatriated entity. Section 7874 of the Code provides that this tax on inversion gain cannot be offset by net operating losses or other tax attributes.

After the effective time of the merger, the former stockholders of Tower are expected to hold more than 60 percent but less than 80 percent of the stock of Tower Ltd. by reason of their exchange of Tower common stock for the Shares. Although Tower expects the former stockholders of Tower to hold more than 60 percent of the stock (by vote and value) of Tower Ltd. immediately after the inversion transaction, Tower believes that it should not recognize current gain under section 7874 of the Code or otherwise as a result of the acquisition of Tower by Tower Ltd. It is possible that, as a result of certain transfers or licenses of stock or other properties, as the case may be, during the applicable period (including the transfer of any income received or accrued during the applicable period by reason of a license of any property by Tower), Tower could recognize inversion gain during the applicable period. However, Tower does not currently expect that the U.S. federal income tax consequences to Tower of Tower’s stockholders owning 60 percent or more (but less than 80 percent) of the stock of Tower Ltd. by reason of the merger will be material.

As described below, Tower expects that its special tax counsel for the transaction will render an opinion to the effect that the merger should not cause Tower Ltd. to be treated as a U.S. corporation under section 7874(b) of the Code. It is possible that the IRS will disagree with the opinion rendered by tax counsel. If the IRS were to assert successfully that Tower Ltd. should be treated as a U.S. corporation under section 7874(b) of the Code, Tower Ltd. would incur significant tax liability following the merger, and the U.S. tax consequences to Holders may differ significantly from those described below. Tower has not requested, nor will Tower obtain, any rulings from the IRS with respect to the tax consequences of the merger described herein. There can be no assurances that the IRS will not take positions concerning tax consequences of the merger that differ from the consequences described herein or that the IRS will not prevail if it were to take such positions.

Tax Opinion Regarding Inversion Rules. Tower does not intend to consummate the merger unless and until it has received a tax opinion from a nationally recognized law firm, dated as of the effective date of the merger, in form and substance reasonably satisfactory to Tower, to the effect that the merger should not cause Tower Ltd. to be treated as a U.S. corporation under section 7874(b) of the Code.

The opinion to be provided will be based upon factual representations and covenants made by Tower and Canopius Bermuda (including those contained in tax representation letters to be provided by Tower and Canopius Bermuda) and on certain facts and customary assumptions set forth in the opinions. The tax opinion will not be binding on the IRS or any court and will not preclude the IRS from asserting, or a court from sustaining, a contrary conclusion. Furthermore, if facts and covenants set forth in the representation letters or assumed in the opinion turn out to be incorrect, the tax results of the merger could be different from those set forth in the conclusion of the opinion.

The Treasury Department is in the process of writing regulations governing inversion transactions. The provisions of any such regulations may lead to conclusions materially different from the conclusions reached in the opinion.

Taxation of Tower Ltd. and its Subsidiaries Following the Merger

In General. A non-U.S. corporation that is engaged in the conduct of a trade or business in the United States will be subject to U.S. federal income tax as described below, unless entitled to the benefits of an applicable tax treaty. Whether a trade or business is being conducted in the United States is an inherently factual determination. Because the Code, regulations and court decisions do not definitively identify activities that constitute being engaged in a trade or business in the United States, the IRS may assert that Tower Ltd. and/or its non-U.S. subsidiaries are or will be engaged in a trade or business in the United States for U.S. federal income tax purposes. A non-U.S. corporation deemed to be so engaged would be subject to U.S. federal income tax at regular corporate rates, as well as a branch profits tax, on its income that is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a non-U.S. corporation generally may be entitled to deductions and credits only if it timely files a U.S. federal income tax return. The highest marginal federal income tax rates currently are 35% for a corporation’s effectively connected income and 30% for the additional “branch profits” tax.

If any of Tower Ltd.’s Bermuda domiciled insurance subsidiaries are entitled to benefits under the Tax Treaty, such subsidiaries would not be subject to U.S. federal income tax on any income from carrying on the business of insurance found to be effectively connected with a U.S. trade or business unless that trade or business were conducted through a permanent establishment in the United States. No regulations interpreting the Tax Treaty have been issued.

An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Tax Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities to, persons who are neither residents of either the United States or Bermuda nor U.S. citizens. Tower cannot be certain that Tower Ltd.’s Bermuda domiciled insurance subsidiaries will be eligible for Tax Treaty benefits immediately following the merger or in the future because of factual and legal uncertainties regarding the residency and citizenship of Tower Ltd.’s shareholders. Tower Ltd. itself would not be eligible for treaty benefits because it is not an insurance company. Accordingly, Tower intends for Tower Ltd. and its Bermuda domiciled insurance subsidiaries to conduct substantially all of their operations outside the United States and to limit their U.S. contacts so that neither Tower Ltd. nor any of its Bermuda domiciled insurance subsidiaries should be treated as engaged in the conduct of a trade or business in the United States, but Tower cannot provide any assurance in this regard.

Non-U.S. insurance companies carrying on an insurance business within the United States are required to report a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the quantity of U.S. risks insured or reinsured by such companies. If any of Tower Ltd.’s Bermuda domiciled insurance subsidiaries are considered to be engaged in the conduct of an insurance business in the United States and are not entitled to the benefits of the Tax Treaty in general (because they fail to satisfy one of the limitations on treaty benefits discussed above or otherwise), the Code could subject a significant portion of their investment income to U.S. federal income tax. In addition, while the Tax Treaty clearly applies to premium income, it is uncertain whether the Tax Treaty applies to other income such as investment income. If any of Tower Ltd.’s Bermuda domiciled insurance subsidiaries is considered engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Tax Treaty in general, but the Tax Treaty is interpreted to not apply to investment income, a significant portion of their investment income could be subject to U.S. federal income tax.

Non-U.S. corporations not engaged in a trade or business in the U.S. (as well as those that are engaged in a U.S. trade or business, but only with respect to their non-effectively connected income) are subject to U.S. income tax imposed by withholding on certain “fixed or determinable annual or periodic gains, profits and income” derived from sources within the United States (such as dividends and certain interest on investments), unless an exemption or reduction under the Code or an applicable treaty is available. The same treatment applies with respect to the non-effectively connected income of a non-U.S. corporation that is engaged in a U.S. trade or business. The Tax Treaty does not reduce the U.S. withholding rate on U.S.-sourced investment income. The standard non-treaty rate of U.S. withholding tax is currently 30%. Accordingly, dividends and interest, if any, paid by Tower Ltd.’s U.S. subsidiaries to Tower Ltd. or any of its Bermuda subsidiaries generally will be subject to a 30% U.S. withholding tax.

The United States also imposes an excise tax on (i) insurance and reinsurance premiums paid to non-U.S. insurers or reinsurers with respect to risks of a U.S. entity or individual risks located wholly or partly with the United States and (ii) with respect to risks of a foreign entity or individual engaged in a trade or business in the United States, risks located within the United States. The rates of tax applicable to premiums paid to non-U.S. insurers are 4% for casualty insurance premiums and 1% for reinsurance premiums, unless exempted under an applicable tax treaty. The Tax Treaty does not provide for such an exemption. It is the position of the IRS that such tax applies each time such a U.S. risk is insured, reinsured or retroceded (even if the relevant agreement is between two non-U.S. entities).

Each of Tower Ltd.’s U.S. domiciled subsidiaries, including Tower, will be subject to taxation in the United States at regular corporate rules.

Under section 845 of the Code, the IRS may allocate income, deductions, assets, reserves, credits and any other items related to a reinsurance agreement among certain related parties, recharacterize such items, or make any other adjustment, in order to reflect the proper source, character or amount of the items for each party. In addition, if a reinsurance contract has a significant tax avoidance effect on any party to the contract, the IRS may make adjustments with respect to such party to eliminate the tax avoidance effect. No regulations have been issued under section 845 of the Code. Accordingly, the application of such provisions to Tower Ltd. and its subsidiaries is uncertain and Tower cannot predict what impact, if any, such provisions may have on Tower Ltd. and its subsidiaries either before or after completion of the merger.

Changes in U.S. Federal Income Tax Law. Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. There are currently pending legislative proposals which, if enacted, could have a material adverse effect on Tower Ltd. or its shareholders. It is possible that broader-based or new legislative proposals could emerge in the future that could have an adverse effect on Tower Ltd. or its shareholders.

In the insurance area, Congress has been considering legislation intended to eliminate certain perceived tax advantages of Bermuda and other non-U.S. insurance companies and U.S. insurance companies having Bermuda and other non-U.S. affiliates, including perceived tax benefits resulting principally from reinsurance between or among U.S. insurance companies and their Bermuda or other non-U.S. affiliates. Several legislative proposals would treat certain foreign corporations as U.S. corporations. There is no assurance that these proposals would not apply to Tower Ltd. In addition, Congress has conducted hearings relating to the tax treatment of reinsurance between affiliates and is reported to be considering legislation that would adversely affect reinsurance between U.S. and non-U.S. affiliates. One such proposal would increase the excise tax rate on reinsurance premiums paid to affiliated non-U.S. reinsurers. The Obama Administration’s Fiscal Year 2013 Revenue Proposals contains a provision that would deny deductions for all premiums ceded to affiliated non-U.S. reinsurers, offset by an exclusion for any ceding commissions received or reinsurance recovered from such affiliates. Two legislative proposals (i.e., H.R. 3157 and S. 1963) introduced during the current (i.e., 112th) Congress appear to adopt the provision contained in the Obama Administration’s Fiscal Year 2013 Revenue Proposals. Enactment of such legislation or proposal as well as other changes in U.S. tax laws, regulations and interpretations thereof to address these issues could adversely affect Tower Ltd, its subsidiaries and its shareholders.

U.S. Holders

Exchange of Tower Common Stock for the Merger Consideration

In General. Tower believes the merger is a fully taxable acquisition of the Tower common stock by Delaware Purchaser in exchange for the merger consideration. If this treatment is respected, subject to the discussion below relating to the application of section 304 of the Code, a U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the fair market value of the merger consideration paid to such U.S. Holder (which will be the fair market value, at the time of the exchange, of the Shares paid to such U.S. Holder plus the amount of cash in lieu of fractional shares received by such U.S. Holder) and the adjusted basis of the Tower common stock surrendered by such U.S. Holder in the merger. A U.S. Holder will not receive any cash (other than cash in lieu of fractional shares) in the merger to fund the tax required to be paid as a result of the merger and will have to pay such tax from other sources. The tax basis of the Shares received by such U.S. Holder will be equal to the fair market value of such Shares at the time of the exchange, and such U.S. Holder’s holding period for such Shares will begin on the day following the effective date of the merger.

It is possible that the IRS could challenge the intended treatment of the merger as a taxable acquisition of the Tower common stock by Delaware Purchaser in exchange for the merger consideration. If the IRS were successful in any such challenge, a U.S. Holder may not be able to recognize a loss on such exchange, the calculation of the tax basis and holding period of the Shares received by a U.S. Holder in the merger would be affected, and a U.S. Holder may be required to file IRS Form 926 with respect to the merger.

Gains and Losses. Any gain or loss recognized by a U.S. Holder with respect to Tower common stock exchanged by such U.S. Holder in the merger generally will be capital gain or loss if such Tower common stock is held as a capital asset at the effective time of the merger. Such capital gain or loss generally will be long-term capital gain (taxable at a reduced rate for certain non-corporate U.S. Holders) or loss if, on the effective date of the merger, the Tower common stock was held by such U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations. Such gain or loss generally will be sourced within the United States.

Section 304 of the Code. The receipt of the merger consideration by U.S. Holders will be subject to section 304 of the Code. Section 304 could cause the entire amount of the merger consideration received by a U.S. Holder to be treated as a dividend regardless of the gain realized on the merger. Under section 304, the merger consideration received by a U.S. Holder will be treated as the proceeds of a redemption of stock deemed issued by Delaware Purchaser to such U.S. Holder. This deemed redemption will be treated either as a distribution by Delaware Purchaser or, alternatively, a sale or exchange of shares if the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”

The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of Tower. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of Tower that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Tower that is actually and constructively owned by the holder immediately after the deemed redemption. The IRS has indicated in a revenue ruling that a minority stockholder in a publicly traded corporation will experience a “meaningful reduction” if the minority stockholder (i) has a minimal percentage stock interest, (ii) exercises no control over corporate affairs and (iii) experiences any reduction in its percentage stock interest. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase stock in addition to the stock actually owned by the holder.

A deemed distribution under section 304 will be taxable as a dividend to a U.S. Holder to the extent of such U.S. Holder’s allocable share of the earnings and profits of Delaware Purchaser, if any, and Tower. Currently, assuming certain holding period requirements are satisfied, the maximum U.S. federal income tax rate applicable to dividends received by non-corporate U.S. Holders is 15%. While there is no controlling authority, this rate should be available for a dividend that a non-corporate U.S. Holder is deemed to receive under section 304, subject to applicable holding period requirements. The portion of the deemed distribution not paid out of earnings and profits of Tower and Delaware Purchaser will be applied against such U.S. Holder’s tax basis in the Delaware Purchaser shares deemed received, and thereafter will be treated as gain from the sale of such shares.

To the extent that a corporate holder of Tower common stock is treated as having received a dividend as a result of section 304, such dividend will constitute an extraordinary dividend within the meaning of section 1059 of the Code. Section 1059 will require a corporate holder entitled to a dividends received deduction for such dividend to apply the amount of the non-taxed portion of the dividend against its tax basis in the Delaware Purchaser shares deemed received and recognize gain to the extent the dividend exceeds the tax basis in those shares.

If the deemed distribution under section 304 is taxable as a sale or exchange to a U.S. Holder, the results for such U.S. Holder should be similar to those described above under “—Gains and Losses.”

The rules of section 304 are very complex and all U.S. Holders should consult their own tax advisors with respect to the applicability of section 304 to their particular circumstances.

Information Reporting and Backup Withholding. Under certain circumstances, information reporting and/or backup withholding may apply to U.S. Holders with respect to receipt of the merger consideration, unless an applicable exemption is satisfied. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

Taxation of U.S. Holders Following the Merger

Distributions. A U.S. Holder that receives a distribution (other than certain distributions of Tower Ltd.’s stock or rights to acquire Tower Ltd.’s stock) with respect to a Share generally will be required to include the amount of such distribution in gross income as a dividend to the extent of Tower Ltd.’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the amount of such distribution exceeds such current and accumulated earnings and profits, it will be treated first as a non-taxable return of capital to the extent of such U.S. Holder’s adjusted tax basis in such Share and thereafter will be treated as gain from the sale or exchange of such Share. Tower Ltd. may not maintain calculations of earnings and profits for U.S. federal income tax purposes. As a result, a U.S. Holder may be required to include the entire amount of any such distribution in income as a dividend.

Distributions on the Shares that are treated as dividends generally will constitute income from sources outside the United States and generally will be categorized for U.S. foreign tax credit purposes as “passive category income” or, in the case of some U.S. Holders, as “general category income.” If, however, 50% or more (by vote or value) of Tower Ltd.’s stock is treated as being owned by United States persons, the amount of dividends constituting income from sources outside the United States may be limited to the amount attributable to the Tower Ltd.’s income from sources outside the United States.

Dividends paid by Tower Ltd. will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations. Distributions treated as dividends that are received by certain non-corporate U.S. Holders (including individuals) through taxable years beginning on or before December 31, 2012 from “qualified foreign corporations” or in respect of stock of a non-U.S. corporation (other than a corporation that is, in the taxable year during which the distributions are made or the preceding taxable year, a passive foreign investment company) that is readily tradable on an established securities market in the United States generally qualify for a 15% reduced maximum tax rate so long as certain holding period and other requirements are met. So long as the Shares are listed on NASDAQ, unless Tower Ltd. is treated as a passive foreign investment company with respect to such U.S. Holder, dividends received in respect of the Shares should qualify for the reduced rate. Each U.S. Holder that is a non-corporate taxpayer should consult its own tax advisor regarding the possible applicability of the reduced tax rate and the related restrictions and special rules.

Sale, Exchange or Other Disposition of the Shares. Subject to the discussion below under “—Related Person Insurance Income,” a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of a Share in an amount equal to the difference, if any, between the amount realized on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in such Share. Such capital gain or loss generally will be long-term capital gain (taxable at a reduced rate for certain non-corporate U.S. Holders) or loss if, on the date of such sale, exchange or other disposition, the Share was held by such U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations. Such gain or loss generally will be sourced within the United States.

Passive Foreign Investment Company Considerations. As discussed below, Tower believes that Tower Ltd. was not in 2011, and Tower does not currently expect Tower Ltd. to become, a PFIC for U.S. federal income tax purposes. However, because this determination is made annually at the end of each taxable year and is dependent upon a number of factors, some of which are beyond Tower Ltd.’s control, such as the value of its assets and the amount and type of its income, there can be no assurance that Tower Ltd. will not be a PFIC in any taxable year or that the IRS will agree with Tower Ltd.’s conclusion regarding its PFIC status in any taxable year. If Tower Ltd. is a PFIC in any taxable year, U.S. Holders could suffer adverse consequences as discussed below.

In general, a non-U.S. corporation will be treated as a PFIC in any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) on average at least 50% of the value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from commodities transactions and from the sale or exchange of property that gives rise to passive income. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

The PFIC rules also provide that income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business … is not treated as passive income.” Tower expects, for purposes of the PFIC rules, that each Tower Ltd. insurance subsidiary will be predominantly engaged in the active conduct of an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, Tower believes that Tower Ltd. should not be characterized as a PFIC. We cannot be certain, however, as there are currently no regulations regarding the application of the PFIC provisions to an insurance holding company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming, that the IRS will not challenge this position and that a court will not sustain such challenge.

If Tower Ltd. is a PFIC in any taxable year during which a U.S. Holder owns the Shares, such U.S. Holder could be liable for additional taxes and interest charges upon certain distributions by Tower Ltd. or upon a sale, exchange or other disposition of the Shares at a gain, whether or not Tower Ltd. continues to be a PFIC. The tax will be determined by allocating such distributions or gain ratably to each day of such U.S. Holder’s holding period. The amount allocated to the current taxable year and any holding period of such U.S. Holder prior to the first taxable year in which Tower Ltd. is a PFIC will be taxed as ordinary income (rather than capital gain) earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates applicable to ordinary income for each such taxable year, and an interest charge will also be imposed on the amount of taxes so derived for each such taxable year. In addition, a person who acquires the Shares from a deceased U.S. Holder who held such Shares in a taxable year in which Tower Ltd. is a PFIC generally will be denied the step-up of the tax basis in such Shares for U.S. federal income tax purposes to fair market value of such Shares at the date of such deceased U.S. Holder’s death. Instead, such person will have a tax basis in such Shares equal to the lower of such fair market value or such deceased U.S. Holder’s tax basis in such Shares.

The tax consequences that would apply if Tower Ltd. were a PFIC would be different from those described above if a “mark-to-market” election is available and a U.S. Holder validly makes such an election as of the beginning of such U.S. Holder’s holding period. If such election were made, (i) such U.S. Holder generally would be required to take into account the difference, if any, between the fair market value of, and its adjusted tax basis in, the Shares at the end of each taxable year in which Tower Ltd. was a PFIC as ordinary income or, to the extent of any net mark-to-market gains previously included in income, ordinary loss, and to make corresponding adjustments to the tax basis in such Shares and (ii) any gain from a sale, exchange or other disposition of the Shares in a taxable year in which Tower Ltd. was a PFIC would be treated as ordinary income, and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss. A mark-to-market election is available to a U.S. Holder only if the Shares are considered “marketable stock”. Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable U.S. Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. NASDAQ constitutes a qualified exchange.

The tax consequences that would apply if Tower Ltd. were a PFIC would also be different from those described above if a U.S. Holder is eligible for and timely makes a valid “qualified electing fund” (“QEF”) election. If a QEF election were made, such U.S. Holder generally would be required to include in income on a current basis its pro rata share of Tower Ltd.’s ordinary income and net capital gains in each taxable year in which Tower Ltd. is a PFIC. In order for a U.S. Holder to be able to make a QEF election, Tower Ltd. is required to provide such U.S. Holder with certain information. Because we do not expect Tower Ltd. to provide U.S. Holders with the required information, prospective investors should assume that a QEF election will not be available.

If Tower Ltd. is a PFIC in any taxable year during which a U.S. Holder owns Shares, such U.S. Holder (i) may also suffer adverse tax consequences under the PFIC rules described above with respect to any other PFIC in which Tower Ltd. has a direct or indirect equity interest and (ii) generally will be required to file annually a statement setting forth certain information with its U.S. federal income tax returns.

Prospective investors should consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in a PFIC, including the potential extension of the period of limitations on assessment and collection of U.S. federal income taxes arising from a failure to file the statement described in the preceding paragraph.

Related Person Insurance Income. Certain adverse U.S. federal income and tax reporting rules may apply to a U.S. person that, directly or indirectly, owns stock of a non-U.S. corporation (any such U.S. person, a “U.S. Shareholder”) that earns RPII if (i) 25% or more (by vote or value) of the shares of such non-U.S. corporation are, directly or indirectly, owned by U.S. Shareholders, (ii) 20% or more (by vote or value) of the shares of such non-U.S. corporation are, directly or indirectly, owned by persons insured by any insurance or reinsurance policy issued by such non-U.S. corporation or by persons who are related to U.S. Shareholders and (iii) 20% or more of the non-U.S. corporation’s insurance income is RPII. RPII generally includes insurance income derived by a non-U.S. corporation that would be taxed as an insurance company if it were a U.S. corporation from insurance (or reinsurance) with respect to which the person insured is a U.S. Shareholder or is related to a U.S. Shareholder.

Currently, Canopius owns subsidiaries that are in the insurance business. Tower believes that, based on the current direct or constructive ownership and income of such insurance subsidiaries, it is unlikely that the RPII rules described above will apply to Tower Ltd. or its subsidiaries. However, because this determination is made annually and is dependent upon a number of factors, some of which are beyond Tower Ltd.’s control, including the ownership of its shares and the amount of RPII, there can be no assurance that the RPII rules described above will not apply in the future to income earned by Tower Ltd.’s insurance subsidiaries or that the IRS will agree with Tower Ltd.’s conclusion regarding the application of such rules. If the RPII rules described above apply to income earned by any of Tower Ltd.’s insurance subsidiaries, a U.S. Holder generally will be required to (x) include in taxable income each taxable year its pro rata share of any RPII earned by such insurance subsidiary for the taxable year, regardless of whether such U.S. Holder receives any distribution with respect to such income, and (y) file IRS Form 5471, disclosing certain information regarding its direct or indirect ownership of such insurance subsidiary. U.S. Holders that are tax-exempt entities would be required to treat any amount includible in income as a result of the application of the RPII rules described above as unrelated business taxable income.

In addition, if 25% or more (by vote or value) of the shares of any non-U.S. corporation that would be taxed as an insurance company if it were a U.S. corporation is, directly or constructively, owned by U.S. Shareholders, some or all of the gain recognized by a U.S. Shareholder on the disposition of shares in such non-U.S. corporation may be treated as ordinary income, rather than capital gain. The current U.S. Treasury regulations do not specifically address whether or how this ordinary income treatment rule would apply to dispositions of shares in a non-U.S. corporation that does not directly engage in the insurance business but owns a non-U.S. subsidiary that would be taxed as an insurance company if such subsidiary were a U.S. corporation. Although Tower Ltd. is not engaged in the insurance business, it owns a non-U.S. subsidiary that is engaged in the insurance business. There can be no assurance that, if 25% or more (by vote or value) of Tower Ltd.’s shares are directly or indirectly owned by U.S. Shareholders, the IRS will not interpret these rules, or that the U.S. Treasury regulations will not be amended, to apply this ordinary income treatment to a disposition of the Shares on account of Tower Ltd.’s ownership of such non-U.S. income subsidiary.

Information Reporting and Backup Withholding. Under certain circumstances, information reporting and/or backup withholding may apply to U.S. Holders with respect to payments made on or proceeds from the sale, exchange or other disposition of the Shares, unless an applicable exemption is satisfied. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

Disclosure Requirements for Specified Foreign Financial Assets. Individual U.S. Holders (and certain U.S. entities specified in U.S. Treasury guidance) who, during any taxable year, hold any interest in any “specified foreign financial asset” generally will be required to file with their U.S. federal income tax returns certain information on IRS Form 8938 if the aggregate value of all such assets exceeds certain specified amounts. “Specified foreign financial asset” generally includes any financial account maintained with a non-U.S. financial institution and may also include the Shares if they are not held in an account maintained with a financial institution. Substantial penalties may be imposed, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended, in the event of a failure to comply. U.S. Holders should consult their own tax advisors as to the possible application to them of this filing requirement.

Changes in U.S. federal Income Tax Law. The tax laws and interpretations regarding whether a company is engaged in a trade or business in the United States or whether a company is a controlled foreign corporation or PFIC or has RPII are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to an insurance company. Additionally, the regulations regarding RPII are still in proposed form and the regulations regarding inversion transactions are in temporary form. New regulations or pronouncements interpreting or clarifying such rules will likely be forthcoming from the IRS. We are not able to predict if, when or in what form such guidance will be provided and whether such guidance will be applied on a retroactive basis.

Non-U.S. Holders

Exchange of Tower Common Stock for the Merger Consideration

In General. Subject to the discussion of section 304 of the Code below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on its receipt of the merger consideration unless:

•

Tower is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of such sale, exchange or disposition and (ii) such Non-U.S. Holder’s holding period with respect to such common stock, and certain other conditions are met;

•

such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. holder (except as provided by an applicable tax treaty) and, if it is a corporation, may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty); or

•

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange or disposition and certain other conditions are met (except as provided by an applicable treaty).

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). Tower does not believe it is, and does not currently anticipate that it will become prior to the effective time, a United States real property holding corporation.

Section 304 of the Code. As discussed above under “U.S. Holders—Exchange of Tower Common Stock for the Merger Consideration—Section 304 of the Code,” receipt of the merger consideration may be treated as a distribution by Delaware Purchaser to a Non-U.S. Holder and a dividend to a Non-U.S. Holder to the extent of such Non-U.S. Holder’s allocable share of the earnings and profits of Delaware Purchaser, if any, and Tower. Any such dividend that is paid to or for the account of a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at the rate of 30%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder provides the documentation (generally, IRS Form W-8BEN) required to claim benefits under such tax treaty to the applicable withholding agent.

If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder, such dividend generally will not be subject to the 30% U.S. federal withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. holder (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

Given the uncertainty surrounding the application of section 304 of the Code to the merger and the treatment of any given Non-U.S. Holder, a broker or other applicable withholding agent may treat the entire merger consideration received by a Non-U.S. Holder as subject to U.S. federal withholding tax at the rate of 30%, unless such Non-U.S. Holder can establish a reduced rate for such withholding or that an exemption applies. Depending on the circumstances, the broker (or other applicable withholding agent) may obtain the funds necessary to remit any such withholding tax by asking the Non-U.S. Holder to provide the funds, by using funds in the Non-U.S. Holder’s account with the broker or by selling (on the Non-U.S. Holder’s behalf) all or a portion of the Shares.

The rules of section 304 are very complex and all Non-U.S. Holders should consult their own tax advisors with respect to the applicability of section 304 to their particular circumstances.

Information Reporting and Backup Withholding. Under certain circumstances, information reporting and/or backup withholding may apply to Non-U.S. Holders with respect to receipt of the merger consideration, unless an applicable exemption is satisfied. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the Non-U.S. Holder on a timely basis to the IRS.

OTHER RELATED AGREEMENTS

Third Party Sale Agreements

In connection with the third party sale, Canopius Bermuda expects to enter into a separate purchase and sale agreement with each third party investor, which agreements are referred to in this proxy statement/prospectus as the purchase and sale agreements. It is expected that the purchase and sale agreements will contain, among other provisions, a bring-down condition with respect to the accuracy of representations and warranties as of the closing of the third party sale, as well as a condition that the closing of the merger be imminent. The third party sale will occur when (i) all conditions to the merger shall have been satisfied or waived, (ii) Tower has delivered the closing notice under the merger agreement and (iii) the parties to the merger agreement are ready, willing and able to consummate the merger immediately after the closing of the third party sale. Under the MTA, Tower may terminate the third party sale for any reason or no reason at any time up until its closing.

In addition, it is expected that Canopius Bermuda and the third party investors will enter into a registration rights agreement, which is referred to in this proxy statement/prospectus as the registration rights agreement, providing for the registration for resale under the Securities Act of the Tower Ltd. common shares held by the third party investors immediately following the closing.

Pursuant to the registration rights agreement, Tower Ltd. will agree to file a registration statement with the SEC covering the resale of all its shares sold in the third party sale as soon as reasonably practicable following the closing date of the merger, and to use its reasonable best efforts to cause such resale registration statement to become effective under the Securities Act as soon as reasonably practicable thereafter.

Under the registration rights agreement, Tower Ltd. will be required to register for resale under the Securities Act common shares acquired by third-party investors in connection with the third-party sale. Holders of registrable securities will be entitled to sell registrable securities under the resale registration statement for a specified period of time following the closing and the registration statement’s effectiveness, subject to Tower Ltd.’s ability to suspend such resales under specified circumstances set forth in the registration rights agreement. The registrable securities will not be subject to any lock-up period. In addition to registered sales, the registrable securities can also be sold at any time in transactions exempt under the Securities Act, including pursuant to Rule 144.

The registration rights agreement may also provide for cross-indemnification for some liabilities, including liabilities arising under the Securities Act. If the holders of registrable securities sell a large number of Tower Ltd. common shares following the merger, these sales could adversely affect the market price for Tower Ltd. common shares.

VOTE REQUIRED TO ADOPT THE MERGER AGREEMENT; BOARD RECOMMENDATION

The affirmative vote of the holders of a majority of the shares of Tower common stock outstanding on the record date for the special meeting is required for the approval of the proposal to adopt the merger agreement and approve the merger.

The Tower Board of Directors recommends that the Tower stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger.

STOCKHOLDER ADVISORY VOTE ON CERTAIN COMPENSATORY ARRANGEMENTS

Background; Stockholder Resolution

Under the Dodd-Frank Act and Section 14A of the Exchange Act, Tower stockholders are entitled to vote to approve, on an advisory basis, the compensation of the named executive officers of Tower that is based on or otherwise relates to the merger as disclosed in this proxy statement/prospectus, which compensation is referred to in this proxy statement/prospectus as the merger-related compensation. The terms of the merger-related compensation subject to such advisory vote are described in this proxy statement/prospectus under “The Merger—Golden Parachute Compensation.”

In accordance with the above requirements, Tower is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Tower in connection with the merger, as disclosed in the Golden Parachute Compensation table and narrative discussion as set forth in this proxy statement/prospectus under “The Merger—Golden Parachute Compensation” beginning on page 74 is hereby APPROVED.”

Required Vote; Board Recommendation

The affirmative vote of the holders of a majority of the shares of Tower common stock represented and voting either in person or by proxy at the special meeting and entitled to vote is required for approval of the proposal to approve the merger-related compensation. However, because the vote on this proposal is advisory, it will not be binding on the Tower Board of Directors. The merger-related compensation is an obligation of Tower to each of the named executive officers of Tower. Thus, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved.

None of Tower’s named executive officers is or will be entitled to additional compensation or accelerated benefits as a result of the merger, except with respect to unvested shares of Tower stock previously issued to such officers, which will vest, as provided pursuant to Tower’s long term equity compensation plan previously approved by shareholders, upon the closing of the merger. No compensation or benefits have been granted by Tower specifically in contemplation of the merger. In addition, Tower has recently adopted the practice of requiring newly hired employees to agree that, notwithstanding the provisions of the long term equity plan, vesting of their unvested shares will be accelerated only upon both a change in control and, within 24 months of such change, the loss of employment or substantial diminution of responsibilities.

The advisory vote on the merger-related compensation (which is referred to in this proxy statement/prospectus as Proposal 2) is a vote separate and apart from the vote to adopt the merger agreement and approve the merger and is a vote separate and apart from the votes on each of the other proposals. Accordingly, you may vote to approve this Proposal 2 and vote against any of the other proposals, or you may vote against this Proposal 2 and vote to adopt the merger agreement and approve the merger and to approve any of the other proposals. Advisory approval of this Proposal 2 to approve the merger-related compensation is not a condition to the completion of the merger and whether or not this Proposal 2 is approved will have no impact on the completion of the merger.

The Tower Board of Directors recommends that the Tower stockholders vote “FOR” the proposal to approve, on an advisory basis, the merger-related compensation as described in this proxy statement/prospectus.

POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

If Tower fails to receive a sufficient number of votes to approve the proposal to adopt the merger agreement and approve the merger, Tower may propose to adjourn the special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve the proposal to adopt the merger agreement and approve the merger.

The affirmative vote of the holders of a majority of the shares of Tower common stock represented and voting either in person or by proxy at the special meeting and entitled to vote is required for approval of the proposal to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the merger agreement and approve the merger.

The Tower Board of Directors recommends that the Tower stockholders vote “FOR” the proposal to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the merger agreement and approve the merger.

THE COMPANIES

Tower Group, Inc.

Tower Group, Inc., or Tower, is a Delaware corporation formed in 1996 with its headquarters in New York, New York. Tower’s common stock is currently listed on NASDAQ under the ticker symbol “TWGP.”

The Tower group of companies is one of the 50 largest providers of property and casualty insurance products and services in the United States. Through its insurance subsidiaries, Tower offers a broad range of commercial, specialty and personal property and casualty insurance products and services to businesses in various industries and to individuals throughout the country. While Tower has maintained its headquarters in New York, its insurance company subsidiaries do business in all 50 states and the District of Columbia.

As a result of the merger, Tower will become an indirect wholly owned subsidiary of Tower Ltd.

Tower’s headquarters are located at 120 Broadway, 31st Floor, New York, New York, 10271 and its telephone number is (212) 655-2000. For additional information on Tower and its business, see “Where You Can Find More Information.”

Canopius Holdings Bermuda Limited

Canopius Holdings Bermuda Limited, or Canopius Bermuda, is a privately-held exempted company formed under the laws of Bermuda in 2007. Canopius Bermuda is a wholly owned subsidiary of Canopius Group Limited, which is referred to in this proxy statement/prospectus as Canopius. Canopius Bermuda is the holding company for Canopius Bermuda Limited, or CBL, a Class 3A Bermuda reinsurance company with assumed premiums written of approximately $309 million as of September 30, 2012. CBL currently writes structured reinsurance treaty business and provides capital support to Canopius’s underwriting operations at Lloyd’s of London. Following the restructuring, it is expected that CBL will continue to participate in Canopius’s Lloyd’s business through quota share reinsurance and will provide reinsurance to third party cedents. As of September 30, 2012, Canopius Bermuda was also the holding company for Canopius Underwriting Bermuda Limited, or CUBL, an insurance services company primarily underwriting excess of loss liability business and treaty property reinsurance business on behalf of Syndicate 4444 at Lloyd’s. Syndicate 4444 is managed by an affiliated company. CUBL also provides certain administrative services to CBL. CUBL was transferred in connection with the restructuring and is no longer a subsidiary of Canopius Bermuda. See “The Restructuring.”

Effective immediately prior to the consummation of the merger, Canopius will monetize its investment in CBL by selling 100% of its equity ownership of Canopius Bermuda to the third party investors, who will be the sole shareholders of Canopius Bermuda prior to the effective time. See “The Merger—Transactions Related to the Merger—Third Party Sale” above. Upon consummation of the merger, the former stockholders and optionholders of Tower, as well as holders of Tower’s convertible notes, will own 76% or more but less than 80% of the fully diluted capital stock of Tower Ltd. and the third party investors in Canopius Bermuda will own more than 20% but less than or equal to 24% of the fully diluted capital stock of Tower Ltd.

Concurrent with the completion of the merger, Canopius Bermuda will be renamed “Tower Group International, Ltd.” At and as of the effective time, Tower Ltd. will be a publicly traded company and its common shares are expected be listed on NASDAQ under the symbol “TWGP.”

Canopius Mergerco, Inc.

Canopius Mergerco, Inc., or Delaware Purchaser, is a Delaware corporation formed in April 2012. Delaware Purchaser is a direct wholly owned subsidiary of Condor 2 Corporation and an indirect wholly owned subsidiary of Canopius Bermuda.

Condor 1 Corporation

Condor 1 Corporation, or Merger Sub, a direct wholly owned subsidiary of Delaware Purchaser and an indirect wholly owned subsidiary of Canopius Bermuda, is a Delaware corporation formed in July 2012 solely for the purpose of effecting the merger with Tower. Upon the terms and conditions set forth in the merger agreement, Merger Sub will be merged with and into Tower and the separate existence of Merger Sub will cease. Tower will be the surviving corporation in the merger as a wholly owned subsidiary of Tower Ltd. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. Merger Sub’s registered address is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

THE RESTRUCTURING

Overview

Pursuant to the MTA and in connection with the merger, Tower, Canopius and Canopius Bermuda will, prior to the closing of the third party sale, effect or cause to be effected the following restructuring transactions involving Canopius Bermuda, which are referred to collectively as the restructuring:

a. The ownership of all operating subsidiaries of Canopius Bermuda other than CBL will be transferred to another Canopius company, other than Canopius Bermuda and its subsidiaries.

b. All of CBL’s loss reserves, loss adjustment reserves and unearned premium reserves and the insurance and reinsurance obligations to which they relate, other than such reserves and obligations relating to the retained business, will be commuted, novated or retroceded to affiliates of Canopius, other than Canopius Bermuda or its subsidiaries. See “Retrocession and Novation Transactions” below.

c. Subject to obtaining any necessary consents and approvals from the Bermuda Monetary Authority, Canopius Bermuda will declare a dividend of excess capital in an amount specified by Tower.

The retained business will consist of:

a. The loss reserves, loss adjustment reserves and unearned premium reserves, and the insurance and reinsurance obligations to which they relate, under all insurance and reinsurance contracts written by CBL before 31 July 2012 with unaffiliated parties;

b. CBL’s 72.58% quota share participation in the 2010 underwriting year of account results of Syndicate 4444 (as described in greater detail below) under CBL’s quota share reinsurance agreement with Canopius’ affiliate Canopius Capital Two Limited, dated December 30, 2009 (referred to as the 2010 Quota Share Agreement), and the loss reserves, loss adjustment reserves and unearned premium reserves relating to such quota share participation, provided that 68% of such quota share participation shall have been retroceded to an affiliate of Canopius other than CBL, leaving CBL with a 32% net exposure to such quota share participation;

c. CBL’s 67.65% quota share participation in the 2011 underwriting year of account results of Syndicate 4444 under CBL’s quota share reinsurance agreement with Canopius’ affiliate Flectat Limited, dated December 15, 2010 (referred to as the 2011 Quota Share Agreement), and the loss reserves, loss adjustment reserves and unearned premium reserves relating to such quota share participation, provided that 89.86% of such quota share participation shall be retroceded to an affiliate of Canopius other than CBL, leaving CBL with a 10.14% net exposure to such quota share participation; if the 2010 underwriting year (including 2009 and prior year business reinsured to close into the 2010 underwriting year) is, in the normal course of business, reinsured to close into the 2011 underwriting year on January 1, 2013, then the retrocession percentages will be revised with respect to the 2010 underwriting year so that 68% of such quota share participation shall be retroceded to an affiliate of Canopius other than CBL, leaving CBL with a 32% net exposure to such quota share participation for the 2010 underwriting year; and

d. CBL’s 58.09% quota share participation in the 2012 underwriting year of account results of Syndicate 4444 under CBL’s quota share reinsurance agreement with Flectat Limited, dated December 1, 2011 (referred to as the 2012 Quota Share Agreement), and the loss reserves, loss adjustment reserves and unearned premium reserves relating to such quota share participation, provided that 89.67% of such quota share participation shall be retroceded to an affiliate of Canopius other than CBL, leaving CBL with a 10.33% net exposure to such quota share participation; if the 2011 underwriting year (including 2010 and prior year business reinsured to close into the 2011 underwriting year) is, in the normal course of business, reinsured to close into the 2012 underwriting year on January 1, 2014, then the retrocession percentages will be revised with respect to the 2010 underwriting year so that 68% of such quota share participation shall be retroceded to an affiliate of Canopius other than CBL, leaving CBL with a 32% net exposure to such quota share participation for the 2010 underwriting year.

The systems and other non-insurance assets necessary to support such retained business and other business operations of Tower and its affiliates and the other non-insurance assets will also be retained by or contractually provided to Canopius Bermuda or CBL after the effective time, which are referred to in this proxy statement/prospectus as the retained assets.

Retrocession and Novation Transactions

In connection with the restructuring, the 2010 Quota Share Agreement, 2011 Quota Share Agreement and 2012 Quota Share Agreement, will be amended:

(a)	to provide that the amount of qualifying collateral that CBL is required to maintain on deposit at Lloyd’s (referred to as Funds at Lloyd’s) to support CBL’s reinsurance obligation under any such agreement may include Funds at Lloyd’s that an affiliate of Canopius other than CBL may be required to deposit under any retrocessional coverage in respect of any such agreement; and

(b)	to reflect that, although CBL’s quota share percentage under any such agreement will be unchanged, the application by Lloyd’s of any Funds at Lloyd’s deposited by an affiliate of Canopius other than CBL under any retrocessional coverage in respect of any such agreement, may, to the extent an amount equal in the amount of the Funds at Lloyd’s so applied, discharge CBL’s reinsurance obligation. Retrocessional coverage is a transaction whereby a reinsurer cedes to another reinsurer, known as a retrocessionaire, all or part of the reinsurance it has assumed. Retrocession does not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured.

In addition, certain existing quota share agreements pursuant to which affiliates of Tower participate in the 2011 and 2012 years of account of Syndicate 4444 will be commuted.

CBL, Canopius and certain affiliates of Canopius other than CBL will enter into an agreement prior to the closing of the third party sale under which the parties will agree to take such actions and provide such reimbursements, guarantees and indemnities as may be necessary to ensure that, in the event that Lloyd’s applies any Funds at Lloyd’s supporting Canopius Capital Two Limited or Flectat Limited to discharge their insurance obligations as corporate underwriting members of Lloyd’s, the parties are placed in the same economic position that would apply if the Funds at Lloyd’s so applied had been done in a manner reflecting the parties economic interests in those insurance obligations. This agreement will, among other things, protect CBL from adverse consequences of having any Funds at Lloyd’s it has deposited to support its obligations under the 2010 Quota Share Agreement, the 2011 Quota Share Agreement and the 2012 Quota Share Agreement applied by Lloyd’s to discharge the insurance obligations of Canopius Capital Two Limited or Flectat Limited other than in a proportion matching CBL’s economic exposure to Canopius Capital Two Limited or Flectat Limited under those quota share agreements.
The foregoing description is qualified in its entirety by reference to the actual amended quota share agreements. The amended quota share agreements will be substantially in the form attached as exhibits to the registration statement of which this proxy statement/prospectus is a part.

Determination of Reserves

The loss and loss adjustment reserves supporting the retained business will be determined by CBL’s internal actuaries’ best estimate of the adequacy and sufficiency of such reserves consistent with (i) CBL’s accounting policy for establishing the loss and loss adjustment reserves and (ii) CBL’s best practice for establishing such reserves. Tower has the right to cause such reserves to be evaluated by a third party actuarial firm engaged by Tower for the purpose of confirming the adequacy and sufficiency of such reserves. If there is a dispute as to the adequacy and sufficiency of such reserves, Tower and Canopius will jointly engage another independent actuarial firm to resolve such dispute, which resolution of such actuarial firm will be final and binding on Tower and Canopius. If such reserves are determined to be deficient as of the closing date of the merger, then Canopius or its relevant affiliate will pay to CBL an amount equal to such deficiency as adjustments to the retrocession and novation transactions entered into as part of the restructuring. If such reserves are determined to be redundant as of the closing date of the merger, then CBL will pay to Canopius or its relevant affiliate an amount equal to such redundancy as adjustments to the retrocession and novation transactions entered into as part of the restructuring. The costs of the third party actuarial firm incurred in connection with the dispute resolution process will be borne by Tower.

Syndicate 4444

Syndicate 4444 underwrites through three divisions: Global Property, Global Specialty and UK Retail. Currently, Tower participates in the underwriting results of Syndicate 4444 through a six percent quota share arrangement. Following the merger, Tower will continue to participate in the underwriting results of Syndicate 4444 through an expanded percent quota share arrangement, as described in the section “The Restructuring.” In addition, Canopius has offered Tower the right to participate in Syndicate 4444’s results with a quota share of up to 10% on each of Syndicate 4444’s 2013, 2014 and 2015 years of account. The main underwriting lines are summarized below.

Global Property includes the following lines:

•

Direct and facultative commercial property, which is a worldwide direct and facultative property portfolio with an emphasis on the US market. The account comprises large account open market commercial property insurance, excluding petrochemical and power, across a broad geographical base.

•

North American excess and surplus lines binding authorities, which specialises in US excess and surplus lines business, written predominantly through binding authorities with managing general agents with the vast majority of business located in North America. Products include Commercial property, Homeowners, Casualty and Automobile.

•

Property treaty reinsurance, which is a global portfolio of property treaty business comprising risk and catastrophe excess of loss, property pro-rata, engineering excess of loss and pro-rata and retrocession business.

Global Specialty includes the following lines:

•

Marine and energy insurance, which provides insurance across a broad range of marine and energy risks. Products include Cargo Energy, Marine Liability, Marine Property, Non-Marine construction and engineering.

•

Marine treaty reinsurance, which writes London market and foreign excess of loss (“XL”), plus some specialist pro-rata business. The London XL account comprises marine treaty business for Lloyd’s syndicates and London companies, on an excess of loss basis, providing coverage for all classes. The foreign XL account comprises marine treaty business, on an excess of loss basis, for indigenous portfolios, with a preference for those with a hull/ cargo bias. Specialist areas include USA, Japan and Scandinavia. A small space account on a pro-rata basis is also underwritten.

•

Casualty, including professional indemnity, financial institutions and excess casualty, which is a broad portfolio of casualty business diversified both by product and distribution, with business being accepted in Lloyd’s and via Canopius-owned UK and overseas service companies.

•

Casualty treaty reinsurance, which writes a wide range of casualty treaty excess of loss reinsurances, for clients located in all territories outside of North America. Products include: Liability (general third party, employers’ liability/workers’ compensation, professional, financial and miscellaneous); Motor (predominantly international business including unlimited protections where appropriate); Short tail (personal accident, kidnap and ransom, contingency, bloodstock, product recall and credits and bonds); and Retrocession (focusing on reinsurance of European reinsurers and Lloyd’s syndicates).

In addition, the syndicate underwrites regional Asian casualty treaty reinsurance through Canopius Asia based in Singapore, and regional European casualty treaty reinsurance through Canopius Europe based in Zurich.

•

Construction and engineering, which consists of direct and facultative construction and engineering risks. The portfolio comprises contractors all risks and erection all risks (including public liability, advance loss of profits, contractors plant and existing property), machinery breakdown and business interruption.

•

International accident & health, which is an international accident and health business across a broad range of classes protecting both groups and individuals. The syndicate underwrites a broad portfolio of trades and company sizes, with a wide range of occupational classes, from pure white collar through to the heaviest of blue collar workers such as security consultants in troubled areas and heavy manual workers. The account has a wide geographical spread. Products include: Accidental Death and Disability Voluntary Group Personal Accident Short Term Disability / Income Replacement Flexible Benefits and Travel

•

Crisis management, including product contamination, war, sabotage & terrorism, aviation war and kidnap & ransom, which is a specialist book of crisis management products. Products include contaminated product insurance, sabotage & terrorism and kidnap & ransom.

•

Political risk, including expropriation, contract frustration, aircraft repossession and structured trade credit, which is a diverse book of political risk & trade credit insurance. The underwriting team writes a global, emerging market book of business across the political risk spectrum and covers bank, trading and industrialist interests against a range of perils including confiscation, nationalisation, both pre- and post-shipment contract frustration, structured trade credit and aircraft repossession.

UK Retail Insurance includes the following lines:

•

UK household, which offers protection for householders on both buildings and/or contents (both of a standard and non-standard nature), mainly in the UK and Republic of Ireland. The syndicate also provides insurance for european holiday homes.

•

UK specialist property/ niche personal lines, which offers protection for specialist property delegated schemes. Business lines include high-value musical instruments (ranging from rare classical pieces to rock and pop instruments), protection for high-value philatelic collections for stamp owners and dealers, golfing risks and specific pet insurance products. The syndicate also insures caravans, covering structures and/or contents (both of a standard and non-standard nature) and includes touring and static caravans, holiday homes and park homes.

•

UK commercial combined for the small and medium enterprise (“SME”) sector, which is a UK SME commercial property book of business written through Arista Insurance, a UK underwriting agency in which Canopius holds an ownership interest. This book is focused towards a network of independent brokers accessed via the provision of IT solutions, supported by regional offices.

•

UK casualty, including accident & health and professional indemnity, which writes personal accident & travel for UK customers across a broad range of classes protecting both groups and individuals. The syndicate underwrites a broad portfolio of trades and company sizes, with a wide range of occupational classes.

The table below sets forth by line of business the amount of gross premiums earned by Syndicate 4444 for each of the years ended December 31, 2010 and 2011.

	Year Ended December 31, 2011(1)		Year Ended December 31, 2010(2)
Line of Business	($ in millions)	% of Total	($ in millions)	% of Total
Accident & health	$34,122	3.5%	$25,811	2.8%
Motor (third party liability)	$17,086	1.8%	$17,551	1.9%
Motor (other classes)	$34,058	3.5%	$44,845	4.8%
Marine and Energy	$132,382	13.6%	$121,377	13.0%
Aviation	$(107)	0.0%	$6	0.0%
Fire and other damage to property	$379,942	39.0%	$382,129	40.9%
Third party liability	$120,182	12.3%	$117,774	12.6%
Reinsurance Inwards	$257,058	26.4%	$223,712	24.0%

Total	$974,723	100.0%	$933,205	100.0%

(1)	Converted from British Pounds Sterling to U.S. dollars using an exchange ratio of £1.60 per $1.00 during 2011.
(2)	Converted from British Pounds Sterling to U.S. dollars using an exchange ratio of £1.55 per $1.00 during 2010.

AGREEMENT AND PLAN OF MERGER

The following is a summary of certain material terms of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement as amended by the amendment, which is incorporated into this proxy statement/prospectus by reference in its entirety and attached as Annex A-1 and A-2, respectively to this proxy statement/prospectus. Tower urges you to read carefully this entire proxy statement/prospectus, including the annexes and the documents incorporated by reference. You should also review the section entitled “Where You Can Find More Information.”

The merger agreement has been included to provide you with information regarding its terms, and Tower recommends that you read the merger agreement carefully and in its entirety. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the merger, Tower does not intend for the merger agreement to be a source of factual, business or operational information about the companies. The merger agreement contains representations and warranties of the parties as of specific dates and may have been used for purposes of allocating risk between the parties rather than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the merger agreement. The representations and warranties of Canopius Bermuda, Delaware Purchaser and Merger Sub are qualified in their entirety by a confidential disclosure letter that such parties prepared and delivered to Tower in connection with the execution of the merger agreement, and are qualified by contractual standards of materiality that may differ from what stockholders consider to be material. Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

The Restructuring of Canopius Bermuda

On April 25, 2012, Tower entered into the MTA with Canopius, Canopius Bermuda and Delaware Purchaser. Upon the terms and subject to the conditions set forth in the MTA, Tower has the right to effect certain transactions with Canopius and its subsidiaries, including Tower’s right to merge with a newly formed subsidiary of Delaware Purchaser, exercisable in Tower’s sole discretion. On July 30, 2012, Tower exercised its right under the MTA to effect the merger by delivering a written notice to Canopius, which right may be rescinded and the merger abandoned by Tower at any time prior to the effective time.

Prior to the effective time, Tower, Canopius and Canopius Bermuda will effect a restructuring of the insurance operations of Canopius Bermuda as contemplated by the MTA and as subsequently agreed among Tower, Canopius and Canopius Bermuda, such that, as of the effective time, Canopius Bermuda will continue to own certain business and assets to be identified by the parties and will have transferred to Canopius all other business and assets of Canopius Bermuda. This restructuring of Canopius Bermuda prior to the effective time is referred to in this proxy statement/prospectus as the restructuring. The business retained by Canopius Bermuda in connection with the restructuring is referred to in this proxy statement prospectus as the retained business. Canopius has agreed in the MTA to indemnify Tower for all pre-closing liabilities of Canopius Bermuda and its subsidiaries, including CBL, other than insurance liabilities under the express terms of any insurance contract or reinsurance agreement constituting a part of the retained business. Please see “The Restructuring.”

The Merger; Closing of the Merger

Unless the merger agreement is terminated prior to such time (see “—Termination of the Merger Agreement”), the closing will, subject to the satisfaction or (to the extent permitted by applicable law) waiver by the party entitled to the benefits thereof of each of the conditions set in the merger agreement, take place on the business day specified in a written notice delivered by Tower to Canopius Bermuda, or on such other date as shall be agreed in writing by the parties.

Upon the closing of the merger, Tower shall file the certificate of merger with the Secretary of State of the State of Delaware and make any and all other filings required under the DGCL. On the terms and subject to the conditions of the merger agreement, at the effective time, Merger Sub will be merged with and into Tower and the separate existence of Merger Sub will cease. Tower will survive the merger as an indirect wholly owned subsidiary of Tower Ltd. For purposes of this section, Tower following the effective time is referred to as the surviving corporation. All property, rights, privileges, powers, franchises, debts, liabilities and duties of Tower and Merger Sub will become those of the surviving corporation at the effective time.

Merger Consideration to Tower Stockholders

At the effective time, among other things, each issued and outstanding share of Tower common stock will be cancelled and converted automatically into the right to receive a number of common shares of Tower Ltd. equal to the stock conversion number.

“Stock conversion number” means the quotient obtained by dividing (x) the closing price per share of Tower common stock on NASDAQ on the pricing date of the third party sale by (y) the adjusted Canopius Bermuda price per share.

“Adjusted Canopius Bermuda price per share” means the quotient obtained by dividing (i) the sum of (a) the target TNAV amount, (b) the value of the retained business (determined in accordance with the MTA), (c) the aggregate amount of the placement fees received by the placement agents in connection with the third party sale and (d) the aggregate amount, expressed in dollars, equal to the absolute value of the discount from the closing price of Tower’s common stock on the pricing date of the third party sale, or on another reasonably current date (as agreed by Tower, Canopius Bermuda and the third party investors), that Tower, Canopius Bermuda and the third party investors have agreed is necessary in order to effect the third party sale, by (ii) the aggregate number of Canopius Bermuda common shares sold in the third party sale.

“Target TNAV amount” means the amount that Tower specifies in a written notice delivered to Canopius prior to the signing date of the purchase and sale agreements for the third party sale, as the target amount of the tangible net asset value of Canopius Bermuda as of the closing date of the third party sale.

TNAV Adjustment Mechanism

At the closing of the third party sale, the third party investors will pay to Canopius a specified aggregate purchase price, which amount will be calculated based on the target TNAV amount plus the value of Canopius Bermuda’s retained business. It is possible, however, that the tangible net asset value of Canopius Bermuda as of the third party sale closing date will be greater than the target TNAV amount. Tower, Canopius and Canopius Bermuda had initially agreed in the MTA that, as part of the restructuring, Canopius Bermuda would declare and pay to Canopius or one of its affiliates a dividend in the amount of the excess, if any, of the tangible net asset value of Canopius Bermuda as of the third party sale closing date over the target TNAV amount. Such excess is referred to in this proxy statement/prospectus as the excess capital.

Subsequently, Tower, Canopius and Canopius Bermuda agreed to an adjustment mechanism to account for changes in the tangible net asset value of Canopius Bermuda from its calculation prior to the pricing date of the third party sale to the third party sale closing date. Pursuant to this adjustment mechanism, immediately prior to the closing of the third party sale, and in lieu of paying a dividend in the full amount of the excess capital as part of the restructuring immediately prior to the third party sale closing date as described in the preceding paragraph, Canopius Bermuda will declare two dividends payable to Canopius:

(i) a dividend payable immediately prior to the third party sale closing as part of the restructuring in an amount equal to the excess capital less a holdback amount to be agreed by the parties (the amount of such dividend is referred to as the pre-closing dividend); and

(ii) a dividend payable promptly after the final determination of the tangible net asset value of Canopius Bermuda as of the third party sale closing date pursuant to a customary post-closing adjustment (such finally determined amount is referred to in this proxy statement/prospectus as the final TNAV amount) in an amount equal to the excess of the final TNAV amount (calculated as of the third party sale closing date and after giving effect to the payment of the pre-closing dividend) over the target TNAV amount, plus interest on such amount calculated using an agreed rate (the amount of such dividend is referred to as the post-closing true-up amount).

If Canopius Bermuda needs to rely on a distribution from CBL in order for it to pay any such dividend in whole or in part, then, under Bermuda law, approval of the BMA will be required to the extent that CBL’s total statutory capital (as set out in its previous year’s statutory financial statements) is reduced by 15% or more as a result of the payment of any such distribution by CBL to Canopius Bermuda. At September 30, 2012, based on statutory capital of $291.4 million as set out in its 2011 statutory financial statements and surplus at September 30, 2012 of $144.6 million, it is calculated that approximately $188.3 million would be available for dividend and distribution without the prior approval of the BMA. If BMA approval is required for any such distribution and such approval cannot be obtained, then the tangible net asset value of Canopius Bermuda as of the third party sale closing date may be greater than the maximum amount permitted under the third party sale agreements and the third party sale may not occur. If the third party sale does not occur, Tower will exercise its right to terminate the merger agreement and abandon the merger.

Treatment of Tower Stock Options

At the effective time, each outstanding option to acquire Tower common stock, whether vested or unvested and whether granted under Tower’s Long-Term Equity Plan or otherwise, will automatically vest and become free of any forfeiture conditions and will constitute a fully vested option to acquire, on the same terms and conditions (other than vesting and performance conditions) as were applicable to such Tower stock option immediately prior to the merger, that number (rounded down to the nearest whole number) of Tower Ltd. common shares determined by multiplying (a) the number of shares of Tower common stock subject to such option immediately prior to the effective time by (b) the stock conversion number. The per share exercise price for Tower Ltd. common shares issuable upon exercise of such Tower Ltd. options will be an amount (rounded up to the nearest cent) equal to (i) the exercise price per share of Tower common stock at which the assumed Tower stock options were exercisable immediately prior to the effective time divided by (ii) the stock conversion number.

Treatment of Tower Restricted Stock

At the effective time, each outstanding share of Tower restricted stock, whether granted under the Long-Term Equity Plan or otherwise, will automatically vest and become free of any forfeiture conditions and be converted into the right to receive, as soon as reasonably practicable after the effective time, the merger consideration attributable to such share of restricted stock, without interest.

Governing Documents Following the Merger

Surviving Corporation. The certificate of incorporation and bylaws of the surviving corporation will be amended and restated at the effective time to be in substantially the same form as Annex D and Annex E, respectively, to this proxy statement/prospectus.

Tower Ltd. The bye-laws of Tower Ltd. will be amended and restated at the effective time to be in substantially the same form as Annex C to this proxy statement/prospectus.

Exchange of Stock Certificates Following the Merger

Prior to the closing date, Tower will be required to designate a bank or trust company to act as agent, which is referred to in this proxy statement/prospectus as the exchange agent, for the payment of the merger consideration in accordance with the merger agreement and, in connection therewith, Tower and Delaware

Purchaser will, prior to the closing date, enter into an agreement with the exchange agent in a form reasonably acceptable to Tower. At or prior to the effective time, Merger Sub or Delaware Purchaser will deposit or cause to be deposited with the exchange agent certificates or, at Tower’s option, shares in book-entry form, representing a number of Canopius Bermuda common shares and an amount of cash sufficient to pay the aggregate merger consideration. Such Canopius Bermuda common shares and cash that are so deposited are referred to in this proxy statement/prospectus as the exchange fund. Delaware Purchaser will promptly replace or restore, or will cause the surviving corporation promptly to replace or restore, the cash in the exchange fund so as to ensure that the exchange fund is at all times maintained at a level sufficient for the exchange agent to make all payments of merger consideration in accordance with the merger agreement.

As soon as practicable after the effective time (but in no event later than two business days after the effective time), Delaware Purchaser or the surviving corporation will cause the exchange agent to mail to each holder of Tower common stock a form of letter of transmittal, together with instructions thereto, setting forth, among other things, the procedures by which holders of certificated shares or book-entry shares of Tower common stock may receive the merger consideration to which they are entitled pursuant to the merger agreement.

Tower stockholders should not return their certificates with the enclosed proxy card. Stock certificates should be returned with a letter of transmittal that will be sent to Tower stockholders following the effective time as described above, validly executed in accordance with the instructions you will receive.

Upon the completion of the applicable procedures by a holder of Tower common stock and the surrender of such holder’s certificated shares or book-entry shares, the exchange agent will deliver to such holder (i) a certificate or book-entry representing that number of whole Canopius Bermuda common shares (rounded down to the nearest whole Canopius Bermuda common share) that such holder has the right to receive in respect of shares of Tower common stock represented thereby and (ii) cash in lieu of fractional shares that such holder has the right to receive pursuant to the merger agreement and any surrendered certificates will be canceled immediately.

At any time following the first anniversary of the closing date, Delaware Purchaser will be entitled to require the exchange agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the exchange agent and that have not been disbursed to former holders of Tower common stock, and thereafter such holders will be entitled to look only to Delaware Purchaser for, and Delaware Purchaser will remain liable for, payment of their claims of the merger consideration pertaining to their former shares of Tower common stock pursuant to the merger agreement. Any amounts remaining unclaimed by such holders at the time at which such amounts would otherwise escheat to or become property of any governmental authority will become, to the extent permitted by applicable law, the property of Delaware Purchaser or its designee, free and clear of all claims or interest of any person previously entitled thereto.

Representations and Warranties

Canopius Bermuda, Delaware Purchaser, Merger Sub and Tower made customary representations and warranties in the merger agreement on behalf of themselves and their respective subsidiaries that are subject, in some cases, to certain qualifications (including qualifications as to knowledge, materiality, time and dollar amount) and are further modified and limited by confidential disclosure schedules provided by Canopius Bermuda to Tower.

The representations and warranties made by Canopius Bermuda, Delaware Purchaser and Merger Sub relate to the following subject matters, among other things:

•	the corporate organization, good standing and similar corporate matters of such Canopius parties, including the qualification to do business under applicable law;

•

the corporate power and authority of such Canopius parties to enter into the merger agreement and the due authorization, execution, delivery and enforceability of the merger agreement with respect to each of them;

•	the absence of any violation of their respective organizational documents, material contracts or applicable laws as a result of the merger;

•	ownership of all of the shares of Canopius Bermuda capital stock, free and clear of all liens (except for liens that will be released at or prior to the effective time);

•	the capital structure and equity securities of such Canopius parties;

•

certain financial statements of Canopius Bermuda, CBL and Canopius Underwriting Bermuda Limited (a subsidiary of Canopius Bermuda that will be transferred to a member of the Canopius group as part of the restructuring, which is referred to in this proxy statement/prospectus as CUBL), and the sufficiency of internal accounting controls;

•	the absence of undisclosed liabilities;

•	the absence of certain changes since December 31, 2011;

•	material contracts, including the enforceability and absence of any material violation or breach thereof;

•	threatened or outstanding litigation against Canopius Bermuda or its subsidiaries;

•	compliance with regulatory matters and possession of necessary licenses;

•	the absence of employees;

•	tax matters;

•	the absence of any claims pending under any insurance policy relating to the assets, business, operations, officers and directors of Canopius Bermuda and its subsidiaries;

•	change of control and related provisions affected by the merger under reinsurance agreements to which CBL is a party;

•	investment assets of Canopius Bermuda and its subsidiaries;

•	computation of CBL loss reserves in accordance with applicable actuarial standards and preparation in accordance with U.S. GAAP consistently applied;

•	the inapplicability of anti-takeover statutes; and

•	the absence of undisclosed brokers’ fees.

The representations and warranties made by Tower relate to the following subject matters, among other things:

•	the corporate organization, good standing and similar corporate matters of Tower, including its qualification to do business under applicable law;

•	the corporate power and authority of Tower to enter into the merger agreement and the due authorization, execution, delivery and enforceability of the merger agreement with respect to Tower;

•	the absence of any violation of Tower’s organizational documents, material contracts or any applicable laws as a result of the merger and other transactions contemplated by the merger agreement; and

•	the absence of undisclosed brokers’ fees.

Material Adverse Effect

Several of the representations, warranties and covenants contained in the merger agreement relating to Canopius Bermuda and its subsidiaries refer to the concept of a “material adverse effect.”

For purposes of the merger agreement, a “material adverse effect” with respect to Canopius Bermuda and its subsidiaries means a material adverse effect on:

(a) the assets, liabilities, business, operations, condition (financial, regulatory or otherwise) or results of operations of Canopius Bermuda and its subsidiaries (other than CUBL), taken as a whole, but excluding any material adverse effect resulting after the date hereof from (i) a change in general economic or market conditions, (ii) matters affecting the property and casualty insurance or reinsurance industry generally or (iii) changes in International Financial Reporting Standards or U.S. GAAP, to the extent that any such effect described in the preceding clauses (i) through (iii) does not materially and disproportionately affect Canopius Bermuda and its subsidiaries relative to other companies engaged in the industries in which Canopius Bermuda and its subsidiaries operate, or

(b) the ability of any of Canopius Bermuda, Delaware Purchaser or Merger Sub to perform its obligations under the merger agreement or to consummate the transactions contemplated thereby.

Covenants

Canopius Bermuda Interim Operating Covenants

Canopius Bermuda has undertaken customary covenants in the merger agreement relating to the conduct of its business prior to the completion of the merger. In general, Canopius Bermuda has agreed that it and its subsidiaries will not, among other things:

•

take any “Restricted Action” under the MTA including (i) failing to conduct and develop their respective business in the ordinary course consistent with past practice, (ii) effecting amendments to their respective organizational documents and (iii) effecting material changes in their tax accounting policies or practices;

•

incur any indebtedness except for certain intercompany indebtedness, short-term borrowings incurred in the ordinary course of the business and indebtedness of CUBL that will remain indebtedness of CUBL at the effective time;

•

incur any liability other than liabilities of CBL or CUBL incurred in the ordinary course of business consistent with past practice and are either (i) taken into account in determining the tangible net asset value of Canopius Bermuda or (ii) retained by CUBL and will not be liabilities of Canopius Bermuda or any of its subsidiaries following the merger; or

•	other than investment assets acquired in the ordinary course of business, acquire (including by merger or by reinsurance) any securities, assets, business or operations of any person;

•	acquire or dispose of any investment assets in any manner inconsistent with the past practice of Canopius Bermuda and its subsidiaries as of the date of the merger agreement;

•	make or authorize any capital expenditures in excess of $50,000 in the aggregate;

•	amend, change, modify or otherwise change in any material respect any of its permits, or permit any of its permits to lapse;

•

make any material change in financial accounting, actuarial, underwriting, reserving, reinsurance, marketing or claims processing or payment methods, principles or practices, except insofar as may be required by U.S. GAAP or applicable law;

•

except as required by law or in the ordinary course of business consistent with past practice, amend any material tax return, make any material tax election or settle or compromise any material liability for taxes or material tax refund;

•

hire or engage any employees, consultants or independent contractors other than (i) as contemplated by the restructuring or (ii) employees of CUBL who will remain employees of CUBL at the effective time, or establish, adopt, enter into, renew or amend in any material respect any employee benefit plan or collective bargaining agreement; and

•	take or permit to be taken any action that could reasonably be expected to prevent or delay the consummation of the merger.

No Solicitation of Acquisition Proposals by Canopius Bermuda

Canopius Bermuda has agreed that it will not, and none of its subsidiaries will, directly or indirectly, through any of their representatives or affiliates or otherwise:

•

solicit, initiate, facilitate or knowingly encourage the submission of any inquiries regarding, or the making of any proposal or offer from any person (other than Tower and its subsidiaries in connection with the third party sale) that relates to, or would reasonably be expected to lead to, with respect to Canopius Bermuda or any of its subsidiaries, any alternative or competing transaction; or

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person (other than Tower) any information in connection with or relating to, for the purpose of encouraging or facilitating, or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to an alternative or competing transaction.

Stock Exchange Listing

Canopius Bermuda is required under the merger agreement use its reasonable efforts to cause, and cooperate with Tower’s efforts to cause, the Tower Ltd. common shares to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the effective time.

Restructuring

Under the merger agreement, each of the parties is required to take the actions necessary to effect the restructuring pursuant to and in accordance with the MTA. See “The Restructuring.”

Additional Agreements

The merger agreement contains certain other covenants, including covenants relating to cooperation between Canopius Bermuda and Tower in the preparation of this proxy statement/prospectus, other filings to be made with the SEC and other governmental filings and obtaining consents and approvals. All reasonable out-of-pocket fees and other expenses incurred in connection this proxy statement/prospectus will be paid by Tower as and when incurred.

In connection with such filings with the SEC, each of Tower and Canopius Bermuda have agreed:

•

to use its reasonable efforts to cause the registration statement of which this proxy statement/prospectus is a part to become effective as promptly as practicable and to remain effective as long as is necessary to consummate the merger;

•

promptly to advise the other upon becoming aware of (a) the time when the registration statement has become effective or any supplement or amendment has been filed, (b) the issuance of any stop order, (c) the suspension of the qualification of Canopius Bermuda common shares to be paid as consideration in the merger for offering or sale in any jurisdiction or (d) any comments, responses or requests from the SEC relating to the registration statement or proxy statement or any of the transactions contemplated by the merger agreement;

•

promptly to advise the other upon learning of the occurrence of any event or the existence of any fact that is required to be set forth in an amendment or supplement to this joint proxy statement/prospectus, and to cooperate in filing with the SEC and, if applicable, mailing to the Tower stockholders such amendment or supplement;

•

that the information its supplies for inclusion in this joint proxy statement/prospectus will not contain any untrue statement of a material fact or fail to state any material fact required to be stated herein or necessary in order to make the statements herein not misleading at (a) the registration statement effective date, (b) the time the proxy materials (or any amendment of or supplement to the proxy materials) are first mailed to the Tower stockholders, (c) the time of the Tower stockholders meeting and (d) the effective time of the merger; and

•

that no filing or amendment of, or supplement to this joint proxy statement/prospectus will be made without the consent of the other, such not to be unreasonably withheld, conditioned or delayed and without providing the applicable other party a reasonable opportunity to review and comment thereon.

Reimbursement of Expenses

Tower has agreed in the MTA to reimburse Canopius and its affiliates for their reasonable out-of-pocket costs and expenses incurred in connection with the merger to the extent that such expenses exceed the $1,000,000 fee Tower has paid to exercise the merger right. This obligation to reimburse such fees and expenses to Canopius and its affiliates would survive any termination of the merger agreement.

Officers and Directors upon Completion of the Merger

The parties to the merger agreement are required to take all actions necessary, proper or advisable to cause, as of the effective time, the directors and officers of Tower Ltd. to be the current directors and officers of Tower, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Directors’ and Officers’ Indemnification and Insurance

The parties agreed that Tower Ltd. will continue all rights to indemnification or advancement of expenses existing as of the date of the merger agreement in favor of the current or former directors, officers or employees of Canopius Bermuda or any of its subsidiaries in respect of acts or omissions occurring at or prior to the effective time to the fullest extent permitted or required under applicable law, the organizational documents of Canopius Bermuda or any of its subsidiaries or in any indemnification agreement to which those entities are party.

Immediately prior to the closing, Canopius Bermuda will purchase a “tail” policy under Canopius Bermuda’s existing directors’ and officers’ liability insurance policy that covers those persons who are currently covered by such insurance policy, as well as “IPO” insurance for acts or omissions arising out of the third party sale. The aggregate premiums paid for such tail policy and IPO insurance may not exceed $750,000. However, if Canopius Bermuda does not purchase such tail policy, Tower Ltd. will be required for a period of six years from the closing of the merger, to maintain in effect the coverage provided by Canopius Bermuda’s current directors’ and officers’ liability insurance with respect to acts or omissions occurring prior to the effective time, on terms with respect to such coverage and amounts no less favorable in the aggregate to Canopius Bermuda’s directors and officers currently covered by such policy.

Conditions to Complete the Merger

Mutual Closing Conditions

Under the merger agreement, the obligations of each of Canopius Bermuda, Delaware Purchaser, Merger Sub and Tower to effect the merger are subject to the consummation of Canopius’s acquisition of Omega, which occurred on August 20, 2012.

Conditions to Obligations of Canopius Parties

The obligations of each of Canopius Bermuda, Delaware Purchaser and Merger Sub to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of the following conditions:

•

the representations and warranties of Tower that are qualified by materiality or words of similar import shall be true and correct in all respects, and the representations and warranties of Tower that are not so qualified shall be true and correct in all material respects, in each case as of the closing date with the same effect as though made on and as of the closing date;

•

all authorizations, consents, orders or approvals of, and filings with, all governmental authorities that are required in connection with the consummation of the merger shall have been received or made (and all applicable waiting periods shall have expired or terminated);

•	there shall be no material injunction, judgment or ruling by any governmental authority that has the effect of enjoining or otherwise prohibiting consummation of the merger; and

•	Tower’s stockholders shall have adopted the merger agreement and approved the merger.

Canopius Bermuda, Delaware Purchaser and Merger Sub may not rely on the failure of any of the foregoing conditions to be satisfied if such failure was caused by any breach by such party or any of its affiliates of any provision of the merger agreement or of the MTA.

Conditions to Obligations of Tower

The obligations of Tower to effect the merger are subject to Tower’s right to terminate the merger agreement and abandon the merger at any time and for any reason or no reason. See “—Termination of the Merger Agreement” below.

Although the merger agreement contains no conditions precedent to Tower’s obligations to consummate the merger, Tower will not proceed with the merger in the event that (i) the third party sale cannot be effected, or can only be effected on terms that would make the stock conversion number, and therefore the merger, unattractive to Tower, (ii) the adjusted Canopius Bermuda price per share declines to a point such that the third party investors would own 20% or less of the fully diluted capital stock of Tower Ltd. immediately following the effective time, (iii) Tower stockholders and optionholders, as well as holders of Tower’s convertible notes, would own less than 76% of the fully diluted capital stock of Tower Ltd. immediately following the effective time, (iv) the parties to the merger agreement fail to obtain the necessary regulatory approvals on terms acceptable to Tower, (v) Tower’s stockholders fail to adopt the merger agreement and approve the merger, (vi) Tower’s Board of Directors do not approve certain of the transactions contemplated by the merger agreement and (vii) Tower has not received an opinion of a nationally recognized law firm, in form and substance satisfactory to Tower, to the effect that the merger should not cause Tower Ltd. to be treated as a domestic corporation under Section 7874(b) of the Internal Revenue Code of 1986, as amended.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the closing, whether before or after the vote by the Tower stockholders:

•	by mutual written consent of Canopius Bermuda and Tower;

•

by Canopius Bermuda if the merger has not been consummated on or before July 30, 2013, which is referred to in this proxy statement/prospectus as the walk-away date; provided, that if the sole reason that the closing has not occurred is that any of the approvals of the required governmental authorities has not been obtained on or prior to such date, then the walk-away date may be extended by either Tower or Canopius Bermuda for 90 days;

•

by Canopius Bermuda if any governmental authority has issued a material injunction, judgment or ruling that has the effect of enjoining or otherwise prohibiting the consummation of the merger, and such material injunction, judgment or ruling has become final and nonappealable; or

•	by Tower, in its sole discretion at any time (including after delivery of the closing notice) for any reason or no reason.

Obligations in Event of Termination

In the event of a termination as described above, the merger agreement will become void and of no effect except for certain sections of the merger agreement. Such termination shall not relieve any party to the merger agreement or any of their respective directors, officers or affiliates of any liability for damages resulting from any material breach by such party of any representation, warranty, covenant or agreement set forth in the merger agreement or fraud or for any liability of Tower with respect to expenses pursuant to the merger agreement and the MTA and in connection with the restructuring.

Amendment and Waiver

The merger agreement may not be modified, amended or discharged except by an instrument in writing signed by the party against whom enforcement of such modification or amendment is sought. Any provision of the merger agreement may only be waived by an instrument in writing and is subject to applicable law.

Governing Law

The merger agreement will be governed by the laws of the State of Delaware, without giving effect to conflict of laws principles thereof.

NO APPRAISAL RIGHTS

Appraisal rights are statutory rights under Delaware law that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to Tower stockholders in connection with the merger.

LISTING OF TOWER LTD. COMMON SHARES ON NASDAQ

Canopius Bermuda common shares currently are not traded or quoted on a stock exchange or quotation system. Tower expects that (and it is condition to the merger that), following the merger, Tower Ltd. common shares will be listed for trading on NASDAQ. It is anticipated that the Tower Ltd. common shares will be listed under the symbol “TWGP.”

Following the consummation of the merger, Tower common stock will be delisted from NASDAQ and deregistered under the Exchange Act.

SELECTED HISTORICAL FINANCIAL DATA OF TOWER

The information required by this item is incorporated by reference to Tower’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, and Tower’s Quarterly Report on Form 10-Q for the period ended September 30, 2012, filed with the SEC on November 9, 2012.

SELECTED HISTORICAL FINANCIAL DATA OF CANOPIUS BERMUDA

The following table sets forth Canopius Bermuda’s selected historical consolidated financial data as of the dates and for each of the periods indicated. The consolidated income statement data for the years ended December 31, 2011, 2010 and 2009 and consolidated balance sheet data as of December 31, 2011 and 2010 are derived from Canopius Bermuda’s audited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. The consolidated income statement data for the years ended December 31, 2008 and for the period from September 7, 2007 (date of incorporation) to December 31, 2007 and the consolidated balance sheet data as of December 31, 2009, 2008 and 2007 are derived from Canopius Bermuda’s unaudited consolidated financial statements which are not included or incorporated by reference into this proxy statement/prospectus.

Canopius Bermuda does not have audited consolidated income statements for the periods ended December 31, 2008 and 2007 or consolidated balance sheets as of December 31, 2009, 2008 and 2007. The Company has not provided audited consolidated income statements for the fiscal years ended December 31, 2008 and 2007 because the Company has not been required to prepare such audited consolidated income statements under Bermuda law or regulation and, accordingly, has never done so and the preparation of such audited consolidated income statements would be difficult, time consuming and expensive. Given the nature of the transaction and the fact that going forward the business will be managed by persons who are currently members of Tower management, rather than the Company’s management, the Company does not believe that this information is material to an evaluation of the transaction by Tower stockholders.

The consolidated income statement data for the nine months ended September 30, 2012 and 2011 and the consolidated balance sheet data as of September 30, 2012 and 2011 have been derived from Canopius Bermuda’s unaudited consolidated financial statements which are included elsewhere in this proxy statement/prospectus. The audited and unaudited consolidated financial statements of Canopius Bermuda have been prepared in conformity with U.S. GAAP. The consolidated historical results of Canopius Bermuda are not necessarily indicative of the results to be expected in any future period.

You should read the selected consolidated historical financial data below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Canopius Bermuda” and with Canopius Bermuda’s consolidated financial statements and notes thereto which are included elsewhere in this proxy statement/prospectus. The selected historical consolidated financial data in this section is not intended to replace Canopius Bermuda’s consolidated financial statements and is qualified in its entirety by Canopius Bermuda’s consolidated financial statements and related notes which are included elsewhere in this proxy statement/prospectus.

See “Risks Related to the Restructuring—The financial statements of Canopius Bermuda included in this proxy statement/prospectus do not take into consideration the restructuring.”

	Nine months ended September 30,		Year ended December 31,				For the period from September 7, 2007 (date of incorporation) to December 31, 2007(1)
($ in thousands)	2012(1)	2011(1)	2011	2010	2009	2008(1)
Income Statement Data
Revenues
Assumed premiums written	$308,536	$359,664	$444,858	$516,016	$713,046	$361,885	$269,934
Change in unearned premium	(14,552)	(9,600)	9,539	20,190	(50,759)	3,496	(192,555)

Assumed premiums earned	293,984	350,064	454,397	536,206	662,287	365,381	77,379
Other reinsurance income	2,560	—	—	—	—	—	—
Commissions	1,966	974	4,121	5,119	2,239	224	—
Net investment income	42,253	(9,990)	1,051	30,505	22,823	21,308	1,899
Net gains (losses) on foreign exchange transactions	(3,276)	(257)	485	60	(2,528)	2,616	342

Total revenues	337,487	340,791	460,054	571,890	684,821	389,529	79,620

Expenses
Losses and loss adjustment expenses	187,889	380,355	459,990	450,048	577,785	328,805	63,390
Policy acquisition costs	52,494	46,982	71,444	60,958	38,274	51,163	15,788
General and administrative expenses	4,223	4,097	5,481	6,692	5,987	5,288	1,346

Total expenses	244,606	431,434	536,915	517,698	622,046	385,256	80,524

Net income (loss)	$92,881	$(90,643)	$(76,861)	$54,192	$62,775	$4,273	$(904)

(1)	The consolidated income statement data for the years ended December 31, 2008 and 2007 and for the nine month periods ended September 30, 2012 and 2011 are derived from Canopius Bermuda’s unaudited consolidated financial statements.

	As of September 30,		As of December 31,
($ in thousands)	2012(1)	2011(1)	2011	2010	2009(1)	2008(1)	2007(1)
Summary Balance Sheet Data
Total investments	$190,920	$201,072	$260,741	$277,995	$45,362	$—	$—
Cash and cash equivalents	157,920	192,997	132,966	110,215	283,649	139,222	151,804
Reinsurance balance receivable	949,324	964,137	913,367	928,244	808,903	325,619	253,695
Total assets	1,308,746	1,360,361	1,310,419	1,321,223	1,142,015	465,999	405,552
Loss and loss adjustment expenses	765,887	850,138	810,336	719,155	563,968	190,635	62,646
Unearned premium	188,273	186,662	166,982	178,497	204,016	136,271	192,556
Total liabilities	968,825	1,045,292	984,504	915,679	782,398	330,185	255,381
Total shareholder’s equity	339,921	315,069	325,915	405,544	359,617	135,814	150,171

(1)	The consolidated balance sheet data as of December 31, 2009, 2008 and 2007 and as of September 30, 2012 and 2011 are derived from Canopius Bermuda’s unaudited consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CANOPIUS HOLDINGS BERMUDA LIMITED

The following discussion and analysis of Canopius Bermuda’s financial position and results of operations should be read in conjunction with the consolidated financial statements of Canopius Bermuda and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Canopius Bermuda’s actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors” included elsewhere in this proxy statement/prospectus.

Overview

Canopius Holdings Bermuda Limited (“Canopius Bermuda”) is a Bermuda holding company that was incorporated on September 7, 2007. The Company’s wholly-owned subsidiaries are Canopius Bermuda Limited (“CBL”), a class 3A licensed Bermuda insurance company, and Canopius Underwriting Bermuda Limited (“CUBL”). Canopius Bermuda, together with its subsidiaries, is referred to as the “Company”. Canopius Bermuda is wholly owned by Canopius Group Limited (“Canopius”), a company incorporated in Guernsey, Channel Islands.

The Company was organized to underwrite in global insurance markets principally by reinsuring various subsidiaries of Canopius that are Lloyd’s underwriting members participating in Syndicate 4444 at Lloyd’s (the “ceding affiliates”), through Quota Share Reinsurance Treaty Agreements (“QSRTs”). The Company reinsured each ceding affiliate, on similar terms, for 85% of its respective participation in the 2007 year of account (“YOA”) (from October 1, 2007) and each subsequent underwriting YOA. These contracts operate on a funds withheld basis so that, generally, no settlements will take place between the parties until each respective YOA closes. The 2007, 2008 and 2009 YOA were closed as at January 1, 2010, 2011 and 2012, respectively.

The Company provided Whole Account Aggregate Excess of Loss reinsurance cover for Acorn Corporate Capital Limited, a subsidiary of Canopius that was the sole underwriting member of Syndicate 839’s 2008 YOA (the “Acorn contract”). This contract was terminated by a Deed of Termination dated September 10, 2011.

The Company also reinsures Syndicate 839 (closed into Syndicate 4444’s 2011 YOA as at January 1, 2011) through a Syndicate Limited Liability Whole Account Excess Reinsurance Treaty. Under the terms of the contract the Company has agreed to indemnify Syndicate 839 in respect of its ultimate net loss actually paid on or after July 1, 2010 up to a limit of £110 million with effect from July 1, 2010. The contract operates on a funds withheld basis with annual profit distributions determined in accordance with a formula embodied in the contract.

In 2008, the Company entered into an intermediary agreement with Canopius Ireland Limited (“CIL”), a subsidiary of Canopius, to write certain structured reinsurance covers sourced by CIL. The Company wrote $18.9 million, $22.1 million and $20.9 million of premium in relation to such contracts in 2009, 2010 and 2011, respectively.

Through its subsidiary, CUBL, the Company also provides services to Syndicate 4444, principally underwriting excess casualty and property business on behalf of that syndicate, as well as administrative services to CBL.

Critical Accounting Estimates

The consolidated financial statements include amounts that, either by their nature or due to requirements of accounting principles generally accepted in the United States (“GAAP”), are determined using best estimates and assumptions. Such estimates and judgments affect the reported amounts in the financial statements. Those estimates and judgments that were most critical to the preparation of the financial statements involved the determination of loss and loss expense reserves, the recoverability of reinsurance balance receivables and the valuation of investments. These estimates require the use of assumptions about matters that are highly uncertain and therefore are subject to change as facts and circumstances develop. If different estimates and judgments had been applied, materially different amounts might have been reported in the financial statements.

Loss and Loss Expense Reserves

CBL is required by applicable laws and regulations and GAAP to establish loss and loss expense reserves for the estimated unpaid portion of the ultimate liability for losses and loss expenses under the terms of CBL’s policies and agreements with its reinsureds.

Loss and loss expense reserves comprise reserves for the cost of claims incurred but not settled at the balance sheet date (“outstanding losses”), as well as reserves for the cost of claims incurred but not reported (“IBNR”) at the balance sheet date.

Reserves for outstanding losses and IBNR are established and maintained by CBL based on information received from the cedants. The estimated cost of claims includes expenses to be incurred in settling claims and a deduction for the expected value of salvage and other recoveries. Given the uncertainty in establishing loss and loss expense provisions, it is likely that the final outcome will prove to be different from the original liability established. Adjustments to the amounts of loss and loss expense provisions are reflected in income in the period in which they are known. The methods used, and the estimates made, are reviewed regularly. Claims and expenses reported are generally reserved at the reported amounts, although these amounts are subject to review and potential adjustment.

The estimation of claims IBNR is generally subject to a greater degree of uncertainty than the estimation of the cost of settling claims already notified to CBL, where more information about the claim event is generally available.

Claims IBNR may often not be apparent to the insured until many years after the event giving rise to the claims has happened. Classes of business where the IBNR proportion of the total reserve is high will typically display greater variations between initial estimates and final outcomes because of the greater degree of difficulty of estimating these reserves.

Reinsurance Balances Receivable

Under the QSRTs, premiums due to CBL are retained by the cedents and utilized in accordance with the terms of the applicable trust deeds for the settlement of claims and other underwriting liabilities. Settlement between the parties takes place following the closure of the underwriting year, which is generally after three years. Any profit will be released from the relevant trust fund and remitted to CBL. Any losses will be payable by CBL to Canopius subsidiaries participating in Syndicate 4444.

Fair Value

GAAP establishes a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) followed by similar but not identical assets or liabilities (Level 2) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the assets or liabilities fall within different levels of the hierarchy, the classification is based on the lowest level input that is significant to the fair value measurement of the asset or liability. Classification of assets and liabilities within the hierarchy considers the markets in which the assets and liabilities are traded, including during periods of market disruption, and the reliability and transparency of the assumptions used to determine fair value. The hierarchy requires the use of observable market data when available.

The Company primarily uses outside pricing services to assist in determining fair values. For investments in active markets, the Company uses the quoted market prices provided by the outside pricing services to determine fair value. In circumstances where quoted market prices are unavailable, the pricing services utilize fair value estimates based upon other observable inputs including matrix pricing, benchmark interest rates, market comparables and other relevant inputs.

The Company’s process to validate the market prices obtained from the outside pricing sources includes, but is not limited to, periodic evaluation of model pricing methodologies and analytical reviews of certain prices. The Company may also periodically perform back-testing of selected sales activity to determine whether there are any significant differences between the market price used to value the security prior to sale and the actual sale price.

Nine Months Ended September 30, 2012 Compared to the Nine Months Ended September 30, 2011

Premiums—Assumed premiums written for the nine months ended September 30, 2012 were $308.5 million as compared to $359.7 million for the same period in the prior year for a decrease of $51.2 million, or 14.2%. This decrease is primarily attributed to (i) changes in quota share interests in Syndicate 4444, which were 70.6%, 72.6% and 67.7%, respectively, in the 2009, 2010 and 2011 underwriting years of Syndicate 4444 and 58.1% in the 2012 underwriting year of Syndicate 4444; and (ii) a reduction in the average exchange rate of British Pounds Sterling to US Dollars from 1.61 in the nine months ended September 30, 2011 to 1.58 in the nine months ended September 30, 2012. The impact of items (i) and (ii) were approximately $61.4 million and $6.1 million respectively. Assumed premiums earned decreased $56.1 million, or 16.0%, to $294.0 million for the nine months ended September 30, 2012 from $350.1 million for the same period in 2011. This decrease is attributed to similar reasons given for assumed premiums written. The impact of the decreased quota share interests was $44.8 million on assumed premiums earned.

Other reinsurance income—Other reinsurance income of $2.6 million for the nine months ended September 30, 2012 is associated with a new reinsurance treaty entered into in the third quarter of 2012 which is accounted for using the deposit method of accounting.

Commission revenues—Commission revenue increased to $2.0 million for the nine months ended September 30, 2012 compared to $1.0 million for the nine months ended September 30, 2011. This increase is due to an increase in business underwritten by CUBL on behalf of Canopius.

Net investment income—Net investment income was $42.3 million for the nine months ended September 30, 2012 compared to a loss of $10.0 million for the nine months ended September 30, 2011, for an increase of $52.3 million. The investments in the first nine months of 2011 suffered losses on a mark to market basis. The bulk of the corporate bond funds were invested in short dated investment grade (rated BBB or better) corporate bonds. The yields on these bonds can be considered to be the government bond yield for an equivalent duration plus a ‘spread over government bonds’ that can vary depending on investors’ assessment of the risk of the bonds. During the first nine months of 2011 the ‘spread’ on corporate bonds widened, reflecting investors’ increased assessment of risk and therefore the yield to redemption increased causing prices to fall. Therefore, the bonds suffered a mark to market loss in that period.

Net gains (losses) on foreign exchange transactions—Net losses on foreign exchange increased to $3.3 million compared to $0.3 million for the nine months ended September 30, 2011, for a change of $3.0 million. This change was driven by fluctuations in foreign exchange rates.

Losses and loss expenses incurred (“losses”)—Losses decreased $192.5 million to $187.9 million in the nine month period ended September 30, 2012 from $380.4 million in the same period in the prior year. The decrease in losses was attributable to an absence in catastrophes in the nine months ended September 30, 2012 compared to numerous catastrophic losses in the same period in 2011 that negatively impacted the 2011 QSRTs written with Syndicate 4444, as well as certain structured business produced by CIL. The loss ratio, calculated as losses and loss expenses divided by assumed premiums earned, was 63.9% for the nine months ended September 30, 2012 compared to 108.7% for the same period in the prior year.

Policy acquisition costs—Policy acquisition costs for the nine months ended September 30, 2012 of $52.5 million increased $5.5 million, or 11.7%, from policy acquisition costs for the nine months ended September 30, 2011 of $47.0 million. This increase is primarily attributed to higher commissions charged on business assumed from Canopius Group.

General and administrative expenses (“G&A expenses”)—G&A expenses were relatively unchanged, at $4.2 million for the nine months ended September 30, 2012 compared to $4.1 million in the same period in the prior year.

Net income—Net income was $92.9 million for the nine months ended September 30, 2012 compared to a net loss of $90.6 million for the nine months ended September 30, 2011. This improvement in net income is attributable to improvement in losses and the increase in net investment income from 2011 to 2012.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Premiums—Canopius Bermuda’s assumed premiums written for 2011 were $444.9 million as compared to $516.0 million for 2010 for a decrease of $71.1 million, or 13.8%. This decrease is attributed to excess of loss reinsurance written in 2010 of Lloyd’s Syndicate 839 (predecessor syndicate to Syndicate 4444 in 2001 and prior underwriting years and reinsured to close into Syndicate 4444 in 2011) that was not written in 2011 offset slightly by an increase in premiums in 2011 over 2010 arising from some growth in the business and, in particular, reinstatement premiums receivable on very significant catastrophe claims which occurred in 2011. Assumed premiums earned decreased $81.8 million, or 15.3%, to $454.4 million in 2011 from $536.2 million in 2010. This decrease is mainly attributed to the reasons given above for assumed premiums written.

Commission revenues—Commission revenue decreased by $1.0 million from 2010 to 2011, from $5.1 million in 2010 to $4.1 million in 2011. This amount fluctuates based upon the volume of business that CUBL underwrites on behalf of Canopius.

Net investment income—Net investment income was $1.1 million in 2011 compared to $30.5 million in 2010, for a decrease of $29.4 million, or 96.4%. The interest on funds withheld reduced significantly due largely to the monies being invested heavily in short dated corporate bonds, prices of which fell in the second half of 2011.

The investments in funds were corporate bonds funds which suffered heavy losses in the second half of 2011 on a mark to market basis. The bulk of the corporate bond funds were invested in short dated investment grade (rated BBB or better) corporate bonds. The yields on these bonds can be considered to be the government bond yield for an equivalent duration plus a ‘spread over government bonds’ that can vary depending on investors’ assessment of the risk of the bonds. During 2011 the ‘spread’ on corporate bonds widened, reflecting investors’ increased assessment of risk and therefore caused bond prices to fall. Therefore the bonds suffered a mark to market loss in 2011.

Losses and loss expenses incurred—Losses increased $10.0 million, or 2.2%, to $460.0 million in 2011 from $450.0 million in 2010. The increase in losses was attributable primarily to the numerous catastrophic losses that occurred in 2011 that negatively impacted the 2011 QSRTs written with Syndicate 4444 as well as certain structured business produced by CIL. The loss ratio, which is the ratio of losses to premiums earned, was 101.2% in 2011 compared to 83.9% in 2010.

Policy acquisition costs—Policy acquisition costs for 2011 were higher than policy acquisition costs in 2010, increasing $10.4 million, or 17.0%, to $71.4 million in 2011 from $61.0 million in 2010. This increase is primarily attributed to higher commissions charged on business assumed from Canopius Group.

General and administrative expenses—G&A expenses decreased slightly to $5.5 million in 2011 compared to $6.7 million in 2010.

Net income—Net loss was $76.9 million in 2011 compared to net income of $54.2 million in 2010. This change of $131.1 million is due to significant catastrophe losses incurred by Canopius Bermuda in 2011, as discussed above. The combined ratio, which is the sum of the loss ratio, calculated as losses and loss expenses divided by net premiums earned, and the underwriting expense ratio, which consists of acquisition costs divided by assumed premiums earned, was 117.0% in 2011, compared to 95.3% for 2010.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Premiums—Assumed premiums written for 2010 were $516.0 million compared to $713.0 million for 2009 for a decrease of $197.0 million, or 27.6%. This decrease is attributed to a one–off impact in 2009 of the assumption of reserves transferred from 2006 and prior underwriting years of Syndicate 4444. In addition, between 2009 and 2010, Syndicate 4444 reduced its underwriting in many lines of business, particularly casualty lines, reflecting market conditions. Assumed premiums earned decreased $126.1 million, or 19.0%, to $536.2 million in 2010 from $662.3 million in 2009. The decrease is attributed to the transfer of reserves and earning of premiums on the Syndicate 839 excess of loss contracts as previously noted, but the earning in 2010 of higher gross written premiums in 2009 mitigated the overall reduction in assumed premiums.

Commission revenues—Commission revenue increased to $5.1 million in 2010 compared to $2.2 million in 2009. This increase relates to additional underwriting services CUBL provided to other subsidiaries of Canopius, as well as an increase in the rate from 10% to 12% of written premium charged by CUBL for fees on certain business underwritten for Syndicate 4444.

Net investment income—Net investment income was $30.5 million in 2010 compared to $22.8 million in 2009, for an increase of $7.7 million, or 33.8%. This increase is primarily attributed to earnings on larger investments and funds withheld balances, both of which earn investment income for Canopius Bermuda.

Net gains (losses) on foreign exchange transactions—Foreign exchange transactions gains (losses) improved from a loss of $2.5 million in 2009 to a gain of $0.1 million in 2010. This movement is attributed to favorable changes in exchange rates during 2010.

Losses and loss expenses incurred—Losses decreased $127.8 million, or 22.1%, to $450.0 million in 2010 from $577.8 million in 2009. The decline in losses is directly related to the decrease in business written from 2009 to 2010. The loss ratio was 83.9% in 2010 compared to 87.2% in 2009.

Policy acquisition costs—Policy acquisition costs for 2010 increased $22.7 million, or 59.3% more than policy acquisition costs in 2009, increasing to $61.0 million in 2010 from $38.3 million in 2009. This increase is primarily attributed to higher commissions charged on business assumed from Canopius Group.

General and administrative expenses—G&A expenses were not substantially changed, increasing to $6.7 million in 2010 from $6.0 million in 2009.

Net income—Net income was $54.2 million in 2010 compared to net income of $62.8 million in 2009. This decrease of $8.6 million is due primarily to the decline in business written and earned from 2009 to 2010. The combined ratio of 95.3% in 2010 was 2.3 percentage points higher than the 2009 combined ratio of 93.0%, primarily due to higher policy acquisition costs discussed above.

Liquidity and Capital Resources

Canopius Bermuda is a holding company, and as such, has no operations of its own. Substantially all of its operations are conducted by its insurance subsidiary, CBL. The holding company has no outstanding commitments to fund, and has no immediate needs for, cash, such as debt obligations.

CBL’s obligations relate primarily to the payment of claims and operating expenses. Nearly all of CBL’s reinsurance contracts are executed on a funds withheld basis and, accordingly, almost all assumed premiums, less commissions, are retained by the cedant insurers. These funds withheld balances are reduced as losses are paid on the assumed business. CBL’s sources of cash are derived from assumed written premiums, investment income on the investments held in its investment portfolio, remittance of net underwriting results from funds withheld balances and from proceeds on sales, redemptions and the maturing of its investment securities.

As a Class 3A insurer, CBL is required by the terms of its license granted under the Insurance Act, 1978 of Bermuda and related regulations (the “Act”) to maintain a minimum solvency margin in accordance with the provisions of the Act. The solvency margin is the amount by which assets exceed liabilities.

At September 30, 2012, the required statutory capital and surplus is calculated as $115.2 million. Actual statutory capital and surplus at September 30, 2012 was $436.1 million and, accordingly, CBL met the minimum solvency margin.

In 2011 the Bermuda Solvency Capital Requirement (“BSCR”) was introduced for Class 3A insurers. The BSCR is a risk-based capital model to measure risk and to determine an enhanced capital requirement (“ECR”) and target capital level (“TCL”) (defined as 120% of the ECR) for Class 3A insurers.

Management updates the BSCR annually but, in the absence of significant changes in the Company’s business, uses the prior year’s ECR and TCL as a reasonable proxy for the current period. For 2012, the transitional adjustment factor applied to the calculation of ECR and TCL is 75%. Accordingly, CBL’s approximate transitional ECR for 2012, based on the 2011 BSCR, is $232.3 million and TCL is $278.8 million. In comparison to these estimates, CBL’s statutory capital and surplus at September 30, 2012 was $436.1 million.

CBL is also required to maintain a minimum liquidity ratio whereby the value of its relevant assets is not less than 75% of the amount of its relevant liabilities. Relevant assets comprise cash and investments, accrued investment income, and reinsurance balances receivable.

At September 30, 2012, CBL was required to maintain relevant assets of $728.3 million. At that date, relevant assets were $1,407.1 million and the minimum liquidity ratio was met.

The Act also prohibits CBL from reducing by 15% or more its statutory capital as set out in its previous statutory financial statements without the prior approval of the Bermuda Monetary Authority (the “BMA”). At September 30, 2012, based on statutory capital of $291.4 million as set out in its 2011 statutory financial statements, and surplus at September 30, 2012 of $144.6 million, it is calculated that approximately $188.3 million would be available for distribution and dividend without the prior approval of the BMA.

Canopius Bermuda’s non-insurance subsidiary, CUBL, provides certain underwriting and administrative services to CBL and other affiliates of Canopius. Revenues earned on these services have been adequate to cover the administrative expenses incurred, which are primarily compensation and facility-related costs.

Sources and Uses of Cash and Cash Flows

The primary sources of cash of the operating subsidiaries are net premiums received, investment income and commission income.

The principal uses of cash are for payment of losses, commissions paid to cedant insurers and operating expenses.

Comparison of Nine Months Ended September 30, 2012 and 2011

Net cash provided by operating activities during the first nine months ended September 30, 2012 was $41.9 million. Cash used in operating activities during the nine months ended September 30, 2011 was $6.3 million. This change is attributed to reduced cash flow in 2011 resulting from a significant number of catastrophe losses.

Cash flows used in investing activities during the first nine months ended September 30, 2012 were $29.8 million and were attributed to the increase in restricted cash from December 31, 2011 to September 30, 2012. In the first nine months of 2012, the Company increased its cash held in Lloyd’s trust accounts. Cash provided by investing activities was $41.7 million for the nine months ended September 30, 2011.

Net cash used in financing activities during the first nine months ended September 30, 2012 was $93.3 million. The Company had no cash provided by financing during the nine months ended September 30, 2011.

In April 2012, the Company loaned approximately $100 million to Canopius under which the Company will earn interest at the London Interbank Offered Rate (“LIBOR”) plus 2 percent. The loan is repayable on demand, but in any event by February 28, 2013 or the date of completion of the merger, whichever is earlier. The loan was to provide liquidity to Canopius to partially fund the acquisition of Omega. The loan proceeds and other funds were placed in a trust account to enable Canopius’s financial advisors to give a statement of assurance to the board of directors of Omega that Canopius had the financial resources available to pay the purchase price to Omega’s shareholders. The loan was not negotiated or entered into as part of the merger transaction.

Comparison of Years Ended December 31, 2011 and 2010

Net cash provided by operating activities for the year ended December 31, 2011 was $25.7 million compared to $78.0 million for the year ended December 31, 2010. The decline in operating cash flows is attributable to the catastrophe losses in 2011 combined with the reduction in assumed premiums written and earned for the year ended December 31, 2011 compared to the same period in 2010.

Cash flows used in investing activities for the year ended December 31, 2011 was $3.1 million compared to $31.2 million for the year ended December 31, 2010. The decrease is related to the increase in restricted cash from December 31, 2010 to December 2011. In 2011, the Company increased its cash held in Lloyd’s trust accounts.

Foreign currency fluctuations

Canopius Bermuda’s and CUBL’s functional currencies are the U.S. Dollar (“USD”). CBL’s functional currency is the British Pound Sterling (“GBP”).

The Company’s reporting currency is the USD. In translating all CBL amounts to USD, management utilized the rates of exchange prevailing at the balance sheet date for assets and liabilities and average rates of exchange to USD were used to translate income and expense transactions. Translation adjustments to the USD reporting currency are reported in comprehensive income and accumulated other comprehensive income. The Company manages its currency risk in CBL with foreign currency exchange contracts.

At September 30, 2012, the Company held three forward contracts—obligations to sell $23 million, $10 million, and €10 million to Canopius. At September 30, 2012 the Company had a net asset for the forward exchange contract of $2.5 million. At December 31, 2011, the Company held one forward contract—an obligation to sell $60 million to Canopius for value. At December 31, 2011, the Company’s net liability for the forward exchange contract was $1.3 million.

Investments

Canopius Bermuda has elected to report its investment portfolio at fair value with changes in fair value recognized directly in earnings (i.e. trading portfolio). Accordingly, all unrealized gains and losses are immediately recognized as a component of net income. The following tables summarize Canopius Bermuda’s investment portfolio.

The cost, gross unrealized gains and losses and estimated fair value of investments in fixed maturity securities at September 30, 2012 and December 31, 2011 were as follows:

	September 30, 2012
($ in thousands)	Cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Corporate Securities	$88,060	$3,450	$—	$91,510

	$88,060	$3,450	$—	$91,510

	December 31, 2011
($ in thousands)	Cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Corporate Securities	$103,996	$326	$(1,447)	$102,875

	$103,996	$326	$(1,447)	$102,875

The following table shows the fair values of fixed maturities by ratings assigned by rating agencies at September 30, 2012 and December 31, 2011:

	September 30, 2012		December 31, 2011
($ in thousands)	Fair Value	%	Fair Value	%
AAA	$—	—	$—	—
AA	—	—	17,150	17%
A	91,510	100%	85,725	83%
BBB and other	—	—	—	—

	$91,510	100%	$102,875	100%

The following table shows the fair values of fixed maturities by contractual maturities at September 30, 2012 and December 31, 2011:

	September 30, 2012	December 31, 2011
($ in thousands)	Fair Value	Fair Value
Due in one year or less	$—	$—
Due after one through five years	91,510	102,875
Due after five years	—	—

	$91,510	$102,875

The Company did not have an aggregate investment with a single counterparty in excess of 10 percent of total investments at September 30, 2012 or December 31, 2011.

Other investments

Other invested assets by category at September 30, 2012 and December 31, 2011 are as follows. Other investments are recorded at fair value with changes in fair value reported directly in the statement of income.

($ in thousands)	September 30, 2012	December 31, 2011
Credit securities fund	$64,580	$109,350
Structured deposit	11,644	27,325
Multi asset mutual fund	23,186	21,191

Total other investments	$99,410	$157,866

The credit securities fund is a fund that invests mainly in credit and credit related securities, cash and financial derivative instruments. The fund aims to manage currency exposure against GBP sterling. The credit securities fund may be redeemed on a daily basis.

The structured deposit is a US dollar denominated structured deposit with a final value linked to a US dollar denominated multi strategy index fund, hedged for currency exposure against the US dollar. A set minimum US dollar redemption value is guaranteed if held to contracted maturity. The planned redemption date is October 2013, and there is an early redemption penalty of 10% of any redemption based on the initial deposit value of the redeemed amount.

The multi asset mutual fund is a GBP sterling denominated fund invested in a variety of equity and bond securities as well as cash and cash equivalents. The multi asset mutual fund may be redeemed on a daily basis at their net asset value.

Contractual Obligations

A summary of significant contractual obligations as of December 31, 2011, for Canopius Bermuda is as follows. Changes in loss reserve payout assumptions, business needs and other factors may cause these estimates to change.

($ in millions)	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Operating leases(1)	$0.4	0.2	0.2	—	—
Loss reserves	810.3	315.4	289.0	126.4	79.5

Total contractual obligations	$810.7	$315.6	$289.2	$126.4	$79.5

(1)	Canopius Bermuda leases office space in Hamilton, Bermuda. This lease will expire in 2013.

Canopius Bermuda has collateral on deposit with Lloyd’s. Lloyd’s may potentially draw on these funds provided by Canopius Bermuda in relation to insurance business that Canopius Bermuda itself has not assumed. Canopius Bermuda’s management believes that the probability of a liability is remote, since contractual clauses are in place to ensure that the appropriate Canopius affiliate reimburses Canopius Bermuda for the draw on collateral. Further, in the event of such a drawdown, and if such obligations are not honored by any such affiliate, Canopius has guaranteed, unconditionally and irrevocably, the punctual payment, performance and discharge of such payment obligations.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk that Canopius Bermuda will incur losses in its investment portfolio due to adverse changes in market rates and prices. Market risk is directly influenced by the volatility and liquidity in the market in which the related underlying assets are invested. Management believes Canopius Bermuda is principally exposed to market risk associated with changes in interest rates and credit risk. Specifically, rising rates or adverse movements in credit risk result in a decline in market value of the fixed income securities portfolios. Conversely, a decline in interest rates will result in a rise in the market value of the fixed income securities portfolios. The risk of changing prices is mitigated by the relatively short duration of the fixed income securities portfolios.

Credit Risk

Credit risk is the potential loss in the corporate securities portfolio market value resulting from adverse change in the issuer’s ability to repay its obligations. Canopius Bermuda’s investment objectives are to preserve capital, generate investment income and maintain adequate liquidity for the payment of claims that are not covered by the funds withheld arrangements. Canopius Bermuda manages credit risk through regular review and analysis of the credit worthiness of all investments and potential investments.

Equity Risk

Equity risk is the risk that Canopius Bermuda may incur economic losses due to adverse changes in equity prices. Equity exposure to changes in equity prices will primarily result from the holdings in Other Investments. The Company has limited exposure to equity risk.

Interest Rate Risk

Interest rate risk is the risk that Canopius Bermuda may incur economic losses due to adverse changes in interest rates. The primary market risk to the investment portfolio is interest rate risk associated with investments in fixed income securities. Fluctuations in interest rates have a direct impact on the market valuation of these securities.

For corporate securities, short-term liquidity needs and the potential liquidity needs for the business are key factors in managing the portfolio. The average portfolio duration is maintained at less than 3 years, and accordingly, management believes it has mitigated significant impacts from interest rates changes.

Exchange rate risk

CBL’s functional currency is the GBP. The company’s policy is to hedge foreign exchange risk, so its policy is to hold USD assets to match USD liabilities. When any mismatch is identified, the company hedges its exposure, using forward foreign exchange contracts. When any currency mismatch is identified, Canopius Bermuda may take action such as selling or buying currency surpluses or deficits, or entering into forward currency sale or purchase contracts. In determining the action to be taken, Canopius Bermuda will consider the potential for the currency imbalance to correct itself in the short term from future expected profits arising, or the risk of large losses occurring, from business written.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of Tower and Canopius Bermuda, and give effect to (i) the restructuring of Canopius Bermuda, (ii) the third party sale by Canopius of 100% of its equity ownership of Canopius Bermuda to a group of third party investors and (iii) the merger of Merger Sub, a wholly-owned subsidiary of Canopius Bermuda, with and into Tower. Notwithstanding the legal form of the transactions, the unaudited pro forma financial information was prepared using the acquisition method of accounting with Tower, the legal acquiree, treated as the accounting acquirer and Canopius Bermuda, the legal acquirer, treated as the accounting acquiree (a reverse acquisition) and Canopius treated as the accounting seller.

Tower is considered the acquiring entity for accounting purposes because Tower’s current Board of Directors and senior management will continue to serve in the same capacity in the new consolidated entity, Tower’s current stockholders will continue to have the majority of voting interest, and the majority of the new entity’s revenues and stockholders’ equity will be derived from Tower businesses. Accordingly, Canopius Bermuda’s assets, liabilities and commitments have been adjusted to their fair values.

Tower’s existing shareholders and optionholders, as well as holders of Tower’s convertible notes, will own 76% or more but less than 80% of the fully-diluted capitalization of the consolidated entity following the closing of the merger, and it is anticipated that the current directors and senior management of Tower will become the directors and senior management of the consolidated entity.

The unaudited pro forma condensed consolidated balance sheet was prepared as if each of the transactions had occurred on September 30, 2012. The unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 2012 and the year ended December 31, 2011 were prepared as if each of the transactions had occurred on January 1, 2011.

The assets and liabilities of Canopius Bermuda after the merger are adjusted to their estimated fair values as of September 30, 2012. These fair value adjustments are preliminary as the process to determine fair value has not been finalized. The final adjustments, expected to be completed upon the consummation of the transaction, could be materially different from those reflected herein.

The unaudited pro forma condensed consolidated financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single entity as of or for the periods presented. The unaudited pro forma condensed consolidated financial information should be read together with the historical consolidated financial statements and related notes of Tower and Canopius Bermuda incorporated by reference into or included in this registration statement.

Unaudited Condensed Consolidated Pro Forma Balance Sheet

As of September 30, 2012

($ in thousands)	Historical Tower	Historical Canopius Bermuda	Pro Forma Adjustments For Canopius Restructuring	Notes	Pro Forma Canopius Bermuda Adjusted For Restructuring	Pro Forma Adjustments for the Merger and Third Party Sale	Notes	Pro Forma Tower Ltd. Consolidated
Assets
Investments—Tower
Available-for-sale investments, at fair value:
Fixed-maturity securities	$2,133,676	$91,510	$—		$91,510	$—		$2,225,186
Equity securities	123,614	—	—		—	—		123,614
Short-term investments	4,748	—	—		—	—		4,748
Other invested assets	54,365	99,410	(99,410)	2	—	—		54,365
Investments—Reciprocal Exchanges
Available-for-sale investments, at fair value:
Fixed-maturity securities	303,172	—	—		—	—		303,172
Equity securities	5,654	—	—		—	—		5,654

Total investments	2,625,229	190,920	(99,410)		91,510	—		2,716,739
Cash and cash equivalents	179,414	157,920	(69,424)	2	88,496	—	3A	267,910
Investment income receivable	30,188	1,923	—		1,923	—		32,111
Investment in unconsolidated affiliate	71,512	—	—		—	—		71,512
Premiums receivable	367,489	—	—		—	—		367,489
Reinsurance recoverable	333,499	—	517,525	2	517,525	—		851,024
Prepaid reinsurance premiums	62,820	—	168,622	2	168,622	—		231,442
Deferred acquisition costs	189,589	—	—		—	(13,539)	3B	176,050
Intangible assets	108,806	—	—		—	—		108,806
Goodwill	250,103	—	—		—	30,307	3C	280,410
Funds held by reinsured companies	124,353	949,324	(72,107)	2	877,217	(31,067)	3D	970,503
Other assets	321,167	8,659	(2,667)	2	5,992	686	3E	327,845

Total assets	$4,664,169	$1,308,746	$442,539		$1,751,285	$(13,613)		$6,401,841

Liabilities
Loss and loss adjustment expenses	$1,694,666	$765,887	$(63,631)	2	$702,256	$2,736	3F	$2,399,658
Unearned premium	927,295	188,273	(650)	2	187,623	(26,547)	3G	1,088,371
Reinsurance balances payable	20,850	—	—		—	—		20,850
Funds held under reinsurance agreements	88,810	—	686,147	2	686,147	—		774,957
Other liabilities	316,073	14,665	(19,313)	2	(4,648)	1,105	3H	312,530
Deferred income taxes	48,896	—	—		—	2,118	3I	51,014
Debt	449,005	—	—		—	—		449,005

Total liabilities	3,545,595	968,825	602,553		1,571,378	(20,588)		5,096,385
Stockholders’ equity
Common stock	468	—	—		—	109	3J	577
Treasury stock	(181,432)	—	—		—	181,432	3K	—
Paid-in-capital	777,864	326,752	(116,987)	2	209,765	(193,966)	3L	793,663
Accumulated other comprehensive income	96,125	(29,858)	—		(29,858)	29,858	3M	96,125
Loan receivable from parent	—	(93,321)	93,321	2	—	—		—
Retained earnings	361,956	136,348	(136,348)	2	—	(10,458)	3N	351,498

Tower stockholders’ equity	1,054,981	339,921	(160,014)		179,907	6,975		1,241,863

Noncontrolling interests	63,593	—	—		—	—		63,593

Total stockholders’ equity	1,118,574	339,921	(160,014)		179,907	6,975		1,305,456

Total liabilities and stockholders’ equity	$4,664,169	$1,308,746	$442,539		$1,751,285	$(13,613)		$6,401,841

Common stock issued and outstanding:	38,377							57,710
Book value per share	$27.49							$21.52
Tangible book value per share	$18.32							$14.90

See accompanying notes to unaudited condensed consolidated pro forma financial statements.

Unaudited Condensed Consolidated Pro Forma Statement of Income

Year Ended December 31, 2011

($ in thousands)	Historical Tower	Historical Canopius Bermuda	Pro Forma Adjustments For Canopius Restructuring	Notes	Pro Forma Canopius Bermuda Adjusted For Restructuring	Pro Forma Adjustments for the Merger and Third Party Sale	Notes	Pro Forma Tower Ltd. Consolidated
Revenues
Net premiums earned	$1,593,850	$454,397	$(357,358)	2	$97,039	$(18,816)	3O	$1,672,073
Ceding commission revenue	33,968	—	—		—	—		33,968
Insurance services revenue	1,570	4,121	(4,121)	2	—	—		1,570
Policy billing fees	10,534	—	—		—	—		10,534
Net investment income	127,649	—	—		—	—		127,649
Net realized investment gains (losses)	9,394	1,051	(6,208)	2	(5,157)	—		4,237
Net (gains) losses on foreign exchange transactions	—	485	5	2	490	—		490

Total revenues	$1,776,965	$460,054	$(367,682)		$92,372	$(18,816)		$1,850,521

Expenses
Loss and loss adjustment expenses	1,055,249	459,990	(357,393)	2	102,597	(2,667)	3P	1,155,179
Direct and ceding commission expense	311,328	71,444	(55,894)	2	15,550	(6,501)	3Q	320,377
Other operating expenses	278,275	5,481	(3,993)	2	1,488	—		279,763
Acquisition-related transaction costs	360	—	—		—	—		360
Interest expense	34,462	—	—		—	—		34,462

Total expenses	$1,679,674	$536,915	$(417,280)		$119,635	$(9,168)		$1,790,141

Income before income taxes	97,291	(76,861)	49,598		(27,263)	(9,648)		60,380
Income tax expense	25,186	—	—		—	(544)	3S	24,642

Net income	$72,105	$(76,861)	$49,598		$(27,263)	$(9,104)		$35,738
Less: Net income attributable to Noncontrolling interests	11,907	—	—		—	—		11,907

Net income attributable to Tower	$60,198	$(76,861)	$49,598		$(27,263)	$(9,104)		$23,831

Earnings per share:
Basic	$1.47							$0.39
Diluted	$1.47							$0.39

Weighted average common shares outstanding:
Basic	40,833							60,506
Diluted	40,931							60,618

See accompanying notes to unaudited condensed consolidated pro forma financial statements.

Unaudited Condensed Consolidated Pro Forma Statement of Income

Nine Months Ended September 30, 2012

($ in thousands)	Historical Tower	Historical Canopius Bermuda	Pro Forma Adjustments For Canopius Restructuring	Notes	Pro Forma Canopius Bermuda Adjusted For Restructuring	Pro Forma Adjustments for the Merger and Third Party Sale	Notes	Pro Forma Tower Ltd. Consolidated
Revenues
Net premiums earned	$1,311,024	$293,984	$(258,905)	2	$35,079	$(27,837)	3O	$1,318,266
Ceding commission revenue	22,946	—	—		—	—		22,946
Other reinsurance income	—	2,560	(2,560)		—	—		—
Insurance services revenue	2,664	1,966	(1,966)	2	—	—		2,664
Policy billing fees	9,267	—	—		—	—		9,267
Net investment income	97,113	—	—		—	—		97,113
Net realized investment gains (losses)	4,492	42,253	(20,740)	2	21,513	—		26,005
Net (gains) losses on foreign exchange transactions	—	(3,276)	37	2	(3,239)	—		(3,239)

Total revenues	1,447,506	337,487	(284,134)		53,353	(27,837)		1,473,022

Expenses
Loss and loss adjustment expenses	873,364	187,889	(170,324)	2	17,565	(12,781)	3P	878,148
Direct and ceding commission expense	262,398	52,494	(46,455)	2	6,039	(9,915)	3Q	258,522
Other operating expenses	242,475	4,223	(3,030)	2	1,193	—		243,668
Acquisition-related transaction costs	4,661	—	—		—	(3,049)	3R	1,612
Interest expense	23,702	—	—		—	—		23,702

Total expenses	1,406,600	244,606	(219,809)		24,797	(25,745)		1,405,652

Income before income taxes	40,906	92,881	(64,325)		28,556	(2,092)		67,370
Income tax expense	4,111	—	—		—	245	3S	4,356

Net income	$36,795	$92,881	$(64,325)		$28,556	$(2,337)		$63,014
Less: Net income attributable to Noncontrolling interests	9,645	—	—		—	—		9,645

Net income attributable to Tower	$27,150	$92,881	$(64,325)		$28,556	$(2,337)		$53,369

Earnings per share:
Basic	$0.70							$0.91
Diluted	$0.70							$0.91

Weighted average common shares outstanding:
Basic	38,929							58,654
Diluted	38,979							58,725

See accompanying notes to unaudited condensed consolidated pro forma financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1—Basis of Pro Forma Presentation

On April 25, 2012, Tower Group, Inc. (“Tower”) entered into a Master Transaction Agreement (the “MTA”) with Canopius Group, Ltd. (“Canopius”), Canopius Holding Bermuda Limited (“Canopius Bermuda”), a wholly-owned subsidiary of Canopius, and Canopius Mergeco, Inc. (“Delaware Purchaser”), an indirect wholly-owned subsidiary of Canopius Bermuda. Upon the terms and subject to the conditions set forth in the MTA, Tower had the right to effect certain transactions with Canopius and its subsidiaries, including Tower’s right to effect the merger with a newly formed subsidiary of Delaware Purchaser, exercisable in Tower’s sole discretion.

On July 30, 2012, Tower exercised its right under the MTA to effect the merger and entered into the original merger agreement with Canopius Bermuda, among others. On November 8, 2012, Tower and Canopius Bermuda entered into the amendment which amends the consideration to be received by Tower stockholders (the original merger agreement as amended by the amendment is referred to as the merger agreement). The original merger agreement and the amendment are attached to this proxy statement/prospectus as Annex A-1 and A-2, respectively. After completion of the merger, the new consolidated entity will be referred to as “Tower Ltd.” within these unaudited pro forma condensed consolidated financial statements.

Prior to the consummation of the merger, Tower, Canopius and Canopius Bermuda will effect a restructuring of the insurance operations of Canopius Bermuda, as contemplated by the MTA and as subsequently agreed among Tower, Canopius and Canopius Bermuda, such that, as of the effective time, Canopius Bermuda will continue to own certain business and assets to be identified by the parties and will have transferred to Canopius all other business and assets of Canopius Bermuda. Pro forma adjustments to reflect the effects of the restructuring and Pro Forma Canopius Bermuda Adjusted for the Restructuring are presented in separate columns of the pro forma financial information.

The unaudited pro forma condensed consolidated balance sheet illustrates the effects of the restructuring and merger as if they had occurred on September 30, 2012. The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2011 and for the nine months ended September 30, 2012 illustrate the restructuring and merger as if they had occurred as of January 1, 2011.

The unaudited pro forma condensed consolidated financial information has been prepared using historical financial statements and pro forma adjustments prepared in conformity with generally accepted accounting principles in the United States (“GAAP”). The unaudited pro forma condensed consolidated financial information has been prepared using the following information:

•	Unaudited historical consolidated financial statements of Tower as of September 30, 2012 and for the nine months ended September 30, 2012;

•	Unaudited historical consolidated financial statements of Canopius Bermuda as of September 30, 2012 and for the nine months ended September 30, 2012;

•	Audited historical consolidated financial statements of Tower for the year ended December 31, 2011;

•	Audited historical consolidated financial statements of Canopius Bermuda for the year ended December 31, 2011;

•	Such other supplementary information as considered necessary to reflect the proposed merger in the unaudited pro forma condensed consolidated financial information.

Notwithstanding the legal form of the merger, the unaudited pro forma financial information was prepared reflecting the following accounting treatment:

•

the merger is accounted for as a business combination using the acquisition method of accounting with Tower, the legal acquiree, treated as the accounting acquirer and Canopius Bermuda, the legal acquirer, treated as the accounting acquiree (a reverse acquisition) and Canopius treated as the accounting seller;

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

•	the conversion of outstanding Tower common stock into the right to receive common shares of Tower Ltd. is accounted for as a recapitalization of Tower.

Tower is considered the acquiring entity for accounting purposes because Tower’s current Board of Directors and senior management will continue to serve in the same capacity in the new consolidated entity, Tower’s current shareholders will continue to have the majority of voting interest, and the majority of the new entity’s revenues and shareholders’ equity will be derived from Tower businesses. Accordingly, Canopius Bermuda’s assets, liabilities and commitments have been adjusted to their fair values. The unaudited pro forma condensed consolidated financial information does not include financial benefits or expenses from operating expense efficiencies, revenue enhancements, changes in tax jurisdictions or other actions or effects that may result from the operations of the entity after the acquisition.

The pro forma adjustments are based on certain estimates and assumptions, and may be revised as additional information becomes available. The actual adjustments and the allocation of the final purchase price will depend on a number of factors, including additional financial information available at such time. Therefore, the actual adjustments will differ from the pro forma adjustments and it is possible that the differences may be material. Tower’s management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial information.

Note 2—Canopius Bermuda Restructuring

Prior to the consummation of the merger, Tower, Canopius and Canopius Bermuda will effect a restructuring of the insurance operations of Canopius Bermuda, as contemplated by the MTA and as subsequently agreed among Tower, Canopius and Canopius Bermuda, such that, as of the effective time, Canopius Bermuda will continue to own certain business and assets to be identified by the parties and will have transferred to Canopius all other business and assets of Canopius Bermuda. The transfer of other business and assets of Canopius Bermuda to Canopius will occur primarily through retrocession agreements for insurance business not retained by Canopius Bermuda and through the sale of Canopius Underwriting Bermuda Limited (“CUBL”), a direct subsidiary of Canopius Bermuda, to Canopius.

After the restructuring, the business and assets to be retained by Canopius Bermuda are expected to include the following:

•	32% of the Syndicate 4444 Year of Account (“YOA”) 2009 and prior business Canopius Bermuda originally assumed from Canopius;

•	32% of the Syndicate 4444 YOA 2010 business Canopius Bermuda originally assumed from Canopius;

•	10.14% of the Syndicate 4444 YOA 2011 business Canopius Bermuda originally assumed from Canopius;

•	10.33% of the Syndicate 4444 YOA 2012 business Canopius Bermuda originally assumed from Canopius;

•	Funds held assets, other assets and net reserves and unearned premiums associated with the retained business in each of the Syndicate 4444 YOAs; and

•	Fixed maturity securities and investment income receivables.

Prior to the effective date of the merger, Canopius Bermuda will declare and pay to Canopius a dividend in the amount of the excess, if any, of the tangible net asset value of Canopius Bermuda (the “excess capital”) over the target TNAV amount (as defined elsewhere in this proxy statement/prospectus). These pro-forma financial statements contain a preliminary estimate of the dividend as of September 30, 2012 of $161.0 million, based on

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

estimated tangible net asset value of Canopius Bermuda at that date of $179.9 million. The final tangible net asset value of Canopius Bermuda could be materially different from the amount used in these unaudited pro forma consolidated financial statements. Canopius has agreed in the MTA to indemnify Tower for all pre-closing liabilities of Canopius Bermuda, other than insurance liabilities that constitute part of the retained business.

These pro forma adjustments to the unaudited pro forma consolidated financial statements include (i) the restructuring of Canopius Bermuda for certain business to be retroceded or commuted to other affiliates of Canopius, (ii) the dividend of excess capital, and (iii) carving-out of certain business that will not continue in the restructured Canopius Bermuda. These pro forma adjustments are discussed in greater detail below:

	Quota share and Commutation Adjustments	Other Restructuring Adjustments	Pro Forma Adjustments For Canopius Restructuring
Fixed-maturity securities	$—	$—	$—
Other invested assets	—	(99,410)	(99,410)
Cash and cash equivalents	—	(69,424)	(69,424)
Reinsurance recoverable	517,525	—	517,525
Prepaid reinsurance premiums	168,622	—	168,622
Funds held by reinsured companies	(72,107)	—	(72,107)
Other assets	—	(2,667)	(2,667)

Total Assets	$614,040	$(171,501)	$442,539

Loss and loss adjustment expenses	(63,631)	—	(63,631)
Unearned premium	(650)	—	(650)
Funds held under reinsurance agreements	686,147	—	686,147
Other liabilities	(8,789)	(10,524)	(19,313)

Total Liabilities	$613,077	$(10,524)	$602,553

Paid-in-capital	—	(116,987)	(116,987)
Loan receivable from parent	—	93,321	93,321
Retained earnings	963	(137,311)	(136,348)

Total Stockholder’s equity	$963	$(160,977)	$(160,014)

The quota share and commutation adjustments as of September 30, 2012 were calculated based primarily upon the percentage of Syndicate 4444 business to be ceded via quota share to Canopius. These adjustments also include to a lesser extent, the commutation of non-syndicate 4444 business. A summary of the adjustments are as follows:

•

Canopius Bermuda had reported $765.9 million for loss and loss adjustment expense reserves, of which $63.6 million relates to reinsurance from Canopius to be commuted prior to the merger. $517.5 million of the Canopius Bermuda reserves relate to Syndicate 4444 business (all YOAs) that will be retroceded to Canopius or an affiliate of Canopius. The loss and loss adjustment expense balance relating to the Syndicate 4444 quota share has been reported as reinsurance recoverable.

•

Canopius Bermuda had reported $188.3 million for unearned premiums, of which $0.6 million relates to reinsurance from Canopius to be commuted prior to the merger. $168.6 million of the Canopius Bermuda unearned premiums relate to Syndicate 4444 business (all YOAs) that will be retroceded to Canopius or an affiliate of Canopius. The retrocession of unearned premium balance relating to the Syndicate 4444 quota share has been reported as prepaid reinsurance premiums.

•	The funds held by reinsured companies account was reduced by $72.1 million. This relates to reinsurance from Canopius which will be commuted prior to the merger.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

•

The pro forma and quota share and commutation adjustment to funds held under reinsurance agreements relates to Syndicate 4444 business that will be retroceded to Canopius or an affiliate of Canopius. The $686.1 million is the sum of the $517.5 million of reinsurance recoverables and $168.6 million of prepaid reinsurance premiums.

•	The pro forma quota share and commutation adjustments to other liabilities of $8.8 million and retained earnings of $0.9 million result from the commutation of the reinsured business from Canopius.

•

Pro forma other restructuring adjustment of $99.4 million to reduce other invested assets is due to these investments being transferred to Canopius prior to completion of the merger. Canopius Bermuda will receive cash for these investments.

•

Pro forma other restructuring adjustments to other assets of $2.7 million and other liabilities of $10.5 million result from the settlement of amounts due to/from related parties (excluding the loan receivable from parent) as well as the adjustment for the transfer of CUBL to Canopius or an affiliate of Canopius.

•

The pro forma other restructuring adjustments to total stockholder’s equity totaled $161.0 million. This amount is derived from the dividends to be paid by Canopius Bermuda to Canopius. In reporting the reduction to Canopius Bermuda’s stockholder’s equity accounts, retained earnings and the loan receivable to parent were adjusted in full to bring the pro forma Canopius Bermuda Adjusted for Restructuring balances to zero. The remaining amount of $117.0 million was reported as a reduction to paid-in-capital. The loan is repayable on demand from Canopius to Canopius Bermuda, but in any event by February 28, 2013 or the date of completion of the merger.

•

Canopius Bermuda cash and cash equivalents decreased by $69.4 million as a result of the pro forma adjustments for Canopius Restructuring. These include an increase of $99.4 million attributed to the receipt of cash for its other invested assets offset by the settlement of amounts due to/from related parties of $7.8 million and by the dividend from Canopius Bermuda to Canopius for $161.0 million.

Pro Forma Restructuring Adjustments for the year ended December 31, 2011:

($ in thousands)	Quota share and Commutation Adjustments	Other Restructuring Adjustments	Pro Forma Adjustments For Canopius Restructuring
Net premiums earned	$(357,358)	$—	$(357,358)
Insurance services revenue	—	(4,121)	(4,121)
Net realized investment gains (losses)	(6,208)	—	(6,208)
Net gains (losses) on foreign exchange transactions	—	5	5

Total revenues	$(363,566)	$(4,116)	$(367,682)

Loss and loss adjustment expenses	(357,393)	—	(357,393)
Direct and ceding commission expense	(55,894)	—	(55,894)
Other operating expenses	—	(3,993)	(3,993)

Total expenses	$(413,287)	$(3,993)	$(417,280)

Net income	$49,721	$(123)	$49,598

The quota share and commutation adjustments for the year ended December 31, 2011 were calculated based primarily upon the percentage of Syndicate 4444 business to be ceded via quota share to Canopius. A summary of the adjustments are as follows:

•	Canopius Bermuda had reported $454.4 million for net premiums earned, of which $336.0 million would have been retroceded to an affiliate of Canopius for the Syndicate 4444 business and another

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

$21.3 million relating to commuted contracts would not have been assumed (this relates to non Syndicate 4444 business to be commuted) if the reinsurance and commutation agreements were in place as of January 1, 2011. These amounts are reflected in the pro forma quota share and commutation adjustments.

•

The reduction to net realized investment gains (losses) in the pro forma quota share and commutation adjustments is due to a lower pro forma funds held with reinsured companies balance as a result of the quota share and commutation agreements. Canopius Bermuda earns investment income on the funds held with reinsured companies balances.

•

Canopius Bermuda had reported $460.0 million for loss and loss adjustment expenses for the year ended December 31, 2011, of which $314.1 million would have been retroceded to an affiliate of Canopius for the Syndicate 4444 business and another $43.3 million relating to commuted contracts would not have been incurred (this relates to non Syndicate 4444 business to be commuted) if the reinsurance and commutation agreements were in place as of January 1, 2011. These amounts are reflected in the pro forma quota share and commutation adjustments.

•

Canopius Bermuda had reported $71.4 million for direct and ceding commission expense, of which $53.0 million would have been retroceded to an affiliate of Canopius for the Syndicate 4444 business and another $3.2 million relating to commuted contracts would not have been assumed (this relates to non Syndicate 4444 business to be commuted) if the reinsurance and commutation agreements were in place as of January 1, 2011. These amounts are reflected in the pro forma quota share and commutation adjustments.

•	Pro forma other restructuring adjustments relate to the earnings of CUBL for the year ended December 31, 2011, which is not part of the retained business.

Pro Forma Restructuring Adjustments for the nine months ended September 30, 2012:

($ in thousands)	Quota share and Commutation Adjustments	Other Restructuring Adjustments	Pro Forma Adjustments For Canopius Restructuring
Net premiums earned	$(258,905)	$—	$(258,905)
Other reinsurance revenue	(2,560)		(2,560)
Insurance services revenue	—	(1,966)	(1,966)
Net realized investment gains (losses)	(20,740)	—	(20,740)
Net gains (losses) on foreign exchange transactions	—	37	37

Total revenues	$(282,205)	$(1,929)	$(284,134)

Loss and loss adjustment expenses	(170,324)	—	(170,324)
Direct and ceding commission expense	(46,455)	—	(46,455)
Other operating expenses	—	(3,030)	(3,030)

Total expenses	$(216,779)	$(3,030)	$(219,809)

Net income	$(65,426)	$1,101	$(64,325)

The quota share and commutation adjustments for the nine months ended September 30, 2012 were calculated based primarily upon the percentage of Syndicate 4444 business to be ceded via quota share to Canopius. A summary of the adjustments are as follows:

•

Canopius Bermuda had reported $294.0 million for net premiums earned, of which $255.6 million would have been retroceded to an affiliate of Canopius and another $3.3 million would not have been assumed (this relates to non Syndicate 4444 business to be commuted) if the reinsurance and

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

commutation agreements were in place as of January 1, 2011. These amounts are reflected in the pro forma quota share and commutation adjustments.

•	The reduction to other reinsurance income of $2.6 million relates to income associated with a deposit insurance contract that will not be retained by Canopius Bermuda.

•

The reduction to net realized investment gains (losses) in the pro forma quota share and commutation adjustments is due to a lower pro forma funds held with reinsured companies balance as a result of the quota share and commutation agreements. Canopius Bermuda earns investment income on the funds held with reinsured companies balances.

•

Canopius Bermuda had reported $187.9 million for loss and loss adjustment expenses for the nine months ended September 30, 2012, of which $175.5 million would have been retroceded to an affiliate of Canopius and another $5.2 million would not have been incurred (this relates to non Syndicate 4444 business to be commuted) if the reinsurance and commutation agreements were in place as of January 1, 2011. These amounts are reflected in the pro forma quota share and commutation adjustments.

•

Canopius Bermuda had reported $52.5 million for direct and ceding commission expense, of which $45.2 million would have been retroceded to an affiliate of Canopius and another $1.3 million would not have been incurred (this relates to non Syndicate 4444 business to be commuted) if the reinsurance and commutation agreements were in place as of January 1, 2011. These amounts are reflected in the pro forma quota share and commutation adjustments.

•	Pro forma other restructuring adjustments relate to the earnings of CUBL for the nine months ended September 30, 2012.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 3—Summary Accumulation of Other Pro Forma Adjustments

The following pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities and commitments of Canopius Bermuda, the third party sale, and other transactions in connection with the merger. See the referenced footnote for additional information on each adjustment.

Pro Forma Balance Sheet Adjustments	Increase/(Decrease) as of September 30, 2012
(in thousands, except share data)

A. Cash and cash equivalents:
i. Purchase of Canopius Bermuda with proceeds of third party sale (see “Note 4”)	$(187,935)
ii. Net proceeds from third party sale (see “Note 6”)	187,935

—
B. Deferred acquisition costs (“DAC”):
To reduce DAC for commutation of Syndicate 4444 business assumed by Tower from Canopius (see “Note 7”)	(13,539)

C. Goodwill (see “Note 4”)	30,307

D. Funds held by reinsured companies:
Commutationof Syndicate 4444 business assumed by Tower from Canopius (see “Note 7”)	(31,067)

E. Other assets:	—
i. Adjustment to current taxes for accelerated vesting of Tower restricted stock (see “Note 5”)	2,170
ii. Fair value of merger right and exercise price of merger right (see “Note 4”)	(1,484)

686
F. Loss and loss adjustment expenses:
i. Reserve risk premium (see “Note 4”)	20,795
ii. Commutation of Syndicate 4444 business assumed by Tower from Canopius (see “Note 7”)	(18,059)

2,736
G. Unearned premiums:
Commutationof Syndicate 4444 business assumed by Tower from Canopius (see “Note 7”)	(26,547)

H. Other liabilities:
Adjustment to increase liabilities for future direct, incremental costs to be incurred in connection with the merger (see “Note 5”)	1,105

I. Deferred income taxes:
i. Commutation of Syndicate 4444 business assumed by Tower from Canopius (see “Note 7”)	(52)
ii. Adjustment to deferred taxes for accelerated vesting of Tower restricted stock (see “Note 5”)	2,170

2,118
J. Common stock, at $0.01 par value:
i. Issuance of 14,025,737 shares to third party investors (see “Note 6”)	140
ii. 5,307,518 incremental shares issued to Tower shareholders at 1.1383 conversion ratio (see “Note 6”)	53
iii. Extinguishment of Tower treasury shares issued (see “Note 5”)	(84)

109
K. Treasury stock:
Extinguishmentof Tower treasury stock (see “Note 5”)	181,432

L. Paid-in-capital (see “Note 5”):
i. Adjustment to reflect paid-in-capital attributable to accelerated vesting of Tower restricted stock	9,405
ii. Transfer from extinguished Tower treasury stock	(181,348)
iii. 5,307,518 additional shares to be issued to Tower at 1.1383 conversion rate	(53)
iv. Reduction of Pro Forma Canopius Bermuda Restructured paid-in-capital	(209,765)
v. Net proceeds from sale of 14,025,737 common shares, net of par amount (see “Note 6”)	187,795

(193,966)
M. Accumulated other comprehensive income (“AOCI”):
Extinguishmentof Canopius Bermuda AOCI (see “Note 5”)	29,858

N. Retained earnings:
i. Compensation expense attributable to accelerated vesting of Tower restricted stock (see “Note 5”)	(9,405)
ii. Future direct, incremental transaction costs to be incurred in connection with the merger (see “Note 5”)	(1,105)
iii. Adjustment due to reduction in deferred income taxes (see “Note 7”)	52

(10,458)

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Pro Forma Income Statement Adjustments	Increase/(Decrease) for the nine months ended September 30, 2012	Increase/(Decrease) for the year ended December 31, 2011
(in thousands, except share data)

O. Net premiums earned:
Commutation of Syndicate 4444 business assumed by Tower from Canopius (see “Note 7”)	$(27,837)	$(18,816)

P. Loss and loss adjustment expenses:
i. Commutation of Syndicate 4444 business assumed by Tower from Canopius (see “Note 7”)	(15,572)	(10,761)
ii. Amortization of reserve risk premium (see “Note 4”)	2,791	8,094

	(12,781)	(2,667)

Q. Direct and ceding commission expense:
Commutation of Syndicate 4444 business assumed by Tower from Canopius (see “Note 7”)	(9,915)	(6,501)

R. Acquisition-related transaction costs:
Adjustment to reverse non-recurring transaction costs incurred attributable to the merger	(3,049)	—

S. Income tax benefit:
Adjustment to record income tax on pro forma adjustments (at 35%)	245	(544)

Note 4—Merger with Canopius Bermuda

As described previously, the merger is accounted for as a business combination using the acquisition method of accounting with Tower, the legal acquiree, treated as the accounting acquirer and Canopius Bermuda, the legal acquirer, treated as the accounting acquiree (a reverse acquisition) and Canopius treated as the accounting seller, The purchase consideration and acquired asset and liability fair value estimates are preliminary and subject to revision based on a final determination of purchase consideration and fair value, each of which may be materially different than those amounts presented herein.

The purchase consideration is determined based on the total consideration to be received by Canopius for its sale of 100% of its equity ownership of Canopius Bermuda, comprising:

(in thousands)
Consideration received by Canopius from the third party sale	$187,935
Fair value of Merger Right received in connection with Tower’s investment in Canopius (see “Note 6”)	484
Exercise price of Merger Right received from Tower upon exercise (see “Note 6”)	1,000

Total preliminary purchase consideration	$189,419

The preliminary purchase consideration is allocated to balance sheet assets acquired (including identifiable intangible assets arising from the merger) and liabilities assumed based on their estimated fair value, as follows:

(in thousands)
Net assets of Pro Forma Canopius Bermuda Adjusted for Restructuring	$179,907
Estimated fair value adjustments:
Reserve for risk premiums	(20,795)
Goodwill	30,307

Total preliminary purchase consideration	$189,419

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

The fair value of all assets and liabilities of the pro forma Canopius Bermuda after restructuring acquired in the merger approximate their carrying values as of September 30, 2012, except for the reserve for risk premiums in the loss and loss adjustment reserves. There were no identifiable intangible assets acquired in the merger.

Reserve for risk premiums of $20.8 million was recorded in connection with this transaction and was determined using a cash flow model. The valuation model used an estimate of net nominal future cash flows related to liabilities for losses and LAE that a market participant would expect as of the date of the transaction, which estimate is consistent with the estimate of net nominal future cash flows used by Canopius Bermuda to measure its historic liabilities. These future cash flows were adjusted for the time value of money at a risk free rate and a risk margin to compensate an acquirer for bearing the risk associated with the liabilities. The unaudited condensed consolidated pro forma statement include estimated amortization of reserve risk premiums of $2.8 million and $8.1 million for the nine months ended September 30, 2012 and for the year ended December 31, 2011, respectively.

Note 5—Tower Common Share Conversion

Pursuant to the Merger Agreement, upon consummation of the merger, Tower common shares will be cancelled and converted automatically into a right to receive common shares of Tower Ltd. Tower had 38,376,845 common shares outstanding as of September 30, 2012. The conversion of outstanding Tower common stock into the right to receive common shares of Tower Ltd. is accounted for as a recapitalization of Tower.

The conversion ratio to determine the number of Tower Ltd. shares to be received for each Tower share will be based on the number of shares sold in the third party sale to generate the consideration to be paid to Canopius for the acquisition of Canopius Bermuda, which in turn will be impacted by the tangible net book value of Canopius Bermuda and the share price of Tower shares prior to the merger. These pro forma condensed consolidated financial statements assume a Tower common share price of $16.90, the closing share price as of November 30, 2012, on the transaction effective date and the conversion of one Tower common share into 1.1383 Tower Ltd. common shares. The final Tower common share price and conversion ratio could differ from that used herein and could result in a materially different number of pro forma consolidated common shares issued and outstanding.

As of September 30, 2012, Tower has outstanding stock options exercisable into approximately 856,000 Tower common shares. Additionally, in September 2010, Tower issued $150.0 million aggregate principal amount of 5.0% convertible senior notes. As of September 30, 2012, the conversion rate for these notes was 37.0351 shares of common stock per $1,000 principal amount of the convertible notes (equivalent to a conversion price of $27.00 per share). These pro forma condensed consolidated financial statements assume no outstanding options will be exercised prior to the transaction effective date and that no convertible note holder will exercise their right to convert the convertible note into Tower common shares.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

The table below illustrates effects of the merger on pro forma book value per share, pro forma tangible book value per share and pro forma earnings per share—diluted assuming a Tower share price of $16.90 and $17.90:

(in thousands, except per share data)
Share price	$16.90	$17.90

Shares held by Tower shareholders before conversion	38,377	38,377
Conversion ratio	1.1383	1.2056

Shares held by Tower shareholders after conversion	43,685	46,267
Canopius Bermuda outstanding shares	14,026	14,026

Total Tower Ltd. shares outstanding (unaudited pro forma)	57,711	60,293

Tower Ltd. consolidated (unaudited pro forma):
Book value per share (2)	$21.52	$20.60
Tangible book value per share (2)	$14.90	$14.26
Earnings per share—diluted:
Nine months ended September 30, 2012	$0.91	$0.87
Year ended December 31, 2011	$0.39	$0.38

The table below shows the merger consequences to Tower shareholders as if Tower shareholders’ share counts were unchanged as a result of the merger:

Tower historical equivalent (unaudited pro forma):(1)
Book value per share(2)	$24.49	$24.83
Tangible book value per share(2)	$16.96	$17.19
Earnings per share—diluted:
Nine months ended September 30, 2012	$1.03	$1.05
Year ended December 31, 2011	$0.45	$0.45

(1)	Tower historical equivalent amounts are adjusted for the conversion rate.
(2)	The book value per share is calculated by dividing total stockholders’ equity (excluding the non-controlling interest) by the number of shares of common stock and ordinary shares, as applicable, issued and outstanding. Tangible book value per share is calculated by dividing total stockholders’ equity (excluding the non-controlling interest) after removing any intangible assets, including goodwill, by the number of shares of common stock and ordinary shares, as applicable, issued and outstanding.

The pro forma adjustments reflect the recapitalization of Tower and the elimination of Canopius Bermuda’s pro forma equity balances. The net effect of these adjustments is to report pro forma Tower Ltd. equity balances as follows at September 30, 2012:

•	58,193,647 Tower Ltd. common shares, par value $0.01 issued and outstanding;

•	As of September 30, 2012, Tower Ltd. will have no treasury shares;

•

Paid-in-capital pro forma adjustment to reflect the immediate vesting of unvested Tower restricted shares as of September 30, 2012 of $9.4 million (and decreasing the related deferred tax asset by $2.2 million), a reduction associated with the cancellation of Tower’s treasury shares of $181.4 million, the reclassification to common stock of the par value of incremental shares issued to Tower shareholders, and the elimination of Canopius Bermuda Restructured paid in capital of $209.8 million, as well as net proceeds from issuance of shares to third party investors in excess of par value (see “Note 6”);

•	The accumulated other comprehensive income will be reflective of Tower’s historical accumulated other comprehensive income as the accounting acquirer;

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

•

Pro forma retained earnings represent Tower’s historical retained earnings as of September 30, 2012, as the accounting acquirer, adjusted for the expense from accelerated vesting of Tower unvested restricted stock upon consummation of the merger and pro forma adjustments for the estimated future, direct incremental costs to be incurred by the entity relating to merger expenses of $1.105 million.

Note 6—Third Party Sale of Shares

Effective immediately prior to the consummation of the merger, Canopius will sell 100% of its equity ownership of Canopius Bermuda in a private placement to the third party investors, who will be the sole shareholders of Canopius Bermuda prior to the effective time. The third party investors will pay Canopius an aggregate purchase price in cash equal to the sum of the target tangible net asset value amount, plus such additional amount equal to the agreed value of the retained business. The pro forma financial information assumes that 14,025,737 shares will be sold in the third party sale for net proceeds of $187.9 million, after placement fees and market discounts.

Note 7—Commutation of Tower Reinsurance of Syndicate 4444

Lloyd’s of London Syndicate 4444 is an insurance syndicate managed by Canopius. During 2011 and 2012, Tower reinsured a portion of the Syndicate 4444 business from Canopius and the results of this reinsurance are reflected in Tower’s historical financial statements. Prior to completion of the merger, Tower has agreed with Canopius to commute this reinsurance treaty. The pro forma consolidated financial statements reflect the effects of this commutation by reducing the assumed reserves by $18.1 million, assumed unearned premiums by $26.5 million, deferred acquisition costs by $13.5 million, funds held by reinsured companies by $31.1 million and the related net deferred tax liability by $52,000 on Tower’s historical financial statements relating to the reinsurance of Syndicate 4444 business. There is no gain or loss expected with this commutation.

The pro forma income statements for the year ended December 31, 2011 and the nine months ended September 30, 2012 are also adjusted to reflect this commutation as though it occurred on January 1, 2011 and such adjustments have the effect of removing the earnings impact of the Syndicate 4444 business from Tower’s historical income statements. These adjustments for such period reduced net premiums earned by $18.8 million and $27.8 million, respectively, loss and loss adjustment expenses by $10.8 million and $15.6 million, respectively, direct commission expense by $6.5 million and $9.9 million, respectively, and income tax expense by $544 thousand and $245 thousand, respectively.

As disclosed in Note 2 above, Canopius Bermuda will also transfer to Canopius a significant portion of its exposure to Syndicate 4444 risks through retrocession agreements. The effects of those retrocessions are reflected in the pro forma adjustments for the Canopius Restructuring. The pro forma adjustments reflected for the merger and third party sale are reflective only of the commutation of the Syndicate 4444 business reinsured by Tower.

Note 8—Pro Forma Earnings per Share

The pro forma earnings per share of common stock for the nine months ended September 30, 2012 and the year ended December 31, 2011 have been calculated based on the estimated weighted average number of shares of Tower Ltd.’s common stock that would have been outstanding on a pro forma basis. The pro forma weighted average number of shares outstanding was derived using Tower’s and Canopius Bermuda’s historical weighted average number of shares outstanding. For purposes of the pro forma earnings per share calculations, the shares issued in connection with Canopius’ sale of Canopius Bermuda to third party equity investors were considered issued and outstanding as of January 1, 2011.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

The pro forma earnings per share assume Tower historical common shares will be converted on a one to 1.1383 basis into Tower Ltd. common shares. The final conversion ratio could differ from that used herein and could result in materially different pro forma net income per share calculations.

The following table sets forth the calculation of basic and diluted earnings per share for the nine months ended September 30, 2012 and the year ended December 31, 2011:

	Nine Months Ended September 30, 2012		Year Ended December 31, 2011
(in thousands, except per share amounts)	Basic	Diluted	Basic	Diluted
Pro Forma Consolidated Net Income	$53,369	$53,369	$23,831	$23,831
Historical Tower weighted average shares outstanding	39,206	39,268	40,833	40,931
Conversion ratio	1.1383	1.1383	1.1383	1.1383

Pro forma Tower weighted average shares outstanding	44,628	44,699	46,480	46,592
Additional Tower Ltd. shares to be issued	14,026	14,026	14,026	14,026

Pro forma Tower Ltd. Consolidated weighted average shares outstanding	58,654	58,725	60,506	60,618

Pro forma Net Income per share outstanding	$0.91	$0.91	$0.39	$0.39

Note 9—Book Value per Share

The pro forma book value per share of common stock as of September 30, 2012 has been calculated as if the estimated number of the consolidated entity’s common shares issued and outstanding in connection with the merger were issued and outstanding as of September 30, 2012.

The pro forma calculation assumes Tower historical common shares will be converted on a one to 1.1383 basis into Tower Ltd. common shares. The final conversion ratio could differ from that used herein and could result in a materially different pro forma book value per share.

	Pro Forma Book Value Per Share as of September 30, 2012
(in thousands, except per share amounts)	Historical Tower	Conversion to Tower Ltd. Shares	Effect of Third Party Sale	Other Adjustments	Pro Forma Consolidated
Stockholders’ equity (excluding noncontrolling interest)	$1,054,981	$—	$187,935	$(1,053)	$1,241,863
Outstanding shares	38,377	5,307	14,026	—	57,710

Book value per share	$27.49				$21.52

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth selected historical per share information of Canopius Bermuda and unaudited pro forma consolidated Tower per share information for Tower Ltd. as of and for the nine months ended September 30, 2012 and as of and for the year ended December 31, 2011. The pro forma and pro forma-equivalent per share information gives effect to the merger and the planned conversion of the outstanding Tower common stock into shares of Tower Ltd. common stock with equivalent rights and preferences as if such transactions had been effective on the dates presented, in the case of the book value data, and as if the transactions had become effective on January 1, 2011, in the case of the net income and dividends declared data.

The unaudited pro forma per share data in the tables assume that the merger is accounted for using the acquisition method of accounting and represents a current estimate based on available information of the combined company’s results of operations. The unaudited pro forma condensed consolidated financial statement adjustments record the assets and liabilities of Canopius Bermuda at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. See “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this joint proxy statement/prospectus. The information in the following table is based on, and should be read together with, the historical financial information that Tower presented in its prior filings with the SEC and that Tower and Canopius Bermuda have included in this joint proxy statement/prospectus. See “Where You Can Find More Information” included elsewhere in this joint proxy statement/prospectus.

The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible business model changes as a result of current market conditions which may impact revenues, expense efficiencies, asset dispositions, share repurchases and other factors. It also does not necessarily reflect what the historical results of the consolidated company would have been had our companies been combined during these periods nor is it indicative of the results of operations in future periods or the future financial position of the consolidated company. The Comparative Per Share Data Table for the nine months ended September 30, 2012 and the year ended December 31, 2011 consolidated the historical income per share data of Tower and subsidiaries and Canopius Bermuda and subsidiaries after giving effect to the transactions contemplated by the merger agreement as if such transactions had become effective on January 1, 2011. The unaudited pro forma adjustments are based upon available information and certain assumptions that Tower management believes are reasonable. Upon completion of the merger, the operating results of Canopius Bermuda will be reflected in the consolidated financial statements of Tower Ltd. on a prospective basis. The pro forma consolidated amounts assume that the Tower common shares will be converted on a one to one basis into Tower Ltd. shares immediately following the closing of the merger.

Unaudited Consolidated Pro Forma Per Share Data

	Nine Months Ended September 30, 2012
	Historical Tower	Unaudited Pro Forma Tower Equivalent(2)	Historical Canopius Bermuda(3)	Unaudited Pro Forma Tower Ltd. Consolidated
Per share information:
Basic net income per common share	$0.70	$0.61	$928,810	$0.91
Diluted net income per common share	$0.70	$0.61	$928,810	$0.91
Book value per share(1)	$27.49	$24.15	$3,399,210	$21.52
Tangible book value per share	$18.33	$16.10	$3,399,210	$14.90
Cash dividends per share	$0.56	$0.49	$—	$—

	Year Ended December 31, 2011
	Historical Tower	Unaudited Pro Forma Tower Equivalent(2)	Historical Canopius Bermuda(3)	Unaudited Pro Forma Tower Ltd. Consolidated
Per share information:
Basic net income per common share	$1.47	$1.29	$(768,610)	$0.39
Diluted net income per common share	$1.47	$1.29	$(768,610)	$0.39

(1)	The book value per share is computed by dividing total stockholders’ equity (excluding the non-controlling interest) by the number of shares of common stock and ordinary shares, as applicable, issued and outstanding.
(2)	The pro forma consolidated amounts assume that the Tower common shares will be converted on a one to 1.1383 basis into Tower Ltd. shares immediately following the closing of the merger, as calculated as described above.
(3)	On July 28, 2012, Historical Canopius Bermuda approved a one hundred-for-one common stock split. For purposes of the historical and unaudited pro forma per share data, the current and historical per share amounts were calculated as though 100 shares were outstanding.

THE BUSINESS OF TOWER

A more complete description of the business of Tower can be found in Tower’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, and Tower’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed with the SEC on November 9, 2012, both of which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.” See also “Cautionary Note Regarding Forward-Looking Statements.”

Overview

The Tower group of companies is one of the 50 largest providers of property and casualty insurance products and services in the United States. Through its insurance subsidiaries, Tower offers a broad range of commercial, specialty and personal property and casualty insurance products and services to businesses in various industries and to individuals throughout the United States. Tower provides these products on both an admitted and an excess and surplus, or E&S, lines basis.

Tower presents its business results through three business segments: Commercial Insurance, Personal Insurance and Insurance Services. Each of these segments is briefly described below:

•

The Commercial Insurance segment offers property and casualty insurance products through several business units that serve customers in general commercial and specialty markets. Using its broad product line offering, Tower is able to provide a comprehensive product solution to its producers and allow them to place more business with Tower. In addition, Tower’s diversified business platform allows it to allocate its capital to profitable market lines of business and de-emphasize unprofitable market lines of business. Tower provides commercial lines products comprised of commercial package, general liability, workers’ compensation, commercial automobile, fire and allied, inland marine and commercial umbrella policies to businesses across different industries.

•

The Personal Insurance segment offers a broad range of products designed to fit the insurance needs of most personal lines customers. Tower’s products are distributed through a network of approximately 500 retail agents. Similar to the Commercial Insurance segment, this book of business is concentrated in the northeastern United States with 89% of the premium volume produced by agents in this region as of September 30, 2012.

•	The Insurance Services Segment provides underwriting, claims and reinsurance brokerage services to insurance companies.

Tower’s common stock is publicly traded on NASDAQ under the symbol “TWGP”.

Tower Group, Inc. and certain of its affiliates are parties to certain credit facilities that will likely require the consent of the required lenders for the consummation of the transactions contemplated by the merger agreement. As of September 30, 2012, Tower had $133.9 million outstanding under such credit facilities, of which $63.9 million is fully collateralized.

THE BUSINESS OF CANOPIUS BERMUDA

The following discussion contains forward-looking statements. Actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” and elsewhere in this prospectus/proxy statement. See also “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Canopius Holdings Bermuda Limited, or Canopius Bermuda, is a privately-held exempted company formed under the laws of Bermuda in 2007. Canopius Bermuda is a wholly owned subsidiary of Canopius Group Limited, a privately-owned insurance holding company domiciled in Guernsey, Channel Islands. Canopius Bermuda is the holding company for Canopius Bermuda Limited, or CBL, a Class 3A Bermuda reinsurance company with assumed premiums written of approximately $309 million for the nine month period ended September 30, 2012. As of September 30, 2012, Canopius Bermuda was also the holding company for Canopius Underwriting Bermuda Limited, or CUBL, an insurance services company primarily underwriting excess of loss liability business and treaty property reinsurance business on behalf of Syndicate 4444 at Lloyd’s. Syndicate 4444 is managed by an affiliated company. CUBL also provides (and will continue to provide after the merger) certain administrative services to CBL. Ownership of CUBL was transferred in connection with the restructuring and CUBL is no longer a subsidiary of Canopius Bermuda. See “The Restructuring.”

Description of Business

CBL currently provides capital support to Canopius’s underwriting operations at Lloyd’s, including through its (i) 72.58% quota share participation in the 2010 underwriting year of account results of Syndicate 4444 under the 2010 Quota Share Agreement, (ii) 67.65% quota share participation in the 2011 underwriting year of account results of Syndicate 4444 under the 2011 Quota Share Agreement and (iii) 58.09% quota share participation in the 2012 underwriting year of account results of Syndicate 4444 under the 2012 Quota Share Agreement. A copy of the 2010 Quota Share Agreement, the 2011 Quota Share Agreement and the 2012 Quota Share Agreement are attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part. Following the restructuring, CBL’s net retention under the 2010 Quota Share Agreement, the 2011 Quota Share Agreement and the 2012 Quota Share Agreement will be materially reduced, as described under “The Restructuring.”

These Quota Share limits are collateralized by way of cash deposit or letter of credit. The Canopius corporate members of Lloyd’s that are members of Syndicate 4444 (the “ceding affiliates”) use this collateral to satisfy their Funds at Lloyd’s obligations. In the event that the ceding affiliates’ Funds at Lloyd’s were to be drawn down for any reason other than an exposure covered by the relevant quota share between CBL and the relevant ceding affiliate, the relevant ceding affiliate has an obligation to reinstate the collateral.

Since inception, CBL’s primary plan has been to underwrite a quota share of Lloyd’s Syndicate 4444 business interests and facilitate a strategic deployment of the Canopius group’s capital. This quota share treaty has been renewed each year since 2007, including 2011.

The business written in Syndicate 4444 for the 2012 year of account continues to be a diversified book of business and is described in further detail below.

Insurance Lines

Global Property includes the following lines:

•

Direct and facultative commercial property, which is a worldwide direct and facultative property portfolio with an emphasis on the US market. The account comprises large account open market commercial property insurance, excluding petrochemical and power, across a broad geographical base.

•

North American excess and surplus lines binding authorities, which specialises in US excess and surplus lines business, written predominantly through binding authorities with managing general agents with the vast majority of business located in North America. Products include Commercial property, Homeowners, Casualty and Automobile.

•

Property treaty reinsurance, which is a global portfolio of property treaty business comprising risk and catastrophe excess of loss, property pro-rata, engineering excess of loss and pro-rata and retrocession business.

Global Specialty includes the following lines:

•

Marine and energy insurance, which provides insurance across a broad range of marine and energy risks. Products include Cargo Energy, Marine Liability, Marine Property, Non-Marine construction and engineering.

•

Marine treaty reinsurance, which writes London market and foreign excess of loss (“XL”), plus some specialist pro-rata business. The London XL account comprises marine treaty business for Lloyd’s syndicates and London companies, on an excess of loss basis, providing coverage for all classes. The foreign XL account comprises marine treaty business, on an excess of loss basis, for indigenous portfolios, with a preference for those with a hull/ cargo bias. Specialist areas include USA, Japan and Scandinavia. A small space account on a pro-rata basis is also underwritten.

•

Casualty, including professional indemnity, financial institutions and excess casualty, which is a broad portfolio of casualty business diversified both by product and distribution, with business being accepted in Lloyd’s and via Canopius-owned UK and overseas service companies.

•

Casualty treaty reinsurance, which writes a wide range of casualty treaty excess of loss reinsurances, for clients located in all territories outside of North America. Products include: Liability (general third party, employers’ liability/workers’ compensation, professional, financial and miscellaneous); Motor (predominantly international business including unlimited protections where appropriate); Short tail (personal accident, kidnap and ransom, contingency, bloodstock, product recall and credits and bonds); and Retrocession (focusing on reinsurance of European reinsurers and Lloyd’s syndicates).

In addition, the syndicate underwrites regional Asian casualty treaty reinsurance through Canopius Asia based in Singapore, and regional European casualty treaty reinsurance through Canopius Europe based in Zurich.

•

Construction and engineering, which consists of direct and facultative construction and engineering risks. The portfolio comprises contractors all risks and erection all risks (including public liability, advance loss of profits, contractors plant and existing property), machinery breakdown and business interruption.

•

International accident & health, which is an international accident and health business across a broad range of classes protecting both groups and individuals. The syndicate underwrites a broad portfolio of trades and company sizes, with a wide range of occupational classes, from pure white collar through to the heaviest of blue collar workers such as security consultants in troubled areas and heavy manual workers. The account has a wide geographical spread. Products include Accidental Death and Disability, Voluntary Group Personal Accident, Short Term Disability / Income Replacement, Flexible Benefits and Travel.

•

Crisis management, including product contamination, war, sabotage & terrorism, aviation war and kidnap & ransom, which is a specialist book of crisis management products. Products include contaminated product insurance, sabotage & terrorism and kidnap & ransom.

•

Political risk, including expropriation, contract frustration, aircraft repossession and structured trade credit, which is a diverse book of political risk & trade credit insurance. The underwriting team writes a global, emerging market book of business across the political risk spectrum and covers bank, trading and industrialist interests against a range of perils including confiscation, nationalisation, both pre- and post-shipment contract frustration, structured trade credit and aircraft repossession.

UK Retail Insurance includes the following lines:

•

UK household, which offers protection for householders on both buildings and/or contents (both of a standard and non-standard nature), mainly in the UK and Republic of Ireland. The syndicate also provides insurance for european holiday homes.

•

UK specialist property/ niche personal lines, which offers protection for specialist property delegated schemes. Business lines include high-value musical instruments (ranging from rare classical pieces to rock and pop instruments), protection for high-value philatelic collections for stamp owners and dealers, golfing risks and specific pet insurance products. The syndicate also insures caravans, covering structures and/or contents (both of a standard and non-standard nature) and includes touring and static caravans, holiday homes and park homes.

•

UK commercial combined for the small and medium enterprise (“SME”) sector, which is a UK SME commercial property book of business written through Arista Insurance, a UK underwriting agency in which Canopius holds an ownership interest. This book is focused towards a network of independent brokers accessed via the provision of IT solutions, supported by regional offices.

•

UK casualty, including accident & health and professional indemnity, which writes personal accident & travel for UK customers across a broad range of classes protecting both groups and individuals. The syndicate underwrites a broad portfolio of trades and company sizes, with a wide range of occupational classes.

The underwriting results before investment returns of Syndicate 4444 for the years ended December 31, 2011 and 2010 is set forth below by line of business.

2011	Gross Written Premiums(1) $ in 000s	Gross Premiums Earned(1) $ in 000s	Gross Claims Incurred(1) $ in 000s	Gross Operating Expenses(1) $ in 000s	Reins. Balances(1) $ in 000s	Total(1) $ in 000s
All Dollars in thousands
Direct Insurance
Accident & health	36,774	34,122	($21,464)	($15,690)	($901)	($3,933)
Motor (third party liability)	16,690	17,086	(8,349)	(7,198)	(130)	1,409
Motor (other classes)	29,958	34,058	(19,010)	(13,170)	(581)	1,297
Marine & Energy	146,277	132,382	(86,485)	(44,248)	7,309	8,958
Aviation	(107)	(107)	2,688	(115)	(2,312)	154
Fire and other damage to property	375,499	379,942	(187,046)	(136,432)	(46,101)	10,363
Third party liability	120,795	120,182	(79,262)	(45,613)	(4,395)	(9,088)
Total Direct Insurance	725,886	717,665	(398,928)	(262,466)	(47,111)	9,160

Reinsurance inwards	257,058	258,370	(310,117)	(53,453)	23,448	(81,752)

Total	$982,944	$976,035	($709,045)	($315,919)	($23,663)	($72,592)

(1)	Converted from British Pounds Sterling to U.S. dollars using an exchange ratio of £1.60 per $1.00 during 2011.

2010	Gross Written Premiums(1)	Gross Premiums Earned(1)	Gross Claims Incurred(1)	Gross Operating Expenses(1)	Reins. Balance(1)	Total(1)
All dollars in thousands
Accident & health	$28,080	$25,811	($14,460)	($13,191)	($417)	($2,257)
Motor (third party liability)	15,154	17,551	(14,395)	(6,260)	(74)	(3,178)
Motor (other classes)	40,001	44,845	(24,602)	(18,104)	(2,587)	(448)
Marine & Energy	121,043	121,377	(75,301)	(33,894)	4,142	16,324
Aviation	6	6	353	(2)	(884)	(527)
Fire and other damage to property	365,366	382,129	(200,886)	(127,691)	(46,226)	7,326
Third party liability	108,626	117,774	(81,899)	(41,104)	(44,085)	(49,314)
Total Direct Insurance	678,276	709,493	(411,190)	(240,246)	(90,131)	(32,074)

Reinsurance inwards	223,712	222,417	(136,580)	(55,228)	9,157	39,766

Total	$901,988	$931,910	($547,770)	($295,474)	($80,974)	$7,692

(2)	Converted from British Pounds Sterling to U.S. dollars using an exchange ratio of £1.55 per $1.00 during 2010.

The geographical analysis of gross premiums written for Syndicate 4444 by destination is as follows:

Gross Premiums Written	Year Ended December 31, 2011(1) $ in 000s	Year Ended December 31, 2010(1) $ in 000s
United Kingdom	$237,277	$254,764
Other EU Countries	$74,486	$69,561
United States	$399,901	$349,156
Other	$271,280	$228,507

Total	$982,944	$901,988

(1)	Year ended December 31, 2011 and 2010 balances were converted from British Pound Sterling to U.S. dollars using an exchange ratio of £0.625 and £0.645, respectively, per $1.00.

In addition, CBL writes structured reinsurance treaty business to third parties unaffiliated with Canopius. In 2009, a structured reinsurance intermediary team was acquired by Canopius with support from the group’s major shareholder. Canopius Ireland Limited (CIL) is a wholly owned Canopius subsidiary generating structured opportunities for CBL. This business line provides structured reinsurance predominantly of third party Lloyd’s operations. CBL intends to continue to write viable structured business and to look beyond Lloyd’s operations for future possibilities.

Following the restructuring, it is expected that CBL will continue to participate in Canopius’s Lloyd’s business through quota share reinsurance and that it will provide reinsurance to third party cedents. See “The Restructuring.”

Properties

KPMG Services Limited subleases to Omega the premises situated on part of the Third Floor of Crown House, 4 Par-La-Ville Road, Hamilton on the Islands of Bermuda. Commercial Properties Limited leases to CUBL the premises on the Second Floor of the Atlantic House, 11 Par-La-Ville Road, Hamilton on the Islands of Bermuda. This lease remains with CUBL, which was transferred in connection with the Restructuring and is no longer a subsidiary of Canopius Bermuda.

Legal Proceedings

There are no material pending legal proceedings to which Canopius Bermuda or any of its subsidiaries is a party or of which any of their property is subject.

MANAGEMENT AND OTHER INFORMATION OF TOWER LTD.

Directors of Tower Ltd.

Pursuant to the merger agreement, the directors of Tower Ltd. immediately following the effective time will be as designated by Tower. As of the date of this proxy statement/prospectus, it is expected that each current director of Tower will become a director of Tower Ltd. However, a final determination as to who will be appointed to the Tower Ltd. Board of Directors has not been made as of the date of this proxy statement/prospectus and the requisite corporate action to appoint the persons who will serve as directors of Tower Ltd. following the completion of the merger has not been effected; accordingly, the persons who will serve as directors of Tower Ltd. following the completion of the merger may differ from the persons currently expected to serve in such capacity. For example, a person currently expected to serve as a director of Tower Ltd. following the completion of the merger may determine, prior to the closing of the merger, not to serve in such capacity (or may be unable to so serve), in which case, Tower may designate a substitute person to serve in such capacity.

Under Tower Ltd.’s memorandum and articles of association, the directors of Tower Ltd. will be divided into three classes, designated Class I, Class II and Class III, with each class consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire Tower Ltd. Board of Directors. The initial division of the directors into the three classes will be made by a decision of the affirmative vote of a majority of the directors then in office. As of the date of this proxy statement/prospectus, a final determination as to the directors who will be appointed to each of the three classes has not been made and the requisite corporate action to effect that initial division has not been effected. Assuming that the merger is consummated in a timely manner, it is expected that Tower Ltd. will hold an annual general meeting in 2013, at which meeting the term of the initial Class I directors would terminate, with the terms of the initial Class II directors and the initial Class III directors terminating on the dates of the 2014 annual general meeting and the 2015 annual general meeting, respectively. At each annual general meeting beginning in 2013, successors to the class of directors whose term expires at that annual general meeting will be elected for a three-year term. This classification of the Tower Ltd. Board of Directors may have the effect of delaying or preventing changes in the control or management of Tower Ltd.

The following includes a brief biography of each person who is expected to be a director of Tower Ltd. following the completion of the merger, including their respective ages as of August 15, 2012:

Michael H. Lee (age 54)

Chairman of the Board, President and Chief Executive Officer of Tower

Mr. Lee currently serves as Chairman of the Board of Directors, President and Chief Executive Officer of Tower and has held these positions at Tower since its formation in 1995. Before founding Tower’s first insurance subsidiary, Tower Insurance Company of New York, in 1990, Mr. Lee was an attorney in private practice specializing in advising entrepreneurs on the acquisition, sale and formation of businesses in various industries. Mr. Lee received a B.A. in Economics from Rutgers University in 1980 and a J.D. from Boston College Law School in 1983. Mr. Lee has worked in the insurance industry for over 20 years with experience in insurance, finance, underwriting, sales and marketing, claims management and administration and law. Mr. Lee also served as Chairman, President and Chief Executive Officer of CastlePoint Holdings, Ltd. from its formation in 2006 until its merger into Tower in February 2009. Mr. Lee joined the Board of Directors of Canopius upon the completion of its acquisition of Omega in August 2012.
The Tower Board of Directors believes that Mr. Lee possesses the experience, qualifications, attributes, and skills necessary to serve on the Board of Tower Ltd. because of his more than 20 years of experience in all aspects of insurance, finance, mergers and acquisitions and the formation of various businesses, his having provided leadership and strategic direction to Tower as its founder, Chairman, President, and Chief Executive Officer since 1995, and his unparalleled knowledge of Tower and its business.

Charles A. Bryan, C.P.A., F.C.A.S., C.P.C.U. (age 65)

Director of Tower

Mr. Bryan, a Director of Tower since 2004, has been the President of CAB Consulting, LLC, an insurance consulting firm that has provided general management, merger and acquisition, actuarial and accounting services, since 2001. From 1998 to 2000, Mr. Bryan served as Senior Vice President and Chief Actuary for Nationwide Insurance Group. He has been a partner at Ernst & Young LLP, Chief Executive Officer of Direct Response Corporation and a Senior Vice President of USAA. Mr. Bryan is a Fellow of the Casualty Actuarial Society, a Certified Public Accountant, and a Chartered Property and Casualty Underwriter. Mr. Bryan also serves on the Board of Directors of Safe Auto, Medical Mutual of Ohio and Munich Re America (statutory company only) and its U.S. affiliates, Hartford Steam Boiler and American Modern Insurance Group, (statutory companies only). Mr. Bryan received an M.B.A. in General Management from Golden Gate University in 1976, an M.S. in Mathematics from Purdue University in 1969 and a B.S. in Mathematics from John Carroll University in 1968.

The Tower Board of Directors believes that Mr. Bryan possesses the experience, qualifications, attributes, and skills necessary to serve on the Board of Tower Ltd. because of his more than 40 years of relevant actuarial, accounting, and insurance industry-related experience, his years of service on various insurance-related boards of directors, and his extensive knowledge of Tower and its business. In addition, he has a number of relevant professional designations, such as C.P.A., F.C.A.S., and C.P.C.U., which indicate his knowledge of insurance, actuarial, and accounting issues.

William W. Fox, Jr. (age 70)

Director of Tower

Mr. Fox, who retired in May 1999, became a Director of Tower in April 2006, has over 40 years experience in the insurance and reinsurance industry. Mr. Fox was employed by Balis & Co., Inc. and its successor, the Guy Carpenter reinsurance brokerage division of Marsh & McLennan Companies, from 1962 through 1988, and again from 1992 through 1999. Mr. Fox had a number of positions at Balis & Co., Inc., and Guy Carpenter, including President of Balis from 1985 through 1988 and again from 1992 through 1999. Mr. Fox also served as a member of Guy Carpenter’s Executive Committee and Board of Directors, and as a Managing Director of J&H, Marsh & McLennan. Between 1992 and 1999, Mr. Fox was also the Chief Executive Officer of Excess Reinsurance Company. In 1988, Mr. Fox founded PW Reinsurance Management Company (referred to as PW Group), as a joint venture with Providence Washington Insurance Company (referred to as Providence) to underwrite reinsurance on behalf of Providence. Mr. Fox was a Senior Vice President of Providence from 1988 to 1989 and was responsible for selecting and overseeing reinsurance intermediaries. In 1989, the Baloise Insurance Group acquired Providence and appointed Mr. Fox President of the PW Group. Mr. Fox has served on several insurance-related boards of directors and is currently the Chairman of the Board of MII Management Group, the Attorney-in-Fact for MutualAid Exchange. Mr. Fox is a member of the CPCU Society and holds a Pennsylvania Property and Casualty License.

The Tower Board of Directors believes that Mr. Fox possesses the experience, qualifications, attributes, and skills necessary to serve on the Board of Tower Ltd. because of his more than 40 years of relevant industry-related experience in the fields of insurance and reinsurance, his years of service on various insurance-related boards of directors, and his extensive knowledge of Tower and its business.

William A. Robbie, C.P.A. (age 61)

Director of Tower

Mr. Robbie, who retired in July 2009, became a Director of Tower in February 2009 upon the completion of the merger of CastlePoint Holdings, Ltd. into Tower. Prior to joining Tower’s Board of Directors, he served as a member of CastlePoint’s Board of Directors and chairman of its Audit Committee from January 2006 until February 2009. From 2004 through 2009, he provided financial and corporate governance advisory services to the insurance industry through his own consulting firm. Mr. Robbie was Chief Financial Officer of Platinum

Underwriters Reinsurance Ltd., a property and casualty reinsurance company in Bermuda, from 2002 to 2004 with responsibility for that Company’s finance, claims and IT functions. He was the lead financial team member in the initial public offering of Platinum Underwriters Reinsurance Ltd., which became a separate public company from St. Paul Reinsurance, Inc. where he held the same position from August 2002 to November 2002. From 1997 to 2002, Mr. Robbie held various positions at XL Capital Ltd., a Bermuda based insurance, reinsurance and financial risk company, and its subsidiaries, including Executive Vice President of Global Services, Senior Vice President and Corporate Treasurer, and Chief Financial and Administrative Officer of XL Re, Ltd., with responsibility for that Company’s finance, claims, IT, human resources, business processing and administration functions. Prior to that, he held a variety of senior positions in the insurance industry, including roles as Chief Financial Officer of Prudential AARP Operations, Chief Accounting Officer at Continental Insurance Companies, Treasurer of Monarch Life Insurance Company and various positions at Aetna Life and Casualty Company. From 2005 to 2008, Mr. Robbie was a director and chairman of the Audit Committee of American Safety Insurance Company, Ltd. Mr. Robbie is a Certified Public Accountant. Mr. Robbie received his B.A. from St. Michael’s College and his Master of Accounting and M.B.A. from Northeastern University.

The Tower Board of Directors believes that Mr. Robbie possesses the experience, qualifications, attributes, and skills necessary to serve on the Board of Tower Ltd. because of his more than 30 years of relevant industry-related experience in finance, including serving as Chief Financial Officer of insurance and reinsurance companies, and his extensive background in accounting and business administration.

Steven W. Schuster (age 57)

Director of Tower

Mr. Schuster has served on the Tower Board of Directors since 1997. Mr. Schuster has been engaged in the practice of corporate law for over 30 years and is co-chair of McLaughlin & Stern LLP’s corporate and securities department, where he has been a partner since 1995. Mr. Schuster received his B.A. from Harvard University in 1976 and his J.D. from New York University in 1980.

The Tower Board of Directors believes that Mr. Schuster possesses the experience, qualifications, attributes, and skills necessary to serve on the Board of Tower Ltd. because of his more than 30 years of relevant corporate and securities legal and transactional experience and his extensive knowledge of Tower and its business.

Robert S. Smith (age 53)

Director of Tower

Mr. Smith became a Director of Tower in February 2009 upon the completion of the merger of CastlePoint Holdings, Ltd. into Tower. Prior to joining Tower’s Board of Directors, Mr. Smith served as a member of CastlePoint’s Board of Directors from January 2006 until February 2009. Mr. Smith is currently a principal of Sherier Capital LLC, a business advisory firm that he founded in 2005, and a Managing Director of National Capital Merchant Banking, LLC, an investment firm that he joined in April 2008. He was previously Chief Operating Officer (from December 1999 to April 2004) and Executive Vice-President (from April 2004 to August 2004) of Friedman, Billings, Ramsey Group, Inc., where he was instrumental in, among other things, growing Friedman, Billings, Ramsey Group, Inc. from a privately-held securities boutique to a nationally recognized investment bank, helping accomplish its 1997 initial public offering, the creation of an affiliated public company, FBR Asset Investment Corporation, and the merger of the two companies in 2003. Before joining Friedman, Billings, Ramsey Group, Inc. as its General Counsel in 1997, Mr. Smith was an attorney with the law firm of McGuireWoods LLP from 1986 to 1996. Mr. Smith currently serves on the Steering Committee of the Washington Performing Arts Society Legacy Society (referred to as WPAS) and as a member of the WPAS Pension Committee. He is also a director of Precise Systems, Inc., an employee-owned company serving federal Department of Defense customers. Mr. Smith received his LL.B. and Dip L.P. (graduate Diploma in Legal Practice) from Edinburgh University, and his LL.M. from the University of Virginia.

The Tower Board of Directors believes that Mr. Smith possesses the experience, qualifications, attributes, and skills necessary to serve on the Board of Tower Ltd. because of his more than 20 years of relevant experience including investment experience, service as a senior executive of a public company, experience in the public securities markets, and his corporate legal background.

Jan R. Van Gorder (age 64)

Director of Tower

Mr. Van Gorder, who retired in May 2007, became a Director of Tower in February 2009, upon the completion of the merger of CastlePoint Holdings, Ltd. into Tower. Prior to joining Tower’s Board of Directors, he served as a member of CastlePoint’s Board of Directors from March 2007 until February 2009. Mr. Van Gorder was employed by Erie Insurance Group from November 1981 through December 2006. He held a variety of positions at that company, including Acting Chief Executive Officer from January 2002 to May 2002 and his most recent position as Senior Executive Vice-President, Secretary and General Counsel from December 1990 through December 2006. He served as a consultant and acting Secretary and General Counsel at Erie Insurance Group during the period January 1, 2007 through May 12, 2007. Mr. Van Gorder served as a member of the Board of Directors of Erie Indemnity Company, Erie, Pennsylvania, from 1990 to 2004. Mr. Van Gorder has also served as a Director and Chairman of the Insurance Federation of Pennsylvania. Mr. Van Gorder received a B.A. in International Relations from the University of Pennsylvania in 1970 and a J.D. from Temple University School of Law in 1975.

The Tower Board of Directors believes that Mr. Van Gorder possesses the experience, qualifications, attributes, and skills necessary to serve on the Board of Tower Ltd. because of his more than 30 years of relevant insurance industry-related legal and business experience, including serving as General Counsel of a public insurance company, and his years of service on various insurance-related boards of directors.

Austin P. Young, III, C.P.A. (age 71)

Director of Tower

Mr. Young, a Director of Tower since 2004, currently serves as a Director and the Chairman of the Audit Committee of Insperity, Inc. and Amerisafe, Inc. Previously, he served as Senior Vice President, Chief Financial Officer and Treasurer of CellStar Corporation from 1999 to December 2001, when he retired. Before joining CellStar Corporation, he served as Executive Vice President—Finance and Administration of Metamor Worldwide, Inc. from 1996 to 1999. Mr. Young also held the position of Senior Vice President and Chief Financial Officer of American General Corporation for over eight years. He was a partner in the Houston and New York offices of KPMG Peat Marwick where his career spanned 22 years before joining American General Corporation. He holds an accounting degree from the University of Texas and is also a member of the Houston, Texas, and New York State Chapters of Certified Public Accountants, the American Institute of Certified Public Accountants and Financial Executives International.

The Tower Board of Directors believes that Mr. Young possesses the experience, qualifications, attributes, and skills necessary to serve on the Board of Tower Ltd. because of his more than 50 years of relevant experience in the financial and accounting fields, his years of service on various boards of directors and audit committees, and his extensive knowledge of Tower and its business.

Director Independence

As required under the NASDAQ Stock Market LLC listing standards, which are referred to in this proxy statement/prospectus as the NASDAQ listing standards, a majority of the members of a listed Company’s Board of Directors must qualify as independent, as affirmatively determined by the Board of Directors. The Tower Board of Directors consults with internal counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of independent, including those set forth in pertinent NASDAQ listing standards, as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director of Tower who is expected to become a director of Tower Ltd., or any of his or her family members, and Tower, its senior management and its independent registered public accounting firm, the Tower Board of Directors has affirmatively determined that each director of Tower who is expected to become a director of Tower Ltd. is an independent director within the meaning of the applicable NASDAQ listing standards, except that Mr. Lee, Tower’s Chairman of the Board of Directors, President and Chief Executive Officer, is not an independent director by virtue of his employment with Tower.

Board Committees

The Tower Ltd. Board of Directors following the completion of the merger will have a standing audit committee, a standing compensation committee, a standing corporate governance and nominating committee and a standing investment committee. At all times, Tower Ltd. will be required to have at least three directors satisfying the independence requirements for directors serving on an audit committee, as prescribed by the NASDAQ listing standards and SEC rules and regulations. In addition, all members serving on the compensation committee satisfy the independence requirements prescribed by the NASDAQ listing standards and SEC rules and regulations.

Senior Management of Tower Ltd.

Pursuant to the merger agreement, the officers of Tower Ltd. immediately following the merger will be designated by Tower. The following table lists the names and the expected positions of the individuals who are expected to serve as senior management of Tower Ltd. following the merger:

Name	Expected Position
Michael H. Lee	Chairman of the Board, President and Chief Executive Officer
Salvatore V. Abano	Senior Vice President and Chief Information Officer
William F. Dove	Senior Vice President, Chief Risk Officer and Chief Actuary
William E. Hitselberger	Executive Vice President and Chief Financial Officer
Gary S. Maier	Executive Vice President and Chief Underwriting Officer
Scott T. Melnik	Senior Vice President, Claims
Elliot S. Orol	Senior Vice President, General Counsel and Secretary
Laurie A. Ranegar	Senior Vice President, Operations
Catherine M. Wragg	Senior Vice President, Human Resources and Administration

As the date of this proxy statement/prospectus, it is expected that the executive officers of Tower Ltd., as defined under relevant SEC rules, will initially be the same persons currently serving as executive officers of Tower. The following includes a brief biography of each person who is expected to be an executive officer of Tower Ltd. following the completion of the merger, including their respective ages as of August 15, 2012 and their respective positions with Tower:

Michael H. Lee (age 54)

Chairman of the Board, President and Chief Executive Officer of Tower

Biographical information regarding Mr. Lee is set forth under “—Directors of Tower Ltd.”

Salvatore V. Abano (age 48)

Senior Vice President and Chief Information Officer of Tower

Mr. Abano joined Tower in June 2008 as Senior Vice President and Chief Information Officer. From 2006 to 2008, he served as Vice President of Technology, Systems Development and Infrastructure for QBE the Americas. From 2004 to 2006, Mr. Abano was the Chief Technology Officer in the United States Army, under

Operation Iraqi Freedom III, for the central region of Iraq. He was awarded the Bronze Star, Combat Action Badge, and other prestigious awards during his military reserves deployment. Mr. Abano is now a retired field grade officer from the military reserves with 26 years of service. Prior to his overseas deployment, Mr. Abano held the position of Vice President and CIO for Kemper Insurance Companies Northeast Region from 1999-2004, and was Assistant Vice President of Technology and Strategic Software Development for Munich Re America (formerly American Reinsurance Corporation) from 1993-1999. Mr. Abano has held various positions within the insurance and financial services industry, including with American International Group. Mr. Abano received an M.B.A. in Business Management and Technology from Regis University in 2003, and is a graduate of Brooklyn College, The City University of New York, where he received a B.S. in Computer and Information Science in 1986.

William F. Dove (age 46)

Senior Vice President, Chief Risk Officer and Chief Actuary of Tower

Mr. Dove joined Tower in October 2011 as Senior Vice President and Chief Risk Officer, and became Chief Actuary in January 2012. Before joining Tower, Mr. Dove served in a series of roles with various subsidiaries of ACE Limited since 2003, most recently as Chief Operating Officer and Chief Actuary of Brandywine Group Holdings since 2007. Prior to that, he served as Chief Technical Officer of ACE Risk Management from 2006 to 2007 and as President of ACE Financial Solutions from 2004 to 2006. From 1995 to 2003, he served as Senior Vice President and Chief Pricing Actuary for Centre Insurance Company. From 1991 to 1995 he served as Assistant Vice President for Continental Insurance Company. He currently serves on the Audit & Compliance Committee of the Princeton Family YMCA. He is a Fellow of the Casualty Actuarial Society, an Associate of the Society of Actuaries, a member of the American Academy of Actuaries and a Chartered Enterprise Risk Analyst. He holds a B.A. in Mathematics from Haverford College in Haverford, PA.

William E. Hitselberger (age 54)

Executive Vice President and Chief Financial Officer of Tower

Mr. Hitselberger joined Tower in December 2009 as Senior Vice President and became Chief Financial Officer in March 2010. Before joining Tower, Mr. Hitselberger served as Executive Vice President and Chief Financial Officer of PMA Capital Corporation from April 2004 to November 2009 and as Senior Vice President, Chief Financial Officer and Treasurer from June 2002 to March 2004. Prior to this, he served as Vice President of The PMA Insurance Group from 1996 to 2002. Mr. Hitselberger is a Certified Public Accountant and a Chartered Financial Analyst. Mr. Hitselberger graduated from the University of Pennsylvania, where he received a B.S. in Economics in 1980.

Gary S. Maier (age 48)

Executive Vice President and Chief Underwriting Officer of Tower

Mr. Maier joined Tower in June 2005. Before joining Tower, Mr. Maier served from April 2002 to September 2004 as Senior Vice President and Chief Underwriting Officer of OneBeacon Insurance Group in New York. In his role at OneBeacon Insurance Group, Mr. Maier managed the New York and New Jersey territories. From February 1987 to March 2002, Mr. Maier served in a variety of positions at Chubb Insurance Group, including most recently as Senior Vice President and Chief Underwriting Officer of Commercial Lines for Chubb Insurance Group’s Mid-Atlantic Region, where he managed a $400 million middle-market commercial portfolio in seven states with six field offices and a regional small commercial underwriting center. Mr. Maier graduated from the University of Mount Union with a B.S. in Mathematics and Computing.

Scott T. Melnik (age 40)

Senior Vice President, Claims of Tower

Mr. Melnik joined Tower in March 1999 as a Claims Manager, and during his over thirteen years with Tower, has held a number of management positions within the Claims Division, currently serving as Senior Vice President, Claims. In his more than 20 years in the insurance industry, Mr. Melnik has been involved in the technical claim handling and management of various types of property and casualty insurance claims, both personal and commercial lines. Prior to joining Tower, Mr. Melnik held management positions in the Risk Management division of CNA Insurance Companies. From 1991 to 1994, he held positions at the self-insured and reciprocal management firm Wright Risk Management.

Elliot S. Orol (age 56)

Senior Vice President, General Counsel and Secretary of Tower

Mr. Orol joined Tower in December 2008 as Senior Vice President, General Counsel and Secretary. Before joining Tower, Mr. Orol served until November 2008 at The Navigators Group, Inc. as Chief Compliance Officer from November 2004, Senior Vice President and General Counsel from May 2005, and Secretary from May 2006. Prior to joining Navigators, Mr. Orol was in private legal practice and, from 2002 to 2003, served as Managing Director and General Counsel of Gerling Global Financial Products, Inc. From 1999 through 2001, he was a partner with the law firm of Cozen O’Connor. He served from 1996-1999 as Vice President, General Counsel and Secretary of the GRE Insurance Group, and from 1987-1996 as Vice President of The Continental Insurance Company. Mr. Orol received a B.S. in Mathematics from the State University of New York at Binghamton, a J.D. from the University of Chicago Law School and an M.B.A. from the University of Chicago Graduate School of Business.

Laurie A. Ranegar (age 50)

Senior Vice President, Operations of Tower

Ms. Ranegar joined Tower in October 2003 and is the Senior Vice President of Operations responsible for service delivery, billing and collections, premium audit, statistical reporting and technology user acceptance testing. She has 28 years of insurance industry experience with extensive experience in off-shoring back office processes. Prior to joining Tower, she was Regional Operations Director of the Northeast for Kemper Insurance. Before joining Kemper, Ms. Ranegar held management positions at Highlands Insurance Group, Inc. from 1996 until 2002, where she held the positions of Vice President, Claim Field Operations, and Vice President, Underwriting and Operations, responsible for a commercial small business service center. She began her insurance career with Aetna Life and Casualty and is a graduate of the University of Pittsburgh with a B.A. in Economics.

Catherine M. Wragg (age 41)

Senior Vice President, Human Resources and Administration of Tower

Ms. Wragg joined Tower in December 1995. She was hired to manage the human resource and administration functions. Ms. Wragg is currently responsible for all aspects of employee relations, recruiting, benefits, compensation, real estate, general office administration and related expenses. She was promoted to Managing Vice President in January 2008 and to Senior Vice President in May 2011. Before joining Tower, Ms. Wragg was responsible for the oversight of the payroll and benefits function with the firm Bachner, Tally, Polevoy and Misher LLP from 1993 through 1995. Ms. Wragg studied English at Northern Arizona University.

The executive officers of Tower Ltd. will be elected by, and will serve at the discretion of, the Tower Ltd. Board of Directors. There are no family relationships among any of the currently expected Directors and executive officers of Tower Ltd.

EXECUTIVE COMPENSATION

As of the date of this proxy statement/prospectus, it is expected that the executive officers of Tower Ltd. following completion of the merger will initially be the same persons currently serving as executive officers of Tower. The Compensation Discussion and Analysis and related disclosures and tables for the named executive officers of Tower can be found in Tower’s definitive proxy statement for its 2012 Annual Meeting of Stockholders, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy and Procedures for Review of Related Party Transactions of Tower Ltd.

Tower has adopted a related party transaction policy that sets forth Tower’s procedures for the identification, review, consideration and approval or ratification of related-person transactions. Following the merger, it is expected that Tower Ltd. will adopt a related party transaction policy that is substantially similar to the current Tower related party transaction policy. A description of Tower’s current related party transaction policy can be found under the caption “Certain Relationships and Related Party Transactions” in Tower’s definitive proxy statement for its 2012 Annual Meeting of Stockholders, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Certain Transactions With or Involving Tower’s Related Persons

For a description of certain transactions with or involving Tower’s related persons, please see the discussion under the caption “Certain Relationships and Related Party Transactions” in Tower’s definitive proxy statement for its 2012 Annual Meeting of Stockholders, which is incorporated by reference into this proxy statement/prospectus. Please also see the sections in this proxy statement/prospectus entitled “The Merger—Interests of Certain Persons in the Merger” and “Where You Can Find More Information.”

Certain Transactions With or Involving Canopius Bermuda Related Persons

Canopius Bermuda and its subsidiaries underwrite in global insurance markets by reinsuring various subsidiaries of Canopius that are Lloyd’s underwriting members (the “ceding affiliates”) that participate in Syndicate 4444 at Lloyd’s, through Quota Share Reinsurance Treaty Agreements (“QSRTs”). Michael Watson, Non Executive Chairman of Canopius Bermuda, and Robert Law, Director of Canopius Bermuda, each also serves as an executive officer for Canopius. Canopius Bermuda and CBL have entered into the related party transactions listed below with Canopius or its subsidiaries.

CBL provided Whole Account Aggregate Excess of Loss reinsurance cover for Acorn Corporate Capital Limited, a subsidiary of Canopius that is the sole underwriting member of Syndicate 839’s 2008 year of account (the “Acorn contract”). This contract was terminated by a Deed of Termination dated June 10, 2011.

CBL also reinsures Syndicate 839 at Lloyd’s, which was closed into Syndicate 4444’s 2011 year of account as at January 1, 2011, through a Syndicate Limited Liability Whole Account Excess Reinsurance Treaty. Under the terms of the contract CBL has agreed to indemnify Syndicate 839 in respect of its ultimate net loss actually paid on or after July 1, 2010 up to a limit of £110m with effect from July 1, 2010. The contract operates on a funds withheld basis.

In 2008, CBL entered into an intermediary agreement with Canopius Ireland Limited (“CIL”), a subsidiary of Canopius, to write certain structured reinsurance covers sourced by CIL.

Through its subsidiary CUBL, Canopius Bermuda also provided certain underwriting services to other affiliates within the Canopius group.

CBL has entered into QSRTs with various affiliates of Canopius. Canopius Bermuda assumed net earned premiums of $431,897,000, $ 372,771,000 and $631,850,000 in 2011, 2010 and 2009, respectively, from the QSRTs and received $7,689,000, $23,532,000 and $17,573,000 in 2011, 2010 and 2009, respectively, of Canopius Bermuda’s proportion of balances held on trust funds maintained by the managing agent of Syndicate 4444 and by Lloyd’s in respect of the QSRTs.

As of December 31, 2011 and 2010, related party balances in respect of the QSRTs were as follows:

•	funds withheld by cedants of $815,131,000 and $790,060,000 for 2011 and 2010, respectively included in reinsurance balances receivable;

•	unearned premium of $165,170,000 and $175,542,000 for 2011 and 2010, respectively; and

•	outstanding losses and loss expenses $696,380,000 and $595,951,000 for 2011 and 2010, respectively.

CBL also wrote the Acorn contract in respect of another subsidiary of Canopius, Acorn Corporate Capital Limited on a funds withheld basis. Until termination, the funds were held in trust funds maintained by the managing agent of Syndicate 839 and by Lloyd’s. Related party transactions in respect of the Acorn contract were as follows:

•	income on deposit contracts of $480,000, $11,049,000 and $22,384,000 in 2011, 2010 and 2009, respectively; and

•	funds withheld interest income (loss) of $(883,000) and $2,523,000 in 2010 and 2009, respectively (there was no such funds withheld interest income or loss in 2011).

Beginning in 2010, Canopius Bermuda also provides Whole Account Excess Treaty cover directly to Syndicate 839 on a funds withheld basis. Following closure of Syndicate 839 for the 2008 year of account into the 2011 year of account of Syndicate 4444 as at January 1, 2011, the funds are held on trust funds maintained by the managing agent of Syndicate 4444 (previously Syndicate 839) and by Lloyd’s. Related party transactions in respect of the Syndicate 839 contract were as follows:

•	income on deposit contracts of $14,762,000 and $14,110,000 in 2011 and 2010, respectively;

•	profit commission expense of $1,845,000 and $1,764,000 in 2011 and 2010, respectively; and

•	funds withheld interest income of $754,000 and $1,331,000 in 2011 and 2010, respectively.

Related party balances in respect of the Syndicate 839 contract were as follows:

•	Funds withheld including interest credited thereon, $90,278,000 and $119,758,000 in 2011 and 2010, respectively, included in reinsurance balances receivable;

•	Accrued interest of $1,331,000 in 2011 and $1,348,000 in 2010; and

•	Deferred gain on deposit contracts of $9,416,000 and $16,047,000 in 2011 and 2010, respectively.

Canopius Services Limited, an affiliate, charged a fee of $311,000, $533,000 and $435,000 to CBL for director services and consulting advice in 2011, 2010 and 2009, respectively. CBL owed $196,000 and $405,000 at the end of 2011 and 2010, respectively, to Canopius Services Limited.

During the year, CIL charged fees of $2,098,000, $2,005,000 and $2,115,000 to CBL in 2011, 2010 and 2009, respectively for sourcing third party structured business to CBL. Canopius Bermuda owed CIL $1,016,000 and $1,009,000 at 2011 and 2010 year end, respectively.

In 2010, Acorn Corporate Capital Limited assigned $5,068,000 in amounts owed to CBL (forming part of the funds withheld balance on the Acorn contract) to Canopius Holdings UK Limited (“CHUKL”), a fellow group company. Later in the year, CHUKL assigned the debt to Canopius.

During the year, CBL entered into forward foreign exchange contracts with Canopius. CBL recognized net losses in 2011 of $662,000 and net gains in 2010 of $2,316,000) through the income statement in relation to these forward foreign exchange contracts with Canopius. Canopius owed Canopius Bermuda $1,214,000 at year-end 2011. At year-end 2010, Canopius Bermuda owed Canopius $1,351,000.

In 2009, Canopius Capital Two Limited, an affiliate, advanced $7,850,000 to CBL, which was paid directly to Lloyd’s, and which stood as security to support the Canopius underwriting members’ Funds at Lloyd’s obligations under the QSRTs. The amount was repaid in 2010, and the advance was free of interest.

CBL provides Syndicate 4444 with a reinsurance cover for a portion of its 2012 Excess of Loss placements for the January 1, 2012 to December 31, 2012 period pursuant to a Co-reinsurance Aggregate Excess of Loss contract. Under the terms of the contract, CBL provides $4.4 million of limit protection to Syndicate 4444, with an annual premium of $1.35 million.

All transactions with related parties were entered into on normal commercial terms.

DESCRIPTION OF TOWER LTD. COMMON SHARES

The following description of Tower Ltd.’s share capital is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the Bermuda Companies Act, and the complete text of Tower Ltd.’s amended and restated bye-laws substantially in the form attached as Annex C to this proxy statement/prospectus. You should read those laws and documents carefully.

Common Shares

Tower Ltd. is authorized to issue up to an aggregate of 150 million common shares, $0.01 par value per share. Except as described below, Tower Ltd.’s common shares have no preemptive rights or other rights to subscribe for additional common shares, and no rights of redemption, conversion or exchange. In the event of dissolution or winding-up, the holders of Tower Ltd. common shares are entitled to share equally in Tower Ltd.’s assets, if any remain after the payment of all its debts and liabilities and the liquidation preference of any outstanding preferred shares. Holders of Tower Ltd. common shares are entitled to receive dividends as may be lawfully declared from time to time by its Board of Directors. The rights, preferences and privileges of holders of Tower Ltd. common shares are subject to the terms of any series of preferred shares which Tower may issue in the future.

Preferred Shares

Pursuant to the terms and subject to any restrictions set forth in Tower Ltd.’s amended and restated bye-laws, the Tower Ltd. Board of Directors by resolution may establish one or more series of preferred shares having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, powers and limitations as may be fixed by the Tower Ltd. Board.

Issuance of Shares

In accordance with Tower Ltd.’s amended and restated bye-laws, the Board of Directors will have the power to issue any unissued shares of Tower Ltd. The Board will establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences, redemption provisions, restrictions and rights to such class or series and the qualifications, limitations or restrictions thereof.

Bye-laws

In addition to the provisions of Tower Ltd.’s amended and restated bye-laws described elsewhere in this proxy statement/prospectus, the following provisions are a summary of some of the other important provisions of Tower Ltd.’s bye-laws.

Board and Corporate Action. Tower Ltd.’s amended and restated bye-laws provide that the Board of Directors will consist of no fewer than five (5) or more than thirteen (13) directors, the exact number thereof to be determined from time to time by resolution duly adopted by the Board. Subject to Tower Ltd.’s bye-laws and Bermuda law, the directors will be elected or appointed by the shareholders of Tower Ltd. Tower Ltd.’s Board of Directors will be divided into three classes, as nearly equal in number as possible (subject to the rights, if any, of the holders of preferred shares), designated Class I, Class II and Class III, whose initial terms will expire at the annual general meeting in 2013, 2014, and 2015, respectively. After the expiration of the respective terms of the initial directors as set forth above, directors of each class will be selected by the shareholders and will serve a term ending on the date of the third annual general meeting of shareholders following the annual general meeting at which such director was selected.

Generally, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present will be required to authorize corporate action. Corporate action may also be taken by a unanimous written resolution of the board without a meeting, provided, that no such resolution shall be valid unless the last signature of a director is affixed outside the United States of America. The quorum necessary for the transaction of business of the Board of Directors will be a majority of directors in office from time to time and in no event less than two directors.

General Shareholder Action. Except as otherwise required by the Companies Act and Tower Ltd.’s amended and restated bye-laws, any question proposed for the consideration of the shareholders at any general meeting will be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting at which a quorum is present and entitled to vote on the subject matter, including a shareholder vote to approve an amalgamation or merger. Tower Ltd.’s bye-laws require 10 days’ notice of annual general meetings.

At any general meeting two or more persons present at the start of the meeting and represent in person or by proxy in excess of 50% of the total issued voting shares in Tower Ltd. throughout the meeting will form a quorum for transaction of business.

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year, which is referred to in this proxy statement/prospectus as the annual general meeting. However, the members may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any member may, on notice to the company, terminate the wavier, in which case an annual general meeting must be called. Tower Ltd.’s bye-laws require 10 days’ notice of annual general meetings.

Directors will be elected by a majority of the votes cast in uncontested elections, and by a plurality of the votes cast in contested elections, at the annual general meetings.

Special Meetings. Under Bermuda Law, a special general meeting of shareholders may be convened by the Board of Directors and must be called upon the request of shareholders holding not less than one-tenth of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting.

Under Tower Ltd.’s amended and restated bye-laws a special general meeting of the shareholders may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer, the President or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. Special general meetings may be held at such time and date as shall be stated in the notice of meeting.

Under Tower Ltd.’s amended and restated bye-laws, not less than 10 days notice nor more than 60 days’ notice of a meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting.

Share Repurchases and Redemptions. Tower Ltd. will have the power to purchase its own shares for cancellation or acquire them as treasury shares in accordance with the Companies Act on such terms as the Board of Directors thinks fit. The Board of Directors may exercise all the powers of Tower Ltd. to purchase or acquire all or any part of its own shares in accordance with the Companies Act.

Amendments. Consistent with Bermuda law, Tower Ltd.’s amended and restated bye-laws may only be amended by a resolution adopted by the Board of Directors including an affirmative vote of not less than a majority of the directors then in office and by a resolution of the shareholders including the affirmative vote of at least 66 2/3% of the votes attaching to shares in issue.

No amendment or repeal of any provision of Tower Ltd.’s bye-laws may alter, to the detriment of any person, the right of such person to the indemnification or advancement of expenses related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

Dividends

Except as otherwise set forth in the applicable prospectus supplement, Tower Ltd. shareholders will be entitled to receive dividends, if any, at such rate established by the Board of Directors in accordance with the bye-laws, payable on specified dates each year for the respective dividend periods ending on such dates, when and as declared by Tower Ltd.’s Board of Directors and subject to Bermuda law and regulations, and subject to the rights of any preferred shares.

The Board has the right to deduct from the dividends or distributions payable to any shareholder all monies due from such shareholder to Tower Ltd. on account of calls or otherwise. No dividend or distribution will bear interest against Tower Ltd.

Tower Ltd.’s ability to pay dividends will depend, in part, on the ability of its subsidiaries to pay dividends to Tower Ltd. Under Bermuda law, a company may declare and pay dividends from time to time unless there are reasonable grounds for believing that Tower Ltd. is or will, after the declaration or payment, be unable to pay its liabilities as they become due or that the realizable value of its assets will thereby be less than its liabilities. In addition, Tower Ltd.’s insurance and reinsurance subsidiaries will be subject to significant regulatory restrictions imposed by their respective states of domicile limiting their ability to declare and pay dividends to Tower Ltd.

Liquidation, Dissolution or Winding Up

Except as otherwise set forth in the applicable prospectus supplement, in case of Tower Ltd.’s voluntary or involuntary dissolution or winding up, the holders of each class or series of preference shares will be entitled to share equally and ratably in Tower Ltd.’s surplus assets.

No Sinking Fund

The Tower Ltd. common shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The Tower Ltd. common shares to be issued in the merger will be duly and validly issued and fully-paid.

Stock Exchange Listing

Tower Ltd. intends to file a listing application with NASDAQ in respect of the Tower Ltd. common shares that the third party investors will receive in the third party sale and that holders of Tower common stock will receive in the merger. It is expected that following the effective time, the Tower Ltd. common shares will be listed on NASDAQ under the symbol “TWGP,” the same symbol under which the Tower common stock is currently listed.

Transfer Agent and Registrar

The transfer agent and registrar for the Tower Ltd. common shares will be American Stock Transfer & Trust Company, LLC.

COMPARISON OF THE RIGHTS OF HOLDERS OF TOWER COMMON STOCK

AND TOWER LTD. COMMON SHARES

The rights of Tower stockholders and the relative powers of the Tower Board of Directors are governed by the laws of the State of Delaware, including the DGCL, and the Tower organizational documents. As a result of the merger, each outstanding share of Tower common stock will be canceled and automatically converted into the right to receive a certain number of Tower Ltd. common shares equal to the stock conversion number. Because Tower Ltd. will be, at the effective time, an exempted company organized in Bermuda, the rights of the shareholders of Tower Ltd. and the relative powers of the Tower Ltd. Board of Directors will be governed by applicable Bermuda law, including the Companies Act, and by the Tower Ltd. memorandum of association and the amended and restated bye-laws.

Many of the principal attributes of Tower common stock and Tower Ltd. common shares will be similar. However, there are differences between the rights of stockholders of Tower under Delaware law and the rights of shareholders of Tower Ltd. following the merger under Bermuda law. In addition, there are differences between the Tower organizational documents and Tower Ltd.’s amended and restated bye-laws as they will be in effect from and after the effective time, including (i) as required by Bermuda law (i.e., as a result of differences in Bermuda law and Delaware law, Tower Ltd.’s amended and restated bye-laws include provisions not included in the Tower organizational documents and exclude provisions that are in the Tower organizational documents), or (ii) as necessary in order to preserve the current rights of stockholders and powers of the Board of Directors of Tower as compared to those of the shareholders of Tower Ltd. following the effective time.

The following is a summary of the material differences between the rights of Tower stockholders and the rights of Tower Ltd. shareholders. This summary does not address each difference between Delaware law and Bermuda law, but focuses on those differences which Tower and Tower Ltd. believe are most relevant to existing stockholders of Tower and shareholders of Tower Ltd. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or NASDAQ listing requirements, many of which are similar to, or have an effect on, matters described herein under Delaware or Bermuda law. Such rights or obligations generally apply equally to Tower common stock and Tower Ltd. common stock.

This summary is not intended to be complete and is qualified by reference to the amended and restated certificate of incorporation and the amended and restated by-laws of Tower and the amended and restated bye-laws of Tower Ltd., as well as the laws of Delaware and Bermuda. The amended and restated bye-laws of Tower Ltd. will be substantially in the form set forth in Annex C to this proxy statement/prospectus. The amended and restated certificate of incorporation is incorporated herein by reference to Exhibit 3.1 to Tower’s Registration Statement on Form S-1 (Amendment No. 2) filed on July 23, 2004 and Exhibit 3.1 to Tower Registration Statement on Form S-8 filed on February 5, 2009. The amended and restated by-laws of Tower are incorporated herein by reference to Exhibit 3.1 to Tower’s Current Report on Form 8-K filed on November 9, 2011. See “Where You Can Find More Information” below.

	Tower Ltd.	Tower
Corporate Governance	Upon completion of the merger, the rights of Tower Ltd. shareholders, including Tower stockholders who will become Tower Ltd. shareholders, will be governed by Tower Ltd.’s memorandum of association, its amended and restated bye-laws and Bermuda law.	The rights of Tower stockholders are currently governed by Tower’s amended and restated certificate of incorporation and amended and restated by-laws and the Delaware General Corporation Law, which is referred to in this proxy statement/prospectus as the DGCL.

	Tower Ltd.	Tower
Outstanding Share Capital	As of November 30, 2012 Canopius Bermuda has 150,000,000 shares authorized and 100 shares issued and outstanding. Prior to the closing of the merger, and in conjunction with the restructuring, it is estimated that there will be 34,731,166 Tower Ltd. shares outstanding and such shares will trade on the NASDAQ Global Select Market.	As of November 30, 2012, Tower’s issued and outstanding share capital consisted of 38,416,415 shares of common stock, par value $0.01 per share. Tower shares trade on the NASDAQ Global Select Market.

Authorized Share Capital	Tower Ltd.’s authorized share capital of consists of 150,000,000 common shares, par value $0.01 per share.	Tower’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share.

Dividends

Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company is, or would, after the payment is made be, unable to pay its liabilities as they become due, or the realizable value of the company’s assets would be less, as a result of the payment, than its liabilities.

Under Tower Ltd.’s amended and restated bye-laws, Tower Ltd. shareholders are entitled to receive dividends, when and as declared by the Board of Directors, out of any funds of Tower Ltd. legally available for the payment of such dividends, subject to any preferred dividend right of the holders of any preference shares.

Under the DGCL, the directors of every corporation, subject to any restrictions contained in its certificate of incorporation, may declare and pay dividends upon shares of its capital stock, or to its members if the corporation is a nonstock corporation, either:

(1) out of its surplus, as defined in the DGCL, or

(2) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

If the capital of the corporation, computed in accordance with the DGCL, will have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation shall not declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having

	Tower Ltd.	Tower

a preference upon the distribution of assets shall have been repaired.

Nothing in the relevant subsection of the DGCL shall invalidate or otherwise affect a note, debenture or other obligation of Tower paid by it as a dividend on shares of its stock, or any payment made thereon, if at the time such note, debenture or obligation was delivered by Tower, Tower had either surplus or net profits as provided in (1) or (2) above from which the dividend could lawfully have been paid. Tower’s amended and restated certificate of incorporation does not restrict dividend payments beyond the requirements of the DGCL.

Under Tower’s amended and restated by-laws, subject to all of the rights of preferred stock, holders of Tower common stock are entitled to receive dividends, when and as declared by the Board of Directors, out of any funds of Tower legally available for the payment of such dividends.

Right to Call Special General Meeting	Under Bermuda law, a special general meeting of shareholders may be convened by the Board of Directors and must be called upon the request of shareholders holding not less than one-tenth of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting.	Under the DGCL, a special meeting of the stockholders may be called for any purpose by the Board of Directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

	Under Tower Ltd.’s amended and restated bye-laws, not less than 10 days notice nor more than 60 days’ notice of a meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the	Under Tower’s amended and restated certificate of incorporation and amended and restated by-laws, a special meeting of the stockholders may be called at any time only by the Chairman of the Board of Directors, the Chief Executive Officer, the President or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of

	Tower Ltd.	Tower
	shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. Under Tower Ltd.’s amended and restated bye-laws a special general meeting of the shareholders may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer, the President or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. Special general meetings may be held at such time and date as shall be stated in the notice of meeting.	Directors. Special meetings may be held at such time and date as shall be stated in the notice of meeting. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting.

Shareholder Action by Written Consent	Subject to Tower Ltd.’s amended and restated bye-laws, Bermuda law permits action by written consent of shareholders and, with the exception of a resolution to remove an auditor or director before the expiration of his or her term of office under Section 93 of the Companies Act, the resolutions contained therein are passed when the written consent is signed by shareholders representing the required number of votes as would be required if the resolution had been voted on at a meeting of the shareholders.	Under Section 228 of the DGCL, stockholders are generally entitled to act by written consent unless otherwise provided in the certificate of incorporation. Tower’s amended and restated certificate of incorporation and amended and restated by-laws provide that any action required or permitted to be taken at any annual or special meeting of stockholders of Tower may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, and may not be taken by written consent of the stockholders pursuant to the DGCL.

Under Tower Ltd.’s amended and restated bye-laws, with the exception of a resolution to remove an auditor or director before the expiration of his or her term of office, anything that may be done by resolution of the company in general meeting or by resolution of a meeting of any class of shareholders, may, without a meeting and without any previous notice, be done by resolution in writing signed by, or, on behalf of, all shareholders who, at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

	Tower Ltd.	Tower
Notice of Shareholder Proposals and Nomination of Director Candidates by Shareholders	Under Bermuda law, shareholders may, as set forth below, at their own expense (unless the company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement (of not more than 1000 words) in respect of any matter referred to in a proposed resolution or any business to be conducted at that general meeting. The number of shareholders necessary for such a request is either the number of shareholders representing not less than one-twentieth of the total voting rights of all the shareholders having at the date of the request a right to vote at the meeting to which the request relates or not less than 100 shareholders.

	Under Tower Ltd.’s amended and restated bye-laws, nominations of persons to the Board of Directors and shareholder proposals, other than those made by or at the direction of the Board of Directors, must be made pursuant to timely notice to the secretary of Tower Ltd.	Under Tower’s amended and restated by-laws, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of Tower and such business must be a proper matter for stockholder action under the DGCL.

	To be “timely,” such shareholder’s notice must be delivered to the secretary of Tower Ltd. not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual general meeting and in any event at least 45 days prior to the first anniversary of the date on which Tower Ltd. first mailed its proxy materials for the prior year’s annual general meeting; provided, that, if no proxy materials were mailed by Tower Ltd. in connection with the preceding year’s annual general meeting, or if the date of the annual general meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date, notice by the shareholder to be timely must be so	To be timely, a stockholder’s notice must be delivered to the secretary of Tower not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting and in any event at least 45 days prior to the first anniversary of the date on which Tower first mailed its proxy materials for the prior year’s annual meeting of stockholders; provided that, if no proxy materials were mailed by Tower in connection with the preceding year’s annual meeting, or if the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than 120 days

Tower Ltd.	Tower
delivered not earlier 120 days prior to such annual general meeting and not later than the close of business on the later of the ninetieth day prior to such annual general meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. In no event will the adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above.	prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. In no event will the adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

Such notice must set forth (1) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and Rule 14a-11 thereunder, or any successor provisions, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; and (2) as to any other business that the shareholder proposes to bring before the meeting, (i) a brief description of the business desired to be brought before the meeting, (ii) the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of any beneficial owner on whose behalf the proposal is made; and (3) as to the shareholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on Tower Ltd.’s register of members, and of such beneficial owner and (ii) the class and number of shares of Tower Ltd. which are owned beneficially and of record by such beneficial owner and such shareholder.	Such stockholder’s notice must set forth (1) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and Rule 14a-11 thereunder, or any successor provisions, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of any beneficial owner on whose behalf the proposal is made; and (3) as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on Tower’s books, and of such beneficial owner and (ii) the class and number of shares of Tower common stock which are owned beneficially and of record by such stockholder and such beneficial owner.

	Tower Ltd.	Tower
Nominations by shareholders of persons for election to the Board of Directors may be made at such a special meeting of shareholders if the shareholder’s notice is delivered to the secretary of Tower not later than ten days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which a public announcement is first made of the date of the special general meeting and of the nominees proposed by the Board to be elected at such meeting.

Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to Tower’s notice of meeting by any stockholder of record of Tower, subject to the requirements contained in the foregoing paragraph and the following paragraph.

Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder’s notice is delivered to the secretary of Tower not earlier than 120 days prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

Classification of Board of Directors

Under Bermuda law, the Companies Act does not contain statutory provisions specifically mandating staggered board arrangements for a company. Such provisions, however, may validly be provided for in the company’s bye-laws governing the affairs of such company.

Tower Ltd.’s amended and restated bye-laws provide for a staggered board divided into three classes, as nearly equal in number as possible. Directors will serve for a period of three years.

The DGCL permits a classified Board of Directors if provided for by a company’s certificate of incorporation, an initial bylaw or a bylaw adopted by the stockholders. Under Tower’s amended and restated certificate of incorporation and amended and restated by-laws the board is divided into three classes, which means that members of only one of three classes of Tower’s directors are elected each year.

Number of Directors	Under Bermuda law, the minimum number of directors on the Board of Directors of a company is one, although the minimum number of directors may be set higher and the maximum number of directors may also be determined in accordance with the bye-laws of the company. Subject to the bye-laws, the maximum number of directors is usually fixed by the shareholders in a general meeting.	The DGCL provides that the Board of Directors of a Delaware corporation must consist of one or more directors, each of whom shall be a natural person. The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation specifies the number.

	Tower Ltd.	Tower

Tower Ltd.’s amended and restated bye-laws provide that the Board of Directors will consist of no fewer than five (5) or more than thirteen (13) directors, the exact number thereof to be determined from time to time by resolution duly adopted by the Board.

If the merger is completed, Tower Ltd.’s Board of Directors is expected to consist of 8 directors.

Under Tower’s amended and restated certificate of incorporation and amended and restated by-laws, the Board of Directors will consist of no fewer than five or more than 13 directors, the exact number to be determined from time to time by resolution duly adopted by the Board of Directors. Tower’s Board of Directors currently consists of 8 directors.

Removal of Directors

Under Bermuda law, subject to a company’s bye-laws, the shareholders of a company may, at a special general meeting called for that purpose, remove any director provided that the notice of the meeting is served on the director or directors concerned not less than 14 days before such meeting. Any director given notice of removal will be entitled to be heard at the special general meeting. A vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or in the absence of any such election by the other directors.

Tower Ltd.’s amended and restated bye-laws provide that any director may be removed for cause by (1) an affirmative vote of shareholders holding a majority of the issued and outstanding shares entitled to vote at a special general meeting convened and properly held or conferring the right to vote on a resolution to remove a director or (2) by the affirmative vote of a majority of the entire Board then in office; provided, that the notice of any such meeting convened for the purpose of removing a director must contain a statement of the intention so to do and be served on such director not less than 14 days before the meeting and that at such meeting such director shall be entitled to be heard on the motion for such director’s removal.

Under the DGCL, stockholders holding a majority of shares entitled to vote at an election of directors may remove any director or the entire Board of Directors, except that, unless the certificate of incorporation provides otherwise, in the case of a corporation whose Board of Directors is classified, stockholders may only remove a director for cause.

Under Tower’s amended and restated certificate of incorporation and amended and restated by-laws, subject to the DGCL, any of the directors may be removed for cause by the affirmative vote of a majority of the entire Board of Directors then in office if there were no vacancies or by a majority of the combined voting power of the then outstanding shares of stock of the corporation entitled to vote at an election of directors. A director may be removed for cause by the stockholders or directors only at a meeting called for the purpose of removing him or her, and the meeting notice must state that the purpose or one of the purposes of the meeting is the removal of directors.

	Tower Ltd.	Tower
Vacancies on the Board of Directors

Under Bermuda law, so long as a quorum of directors remains in office, unless the bye-laws of a company otherwise provide, any vacancy occurring in the Board of Directors may be filled by such directors as remain in office. If no quorum of directors remains, the vacancy will be filled by a general meeting of shareholders.

Under Tower Ltd.’s amended and restated bye-laws, subject to the rights of the holders, if any, of preferred shares of Tower Ltd. to elect additional directors under specified circumstances, the Board of Directors by a majority vote has the power at any time to appoint any person as a director to fill a vacancy on the Board of Directors occurring for any reason. A director so appointed shall hold office for the balance of the term of such vacant Board position, or until such director’s successor is elected or appointed or such director’s office is otherwise vacated, provided, that any director elected to fill a newly created directorship shall be of the class specified by the Board at the time the newly created directorship was created.

Under the DGCL, unless a Delaware corporation’s certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a vote of a majority of the directors remaining in office, even if such majority is less than a quorum, or by the sole remaining director.

Under Tower’s amended and restated certificate of incorporation and amended and restated by-laws and subject to the rights of preferred stockholders to elect directors, if the office of any director becomes vacant for any reason, including, but not limited to, newly created directorships resulting from any increase in the number of directors, or a vacancy resulting from the removal of a director for cause, the remaining directors in office, though less than a quorum, by a majority vote may appoint any qualified person to fill such vacancy.

Under Tower Ltd.’s amended and restated bye-laws, the Board of Directors may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by the bye-laws as the quorum necessary for the transaction of business at meetings of the Board of Directors, the continuing directors or director may act for the purpose of (1) summoning a general meeting of Tower Ltd. or circulating a proposed written resolution of shareholders or (2) preserving the assets of Tower Ltd.

	Tower Ltd.	Tower
Duties of Directors and Director Liability

Tower Ltd.’s amended and restated bye-laws provide that its business is to be managed and conducted by the Board of Directors. Under Bermuda law, directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

•   a duty to act in good faith in the best interests of the company;

•   a duty not to make a personal profit from opportunities that arise from the office of director;

•   a duty to avoid conflicts of interest; and

•   a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•   to act honestly and in good faith with a view to the best interests of the company; and

•   to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The DGCL permits the adoption of a provision in the certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director’s breach of the fiduciary duty of care. However, the law does not permit any limitation of the liability of a director for:

•   breaching the duty of loyalty to the corporation or its stockholders;

•   facts or omissions not in good faith or that involve intentional misconduct or knowing violations of the law;

•   any transaction from which the director derived an improper personal benefit; or

•   paying a dividend or approving a stock repurchase that was illegal under Delaware law.

Under Tower’s amended and restated certificate of incorporation, to the fullest extent permitted by Delaware law, a director of Tower will not be liable to Tower or its stockholders for monetary damages for breach of fiduciary duty as a director.

In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Section 281 of the Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any director or officer, if it appears to a court that such director or officer has acted honestly and reasonably, and that, after considering all the circumstances of the case, including those connected with such director’s or officer’s

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appointment, such director or officer ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him or her, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such directors or officers.

Interested Directors

Bermuda law provides that, if a director has an interest in a material contract or proposed material contract with the company or any of its subsidiaries or has a material interest in any person that is a party to such a contract, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the directors.

Tower Ltd.’s amended and restated bye-laws provide that, after a director has made such a declaration of interest, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting.

Under Section 144 of the DGCL, no contract or transaction between the corporation and one or more directors or officers, or between the corporation and any other entity in which the corporation’s directors or officers are directors or officers or have a financial interest shall be void or voidable solely for that reason if (1) the material facts as to such interested director’s relationship or interests are disclosed or known to the board and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though less than a quorum, (2) such material facts are disclosed or known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by the stockholders, or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified.

Voting Rights and Quorum Requirements	Under Bermuda law, the voting rights of shareholders are regulated by the company’s bye-laws and, in certain circumstances, by the Companies Act. At any general meeting of Tower Ltd. two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued and outstanding common shares throughout the meeting will form a quorum for the transaction of business. Generally, except as otherwise provided in Tower Ltd. amended and restated bye-laws, or the Companies Act, any action or resolution requiring	Unless otherwise provided in Tower’s certificate of incorporation, each stockholder is entitled to one vote for each share or stock held by the stockholder. Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders, unless otherwise provided in the certificate of incorporation or bylaws (provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote). In matters other than the election of directors, with the exception of

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approval of the shareholders may be passed by a simple majority of votes cast.

Any individual who is a Tower Ltd. shareholder and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Tower Ltd.’s amended and restated bye-laws also permit attendance at general meetings by proxy. Each holder of common shares is entitled to one vote per common share held.

special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

The affirmative vote of at least 75% of the voting power of the then outstanding shares of the capital stock is required to amend or change the provisions in the certificate of the incorporation regarding the Board of Directors, removal of directors, stockholder action by written consent, special meetings of stockholders, indemnification, limitation of director liability, amendment of bylaws or amendment of the certificate of incorporation.

The affirmative vote of at least two-thirds of the stockholders is required for the stockholders to effect an amendment to the bylaws.

Indemnification of Officers, Directors and Employees	Bermuda law permits a company to indemnify its directors, officers and auditors with respect to any loss arising or liability attaching to such person by virtue of any rule of law concerning any negligence, default, breach of duty, or breach of trust of which the directors, officers or auditors may be guilty in relation to the company or any of its subsidiaries; provided, that the company may not indemnify a director, officer or auditor against any liability arising out of his or her fraud or dishonesty. Bermuda law also permits a company to indemnify its directors, officers and auditors against liability incurred by them in defending any civil or criminal proceedings in which judgment is given in their favor or in which they are acquitted, or when the court grants relief to them pursuant to Section 281 of the Companies Act. Bermuda law

Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that such officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

The DGCL generally permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the

Tower Ltd.	Tower

permits a company to advance moneys to directors, officers and auditors to defend civil or criminal proceedings against them on condition that these moneys are repaid if any allegation of fraud or dishonesty is proved.

Tower Ltd.’s amended and restated bye-laws indemnify its directors and officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to Tower Ltd. other than in respect of his own fraud or dishonesty, which is the maximum extent of indemnification permitted under the Companies Act.

Tower Ltd.’s bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or on behalf of Tower Ltd., against any director or officer for any act or failure to act in the performance of such director’s or officer’s duties, except with respect to any fraud or dishonesty of the director or officer or to recover any gain, personal profit or advantage to which the director or officer is not legally entitled.

Section 98A of the Companies Act permits companies to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust in his or her capacity as director or officer of the company, whether or not the company may otherwise indemnify such officer or director. Tower Ltd. may purchase and maintain a directors’ and officers’ liability policy for such a purpose.

corporation or is or was serving at the request of the corporation as a director or officer of another corporation or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually or reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful; provided, however, that in the case of an action or suit brought by or in the right of the corporation, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable unless and only to the extent that a court declares otherwise.

The DGCL generally permits advancement of expenses incurred by officers or directors in defending any civil, criminal, administrative or investigative action, suit or proceeding before final disposition of such action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. The DGCL also allows advancement to former directors and officers or other employees or agents upon such terms and conditions, if any, as the corporation deems appropriate.

Under Tower’s amended and restated certificate of incorporation, Tower will indemnify, to the full extent authorized or permitted by law, any person made, or threatened to be made, a party to or otherwise involved in any action, suit or proceeding (whether civil, criminal, administrative or investigative), by reason of the fact that such person is or was a director or officer of Tower or is or was serving at the request of Tower as a director, officer,

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employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, in any capacity. Tower’s amended and restated by-laws provide indemnification and advancement for directors and officers.

Amendment of Memorandum of Association / Certificate of Incorporation	Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company’s business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.	Under the DGCL, a Delaware corporation’s certificate of incorporation may be amended only if the proposed amendment is approved by the Board of Directors and the holders of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class.

	Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof or the holders of an aggregate of not less than 20% of the debentures entitled to object to amendments to the memorandum of association have the right to apply to the Bermuda courts for an annulment of any amendment to the memorandum of association adopted by shareholders at any general meeting. Upon such application, the alteration may only take effect when, and insofar as, it is confirmed by the Bermuda court. The Bermuda court may annul or confirm the amendment in question, either wholly or in part, and on such terms and conditions as it thinks fit. An application for an annulment of an amendment to the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing	Tower’s amended and restated certificate of incorporation provides that the affirmative vote of at least 75% of the voting power of all of the then outstanding shares of capital stock of Tower is required to adopt any provisions in the certificate of incorporation or the by-laws that amends or contradicts those sections in the certificate of incorporation pertaining to, among other things, the election of directors, the liability of Tower’s directors and the amendment of the certificate of incorporation.

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for the purpose. No such application may be made by shareholders voting in favor of the amendment or those who have given the company a statement recognizing receipt of notice and consenting to the amendment in signed writing. Furthermore, no application may be made in respect of an amendment that alters or reduces a company’s share capital.

Amendment of Bye-laws/By-laws	Consistent with Bermuda law, Tower Ltd.’s amended and restated bye-laws may only be amended by a resolution adopted by the Board of Directors including an affirmative vote of not less than a majority of the directors then in office and by a resolution of the shareholders including the affirmative vote of at least 66 2/3% of the votes attaching to shares in issue.	Tower’s amended and restated certificate of incorporation provides that the Board of Directors has the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the by-laws, upon the affirmative vote of a majority of the total number of directors of Tower if there were no vacancies. In addition, the stockholders of Tower may adopt, amend, alter or repeal any provision of the by-laws upon the affirmative vote of at least 66 2/3% of the voting power of all of the then outstanding shares of the capital stock of Tower entitled to vote generally in the election of directors, voting together as a single class.

Business Combination	A Bermuda company may not enter into certain business transactions with its significant shareholders or affiliates without obtaining prior approval from its Board of Directors and, in certain instances, its shareholders. Examples of such business transactions include mergers and asset sales.	Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

Tower Ltd.	Tower

For purposes of Section 203, the term “business combination” is defined broadly to include (1) mergers with or caused by the interested stockholder; (2) sales or other dispositions to the interested stockholder (except proportionately with the corporation’s other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation’s consolidated assets or its outstanding stock; (3) the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder; or (4) receipt by the interested stockholder (except proportionately as a stockholder, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

The three-year moratorium imposed on business combinations by Section 203 does not apply under the following situations: (1) prior to the date on which such stockholder becomes an interested stockholder, the Board of Directors approved the business combination or the transaction which resulted in the person becoming an interested stockholder; (2) the interested stockholder owns 85% of the corporation’s voting stock upon consummation of the transaction which made him or her an interested stockholder; or (3) on or after the date such person becomes an interested stockholder, the business combination is approved by the Board of Directors and is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder.

Section 203 only applies to Delaware corporations which have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders.

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However, a Delaware corporation may elect not to be governed by Section 203 by a provision in its original certificate of incorporation or an amendment to its certificate of incorporation or bylaws, which amendment in each case must be approved by the affirmative vote of a majority of the shares entitled to vote (in addition to any other vote required by law), and any such bylaw amendment may not be further amended by the Board of Directors. Tower has a class of stock listed on the NASDAQ Global Select Market and has not opted out of being governed by Section 203.

Approval of Certain Transactions

The Companies Act is silent on whether a company’s shareholders are required to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. Bermuda law does require, however, that shareholders approve certain forms of mergers and reconstructions.

Takeovers: If the acquiring party is a company it may compulsorily acquire all the shares of the target Bermuda company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or a class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on

Stockholder approval of business combinations: Under Delaware law, there is no statutory restriction on a Delaware corporation’s ability to acquire the business of another corporation. However, a merger or consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, generally must be approved by the holders of a majority of the shares entitled to vote thereon unless the certificate of incorporation provides otherwise. Tower’s amended and restated certificate of incorporation does not provide otherwise.

Absence of required vote for certain mergers: Under Delaware law, no vote of the stockholders of a corporation surviving a merger is required to approve a merger if: (1) the agreement of merger does not amend the charter of the corporation; (2) each share of stock of the corporation outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation thereafter; and (3) the number of shares of common stock of the corporation to be issued in the merger,

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application made within a one-month period form the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

Amalgamations and mergers: Pursuant to Bermuda law, the amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by Tower Ltd.’s Board of Directors and by its shareholders. Unless Tower Ltd.’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be not less than two persons holding or representing more than one-third of the issued shares of Tower Ltd. The required vote of shareholders may be reduced by a company’s bye-laws. For purposes of approval of an amalgamation or merger, all shares, whether or not otherwise entitled to vote, carry the right to vote. A separate vote of a class of shares is required if the rights of such class would be altered by virtue of the amalgamation or merger. Any shareholder who does not vote in favor of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may, within one month of receiving Tower Ltd.’s notice of shareholder meeting to consider the amalgamation, apply to the court to appraise the fair value of his shares. If a merger or amalgamation proceeds prior to the appraisal and the amount paid to the dissenting shareholder is less than that appraised by the court the amalgamated or surviving company shall, within one month of such appraisal, pay to such shareholder the difference between the amount already paid is less than that appraised by the court. No appeal will lie from an if any, does not exceed 20% of the number of shares outstanding immediately prior to the merger.

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appraisal by the court. The costs of any application to the court shall be in the discretion of the court.

Inspection of Books and Records; Shareholder Lists

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include Tower Ltd.’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association.

The register of members of a company is also open to inspection by shareholders without charge, and by members of the general public upon payment of a fee. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge.

Under the DGCL, any stockholder may inspect Tower’s books and records for a proper purpose. Under Section 219 of the DGCL, the officer who has charge of the stock ledger of a corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of registered shares in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (1) on a reasonably accessible network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (2) during normal business hours, at the principal place of business of the corporation.

	The shareholders have the additional rights to inspect the minutes of general meetings and Tower Ltd.’s audited financial statements, which must be presented to the annual general meeting. The Companies Act requires every company to maintain minutes of all its general meetings and to make them open for inspection for not less than two hours each day, subject to such reasonable restrictions as Tower Ltd. may impose. Any shareholder is entitled to be furnished with a copy of such minutes within seven days of requesting in that behalf to Tower Ltd. and on the payment of a reasonable charge.	Under Tower’s amended and restated by-laws, a complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order showing the address of each such stockholder and the number of shares registered in such stockholder’s name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during normal business hours for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

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Additionally, a shareholder may require Tower Ltd. to send him or her a copy including all alterations of the memorandum and bye-laws of Tower Ltd., subject to the payment by the member of the cost thereof.

Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

The stockholders list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any stockholder who is present. Under the DGCL, this list is the only evidence as to who are the stockholders entitled by this section to examine the list or to vote in person or by proxy at any stockholder meeting.

Appraisal Rights/Dissenters’ Rights	Under Bermuda law, a dissenting shareholder of an amalgamating company that does not believe it has been offered fair value for its shares may apply to the court to appraise the fair value of its shares. Where the court has appraised any such shares and the amalgamation has been consummated prior to the appraisal then, within one month of the court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the court the amalgamated company shall pay to such shareholder the difference between the amount paid to such shareholder and the value appraised by the court.

Under the DGCL, in certain situations, appraisal rights may be available in connection with a merger or a consolidation. Appraisal rights are not available under the DGCL to stockholders of the surviving corporation when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger under Section 251(f) of the DGCL. In addition, no appraisal rights are available under Delaware law to holders of shares of any class of or series of stock which is either listed on a national securities exchange or held of record by more than 2,000 stockholders. Notwithstanding the above, appraisal rights will be available to those stockholders who are required by the terms of the merger or consolidation to accept for that stock anything other than:

•   shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof;

•   shares of stock of another corporation, or depository receipts in respect thereof, which, as of the effective date of the merger or consolidation, are listed on a national securities exchange or held of record by more than 2,000 stockholders;

•   cash in lieu of fractional shares or fractional depository receipts in the foregoing paragraphs; or

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• any combination of the items listed above.

Shareholder’s and Derivative Suits

The rights of shareholders under Bermuda law are generally not as extensive as the rights of shareholders in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda in most circumstances. Notwithstanding the foregoing, the Bermuda courts ordinarily would be expected to follow English case law as precedent, which would permit a shareholder to commence a derivative action in Tower Ltd.’s name to remedy a wrong done to Tower Ltd. where an act is alleged to be beyond its corporate power, is illegal or would result in the violation of its memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of Tower Ltd.’s shareholders than actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the court, which may make such order as it sees fit, including an order regulating the conduct of Tower Ltd.’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by Tower Ltd.

The DGCL requires that the stockholder bringing a derivative suit must have been a stockholder at the time of the wrong complained of or that he received the stock by operation of law from a person who was such a stockholder. In addition, the stockholder must remain a stockholder throughout the litigation. Furthermore, a stockholder may not sue derivatively unless he or she first makes a demand on the corporation that it bring suit and such demand has been refused, unless it is shown that the demand would have been futile.

Preemptive Rights; Stock Designations	Under Bermuda law, no shareholder has a preemptive right to subscribe for additional issues of a company’s shares unless, and to the extent that, the right is expressly granted to the shareholder under the bye-laws of a company or under any contract between the shareholder and Tower Ltd.	Under the DGCL, no security holders of a corporation shall have preemptive rights unless, and except to the extent that, such rights are provided in the corporation’s certificate of incorporation.

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Common Shares: Tower Ltd.’s amended and restated bye-laws are silent with respect to preemptive rights for holders of Tower Ltd. common shares.

Preferred Shares: Tower Ltd.’s amended and restated bye-laws permit the Board of Directors to determine the powers, preferences and rights and qualifications, limitations or restrictions granted or imposed on any wholly-unissued series of preferred shares.

Common Stock: Tower’s amended and restated certificate of incorporation is silent with respect to preemptive rights for holders of Tower common stock.

Preferred Stock: Tower’s amended and restated certificate of incorporation permits the Board of Directors to determine the powers, preferences and rights and qualifications, limitations or restrictions granted or imposed on any wholly-unissued series of preferred stock.

Required Purchase and Sale of Shares; Short Form Merger

An acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

•   By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of Tower Ltd. and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders (excluding shares owned by the acquirer) present and voting at a court ordered meeting held to consider the scheme or arrangement. The scheme of arrangement must then be sanctioned by the court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme or arrangement;

•   If the acquiring party is a company it may compulsorily acquire all the shares of the target Bermuda company by acquiring, pursuant to a tender offer, 90% of the shares or class of shares not already owned by, or by a

Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of stock of its subsidiary that are entitled to vote on a merger, the parent’s Board of Directors is authorized to merge itself into the subsidiary or to merge the subsidiary corporation into the parent without the approval of either corporation’s stockholders and without the approval of the subsidiary’s Board of Directors; provided that one of the companies involved in such merger is a Delaware corporation, while the other is either a Delaware corporation or a corporation organized in a domestic or alien jurisdiction that permits a corporation of such jurisdiction to merge with a corporation of another jurisdiction; provided, further, that if the parent corporation is not the surviving corporation, the resolution of the parent corporation’s board approving the merger and setting forth the terms thereof shall be approved by the stockholders of the parent corporation.

When completing a short form merger under Delaware law, where all of the shares of the subsidiary corporation are not owned by the parent corporation, a company has a statutory duty to send the target stockholders a copy of Section 262 of the DGCL, Delaware’s appraisal statute, and a notice informing them about the approval of the merger, the

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nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders could be compelled to sell their shares unless the court (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise; or	effective date of the merger and such stockholders’ right to seek appraisal.

•   Where one or more parties holds not less than 95% of the shares or a class of shares of a Bermuda company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the court for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

LEGAL MATTERS

Appleby (Bermuda) Limited, Bermuda counsel for Canopius Bermuda, will provide an opinion regarding the validity of the Tower Ltd. common shares to be issued in the merger.

EXPERTS

Canopius Holdings Bermuda Limited

The financial statements as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers, Chartered Accountants, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting

Tower Group, Inc.

The consolidated financial statements as of December 31, 2011 and 2010 and for the years ended December 31, 2011 and 2010 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2011 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the related financial statement schedules of Tower at and for the each of the year ended December 31, 2009 incorporated by reference in this proxy statement/prospectus from Tower’s Annual Report on Form 10-K have been audited by Johnson Lambert LLP, as set forth in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

CERTAIN OF THE PERSONS WHO ARE DIRECTORS AND EXECUTIVE OFFICERS OF CANOPIUS BERMUDA ARE, AND CERTAIN OF THE PERSONS WHO MAY BE DIRECTORS AND EXECUTIVE OFFICERS OF TOWER LTD. MAY BE, NON-RESIDENTS OF THE UNITED STATES. ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF SUCH NON-RESIDENT PERSONS AND OF TOWER LTD. AND CANOPIUS BERMUDA MAY BE LOCATED OUTSIDE THE UNITED STATES. AS A RESULT, IT MAY NOT BE POSSIBLE TO EFFECT SERVICE OF PROCESS WITHIN THE UNITED STATES UPON SUCH PERSONS, TOWER LTD. OR CANOPIUS BERMUDA, OR TO ENFORCE AGAINST SUCH PERSONS, TOWER LTD. OR CANOPIUS BERMUDA IN U.S. COURTS JUDGMENTS OBTAINED IN SUCH COURTS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL SECURITIES LAWS OF THE UNITED STATES. TOWER LTD. AND CANOPIUS BERMUDA HAVE BEEN ADVISED BY COUNSEL THAT THERE IS DOUBT AS TO THE ENFORCEABILITY IN BERMUDA, IN ORIGINAL ACTIONS OR IN ACTIONS FOR ENFORCEMENT OF JUDGMENTS OF U.S. COURTS, OF LIABILITIES PREDICATED SOLELY UPON THE FEDERAL SECURITIES LAWS OF THE UNITED STATES.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Tower stockholders will be “householding” this proxy statement/prospectus. A single proxy statement/prospectus may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Tower will promptly deliver, upon written or oral request to the address or telephone number below, a separate copy of this proxy statement/prospectus to a stockholder at a shared address to which a single proxy statement/prospectus was delivered. Requests for additional copies should be directed to Tower Group, Inc., 120 Broadway, 31st Floor, New York, New York, 10271, or by telephone to Tower’s Secretary at (212) 655-2000.

WHERE YOU CAN FIND MORE INFORMATION

Tower files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that Tower files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Tower. The SEC’s Internet site can be found at http://www.sec.gov.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of Tower Ltd. in addition to being a proxy statement of Tower for its special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above.

The SEC allows Tower to incorporate by reference the information Tower files with it, which means that Tower and Tower Ltd. can disclose important information to you by referring you to another document that Tower has filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this proxy statement/prospectus. The following documents, which have been filed with the

SEC by Tower (SEC File No. 000-50990), are hereby incorporated by reference into this proxy statement/prospectus, except that any information furnished under Item 2.02 and Item 7.01 of Tower’s Current Reports on Form 8-K is not incorporated by reference in this proxy statement/prospectus:

•	Tower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 29, 2012;

•

the information specifically incorporated by reference into Tower’s Annual Report on Form 10-K for the year ended December 31, 2011 from Tower’s definitive proxy statement on Schedule 14A for Tower’s 2012 Annual Meeting of Stockholders, filed with the SEC on March 16, 2012;

•	Tower’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, filed with the SEC on May 10, 2012;

•	Tower’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, filed with the SEC on August 8, 2012;

•	Tower’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, filed with the SEC on November 9, 2012; and

•	Tower’s Current Reports on Form 8-K, filed with the SEC on February 16, 2012; April 25, 2012; May 4, 2012; July 31, 2012; November 13, 2012; and November 28, 2012.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this proxy statement/ prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

Any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC by Tower pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the earlier of the effective time and the termination of the merger agreement, shall also be deemed to be incorporated by reference. Information in such future filings updates and supplements the information provided in this proxy statement/prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document previously filed with the SEC by Tower that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Tower will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to: Tower Group, Inc., 120 Broadway, 31st Floor, New York, NY 10271, Attention: Secretary, telephone: (212) 655-2000.

INDEX TO FINANCIAL STATEMENTS OF CANOPIUS HOLDINGS BERMUDA LIMITED

Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of

Canopius Holdings Bermuda Limited:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Canopius Holdings Bermuda Limited and its subsidiaries at December 31, 2011 and December 31, 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules on pages S-2 to S-9 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers, Chartered Accountants

Hamilton, Bermuda

August 30, 2012

Canopius Holdings Bermuda Limited

Consolidated Balance Sheets

As of December 31, 2011 and 2010

	December 31,
($ in thousands)	2011	2010
Assets
Fixed maturities, trading securities at fair value	$102,875	$74,915
Other investments at fair value	157,866	203,080

Total investments	260,741	277,995
Cash and cash equivalents	88,775	67,011
Cash and cash equivalents-restricted	44,191	43,204
Accrued interest	1,404	2,473
Amounts due from related parties	1,588	1,713
Reinsurance balances receivable	913,367	928,244
Deferred acquisition costs	181	284
Prepaid expenses and other assets	172	299

Total assets	$1,310,419	$1,321,223

Liabilities
Loss and loss expense reserves	$810,336	$719,155
Unearned premium	166,982	178,497
Profit commission payable	3,551	8,111
Accounts payable & accrued expenses	210	4,101
Amounts due to related parties	2,422	2,766
Other Liabilities	1,003	3,049

Total liabilities	$984,504	$915,679

Commitments and Contingencies (Note 11)
Shareholder’s Equity
Common Share ($1.00 par value; 1 share authorized, issued and outstanding)	$—	$—
Share Capital	1,050	1,050
Contributed Capital	325,702	325,702
Accumulated other comprehensive income (loss)	(44,304)	(41,536)
Retained earnings	43,467	120,328

Total shareholder’s equity	$325,915	$405,544

Total liabilities & shareholder’s equity	$1,310,419	$1,321,223

The accompanying notes are an integral part of these consolidated financial statements.

Canopius Holdings Bermuda Limited

Consolidated Statements of Operations and Comprehensive Income

For the Three Years Ended December 31, 2011

	Year Ended December 31,
($ in thousands)	2011	2010	2009
Revenues
Assumed premiums written	$444,858	$516,016	$713,046
Change in unearned premium	9,539	20,190	(50,759)

Assumed premiums earned	454,397	536,206	662,287
Commissions	4,121	5,119	2,239
Net investment income	1,051	30,505	22,823
Net gains (losses) on foreign exchange transactions	485	60	(2,528)

Total Revenues	460,054	571,890	684,821

Expenses
Losses and loss expenses incurred	459,990	450,048	577,785
Policy acquisition costs	71,444	60,958	38,274
General and administrative expenses	5,481	6,692	5,987

Total Expenses	536,915	517,698	622,046

Net (loss) income	$(76,861)	$54,192	$62,775

Other comprehensive income (Loss)

Change in foreign currency (loss) gain	(2,768)	(8,265)	17,643

Comprehensive (loss) income	$(79,629)	$45,927	$80,418

The accompanying notes are an integral part of these consolidated financial statements.

Canopius Holdings Bermuda Limited

Consolidated Statements of Changes in Share holder’s Equity

For the Three Years Ended December 31, 2011

			Share Capital	Contributed Capital	Accumulated Other Comprehensive Income (loss)	Retained Earnings	Total Shareholder’s Equity

	Common Stock
($ in thousands)	Shares	Amount
Balance at December 31, 2008	1	$—	$1,050	$184,201	$(52,798)	$3,361	$135,814
Net income						62,775	62,775
Capital contributions				141,501			141,501
Change in foreign currency gain (loss)					19,527		19,527

Balance at December 31, 2009	1	$—	$1,050	$325,702	$(33,271)	$66,136	$359,617

Net income						54,192	54,192
Change in foreign currency gain (loss)					(8,265)		(8,265)

Balance at December 31, 2010	1	$—	$1,050	$325,702	$(41,536)	$120,328	$405,544

Net loss						(76,861)	(76,861)
Change in foreign currency gain (loss)					(2,768)		(2,768)

Balance at December 31, 2011	1	$—	$1,050	$325,702	$(44,304)	$43,467	$325,915

The accompanying notes are an integral part of these consolidated financial statements.

Canopius Holdings Bermuda Limited

Consolidated Statements of Cash Flows

For the Three Years Ended December 31, 2011

	Year Ended December 31,
($ in thousands)	2011	2010	2009
Cash flows from operating activities:
Net income for the period	$(76,861)	$54,192	$62,775
Adjustments for net (gains) losses on investments	15,646	3,684	(786)
Depreciation	75	334	344
Changes in operating assets and liabilities:
(Increase)/decrease in accrued interest income	1,071	(545)	(3,019)
(Increase)/decrease in amounts due/from related parties	(242)	488	403
(Increase)/decrease in reinsurance balances	3,035	(141,892)	(428,324)
(Increase)/decrease in deferred acquisition costs	140	(256)	(41)
(Increase)/decrease in other assets	(53)	37	27
Increase/(decrease) in loss reserves	103,580	152,783	356,555
Increase/(decrease) in unearned premium	(9,539)	(305)	30,617
Increase/(decrease) in other liabilities	(11,183)	9,437	3,008

Net cash provided by operating activities	25,669	77,957	21,559

Cash flows from investing activities:
Purchases of investments	(117,974)	(241,722)	(43,827)
Proceeds from maturities of investments	5,531	4,449	—
Proceeds from sale of investments	110,953	2,806	378
Net change in restricted cash	(1,587)	203,254	(117,127)

Net cash used in provided by investing activities	(3,077)	(31,213)	(160,576)

Cash flows from financing activities:
Capital contribution from parent	—	—	141,501
Loans (repaid) issued	—	(7,750)	7,850

Net cash (used in) provided by financing activities	—	(7,750)	149,351

Effect of exchange rate changes on cash	(828)	(205)	(543)
Net increase in cash	21,764	38,789	9,791
Cash and cash equivalents—beginning of year	67,011	28,222	18,431

Cash and cash equivalents—end of year	$88,775	$67,011	$28,222

The accompanying notes are an integral part of these consolidated financial statements.

Canopius Holdings Bermuda Limited

Notes to Consolidated Financial Statements

Note 1—Nature of Business

Canopius Holdings Bermuda Limited (“CHBL”), is a Bermuda holding company that was incorporated on September 6, 2007. The Company’s subsidiaries are Canopius Bermuda Limited, (“CBL”), a class 3A licensed Bermuda insurance company, and Canopius Underwriting Bermuda Limited (“CUBL”). CHBL, together with its affiliates is referred to as the Company. CHBL is wholly-owned by Canopius Group Limited (“Canopius Group”), a company incorporated in Guernsey, Channel Islands.

The Company was organized to underwrite in global insurance markets by reinsuring various subsidiaries of Canopius Group that are Lloyd’s underwriting members (the “ceding affiliates”) that participate in Syndicate 4444 at Lloyd’s, through Quota Share Reinsurance Treaty Agreements (“QSRTs”). The Company reinsures each ceding affiliate for 85% of its respective participation in the 2007 year of account (“YOA”) (from October 1, 2007) and the 2008, 2009 and 2010 YOA. The Company renewed the QSRTs on similar terms for the 2011 YOA. These contracts operate on a funds withheld basis so that, generally, no settlements will take place between the parties until the YOA closes. The 2007, 2008 and 2009 YOA were closed at 31 December 2009, 2010 and 2011 respectively.

The Company provided Whole Account Aggregate Excess of Loss reinsurance cover for Acorn Corporate Capital Limited, a subsidiary of Canopius Group that was the sole underwriting member of Syndicate 839’s 2008 year of account (“the Acorn contract”). This contract was terminated by a Deed of Termination dated 10 June 2011.

The Company also reinsures Syndicate 839 at Lloyd’s, which was closed into Syndicate 4444’s 2011 YOA as at 1 January 2011, through a Syndicate Limited Liability Whole Account Excess Reinsurance Treaty. Under the terms of the contract the Company has agreed to indemnify Syndicate 839 in respect of its ultimate net loss actually paid on or after 1 July 2010 up to a limit of £110m with effect from 1 July 2010. The contract operates on a funds withheld basis.

In 2008, the Company entered into an intermediary agreement with Canopius Ireland Limited (“CIL”), a subsidiary of Canopius Group, to write certain structured reinsurance covers sourced by CIL.

Through its subsidiary CUBL, the Company also provides certain underwriting services to Syndicate 4444.

Note 2—Accounting Policies and Basis of Presentation

Basis of Presentation

The accompanying consolidated financial statements include the accounts of CHBL and its subsidiaries CBL and CUBL.

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All inter-company accounts and transactions have been eliminated in consolidation. The following are the significant accounting policies adopted by the Company:

The Company’s business operates as a single segment and considers the reinsurance it writes as originating from Bermuda. If and when the Company expands its operations, management will evaluate additional segment disclosures as required by GAAP.

Canopius Holdings Bermuda Limited

Notes to Consolidated Financial Statements

Accounting Policies

Assumed Premiums Earned

Initial estimates of written premiums are based on information received from the cedants and relate to business incepted during the period of cover. Subsequent adjustments, based on reports of actual premium by the cedants, are recorded in the period they are determined.

Premiums are earned over the terms of the underlying insurance policies. The portion of the premium related to the unexpired portion of the policy at the end of the period is reflected in unearned premium.

Under the QSRTs, gross premiums written are ceded to the Company net of the Company’s share of original commissions, brokerage, policy taxes and similar deductions. The value of unearned premium recorded for the QSRTs is reported to the Company by the cedants and is the net of unearned assumed premium, unearned ceded premium and deferred element of the Company’s share of original commissions, brokerage, policy taxed and similar deductions.

For multi-year policies written which are payable in annual installments, and where the insured or reinsured has the ability to commute or cancel coverage with the terms of the policy, only the annual premium is included as written premium at policy inception. Annual installments are included as written premium at each successive anniversary date within the multi-year term.

Loss and Loss Expense Reserves (“LAE”)

Loss and loss expense reserves comprise reserves for the cost of claims incurred but not settled at the balance sheet date (“outstanding losses”), as well as reserves for the cost of claims incurred but not reported (“IBNR”) at the balance sheet date.

Reserves for outstanding losses and IBNR are established and maintained by the Company based on information received from the cedants. The estimated cost of claims includes expenses to be incurred in settling claims and a deduction for the expected value of salvage and other recoveries. Given the uncertainty in establishing loss and loss expense provisions, it is likely that the final outcome will prove to be different from the original liability established. Adjustments to the amounts of loss and loss expense provisions are reflected in income in the period in which they are known. The methods used, and the estimates made, are reviewed regularly. Claims and expenses reported are generally reserved at the reported amounts, although these amounts are subject to review and potential adjustment.

The estimation of claims incurred but not reported (“IBNR”) is generally subject to a greater degree of uncertainty than the estimation of the cost of settling claims already notified to the Company, where more information about the claim event is generally available. Claims IBNR may often not be apparent to the insured until many years after the event giving rise to the claims has happened. Classes of business where the IBNR proportion of the total reserve is high will typically display greater variations between initial estimates and final outcomes because of the greater degree of difficulty of estimating these reserves.

Where possible, the cedants adopt multiple techniques to estimate the required level of provisions. This assists in giving greater understanding of the trends inherent in the data being projected. The projections given by the various methodologies also assist in setting the range of possible outcomes. The most appropriate estimation technique is selected taking into account the characteristics of the business class and the extent of the development of each accident year. Allowance is made, however, for changes or uncertainties which may create distortions in the underlying statistics or which might cause the cost of unsettled claims to increase or reduce when compared with the cost of previously settled claims. A component of these estimation techniques is usually

Canopius Holdings Bermuda Limited

Notes to Consolidated Financial Statements

the estimation of reported claims not yet paid. In estimating the cost of these, the cedants have regard to the claim circumstance as reported, any information available from loss adjusters and information on the cost of settling claims with similar characteristics in previous periods.

Large claims impacting each relevant business class are generally assessed separately, being measured on a case by case basis or projected separately in order to allow for the possible distortive effect of the development and incidence of these large claims.

Commission Revenue

Direct commission revenue from the Company’s underwriting services is recognized and earned as insurance and reinsurance policies are placed with the issuing companies.

Cash and Cash Equivalents

Cash equivalents are carried at cost, which approximates fair value, and include all investments with original maturities of 90 days or less.

Cash and cash equivalents-restricted, include investments in highly liquid money market funds, including amounts held in Lloyd’s premium and members’ trust funds and collateral bank accounts.

Interest income on cash and cash equivalents is accrued at the balance sheet date.

See Note -7 for discussion on restricted cash and cash equivalents.

Investments

Investments in fixed maturities are classified as trading securities and carried at fair value with movements in fair value included as a component of net income.

Fair value for fixed-maturity securities is primarily based on quoted market prices or a matrix pricing using observable inputs, with limited exceptions as discussed in “Note 4—Fair Value Measurements”. Purchases and sales of fixed maturity securities are accounted for at their fair values (normally their cost of acquisition or proceeds of disposal) less accrued interest. Realized gains or losses are determined on the specific identification method. Interest income is recognized when earned in net investment income. All gains or losses on fixed income securities are included in net investment income.

Other invested assets

The Company initially estimates fair value of its investments in funds and its structured deposit by reference to transaction price. Subsequently, for investments in funds, the Company obtains the fair value from net asset information provided by the fund manager, the financial statements of which are audited annually. For structured deposits, the subsequent fair values are obtained from the sponsor of the deposit, and are calculated according to pre-defined baskets of market indices.

Fair Value

GAAP establishes a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) followed by similar but not identical assets or liabilities (Level 2) and the lowest priority to

Canopius Holdings Bermuda Limited

Notes to Consolidated Financial Statements

unobservable inputs (Level 3). If the inputs used to measure the assets or liabilities fall within different levels of the hierarchy, the classification is based on the lowest level input that is significant to the fair value measurement of the asset or liability. Classification of assets and liabilities within the hierarchy considers the markets in which the assets and liabilities are traded, including during periods of market disruption, and the reliability and transparency of the assumptions used to determine fair value. The hierarchy requires the use of observable market data when available.

The Company primarily uses outside pricing services to assist in determining fair values. For investments in active markets, the Company uses the quoted market prices provided by the outside pricing services to determine fair value. In circumstances where quoted market prices are unavailable, the pricing services utilize fair value estimates based upon other observable inputs including matrix pricing, benchmark interest rates, market comparables and other relevant inputs.

The Company’s process to validate the market prices obtained from the outside pricing sources include, but are not limited to, periodic evaluation of model pricing methodologies and analytical reviews of certain prices. The Company may also periodically perform back-testing of selected sales activity to determine whether there are any significant differences between the market price used to value the security prior to sale and the actual sale price.

The Company’s portfolio of fixed maturity securities is fair valued using primarily Level 2 inputs. The Company bases fair value of its fixed maturity securities on market convention where investments are primarily traded, which is the last traded, closing or middle market price.

Derivatives

The Company effects derivative contracts to mitigate foreign exchange currency risk, and recognises derivative financial instruments as either assets or liabilities measured at fair value. Gains and losses resulting from changes in fair value are included in net income. None of the derivatives are designated as accounting hedges.

The fair value of foreign exchange derivatives described are based on exchange rates provided by independent sources.

Reinsurance Balances Receivable

Under the QSRTs, premiums due to CBL are retained by the cedents and utilized in accordance with the terms of the applicable trust deeds for the settlement of claims and other underwriting liabilities. Pursuant to the terms of the QSRTs, the right of offset exists between the reinsurance balances receivable and loss and loss expense reserves. Settlement between the parties takes place following the closure of the underwriting year, which is generally after three years or as agreed otherwise in the QSRTs. Any profit will be released from the relevant trust fund and remitted to CBL. Any losses will be payable by CBL to Canopius subsidiaries participating in Syndicate 4444.

Under the Acorn contract, deposit contract balances due to the Company are retained within premium trust funds of the relevant ceding affiliate by Acorn, accruing interest at 4% per annum until expiry of the contract. The ceding affiliate has the option to pay down the balances due to the Company at any time. Canopius Group has guaranteed the punctual payment, performance and discharge of the payment obligation of the ceding affiliate at contract expiry.

For other contracts, reinsurance balances receivable represent the net amount of written premiums and balances due under retroactive contracts less policy acquisition costs.

Canopius Holdings Bermuda Limited

Notes to Consolidated Financial Statements

Deferred Acquisition Costs

Certain policy acquisition costs, comprising primarily brokerage fees, that vary with and are primarily related to the production of premiums, are deferred and amortized over the period in which related premiums are earned. Under the QSRTs, premiums are ceded to the Company net of original commissions, brokerage, policy taxes and similar deductions. All other policy acquisition costs in relation to the production of premiums under the QSRTs are ceded to the Company on an earned basis and no policy acquisition costs are deferred.

Policy acquisition costs

Policy acquisition costs under the QSRTs consist of the Company’s share of various expenses charged to Syndicate 4444, including operating expenses, Lloyd’s central fund contribution, managing agent fees, profit commissions, overriding commissions and letters of credit fees. Policy acquisition costs on other contracts relate to brokerage fees and ceding commissions.

Foreign exchange

The Company’s and CUBL’s functional currency is the U.S. Dollar (“USD”). CBL’s functional currency is the British Pound Sterling (“GPB”).

The Company’s reporting currency is the USD. In translating all CBL amounts to USD, management utilized the rates of exchange prevailing at the balance sheet date for assets and liabilities and average rates of exchange to USD were used to translate income and expense transactions. Translation adjustments to the USD reporting currency are reported in comprehensive income and accumulated other comprehensive income.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (‘FASB’) issued authoritative guidance on “Fair Value Measurements and Disclosures” (ASC 820). This update requires additional disclosures regarding (1) significant transfers in and out of Levels 1 and 2 and the reasons that such transfers were made; (2) inputs and valuation techniques used to measure fair value for financial assets and liabilities that fall in either Level 2 or Level 3; (3) the activity within Level 3 fair value measurements, including information on a gross basis for purchases, sales, issuances, and settlements; and (4) disaggregation of financial assets and liabilities measured at fair value into classes of financial assets and liabilities. This guidance was effective for interim and annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for interim and annual periods beginning after December 15, 2010. The adoption of this update has not had a material impact on the Company’s financial statements.

In October 2010 the FASB issued new accounting guidance specifying how costs associated with acquiring or renewing insurance contracts should be identified and capitalized. This guidance is effective for periods beginning after December 15, 2011. Earlier adoption is permitted. Retrospective application is also permitted but not required. The Company adopted this updated accounting guidance effective January 1, 2012. This guidance had no impact on the Company’s financial position or results of operations.

In June 2011 the FASB issued an accounting standard update requiring entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. The update is effective for years (including interim periods) beginning after 15 December 2011. The adoption of this accounting standard update will not have a significant impact on the Company’s financial position or result of operations.

Canopius Holdings Bermuda Limited

Notes to Consolidated Financial Statements

In September 2011, the FASB issued amended guidance on testing goodwill for impairment. This guidance was intended to reduce the cost and complexity of the annual goodwill impairment test by allowing an entity to utilize more qualitative factors. The Company will consider this guidance when it performs its goodwill impairment test, which is done annually as of September 30. This guidance will not affect the Company’s financial position, result of operations or cash flows.

Accounting guidance not yet effective

In July 2012, the FASB issued amended guidance on testing indefinite lived intangible assets for impairment. This guidance is intended to reduce the cost and complexity of the annual impairment test by allowing an entity to utilize more qualitative factors. This guidance will not affect the Company’s financial position, result of operations or cash flows.

Note 3—Investments

The cost, gross unrealized gains and losses and estimated fair value of investments in fixed maturity trading securities at fair value at December 31, 2011 and 2010 were as follows:

	December 31, 2011
($ in thousands)	Cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Corporate securities	$103,996	$326	$(1,447)	$102,875

	$103,996	$326	$(1,447)	$102,875

	December 31, 2010
	Cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Corporate securities	$73,525	$1,516	$(126)	$74,915

	$73,525	$1,516	$(126)	$74,915

The following table shows the fair values of fixed maturities by ratings assigned by rating agencies at December 31, 2011 and 2010:

	December 31, 2011		December 31, 2010
($ in thousands)	Fair value	%	Fair value	%
AAA	$—	0%	$10,737	14%
AA	17,150	17%	22,834	30%
A	85,725	83%	40,051	54%
BBB and other	—	0%	1,293	2%

	$102,875	100%	$74,915	100%

Canopius Holdings Bermuda Limited

Notes to Consolidated Financial Statements

The following table shows the fair values of fixed maturities by contractual maturities at December 31, 2011 and 2010:

	2011	2010
($ in thousands)	Fair Value	Fair Value
Due in one year or less	$—	$7,519
Due after one through five years	102,875	64,323
Due after five years through ten years	—	3,073
Due after ten years	—	—

	$102,875	$74,915

The Company did not have an aggregate investment with a single counterparty in excess of 10 per cent of total investments at December 31, 2011 and 2010.

Other investments

Other invested assets by category at December 31, 2011 and 2010 are as follows:

	December 31,
($ in thousands)	2011	2010
Credit securities fund	$109,350	$151,717
Structured deposit	27,325	28,208
Multi asset mutual fund	21,191	23,155

Total other investments	$157,866	$203,080

The credit securities fund is a fund that invests mainly in credit and credit related securities, cash and financial derivative instruments. The fund aims to manage currency exposure against GBP sterling. The credit securities fund may be redeemed on a daily basis.

The structured deposit is a US dollar denominated structured deposit with a final value linked to a US dollar denominated multi strategy index fund, hedged for currency exposure against the US dollar. A set minimum US dollar redemption value is guaranteed if held to contracted maturity. The planned redemption date is October 2013, and there is an early redemption penalty of 10% of any redemption based on the initial deposit value of the redeemed amount.

The multi asset mutual fund is a GBP sterling denominated fund invested in a variety of equity and bond securities as well as cash and cash equivalents. The multi asset mutual fund may be redeemed on a daily basis.

Canopius Holdings Bermuda Limited

Notes to Consolidated Financial Statements

Net investment income

The components of net investment income for the years ended December 31, 2011, 2010, and 2009 were as follows:

	For the Year Ended December 31,
($ in thousands)	2011	2010	2009
Interest on cash and cash equivalents	$289	$432	$1,740
Interest on funds withheld	8,428	23,974	20,096
Interest on fixed maturity securities	3,183	2,040	201
Interest on advances to affiliates	—	33	—
Dividends on investment in funds	5,894	6,307	—
Net gains on fixed maturity securities	(1,734)	591	786
Net losses on investment in funds	(13,788)	(4,604)	—
Net (losses) gains on forward exchange contracts	(662)	2,316	—
Investment expense	(559)	(584)	—

Total net investment income	$1,051	$30,505	$22,823

Net losses in 2011 on fixed maturities still held at December 31, 2011 were $1,122 thousand and net losses in investments in funds still held at December 31, 2011 were $15,801 thousand.

Note 4—Fair Value Measurements

GAAP establishes a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the assets or liabilities fall within different levels of the hierarchy, the classification is based on the lowest level input that is significant to the fair value measurement of the asset or liability. Classification of assets and liabilities within the hierarchy considers the markets in which the assets and liabilities are traded, including during periods of market disruption, and the reliability and transparency of the assumptions used to determine fair value. The hierarchy requires the use of observable market data when available. The levels of the hierarchy are as follows:

Level 1—Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities traded in active markets.

Level 2—Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and market-corroborated inputs. Included are investments in corporate securities and the Company’s other investments, and the foreign currency derivatives.

Level 3—Inputs to the valuation methodology are unobservable in the market for the asset or liability and are significant to the fair value measurement. Material assumptions and factors considered in pricing investment securities may include projected cash flows, collateral performance including delinquencies, defaults and recoveries, and any market clearing activity or liquidity circumstances in the security or similar securities that may have occurred since the prior pricing period.

The Company valued all of its financial instruments at December 31, 2011 and 2010 utilizing Level 2 inputs. The Company bases fair value of its fixed maturity securities on market convention where investments are primarily traded, which is the last traded, closing or middle market price.

Canopius Holdings Bermuda Limited

Notes to Consolidated Financial Statements

As at December 31, 2011 and December 31, 2010, the company’s financial instruments carried at fair value utilizing Level 2 inputs are as follows:

	Level 1		Level 2	Level 3		Total
December 31, 2011
Fixed maturity securities	$		$102,875	$		$102,875
Other Investments			157,866			157,866

Total Investments at fair value		$—	260,741		$—	$260,741

Foreign currency forward contract		$—	$1,214		$—	$1,214

December 31, 2010
Fixed maturity securities	$		$74,915	$		$74,915
Other Investments			203,080			203,080

Total Investments at fair value		$—	277,995		$—	$277,995

Foreign currency forward contract		$—	$1,351		$—	$1,351

Derivatives

The fair value of forward currency exchange contracts is based on the Company’s contractual GBP sterling denominated asset/ (obligation) netted against the Company’s foreign currency obligation/ (asset) at the prevailing exchange rate at December 31. All of the Company’s forward exchange contracts require the purchase or sale of foreign currency for a contractual GBP sterling amount, and are entered into to manage currency risk. At December 31, 2011, the Company held one forward contract—an obligation to sell $60,000 thousand to Canopius Group for value January 20, 2012. At December 31, 2011, the Company’s net liability for forward exchange contracts was $1,214 thousand and is included as a component of Amounts due from related parties on the balance sheet. Losses on forward exchange contracts were $662 thousand in 2011 and are included in Net investment income in the income statement. At December 31, 2010, the Company held two forward contracts. At December 31, 2010 the Company had a net liability for forward exchange contracts of $1,351 thousand, which is included in Amounts due to related parties on the balance sheet. The Company does not use hedge accounting for these derivatives. Gains on forward exchange contracts were $2,316 thousand in 2010 and are included in Net investment income in the income statement.

Note 5—Related party transactions

As disclosed in Note 1, the Company has entered into QSRTs with various affiliates of Canopius Group. The Company assumed net earned premiums of $431,897 thousand, $ 372,771 thousand and $631,850 thousand in 2011, 2010 and 2009, respectively, through the QSRTs and received $7,689 thousand, $23,532 thousand and $17,573 thousand in 2011, 2010 and 2009, respectively of the Company’s proportion of balances held on trust funds maintained by the managing agent of S4444 and by Lloyd’s in respect of the QSRTs.

As at December 31, 2011 and 2010, related party balances in respect of the QSRTs were as follows:

•	funds withheld by cedants of $815,131 thousand and $790,060 thousand for 2011 and 2010, respectively included in reinsurance balances receivable;

•	unearned premium of $165,170 thousand and $175,542 thousand for 2011 and 2010, respectively;

•	outstanding losses and loss expenses $696,380 thousand and $595,951 thousand for 2011 and 2010, respectively.

Canopius Holdings Bermuda Limited

Notes to Consolidated Financial Statements

The Company also wrote the Acorn contract in respect of another subsidiary of Canopius Group, Acorn Corporate Capital Limited on a funds withheld basis. Until termination, the funds were held on trust funds maintained by the managing agent of S839 and by Lloyd’s. Related party transactions in respect of the Acorn contract were as follows:

•	income on deposit contracts of $480 thousand, $11,049 thousand and $22,384 thousand in 2011, 2010 and 2009, respectively;

•	funds withheld interest income (loss) of $(883) thousand and $2,523 thousand in 2010 and 2009, respectively (there was no such funds withheld interest income or loss in 2011).

Beginning in 2010, the Company also provides Whole Account Excess Treaty cover directly to S839 on a funds withheld basis. Following closure of S839 for the 2008 year of account into the 2011 year of account of S4444 as at 1 January 2011, the funds are held on trust funds maintained by the managing agent of S4444 (previously S839) and by Lloyd’s. Related party transactions in respect of the S839 contract were as follows:

•	income on deposit contracts of $14,762 thousand and $14,110 thousand in 2011 and 2010, respectively;

•	profit commission expense of $1,845 thousand and $1,764 thousand in 2011 and 2010, respectively;

•	funds withheld interest income of $754 thousand and $1,331 thousand in 2011 and 2010, respectively.

Related party balances in respect of the S839 contract were as follows:

•	Funds withheld including interest credited thereon, $90,278 thousand and $119,758 thousand in 2011 and 2010, respectively, included in reinsurance balances receivable;

•	Accrued interest of $1,331 in 2011 and $1,348 thousand in 2010.

•	Deferred gain on deposit contracts of $9,416 thousand and $16,047 thousand in 2011 and 2010, respectively.

Canopius Services Limited, an affiliate, charged a fee of $311 thousand, $533 thousand and $435 thousand to the Company for director services and consulting advice in 2011, 2010 and 2009, respectively. The Company owed $196 thousand and $405 thousand at the end of 2011 and 2010, respectively, to Canopius Services Limited.

During the year, Canopius Ireland Limited charged fees of $2,098 thousand, $2,005 thousand and $2,115 thousand to the Company in 2011, 2010 and 2009, respectively. The Company owed Canopius Ireland Limited $1,016 thousand and $1,009 thousand at 2011 and 2010 year end, respectively.

In 2010, Acorn Corporate Capital Limited assigned $5,068 thousand in amounts owed to the Company (forming part of the funds withheld balance on the Acorn contract) to Canopius Holdings UK Limited (“CHUKL”), a fellow group company. Later in the year, CHUKL assigned the debt to Canopius Group.

In 2009, Canopius Capital Two Limited, an affiliate, advanced $7,850 thousand to the Company, which was then paid to Lloyd’s, and which stood as security to support the Canopius Group underwriting members’ Funds at Lloyd’s obligations under the QSRTs. The amount was repaid in 2010, and the advance was free of interest.

All transactions with related parties were entered into on normal commercial terms.

Canopius Holdings Bermuda Limited

Notes to Consolidated Financial Statements

Note 6—Loss and Loss Adjustment Expense

The summary of changes in outstanding losses and loss expenses for 2011, 2010 and 2009 is as follows ($ in thousands):

	2011	2010	2009
Balance at beginning of year	$719,155	$563,960	$193,282

Incurred losses and loss expenses related to:
Current year	$460,064	$453,704	$298,967
Prior years	(74)	(3,656)	278,818

Total incurred	$459,990	$450,048	$577,785

Paid losses and loss expenses related to:
Current years	$195,072	$111,998	$74,913
Prior years	145,838	165,869	160,762

Total paid	$340,910	$277,867	$235,675

Foreign currency adjustment	$(27,899)	$(16,986)	$28,568
Balance at end of year	$810,336	$719,155	$563,960

The amount of incurred losses in 2011 in respect of prior years’ accident years arose from losses being settled at different values from amounts reserved at the 2010 year end, or increases in amounts being reserved at that time. Similarly, the negative amount of incurred losses in 2010 in respect of prior year development arose from losses being settled at different values from amounts reserved at the 2009 year end, or decreases in amounts being reserved at that time.

2009 incurred losses in respect of prior year development relate primarily to additional losses arising from reinsurance-to-close of Syndicate 4444’s 2006 year of account into Syndicate 4444’s 2007 year of account. The Company received equivalent premium in respect of the additional losses. The Company did not previously participate in the 2006 year of account through the QSRT’s.

Note 7—Reinsurance Collateral

As at December 31, 2011 and 2010, the Company had placed cash and cash equivalents in the amount of $18,717 thousand and $2,088 thousand, respectively, fixed maturity securities with a fair value of $88,119 thousand and $74,915 thousand, respectively, and other investments with a fair value of $109,350 thousand and $151,717 thousand, respectively, directly with Lloyd’s for the benefit of Lloyd’s in relation to the QSRTs.

In the event that Lloyd’s draws on the Company’s funds at Lloyd’s in relation to insurance business that the Company itself has not assumed, contractual clauses are in place to ensure that the appropriate Canopius Group affiliate reimburses the Company for the draw on collateral. Should reimbursement not take place for any reason, and if that affiliate is reinsured by the Company under the QSRTs (i.e. a ceding affiliate), the Company is able to offset the value of such a drawdown against its own obligations under the QSRTs. If the above such obligations are not honored by any such affiliate, Canopius Group has guaranteed, unconditionally and irrevocably, the punctual payment, performance and discharge of such payment obligations. Based on these terms the Company has assessed any potential exposure to the loss of collateral as extremely remote.

As at December 31, 2011 and 2010, the Company had pledged investments in funds with a fair value of $400 thousand and $23,155 thousand, respectively, with Lloyd’s for the benefit of Lloyd’s in respect of the Acorn contract.

Canopius Holdings Bermuda Limited

Notes to Consolidated Financial Statements

In accordance with the terms of reinsurance contracts written with third parties, the Company has established insurance trusts and arranged letters of credit for the benefit of ceding insurers to provide collateral in respect of net obligations to the ceding insurers under the reinsurance contracts. As at December 31, 2011 and 2010, the Company had placed cash and cash equivalents of $25,086 thousand and $41,115 thousand, respectively, and investments in funds in the amount of $27,325 thousand and $28,208 thousand, respectively, in such trusts and as collateral to support the letters of credit.

Note 8—Income Taxes

Under current Bermuda Law the Company is not required to pay any taxes in Bermuda on either income or capital gains. The Company has received an undertaking from the Minister of Finance in Bermuda that in the event of such taxes being imposed, the Company will be exempted from taxation until the year 2035. The Company does not engage in a trade or business within any other country which would subject the Company to income tax in a foreign jurisdiction.

Note 9—Leases

The Company has various lease agreements for office space, furniture and equipment. The terms of the office space lease agreements provide for annual rental increases and certain lease incentives including initial free rent periods and cash allowances for leasehold improvements.

The Company’s future minimum lease payments are as follows:

($ in thousands)	Operating Leases
2012	$214.9
2013	230.3

$445.2

Total rental expense was $218 thousand, $304 thousand, and $300 thousand in 2011, 2010 and 2009, respectively.

Note 10—Statutory Financial Information and Accounting Policies

Bermuda

CBL is registered as a Class 3A insurer and is required by the terms of its license granted under the Insurance Act, 1978 of Bermuda and related regulations (the “Act”) to maintain a solvency margin in accordance with the provisions of the Act.

At December 31, 2011, CBL was required to maintain a minimum statutory capital and surplus of $121,550 thousand. CBL’s statutory capital and surplus at December 31, 2011 was $326,323 thousand. CBL met the minimum solvency margin at December 31, 2011.

In 2011 the Bermuda Solvency Capital Requirement (“BSCR”) was introduced for Class 3A insurers. The BSCR is a risk-based capital model to measure risk and to determine an enhanced capital requirement (“ECR”) and target capital level (“TCL”) (defined as 120% of the ECR) for Class 3A insurers.

During a transitional period following the introduction of BSCR, CBL is not required to meet the full amount of calculated ECR or TCL. A transitional adjustment factor of 50% is applied to the 2011 calculation of ECR and

Canopius Holdings Bermuda Limited

Notes to Consolidated Financial Statements

TCL. Accordingly, CBL’s transitional ECR based on the 2011 BSCR is $149.1 million and TCL is calculated at $178.9 million. In comparison with these requirements, CBL’s statutory capital and surplus at December 31, 2011 was $326.3 million.

CBL is also required to maintain a minimum liquidity ratio whereby the value of its relevant assets is not less than 75% of the amount of its relevant liabilities. Relevant assets comprise cash and investments, accrued investment income, and reinsurance balances receivable.

At December 31, 2011, CBL was required to maintain relevant assets of $736,663 thousand. At that date relevant assets were $1,280,249 thousand and the minimum liquidity ratio was therefore met.

The Act also prohibits CBL from reducing by 15% or more its statutory capital as set out in its previous statutory financial statements without the prior approval of the Bermuda Monetary Authority (the “BMA”). Based on statutory capital of $280,566 thousand at December 31, 2011, it is calculated that approximately $87,842 thousand would be available for distribution and dividend without the prior approval of the BMA.

Note 11—Commitments and contingencies

As described in Note 7, Lloyd’s may potentially draw on the funds at Lloyd’s collateral provided by the Company in relation to insurance business that the Company itself has not assumed. The Company’s management believes that the probability of a liability crystallizing is remote, since contractual clauses are in place to ensure that the appropriate Canopius Group affiliate reimburses the Company for the draw on collateral, and (if the affiliate is a reinsured under the QSRTs), the Company is able to offset the value of such a drawdown against its own obligations under the QSRT. Further, in the event of such a drawdown, and if such obligations are not honored by any such affiliate, Canopius Group has guaranteed, unconditionally and irrevocably, the punctual payment, performance and discharge of such payment obligations. Lastly, under the terms of the QSRT, the Company’s insurance obligations are limited to the amount the Company has placed as collateral. Accordingly, management has not recorded any liability in respect of this contingency.

Note 12—Subsequent events

As announced on April 25, 2012, Canopius Group announced that it entered into an arrangement with Tower Group, Inc. (“Tower”) whereby Tower committed to invest approximately $75 million to acquire a 10.7% stake in Canopius Group subject to the closing of Canopius Group’s acquisition of Omega Insurance Holdings Limited (“Omega”). Canopius Group also entered into an agreement dated April 25, 2012 (the “Master Transaction Agreement”) under which Canopius Group committed to assist Tower with the establishment of a presence at Lloyd’s of London (subject to required approvals) and granted Tower an option (the “Option”) to combine with the Company. On July 30, 2012, Tower announced that it has exercised the Option and executed an Agreement and Plan of Merger (the “Merger Agreement”) with the Company pursuant to which the Company will acquire all of Tower’s common stock; under applicable accounting principles Tower will be regarded as the acquiring entity. Tower paid Canopius Group a fee of $1,000,000 to exercise the Option.

Under the Merger Agreement, Tower stockholders will receive, in exchange for each share of Tower’s common stock, (1) a certain number of Company shares equal to a Stock Conversion Number (defined below) and (2) $ 1.25 in cash. Canopius Group expects to sell its shares in the Company prior to the consummation of the merger in a private placement of those shares (the “Canopius Secondary Offering”) to third party investors. The Stock Conversion Number will equal the quotient obtained by dividing (X) the price per share of Tower common stock (reduced by the $1.25 per share that Tower shareholders will be paid in the merger) at the market close on the date of the pricing of the Canopius Secondary Offering by (Y) the Adjusted Canopius Bermuda Price Per Share (as defined in the Merger Agreement).

Canopius Holdings Bermuda Limited

Notes to Consolidated Financial Statements

The Adjusted Canopius Bermuda Price Per Share will reflect the Company’s net tangible asset value at the closing after giving effect to a restructuring of the Company contemplated by the Master Transaction Agreement (the “Restructuring”), the placement fees paid to the placement agents in the Canopius Secondary Offering, any economic concessions made to the purchasers of the Company shares in the Canopius Secondary Offering and the value of the Company’s retained business.

The Merger Agreement may be terminated by Tower at any time prior to the closing of the merger for any reason. Without limiting the generality of the foregoing, Tower currently anticipates that it would likely not proceed with the merger in the event (1) that Canopius Group’s acquisition of Omega does not close, (2) that the Canopius Secondary Offering cannot be effected, or can only be effected on terms that would make the Stock Conversion Number, and therefore the merger, unattractive to Tower, (3) that the Adjusted Canopius Bermuda Price Per Share declines to a point that the Company’s shareholders own 20% or less of the merged entity’s outstanding shares immediately after the closing of the merger, (4) of failure to obtain regulatory approvals on terms acceptable to Tower, (5) of failure to obtain the approval of Tower’s shareholders, and (6) of failure of Tower’s Board of Directors to approve certain of the transactions contemplated by the Merger Agreement, including without limitation, the Canopius Secondary Offering. In the event that Tower exercises its right to terminate the Merger Agreement, it will nonetheless be obligated to reimburse affiliates of Canopius Group for costs actually incurred in connection with negotiating, documenting and implementing the Merger Agreement and the transactions contemplated thereby to the extent that such costs exceed the $1,000,000 option exercise fee paid by Tower.

On August 20, 2012, Canopius closed its acquisition of Omega and Tower funded its investment in Canopius.

Canopius Holdings Bermuda Limited

Unaudited Consolidated Balance Sheets

As of September 30, 2012 and December 31, 2011

($ in thousands, except par value and share amounts)	September 30, 2012	December 31, 2011
Assets
Fixed maturities, trading securities at fair value	$91,510	$102,875
Other investments at fair value	99,410	157,866

Total investments	190,920	260,741
Cash and cash equivalents	9,414	88,775
Cash and cash equivalents- restricted	148,506	44,191
Accrued interest	1,923	1,404
Amounts due from related parties	8,529	1,588
Reinsurance balances receivable	949,324	913,367
Deferred acquisition costs	—	181
Prepaid expenses and other assets	130	172

Total assets	$1,308,746	$1,310,419

Commitments and contingencies (Note 5)
Liabilities
Loss and loss expense reserves	$765,887	$810,336
Unearned premium	188,273	166,982
Profit commission payable	5,799	3,551
Accounts payable & accrued expenses	299	210
Amounts due to related parties	6,863	2,422
Other Liabilities	1,704	1,003

Total liabilities	$968,825	$984,504

Shareholder’s Equity
Common Share ($0.01 par value; 150,000,000 shares authorized, 100 shares issued and outstanding)	$—	$—
Share capital	1,050	1,050
Contributed capital	325,702	325,702
Accumulated other comprehensive loss	(29,858)	(44,304)
Loan receivable from Canopius	(93,321)	—
Retained earnings	136,348	43,467

Total shareholder’s equity	$339,921	$325,915

Total liabilities & shareholder’s equity	$1,308,746	$1,310,419

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Canopius Holdings Bermuda Limited

Unaudited Consolidated Statements of Comprehensive Income

For the Nine Month Periods Ended September 30, 2012 and 2011

	Nine Months Ended September 30,
($ in thousands)	2012	2011
Revenues
Assumed premiums written	$308,536	$359,664
Change in unearned premium	(14,552)	(9,600)

Assumed premiums earned	293,984	350,064
Other reinsurance income	2,560	—
Commissions	1,966	974
Net investment income	42,253	(9,990)
Net gains (losses) on foreign exchange transactions	(3,276)	(257)

Total Revenues	337,487	340,791

Expenses
Losses and loss expenses incurred	187,889	380,355
Policy acquisition costs	52,494	46,982
General and administrative expenses	4,223	4,097

Total Expenses	244,606	431,434

Net Income (loss)	$92,881	$(90,643)

Other comprehensive income
Foreign currency translation adjustments	14,446	167

Comprehensive income (loss)	$107,327	$(90,476)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Canopius Holdings Bermuda Limited

Unaudited Consolidated Statements of Changes in Shareholder’s Equity

For the Nine Month Periods Ended September 30, 2012 and 2011

	Common Stock		Share Capital	Contributed Capital	Accumulated Other Comprehensive Income (loss)	Loan Receivable From Canopius	Retained Earnings	Total Shareholder’s Equity
($ in thousands, except share amounts)	Shares	Amount
Balance at December 31, 2011	100	$—	$1,050	325,702	$(44,304)	$—	$43,467	$325,915

Net Income	—	—	—	—	—	—	92,881	92,881
Loan to Canopius	—	—	—	—	—	(93,321)	—	(93,321)
Change in Foreign Currency Gain (Loss)	—	—	—	—	14,446	—	—	14,446

Balance at September 30, 2012	100	$—	$1,050	325,702	$(29,858)	$(93,321)	$136,348	$339,921

Balance at December 31, 2010	100	$—	$1,050	325,702	$(41,536)	$—	$120,328	$405,544

Net Loss	—	—	—	—	—	—	(90,643)	(90,643)
Change in Foreign Currency Gain (Loss)	—	—	—	—	167	—	—	167

Balance at September 30, 2011	100	$—	$1,050	325,702	$(41,369)	$—	$29,685	$315,068

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Canopius Holdings Bermuda Limited

Unaudited Consolidated Statements of Cash Flows

For the Nine Month Periods Ended September 30, 2012 and 2011

	Nine Months Ended September 30,
($ in thousands)	2012	2011
Cash flows from operating activities:
Net income (loss) for the period	$92,881	$(90,643)
Adjustments for net (gains) losses on investments	7,539	(14,963)
Depreciation	20	104
Changes in operating assets and liabilities:
(Increase)/decrease in accrued interest income	(455)	1,894
(Increase)/decrease in amounts due/from related parties	(2,355)	2,890
(Increase)/decrease in reinsurance balances	745	(47,704)
(Increase)/decrease in deferred acquisition costs	22	1,276
(Increase)/decrease in other assets	191	(174)
Increase/(decrease) in loss reserves	(74,446)	140,776
Increase/(decrease) in unearned premium	14,401	9,660
Increase/(decrease) in other liabilities	3,383	(9,417)

Net cash provided by (used in) by operating activities	41,926	(6,301)

Cash flows from investing activities
Cash used in purchase of investments	(17,480)	(85,136)
Cash provided by sale of investments	88,366	178,143
Changes in restricted cash	(100,691)	(51,357)

Net cash (used in) provided by investing activities	(29,805)	41,650

Cash flows from financing activities:
Cash loaned to Canopius	(107,619)	—
Payments received on loan to Canopius	14,298	—

Net cash (used in) provided by financing activities	(93,321)	—

Effect of exchange rate changes on cash	1,839	(1,746)
Net increase (decrease) in cash	(79,361)	33,603
Cash and cash equivalents—beginning of year	88,775	67,011

Cash and cash equivalents—September 30,	$9,414	$100,614

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Canopius Holdings Bermuda Limited

Notes to Unaudited Consolidated Financial Statements

Note 1—Nature of Business

Canopius Holdings Bermuda Limited (“CHBL” or the “Company”), is a Bermuda holding company that was incorporated on September 6, 2007 and whose purpose is to act as a holding company. The Company’s subsidiaries are Canopius Bermuda Limited, (“CBL”), a class 3A licensed Bermuda insurance company and Canopius Underwriting Bermuda Limited (“CUBL”). Canopius Bermuda is wholly owned by Canopius Group Limited (“Canopius” or “Canopius Group”), a company incorporated in Guernsey, Channel Islands.

The Company’s business operates as a single segment. If and when the Company expands its operations, management will evaluate additional segment disclosures as required by accounting principles generally accepted in the United States of America (“GAAP”).

CBL was organized to underwrite in global insurance markets principally by reinsuring various subsidiaries of Canopius that are Lloyd’s underwriting members (the “ceding affiliates”) that participate in Syndicate 4444 at Lloyd’s, through Quota Share Reinsurance Treaty Agreements (“QSRTs”). The Company reinsured each ceding affiliate for 85% of its respective participation in the 2007 year of account (“YOA”) (from October 1, 2007) and the 2008, 2009, 2010 and 2011 YOA. CBL renewed the QSRTs on similar terms for the 2012 YOA. These contracts operate on a funds withheld basis so that, generally, no settlements will take place between the parties until the YOA closes. The 2007, 2008 and 2009 YOA were closed at 31 December 2009, 2010 and 2011 respectively into their successor years of account.

CBL reinsures the run-off of the reserves of Syndicate 839 at Lloyd’s. Syndicate 839 was closed into Syndicate 4444’s 2011 YOA as at January 1, 2011, with the treaty remaining in force through a Syndicate Limited Liability Whole Account Excess Reinsurance Treaty. Under the terms of the contract CBL has agreed to indemnify Syndicate 839 in respect of its ultimate net loss actually paid on or after July 1, 2010 up to a limit of £110m with effect from 1 July 2010. The contract operates on a funds withheld basis with annual profit distributions determined in accordance with a formula.

CBL provided Whole Account Aggregate Excess of Loss reinsurance cover for Acorn Corporate Capital Limited, a subsidiary of Canopius that was the sole underwriting member of Syndicate 839’s 2008 year of account (the “Acorn contract”). This contract was terminated by a Deed of Termination dated September 10, 2011.

In 2008, CBL entered into an intermediary agreement with Canopius Ireland Limited (“CIL”), a subsidiary of Canopius, to write certain structured reinsurance covers sourced by CIL.

Through its subsidiary CUBL, the Company also provides underwriting services to Syndicate 4444.

Note 2—Accounting Policies and Basis of Presentation

Basis of Presentation

The accompanying consolidated financial statements include the accounts of CHBL and its subsidiaries CBL and CUBL.

The consolidated financial statements are prepared in accordance with GAAP, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All inter-company accounts and transactions have been eliminated in consolidation.

Canopius Holdings Bermuda Limited

Notes to Unaudited Consolidated Financial Statements

These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes of Canopius Holdings Bermuda, Limited for each of the three years in the period ended December 31, 2011. The consolidated balance sheet as of December 31, 2011 contained within these unaudited consolidated financial statements, was derived from the audited financial statements but does not include all disclosures required by GAAP.

The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year.

Common Stock

On July 28, 2012, Canopius Group, CHBL’s sole shareholder approved a one-for-one hundred common stock split, which became effective on that date. All references to common shares for all periods presented in the accompanying financial statements have been adjusted to give effect to this common stock split. An change from $1 to $0.01 was made to the par value of the common shares.

Recent Accounting Pronouncements

In October 2010 the Financial Accounting Standards Board (“FASB”) issued new accounting guidance specifying how costs associated with acquiring or renewing insurance contracts should be identified and capitalized. This guidance is effective for periods beginning after December 15, 2011. Earlier adoption is permitted. Retrospective application is also permitted but not required. The adoption of this standard had no effect on the Company’s financial position or results of operations.

In May 2011, the FASB issued new guidance concerning fair value measurement and disclosure. This new guidance requires additional disclosure about fair value measurements categorized as Level 3. This guidance had no effect on the Company’s financial position, results of operations or cash flows. The Company currently has no Level 3 financial instruments.

In June 2011 (and as amended in December 2011) the FASB issued an accounting standard update requiring entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. The update is effective for years (including interim periods) beginning after 15 December 2011. The adoption of this accounting had no impact on the Company’s financial position or result of operations.

Note 3—Investments

The cost, gross unrealized gains and losses and estimated fair value of investments in fixed maturity trading securities at fair value at September 30, 2012 and December 31, 2011 were as follows:

	September 30, 2012
($ in thousands)	Cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Corporate Securities	$88,060	$3,450	$—	$91,510

	$88,060	$3,450	$—	$91,510

Canopius Holdings Bermuda Limited

Notes to Unaudited Consolidated Financial Statements

	December 31, 2011
($ in thousands)	Cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Corporate Securities	$103,996	$326	$(1,447)	$102,875

	$103,996	$326	$(1,447)	$102,875

The following table shows the fair values of fixed maturities by ratings assigned by rating agencies at September 30, 2012 and December 31, 2011:

	September 30, 2012		December 31, 2011
($ in thousands)	Fair Value	%	Fair Value	%
AAA	$—	—	$—	—
AA	—	—	17,150	17%
A	91,510	100%	85,725	83%
BBB and other	—	—	—	—

	$91,510	100%	$102,875	100%

The following table shows the fair values of fixed maturities by contractual maturities at September 30, 2012 and December 31, 2011:

	September 30, 2012	December 31, 2011
($ in thousands)	Fair Value	Fair Value
Due in one year or less	$—	$—
Due after one through five years	91,510	102,875
Due after five years through ten years	—	—
Due after ten years	—	—

	$91,510	$102,875

The Company did not have an aggregate investment with a single counterparty in excess of 10 per cent of total investments at September 30, 2012 and December 31, 2011.

Other investments

Other invested assets by category at September 30, 2012 and December 31, 2011 are as follows. Other investments are recorded at fair value with changes in fair value reported directly in the statement of income.

($ in thousands)	September 30, 2012	December 31, 2011
Credit securities fund	$64,580	$109,350
Structured deposit	11,644	27,325
Multi asset mutual fund	23,186	21,191

Total other investments	$99,410	$157,866

The credit securities fund is a fund that invests mainly in credit and credit related securities, cash and financial derivative instruments. The fund aims to manage currency exposure against GBP sterling. The credit securities fund may be redeemed on a daily basis.

Canopius Holdings Bermuda Limited

Notes to Unaudited Consolidated Financial Statements

The structured deposit is a US dollar denominated structured deposit with a final value linked to a US dollar denominated multi strategy index fund, hedged for currency exposure against the US dollar. A set minimum US dollar redemption value is guaranteed if held to contracted maturity. The planned redemption date is October 2013, and there is an early redemption penalty of 10% of any redemption based on the initial deposit value of the redeemed amount.

The multi asset mutual fund is a GBP sterling denominated fund invested in a variety of equity and bond securities as well as cash and cash equivalents. The multi asset mutual fund may be redeemed on a daily basis at their net asset value.

Net investment income

The components of net investment income for the nine months ended September 30, 2012 and 2011 were as follows:

	Nine Months Ended September 30,
($ in thousands)	2012	2011
Interest on cash and cash equivalents	$476	$222
Interest on reinsurance balances receivable	27,385	(632)
Interest on fixed maturity securities	4,588	2,205
Dividend on investment in other funds	2,531	3,561
Net gains (losses) on fixed maturity securities	3,249	(1,231)
Net gains (losses) on investment in funds	2,765	(13,758)
Net gains on forward exchange contracts	1,525	26
Investment expense	(266)	(383)

Total net investment income	$42,253	$(9,990)

Net gains for the first nine months of 2012 on fixed maturities still held at September 30, 2012 were $3,450 thousand and net gains on other investments still held at September 30, 2012 were $24,609 thousand.

Note 4—Fair Value Measurements

GAAP establishes a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) followed by similar but not identical assets or liabilities (Level 2) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the assets or liabilities fall within different levels of the hierarchy, the classification is based on the lowest level input that is significant to the fair value measurement of the asset or liability. Classification of assets and liabilities within the hierarchy considers the markets in which the assets and liabilities are traded, including during periods of market disruption, and the reliability and transparency of the assumptions used to determine fair value. The hierarchy requires the use of observable market data when available.

The Company primarily uses outside pricing services to assist in determining fair values. For investments in active markets, the Company uses the quoted market prices provided by the outside pricing services to determine fair value. In circumstances where quoted market prices are unavailable, the pricing services utilize fair value estimates based upon other observable inputs including matrix pricing, benchmark interest rates, market comparables and other relevant inputs.

Canopius Holdings Bermuda Limited

Notes to Unaudited Consolidated Financial Statements

The Company’s process to validate the market prices obtained from the outside pricing sources include, but are not limited to, periodic evaluation of model pricing methodologies and analytical reviews of certain prices. The Company may also periodically perform back-testing of selected sales activity to determine whether there are any significant differences between the market price used to value the security prior to sale and the actual sale price.

The levels of the hierarchy are as follows:

Level 1—Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities traded in active markets.

Level 2—Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and market-corroborated inputs. Included are investments in Corporate securities and the Company’s other investments, and the foreign currency derivatives.

Level 3—Inputs to the valuation methodology are unobservable in the market for the asset or liability and are significant to the fair value measurement. Material assumptions and factors considered in pricing investment securities may include projected cash flows, collateral performance including delinquencies, defaults and recoveries, and any market clearing activity or liquidity circumstances in the security or similar securities that may have occurred since the prior pricing period.

The Company valued all of its financial instruments at September 30, 2012 and 2011 utilizing Level 2 inputs. The Company bases fair value of its fixed maturity securities on market convention where investments are primarily traded, which is the last traded, closing or middle market price.

As at September 30, 2012 and December 31, 2011, the company’s financial instruments carried at fair value utilizing Level 2 inputs are as follows:

($ in thousands)	Level 1	Level 2	Level 3	Total
September 30, 2012
Fixed maturity securities	$—	$91,510	$—	$91,510
Other Investments	—	99,410	—	99,410

Total Investments at fair value	$—	190,920	$—	$190,920

Foreign currency forward contract	$—	$2,531	$—	$2,531

December 31, 2011
Fixed maturity securities	$—	$102,875	$—	$102,875
Other Investments	—	157,866	—	157,866

Total Investments at fair value	$—	260,741	$—	$260,741

Foreign currency forward contract	$—	$(1,253)	$—	$(1,253)

Derivatives

The fair value of forward currency exchange contracts is based on the Company’s contractual GBP sterling denominated asset/ (obligation) netted against the Company’s foreign currency obligation/ (asset) at the prevailing exchange rate at December 31. All of the Company’s forward exchange contracts require the purchase

Canopius Holdings Bermuda Limited

Notes to Unaudited Consolidated Financial Statements

or sale of foreign currency for a contractual GBP sterling amount, and are entered into to manage currency risk. At September 30, 2012, the Company held three forward contracts—obligations to sell $23.0 million, $10 million and €10 million to Canopius. At September 30, 2012 the Company had a net asset for the forward exchange contract of $2,530.7 thousand, which is included in Amounts due from related parties on the balance sheet. At December 31, 2011, the Company held one forward contract—an obligation to sell $60.0 million to Canopius for value. At December 31, 2011, the Company’s net liability for the forward exchange contract was $1,253.4 thousand and is included as a component of Amounts due/to from related parties on the balance sheet.

The Company does not use hedge accounting for these derivatives. Gains on forward exchange contracts held by the Company during the nine months of 2012 and 2011 were $1,525 thousand and $26 thousand, respectively, and are included in Net investment income in the income statement.

Note 5—Commitments and Contingencies

Lloyd’s may potentially draw on the funds at Lloyd’s collateral provided by the Company in relation to insurance business that the Company itself has not assumed. The Company’s management believes that the probability of a liability crystallizing is remote, since contractual clauses are in place to ensure that the appropriate Canopius affiliate reimburses the Company for the draw on collateral, and (if the affiliate is a reinsured under the QSRTs), the Company is able to offset the value of such a drawdown against its own obligations under the QSRT. Further, in the event of such a drawdown, and if such obligations are not honored by any such affiliate, Canopius has guaranteed, unconditionally and irrevocably, the punctual payment performance and discharge of such payment obligations. Lastly, under the terms of the QSRT, the Company’s insurance obligations are limited to the amount the Company has placed as collateral. Accordingly, management has not recorded any liability in respect of this contingency.

Note—6 Related Party Transactions

As discussed in Note 1, the Company has entered into various contracts with affiliates of Canopius, including: QSRTs with affiliates of Canopius; participation in the Acorn contract; and director services and a consulting agreement with Canopius Services Limited.

These transactions are consistent with related party transactions for the year ended December 31, 2011 and were entered into on normal commercial terms.

In the second quarter of 2012, the Company loaned approximately $108 million to Canopius under which the Company will earn London Interbank Offered Rate (LIBOR) plus 2 percent. The loan is repayable on demand, but in any event by February 28, 2013. However, on July 30, 2012, the Company, Canopius and other parties thereto entered into a letter agreement whereby Canopius Bermuda agreed to ensure that all indebtedness for borrowed money between Canopius Bermuda or any of its Subsidiaries, (other than Canopius Underwriting Bermuda Limited (“CUBL”)) or any affiliates thereof, and CUBL be repaid in full in cash prior to the Merger Closing, except as otherwise expressly agreed in writing by Tower and Canopius in connection with the Restructuring. As of September 30, 2012, the Company has $93.3 million outstanding from Canopius relating to this loan, which is reported as a reduction in equity in these consolidated financial statements.

Canopius Holdings Bermuda Limited

Notes to Unaudited Consolidated Financial Statements

Note 7—Loss and Loss Adjustment Expense

The summary of changes in outstanding losses and loss expenses for the nine months ended September 30, 2012 and 2011 is as follows:

	Nine Months Ended September 30,
($ in thousands)	2012	2011
Balance at January 1,	$810,336	$719,155
Incurred losses and loss expenses related to:
Current year	$195,335	$358,726
Prior years	(9,656)	21,629

Total incurred	$187,889	$380,355

Paid losses and loss expenses related to:
Current years	$89,075	$140,243
Prior years	178,199	122,136

Total paid	$267,274	$262,379

Foreign currency adjustments	$34,936	$13,007

Balance at September 30,	$765,887	$850,138

The favorable development in 2012 in respect of prior years’ losses arose from losses being settled at different values from amounts reserved at the 2011 year end, or decreases in amounts being reserved at that time. Similarly, the unfavorable development in 2011 in respect of prior year losses arose from losses being settled at different values from amounts reserved at the 2010 year end, or increases in amounts being reserved at that time.

Note 8—Proposed Merger With Tower Group, Inc.

On August 20, 2012, Tower Group, Inc. (“Tower”) closed on its $74.9 million acquisition of a 10.7% stake in Canopius, a privately owned Lloyd’s insurance holding company domiciled in Guernsey, Channel Islands. In connection with this acquisition, which was agreed to on April 25, 2012, Tower also entered into an agreement dated April 25, 2012 (the “Master Transaction Agreement”) under which Canopius Group committed to assist Tower with the establishment of a presence at Lloyd’s of London through a special purpose syndicate (“SPS Transaction Right and Acquisition Right”), subject to required approvals and granted Tower an option (the “Merger Option”) to combine with the Company. On July 30, 2012, Tower announced that it had exercised the Merger Option and executed an Agreement and Plan of Merger (the “Original Merger Agreement”) with the Company pursuant to which a wholly-owned subsidiary of the Company will acquire all of Tower’s common stock. Under applicable accounting principles Tower will be regarded as the acquiring entity. Tower paid Canopius Group a fee of $1,000,000 to exercise the Merger Option. On November 8, 2012, the Original Merger Agreement was amended by Amendment No. 1 to the Agreement and Plan of Merger to reflect changes to the merger consideration to be received by Tower stockholders (the Original Merger Agreement as so amended, the “Merger Agreement”).

Under the Merger Agreement, Tower stockholders will receive, in exchange for each share of Tower’s common stock, a certain number of the Company’s common shares equal to a Stock Conversion Number (defined below). Canopius Group intends to sell its shares in the Company prior to the consummation of the merger in a private placement of those shares (the “Canopius Secondary Offering”) to a group of yet-to-be-identified institutional third party investors (the “Third Party Investors”). The “Stock Conversion Number” will be equal to the quotient obtained by dividing (x) the price per share of Tower common stock at the market close on the date of the pricing of the Canopius Secondary Offering by (y) the Adjusted CHBL Price Per Share (defined below).

Canopius Holdings Bermuda Limited

Notes to Unaudited Consolidated Financial Statements

The “Adjusted CBHL Price Per Share” will be equal to the quotient obtained by dividing (i) the sum of (a) the Target TNAV Amount, which is the amount that Tower specifies in a written notice delivered to Canopius Group prior to the signing date of the purchase and sale agreements for the Canopius Secondary Offering, as the target amount of the tangible net asset value of the Company as of the closing date of the Canopius Secondary Offering, (b) the value of the retained business of the Company following its restructuring, (c) the aggregate amount of the placement fees received by the placement agents in connection with the Canopius Secondary Offering and (d) the aggregate amount, expressed in dollars, equal to the absolute value of the discount from the closing price of Tower’s common stock on the pricing date of the Canopius Secondary Offering, or on another reasonably current date (as agreed by Tower, the Company and the Third Party Investors), that Tower, the Company and the Third Party Investors have agreed is necessary in order to effect the Canopius Secondary Offering, by (ii) the aggregate number of the Company’s common shares sold in the Canopius Secondary Offering. Because neither the restructuring of the Company nor the Canopius Secondary Offering is likely to occur until the fourth quarter of this year at the earliest, no assurances can be given as to the Target TNAV Amount or the Adjusted Canopius Bermuda Price Per Share. In determining the Target TNAV Amount, Tower will principally consider the amount of capital that it believes will be required to maintain its ratings and to operate the combined business.

Although the Merger Agreement contains no conditions precedent to Tower’s obligations to consummate the merger, Tower will not proceed with the merger in the event that (1) the Canopius Secondary Offering cannot be effected, or can only be effected on terms that would make the Stock Conversion Number, and therefore the merger, unattractive to Tower, (2) the Adjusted CBHL Price Per Share declines to a point that the Third Party Investors would own 20% or less of the merged entity’s fully diluted capital stock immediately following the closing of the merger, (3) Tower stockholders and optionholders, as well as holders of Tower’s convertible senior notes, would own less than 76% of the fully diluted capital stock of Tower Ltd. immediately following the closing of the merger, (4) the parties to the Merger Agreement fail to obtain the necessary regulatory approvals on terms acceptable to Tower, (5) Tower’s stockholders fail to adopt the Merger Agreement and approve the merger, (6) Tower’s Board of Directors determines that the transactions contemplated by the Merger Agreement are not favorable to Tower or its stockholders and (7) Tower has not received an opinion of a nationally recognized law firm, in form and substance satisfactory to Tower, to the effect that the merger should not cause Tower Ltd. to be treated as a domestic corporation under Section 7874(b) of the Internal Revenue Code of 1986, as amended.

Note 9—Subsequent Events

On October 29, 2012, Superstorm Sandy made landfall in New Jersey and caused significant property damage. The Company has exposure to Superstorm Sandy primarily through its participation in Syndicate 4444. Management has received limited information regarding expected losses and is currently in the early phases of quantifying its potential exposure.

Canopius Holdings Bermuda Limited

Index to Financial Statement Schedules

Schedules		Pages
I	Summary of Investments—other than investments in related parties	S-2
II	Condensed Financial Information of the Registrant as of and for the years ended December 31, 2011 and 2010	S-3
III	Supplementary Insurance Information for the years ended December 31, 2011, 2010 and 2009	S-7
IV	Reinsurance for the years ended December 31, 2011, 2010 and 2009	S-8
V	Supplemental Information Concerning Insurance Operations for the years ended December 31, 2011, 2010 and 2009	S-9

Canopius Holdings Bermuda Limited

Schedule I—Summary of Investments—Other Than Investments in Related Parties

	December 31, 2011
($ in thousands)	Cost	Fair Value	Amount Reflected on Balance Sheet
Fixed maturities:
Trading securities:
Corporate securities	$103,996	$102,875	$102,875

Total investments	$103,996	$102,875	$102,875

	December 31, 2010
($ in thousands)	Cost	Fair Value	Amount Reflected on Balance Sheet
Fixed maturities:
Trading securities:
Corporate securities	$73,525	$74,915	$74,915

Total investments	$73,525	$74,915	$74,915

Canopius Holdings Bermuda Limited

Schedule II—Condensed Financial Information of the Parent Company

Condensed Balance Sheets

	December 31,
($ in thousands)	2011	2010
Assets

Investment in subsidiaries	$323,588	$403,174

Due from affiliate	2,335	2,362
Other assets	8	8

Total assets	$325,931	$405,544

Liabilities

Accounts payable and accrued expenses	$16	$—

Total liabilities	16	—

Shareholders’ equity	325,915	405,544

Total liabilities and shareholders’ equity	$325,931	$405,544

The condensed financial information should be read in conjunction with the notes to the condensed financial information of the parent company and the consolidated financial statements and the notes thereto.

Canopius Holdings Bermuda Limited

Schedule II—Condensed Financial Information of the Parent Company

Condensed Statements of Income and Comprehensive Income

	Year Ended December 31,
($ in thousands)	2011	2010	2009
Revenues
Other revenue	$—	$191	$991
Equity in net earnings of subsidiaries	(76,817)	54,001	61,784

Total revenues	(76,817)	54,192	62,775
Expenses
Other operating expenses	44	—	—

Total expenses	44	—	—

Income before income taxes	(76,861)	54,192	62,775
Provision/(benefit) for income taxes	—	—	—

Net income	$(76,861)	$54,192	$62,775

Other comprehensive income (loss)
Change in foreign currency gain (loss)	(2,768)	(8,265)	17,643

Comprehensive income	$(79,629)	$45,927	$80,418

The condensed financial information should be read in conjunction with the notes to the condensed financial information of the parent company and the consolidated financial statements and the notes thereto.

Canopius Holdings Bermuda Limited

Schedule II—Condensed Financial Information of the Parent Company

Condensed Statements of Cash Flows

	Year Ended December 31,
($ in thousands)	2011	2010	2009
Cash flows provided by (used in) operating activities:
Net (loss) income	$(76,861)	$54,192	$62,775
Adjustments to reconcile net income to net cash provided by (used) in operations:
Equity in undistributed net income of subsidiaries	76,817	(54,001)	(61,784)
Change in operating assets and liabilities
Other assets	27	(191)	(992)
Accounts payable and accrued expenses	17	—	—

Net cash flows provided by operations	—	—	(1)
Cash flows provided by (used in) investing activities:
Investment in subsidiary	—	—	(141,501)

Net cash flows used in investing activities	—	—	(141,501)
Cash flows provided by (used in) financing activities:
Additional paid in capital	—	—	141,501

Net cash flows provided by (used in) financing activities	—	—	141,501

Increase (decrease) in cash and cash equivalents	—	—	(1)
Cash and cash equivalents, beginning of year	—	—	1

Cash and cash equivalents, end of year	$—	$—	$—

The condensed financial information should be read in conjunction with the notes to the condensed financial information of the parent company and the consolidated financial statements and the notes thereto.

Canopius Holdings Bermuda Limited

Schedule II—Condensed Financial Information of the Parent Company

Notes to Condensed Financial Information

Canopius Holdings Bermuda Limited (“CHBL”), is a Bermuda holding company that was incorporated on September 6, 2007. The Company’s subsidiaries are Canopius Bermuda Limited, (“CBL”), a class 3A licensed Bermuda insurance company, and Canopius Underwriting Bermuda Limited (“CUBL”). CHBL, together with its affiliates is referred to as the Company. CHBL is wholly-owned by Canopius Group Limited (“Canopius Group”), a company incorporated in Guernsey, Channel Islands.

The accompanying condensed financial statements of Canopius Holdings Bermuda Limited (parent company) should be read in conjunction with the consolidated financial statements and notes thereto of Canopius Holdings Bermuda Limited.

Canopius Holdings Bermuda Limited

Schedule III—Supplementary Insurance Information

($ in thousands)	Deferred Acquisition Cost, Net of Deferred Ceding Commission Revenue	Gross Future Policy Benefits, Losses and Loss Expenses	Gross Unearned Premiums	Net Earned Premiums	Benefits, Losses and Loss Expenses	Amortization of DAC	Operating Expenses	Net Premiums Written
2011
Reinsurance	$181	$810,336	$166,982	$454,397	$459,990	$186	$5,481	$444,858

Total	$181	$810,336	$166,982	$454,397	$459,990	$186	$5,481	$444,858

2010
Reinsurance	$284	$719,155	$178,497	$536,206	$450,048	$507	$6,692	$516,016

Total	$284	$719,155	$178,497	$536,206	$450,048	$507	$6,692	$516,016

2009
Reinsurance	$31	$563,968	$204,016	$662,287	$577,785	$278	$5,987	$713,046

Total	$31	$563,968	$204,016	$662,287	$577,785	$278	$5,987	$713,046

Canopius Holdings Bermuda Limited

Schedule IV—Reinsurance

($ in thousands)	Gross Amount	Ceded to Other Companies	Assumed from Other Companies	Net Amount	Percentage of Amount Assumed to Net
Year ended December 31, 2011
Premiums
Property and casualty insurance	$—	$—	$444,858	$444,858	100.0%
Accident and health insurance	—	—	—	—	—

Total Premiums	$—	$—	$444,858	$444,858	100.0%

Year ended December 31, 2010
Premiums
Property and casualty insurance	$—	$—	$516,016	$516,016	100.0%
Accident and health insurance	—	—	—	—	—

Total Premiums	$—	$—	$516,016	$516,016	100.0%

Year ended December 31, 2009
Premiums
Property and casualty insurance	$—	$—	$713,046	$713,046	100.0%
Accident and health insurance	—	—	—	—	—

Total Premiums	$—	$—	$713,046	$713,046	100.0%

Canopius Holdings Bermuda Limited

Schedule V—Supplemental Information Concerning Insurance Operations

($ in thousands)	Deferred Acquisition Cost	Reserves For Unpaid Claims and Claim Adjustment Expenses	Discounted Reserves	Unearned Premium	Earned Premium	Net Investment Income	Claims and Claims Adjustment Expenses Incurred and Related to		Amortization of DAC	Paid Claims and Claim Adjustment Expenses	Net Premiums Written
							Current Year	Prior Year
2011
Consolidated Insurance Subsidiaries	$181	$810,336	$—	$166,982	$454,397	$1,051	$460,064	$74	$186	$340,910	$444,858
2010
Consolidated Insurance Subsidiaries	284	719,155	—	178,497	536,206	30,505	453,704	(3,656)	507	277,867	516,016
2009
Consolidated Insurance Subsidiaries	31	563,968	—	204,016	662,287	22,823	298,967	278,818	278	235,675	713,046

ANNEXES

Annexes

Annex A-1	Agreement and Plan of Merger

Annex A-2	Amendment No. 1 to Agreement and Plan of Merger

Annex B	Master Transaction Agreement

Annex C	Form of Amended and Restated Bye-laws of Tower Ltd.

Annex D	Amended and Restated Certificate of Incorporation of Tower

Annex E	Amended and Restated Bylaws of Tower

Annex F	Opinion of Barclays Capital Inc.

Annex A-1

Execution Version

AGREEMENT AND PLAN OF MERGER

Among

TOWER GROUP, INC.,

CANOPIUS HOLDINGS BERMUDA LIMITED,

CANOPIUS MERGERCO, INC.

and

CONDOR 1 CORPORATION

Dated as of July 30, 2012

A1-1

A1-2

A1-3

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 30, 2012, among Tower Group, Inc., a Delaware corporation (the “Company”), Canopius Holdings Bermuda Limited, a Bermuda limited company (“Bermuda Holdco”), Canopius Mergerco, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Bermuda Holdco (“Delaware Purchaser”), and Condor 1 Corporation, a Delaware corporation and a direct wholly owned Subsidiary of Delaware Purchaser (“Merger Sub”).

WHEREAS, on April 25, 2012, (i) Canopius Group Limited (“Parent”), Bermuda Holdco, Delaware Purchaser and the Company entered into a Master Transaction Agreement (the “MTA”) and (ii) the Company, Parent and certain other Persons entered into an Investment and Shareholders’ Agreement in respect of Parent (the “Investment Agreement”);

WHEREAS, Section 4.6 of the MTA provides that the Company may, subject to the terms set forth in the MTA, elect to cause the parties hereto to enter into this Agreement by delivering a Merger Notice and paying the Merger Exercise Price (each as defined in the MTA);

WHEREAS, the Company has delivered the Merger Notice and paid the Merger Exercise Price in accordance with the terms of the MTA;

WHEREAS, the Boards of Directors of Delaware Purchaser and Merger Sub have approved this Agreement, declared it advisable and determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction contemplated by this Agreement in which Merger Sub will, on the terms and subject to the conditions set forth herein, merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation in the Merger;

WHEREAS, the Board of Directors of the Company has also approved this Agreement and declared it advisable;

WHEREAS, the Company has the discretion under Section 7.01(c) of this Agreement and Section 4.6(f) of the MTA, subject to the terms specified herein and therein, to terminate this Agreement and abandon the Merger at any time before the Effective Time; and

WHEREAS, the parties desire to enter into this Agreement, to make certain representations, warranties and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the surviving corporation in the Merger and a direct wholly owned Subsidiary of Delaware Purchaser (the “Surviving Corporation”).

SECTION 1.02. The Effective Time. The Merger will become effective as set forth in a certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware on the Closing Date. The “Effective Time” shall be the date and time at which the Merger becomes effective as set forth in the Certificate of Merger.

A1-4

SECTION 1.03. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, right, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, Liabilities, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1.04. Organizational Documents of Bermuda Holdco and the Surviving Corporation.

(a) The memorandum of association of Bermuda Holdco as in effect immediately prior to the Effective Time shall be its memorandum of association as of the Effective Time until thereafter changed or amended as provided therein or pursuant to applicable Law. The bye-laws of Bermuda Holdco as in effect immediately prior to the Effective Time shall be amended and restated at and as of the Effective Time to be in the form attached as Exhibit A, and as so amended and restated shall be the bye-laws of Bermuda Holdco until thereafter changed or amended as provided therein or pursuant to applicable Law.

(b) At the Effective Time, the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety as of the Effective Time to be identical to the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, respectively, except that Article I of such certificate of incorporation shall be amended to read “The name of the corporation is Tower Delaware Holding Company, Inc.”, and as so amended and restated shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or pursuant to applicable Law.

SECTION 1.05. Directors and Officers.

(a) The parties shall take all actions necessary, proper or advisable to cause (i) the directors and officers of the Company as of immediately prior to the Effective Time to be the directors and officers, respectively, of Bermuda Holdco as of the Effective Time, each to hold office in accordance with the memorandum of association and bye-laws of Bermuda Holdco until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal, and (ii) the initial directors and officers of the Surviving Corporation as of the Effective Time to be the individuals identified by the Company prior to the Effective Time, each to hold such office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

(b) Bermuda Holdco shall deliver to the Company letters of resignation, effective as of the Closing, of all directors and officers of Bermuda Holdco and each of its Subsidiaries other than CUBL from their respective positions as directors and officers thereof.

SECTION 1.06. Closing. Unless this Agreement is terminated in accordance with Article VII, the closing of the Merger (the “Closing”) shall, subject to the satisfaction or (to the extent permitted by applicable Law) waiver by the party entitled to the benefits thereof of each of the conditions set forth in Article VI, take place at the offices of Willkie Farr & Gallagher LLP at 10:00 a.m., New York time, on the Business Day specified in the Closing Notice delivered by the Company to Bermuda Holdco, or at such other place, time and date as shall be agreed in writing by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

ARTICLE II

Effect on Share Capital; Merger Consideration

SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Bermuda Holdco, Delaware Purchaser, Merger Sub or any

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holder of any common shares, par value $0.01 per share, of the Company (“Company Shares”), any common shares, par value $0.01 per share, of Merger Sub (“Merger Sub Shares”) or any common shares, par value $0.01 per share, of Bermuda Holdco (“Bermuda Holdco Shares”):

(a) Share Capital of Merger Sub. Each issued and outstanding Merger Sub Share shall be converted into and become one validly issued, fully paid and non-assessable common share, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Certain Company Shares. All Company Shares that are owned by the Company as treasury stock and any Company Shares owned by Bermuda Holdco, Delaware Purchaser, Merger Sub or any other direct or indirect wholly owned Subsidiary of Bermuda Holdco immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Shares. Subject to Section 2.01(b), each issued and outstanding Company Share automatically shall be converted into and shall thereafter represent the right to receive, in accordance with Section 2.02, (i) a number of validly issued, fully paid and non-assessable Bermuda Holdco Shares equal to the Stock Conversion Number (the “Stock Consideration”) and (ii) $1.25 in cash (the “Cash Consideration” and, together with the Stock Consideration and any cash paid in lieu of fractional shares in accordance with Section 2.02(d), the “Merger Consideration”). As of the Effective Time, all Company Shares shall no longer be outstanding and automatically shall be canceled and shall cease to exist, and each holder of Company Shares that are not represented by certificates (“Book-Entry Shares”), and each holder of one or more certificates representing any Company Shares (“Certificates”), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration with respect to such Company Shares without interest.

SECTION 2.02. Exchange Fund.

(a) Exchange Agent. Prior to the Closing Date, the Company shall designate a bank or trust company to act as agent (the “Exchange Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, the Company and Delaware Purchaser shall, prior to the Closing Date, enter into an agreement with the Exchange Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Merger Sub or Delaware Purchaser shall deposit or cause to be deposited with the Exchange Agent certificates or, at the Company’s option, shares in book-entry form, representing a number of Bermuda Holdco Shares and an amount of cash sufficient to pay the aggregate Merger Consideration (such Bermuda Holdco Shares and cash that are so deposited, the “Exchange Fund”). Pending its disbursement in accordance with this Section 2.02, any cash in the Exchange Fund shall be invested by the Exchange Agent as directed by Delaware Purchaser in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion. Delaware Purchaser shall promptly replace or restore, or shall cause the Surviving Corporation promptly to replace or restore, the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Exchange Agent shall diminish the rights of any former holder of Company Shares to receive the Merger Consideration pertaining thereto as provided herein.

(b) Payment of Merger Consideration. As soon as practicable after the Effective Time (but in no event later than two Business Days after the Effective Time), Delaware Purchaser or the Surviving Corporation shall cause the Exchange Agent to mail to each Stockholder a form of letter of transmittal (the “Letter of Transmittal”) (which (i) may specify that delivery of a Certificate or Book-Entry Share shall be effected, and risk of loss and title to the Company Shares represented thereby shall pass, only upon delivery of such Certification or Book-Entry Share to the Exchange Agent and (ii) shall be in such form and have such other customary provisions as

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Delaware Purchaser or the Surviving Corporation may specify), together with instructions thereto, setting forth, inter alia, the procedures by which holders of Certificates or Book-Entry Shares may receive the Merger Consideration to which they are entitled pursuant to this Article II. Upon the completion of such applicable procedures by a holder and the surrender of such holder’s Certificates or Book-Entry Shares, the Exchange Agent shall deliver to such holder (A) a certificate or book-entry representing that number of whole Bermuda Holdco Shares (rounded down to the nearest whole Bermuda Holdco Share) that such Stockholder has the right to receive in respect of the Company Shares represented thereby, (B) cash in an amount equal to the product of the Cash Consideration multiplied by the number of Company Shares represented thereby and (C) cash in lieu of fractional shares that such Stockholder has the right to receive pursuant to Section 2.02(d), and any surrendered Certificates shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall properly be endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment (1) shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder or (2) shall have established to the reasonable satisfaction of Delaware Purchaser that such Tax either has been paid or is not applicable. Until satisfaction of the applicable procedures contemplated by this Section 2.02, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II. No interest shall be paid or shall accrue on any cash payable pursuant to this Section 2.02(b).

(c) Transfer Books; No Further Ownership Rights in Company Shares. The Merger Consideration paid in respect of each Company Share upon surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares previously represented by such Certificates or Book-Entry Shares. At the Effective Time, the share transfer books of the Surviving Corporation shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Company Shares that were represented by Certificates or Book-Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect to such underlying Company Shares, except as otherwise provided for herein or by applicable Law. Subject to Section 2.02(e), if at any time after the Effective Time Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fraction of a Bermuda Holdco Share may be issued in connection with the Merger, and in lieu thereof any Stockholder who would otherwise have been entitled to a fraction of a Bermuda Holdco Share shall be paid, upon surrender of Certificates or Book-Entry Shares for exchange, cash without interest in an amount equal to the product of (i) the fractional share interest to which such Stockholder would have been entitled under this Article II absent this Section 2.2(d) multiplied by (ii) the Average Stock Price.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Delaware Purchaser or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Delaware Purchaser or the Surviving Corporation, as applicable, may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Shares formerly represented by such Certificate as contemplated by this Article II.

(f) Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, Delaware Purchaser shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Exchange Agent and that have not been disbursed to former holders of Company Shares, and thereafter such holders shall be entitled to look only to Delaware Purchaser for, and Delaware Purchaser shall remain liable for, payment of their claims of the Merger

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Consideration pertaining to their former Company Shares pursuant to this Article II. Any amounts remaining unclaimed by such holders at the time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Delaware Purchaser or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(g) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto or the Exchange Agent shall be liable to any Person for any Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(h) Withholding Taxes. Delaware Purchaser, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the cash consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of other applicable Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

(i) Stock Sales for Payment of Withholding Taxes. Delaware Purchaser, the Surviving Corporation and the Exchange Agent shall be entitled to sell on behalf of any Stockholder such number of Bermuda Holdco Shares that would otherwise be deliverable to such Stockholder as Delaware Purchaser determines would result in net cash proceeds (after reduction for any expenses attributable to such sale) sufficient to allow Delaware Purchaser, the Surviving Corporation and the Exchange Agent to pay Taxes required to be deducted or withheld as a result of the transactions described herein under the Code, or under any provision of other applicable Tax Law; provided that for these purposes Delaware Purchaser may assume that the receipt of Bermuda Holdco Shares pursuant to this Agreement is treated as a dividend for U.S. federal income Tax purposes. Any cash proceeds from such sale in excess of the amount of such deducted or withheld Taxes shall be remitted to the Stockholder on whose behalf such Bermuda Holdco Shares were sold. To the extent amounts are so paid over to the appropriate Governmental Authority, the sold Bermuda Holdco Shares shall be treated for all purposes of this Agreement as having been delivered to the Stockholder on whose behalf they were sold.

SECTION 2.03. Equity Awards.

(a) At the Effective Time, without any action on the part of any Stockholder, each outstanding stock option granted under the Company Stock Plan or otherwise (a “Company Option”), shall automatically (i) vest and become free of any forfeiture conditions if not then vested and free of forfeiture conditions and (ii) constitute a fully vested option (a “Converted Option”) to acquire (on the same terms and conditions (other than vesting and performance conditions) as were applicable to such Company Option pursuant to the relevant Company Stock Plan under which it was issued and the agreement evidencing the grant thereof prior to the Effective Time) that number (rounded down to the nearest whole number) of Bermuda Holdco Shares determined by multiplying (A) the number of Company Shares subject to such Company Option immediately prior to the Effective Time by (B) the Option Conversion Number. The exercise price per Bermuda Holdco Share subject to any such Converted Option shall be an amount (rounded up to the nearest cent) equal to (A) the exercise price per Company Share subject to such Company Option immediately prior to the Effective Time divided by (B) the Option Conversion Number. Notwithstanding the foregoing, the assumption and conversion of Company Options under this Section 2.03 shall be implemented in such a manner so as not to constitute (i) a “modification,” “extension” or “renewal” (within the meaning of Section 424 of the Code and the regulations thereunder) of the terms of a Company Option that is an “incentive stock option” (as defined under Section 422 of the Code) or (ii) a “modification” or “extension” of the terms of a Company Option (within the meaning of Section 409A of the Code and the regulations thereunder). “Option Conversion Number” means the sum of (i) the Stock Conversion Number plus (ii) the quotient obtained by dividing the Cash Consideration by the Deemed BHS Price. “Deemed BHS Price” means the deemed fair market value of a Bermuda Holdco Share immediately prior to the Closing Date, which

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shall equal the quotient obtained by dividing (i) the excess of the closing price per Company Share on the NASDAQ Global Select Market for the trading date immediately prior to the Closing Date over the Cash Consideration by (ii) the Stock Conversion Number.

(b) At the Effective Time, without any action on the part of any Stockholder, each outstanding share of restricted stock of the Company granted or awarded under the Company Stock Plan or otherwise (a “Restricted Share”) that is subject to vesting or forfeiture conditions, whether time-based or performance-based and whether granted under the Company Stock Plan or otherwise, shall automatically vest and become free of any forfeiture conditions and be converted into the right to receive from the Surviving Corporation, as soon as reasonably practicable after the Effective Time, the Merger Consideration, without interest, in accordance with Section 2.01.

SECTION 2.04. Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding Company Shares or Bermuda Holdco Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

SECTION 2.05. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time that are held by Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing, and who shall have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such Stockholders shall be entitled to receive payment of the appraised value of the Company Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by Stockholders who shall have failed to perfect, or who shall have effectively withdrawn or lost their right to appraisal of such Company Shares under Section 262 of the DGCL shall, as of the Effective Time, be deemed to have been converted into, and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, upon surrender in the manner provided in Section 2.02 of the Certificates or Book-Entry Shares that formerly evidenced such Company Shares.
ARTICLE III

Representations and Warranties of Bermuda Holdco, Delaware Purchaser and Merger Sub

Subject to and as qualified by the matters set forth in the corresponding sections or subsections of the Bermuda Holdco Disclosure Letter, each of Bermuda Holdco, Delaware Purchaser and Merger Sub hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, that, except as would not, individually or in the aggregate, be, or reasonably be expected to be, materially adverse to Bermuda Holdco and its Subsidiaries (other than CUBL), taken as a whole, excluding any material adverse effect resulting from (x) a change in general economic or market conditions, (y) matters affecting the property and casualty insurance or reinsurance industry generally or (z) changes in IFRS or GAAP, to the extent that any such effect described in the preceding clauses (x) through (z) does not materially and disproportionately affect Bermuda Holdco and its Subsidiaries relative to other Persons engaged in the industries in which Bermuda Holdco and its Subsidiaries operate (provided that the foregoing materiality exception does not apply to the representations and warranties set forth in Sections 3.01, 3.02, 3.03(a), 3.03(b), 3.04, 3.08 or 3.26):

SECTION 3.01. Corporate Status.

(a) Bermuda Holdco is a corporation duly organized, validly existing and in good standing under the Laws of Bermuda and has all requisite corporate or organizational power and authority to carry on its business as now conducted. Other than those jurisdictions set forth in Section 3.01(a) of the Bermuda Holdco Disclosure

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Letter, if and to the extent Bermuda Holdco conducts business in a jurisdiction other than its place of incorporation, Bermuda Holdco is duly qualified to do business as a foreign corporation or other organization and is in good standing in each jurisdiction in which the nature of its business or the properties owned, leased or operated by it makes such qualification necessary. Bermuda Holdco has made available to the Company true, complete and correct copies of the Organizational Documents of Bermuda Holdco as amended to date, and Bermuda Holdco is not in material violation of any provision of such Organizational Documents. The Organizational Documents of Bermuda Holdco as made available to the Company are in full force and effect.

(b) Except as set forth in Section 3.01(b) of the Bermuda Holdco Disclosure Letter, each of Bermuda Holdco’s Subsidiaries (including Condor 2 Corporation, a Delaware corporation and a wholly owned Subsidiary of Bermuda Holdco that owns all of the issued and outstanding capital stock of Delaware Purchaser (“Top Holdco”), Delaware Purchaser and Merger Sub) is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite corporate or organizational power and authority to carry on its business as now conducted. The Organizational Documents of such Subsidiaries are in full force and effect and no such Subsidiary is in material violation of any provision of such Organizational Documents.

(c) Each of Top Holdco, Delaware Purchaser and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the MTA, has no assets or Liabilities of any nature other than those incident to its formation or pursuant to the transactions contemplated by this Agreement or the MTA and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement and the MTA.

SECTION 3.02. Corporate and Governmental Authorization.

(a) Each of Bermuda Holdco, Delaware Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Bermuda Holdco, Delaware Purchaser and Merger Sub of this Agreement and the consummation by Bermuda Holdco, Delaware Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Bermuda Holdco, Delaware Purchaser and Merger Sub. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Bermuda Holdco, Delaware Purchaser and Merger Sub, enforceable against Bermuda Holdco, Delaware Purchaser and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The approvals of this Agreement, the Merger and the other transactions contemplated by this Agreement by (A) Parent in its capacity as the sole shareholder of Bermuda Holdco, (B) Bermuda Holdco in its capacity as the sole stockholder of Top Holdco, (C)Top Holdco in its capacity as the sole stockholder of Delaware Purchaser and (D) Delaware Purchaser as the sole stockholder of Merger Sub, have previously been provided by written consents executed by the appropriate Persons and made available to the Company prior to the date hereof, and no other votes or approvals of any other holders of securities of Parent, Bermuda Holdco or any of their Affiliates are necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b) Except for the approvals, filings and notifications imposed by applicable Laws that are set forth in Section 3.02(b) of the Bermuda Holdco Disclosure Letter, the execution and delivery by Bermuda Holdco, Delaware Purchaser and Merger Sub of this Agreement do not, and the performance by Bermuda Holdco, Delaware Purchaser and Merger Sub of, and the consummation by Bermuda Holdco, Delaware Purchaser and Merger Sub of the transactions contemplated by, this Agreement does not and will not, require any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”).

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SECTION 3.03. Non-Contravention. The execution, delivery and performance of this Agreement by Bermuda Holdco, Delaware Purchaser and Merger Sub and the consummation by Bermuda Holdco, Delaware Purchaser and Merger Sub of the transactions contemplated hereby do not and will not (a) conflict with or result in any violation or breach of any provision of the Organizational Documents of Bermuda Holdco or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 3.02(b), conflict with or result in a violation or breach of any provision of any applicable Law or (c) except for a Lien under the LOC Security Package and assuming compliance with the matters referred to in Section 3.02(b), require any consent of or other action by any Person under, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of Bermuda Holdco or any of its Subsidiaries pursuant to, any Contract to which Bermuda Holdco, Delaware Purchaser or Merger Sub is a party. All Liens (other than Permitted Liens) on any securities or assets of Bermuda Holdco or any of its Subsidiaries under the LOC Security Package will be released at or prior to the Effective Time.

SECTION 3.04. Capitalization; Title to Shares.

(a) The authorized capital stock of Bermuda Holdco consists of 150,000,000 common shares, par value $0.01 per share, of which 100 shares are issued and outstanding. All of the shares of capital stock of Bermuda Holdco have been duly authorized and validly issued and are fully paid and non-assessable, and they are not subject to, and were not issued in violation of, any preemptive or similar rights (provided that they are subject to such rights contemplated by the Investment Agreement or the Organizational Documents of Bermuda Holdco or Bermuda Law). As of the date hereof and as of immediately prior to the Third Party Sale Closing (as defined in the MTA), Parent owns beneficially and of record all of the shares of capital stock of Bermuda Holdco, free and clear of all Liens, except for a Lien under the LOC Security Package which will be released at or prior to the Effective Time.

(b) The authorized capital stock of Delaware Purchaser consists of 200 shares of common stock, no par value, of which 100 shares are issued and outstanding. All of the shares of capital stock of Delaware Purchaser have been duly authorized and validly issued and are fully paid and non-assessable, and are not and were not issued in violation of any preemptive or similar rights. Top Holdco owns beneficially and of record all of the shares of capital stock of Delaware Purchaser, free and clear of all Liens, except for a Lien under the LOC Security Package which will be released at or prior to the Effective Time. Bermuda Holdco owns beneficially and of record all of the shares of capital stock of Top Holdco, free and clear of all Liens, except for a Lien under the LOC Security Package which will be released at or prior to the Effective Time.

(c) The authorized capital stock of Merger Sub consists of 200 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding. All of the shares of capital stock of Merger Sub have been duly authorized and validly issued and are fully paid and non-assessable, and are not and were not issued in violation of any preemptive or similar rights. Delaware Purchaser owns beneficially and of record all of the shares of capital stock of Delaware Purchaser, free and clear of all Liens, except for a Lien under the LOC Security Package.

(d) Except as set forth in Section 3.04(d) of the Bermuda Holdco Disclosure Letter and except as contemplated by Section 4.6 of the MTA or this Agreement, there are no outstanding (i) shares of capital stock of or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries, (ii) securities of Bermuda Holdco or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries, (iii) options or other rights or Contracts or commitments of any kind to acquire from Bermuda Holdco or any of its Subsidiaries, or other obligation of Bermuda Holdco or any of its Subsidiaries to issue, transfer or sell, any capital stock of or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries or securities convertible into or exercisable or exchangeable for capital stock of or other voting or equity interests in Bermuda Holdco or any of

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its Subsidiaries, (iv) voting trusts, proxies or other similar Contracts or commitments to which Bermuda Holdco or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries. Except as described in Section 3.04(d) of the Bermuda Holdco Disclosure Letter and except as contemplated by Section 4.6 of the MTA or this Agreement, there are no outstanding obligations of Bermuda Holdco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities described in clauses (i), (ii) or (iii) of the previous sentence.

SECTION 3.05. Subsidiaries; Ownership Interests. Except as set forth in Section 3.05 of the Bermuda Holdco Disclosure Letter, none of Bermuda Holdco or any of its Subsidiaries has any Subsidiaries, and except as set forth in Section 3.05 of the Bermuda Holdco Disclosure Letter and, except for Investment Assets held by any of them in the ordinary course of business, none of Bermuda Holdco or any of its Subsidiaries owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock of or other voting or equity interests in) any other Person.

SECTION 3.06. Financial Statements; Accounting Controls.

(a) Bermuda Holdco has or has caused to be delivered to the Company true, complete and correct copies of (i) the audited financial statements of Canopius Bermuda Limited (the “Bermuda Insurer”) at and for the year ended December 31, 2011 (the “Bermuda Insurer Financial Statements”), including a balance sheet and statements of income, cash flows and shareholders’ equity. The Bermuda Insurer Financial Statements (A) were derived from and are consistent with the Books and Records, (B) have been provided in a form that can be readily prepared into a form in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), (C) present fairly, in all material respects, the financial position and the results of its operations and its cash flows for the period indicated and (D) were prepared in compliance with the internal control procedures of Parent, and (ii) the unaudited financial information of Bermuda Holdco, and of each of the Bermuda Insurer and Canopius Underwriting Bermuda Limited (“CUBL”), which were the only Subsidiaries of Bermuda Holdco as of December 31, 2011, at and for the year ended on such date and at and for the three month period ended March 31, 2012 (collectively, the “Unaudited Financial Information”), including a balance sheet and statements of income or operations and retained earnings or shareholders’ equity. The Unaudited Financial Information (A) were derived from and are consistent with the Books and Records, (B) have been provided in a form that can be readily prepared into a form in accordance with generally accepted accounting principles, (C) except for the omission of certain disclosures required under generally accepted accounting principles, present fairly the financial position and the results of operations of the relevant Person to which they relate at and for the period indicated and (D) were prepared in compliance with the internal control procedures of such Person.

(b) Each of Bermuda Holdco and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with IFRS and GAAP, as applicable, to maintain proper accountability for items, (iii) access to its property and assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences and (v) reinsurance recoverables and premium and other receivables are reported accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

SECTION 3.07. Undisclosed Liabilities. Bermuda Holdco and its Subsidiaries have no Liabilities other than (a) Liabilities contemplated by the Restructuring to be retained by Bermuda Holdco and its Subsidiaries or transferred from Bermuda Holdco or one or more of its Subsidiaries to any entity other than one of its Subsidiaries

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pursuant to the Restructuring and (b) Liabilities of CUBL that are reflected in the Unaudited Financial Information or were incurred by CUBL since December 31, 2011 in the ordinary course of business consistent with past practice.

SECTION 3.08. Absence of Certain Changes. Except as set forth in Section 3.08 of the Bermuda Holdco Disclosure Letter, since December 31, 2011, each of Bermuda Holdco and its Subsidiaries has conducted its business in the ordinary course consistent with past practice, there has not been any event, development or set of circumstances that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and neither Bermuda Holdco nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the consent of the Company, would be a violation in any material respect of Section 5.01(a).

SECTION 3.09. Contracts. Each Contract to which Bermuda Holdco or any of its Subsidiaries is a party is a valid and binding agreement of Bermuda Holdco or such Subsidiary that is party thereto, as applicable, and, to the Knowledge of Bermuda Holdco, any other party thereto, and is in full force and effect, and neither Bermuda Holdco or such Subsidiary nor, to the Knowledge of Bermuda Holdco, any other party thereto, is in default or breach under (or is alleged to be in default or breach under) the terms of, or has provided or received any notice of any intention to terminate, such Contract and, to the Knowledge of Bermuda Holdco, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

SECTION 3.10. Books and Records. The Books and Records are true, complete and correct, have been maintained in accordance with normal business practices and accurately present and reflect all of the transactions and actions therein described.

SECTION 3.11. Investment Company. Neither Bermuda Holdco nor any of its Subsidiaries is an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

SECTION 3.12. Litigation. Except as set forth in Section 3.12 of the Bermuda Holdco Disclosure Letter and except for Litigation involving claims made in the ordinary course of business under and within the applicable limits of contracts or policies of insurance or reinsurance written by the Bermuda Insurer, (a) there is no Litigation pending and served on Bermuda Holdco or any of its Subsidiaries, or to the Knowledge of Bermuda Holdco, has Bermuda Holdco or any of its Subsidiaries received any threat in writing of any Litigation against or affecting Bermuda Holdco or any of its Subsidiaries and (b) there are no settlement agreements or similar written agreements between Bermuda Holdco or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand, and, to the Knowledge of Bermuda Holdco, there are no outstanding Orders against or affecting Bermuda Holdco or any of its Subsidiaries.

SECTION 3.13. Compliance with Law. Except as set forth in Section 3.13 of the Bermuda Holdco Disclosure Letter, each of Bermuda Holdco and each of its Subsidiaries is, and at all times since January 1, 2008 has been, in compliance with all applicable Law and, to the Knowledge of Bermuda Holdco, has not been charged with, and is not and has not been under investigation with respect to, any violation of any applicable Law.

SECTION 3.14. Permits and Licenses. Except as set forth in Section 3.14 of the Bermuda Holdco Disclosure Letter, each of Bermuda Holdco and each of its Subsidiaries has all licenses (including insurance licenses), franchises, permits, privileges, immunities, certificates, variances, orders, consents, approvals and other authorizations (including authorizations to write excess and surplus lines insurance as a non-admitted or unlicensed insurance carrier) from a Governmental Authority that are necessary to entitle it to own or lease, operate and use its properties or assets and to carry on and conduct its business as conducted on the date of this Agreement (the “Permits”), and all such Permits are valid and in full force and effect. Except as set forth in Section 3.14 of the Bermuda Holdco Disclosure Letter, (a) neither Bermuda Holdco nor any of its Subsidiaries

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has received any written notice of any violation of any Permit, (b) to the Knowledge of Bermuda Holdco, no suspension, cancellation or non-renewal of any Permit is pending or threatened, (c) Bermuda Holdco and its Subsidiaries have complied, and are in compliance, with all terms and conditions of the Permits, (d) to the Knowledge of Bermuda Holdco, no event or condition has occurred or exists that would reasonably be expected to result in a violation or breach of, or a default or loss of a benefit under, or acceleration of an obligation of any of Bermuda Holdco or any of its Subsidiaries under, or a termination, revocation, cancellation or impairment of, any Permit (in each case, with or without notice or lapse of time or both), and (e) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement. Neither Bermuda Holdco nor any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date is relying on any exemption from or deferral of any Law or Permit that, to the Knowledge of Bermuda Holdco, would not be available to Bermuda Holdco or such Subsidiary after the Closing Date.

SECTION 3.15. Employees. Except as set forth in Section 3.15 of the Bermuda Holdco Disclosure Letter, as of the date hereof, neither Bermuda Holdco nor any of its Subsidiaries has or has ever had any employees. As of the Effective Time, the only employees that Bermuda Holdco or any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date will have ever had will be the Bermuda Employees (as defined in Exhibit C to the MTA) hired by the Bermuda Insurer in connection with the Restructuring, whose employment by the Bermuda Insurer will commence at the Effective Time. Neither Bermuda Holdco nor any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date has any Liability with respect to employees or labor matters except for the obligation to pay salary and bonus to the Bermuda Employees from and after the Effective Time pursuant to arrangements approved by the Company in connection with the Restructuring.

SECTION 3.16. Tax Matters.

(a) Except as set forth in Section 3.16(a) of the Bermuda Holdco Disclosure Letter, all Tax Returns required to be filed by, on behalf of or with respect to Bermuda Holdco or any of its Subsidiaries have been duly and timely filed and are complete and correct. All Taxes (whether or not reflected on such Tax Returns) required to be paid with respect to Bermuda Holdco or any of its Subsidiaries have been duly and timely paid. All Taxes required to be withheld by Bermuda Holdco or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose. Except as set forth in Section 3.16(a) of the Bermuda Holdco Disclosure Letter, neither Bermuda Holdco nor any of its Subsidiaries is subject to tax in any jurisdiction other than its jurisdiction of incorporation.

(b) No written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to Bermuda Holdco or any of its Subsidiaries, and no written power of attorney with respect to any such Taxes, has been filed or entered into with any Governmental Authority. No Taxes with respect to Bermuda Holdco or any of its Subsidiaries are currently under audit, examination or investigation by any Governmental Authority or the subject of any judicial or administrative proceeding. No Governmental Authority has asserted or threatened to assert any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against Bermuda Holdco or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open. Except as set forth in Section 3.16(b) of the Bermuda Holdco Disclosure Letter, no elections for Tax purposes (including any entity classification elections) have been made with respect to Bermuda Holdco or any of its Subsidiaries that are in force or by which Bermuda Holdco or any of its Subsidiaries is bound. No jurisdiction in which Bermuda Holdco or any of its Subsidiaries has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that Bermuda Holdco or such Subsidiary, as applicable, is required to file such Tax Return or pay such Tax in such jurisdiction.

(c) Except as set forth at Section 3.16(c) of the Bermuda Holdco Disclosure Letter, neither Bermuda Holdco nor any of its Subsidiaries (i) has received or applied for a Tax ruling or entered into an agreement with

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any Governmental Authority, in either case that would be binding upon Bermuda Holdco or any of its Subsidiaries after the Effective Time, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes, (iii) has any liability for the Taxes of any Person (as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise) or (iv) has filed any U.S. federal income tax election.

(d) To the Knowledge of Bermuda Holdco, Bermuda Holdco (or Parent on behalf of Bermuda Holdco) has provided all information in response to requests from the Company’s accountants, Ernst & Young, in emails dated March 9, 13, 14 and 22, 2012 in respect of Ernst & Young’s inquiries to determine whether Bermuda Holdco is classified as a “passive foreign investment company” as defined in Section 1297 of the Code.

SECTION 3.17. Insurance. Except as set forth in Section 3.17 of the Bermuda Holdco Disclosure Letter, there is no claim by or with respect to Bermuda Holdco or any of its Subsidiaries pending under any insurance policy (including fidelity bonds and other similar instruments) relating to the assets, business, operations, officers or directors of Bermuda Holdco or any of its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under such policies have been timely paid, and Bermuda Holdco and its Subsidiaries have otherwise complied fully with the terms and conditions of such policies. Such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of Bermuda Holdco and its Subsidiaries. To the Knowledge of Bermuda Holdco, there is no threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies.

SECTION 3.18. Reinsurance Agreements. A true, complete and correct list of all Reinsurance Agreements that are in effect as of the date hereof is set forth in Section 3.18 of the Bermuda Holdco Disclosure Letter. Copies of all of such Reinsurance Agreements have previously been delivered to the Company. Except as set forth in Section 3.18 of the Bermuda Holdco Disclosure Letter, no Reinsurance Agreement contains any provision providing that the other party thereto may terminate or otherwise modify such Reinsurance Agreement by reason of the transactions contemplated by this Agreement; no Reinsurance Agreement contains any provision that by its own terms would result in a modification in the operation of such Reinsurance Agreement by reason of the transactions contemplated by this Agreement; to the Knowledge of Bermuda Holdco, Bermuda Holdco and its Subsidiaries have no reason to believe that all amounts due or coming due in the future under each Reinsurance Agreement are not or will not be collectible in full in the ordinary course; to the Knowledge of Bermuda Holdco, no party to any Reinsurance Agreement is impaired such that a default thereunder could reasonably be expected; the Bermuda Insurer is entitled under applicable Law to take full credit for all amounts recoverable by it pursuant to any Reinsurance Agreement under which the Bermuda Insurer is the cedent or retrocedent, and all such amounts have been properly recorded in the Books and Records; such Reinsurance Agreements transfer such risk as would be required for them to be properly accounted for as reinsurance; and all collateral provided by any reinsurer in connection with any such Reinsurance Agreement (i) is in a form permitting the Bermuda Insurer to take credit for reinsurance under the insurance Laws and regulations of its jurisdiction of domicile, (ii) if other than a letter of credit, is subject to a perfected security interest in favor of the Bermuda Insurer, (iii) is not subject to any Contract allowing that such collateral be reduced or diminished in any manner and (iv) is sufficient to discharge the obligations of such reinsurer under the related Reinsurance Agreements.

SECTION 3.19. Investment Assets.

(a) Except as disclosed at Section 3.19(a) of the Bermuda Holdco Disclosure Letter, Bermuda Holdco and its Subsidiaries have good and marketable title to all of the Investment Assets, free and clear of any Lien (other than a Permitted Lien), except for (i) Liens under the LOC Security Package which will be released with respect to the Investment Assets at or prior to the Effective Time, (ii) Investment Assets that are pledged or held in trust at Lloyd’s to secure obligations of Bermuda Holdco or its Subsidiaries and are either disclosed in Section 3.19(a) of the Bermuda Holdco Disclosure Letter or are pledged or placed into trust in the ordinary course of Bermuda Insurer’s insurance business consistent with past practice after the date hereof as necessary to

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replace such Investment Assets, or (iii) Investment Assets that are pledged or held in trust at The Bank of New York and are either disclosed in Section 3.19(a) of the Bermuda Holdco Disclosure Letter or are pledged or placed into trust in the ordinary course of Bermuda Insurer’s insurance business consistent with past practice after the date hereof as necessary to replace such Investment Assets.

(b) The Investment Assets are valued on the Books and Records in accordance with IFRS or GAAP, as applicable.

(c) The Investment Assets comply with applicable Law (including applicable insurance company invested asset Laws and regulations) and are, in the case of the Bermuda Insurer, admitted assets of the Bermuda Insurer under applicable Law.

SECTION 3.20. Intercompany Accounts; Transactions with Affiliates or Other Shareholders. Set forth on Section 3.20 of the Bermuda Holdco Disclosure Letter is a true, complete and correct list of all Contracts or transactions to or by which Bermuda Holdco or any of its Subsidiaries (except for CUBL), on the one hand, and of their respective Affiliates (except for Bermuda Holdco or any of its Subsidiaries, other than CUBL), or any shareholder or current or former officer or director of any such Affiliate, or any Person affiliated or associated with any such individual (including any member of such individual’s immediate family), on the other hand, are or have been a party or otherwise bound or affected and that are currently pending or in effect or that involve continuing Liabilities (each, an “Affiliate Transaction”). Each Affiliate Transaction is on terms and conditions no more favorable to Bermuda Holdco and its Subsidiaries than as would have been obtainable by them at the time in a comparable arm’s-length transaction with a third party. Each Affiliate Transaction has (a) received prior approval (or non-disapproval) and (b) been disclosed, in each case, to the extent required under applicable insurance holding company Law. No shareholder, officer, director or employee of Parent or any of its Affiliates, or any family member, relative or Affiliate of any such shareholder, officer, director or employee, (i) owns, directly or indirectly, any interest in (A) any asset or other property used in or held for use in the business of Bermuda Holdco or any of its Subsidiaries (B) to the Knowledge of Bermuda Holdco, any Person that is a supplier, customer or competitor of any Bermuda Holdco or any of its Subsidiaries, (ii) to the Knowledge of Bermuda Holdco, serves as an officer, director or employee of any Person that is a supplier, customer or competitor of Bermuda Holdco or any of its Subsidiaries or (iii)  is a debtor or creditor of Bermuda Holdco or any of its Subsidiaries.

SECTION 3.21. Intellectual Property.

(a) To the Knowledge of Bermuda Holdco, Bermuda Holdco and each of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date have sufficient rights to use all Intellectual Property used in the conduct of their business as currently conducted; provided, however, that Bermuda Holdco and each of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date shall not have any rights to use of the name “Canopius” subsequent to the Effective Time. The Intellectual Property owned by Bermuda Holdco or any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date is: (i) owned free and clear of any Lien (other than Permitted Liens); (ii) valid and subsisting, and is not subject to any outstanding order, judgment or decree adversely affecting Bermuda Holdco’s or such Subsidiaries’ use thereof, or rights thereto; and (iii) except as set forth in Section 3.21(a) of the Bermuda Holdco Disclosure Letter, the consummation of the Merger shall not have a material adverse effect on the rights of Bermuda Holdco or any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date in such Intellectual Property.

(b) Section 3.21(b) of the Bermuda Holdco Disclosure Letter sets forth a true, correct and complete list of (i) all registered trademarks and service marks, all pending trademark and service mark applications, and all domain names owned by Bermuda Holdco or any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date, (ii) all registered copyrights and copyright applications owned by Bermuda

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Holdco or any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date and (iii) all patents and pending patent applications owned by Bermuda Holdco or any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date.

(c) No claims are pending or, to the Knowledge of Bermuda Holdco, threatened (i) challenging the ownership, enforceability, scope, validity or use by Bermuda Holdco or any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date of any Intellectual Property owned by Bermuda Holdco or any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date or (ii) alleging that Bermuda Holdco or any such Subsidiary is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property.

(d) To the Knowledge of Bermuda Holdco, no Person is misappropriating, violating or infringing the rights of Bermuda Holdco or any of its Subsidiaries that will be a Subsidiary of Bermuda Holdco immediately after the Closing Date with respect to any Intellectual Property owned by Bermuda Holdco or any such Subsidiary. The operation of the business of Bermuda Holdco and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person.

(e) Bermuda Holdco and its Subsidiaries have implemented reasonable measures consistent with applicable industry standards to ensure the physical and electronic security of any information systems or data owned, used or held by Bermuda Holdco or any of its Subsidiaries from unauthorized disclosure, use or modification. To the Knowledge of Bermuda Holdco, during the five-year period immediately preceding the date of this Agreement, there has been no material breach of security involving any such systems or data.

SECTION 3.22. Real Property. Neither Bermuda Holdco nor any of its Subsidiaries owns any real property. Section 3.22 of the Bermuda Holdco Disclosure Letter sets forth a list of all real property used, occupied, leased or subleased by Bermuda Holdco or any of its Subsidiaries (other than CUBL) (the “Leased Real Property”) and also identifies each lease or sublease, together with any amendments, extensions, renewals or other agreements related thereto (“Leases”) under which such real property is occupied by Bermuda Holdco or any of its Subsidiaries. Bermuda Holdco or one of its Subsidiaries (other than CUBL) has a valid leasehold interest in the Leased Real Property. No breach or default exists with respect to any Lease covering any Leased Real Property on the part of Bermuda Holdco or any of its Subsidiaries and, to the Knowledge of Bermuda Holdco, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default. Bermuda Holdco has delivered to the Company true, accurate and complete copies of each Lease.

SECTION 3.23. The Bermuda Insurer.

(a) The Bermuda Insurer is duly licensed or authorized as an insurance company under the Laws of Bermuda and is duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted. Each jurisdiction in which the Bermuda Insurer is domiciled or commercially domiciled or otherwise licensed, authorized or eligible with respect to the conduct of the business of insurance is set forth in Section 3.23 of the Bermuda Holdco Disclosure Letter.

(b) The Bermuda Insurer has, since January 1, 2008, filed or submitted all registrations, filings and submissions, and all annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications, in each case, required by applicable insurance Law to be filed with or submitted to the appropriate Governmental Authority of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance, and Bermuda Holdco has delivered or made available to the Company true, complete and correct copies of all such items. All investments of the Bermuda Insurer have been recorded in the Bermuda Insurer Financial Statements in accordance with applicable regulations for the preparation of those Bermuda Insurer Financial Statements.

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(c) Bermuda Holdco has delivered or made available to the Company true, complete and correct copies of all examination reports (and has notified the Company of any pending material examinations) of any Governmental Authority received by it on or after January 1, 2008 relating to the Bermuda Insurer. All deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Governmental Authority.

(d) Except as required by applicable Law and the insurance licenses maintained by the Bermuda Insurer, (i) there is no written agreement, memorandum of understanding, commitment letter or similar undertaking binding on the Bermuda Insurer or any of its Subsidiaries, or any order or directive by, or supervisory letter or cease-and-desist order from, any Governmental Authority binding on the Bermuda Insurer or any of its Subsidiaries, and (ii) neither the Bermuda Insurer nor any of its Affiliates has adopted any board resolution at the request of any Governmental Authority that, in the case of each of clauses (i) and (ii), (A) limits the ability of the Bermuda Insurer to issue or enter into any Contract of insurance or reinsurance (B) requires the divestiture of any investment of the Bermuda Insurer, (C) limits the ability of the Bermuda Insurer to pay dividends or (D) requires any investment of the Bermuda Insurer to be treated as a non-admitted asset (or the local equivalent).

SECTION 3.24. Reserves.

(a) The reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of the Bermuda Insurer contained in the Bermuda Insurer Financial Statements: (i) have been computed in accordance with all applicable Actuarial Standards of Practice consistently applied and prepared in accordance with GAAP consistently applied; (ii) have been computed based on actuarial assumptions that are consistent with applicable Contract provisions and with those used to compute the corresponding items in the Bermuda Insurer Financial Statements and the Unaudited Financial Information; and (iii) satisfy the requirements of all applicable Laws.

(b) Bermuda Holdco has made available to the Company true, complete and correct copies of all actuarial reports prepared solely on behalf of the Bermuda Insurer by actuaries, independent or otherwise, addressing the reserves of the Bermuda Insurer, that cover periods beginning on or after January 1, 2008. To the Knowledge of Bermuda Holdco, the information and data furnished by the Bermuda Insurer and its Subsidiaries to its actuaries in connection with the preparation of such actuarial reports were accurate for the periods covered in such reports.

SECTION 3.25. Anti-Takeover Provisions. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation (each, a “Takeover Law”) applies to Bermuda Holdco or any of its Subsidiaries with respect to this Agreement or the Merger.

SECTION 3.26. Finders’ Fees. Except as set forth in Section 3.26 of the Bermuda Holdco Disclosure Letter, the fees and expenses of which will be paid by the Company, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Bermuda Holdco or any of its Subsidiaries that might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Bermuda Holdco, Delaware Purchaser and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

SECTION 4.01. Corporate Status. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.

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SECTION 4.02. Corporate and Governmental Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the affirmative vote of stockholders of the Company (“Stockholders”) representing a majority of the outstanding Company Shares for the adoption of this Agreement (the “Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and, subject to obtaining the Stockholder Approval, the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all requisite corporate or other similar organizational action on the part of the Company. This Agreement has been duly executed and delivered by the Company. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

(b) Except in connection or in compliance with the approvals, filings and notifications imposed by applicable Law that are set forth in Section 4.02(b) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the performance by the Company of, and the consummation by the Company of the transactions contemplated by, this Agreement will not require any Governmental Approval.

SECTION 4.03. Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in any violation or breach of any provision of the Organizational Documents of the Company or (b) assuming compliance with the matters referred to in Section 4.02(b), conflict with or result in any violation or breach of any provision of any applicable Law.

SECTION 4.04. Finders’ Fees. Except for the Persons identified in Section 4.04 of the Company Disclosure Letter, the fees and expenses of which will be paid by the Company, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of the Company who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.01. Conduct of Business.

(a) From the date hereof until the Closing Date, except as required by applicable Law or as expressly contemplated or permitted by this Agreement or the MTA, or unless the Company otherwise consents in writing, Bermuda Holdco shall not, and shall not permit any of its Subsidiaries to:

(i) take any Restricted Action;

(ii) incur any Indebtedness except for (A) intercompany guarantees or intercompany “keep well” or other agreements to maintain any financial statement condition of Bermuda Holdco or any of its Subsidiaries, (B) short-term borrowings incurred in the ordinary course of the business of the Bermuda Insurer consistent with past practice and (C) Indebtedness of CUBL that will remain Indebtedness of CUBL at the Effective Time;

(iii) enter into any swap or hedging transaction or other derivative agreement, or make any loan, capital contribution or advance (except for (A) advances by CUBL to Persons who are not Bermuda Holdco, Delaware Purchaser or Merger Sub in the ordinary course of business consistent with past practice and (B) loans by Bermuda Insurer to Parent in connection with the acquisition of Omega Insurance Holdings Limited to the extent such loans do not exceed £70,000,000) to any Person;

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(iv) sell, lease, license, subject to any Lien (other than a Permitted Lien) or otherwise surrender, relinquish or dispose of to any Person, in a single transaction or series of related transactions, any of its properties or assets, or make any acquisition (including by merger) of securities or assets, in each case other than (A) as contemplated by the Restructuring and (B) sales of Investment Assets in the ordinary course of business consistent with past practice;

(v) other than Investment Assets acquired in the ordinary course of business, acquire (including by merger or by reinsurance) any securities, assets, business or operations of any Person;

(vi) incur any Liability other than Liabilities that are incurred by the Bermuda Insurer or CUBL in the ordinary course of business consistent with past practice and are either (i) taken into account in determining the Tangible Net Asset Value pursuant to paragraphs 5, 6 and 8 of Exhibit C to the MTA or (ii) retained by CUBL and will not be Liabilities of Bermuda Holdco or any of its Subsidiaries from and after the Effective Time;

(vii) make or authorize any capital expenditures (except for capital expenditures by CUBL) in excess of $50,000 in the aggregate, or make any capital contributions or capital infusions to any Person (other than capital contributions by CUBL of funds not received from Bermuda Holdco or any of its other Subsidiaries);

(viii) amend, change, modify or otherwise change in any material respect any of its Permits, or permit any of its Permits to lapse;

(ix) hire or engage any employees, consultants or independent contractors other than (A) the hiring of the Bermuda Employees as contemplated by the Restructuring or (B) employees by CUBL who will remain employees of CUBL at the Effective Time, or establish, adopt, enter into, renew or amend in any material respect any employee benefit plan or collective bargaining agreement;

(x) make any material change in financial accounting, actuarial, underwriting, reserving, reinsurance, marketing or claims processing or payment methods, principles or practices, except insofar as may be required by GAAP;

(xi) except in the ordinary course of business consistent with past practice, amend any material Tax Return, make any material Tax election or settle or compromise any material Liability for Taxes or material Tax refund;

(xii) acquire or dispose of any Investment Assets in any manner inconsistent with the past practice of Bermuda Holdco and its Subsidiaries as of the date hereof;

(xiii) permit any insurance coverage maintained by or with respect to Bermuda Holdco or any of its Subsidiaries or any Retained Asset of Bermuda Holdco or any of its Subsidiaries to be terminated or canceled or to lapse without being replaced by a comparable amount of insurance coverage;

(xiv) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xv) other than with respect to Litigation comprising claims under Contracts or policies of insurance or reinsurance written by the Bermuda Insurer, settle or compromise any pending or threatened Litigation;

(xvi) enter into any Contract other than any Contract entered into in the ordinary course of business consistent with past practice that will (A) constitute Retained Business, (B) be transferred in connection with the Restructuring from the Bermuda Insurer to an Affiliate of Bermuda Holdco that is not a Subsidiary of Bermuda Holdco or (C) be a Contract of CUBL at the Effective Time;

(xvii) take or permit to be taken any action that could reasonably be expected to prevent or delay the consummation of the Merger; or

(xviii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

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(b) Prior to the Effective Time, Delaware Purchaser and Merger Sub shall not, and Bermuda Holdco shall not permit Top Holdco, Delaware Purchaser or Merger Sub to, (i) incur any Liabilities of any nature other than related and incidental to their respective formation and pursuant to the transactions contemplated by this Agreement or the MTA or (ii) engage in any business activities other than as may be directly related to the transactions contemplated by this Agreement or the MTA.

SECTION 5.02. No Solicitation. From and after the date hereof, neither Bermuda Holdco nor any of its Subsidiaries shall, and Bermuda Holdco shall use its best efforts to cause its Affiliates and its Affiliates’ Representatives not to, directly or indirectly solicit, initiate, facilitate or knowingly encourage the submission of any inquiries regarding, or the making of any proposal or offer that relates to, or would reasonably be expected to lead to, an Alternative Transaction, or engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or relating to, or for the purpose of encouraging or facilitating, an Alternative Transaction, or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to an Alternative Transaction. As used in this Agreement, “Alternative Transaction” means any direct or indirect acquisition (including by means of reinsurance) by any Person or group (other than the Company and its Subsidiaries and other than pursuant to the Third Party Sale Agreement contemplated by the MTA) of any Retained Assets or any securities of Bermuda Holdco and its Subsidiaries (other than CUBL at a time when such entity does not own or hold any Retained Assets), or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Bermuda Holdco or any of its Subsidiaries (other than CUBL at a time when such entity does not own or hold any Retained Assets) pursuant to which such Person or group (or the shareholders of any such Person or group) would acquire, directly or indirectly, any of the voting power of Bermuda Holdco or any of such Subsidiaries or of the surviving entity in a merger involving Bermuda Holdco or any of such Subsidiaries or the resulting direct or indirect parent of Bermuda Holdco, any of such Subsidiaries or such surviving entity.

SECTION 5.03. Preparation of Registration Statement.

(a) The Registration Statement (as defined under the MTA) shall be prepared and filed with the SEC as provided in Section 4.6(c) of the MTA. All costs, fees and other expenses incurred in connection with such registration shall be paid by the Company as and when incurred consistent with the MTA.

(b) If, prior to the Effective Time, any event occurs with respect to any party to this Agreement, or any change occurs with respect to other information supplied by or on behalf of any party to this Agreement or any of its Affiliates for inclusion in the Registration Statement, which event, change or information is required to be described in an amendment of, or a supplement to, the Registration Statement, such party shall promptly notify the other parties of such event, change or information, and Bermuda Holdco and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Registration Statement and in disseminating the information contained in such amendment or supplement to the Stockholders. Nothing in this Section 5.03(b) shall limit the obligations of any party under Section 5.03(a) of this Agreement or Section 4.6(c) of the MTA.

SECTION 5.04. Notice of Certain Events.

(a) From the date hereof until the earlier of the date this Agreement is terminated pursuant to Article VII and the Effective Time, Bermuda Holdco, Delaware Purchaser and Merger Sub shall promptly notify the Company in writing of: (a) any circumstance, event or action the existence, occurrence or taking of which (i) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) has resulted in or would reasonably be expected to result in any representation or warranty made by Bermuda Holdco, Delaware Purchaser or Merger Sub hereunder not being true and correct as of the date it was made or deemed to have been made; or (iii) could result in the failure of the Closing to occur; (b) any written notice or other communication in writing received from any Person alleging that the consent of such Person is or may be

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required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (d) any Litigation commenced or, to the Knowledge of Bermuda Holdco, threatened against, relating to or involving or otherwise affecting Bermuda Holdco or any of its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) From the date hereof until the earlier of the date this Agreement is terminated pursuant to Article VII and the Effective Time, the Company shall promptly notify Bermuda Holdco in writing of: (a) any circumstance, event or action the existence, occurrence or taking of which could result in the failure of the Closing to occur; (b) any written notice or other communication in writing received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (d) any Litigation commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Affiliates that relates to the consummation of the transactions contemplated by this Agreement.

SECTION 5.05. Public Announcements. Prior to the Effective Time, no party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which case the party required to publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

SECTION 5.06. Consents, Approvals and Filings.

(a) The parties hereto shall comply with the provisions of Section 4.5 of the MTA that are applicable to the consummation of the transactions contemplated by this Agreement.

(b) Each of the parties hereto shall use its reasonable efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the transactions contemplated by this Agreement and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the transactions contemplated by this Agreement, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law thereon.

SECTION 5.07. Pre-Merger Transactions. Prior to the Closing, each of the actions required under the MTA to be taken by any party thereto prior to the Merger Closing (including the Restructuring and the other actions contemplated by Section 4.6(a) thereof), will be taken in accordance with the terms of the MTA. Without limiting the generality of the foregoing, prior to the Closing, Bermuda Holdco shall cause the Credit Agreement, and any guarantee or deed in connection therewith, to be terminated or assigned to a Person other than Bermuda Holdco or any of its Subsidiaries (other than CUBL) such that, from and after the Effective Time, neither Bermuda Holdco nor any of its Subsidiaries will have any Liability with respect thereto, and shall receive, from the Banks thereunder, a full and unconditional release of all Liens on any securities or assets of Bermuda Holdco or any of its Subsidiaries (other than CUBL).

SECTION 5.08. Rule 16b-3. Prior to the Effective Time, Bermuda Holdco and the Company shall take such steps as may be required to cause any dispositions of equity securities (including derivative securities) of the Company pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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SECTION 5.09. Stock Exchange Listing. As contemplated by Section 4.6(d) of the MTA, Bermuda Holdco shall use its reasonable efforts to cause, and shall cooperate with the Company’s efforts to cause, the Bermuda Holdco Shares to be issued or transferred to Stockholders in connection with the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the Effective Time. All reasonable out-of-pocket costs, fees and other expenses incurred in connection with such listing shall be paid by the Company as and when incurred.

SECTION 5.10. Tax Matters. The parties hereto intend that, after the Merger, neither Bermuda Holdco nor any of its Affiliates is to be treated as a domestic corporation by reason of Section 7874(b) of the Code and each of the parties agrees that it will not take (and will cause each of its Affiliates not to take) any action, or fail to take (or allow any of its Affiliates to fail to take) any action, that would reasonably be expected to cause Bermuda Holdco or any of its Affiliates to be so treated; provided, however, that neither Bermuda Holdco nor any of its Affiliates shall be found to be in breach of this provision for failing to take any action, unless such action is reasonable within the context of the MTA, and was timely requested by the Company. Each of the parties hereto intends that the Merger be treated for U.S. federal income tax purposes as a taxable acquisition by Delaware Purchaser of all of the Company Shares in exchange for the aggregate Merger Consideration.

SECTION 5.11. Affiliate Transactions. Except as expressly agreed by the Company and Parent in connection with the Restructuring, all Affiliate Transactions will be terminated and all intercompany balances between Bermuda Holdco or any of its Subsidiaries, on the one hand, and any of their Affiliates (other than Bermuda Holdco or any of its Subsidiaries), on the other hand, will be paid in full and settled prior to the Closing Date.

SECTION 5.12. Provisions Relating to Directors and Officers.

(a) The Company shall, or shall cause the Surviving Corporation to, maintain existing indemnification provisions of Bermuda Holdco and each of its Subsidiaries, as applicable, that have been provided or made available to the Company as of the date hereof with respect to present and former directors, officers, employees and agents of Bermuda Holdco and any of its Subsidiaries and all other Persons who may serve or have served at Bermuda Holdco’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively, the “Bermuda Holdco Indemnified Parties”) for all expenses, judgments, fines and amounts paid in settlement by reason of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted or required under, (i) applicable Law, (ii) the Organizational Documents of Bermuda Holdco and each of its Subsidiaries in effect on the date hereof (to the extent consistent with applicable Law) and (iii) indemnification agreements of Bermuda Holdco or any of its Subsidiaries in effect on the date hereof (to the extent consistent with applicable Law), and shall cause the Surviving Corporation to perform its obligations under such indemnification provisions in accordance with their respective terms. In addition, from and after the Effective Time, Bermuda Holdco Indemnified Parties who become directors, officers or fiduciaries under benefit plans of the Company will be entitled to the indemnity rights and protections then afforded to directors, officers and fiduciaries under benefit plans of the Company.

(b) Prior to the Closing, Bermuda Holdco shall purchase, from an insurer chosen by Bermuda Holdco, (i) a single payment, run-off policy of directors’ and officers’ liability insurance covering the Bermuda Holdco Indemnified Parties, such policy to become effective at the Closing and remain in effect for a period of six years after the Closing; provided, however, that, if Bermuda Holdco does not purchase such policy, for six years from and after the Closing, the Company shall, or shall cause the Surviving Corporation to, maintain in effect directors’ and officers’ liability insurance covering the Bermuda Holdco Indemnified Parties for acts or omissions occurring prior to the Effective Time with respect to those persons on terms with respect to such coverage and amounts no less favorable in the aggregate to Bermuda Holdco’s directors and officers, as the case may be, than those of the directors’ and officers’ liability insurance policy covering the Company’s directors and officers in effect on the date of this Agreement (provided, that the Surviving Corporation may substitute therefor policies of a reputable insurance company providing at least the same coverage containing terms and conditions

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which are no less advantageous) and (ii) “IPO” insurance covering liabilities of the Bermuda Holdco Indemnified Parties for acts or omissions arising out of the Third Party Sale; provided, however, that in no event shall Bermuda Holdco pay an aggregate premium with respect to the policies of insurance referred to in clauses (i) and (ii) in excess of $750,000 (such amount of $750,000, the “Maximum Amount”); provided, however, that such amount can be changed by written agreement of the parties; provided, further, that if Bermuda Holdco is unable to obtain the insurance required by this Section 5.12(b) for an amount less than or equal to the Maximum Amount, it shall obtain as much comparable insurance as possible for the Maximum Amount.

(c) In the event that the Company or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person (including by dissolution), then, and in each such case, the Company shall cause proper provision to be made so that the successors and assigns of the Company or the Surviving Corporation assume and honor the obligations set forth in this Section  5.12.

SECTION 5.13. Names of Bermuda Holdco and its Subsidiaries. The Company shall take all actions necessary to cause the names of Bermuda Holdco and each of its Subsidiaries that are Subsidiaries of Bermuda Holdco after the Effective Time to be changed, immediately after the Effective Time, to the names set forth on Section 5.13 of the Bermuda Holdco Disclosure Letter.

SECTION 5.14. Certain Deliverables.

(a) At the Closing Date, each of Bermuda Holdco, Delaware Purchaser and Merger Sub shall deliver to the Company a certificate of an authorized officer thereof to the effect that (i) the representations and warranties of Bermuda Holdco, Delaware Purchaser and Merger Sub that are qualified by materiality, “Material Adverse Effect” or words of similar import are true and correct in all respects, and the representations and warranties of Bermuda Holdco, Delaware Purchaser and Merger Sub that are not so qualified are true and correct in all material respects, in each case as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) each of Bermuda Holdco, Delaware Purchaser, Merger Sub and each of their Affiliates that are parties to the MTA has performed or complied in all material respects with its obligations that are required to be performed or complied with by it under this Agreement or under the MTA with respect to the Merger on or prior to the Closing Date.

(b) Bermuda Holdco shall, if and when requested by the Company’s tax counsel prior to the Effective Time, deliver to such counsel the Tax Certification contemplated by Section 4.6(a)(vi) of the MTA.

SECTION 5.15. Further Assurances. Each of Bermuda Holdco, Delaware Purchaser and Merger Sub shall, and shall cause its respective Affiliates and Representatives to, execute and deliver such additional instruments, documents, conveyances or assurances, and take such other actions as may be necessary or reasonably requested by the Company to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby, or otherwise to carry out the intent and purposes of this Agreement, including by making any additional filings with the SEC or any other Governmental Authority, or making any additional communications to the Stockholders, that may be necessary or reasonably requested by the Company in connection with the consummation of the transactions contemplated by this Agreement, and otherwise assisting the Company in the Company’s efforts to obtain the Stockholder Approval.

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ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to the Obligations of Bermuda Holdco, Delaware Purchaser and Merger Sub to Effect the Merger. The obligations of each of Bermuda Holdco, Delaware Purchaser and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company that are qualified by materiality or words of similar import shall be true and correct in all respects, and the representations and warranties of the Company that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and Bermuda Holdco shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Governmental Approvals. The authorizations, consents, Orders or approvals of, and the declarations or filings with, all Governmental Authorities that are required to have been obtained or made in connection with the consummation of the Merger shall have been so obtained or made, and all applicable waiting periods with respect thereto shall have been terminated or expired.

(c) No Injunctions or Restraints. No material injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority that has the effect of enjoining or otherwise prohibiting consummation of the Merger (collectively, “Restraints”) shall be in effect.

(d) Stockholder Approval. The Stockholder Approval shall have been obtained.

SECTION 6.02. Acquisition of Omega. The obligations of each of Bermuda Holdco, Delaware Purchaser, Merger Sub and the Company to effect the Merger shall be subject to the consummation of Parent’s acquisition of Omega Insurance Holdings Limited on or prior to the Closing Date.

SECTION 6.03. Frustration of Closing Conditions. Bermuda Holdco, Delaware Purchaser and Merger Sub may not rely on the failure of any condition set forth in Section 6.01 to be satisfied if such failure was caused by any breach by such party or any of its Affiliates of any provision of this Agreement or of the MTA.

ARTICLE VII

Termination

SECTION 7.01. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time by action taken or authorized by the board of directors of the terminating party or parties, notwithstanding whether the Stockholder Approval has been obtained prior to the date of such termination:

(a) by the mutual written consent of the Company and Bermuda Holdco;

(b) by Bermuda Holdco:

(i) if the Merger has not been consummated on or before the first anniversary of the date hereof (the “Walk-Away Date”); provided, that if the sole reason that the Closing has not occurred is that any of the approvals of the Governmental Authorities required pursuant to Section 6.01(a) has not been obtained on or prior to such date, then the Walk-Away Date may be extended by either the Company or Bermuda Holdco for 90 days upon delivery of written notice to the other parties hereto in accordance with Section 8.01; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be

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available to Bermuda Holdco if any breach by Bermuda Holdco or any of its Affiliates of any of their respective obligations under this Agreement or the MTA was the principal cause of the failure of the Merger to be consummated on or before the Walk-Away Date; or

(ii) if any Restraint shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have performed in all material respects its obligations under this Agreement and under the MTA with respect to the Merger, acted in good faith and used reasonable efforts to prevent the entry of and to remove such Restraint (it being understood that Bermuda Holdco, Delaware Purchaser and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); and

(c) by the Company in its sole discretion at any time (including after delivery of the Closing Notice) for any reason or no reason.

SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 5.05 (Public Announcements), this Section 7.02 (Effect of Termination), and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of the Company, Bermuda Holdco, Delaware Purchaser, Merger Sub or any of their respective directors, officers or Affiliates, except, (a) in the case of Bermuda Holdco, Delaware Purchaser and Merger Sub, as liability may exist with respect to such party pursuant to the sections specified in the immediately preceding parenthetical that survive such termination and (b) that no such termination shall relieve such party from liability for any material breach by such party of any representation, warranty, covenant or agreement set forth in this Agreement or fraud, and except for any liability of the Company with respect to expenses pursuant to Sections 5.03, 5.09 and 8.03 of this Agreement and Section 4.6 and Exhibit F of the MTA.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-Business Day or overnight mail or delivery, or (d) sent by facsimile or email with receipt confirmed (followed by delivery of an original via next-Business Day or overnight mail or delivery), as follows (or at such other address for a Party as shall be specified by like notice):

(a) if to the Company,

Tower Group, Inc.

120 Broadway (31st Floor)

New York, New York 10271

Telephone: (212) 655-2000

Fax: (212) 202-3987

Attention: Elliot S. Orol

Email: eorol@twrgrp.com

with a copy (which will not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

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Telephone: (212) 728-8000

Fax: (212) 728-8111

Attention: John M. Schwolsky

                     Alexander M. Dye

Email: jschwolsky@willkie.com

            adye@willkie.com

(b) if to Bermuda Holdco, Delaware Purchaser or Merger Sub, to:

Canopius Group Limited

c/o Ogier Corporate Services (Guernsey) Limited

Ogier House, St Julian’s Avenue, St Peter Port,

Guernsey GY1 1WA, Channel Islands

Telephone: +44(0) 1481 721672 (switchboard)

                       +44 (0) 1481 752248 (direct)

Fax: +44 (0) 1481 721575

Attention: Ian Ross/Marcus Leese

Email: Ian.Ross@ogier.com and

CanopiusGroupLimited@ogier.com

and

Canopius Holdings Bermuda Limited

Atlantic House, 11 Par La Ville Road,

Hamilton, HM 11, Bermuda

Telephone: + 1 (441) 292-9905

Fax: + 1 (441) 292-9459

Attention: Susan Patschak

Email: Susan.Patschak@canopius.bm

with a copy (which will not constitute notice) to:

Canopius Holdings UK Limited

Gallery 9, One Lime Street,

London, United Kingdom, EC3M 7HA

Telephone: +44 (0) 29 7337 3796

Attention: Paul Donovan

Email: Paul.Donovan@canopius.com

and

Drinker Biddle & Reath LLP

1177 Avenue of the Americas, 41st Floor

New York, New York 10036-2714

Telephone: (212) 248-3140

Fax: (212) 248-3141

Attention: Joseph L. Seiler III

                     Thomas M. Dawson

Email: Joseph.Seiler@dbr.com

            Thomas.Dawson@dbr.com

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and

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, Pennsylvania 19103-6996

Telephone: (215) 988-2700

Fax: (215) 988-2757

Attention: Daniel W. Krane

Email: Daniel.Krane@dbr.com

All such notices, requests, demands, waivers and other communications will be deemed to have been received (i) if by personal delivery, on the day of such delivery, (ii) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (iii) if by next-Business Day or overnight mail or delivery, on the day delivered or (iv) if by fax or email prior to 5:00 p.m. at the place of receipt, on the day on which such fax or email was sent; provided that a copy is also sent by next-Business Day or overnight mail or delivery.

SECTION 8.02. Amendment; Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

SECTION 8.03. Expenses. Except as otherwise provided herein or in the MTA, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not consummated, shall be paid by the party incurring such costs, fees or expenses.

SECTION 8.04. Governing Law, Etc. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OR RULES OF CONFLICT OF LAWS THEREOF. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in Wilmington, Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each of the parties hereto irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, shall be heard and determined in such a Delaware State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of the parties hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each of the parties hereto hereby waives, and agrees not to assert, to the maximum extent permitted by Law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each of the parties hereto hereby consents to and grants any such court jurisdiction over the person of such party and over the subject matter of any

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such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.01 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

SECTION 8.05. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that except as permitted below, this Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, without the consent of Bermuda Holdco, Delaware Purchaser, Merger Sub or any of their respective Affiliates, the Company may transfer or assign (including by way of a pledge), in whole or from time to time in part, to one or more of its Affiliates any of its rights under this Agreement; provided that no such transfer or assignment will (a) relieve the Company of its obligations hereunder or (b) increase the liability of Bermuda Holdco, Delaware Purchaser, Merger Sub or any of their respective Subsidiaries hereunder and the Company will procure that upon any Affiliate to which any rights under this Agreement shall have been assigned ceasing to be an Affiliate, such an Affiliate shall reassign such rights to the Company or an Affiliate thereof. Upon any such permitted assignment, the references in this Agreement to the Company shall also apply to any such assignee unless the context otherwise requires.

SECTION 8.06. Entire Agreement. This Agreement and the MTA constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

SECTION 8.07. Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 8.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for the Bermuda Holdco Indemnified Parties, who are express third party beneficiaries with respect to Section 5.12, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or Liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

SECTION 8.09. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 8.04, in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.10. Survival of Representations, Warranties and Agreements. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, and from and after the Effective Time no party shall have any right to indemnification for any breach of any representation or warranty set forth in this Agreement. This Section 8.10 shall not limit any covenant or agreement set forth in this Agreement that by its terms contemplates performance after the Effective Time, which covenants and agreements shall survive the Effective Time for the period contemplated in such covenant or agreement.

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SECTION 8.11. Definitions. (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Adjusted Bermuda Holdco Price Per Share” means the quotient obtained by dividing (i) the sum of (A) the Target TNAV Amount, (B) the value of the Retained Business (determined in accordance with the MTA), (C) the aggregate amount of the placement fees received by the placement agents in connection with the Third Party Sale and (D) the aggregate amount, expressed in dollars, equal to the absolute value of the discount from the closing price of the Company’s common stock on The NASDAQ Global Select Market on the Pricing Date, or on another reasonably current date agreed upon by the Company, Bermuda Holdco and the Equity Investors, that the Company, Bermuda Holdco and the Equity Investors have agreed is necessary in order to effect the Third Party Sale by (ii) the aggregate number of Bermuda Holdco Shares sold pursuant to the Third Party Sale Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 3.20.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” has the meaning set forth in Section 5.02.

“Average Stock Price” means the volume weighted average price (rounded to the nearest one-hundredth of one cent) per Company Share on the NASDAQ Global Select Market (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source selected by the Company) for the 20 consecutive trading days immediately preceding the second trading day prior to the Closing Date.

“Bermuda Employees” has the meaning given to such term in Exhibit C to the MTA.

“Bermuda Holdco” has the meaning set forth in the Preamble.

“Bermuda Holdco Disclosure Letter” means the letter, dated as of the date hereof, delivered by Bermuda Holdco, Delaware Purchaser and Merger Sub to the Company prior to the execution of this Agreement and identified as the Bermuda Holdco Disclosure Letter.

“Bermuda Holdco Indemnified Parties” has the meaning set forth in Section 5.12(a).

“Bermuda Holdco Shares” has the meaning set forth in the Section 2.01.

“Bermuda Insurer” has the meaning set forth in Section 3.06(a).

“Bermuda Insurer Financial Statements” has the meaning set forth in Section 3.06(a).

“Book-Entry Shares” has the meaning set forth in Section 2.01(c).

“Books and Records” means all accounts, ledgers and records (including computer generated, recorded or stored records) relating to the business of Bermuda Holdco or any of its Subsidiaries, including customer lists, contract forms, applications, enrollment forms, policy information, policyholder information, claim records, sales records, underwriting records, administrative, pricing, underwriting, claims handling and reserving manuals, corporate and accounting and other records (including the books of account and other records), Tax records (including Tax Returns), disclosure and other documents and filings required under applicable Law, financial

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records, and compliance records relating to the business of Bermuda Holdco and its Subsidiaries, including any database, magnetic or optical media and any other form of recorded, computer generated or stored information or process relating to the operations of Bermuda Holdco and its Subsidiaries.

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks in Wilmington, Delaware, London, England, Guernsey and Bermuda are open for normal banking business.

“Cash Consideration” has the meaning set forth in Section 2.01(c).

“Contract” means any contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, conditional sale contract, purchase or sales order, mortgage, license or other enforceable arrangement or agreement, whether in writing or oral.

“Certificates” has the meaning set forth in Section 2.01(c).

“Certificate of Merger” has the meaning set forth in Section 1.02.

“Closing” has the meaning set forth in Section 1.06.

“Closing Date” has the meaning set forth in Section 1.06.

“Closing Notice” means a written notice delivered by the Company in its sole discretion to Bermuda Holdco pursuant to which the Company elects to consummate the Merger on the Closing Date specified therein, which may not be sooner than the third Business Day following the date of such written notice.

“Code” has the meaning set forth in Section 2.02(h).

“Company” has the meaning set forth in the Preamble.

“Company Option” has the meaning set forth in Section 2.03(a).

“Company Shares” has the meaning set forth in Section 2.01.

“Company Stock Plan” means the Company’s 2004 Long Term Equity Compensation Plan.

“Converted Option” has the meaning set forth in Section 2.03(a).

“CUBL” has the meaning set forth in Section 3.06(a).

“Deemed BHS Price” has the meaning set forth in Section 2.03(a).

“Delaware Purchaser” has the meaning set forth in the Preamble.

“DGCL” has the meaning set forth in Section 1.01.

“Dissenting Shares” has the meaning set forth in Section 2.05.

“Equity Investors” has the meaning given to such term in the MTA.

“Effective Time” has the meaning set forth in Section 1.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Exchange Agent” has the meaning set forth in Section 2.02(a).

“Exchange Fund” has the meaning set forth in Section 2.02(a).

“Fair Market Value” means (a) with respect to cash, the amount of such cash, (b) with respect to cash equivalent securities, the cash value of such securities, (c) with respect to securities listed or quoted on a recognized securities exchange or quoted on a recognized automated inter-dealer quotation system, the closing bid price of such security on such exchange or market as of the relevant date of determination and (d) in all other cases, the fair market value thereof as reasonably determined by the board of directors of Bermuda Holdco after the Effective Time.

“GAAP” has the meaning set forth in Section 3.06(a).

“Governmental Approval” has the meaning set forth in Section 3.02(b).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator, and any regulatory or self-regulatory authority, agency, commission body or organization.

“IFRS” means international financial reporting standards.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (d) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (e) all obligations of such Person incurred or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (f) all lease obligations of such Person capitalized on the books and records of such Person, (g) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (i) all letters of credit or performance bonds issued for the account of such Person (excluding (1) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (2) standby letters of credit relating to workers’ compensation insurance and (3) surety bonds and customs bonds) and (j) all guaranties and arrangements having the economic effect of a guaranty by such Person of any Indebtedness of any other Person.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application, patent right; any trademark, trademark registration, trademark application, service-mark, trade name, business name, brand name; any copyright, copyright registration, design, design registration, database rights; any internet domain names; or any right to any of the foregoing.

“Investment Agreement” has the meaning set forth in the Recitals.

“Investment Assets” means any investment assets (whether or not required by GAAP to be reflected on a balance sheet) beneficially owned by Bermuda Holdco or any of its Subsidiaries, including bonds, notes, debentures, mortgage loans, real estate and all other instruments of Indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes.

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“IRS” means the Internal Revenue Service.

“Knowledge of Bermuda Holdco” means the actual knowledge (and not any imputed or constructive knowledge and without any obligation to conduct any inquiry), of the individuals listed in Section 8.11 of the Bermuda Holdco Disclosure Letter.

“Law” means any federal, state, provincial or local, domestic or foreign law, statute, legislation, code, treaty, ordinance, or common law or any rule, regulation, direction, Order, agency requirement or other requirement or rule of law of a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.22.

“Leases” has the meaning set forth in Section 3.22.

“Letter of Transmittal” has the meaning set forth in Section 2.02(b).

“Liability” means any and all liabilities, obligations, debts and commitments of any kind, character or description, whether known or unknown, asserted or not asserted, absolute or contingent, fixed or unfixed, matured or unmatured, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whenever or however incurred or arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by IFRS or GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“LOC Security Package” means the guarantees, shares security deeds and account security deeds given or made or to be given or made in favor of ING Bank N.V., London Branch as Security Trustee or the Banks (as defined below) in connection with a letter of credit agreement dated November 29, 2010, as amended and restated on November 4, 2011 (the “Credit Agreement”), under which ING Bank N.V., London Branch, Commerzbank Aktiengesellschaft and Barclays Bank PLC (the “Banks”) have made available to Canopius Capital Two Limited (the “Account Party”) a letter of credit facility of up to £75,000,000 to provide funds at Lloyd’s on behalf of the Account Party, as the same has been or is to be further amended and restated in order to increase the maximum amount of such facility to £105,000,000 in order to facilitate the acquisition by Parent of Omega Insurance Holdings Limited.

“Material Adverse Effect” means a material adverse effect on (a) the assets, liabilities, business, operations, condition (financial, regulatory or otherwise) or results of operations of Bermuda Holdco and its Subsidiaries (other than CUBL), taken as a whole, or (b) the ability of any of Bermuda Holdco, Delaware Purchaser or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, but excluding, in the case of clause (a), any material adverse effect resulting after the date hereof from (x) a change in general economic or market conditions, (y) matters affecting the property and casualty insurance or reinsurance industry generally or (z) changes in IFRS or GAAP, to the extent that any such effect described in the preceding clauses (x) through (z) does not materially and disproportionately affect Bermuda Holdco and its Subsidiaries relative to other Persons engaged in the industries in which Bermuda Holdco and its Subsidiaries operate.

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“Maximum Amount” has the meaning set forth in Section 5.12(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“Merger Exercise Price” has the meaning given to such term in the MTA.

“Merger Notice” has the meaning given to such term in the MTA.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Shares” has the meaning set forth in Section 2.01.

“MTA” has the meaning given to such term in the Recitals.

“Option Conversion Number” has the meaning set forth in Section 2.03(a).

“Order” means any order, judgment, stipulation, decree, injunction, determination, award, ruling, writ or arbitration award of a Governmental Authority (including any court of competent jurisdiction).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, organization or on-going business of a Person, including any amendments thereto.

“Parent” has the meaning set forth in the Recitals.

“Permits” has the meaning set forth in Section 3.14.

“Permitted Liens” means (a) statutory Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which accruals or reserves have been established against the full amount of such Liability on Unaudited Financial Information, (b) statutory Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens arising in the ordinary course of business, (c) easements, rights of way, zoning ordinances and other similar encumbrances of record affecting real property, (d) statutory Liens in favor of lessors arising in connection with any property leased to Bermuda Holdco or any of its Subsidiaries and (e) Lloyd’s trust funds and other existing trust arrangements, which Liens and other encumbrances described in clauses (a) through (e) do not materially detract from the current value or materially interfere with the current use by Bermuda Holdco and its Subsidiaries of the assets, properties or rights affected thereby and would not reasonably be expected to have or result in a Material Adverse Effect.

“Person” means a natural person, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pricing Date” means the Business Day on which the purchase price of the Bermuda Holdco Shares to be sold pursuant to the Third Party Sale Agreement is finally determined.

“Reinsurance Agreement” means any reinsurance or retrocessional treaty or agreement to which the Bermuda Insurer is a party and (a) that is in-force as of the date hereof, (b) is terminated or expired as of the date hereof but under which the Bermuda Insurer or any of its Affiliates may continue to receive benefits or have obligations or (c) is an assumption reinsurance agreement.

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“Representatives” means, with respect to any Person, its officers, employees, counsel, financial advisers, accountants, actuaries, auditors, consultants and other authorized representatives and agents.

“Restraints” has the meaning set forth in Section 6.01(c).

“Restricted Action” has the meaning given to such term in Section 4.1 of the MTA.

“Restricted Share” has the meaning set forth in Section 2.03(b).

“Restructuring” has the meaning given to such term in the MTA.

“Retained Business” has the meaning given to such term in Exhibit C to the MTA.

“Retained Assets” has the meaning given to such term in Exhibit C to the MTA.

“SEC” means the United States Securities and Exchange Commission.

“Stock Consideration” has the meaning set forth in Section 2.02(c).

“Stock Conversion Number” means the quotient obtained by dividing (x) the excess of the closing price per Company Share on the Pricing Date over the Cash Consideration by (y) the Adjusted Bermuda Holdco Price Per Share.

“Stockholder Approval” has the meaning set forth in Section 4.02(a).

“Stockholders” has the meaning set forth in Section 4.02(a).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing at least 50% of such securities or ownership interests are at the time directly or indirectly owned by such Person; provided, however, that after its shares have been dividended or otherwise transferred to Canopius Group Limited, CUBL shall not be considered a Subsidiary of Bermuda Holdco for the purposes of this Agreement.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Tangible Net Asset Value” means, with respect to Bermuda Holdco, the value of the total assets of Bermuda Holdco excluding assets constituting goodwill, intellectual property or other intangible assets less the value of the total liabilities of Bermuda Holdco, in each case calculated in accordance with GAAP.

“Takeover Law” has the meaning set forth in Section 3.25.

“Target TNAV Amount” means the amount that the Company specifies in a written notice to Parent under the MTA delivered prior to the date of the Third Party Sale Agreement as the target amount of the Tangible Net Asset Value of Bermuda Holdco as of the Third Party Sale Closing Date.

“Tax” means (a) all taxes, charges, fees, duties, customs, tariffs, imposts, payments in lieu, levies, penalties or other assessments or charges in the nature of a tax or any other similar payment imposed by any Governmental Authority, whether payable by reason of contract, assumption, transferee liability, operation of Law, agreement entered into with a Tax Authority, or otherwise, including, but not limited to, income, license, recording, occupation, environmental, customs duties, single business, margin, unemployment, premium, value-added, disability, mortgage, inventory, alternative or add-on minimum, profits, receipts, excise, property, sales, use, transfer, franchise, payroll, withholding, social security, estimated or other taxes or any other similar payment or similar items or fees, and (b) any interest, penalty, fine or addition to any of the foregoing, whether disputed or not.

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“Tax Authority” means any Governmental Authority having primary jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Certification” has the meaning given to such term in the MTA.

“Tax Return” means any federal, state, local or foreign tax report, return (including information return), claim for refund, election, notice, estimated tax filing, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes, or other statement or document (including any related or supporting information) supplied to, required to be filed with, or required to be maintained by any Tax Authority with respect to Taxes, including any return or filing made on a consolidated, group, combined, unified or affiliated basis and any schedules or filings related to uncertain tax positions, and any schedule, attachment or supplement thereto, and any amendment thereof.

“Third Party Sale” has the meaning given to such term in the MTA.

“Third Party Sale Agreement” has the meaning given to such term in the MTA.

“Third Party Sale Closing” has the meaning given to such term in the MTA.

“Third Party Sale Closing Date” has the meaning given to such term in the MTA.

“Top Holdco” has the meaning set forth in Section 3.01(b).

“Unaudited Financial Information” has the meaning set forth in Section 3.06(a).

SECTION 8.12. Interpretation. The words “hereby,” “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Section, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits, Schedules and Disclosure Letters annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit, Schedule or Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement, contract, instrument, statute, rule or regulation are to that agreement, contract, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes rules and regulations promulgated under said statutes). References to any Person include the successors and permitted assigns of that Person. References to “dollars” or “$” means lawful money of the United States of America. References to “Sterling” or “£” means lawful money of the United Kingdom. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. All time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day. The Transaction Agreements are to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TOWER GROUP, INC.

By	/s/ William E. Hitselberger
Name: William E. Hitselberger
Title: Executive Vice President, Chief Financial Officer

CANOPIUS HOLDINGS BERMUDA LIMITED

By	/s/ Andre Perez
Name: Andre Perez
Title: Director

CANOPIUS MERGERCO, INC.

By	/s/ Andre Perez
Name: Andre Perez
Title: Director

CONDOR 1 CORPORATION

By	/s/ Andre Perez
Name: Andre Perez
Title: Director

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ANNEX A-2

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger, dated as of November 8, 2012 (this “Amendment”), is made by and entered into among Tower Group, Inc., a Delaware corporation (the “Company”), Canopius Holdings Bermuda Limited, a Bermuda limited company (“Bermuda Holdco”), Canopius Mergerco, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Bermuda Holdco (“Delaware Purchaser”), and Condor 1 Corporation, a Delaware corporation and a direct wholly owned Subsidiary of Delaware Purchaser (“Merger Sub”), with respect to the Agreement and Plan of Merger, dated as of July 30, 2012, among the Company, Bermuda Holdco, Delaware Purchaser and Merger Sub (the “Merger Agreement”).

WHEREAS, the Merger Agreement provides, among other things, that, as of the Effective Time and subject to the exceptions and other matters set forth in the Merger Agreement, each issued and outstanding Company Share automatically shall be converted into and shall thereafter represent the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement;

WHEREAS, “Merger Consideration” is defined in the Merger Agreement to mean (i) a number of validly issued, fully paid and non-assessable Bermuda Holdco Shares equal to the Stock Conversion Number (the “Stock Consideration”), (ii) $1.25 in cash (the “Cash Consideration”) and (iii) cash paid in lieu of fractional shares in accordance with Section 2.02(d) of the Merger Agreement;

WHEREAS, the parties desire to amend the Merger Agreement to remove the Cash Consideration as a component of the Merger Consideration such that the Merger Consideration will comprise only the Stock Consideration and cash paid in lieu of fractional shares, and to make certain related amendments;

WHEREAS, the Boards of Directors of each of the Company, Bermuda Holdco, Delaware Purchaser and Merger Sub have approved this Amendment and the Merger Agreement as amended hereby, declared each of them advisable and determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger on the terms set forth in the Merger Agreement as amended hereby; and

WHEREAS, the parties intend for this Amendment to qualify as an amendment to the Merger Agreement in compliance with the requirements of Section 8.02 thereof.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1.    Definitions. Capitalized terms used but not defined in this Amendment have the meanings given to such terms in the Merger Agreement.

Section 2.    Amendments to the Merger Agreement.

(a) Section 2.01(c) of the Merger Agreement (Conversion of Company Shares) is hereby amended by deleting the entire first sentence thereof and replacing it with the following:

Subject to Section 2.01(b), each issued and outstanding Company Share automatically shall be converted into and shall thereafter represent the right to receive, in accordance with Section 2.02, a number of validly issued, fully paid and non-assessable Bermuda Holdco Shares equal to the Stock Conversion Number (the “Stock Consideration” and, together with any cash paid in lieu of fractional shares in accordance with Section 2.02(d), the “Merger Consideration”).

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(b) Section 2.02(b) of the Merger Agreement (Payment of Merger Consideration) is hereby amended by deleting the entire second sentence thereof and replacing it with the following:

Upon the completion of such applicable procedures by a holder and the surrender of such holder’s Certificates or Book-Entry Shares, the Exchange Agent shall deliver to such holder (A) a certificate or book-entry representing that number of whole Bermuda Holdco Shares (rounded down to the nearest whole Bermuda Holdco Share) that such Stockholder has the right to receive in respect of the Company Shares represented thereby and (B) cash in lieu of fractional shares that such Stockholder has the right to receive pursuant to Section 2.02(d), and any surrendered Certificates shall forthwith be canceled.

(c) Section 2.03(a) of the Merger Agreement (Equity Awards) is hereby amended and restated in its entirety to read as follows:

At the Effective Time, without any action on the part of any Stockholder, each outstanding stock option granted under the Company Stock Plan or otherwise (a “Company Option”), shall automatically (i) vest and become free of any forfeiture conditions if not then vested and free of forfeiture conditions and (ii) constitute a fully vested option (a “Converted Option”) to acquire (on the same terms and conditions (other than vesting and performance conditions) as were applicable to such Company Option pursuant to the relevant Company Stock Plan under which it was issued and the agreement evidencing the grant thereof prior to the Effective Time) that number (rounded down to the nearest whole number) of Bermuda Holdco Shares determined by multiplying (A) the number of Company Shares subject to such Company Option immediately prior to the Effective Time by (B) the Stock Conversion Number. The exercise price per Bermuda Holdco Share subject to any such Converted Option shall be an amount (rounded up to the nearest cent) equal to (A) the exercise price per Company Share subject to such Company Option immediately prior to the Effective Time divided by (B) the Stock Conversion Number. Notwithstanding the foregoing, the assumption and conversion of Company Options under this Section 2.03 shall be implemented in such a manner so as not to constitute (i) a “modification,” “extension” or “renewal” (within the meaning of Section 424 of the Code and the regulations thereunder) of the terms of a Company Option that is an “incentive stock option” (as defined under Section 422 of the Code) or (ii) a “modification” or “extension” of the terms of a Company Option (within the meaning of Section 409A of the Code and the regulations thereunder).

(d) Section 2.05 of the Merger Agreement (Dissenting Shares) is hereby deleted in its entirety.

(e) Section 8.11(a) of the Merger Agreement (Definitions) is hereby amended as set forth below:

i. The definition of “Stock Conversion Number” is hereby amended and restated in its entirety to read as follows:

“Stock Conversion Number” means the quotient obtained by dividing (x) the closing price per Company Share on the Pricing Date by (y) the Adjusted Bermuda Holdco Price Per Share.

ii. The definitions of “Cash Consideration,” “Deemed BHS Price,” “Dissenting Shares” and “Option Conversion Number” are hereby deleted in their entirety.

Section 3.    Integration; References. The provisions set forth in this Amendment shall be deemed to be, and shall be construed as, part of the Merger Agreement to the same extent as if fully set forth therein. In the event of any variation or inconsistency between any provision contained in this Amendment and any provision contained in the Merger Agreement, the provision contained herein shall govern. Each reference in the Merger Agreement to “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference, and each reference in the Merger Agreement to “this Agreement” and each other similar reference, shall from and after the effective date of this Amendment refer to the Merger Agreement as amended hereby, except in the case where any such reference relates to the original date of the execution of the Merger Agreement, in which case each such reference shall relate to the Merger Agreement before giving effect to this Amendment.

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Section 4.    Governing Law. This Amendment and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 5.    No Other Amendments. Except as expressly amended or modified hereby, the terms and conditions of the Merger Agreement shall continue in full force and effect.

Section 6.    Entire Agreement. This Amendment, the Merger Agreement and the MTA (as amended) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 7. Counterparts. This Amendment may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other party. Each party may deliver its signed counterpart of this Amendment to the other party by means of facsimile or any other electronic medium, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TOWER GROUP, INC.

By	/s/ Elliot S. Orol
Name: Elliot S. Orol
Title: SVP, General Counsel & Secretary

CANOPIUS HOLDINGS BERMUDA LIMITED

By	/s/ Andre Perez
Name: Andre Perez
Title: Director

CANOPIUS MERGERCO, INC.

By	/s/ Susan Patschak
Name: Susan Patschak
Title: President

CONDOR 1 CORPORATION

By	/s/ Susan Patschak
Name: Susan Patschak
Title: President

Annex B

EXECUTION COPY

MASTER TRANSACTION AGREEMENT

among

CANOPIUS GROUP LIMITED,

CANOPIUS HOLDINGS BERMUDA LTD.,

CANOPIUS MERGERCO, INC.

and

TOWER GROUP, INC.

Dated as of April 25, 2012

(continued)

(continued)

Exhibits

Exhibit A	Investment Agreement
Exhibit B	Merger Agreement Term Sheet
Exhibit C	The Restructuring
Exhibit D	Offer Announcement
Exhibit E	Tax Certification
Exhibit F	Expense Reimbursement

This MASTER TRANSACTION AGREEMENT (this “Agreement”), dated as of April 25, 2012, is made by and entered into among Canopius Group Limited, a Guernsey limited company (“Parent”), Canopius Holdings Bermuda Ltd., a Bermuda limited company and a wholly owned Subsidiary of Parent (“Bermuda Holdco”), Canopius Mergerco, Inc., a Delaware corporation and wholly owned Subsidiary of Bermuda Holdco (“Delaware Holdco”) and Tower Group, Inc., a Delaware corporation (“Investor”).

RECITALS

WHEREAS, Parent intends to commence an offer for cash (the “Cash Offer”) for 100% of the issued and outstanding ordinary shares of Omega Insurance Holdings Limited, a Bermuda limited company (“Omega”);

WHEREAS, in order to provide equity financing to Parent for the Cash Offer, Parent and Investor will, concurrently with the execution and delivery of this Agreement, (i) enter into an Investment and Shareholders’ Agreement with each of the principal shareholders of Parent (which principal shareholders, together with the other shareholders of Parent, are referred to herein as the “Shareholders”) in the form attached as Exhibit A (the “Investment Agreement”) pursuant to which, upon the terms and subject to the conditions set forth therein, Investor will acquire from Parent 31,766,961 newly issued “A” Ordinary Shares of no par value of Parent (the “Class A Parent Shares”), which Class A Parent Shares will, as of the closing of the transactions contemplated by the Investment Agreement (the “Investment Closing”), represent approximately 10.7% of the issued and outstanding ordinary shares of Parent;

WHEREAS, subject to the terms hereof, from and after the Investment Closing until the date that is 18 months after the Investment Closing Date, Investor will have the right, at its election, to (i) cause certain Subsidiaries of Bermuda Holdco to execute and deliver, and perform their obligations under, an Agreement and Plan of Merger having the terms set forth in Exhibit B (the “Merger Agreement”), pursuant to which a newly formed Subsidiary of Delaware Holdco that is a Delaware corporation (“Merger Sub”) will merge (the “Merger”) with and into Investor and the outstanding shares of the capital stock of Investor will be exchanged for Class A Ordinary Shares of Bermuda Holdco (“Bermuda Holdco Shares”) and cash and (ii) cause Parent to sell, immediately prior to the Merger, all of the issued and outstanding Bermuda Holdco Shares (other than the Bermuda Holdco Shares to be paid to the stockholders of Investor as consideration in connection with the Merger) (the “Third Party Sale”) to certain Persons to be identified who are willing and able to purchase such Bermuda Holdco Shares on the terms of the Third Party Sale Agreement (the “Equity Investors”);

WHEREAS, from and after the date on which either (a) the shareholders of Omega approve the Cash Offer (if the acquisition of Omega by Parent is implemented by way of a merger, scheme or amalgamation) or (b) the Cash Offer becomes or is declared unconditional to acceptances (if implemented by way of an offer) (the “Threshold Date”) and prior to January 1, 2016, subject to the terms hereof Parent will, at the election of Investor, (i) subject to the receipt of all necessary consents of Lloyd’s and any other applicable Permits, cause either (x) Canopius Managing Agents Limited (“CMAL”), (y) Omega Underwriting Agents Limited (UK) (“Omega UAL”) or (z) another Lloyd’s managing agency formed by Parent or Investor for the sole purpose of consummating the applicable transactions contemplated by Section 4.7 or Section 4.8 of this Agreement to (A) establish a special purpose syndicate at Lloyd’s (the “SPS”) the sole member of which will be Canopius Capital Eleven Limited (the “Corporate Member”), (B) manage the SPS and (C) cause the SPS to reinsure, on a quota share basis, business written by Syndicate 4444 (including business directed to Syndicate 4444 by Investor and its Affiliates) (the “SPS Establishment”) and (ii) subject to the receipt of all necessary consents of Lloyd’s and any other applicable Permits, transfer 100% of the issued and outstanding shares of the Corporate Member to Investor or its Affiliate (the “Corporate Member Acquisition” and, together with the SPS Establishment, the “SPS Transactions”);

WHEREAS, subject to the terms hereof, from and after the Threshold Date and prior to January 1, 2016, Parent will, at the election of Investor, use its Reasonable Best Efforts to cause the SPS to be granted approval by Lloyd’s to operate as a stand-alone syndicate to underwrite business at Lloyd’s, including by way of quota share reinsurance of Syndicate 4444;

WHEREAS, subject to the terms hereof, from and after the Investment Closing Date and prior to January 1, 2016, Parent will, at the election of Investor, unless the Managing Agency is a new entity formed by Investor, and subject to the receipt of all necessary consents of Lloyd’s and any other applicable Permits, transfer 100% of the issued and outstanding shares of the Managing Agency to Investor or to an Affiliate of Investor as Investor may direct (the “Managing Agency Acquisition”); and

WHEREAS, capitalized terms used in this Agreement have the meanings given to such terms in Section 7.1.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.1 Consideration.

(a) On the Investment Closing Date, Investor shall pay the sum of $14,000,000 (the “Investment Premium”) into such account(s) as Parent shall have specified to Investor not less than three Business Days prior to the Investment Closing Date.

(b) The amount of the Investment Premium to be allocated to the right of Investor to effect the transactions contemplated by Section 4.6 (the “Merger Right”) shall be $3,000,000 (the “Merger Option Price”).

(c) The amount of the Investment Premium to be allocated to the right of Investor to effect the transactions contemplated by Section 4.7 (the “SPS Transactions Right”) shall be $4,000,000 (the “SPS Option Price”).

(d) The amount of the Investment Premium to be allocated to the right of Investor to effect the transactions contemplated by Section 4.8 (the “Managing Agency Acquisition Right”) shall be $7,000,000 (the “Managing Agency Acquisition Option Price”).

Section 1.2 The Third Party Sale.

Upon the terms and subject to the conditions set forth herein and in the Third Party Sale Agreement, at the closing of the transactions contemplated thereby (the “Third Party Sale Closing”), Parent shall sell, transfer, assign and deliver to the Equity Investors, free and clear of all Liens, and the Equity Investors shall purchase, all of the Bermuda Holdco Shares contemplated by Section 4.6 to be sold pursuant to the Third Party Sale Agreement, for a purchase price to be determined pursuant to Section 4.6 and specified in the Third Party Sale Agreement. As of the Third Party Sale Closing Date, none of the assets of Bermuda Holdco shall be subject to any Lien.

Section 1.3 The Merger.

Upon the terms and subject to the conditions set forth herein and in the Merger Agreement, at the Merger Closing, Parent, Bermuda Holdco and Delaware Holdco shall cause Merger Sub to merge with and into Investor with Investor continuing as the surviving corporation and a wholly owned Subsidiary of Delaware Holdco, which Merger will have the effects contemplated by the Merger Agreement. As of the Merger Closing Date, none of the assets of Bermuda Holdco shall be subject to any Lien.

Section 1.4 The SPS Transactions.

Upon the terms and subject to the conditions set forth herein, at the SPS Closing, (a) Parent shall transfer (subject to all necessary consents of Lloyd’s and any other applicable Permits having been obtained) to Investor, or any Affiliate of Investor as directed by Investor, 100% of the issued and outstanding shares of capital stock of the Corporate Member free and clear of all Liens (other than ordinary course Liens imposed by Lloyd’s in connection with the Corporate Member’s participation as a member of Syndicate 4444), as and on the terms contemplated by Section 4.7, (b) the SPS and CMAL (or the Managing Agency) shall enter into the Management Agreement and (c) the SPS and Syndicate 4444 shall enter into the Quota Share Reinsurance Agreement. As of the SPS Closing Date, none of the assets of the Corporate Member shall be subject to any Lien (other than ordinary course Liens imposed by Lloyd’s in connection with the Corporate Member’s participation as a member of Syndicate 4444).

Section 1.5 The Managing Agency Acquisition.

Upon the terms and subject to the conditions set forth herein, at the Managing Agency Closing, Parent shall (unless the managing agent is a new entity formed by Investor) transfer or cause to be transferred (subject to all necessary consents of Lloyd’s and any other applicable Permits having been obtained) to Investor, or an Affiliate of Investor as directed by Investor, 100% of the issued and outstanding shares of capital stock of the Managing Agency free and clear of all Liens, as and on the terms contemplated by Section 4.8. As of the Managing Agency Acquisition Closing Date, none of the assets of the Managing Agency shall be subject to any Lien.

Section 1.6 The Closings.

(a) Unless the Third Party Sale Agreement has been terminated in accordance with its terms, and subject to the satisfaction or waiver of the conditions set forth in the Third Party Sale Agreement, the Third Party Sale Closing shall take place at the place and time to be specified in the Third Party Sale Agreement (which time shall be immediately prior to the Merger Closing Date). The actual date and time of the Third Party Sale Closing are herein referred to as the “Third Party Sale Closing Date.”

(b) Unless the Merger Agreement has been terminated in accordance with its terms, and subject to the satisfaction or waiver of each of the conditions set forth in the Merger Agreement, the Merger Closing shall take place at the place and time to be specified in or determined pursuant to the Merger Agreement (which time shall be immediately after the Third Party Sale Closing Date). The actual date and time of the Merger Closing are herein referred to as the “Merger Closing Date.”

(c) The SPS Closing shall take place at the latest of (i) the date and time to be specified by Investor in the SPS Notice delivered by Investor in accordance with the terms of Section 4.7(a), (ii) the third Business Day after the date on which the last of the Permits and Lloyd’s approvals referred to in clauses (i), (ii) and (iii) of paragraph (a) of Section 4.7 shall have been obtained and (iii) the Investment Closing Date. The actual date and time of the SPS Closing are herein referred to as the “SPS Closing Date.”

(d) The Managing Agency Closing shall take place at the latest of (i) the date and time to be specified by Investor in the Managing Agency Acquisition Notice delivered by Investor in accordance with the terms of Section 4.8(a), (ii) the third Business Day after the date on which the last of the Lloyd’s and FSA approvals and other necessary Permits referred to in paragraph (a) of Section 4.8 shall have been obtained and (iii) the Investment Closing Date. The actual date and time of the Managing Agency Closing are herein referred to as the “Managing Agency Closing Date.”

Section 1.7 Closing Deliveries.

(a) At the Third Party Sale Closing, each of the parties to the Third Party Sale Agreement shall deliver to the other parties thereto the documents, certificates and other deliverables contemplated to be delivered by them pursuant to the Third Party Sale Agreement.

(b) At the Merger Closing, each of the parties to the Merger Agreement shall deliver to the other parties the documents, certificates and other deliverables contemplated by the Merger Agreement to be delivered by them to such other parties.

(c) At the SPS Closing:

(i) Parent shall deliver or cause to be delivered to Investor:

A. certificates representing all of the shares of the Corporate Member, free and clear of all Liens;

B. counterparts to each of the Management Agreement and the Quota Share Reinsurance Agreement, duly executed by each of the parties thereto (other than Investor or any of its Affiliates); and

C. evidence reasonably satisfactory to Investor that the SPS has been established and that it has received, and as of the SPS Closing Date has, all necessary approvals and authorizations from Lloyd’s, and otherwise has all Permits required to enter into the Management Agreement and the Quota Share Reinsurance Agreement and to perform its obligations thereunder;

(ii) Investor shall deliver or cause to be delivered to Parent:

A. payment of the purchase price for the shares of the Corporate Member (as determined by Section 4.7(a)(iii)) by wire transfer of immediately available funds to an account designated in writing by Parent; and

B. counterparts to each of the Ancillary Agreements (other than the Investment Agreement, the Merger Agreement and the Third Party Sale Agreement) to be entered into by Investor or any of its Affiliates at the SPS Closing, duly executed by Investor or such Affiliate; and

(iii) each party shall deliver to the other parties copies (or other evidence) of all valid Governmental Approvals obtained, filed or made by such party or its respective Affiliates with respect to the SPS Transactions; and

(iv) each party shall deliver to the other parties such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement to be consummated at the SPS Closing.

(d) At the Managing Agency Closing:

(i) Parent shall deliver or cause to be delivered to Investor or an Affiliate of Investor as directed by Investor:

A. (unless the managing agent is a new entity formed by Investor) certificates representing all of the shares of the Managing Agency free and clear of all Liens;

B. counterparts to each of the Ancillary Agreements (other than the Investment Agreement, the Merger Agreement and the Third Party Sale Agreement), if any, to be entered into by the Independent Syndicate or any Canopius Group Company at the Managing Agency Closing, duly executed by the Independent Syndicate and such Canopius Group Company that is a party thereto; and

C. evidence reasonably satisfactory to Investor that the Independent Syndicate has received, and as of the Managing Agency Closing Date has, all necessary approvals and authorizations from Lloyd’s, and otherwise has all Permits required to enter into the Ancillary Agreements, if any, to be executed and delivered at the Managing Agency Closing and to perform its obligations thereunder;

(ii) Investor shall deliver or cause to be delivered to Parent:

A. (unless the managing agent is a new entity formed by Investor) payment of the purchase price for the shares of the Managing Agency (as determined by Section 4.8(a)(vii)) by wire transfer of immediately available funds to an account designated in writing by Parent; and

B. counterparts to each of the Ancillary Agreements (other than the Investment Agreement, the Merger Agreement and the Third Party Sale Agreement), if any, to be entered into by Investor or any of its Affiliates at the Managing Agency Closing, duly executed by Investor or such Affiliate; and

(iii) each party shall deliver to the other parties copies (or other evidence) of all valid Governmental Approvals obtained, filed or made by such party or its respective Affiliates with respect to the Managing Agency Acquisition; and

(iv) each party shall deliver to the other parties such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement to be consummated at the Managing Agency Closing.

(e) Each of the documents and instruments delivered by any party to another party pursuant to this Section 1.7 shall be in form and substance reasonably acceptable to such other party.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to and as qualified by the matters set forth in the corresponding sections or subsections of the Parent Disclosure Letter, Parent hereby represents and warrants to Investor, as of the date hereof and, except for Section 2.8, as of the Investment Closing Date, that, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (provided that the foregoing exception does not apply to the representations and warranties set forth in Sections 2.1, 2.2, 2.4, 2.8, 2.9 or 2.22):

Section 2.1 Corporate Status.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of Guernsey and has all requisite corporate power and authority to carry on its business as now conducted. Other than those jurisdictions set forth in Section 2.1(a) of the Parent Disclosure Letter, if and to the extent that Parent conducts business in a jurisdiction other than its place of incorporation, Parent is duly qualified to do business as a foreign corporation or other organization and is in good standing in each jurisdiction in which the nature of its business or the properties owned, leased or operated by it makes such qualification necessary. Parent has made available to Investor true, complete and correct copies of the Organizational Documents of Parent as amended to date, and Parent is not in material violation of any provision of such Organizational Documents. The Organizational Documents of Parent as made available to Investor are in full force and effect.

(b) Bermuda Holdco is a corporation duly organized, validly existing and in good standing under the Laws of Bermuda and has all requisite corporate or organizational power and authority to carry on its business as now conducted. Other than those jurisdictions set forth in Section 2.1(b) of the Parent Disclosure Letter, if and to the extent Bermuda Holdco conducts business in a jurisdiction other than its place of incorporation, Bermuda Holdco is duly qualified to do business as a foreign corporation or other organization and is in good standing in each jurisdiction in which the nature of its business or the properties owned, leased or operated by it makes such qualification necessary. Parent has made, or has caused Bermuda Holdco to make, available to Investor true, complete and correct copies of the Organizational Documents of Bermuda Holdco as amended to date, and Bermuda Holdco is not in material violation of any provision of such Organizational Documents. The Organizational Documents of Bermuda Holdco as made available to Investor are in full force and effect.

(c) Except as set forth in Section 2.1(c) of the Parent Disclosure Letter, each of the other Canopius Group Companies is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite corporate or organizational power and authority to carry on its business as now conducted The Organizational Documents of such other Canopius Group Companies are in full force and effect and no such other Canopius Group Company is in material violation of any provision of such Organizational Documents.

(d) Delaware Holdco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

Section 2.2 Corporate and Governmental Authorization.

(a) Each of the Canopius Group Companies has all requisite corporate or other entity power and authority to execute and deliver the Transaction Agreements to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each Canopius Group Company of each of the Transaction Agreements to which it is or will be a party and the consummation by each Canopius Group Company of the transactions contemplated by such Transaction Agreements have been or will be duly authorized by all requisite corporate or other similar entity action on the part of such Canopius Group Company. Each of the Transaction Agreements to which any Canopius Group Company is or will be a party has been, or upon execution and delivery thereof will be, duly executed and delivered by such Canopius Group Company. Assuming due authorization, execution and delivery by the other parties thereto, each of the Transaction Agreements to which each Canopius Group Company is or will be a party constitutes, or upon execution and delivery thereof, will constitute, the legal, valid and binding obligation of each such Canopius Group Company, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Except for the approvals, filings and notifications imposed by applicable Laws that are set forth in Section 2.2(b) of the Parent Disclosure Letter, the execution and delivery by the Canopius Group Companies of the Transaction Agreements to which any of them is or will be a party do not, and the performance by each Canopius Group Company of, and the consummation by each Canopius Group Company of the transactions contemplated by, such Transaction Agreements does not and will not, require any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”).

Section 2.3 Non-Contravention.

The execution, delivery and performance of the Transaction Agreements by each Canopius Group Company that is or will be a party thereto on the date of this Agreement and the consummation of the transactions contemplated thereby by such Canopius Group Company do not and will not (a) conflict with or result in any violation or breach of any provision of the Organizational Documents of any of the Canopius Group Companies, (b) assuming compliance with the matters referred to in Section 2.2(b), conflict with or result in a violation or breach of any provision of any applicable Law or (c) except for a Lien under the LOC Security Package and assuming compliance with the matters referred to in Section 2.2(b), require any consent of or other action by any Person under, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Canopius Group Companies pursuant to, any Material Contract or any other Contract to which any Canopius Group Company is a party.

Section 2.4 Capitalization; Title to Shares.

(a) Section 2.4(a) of the Parent Disclosure Letter sets forth the number of authorized and issued and outstanding shares of each class or series of capital stock of Parent as at the date of this Agreement. The Investment Agreement and the Resolutions set forth the number of authorized and issued and outstanding shares of each class or series of capital stock of Parent as they are contemplated to be at the Investment Closing Date. All of the outstanding shares of capital stock of Parent have been, and when issued the Class A Parent Shares will be, duly authorized and validly issued and are fully paid and nonassessable, and they are not, or when issued will not be, subject to, and were not, or when issued will not be, issued in violation of any preemptive or similar rights (provided that they are subject to such rights contemplated by the Investment Agreement or the Organizational Documents of Parent).

(b) The authorized capital stock of Bermuda Holdco consists of 1 ordinary share, par value $1.00 per share, of which 1 share is issued and outstanding. All of the shares of capital stock of Bermuda Holdco have been duly authorized and validly issued and are fully paid and nonassessable, and they are not subject to, and were not issued in violation of, any preemptive or similar rights (provided that they are subject to such rights contemplated by the Investment Agreement or the Organizational Documents of Bermuda Holdco or Bermuda Law). Parent owns beneficially and of record all of the shares of capital stock of Bermuda Holdco, free and clear of all Liens, except for a Lien under the LOC Security Package.

(c) The authorized capital stock of Delaware Holdco consists of 200 shares, no par value, of which 100 shares are issued and outstanding. All of the shares of capital stock of Delaware Holdco have been duly authorized and validly issued and are fully paid and nonassessable, and are not and were not issued in violation of any preemptive or similar rights. Bermuda Holdco owns beneficially and of record all of the shares of capital stock of Delaware Holdco, free and clear of all Liens, except for a Lien under the LOC Security Package.

(d) Except as set forth in Section 2.4(d) of the Parent Disclosure Letter, there are no outstanding (i) shares of capital stock of or other voting or equity interests in any Canopius Group Company, (ii) securities of any Canopius Group Company convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Canopius Group Company, (iii) options or other rights or Contracts or commitments of any kind to acquire from any Canopius Group Company, or other obligation of any Canopius Group Company to issue, transfer or sell, any capital stock of or other voting or equity interests in any Canopius Group Company or securities convertible into or exercisable or exchangeable for capital stock of or other voting or equity interests in any Canopius Group Company, (iv) voting trusts, proxies or other similar Contracts or commitments to which any Canopius Group Company is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in any Canopius Group Company or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in any Canopius Group Company. Except as described in Section 2.4(d) of the Parent Disclosure Letter, there are no outstanding obligations of the Canopius Group Companies to repurchase, redeem or otherwise acquire any of the securities described in clauses (i), (ii) or (iii) of the previous sentence.

Section 2.5 Subsidiaries; Ownership Interests.

Except as set forth in Section 2.5 of the Parent Disclosure Letter, none of the Canopius Group Companies has any Subsidiaries, and except as set forth in Section 2.5 of the Parent Disclosure Letter and except for the Investment Assets held by the Canopius Group Companies in the ordinary course of business, no Canopius Group Company owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock of or other voting or equity interests in) any other Person.

Section 2.6 Financial Statements; Accounting Controls.

(a) Parent has or has caused to be delivered to Investor true, complete and correct copies of (i) the unaudited consolidated financial statements of Parent at and for the year ended December 31, 2011 (the “Balance Sheet Date”) and (ii) the audited consolidated financial statements of Parent at and for the year ended December 31, 2010 (collectively, the “Parent Financial Statements”), including in each case a balance sheet and statements of income or operations, cash flows and retained earnings or shareholders’ equity. The Parent Financial Statements (A) were derived from and are consistent with the Books and Records, (B) have been prepared in accordance with international financial reporting standards (“IFRS”) applied on a consistent basis (except as may be indicated in the notes thereto), (C) present a true and fair view of the financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries at and for the respective periods indicated and (D) were prepared in compliance with the Canopius Group Companies’ internal control procedures.

(b) Parent has or has caused to be delivered to Investor true, complete and correct copies of (i) the audited financial statements of Canopius Bermuda Limited (“Bermuda Insurer”) at and for the year ended December 31, 2010 (the “Bermuda Insurer Financial Statements”), including a balance sheet and statements of income or operations, cash flows and retained earnings or shareholders’ equity. The Bermuda Insurer Financial Statements (A) were derived from and are consistent with the Books and Records, (B) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), (C) present fairly, in all material respects, the financial position and the results of its operations and its cash flows for the period indicated and (D) were prepared in compliance with the Canopius Group Companies’ internal control procedures, and (ii) the unaudited financial statements of Bermuda Holdco and unaudited financial statements of each of Bermuda Insurer and Canopius Underwriting Bermuda Limited, which are the only Subsidiaries of Bermuda Holdco, at and for the year ended December 31, 2011 (the “Unaudited Financial Statements”), including a balance sheet and statements of income or operations and retained earnings or shareholders’ equity. The Unaudited Financial Statements (A) were derived from and are consistent with the Books and Records, (B) have been prepared in accordance with generally accepted accounting principles, (C) except for the omission of certain disclosures required under generally accepted accounting principles, present fairly the financial position and the results of operations of the relevant Canopius Group Company to which they relate at and for the period indicated and (D) were prepared in compliance with the Canopius Group Companies’ internal control procedures.

(c) Parent and its Subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with IFRS and GAAP, as applicable, to maintain proper accountability for items, (iii) access to its property and assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences and (v) reinsurance recoverables and premium and other receivables are reported accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 2.7 Undisclosed Liabilities.

None of the Canopius Group Companies (other than Bermuda Holdco and its Subsidiaries) has any Liabilities except (a) as set forth in Section 2.7 of the Parent Disclosure Letter, (b) for liabilities and obligations specifically disclosed or reserved against in accordance with IFRS in the balance sheet as of December 31, 2011 included in the Parent Financial Statements or specifically disclosed in the notes thereto and (c) for Liabilities that (i) were incurred after December 31, 2011 in the ordinary course of business consistent with past practice and (ii) individually and in the aggregate will not, and would not reasonably be expected to, have a Material Adverse Effect. Bermuda Holdco and its Subsidiaries have no Liabilities other than those reflected in the Unaudited Financial Statements or incurred after December 31, 2011 in the ordinary course of business consistent with past practice.

Section 2.8 Representations Regarding Omega.

To the Knowledge of Parent, as of the date of this Agreement, Parent has no reason to believe that: (a) the conditions to the Cash Offer set out in the Offer Announcement will not be satisfied such that they would cause the acquisition of Omega not to occur or (b) except as specified in the written due diligence memorandum prepared by Parent with respect to Omega and its Subsidiaries that was delivered by Parent to Investor, at the request of Investor, by electronic mail on March 23, 2012, any fact or circumstance exists that has had, or would reasonably be expected to have, individually or in the aggregate, and in the context of the acquisition of Omega, a material adverse effect on the assets, Liabilities, business, operations, condition (financial or otherwise) or results of operations of Omega or its Subsidiaries, taken as a whole.

Section 2.9 Absence of Certain Changes.

Except as set forth in Section 2.9 of the Parent Disclosure Letter, since the Balance Sheet Date, the Business has been conducted in the ordinary course of business consistent with past practice, there has not been any event, development or set of circumstances that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and none of the Canopius Group Companies has taken (or, in the case of clause (i), failed to take) any of the actions listed in clauses (i) through (vii) of Section 4.1(d).

Section 2.10 Material Contracts.

Each Material Contract is a valid and binding agreement of the Canopius Group Company that is party thereto, as applicable and, to the Knowledge of Parent, any other party thereto, and is in full force and effect, and none of the Canopius Group Companies nor, to the Knowledge of Parent, any other party thereto is in default or breach under (or is alleged to be in default or breach under) the terms of, or has provided or received any notice of any intention to terminate, any such Material Contract, and, to the Knowledge of Parent, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

Section 2.11 Books and Records.

The Books and Records are true, complete and correct, have been maintained in accordance with normal business practices and accurately present and reflect all of the transactions and actions therein described.

Section 2.12 Investment Company.

None of the Canopius Group Companies is an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

Section 2.13 Litigation.

Except as set forth in Section 2.13 of the Parent Disclosure Letter and except for Litigation involving claims made in connection with Insurance Contracts in the ordinary course of business, (a) there is no Litigation pending and served on any Canopius Group Company, or to the Knowledge of Parent, has any Canopius Group Company received any threat in writing of any Litigation against or affecting the Business or any of the Canopius Group Companies and (b) there are no settlement agreements or similar written agreements between a Canopius Group Company and any Governmental Authority and, to the Knowledge of Parent, no outstanding Orders against or affecting the Business or any of the Canopius Group Companies.

Section 2.14 Compliance with Laws.

(a) Except as set forth in Section 2.14 of the Parent Disclosure Letter and subject to paragraph (b) below, each of the Canopius Group Companies is, and at all times since January 1, 2008 has been, in compliance with all applicable Law and, to the Knowledge of Parent, has not been charged with, and is not and has not been under investigation with respect to, any violation of any applicable Law.

(b) To the Knowledge of Parent, none of the Canopius Group Companies or any other Person having a direct or indirect beneficial interest in the Canopius Group Companies appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury or in Annex I to the United States Executive Order 13224—Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (each a “Government List”). Each of the Canopius Group Companies has instituted, maintains and has at all times complied with internal control procedures designed to prevent, and which are reasonably expected to prevent, such Canopius Group

Company from being involved in any money laundering scheme, unlawful trade or commerce, unlawful technology transfer, fraud or other corrupt activity (including, without limitation, any activity in contravention of the United Kingdom Bribery Act and, to the extent applicable, the U.S. Foreign Corrupt Practices Act or the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control that prohibit, among other things, the engagement in transactions with, and the provision of services to, those countries, territories, entities and individuals listed from time to time on a Government List).

Section 2.15 Permits and Licenses.

Except as set forth in Section 2.15 of the Parent Disclosure Letter, each of the Canopius Group Companies has all licenses (including insurance licenses), franchises, permits, privileges, immunities, certificates, variances, orders, consents, approvals and other authorizations (including authorizations to write excess and surplus lines insurance as a non-admitted or unlicensed insurance carrier) from a Governmental Authority that are necessary to entitle it to own or lease, operate and use its properties or assets and to carry on and conduct its business as conducted on the date of this Agreement (the “Permits”), and all such Permits are valid and in full force and effect. Except as set forth in Section 2.15 of the Parent Disclosure Letter, (a) none of the Canopius Group Companies has received any written notice of any violation of any Permit, (b) to the Knowledge of Parent, no suspension, cancellation or non-renewal of any Permit is pending or threatened, (c) the Canopius Group Companies have complied, and are in compliance, with all terms and conditions of the Permits, (d) to the Knowledge of Parent, no event or condition has occurred or exists that would reasonably be expected to result in a violation or breach of, or a default or loss of a benefit under, or acceleration of an obligation of any of the Canopius Group Companies under, or a termination, revocation, cancellation or impairment of, any Permit (in each case, with or without notice or lapse of time or both), and (e) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by the Transaction Agreements. None of the Canopius Group Companies is relying on any exemption from or deferral of any Law or Permit that, to the Knowledge of Parent, would not be available to the Canopius Group Companies after the Investment Closing Date.

Section 2.16 The Corporate Member.

Except as set forth in Section 2.16 of the Parent Disclosure Letter, the Corporate Member was organized on July 12, 2011, and since the date of its organization, the Corporate Member has participated as a member of Syndicate 4444 for the 2012 Year of Account. The Corporate Member is a party to a reinsurance contract with Investor and a managing agency agreement with CMAL. The Corporate Member has no Liabilities other than Liabilities incurred as a result of its participation as a member of Syndicate 4444 or Liabilities to Investor.

Section 2.17 Tax Matters.

(a) Except as set forth in Section 2.17(a) of the Parent Disclosure Letter, all Tax Returns required to be filed by, on behalf of or with respect to each Canopius Group Company have been duly and timely filed and are complete and correct. All Taxes (whether or not reflected on such Tax Returns) required to be paid with respect to each Canopius Group Company have been duly and timely paid. All Taxes required to be withheld by each Canopius Group Company have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose. Except as set forth in Section 2.17(a) of the Parent Disclosure Letter, no Canopius Group Company is subject to tax in any jurisdiction other than its jurisdiction of incorporation.

(b) No written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to any Canopius Group Company, and no written power of attorney with respect to any such Taxes, has been filed or entered into with any Governmental Authority. No Taxes with respect to any Canopius Group Company are currently under audit, examination or investigation by any Governmental Authority or the subject of any judicial or administrative proceeding. No Governmental Authority has asserted or threatened to assert any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against any Canopius Group Company with respect to any taxable period for which the period of assessment or collection remains open. Except as set forth in Section 2.17(b) of the Parent Disclosure Letter, no elections for Tax purposes (including any entity classification elections) have been made with respect to any Canopius Group Company that are in force or by which any Canopius Group Company is bound. No jurisdiction in which any Canopius Group Company has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that such Canopius Group Company is required to file such Tax Return or pay such Tax in such jurisdiction.

(c) Except as set forth at Section 2.17(c) of the Parent Disclosure Letter, no Canopius Group Company (i) has received or applied for a Tax ruling or entered into an agreement with any Governmental Authority, in either case that would be binding upon any Canopius Group Company after the Investment Closing Date, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes or (iii) has any liability for the Taxes of any Person (as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise).

(d) To the Knowledge of Parent, Parent has provided all information in response to requests from Investor’s accountants, Ernst & Young, in emails dated March 9, 13, 14 and 22, 2012 in respect of Ernst & Young’s inquiries to determine whether Parent or Bermuda Holdco is classified as a “passive foreign investment company” as defined in Section 1297 of the Code.

(e) Except as set forth at Section 2.17(e) of the Parent Disclosure Letter, United States persons and United States tax residents do not in the aggregate own, directly or, to the Knowledge of Parent, indirectly, more than 5% of the equity interests in Parent (not taking into account Class A Parent Shares).

Section 2.18 Insurance.

There is no claim by or with respect to any Company pending under any insurance policy (including fidelity bonds and other similar instruments) relating to the Assets, the Business or the employees, officers or directors of the Canopius Group Companies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under such policies have been timely paid, and the Canopius Group Companies have otherwise complied fully with the terms and conditions of such policies. Such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Canopius Group Companies. To the Knowledge of Parent, there is no threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies.

Section 2.19 Reinsurance Agreements.

Except as set forth in Section 2.19 of the Parent Disclosure Letter, no Reinsurance Agreement contains any provision providing that the other party thereto may terminate or otherwise modify such Reinsurance Agreement by reason of the transactions contemplated by this Agreement or the Investment Agreement; no Reinsurance Agreement contains any provision which by its own terms would result in a modification in the operation of such Reinsurance Agreement by reason of the transactions contemplated by this Agreement or the Investment Agreement; to the Knowledge of Parent, Parent has no reason to believe that all amounts due or coming due in the future under each Reinsurance Agreement are not or will not be collectible in full in the ordinary course; to the Knowledge of Parent, no party to any Reinsurance Agreement is impaired such that a default thereunder could reasonably be expected; each of the Canopius Group Companies, as applicable, is entitled under applicable Law to take full credit for all amounts recoverable by it pursuant to any Reinsurance Agreement to which it is a party, and all such amounts have been properly recorded in the Books and Records; such Reinsurance Agreements transfer such risk as would be required for them to be properly accounted for as reinsurance; and all collateral provided by any reinsurer in connection with any Reinsurance Agreement (i) is in a form permitting the applicable Canopius Group Company to take credit for reinsurance under the insurance Laws and regulations of its state of domicile, (ii) if other than a letter of credit, is subject to a perfected security interest in favor of the applicable Canopius Group Company, (iii) is not subject to any Contract allowing that such collateral be reduced or diminished in any manner and (iv) is sufficient to discharge the obligations of such reinsurer under the related Reinsurance Agreements.

Section 2.20 Investment Assets.

(a) Except as disclosed at Section 2.20(a) of the Parent Disclosure Letter, the Canopius Group Companies have good and marketable title to all of their Investment Assets (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien (other than a Permitted Lien), except for Liens under the LOC Security Package or to the extent such securities are pledged or held in trust in the ordinary course of business consistent with prudent business practices or normal practice at Lloyd’s to secure obligations of the Canopius Group Companies.

(b) The Companies’ Investment Assets are valued on the books of the Canopius Group Companies in accordance with IFRS or GAAP, as applicable.

(c) The Companies’ Investment Assets comply with applicable Law (including applicable insurance company invested asset laws and regulations) and are, in the case of Investment Assets held by a Canopius Group Company that is an insurance company, admitted assets of the Canopius Group Companies under applicable Law.

Section 2.21 Intercompany Accounts; Transactions with Affiliates or Other Shareholders.

Section 2.21 of the Parent Disclosure Letter lists all Contracts or transactions to or by which the Canopius Group Companies, on the one hand, and any Shareholder or any Affiliate of any Shareholder or any current or former officer or director of any Canopius Group Company or any Person affiliated or associated with any such individual (including any member of such individual’s immediate family), on the other hand, are or have been a party or otherwise bound or affected and that are currently pending or in effect or that involve continuing Liabilities (each, an “Affiliate Transaction”). Each Affiliate Transaction was on terms and conditions no more favorable to the Canopius Group Companies than as would have been obtainable by them at the time in a comparable arm’s-length transaction with a Third Party. Each Affiliate Transaction has (a) received prior approval (or non-disapproval) and (b) been disclosed, in each case, to the extent required under applicable insurance holding company Law. No shareholder, officer, director or employee of any of the Canopius Group Companies, or any family member, relative or Affiliate of any such shareholder, officer, director or employee, (i) owns, directly or indirectly, any interest in (A) any asset or other property used in or held for use in the Business or (B) to Parent’s Knowledge, any Person that is a supplier, customer or competitor of any of the Canopius Group Companies, (ii) to Parent’s Knowledge, serves as an officer, director or employee of any Person that is a supplier, customer or competitor of any of the Canopius Group Companies or (iii) is a debtor or creditor of any of the Canopius Group Companies.

Section 2.22 Finders’ Fees.

Except for Keefe, Bruyette & Woods Limited, Aon Benfield Securities Limited and West Hill Corporate Finance Limited, the fees and expenses of which will be paid by Parent, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of any of the Canopius Group Companies who might be entitled to any fee or commission from Investor or any of its Affiliates (including, after the Investment Closing, any of the Canopius Group Companies) upon consummation of the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor represents and warrants to the Canopius Group Companies, as of the date hereof and as of the Investment Closing Date, as follows:

Section 3.1 Corporate Status.

Investor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.

Section 3.2 Corporate and Governmental Authorization.

(a) Investor has all requisite corporate or organizational power and authority to execute and deliver the Transaction Agreements to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by Investor of each of the Transaction Agreements to which it is or will be a party and the consummation by Investor of the transactions contemplated by such Transaction Agreements have been duly authorized by all requisite corporate or other similar organizational action on the part of Investor. Each of the Transaction Agreements to which Investor is or will be a party has been, or upon execution and delivery thereof will be, duly executed and delivered by Investor. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each Transaction Agreement to which Investor is or will be a party constitutes, or upon execution and delivery thereof, will constitute, the legal, valid and binding obligation of Investor, enforceable against it in accordance with its terms.

(b) Except in connection or in compliance with the approvals, filings and notifications imposed by applicable Law that are set forth in Section 3.2(b) of the Investor Disclosure Letter, the execution and delivery by Investor of the Transaction Agreements to which it is or will be a party do not, and the performance by Investor, and the consummation by Investor of the transactions contemplated by, such Transaction Agreements will not require any Governmental Approval.

Section 3.3 Non-Contravention.

The execution, delivery and performance of the Transaction Agreements by Investor that is or will be a party thereto and the consummation of the transactions contemplated thereby to be consummated at the Investment Closing Date do not and will not (a) conflict with or result in any violation or breach of any provision of the Organizational Documents of Investor or (b) assuming compliance with the matters referred to in Section 3.2(b), conflict with or result in any violation or breach of any provision of any applicable Law.

Section 3.4 Sophisticated Investor; Purchase for Investment.

Investor is purchasing the Class A Parent Shares for investment for its own account and not with a view to the distribution thereof. Investor is a sophisticated investor with sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks (including for tax, legal, regulatory, accounting and other financial purposes) of an investment in the Class A Parent Shares.

Section 3.5 Finders’ Fees.

Except for MMC Securities (Europe) Ltd, Barclays PLC and FBR & Co., the fees and expenses of which will be paid by Investor, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Investor who might be entitled to any fee or commission from Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 3.6 Litigation.

Except as set forth in Section 3.6 of the Investor Disclosure Letter, there are (a) no outstanding Orders against Investor, (b) no Litigation pending or, to the Knowledge of Investor, threatened against Investor and (c) to the Knowledge of Investor, no pending investigations by any Governmental Authority that in each case would be reasonably expected to prevent, materially delay or otherwise interfere with or have any material adverse effect on the ability of Investor to consummate the transactions contemplated hereby and by the other Transaction Agreements.

ARTICLE IV

CERTAIN COVENANTS

Section 4.1 Operating Limitations.

(a) From the date hereof until the Investment Closing Date, except as otherwise expressly permitted or required by this Agreement or the Investment Agreement or as set forth in Section 4.1 of the Parent Disclosure Letter, Parent and Bermuda Holdco shall not, and shall not permit any of their respective Subsidiaries to, take any Restricted Action with respect to any Canopius Group Company without the prior written consent of Investor (such consent not to be unreasonably withheld or delayed).

(b) From the Investment Closing Date until the latest to occur of (i) the consummation of the Merger, (ii) the expiration of the Merger Election and (iii) the termination of the Merger Agreement, Parent, Bermuda Holdco and Delaware Holdco shall not, and shall not permit any of their respective Subsidiaries to, take any Restricted Action with respect to Bermuda Holdco or any of its Subsidiaries without the prior written consent of Investor (such consent not to be unreasonably withheld or delayed). Parent shall consult with Investor prior to Parent or any Affiliate of Parent making any contribution to Bermuda Holdco or any Subsidiary thereof and shall cooperate as reasonably requested by Investor in connection with any such contribution, for the purpose of ensuring that the Merger will be reasonably satisfactory to Investor from a tax perspective.

(c) From the Investment Closing Date until the latest to occur of (i) the consummation of the Managing Agency Acquisition and (ii) the expiration of the Managing Agency Acquisition Right, Parent shall not, and shall not permit any of its Subsidiaries (including, for the avoidance of doubt, Omega and its Subsidiaries) to, (A) take any Restricted Action with respect to the Managing Agency or the Corporate Member or (B) seek to vary the permissions of the Managing Agency or the Corporate Member, to cease the authorization by Lloyd’s of the Managing Agency or the Corporate Member or to keep the Managing Agency and the Corporate Member in good standing with Lloyd’s, in each case without the prior written consent of Investor (not to be unreasonably withheld or delayed); provided that this paragraph shall cease to apply with respect to the Managing Agency from such time as the parties agree that the Managing Agency will be a new entity formed by Investor.

(d) As used in this Agreement, “Restricted Action” means, with respect to any Canopius Group Company, any of the following actions taken by or with respect to such Canopius Group Company, in each case other than: (i) any such action expressly permitted or required by any Transaction Agreement (including, for the avoidance of doubt, any actions constituting a part of the Restructuring, including the dividend or other distribution by Bermuda Holdco that is contemplated by paragraph 8 of Exhibit C) or (ii) any such action expressly or reasonably considered to be required to be taken by any Canopius Group Company in order for such Canopius Group Company to comply with applicable Law or any Order:

(i) the failure by such Canopius Group Company to conduct and develop its businesses in the ordinary course consistent with past practice or use its reasonable efforts to preserve intact its businesses, assets, relationships and goodwill with customers, suppliers, contractors, licensors, employees, agents, producers, distributors, insureds, Governmental Authorities and others having business dealings with it, as applicable and in each case taken as a whole, or to keep available the services of its officers and significant employees as of the date hereof; provided that nothing in this paragraph shall:

A. require any Canopius Group Company to increase any compensation payable to any of its employees outside of the ordinary course of business consistent with past practice or prohibit any Canopius Group Company from terminating the employment of any of its employees for “cause” (as defined and applied in a manner consistent with past practice); or

B. require any Canopius Group Company to act in a manner inconsistent with its ordinary course of business consistent with past practice in order to preserve intact the business of any counterparty or Person doing business with any Canopius Group Company that wishes voluntarily to cease to do business with such Canopius Group Company.

(ii) except for the dividend referred to in paragraph 8 of Exhibit C, the (A) declaration, setting aside or payment of any dividends on, or making any other distributions (whether in cash, stock or property) in respect of, any of such Canopius Group Company’s outstanding capital stock, (B) except as expressly contemplated by the Resolutions, splitting, combination or reclassification of any outstanding capital stock of such Canopius Group Company or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for shares of such Canopius Group Company’s outstanding capital stock or (C) purchase, redemption or other acquisition of any shares of outstanding capital stock of such Canopius Group Company or any rights, warrants or options to acquire any such shares; provided that nothing in this paragraph shall apply to transactions with respect to which the only parties are wholly owned Subsidiaries of Parent other than Bermuda Holdco or any of its Subsidiaries, the Managing Agency (unless and until such time as the parties determine in accordance with Section 4.8 that the Managing Agency will be a new entity formed by Investor) or the Corporate Member;

(iii) except, in the case of Parent, for the issuance and redemption of shares of Parent to or from (as applicable) employees of Parent and its Subsidiaries in the ordinary course of business in a manner and amount consistent with past practices relating to employees in effect as of the date hereof and in accordance with the terms of the Investment Agreement and the Articles of Incorporation of Parent or pursuant to the Resolutions, the issuance, sale, grant, pledge or encumbering of any shares of capital stock of such Canopius Group Company or any other voting securities or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities; provided that nothing in this paragraph shall apply to transactions with respect to which the only parties are wholly owned Subsidiaries of Parent other than Bermuda Holdco, any of its Subsidiaries, the Managing Agency (unless and until such time as the parties determine in accordance with Section 4.8 that the Managing Agency will be a new entity formed by Investor) or the Corporate Member;

(iv) the amendment of such Canopius Group Company’s Organizational Documents other than (A) for administrative reasons; provided that such amendment would not adversely affect any right of Investor or any of its Affiliates under any Transaction Agreement or (B) in the case of Parent, pursuant to the Resolutions. For the purposes of this paragraph (iv) Canopius Group Company shall mean:

(a)	in respect of the restriction in Section 4.1(a), all Canopius Group Companies;

(b)	in respect of the restriction in Section 4.1(b) any Canopius Group Company which is Bermuda Holdco or any of its Subsidiaries;

(c)	in respect of the restriction in Section 4.1(c), any Canopius Group Company which is the Managing Agency (unless and until such time as the parties determine in accordance with Section 4.8 that the Managing Agency will be a new entity formed by Investor) or the Corporate Member;

(v) except as required by Law, the (A) material change in any of the Canopius Group Companies’ methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes from those employed in the preparation of its most recently filed Tax Return; (B) alteration or the making of any material Tax election under U.S. Tax Law; or (C) preparing any Tax Return in a manner that is not consistent with past practices;

(vi) in the case of any such Canopius Group Company that is Bermuda Holdco or any of its Subsidiaries, the Managing Agency (unless and until the parties determine that the Managing Agency will be a new entity formed by Investor in accordance with Section 4.8) or the Corporate Member, any sale or transfer of any asset of, or the assumption of any Liability by, such Canopius Group Company, other than in the ordinary course of business consistent with past practice; or

(vii) the agreement or commitment to do any of the foregoing.

Section 4.2 Notice of Certain Events.

From the date hereof until the earlier of the date this Agreement is terminated pursuant to Section 5.1 and the expiration of all of the parties’ rights and obligations under this Agreement (other than rights to indemnification under Article VI), Parent shall promptly notify Investor in writing of: (a) any circumstance, event or action the existence, occurrence or taking of which (i) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) has resulted in or would reasonably be expected to result in any representation or warranty made by Parent hereunder not being true and correct as of the date it was made or deemed to have been made; or (iii) could result in the failure to occur of any Closing that has not yet occurred hereunder; (b) any written notice or other communication in writing received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement; (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any Ancillary Agreement; and (d) any Litigation commenced or, to the Knowledge of Parent, threatened against, relating to or involving or otherwise affecting the Canopius Group Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.13 or that relates to the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement. Investor’s receipt of information pursuant to this Section 4.2 or otherwise shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Parent in this Agreement.

Section 4.3 Access to Information; Confidentiality.

(a) From the date hereof until the earlier of (i) the date this Agreement is terminated pursuant to Section 5.1 and (ii) the expiration of all of the parties’ rights and obligations under this Agreement (other than rights to indemnification under Article VI), Parent shall, and shall cause its Subsidiaries to, give Investor and its Affiliates reasonable access upon reasonable advance notice during normal business hours to (i) all of the offices and properties of the Canopius Group Companies, and the Books and Records; (ii) such financial and operating data and other information relating to any Canopius Group Company as Investor may reasonably request; and (iii) subject to prior notification to and the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) and subject to Parent being reasonably satisfied regarding the maintenance of confidentiality in respect of any confidential information relating to Parent and the Canopius Group Companies in compliance with this Section 4.3 (other than Bermuda Holdco and its Subsidiaries after the Merger Closing Date, the Corporate Member after the SPS Closing Date and the Managing Agency after the Managing Agency Closing Date), the Representatives of the Canopius Group Companies whose assistance and expertise are reasonably necessary to assist Investor in connection with Investor’s investigation of the Canopius Group Companies. Any investigation pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Canopius Group Companies. Investor and its Affiliates shall hold in confidence all confidential information of any Canopius Group Company obtained pursuant to this Section 4.3, unless any of them is compelled to disclose such information by judicial or administrative process or by other requirement of Law, in any case except to the extent such information can be shown to have been (i) previously known to Investor or any of its Affiliates on a non-confidential basis, (ii) in the public domain through no fault of Investor or any of its Affiliates or (iii) later lawfully acquired by Investor or any of its

Affiliates from a source other than Parent or any of its Affiliates. The obligation of Investor and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

(b) From and after the Investment Closing until the date at which such information would no longer be required by Investor or its Affiliates for any reasonable business or administrative purpose or under applicable Law, Parent shall and shall cause its Subsidiaries to provide Investor and its Affiliates (including, after the Merger Closing, Bermuda Holdco and its Subsidiaries) information with respect to Parent and its Subsidiaries in a readily readable and accessible form as may be reasonably necessary for, and shall otherwise provide such cooperation to Investor and its Affiliates (including, after the Merger Closing, Bermuda Holdco and its Subsidiaries) as may be reasonably necessary for, financial reporting, loss reporting and accounting matters, the preparation and filing of any Tax Returns, or the defense of any Tax Claim or assessment and to meet reporting requirements to any Third Party or Governmental Authority, including the obligation of Investor and, after the Merger Closing, Bermuda Holdco, to file periodic (including quarterly and annual) reports with the SEC. All such information and cooperation shall be provided as promptly as practicable upon request and in any event sufficiently in advance of any such reporting or filing requirements to give Investor, Bermuda Holdco and any of their respective Affiliates, as applicable, a reasonable period of time to review such information and incorporate it into such reports or filings. For the avoidance of doubt, the covenants set forth in this Section 4.3(b) shall also apply (i) after the Merger Closing with respect to information regarding Bermuda Holdco and its Subsidiaries relating to periods prior to the Merger Closing, (ii) after the SPS Closing with respect to information regarding the Corporate Member relating to periods prior to the SPS Closing and (iii) after the Managing Agency Closing with respect to information regarding the Managing Agency relating to periods prior to the Managing Agency Closing.

Section 4.4 Public Announcements.

No party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which case the party required to publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

Section 4.5 Consents, Approvals and Filings.

(a) The Canopius Group Companies and Investor shall, upon the delivery by Investor of a Merger Notice pursuant to Section 4.6, an SPS Notice pursuant to Section 4.7 or a Managing Agency Acquisition Notice pursuant to Section 4.8, each use their reasonable efforts, and shall cooperate fully with each other to (i) comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement to be consummated at the Third Party Sale Closing and the Merger Closing, at the SPS Closing or at the Managing Agency Closing, as applicable, and (ii) seek to obtain as promptly as practicable all Governmental Approvals necessary or advisable in connection with such transactions. The parties shall cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable all such Governmental Approvals.

(b) As soon as reasonably practicable after the delivery of a Merger Notice, SPS Notice or Managing Agency Acquisition Notice, the parties shall cooperate to make or cause to be made with all applicable Governmental Authorities requests for approval of the transactions contemplated by this Agreement or any Ancillary Agreement to occur at the Third Party Sale Closing and Merger Closing, the SPS Closing or the Managing Agency Closing, as applicable, which requests shall include all required exhibits. Prior to furnishing any written materials to any Governmental Authorities in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, the furnishing party shall provide the other parties with a copy thereof

(save to the extent such information is subject to an attorney-client or other legal privilege or subject to any obligation of confidentiality or privacy to a Third Party) and such other parties shall have a reasonable opportunity to provide comments thereon. Each party shall give to the other parties prompt written notice if it receives any material notice or other material communication from any Governmental Authorities in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, and, in the case of any such notice or communication which is in writing, shall promptly furnish such other parties with a copy thereof. Each party shall give to the other parties reasonable prior written notice of the time and place when any meetings or other conferences may be held by it with any Governmental Authorities in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, and such other parties shall have the right to have a representative or representatives attend or otherwise participate in any such meeting or conference. Notwithstanding the foregoing, nothing in this Section 4.5(b) shall require any party or any of such party’s Subsidiaries, directors, officers and employees to disclose information or confer a right to attend any meeting to the extent such attendance would breach any Law or Order or confidentiality obligation to a Third Party that is not specifically waived by such Third Party.

(c) From and after the date hereof, Parent and Investor shall each use their reasonable efforts, and shall cooperate fully with each other to obtain as promptly as reasonably practicable following the date hereof all required approvals, consents, waivers or authorizations from Third Parties required in connection with the consummation of the transactions contemplated by the Transaction Agreements (each, a “Third Party Consent”); provided that any such Third Party Consents that relate only to transactions to occur at any Closing (other than the Investment Closing) will only be required to be obtained after the exercise by Investor of its right to cause such Closing to occur pursuant to Section 4.6, Section 4.7 or Section 4.8, as applicable. Investor shall be responsible for the out-of-pocket third party costs (including any license or other fees and expenses) associated with obtaining consents from Third Parties or replacement of such rights to the extent required in connection with any of the Subsequent Transactions or the Restructuring. Parent shall be responsible for all costs and expenses relating to Third Party Consents required in connection with the consummation of the transactions contemplated by the Investment Agreement (other than any such consents required to be obtained by Investor or any of its Affiliates or by the Bregal Investors or any of their Affiliates).

Section 4.6 The Merger Election.

(a) At any time during the period beginning on (subject to the proviso in clause (i)(H) of Section 4.6(b) below) the Investment Closing Date and ending on the date that is 18 months after the Investment Closing Date (the “Election Period”), Investor may elect to effect the Merger and the Third Party Sale by delivering a written notice of such election (a “Merger Notice”) to Parent and paying to Parent, by wire transfer of immediately available funds, the Merger Exercise Price. Upon delivery of the Merger Notice and payment of the Merger Exercise Price:

(i) Bermuda Holdco will as soon as reasonably practicable thereafter contribute Delaware Holdco to a new corporation organized under the laws of Delaware as a direct wholly owned Subsidiary of Bermuda Holdco (“Top Holdco”), promptly thereafter cause Delaware Holdco to form Merger Sub, and not permit Top Holdco, Delaware Holdco or Merger Sub to engage in any business activities or conduct any operations other than in connection with the transactions contemplated by this Agreement or the Merger Agreement;

(ii) Investor will prepare the Merger Agreement, and Delaware Holdco will, and will cause Merger Sub to, authorize, execute and deliver the Merger Agreement and consummate the transactions contemplated thereby and hereby, including the Merger;

(iii) Bermuda Holdco will transfer or cause to be transferred to Merger Sub, in the manner and amounts specified by Investor, cash (to the extent held by, or available through the liquidation of the assets of, Bermuda Holdco or any of its Subsidiaries) and Bermuda Holdco Shares sufficient to permit Merger Sub to complete the Merger and pay the Merger Consideration as contemplated by the Merger Agreement; provided that, for the avoidance of doubt, nothing in this Agreement will require Parent or any of its

Affiliates to make any capital contribution or provide any additional financing to Bermuda Holdco in order to permit Bermuda Holdco to comply with its obligations under this Section 4.6(a)(iii);

(iv) Parent will not, and will not permit any of its Subsidiaries to, take or permit any action that would reasonably be expected materially and adversely to affect the ability of Delaware Holdco or Merger Sub to pay the Merger Consideration at the Merger Closing or otherwise to consummate the Merger or any of the other transactions contemplated by this Agreement or the Merger Agreement to occur at the Merger Closing;

(v) Investor, Parent and Bermuda Holdco will, prior to the Third Party Sale Closing, comply with their respective obligations to effect or cause to be effected the transactions described in Exhibit C (collectively, the “Restructuring”), and will cooperate with each other so as to minimize any Taxes that would be imposed on Bermuda Holdco or any of its Subsidiaries, or for which Bermuda Holdco or any of its Subsidiaries otherwise may become liable, as a result of, or in connection with, the Restructuring;

(vi) Parent will provide to counsel to Investor a certificate containing such certifications, representations and warranties as Investor or its counsel may reasonably request, including, among others, certifications, representations and warranties substantially in the form of those set forth in Exhibit E (the “Tax Certification”) and subject to the Deductible and the Cap in Section 6.4(a); and

(vii) Investor, Parent and each of their respective Affiliates will take such other actions as may be reasonably necessary to consummate the Third Party Sale and the Merger.

(b) (i) At any time during the period beginning on the Threshold Date and ending on the later of (I) the expiration of the Election Period and (II) if the Merger Agreement is executed in accordance with this Section 4.6, the later of the consummation of the Merger and the termination or expiration of the Merger Agreement (or, if earlier, the date that is one year after the date of any Merger Notice (or such later date as the parties may agree); provided that such date may be extended for an additional three months if the Merger has not occurred by the first anniversary of the date of the Merger Notice because one or more required consents or approvals from Governmental Authorities with respect to the Merger have not yet been obtained), each of Parent, Bermuda Holdco and Delaware Holdco will cooperate with Investor to effect the Third Party Sale and will prepare information, reports and marketing materials that may be necessary or desirable in connection with the consummation of the Third Party Sale, in each case as may be reasonably requested by Investor, including:

A. providing to Investor information (which Investor may provide to the Equity Investors) regarding Bermuda Holdco and its Subsidiaries and their respective industries reasonably requested by prospective Equity Investors;

B. assisting Investor in the preparation of one or more offering documents or confidential information memoranda with respect to the Third Party Sale, including any financial statements of Bermuda Holdco and its Subsidiaries and cooperating in the preparation of audited “carve-out” financial statements for Bermuda Holdco and its Subsidiaries and any other pro forma financial statements as may be deemed reasonably necessary or reasonably advisable or that would be required by Regulation S-X and Regulation S-K under the Securities Act (treating the Third Party Sale as an offering registered under the Securities Act) and otherwise preparing any financial statements that may reasonably be deemed to be necessary, advisable or required to be included in the Registration Statement;

C. causing the appropriate members of management to participate in a reasonable number of meetings, presentations, road shows and due diligence sessions;

D. reasonably cooperating with Investor’s marketing efforts in connection with the Third Party Sale;

E. reasonably cooperating in seeking to satisfy the conditions set forth in the letters of intent and related term sheets entered into with any prospective Equity Investor;

F. providing and executing documents as may be reasonably requested by Investor, and using their reasonable efforts to obtain customary certificates, legal opinions and consents of accountants for use of their reports in any materials relating to the Third Party Sale and customary representations letters in connection with confidential information memoranda;

G. using reasonable efforts to cause (so far as it is legally capable of causing) an independent third-party accounting firm that is nationally recognized in the United States and mutually acceptable to Investor and Parent (the “Independent Auditor”) to provide assistance to Investor, including providing consents to Investor to use its audit reports relating to Bermuda Holdco and its Subsidiaries and to provide any necessary “comfort letters” in connection therewith;

H. preparing and furnishing to Investor as promptly as practicable such financial information and other data of Bermuda Holdco and its Subsidiaries as Investor may reasonably request in connection with the Third Party Sale, including:

1. the unaudited balance sheet and income statement of each of Bermuda Holdco and its Subsidiaries for its first financial year covering the period from its date of incorporation or organization up to and including December 31, 2008 and the audited balance sheet, income statement, statement of cash flows and statement of changes in shareholders’ equity, and the accompanying footnotes, for each such Person for each financial year thereafter through the Merger Closing Date as of and for the periods ended or ending, as applicable, on December 31 of such year, in each case prepared in accordance with GAAP consistently applied and accompanied by (so far as by making its reasonable efforts Bermuda Holdco is able to cause the Independent Auditor to provide the same) the unqualified opinion of the Independent Auditor;

2. no later than 45 calendar days following the end of each fiscal quarterly period of Bermuda Holdco occurring prior to the Merger Closing Date (“Fiscal Quarter”), the draft unaudited consolidated balance sheet and income statement of each of Bermuda Holdco and its Subsidiaries as of and for such Fiscal Quarter and the comparable period of the prior fiscal year, in each case prepared in accordance with GAAP consistently applied; and

3. no later than 60 calendar days following the end of each Fiscal Quarter, the final unaudited consolidated balance sheet, income statement, statement of cash flows and statement of changes in shareholders’ equity, and all accompanying footnotes, of Bermuda Holdco and its Subsidiaries, as of and for such Fiscal Quarter and the comparable period of the prior fiscal year, in each case prepared in accordance with GAAP consistently applied;

provided that, notwithstanding anything in this Agreement to the contrary, Investor may by written notice elect to cause Parent and its Affiliates to begin to comply with clause (B) and this clause (H) of this Section 4.6(b)(i) prior to the Investment Closing Date but not before the Threshold Date; provided further that, if Investor makes such election, Investor shall promptly (and in any event within 30 days after receiving notice thereof from Parent) reimburse Parent for the reasonable and documented out-of-pocket third party costs and expenses incurred by Parent and its Affiliates on or after the Threshold Date and prior to the Investment Closing Date in connection with such obligations in accordance with Exhibit F, and such costs and expenses will not be deemed Merger Expenses hereunder for purposes of paragraphs 7 and 8 of Exhibit F;

I. using reasonable efforts periodically to update any financial statements, pro forma financial information, financial data, audit reports and other information relating to Bermuda Holdco and its Subsidiaries provided to any prospective Equity Investor (“Third Party Investor Financial Information”) in connection with the consummation of the Third Party Sale, and to ensure that the Third Party Investor Financial Information does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(ii) As promptly as practicable after the date of the Merger Agreement, Parent shall, as and if requested by Investor, enter into a stock purchase agreement with the Equity Investors reflecting terms contemplated by Parent and Investor and described in this Section 4.6(b)(ii) (the “Third Party Sale Agreement”), provided that the Equity Investors have been identified and are willing and able to enter into the Third Party Sale

Agreement. The Third Party Sale Agreement will include customary representations, warranties and indemnification and limitation provisions and other terms mutually acceptable to Parent and Investor, acting reasonably; provided that the customary representations and warranties to be included in the Third Party Sale Agreement shall include, among other things, representations and warranties of the type included in Section 2.1, Section 2.2, Section 2.3 and Section 2.4 of this Agreement and customary indemnification (subject to customary limitation, if any) with respect thereto, and indemnification for all Losses resulting from or arising out of the matters described in clause (c) of Section 6.2, in each case in form and substance no less favorable to the Equity Investors as such representations and the indemnities included in this Agreement are to Investor. On the terms and subject to the conditions contained in the Third Party Sale Agreement, Parent will sell, transfer and assign to the Equity Investors immediately prior to the effective time of the Merger all the Bermuda Holdco Shares (other than the Bermuda Holdco Shares to be paid as consideration to the stockholders of Investor as consideration in connection with the Merger) for a purchase price in cash equal to the sum of the Tangible Net Asset Value of Bermuda Holdco as of the Third Party Sale Closing Date (after giving effect to the Restructuring) plus such additional amount equal to the value of the Retained Business as to which Parent and the Equity Investors may agree; provided, however, that for purposes of determining the purchase price pursuant to the foregoing, the value of the Retained Business shall include an amount calculated and agreed by Investor and Parent, acting in good faith and reasonably, equal to the excess of the value of Bermuda Insurer’s expected future income arising after the Merger Closing from the Retained Business over the value of Investor’s expected future income arising after the Merger Closing from the Investor 2011 Contract and the Investor 2012 Contract assuming, for this purpose, that such contracts were not commuted or cancelled.

(c) (i) After the Merger Agreement is executed, Investor will prepare with the assistance of Parent and Bermuda Holdco, and Parent, Bermuda Holdco and Investor will cooperate with each other in preparing, a single document that will constitute (A) the proxy statement to be filed by Investor with the SEC and sent by Investor to the stockholders of Investor prior to the Merger (“Investor Stockholders”) in connection with one or more Investor Stockholders Meetings (as may be amended from time to time, the “Proxy Statement”) and (B) the prospectus to be included in the registration statement of Bermuda Holdco on Form S-4 or Form F-4 (as determined by Investor in its sole discretion) to be filed by Bermuda Holdco, or any other registration statement or filing required to be made by Bermuda Holdco or Merger Sub in connection therewith, with the SEC, registering the Bermuda Holdco Shares to be exchanged for shares of Investor held by Investor Stockholders in the Merger (collectively and as amended from time to time, the “Registration Statement”), and shall promptly file such document with the SEC.

(ii) Investor, Parent and Bermuda Holdco will each cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. Investor, Parent and Bermuda Holdco will each cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. Parent and Bermuda Holdco will promptly furnish Investor all information (financial or otherwise) concerning Bermuda Holdco, its Affiliates, its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement or the Registration Statement, including without limitation (A) all financial statements and financial data of Bermuda Holdco and its Subsidiaries as may reasonably be deemed necessary, advisable or required under applicable U.S. securities Laws for inclusion therein, (B) any information as may reasonably be deemed necessary to prepare pro forma financial statements (including audited “carve-out” financial statements for Bermuda Holdco and its Subsidiaries) and other data as may reasonably be deemed necessary, advisable or required by Regulation S-X and Regulation S-K under the Securities Act and (C) providing and executing documents as may be reasonably requested by Investor, including customary certificates and legal opinions. In addition, each of Parent and Bermuda Holdco will use reasonable efforts to cause (so far as each of them is legally capable of causing) the Independent Auditor to provide assistance to Investor in connection with the Proxy Statement, the Registration Statement and the Third Party Sale, including assisting with any financial information provided to Investor and providing consents for Investor to use its audit reports and to provide any necessary “comfort letters,” to the extent applicable.

(iii) Investor, Parent and Bermuda Holdco will use their reasonable efforts to cause the Registration Statement to become effective as promptly as practicable (the date of effectiveness being the “Registration Statement Effective Date”) and to remain effective as long as is necessary to consummate the Merger (subject to the time limitations contemplated by Section 4.6(b)(i)). Parent, Investor and Bermuda Holdco will use reasonable efforts to obtain, prior to the effectiveness of the Registration Statement, all state securities laws or “Blue Sky” permits, approvals or exceptions as required to consummate the Merger. Each of Investor, Parent and Bermuda Holdco will use its reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing, including using reasonable efforts to respond to any comments of the SEC or its staff. As promptly as practicable after the Registration Statement Effective Date, the proxy statement and prospectus included in the Proxy Statement (collectively, the “Proxy Materials”) shall be mailed to the Investor Stockholders.

(iv) Each of Investor, Parent and Bermuda Holdco will promptly advise the other upon becoming aware of (A) the time when the Registration Statement has become effective or any supplement or amendment has been filed, (B) the issuance of any stop order, (C) the suspension of the qualification of Bermuda Holdco Shares to be paid as consideration in the Merger for offering or sale in any jurisdiction or (D) any comments, responses or requests from the SEC relating to the Registration Statement or Proxy Statement or any of the transactions contemplated by the Merger Agreement. In addition, whenever any party learns of the occurrence of any event or the existence of any fact that is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, each of Investor, Parent and Bermuda Holdco, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the SEC and, if applicable, mailing to the Investor Stockholders such amendment or supplement.

(v) No filing or amendment of, or supplement to: (A) the Registration Statement will be made by Parent or Bermuda Holdco without the prior consent of Investor; or (B) the Proxy Statement will be made by Investor without the prior consent of Bermuda Holdco or Parent, in either case, the consent of the other relevant party or parties not to be unreasonably withheld, conditioned or delayed and without providing the applicable other party or parties a reasonable opportunity to review and comment thereon.

(vi) The information supplied by Investor for inclusion in the Proxy Statement or the Registration Statement will not, at (A) the Registration Statement Effective Date, (B) the time the Proxy Materials (or any amendment of or supplement to the Proxy Materials) are first mailed to the Investor Stockholders, (C) the time of the Investor Stockholders Meeting and (D) the effective time of the Merger, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement or the Registration Statement or necessary in order to make the statements in the Proxy Statement or the Registration Statement not misleading. If, at any time prior to the effective time of the Merger, any information relating to Investor or any of its Subsidiaries is discovered by Investor that should be set forth in an amendment or a supplement to the Proxy Statement and the Registration Statement, Investor will promptly inform Bermuda Holdco. All documents that Investor is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of Law.

(vii) The information supplied by Parent or Bermuda Holdco for inclusion in the Proxy Statement or the Registration Statement will not, at (A) the Registration Statement Effective Date, (B) the time the Proxy Materials (or any amendment of or supplement to the Proxy Materials) are first mailed to the Investor Stockholders, (C) the time of the Investor Stockholders Meeting and (D) the effective time of the Merger, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement or the Registration Statement or necessary in order to make the statements in the Proxy Statement or the Registration Statement not misleading. If, at any time prior to the effective time of the Merger, any information relating to Parent, Bermuda Holdco, any of their Subsidiaries or any of the Shareholders is discovered by Parent or Bermuda Holdco that should be set forth in an amendment or a supplement to the Proxy Statement or the Registration Statement, Parent or Bermuda Holdco will promptly inform Investor. All documents that Bermuda Holdco or any of its Affiliates is responsible for filing with the SEC in connection with the Merger shall comply as to form and substance in all material respects with the applicable requirements of Law.

(viii) Each of Parent, Bermuda Holdco and Investor will file with the SEC in a timely manner all forms, reports and documents required to be filed by it with the SEC (including, in the case of Bermuda Holdco, any such forms, reports and documents that are or would otherwise be required to be filed by it under Section 15(d) of the Exchange Act from and after the date that the Registration Statement is declared effective under the Securities Act and prior to the Merger Closing Date) (collectively, the “Reports”). Investor, Parent and Bermuda Holdco each agree that none of the Reports filed by it after the date of the Merger Agreement and prior to the Merger Closing Date (and, if amended or superseded by a filing prior to the Merger Closing Date, then on the date of such filing) will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Each of Parent and Bermuda Holdco will use their respective reasonable efforts to cause, and shall cooperate with Investor’s efforts to cause, the Bermuda Holdco Shares to be issued or transferred to Investor Stockholders in connection with the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the Merger Closing.

(e) The costs and expenses incurred by Parent and its Subsidiaries in connection with Parent’s compliance with this Section 4.6 shall be dealt with in accordance with Exhibit F.

(f) For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Investor shall have no obligation to consummate the Merger or cause the Third Party Sale to be consummated, and may withdraw its election to cause such Subsequent Transactions to occur at any time and for any or no reason; provided that the foregoing shall not limit or otherwise affect Investor’s obligations to consummate the transactions contemplated by the Investment Agreement subject to and in accordance with its terms, to pay the Investment Premium as contemplated by Section 1.1(a) or to reimburse Parent and its Affiliates for expenses incurred in connection with the Third Party Sale and the Merger as contemplated by, and in accordance with the terms of, this Section 4.6 and Exhibit F.

Section 4.7 The SPS Transactions Right.

(a) At any time following the Threshold Date and prior to January 1, 2016, Investor may elect to require the actions contemplated by this Section 4.7 to be taken by delivering a written notice of such election (an “SPS Notice”) to Parent. Upon delivery of the SPS Notice, Parent will:

(i) (A) use its Reasonable Best Efforts to establish the SPS as soon as reasonably practicable after the date on which the SPS Notice was delivered or, if later, prior to the time specified in such SPS Notice (provided that the time specified in such SPS Notice for consummation of the transactions contemplated by this Section 4.7(a)(i) may not be sooner than four months after the date of such SPS Notice and in any event shall be subject to any restrictions imposed by Lloyd’s on the ability to effect any such transaction within any relevant time period), (B) subject to Section 4.7(d), cause the Corporate Member to be the sole member of the SPS, (C) use its Reasonable Best Efforts to cause the SPS and CMAL, as of the date on which the SPS is established or as soon as reasonably practicable thereafter, to have all Permits, and otherwise to have the full ability, authority and capacity, to allow CMAL to manage the SPS and (D) subject to Section 4.7(d), cause CMAL duly to execute and deliver the Management Agreement and act as the managing agent of the SPS in accordance therewith; provided that Parent may in its discretion choose to substitute the Managing Agency for CMAL for all purposes of this Section 4.7(a)(i);

(ii) subject to Section 4.7(d) and to the SPS and CMAL (or, if applicable, the Managing Agency) having all Permits referenced in Section 4.7(a)(i), and to the fulfillment of all relevant requirements of Lloyd’s, cause the SPS (or, if permission has already been obtained pursuant to Section 4.8(a)(i) for the SPS to operate as a stand-alone syndicate, the Independent Syndicate) and Syndicate 4444 to enter into the Quota

Share Reinsurance Agreement pursuant to which the SPS (or the Independent Syndicate, as applicable) shall reinsure (a) 95% (or such lesser percentage as may be required to comply with guidelines or regulations of Lloyd’s) of the Investor Third Party Business and (b) 10% of the whole account of Syndicate 4444’s business (other than the Investor Third Party Business) for the 2013, 2014 and 2015 Years of Account; and

(iii) subject to Section 4.7(d) and to receipt of approval by Lloyd’s with respect to the change of control of the Corporate Member, cause all of the issued and outstanding shares of the Corporate Member to be transferred to Investor for consideration equal to the Tangible Net Asset Value of the Corporate Member as at the date of such transfer, such consideration to be paid by Investor to Parent by wire transfer of immediately available funds to an account designated in writing by Parent.

(b) Parent and its Affiliates shall use their Reasonable Best Efforts to ensure that, immediately after the SPS Closing, each of CMAL (or, if applicable, the Managing Agency) and the Corporate Member (as sole member of the SPS and in respect of such membership) will directly or indirectly own, possess, license, lease or, through an enforceable written contractual obligation, have access to, or the legal right to use or receive the benefit of, all properties and assets (both tangible and intangible) that are necessary under the relevant Lloyd’s rules or other applicable Laws and regulations for the conduct of the business and operations of the Corporate Member as the sole member of the SPS which is to operate in accordance with the business plan for the SPS for the 2013 Year of Account.

(c) The costs and expenses incurred by Parent and its Subsidiaries in connection with Parent’s compliance with this Section 4.7 shall be dealt with in accordance with Exhibit F.

(d) Neither the Corporate Member Acquisition nor the entry by the parties thereto into the Management Agreement or the Quota Share Reinsurance Agreement will be effected prior to the Investment Closing Date.

(e) For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Investor shall have no obligation to consummate the SPS Transactions, and may withdraw its election to cause the SPS Transactions to occur at any time and for any or no reason; provided that the foregoing shall not limit or otherwise affect Investor’s obligations to consummate the transactions contemplated by the Investment Agreement subject to and in accordance with its terms, to pay the Investment Premium contemplated by Section 1.1(a) or to reimburse Parent and its Affiliates for expenses incurred in connection with the SPS Transactions as contemplated by, and in accordance with the terms of, this Section 4.7 and Exhibit F.

Section 4.8 The Managing Agency Acquisition Right.

(a) At any time following the Investment Closing Date and prior to January 1, 2016, Investor may elect to cause the actions contemplated by this Section 4.8 to be taken by delivering a written notice of such election (a “Managing Agency Acquisition Notice”) to Parent. Upon delivery of the Managing Agency Acquisition Notice, Parent will:

(i) use its Reasonable Best Efforts to obtain permission from Lloyd’s for the SPS to operate as a stand-alone syndicate (the “Independent Syndicate”) to underwrite business at Lloyd’s and to commence underwriting as a stand alone syndicate on a date specified in the Managing Agency Acquisition Notice (which date shall be at the commencement of an underwriting year unless agreed otherwise and shall be at least four months from the date of the Managing Agency Acquisition Notice);

(ii) determine, subject to the prior approval of Investor (such approval not to be unreasonably withheld, conditioned or delayed, except in the case of Parent’s determining that the Managing Agency will be a new entity to be formed by Investor) and subject to approval from Lloyd’s and the FSA, whether the Managing Agency will be Omega UAL or Newco MA, and, if the Managing Agency will be a new entity to be formed by Parent, form the Managing Agency in the jurisdiction designated by Investor (provided that Lloyd’s would grant registration as a managing agency to a company incorporated in such jurisdiction) and not permit such a Managing Agency to engage in any activities or conduct any operations other than in connection with the transactions contemplated by this Agreement; provided that Parent may not determine that the Managing Agency will be a new entity to be formed by Investor without the prior written consent of Investor (such consent not to be unreasonably withheld, conditioned or delayed);

(iii) use its Reasonable Best Efforts to cause each of the SPS and the Managing Agency to have all Permits, and otherwise to have the full ability, authority and capacity, to allow the Managing Agency to manage the SPS or Independent Syndicate, as applicable, and, unless Parent had initially chosen to comply with its obligations under Section 4.7(a)(ii) by using the Managing Agency rather than CMAL, cause the transfer of the management of the SPS from CMAL to the Managing Agency as soon as reasonably practicable following the date on which all necessary Permits to manage the SPS or Independent Syndicate, as applicable, are obtained by the Managing Agency and cause the Managing Agency to be substituted for CMAL under the Management Agreement and to act as the managing agency of the SPS in accordance therewith;

(iv) cause the Managing Agency to cooperate with Investor, and cause the Managing Agency to provide all necessary support to Investor upon reasonable request, in each case in connection with the preparation and submission of the business plan for the Independent Syndicate (the “Independent Syndicate Business Plan”), the principles, objectives and outline of which shall be set by Investor, and cause the Managing Agency to advise Investor as necessary with respect to the preparation of the business plan in conformity with Lloyd’s requirements; provided that if the Managing Agency is a new entity formed by Investor, Parent shall or shall cause one of its Affiliates to cooperate with Investor and provide all necessary support to Investor and the Managing Agency upon reasonable request in connection with the preparation and submission of the Independent Syndicate Business Plan;

(v) cause the Managing Agency to advise and assist Investor with respect to the calculation of the “Funds at Lloyd’s” requirements for the Corporate Member in relation to the Independent Syndicate and the proposed business plan thereof; provided that if the Managing Agency is a new entity formed by Investor, Parent shall comply or cause one of its Affiliates to comply with the obligations of the Managing Agency under this Section 4.8(a)(v);

(vi) subject to Lloyd’s approval of the Independent Syndicate and its business plan in a form reasonably satisfactory to Investor, cause Syndicate 4444 to cede 10% of its whole account to the Independent Syndicate by way of quota share reinsurance and renew such 10% quota share reinsurance agreement if Investor and Parent agree to do so; and

(vii) unless the Managing Agency is a new entity formed by Investor, and subject to receipt of all necessary approvals by Lloyd’s and other necessary regulatory consents, cause the entire share capital of the Managing Agency to be transferred to Investor for consideration equal to the Tangible Net Asset Value of the Managing Agency as at the date of such transfer, such consideration to be paid by Investor by wire transfer of immediately available funds to an account designated in writing by Parent.

(b) Parent and its Affiliates shall use their Reasonable Best Efforts to ensure that, immediately after the Managing Agency Closing (if any), the Managing Agency (if not a new entity formed by Investor) will directly or indirectly own, possess, license, lease or, through an enforceable written contractual obligation, have access to, or the legal right to use or receive the benefit of, all properties and assets (both tangible and intangible) which are necessary under the relevant Lloyd’s rules or other applicable Laws and regulations for the Managing Agency to conduct its business in accordance with the relevant business plan for the Independent Syndicate; provided that if the business plan for the Independent Syndicate requires certain services to be provided by Parent or any of its Subsidiaries, such services will be provided on arms’-length commercial terms.

(c) The costs and expenses incurred by Parent and its Subsidiaries in connection with Parent’s compliance with this Section 4.8 shall be dealt with in accordance with Exhibit F.

(d) For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Investor shall have no obligation to consummate the Managing Agency Acquisition, and may withdraw its election to cause the Managing Agency Acquisition to occur at any time and for any or no reason; provided that the foregoing shall not limit or otherwise affect Investor’s obligations to consummate the transactions contemplated by the Investment Agreement subject to and in accordance with its terms, to pay the Investment Premium contemplated by Section 1.1(a) or to reimburse Parent and its Affiliates for expenses incurred in connection with the Managing Agency Acquisition as contemplated by, and in accordance with the terms of, this Section 4.8 and Exhibit F.

Section 4.9 Return of Investment Premium.

If Parent or any of its Affiliates breaches this Agreement, the Investment Agreement, the Third Party Sale Agreement or the Merger Agreement in any material respect (other than any such breach that (a) is solely a breach of a representation or warranty that was deemed to have been made as of the Investment Closing Date, (b) did not exist as of the date of this Agreement and (c) was caused solely by external factors outside of the control of Parent) and such breach causes the failure to occur of (i) the Merger, (ii) the SPS Transactions or (iii) the Managing Agency Acquisition (it being understood for the avoidance of doubt that if any such breach causes the existence of a situation or set of circumstances that materially and adversely affects the benefits that Investor (acting in good faith) reasonably expects to derive from any such Subsequent Transaction, including any such situation in which Investor would suffer any material Liability or restriction as a result of effecting any such Subsequent Transaction that Investor would not have suffered absent such breach, then such breach will for all purposes hereunder be deemed to have caused the failure of such Subsequent Transaction to occur), then Parent shall promptly pay to Investor, as liquidated damages with respect to all Losses resulting from the failure of the Merger, the SPS Transactions and the Managing Agency Acquisition to occur and not as a penalty, by wire transfer of immediately available funds to an account designated in writing by Investor, an amount equal to the Merger Option Price plus $10,000,000 (in the event that it is the Merger that does not occur), the SPS Option Price (in the event that it is any of the SPS Transactions that does not occur) and the Managing Agency Acquisition Option Price (in the event that it is the Managing Agency Acquisition that does not occur), as applicable, plus interest on such amounts from the Investment Closing Date to the date of payment at the Interest Rate.

Section 4.10 Further Assurances.

Without prejudice to the provisions of Section 4.6(e), Section 4.7(c) and Section 4.8(c), each of the parties will, and will cause their Affiliates and their Affiliates’ representatives to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary or reasonably requested by the other parties hereto to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby, or otherwise to carry out the intent and purposes of this Agreement.

ARTICLE V

TERMINATION

Section 5.1 Termination.

This Agreement may be terminated at any time prior to the Investment Closing Date by the written agreement of Investor, Parent, Bermuda Holdco and Delaware Holdco and shall automatically terminate upon termination of the Investment Agreement prior to the Investment Closing.

Section 5.2 Effect of Termination.

If this Agreement is terminated pursuant to Section 5.1, this Agreement shall become void and of no effect without liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, representatives or advisors) to the other parties hereto; provided that no such termination shall relieve any party of liability for a breach of this Agreement (or affect any party’s right to enforce specifically the terms of this Agreement in the event of any breach in accordance with Section 8.9) occurring prior to such termination. The provisions of Section 4.4 (Public Announcements), this Section 5.2 and Sections 5.1 (Termination), 7.1 (Certain Terms), 7.2 (Construction) and Article VIII (Miscellaneous) shall survive any termination hereof pursuant to Section 5.1.

ARTICLE VII

INDEMNIFICATION

Section 6.1 Survival.

The representations and warranties of the parties contained in this Agreement shall survive the Investment Closing until the date that is 24 months after the Investment Closing Date; provided that the representations and warranties in Sections 2.1 (Corporate Status), 2.2 (Corporate and Governmental Authorization), 2.17 (Tax Matters), 2.22 (Finders’ Fees), 3.1 (Corporate Status), 3.2 (Corporate and Governmental Authorization) and 3.5 (Finders’ Fees) shall survive until 60 days after the expiration of the applicable statute of limitations and the representations and warranties in Section 2.4 (Capitalization; Title to Shares) shall survive indefinitely. The covenants and agreements of the parties contained in this Agreement that (x) are specifically required to be fully performed or complied with at or prior to any Closing shall survive such Closing until the date that is 24 months after the applicable Closing Date or (y) are to be performed or complied with after any Closing shall survive until fully performed or complied with. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against which such indemnity may be sought prior to such time.

Section 6.2 Indemnification by Parent.

Subject to Section 6.4, from and after the Investment Closing, Parent shall defend, indemnify and hold harmless each of Investor, its Affiliates and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Investor Indemnitees”) from and against, and pay or reimburse the Investor Indemnitees for, any and all damage, loss, Liability, and expense (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses in connection with any Litigation and any incidental, indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value), whether or not involving a third party claim (collectively, “Losses”), resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty made by Parent in this Agreement, (b) any failure of Parent to perform any covenant or agreement under this Agreement other than any such failure of Parent resulting from or arising out of any action of any Canopius Group Company taken or not taken at the written direction of Investor pursuant to this Agreement, (c) if the Merger occurs, any Liability of Bermuda Holdco or any of its Subsidiaries based on, arising out of or related to any action, omission or event occurring, or any circumstance existing, prior to the Merger Closing, other than insurance liabilities under the express terms of any Insurance Contract or Reinsurance Agreement constituting a part of the Retained Business, (d) if the Corporate Member Acquisition occurs, any Liability of the Corporate Member based on, arising out of or related to any action, omission or event occurring, or any circumstance existing, prior to the SPS Closing, other than insurance liabilities under the express terms of any Insurance Contract or Reinsurance Agreement to which the Corporate Member is a party as of the date of the SPS Closing and (e) if the Managing Agency Acquisition occurs, any Liability of the Managing Agency based on, arising out of or related to any action, omission or event occurring, or any circumstance existing, prior to the Managing Agency Closing; provided that if the Managing Agency is Omega UAL, Parent shall have no liability under this Section 6.2(e) for any fact, matter, event or circumstance occurring prior to the Investment Closing Date.

Section 6.3 Indemnification by Investor.

Subject to Section 6.4, from and after the Investment Closing, Investor shall defend, indemnify and hold harmless Parent and its officers, directors, employees, agents, advisers and representatives (collectively, the “Parent Indemnitees”) from and against, and pay or reimburse the Parent Indemnitees for, any and all Losses resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty made by Investor in or pursuant to this Agreement or (b) any failure of Investor to perform any covenant or agreement under this Agreement.

Section 6.4 Certain Limitations.

(a) Except with respect to inaccuracies in or breaches of the representations and warranties contained in Sections 2.1 (Corporate Status) 2.2 (Corporate and Governmental Authorization), 2.4 (Capitalization; Title to Shares), 2.17 (Tax Matters) and 2.22 (Finders’ Fees) (the “Parent Fundamental Representations”), Parent shall not be required to indemnify Investor Indemnitees for Losses under Section 6.2(a) until the aggregate amount of all such Losses exceeds $1,000,000 (the “Deductible”), in which event Parent shall be responsible only for Losses in excess of such Deductible. The maximum amount for which Parent will be liable pursuant to Section 6.2(a) and Section 6.2(b) (exclusive of any amounts paid by Parent to Investor with respect to the failure of any of the Merger, the SPS Transactions or the Managing Agency Acquisition to occur in accordance with Section 4.9 and the following sentence) shall not in the aggregate exceed $50,000,000 (the “Aggregate Cap”); provided, however, that the maximum amount for which Parent will be liable pursuant to Section 6.2(a) (other than with respect to breaches of Parent Fundamental Representations) shall not in the aggregate exceed $15,000,000 (the “Representations Cap”). For the avoidance of doubt, the Investor Indemnitees’ rights to indemnification for Losses arising out of the failure of any of the Merger, the SPS Transactions and the Managing Agency Acquisition to occur shall be limited to (i) with respect to the Merger, the Merger Option Price plus $10,000,000, (ii) with respect to any of the SPS Transactions, the SPS Option Price and (iii) with respect to the Managing Agency Acquisition, the Managing Agency Acquisition Option Price, in each case plus interest on such amount from the Investment Closing Date to the date on which such amount is paid at the Interest Rate.

(b) Except with respect to inaccuracies in or breaches of the representations and warranties contained in Sections 3.1 (Corporate Status), Section 3.2 (Corporate and Governmental Authorization) and 3.5 (Finders’ Fees) (the “Investor Fundamental Representations”), Investor shall not be required to indemnify Parent Indemnitees for Losses under Section 6.3(a) until the aggregate amount of all such Losses exceeds the Deductible, in which event Investor shall be responsible only for Losses in excess of such Deductible. The maximum amount for which Investor will be liable pursuant to Section 6.3(a) and Section 6.3(b) shall not in the aggregate exceed the Aggregate Cap; provided, however, that the maximum amount for which Investor will be liable pursuant to Section 6.3(a) (other than with respect to breaches of Investor Fundamental Representations) shall not in the aggregate exceed the Representations Cap.

(c) For purposes of this Article VI, any inaccuracy in or breach of any representation or warranty (other than any representation or warranty set forth in Section 2.7, Section 2.8 or Section 2.9) shall be determined without regard to any materiality, Material Adverse Effect or similar qualification contained in or otherwise applicable to such representation or warranty.

(d) The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations, warranties and covenants of Parent (as qualified by the matters set forth in the Parent Disclosure Letter) and the Investor Indemnitees’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of (and the Investor Indemnitees shall be deemed to have relied upon the representations and warranties of Parent set forth herein notwithstanding) (i) any investigation made by or on behalf of any of the Investor Indemnitees (including by any of its advisers, consultants or representatives) or by reason of the fact that any of the Investor Indemnitees or any of such advisers, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, regardless of whether such investigation was made or such knowledge was obtained before or after the execution and delivery of this Agreement or (ii) Investor’s waiver of any condition set forth in any Transaction Agreement.

(e) Except as contemplated by Section 4.9 and as provided in Section 8.9, the indemnity provided for in this Article VI shall be the sole and exclusive remedy of Investor Indemnitees or Parent Indemnitees, as the case may be, after the Investment Closing for any inaccuracy of any representation or warranty of Parent or Investor, respectively, herein or any other breach of this Agreement, provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud, intentional misrepresentation or omission, intentional breach or willful misconduct by the other parties in connection with the transactions contemplated hereby.

(f) No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof, other than any such damages arising in connection with a Third Party Claim.

(g) Notwithstanding anything to the contrary in this Agreement, none of the limitations in Section 6.1 or, with respect to the Deductible and the Cap, this Section 6.4 shall apply in the event of any fraud, intentional misrepresentation or omission or willful misconduct on the part of any of the parties or its Affiliates.

Section 6.5 Payment Adjustments, Etc.

(a) Any indemnity payment made by Parent to Investor Indemnitees, on the one hand, or by Investor to Parent Indemnitees, on the other hand, pursuant to this Article VI in respect of any Loss shall be net of an amount equal to (x) any insurance proceeds actually received by the Indemnified Party in respect of such claim minus (y) any related costs and expenses, including the aggregate cost of pursuing any related insurance claims; provided, however, that neither party shall have any obligation to seek to recover any insurance proceeds in connection with making a claim under this Article VI. If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b) The Indemnifying Party shall increase any indemnity payment under this Article VI to the applicable Indemnified Party to compensate for any Tax detriment to the Indemnified Party that is actually realized by it as a result of such indemnity payment or a payment pursuant to this paragraph prior to the end of the close of the taxable year in which the fourth anniversary of such indemnity payment occurs (the aggregate of such indemnity payment and such increase, an “Indemnity Payment”). To the extent the Loss that gave rise to an Indemnity Payment results in a Tax benefit to the Indemnified Party that is actually realized by it prior to the end of the close of the taxable year in which the fourth anniversary of such Indemnity Payment occurs, the Indemnified Party shall remit to the applicable Indemnifying Party such Tax benefit (determined on a with and without basis) (a “Tax Benefit Payment”); provided that in no event shall the cumulative Tax benefit remitted by the Indemnified Party exceed the amount of the applicable Indemnity Payment. If any such Tax benefit is subsequently disallowed prior to the end of the close of the taxable year in which the fourth anniversary of such Tax Benefit Payment occurs, the applicable Indemnifying Party shall make an appropriate reconciliation payment to the Indemnified Party. Notwithstanding the foregoing provisions of this Section 6.5(b), if any Deductible or Cap described in Section 6.4(a) is applicable, no Tax Benefit Payment shall be required to be made to the extent such Tax Benefit Payment could cause the Indemnified Party not to be fully compensated for its Loss.

(c) To the extent permitted by Law, indemnification payments hereunder shall be treated by the parties as an adjustment to the consideration hereunder.

(d) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated or determined to be payable pursuant to this Article VI, the Indemnifying Party shall satisfy its obligations within five Business Days of such agreement or such final adjudication or determination by wire transfer of immediately available funds to an account designated in writing by the Indemnified Party. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five Business Day period, any amount payable shall be increased by the interest on such amount, compounded daily (based on a 365-day year), at the Interest Rate from and including the date of agreement of the Indemnifying Party or final adjudication or determination to and including the date of payment.

Section 6.6 Third Party Claim Procedures.

In the case of any Litigation asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under Section 6.2 or Section 6.3 of this Agreement (an “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has written notice of such Third Party Claim, and the Indemnifying Party (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim) shall be entitled to assume the defense of such Third Party Claim by delivering a written notice of its election to assume the defense of such Third Party Claim to the Indemnified Party provided that (a) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. If the Indemnifying Party does not promptly assume the defense of such Third Party Claim following notice thereof in the circumstances referred to above, the Indemnified Party shall be entitled to assume (or continue to conduct) and control such defense and, subject to prior notification to the Indemnifying Party, to settle or agree to pay in full such Third Party Claim subject to the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed for longer than five Business Days, after which, if the Indemnifying Party has not yet responded to such request for consent, the Indemnifying Party shall be deemed to have given its consent to such settlement) without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. Except with the prior written consent of the Indemnified Party (except where such consent is unreasonably withheld or delayed), no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement in respect of the Third Party Claim, and in no circumstances shall the Indemnifying Party, in the defense of any such Third Party Claim, consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all Liability with respect to such Third Party Claim. If the Indemnified Party determines in good faith that the conduct of the defense or any proposed settlement of any Third Party Claim would reasonably be expected to affect adversely the Indemnified Party’s Tax liability or the ability of the Canopius Group Company to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or Litigation relating to any such Third Party Claim at the reasonable cost of the Indemnifying Party; provided that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In any event, Parent and Investor shall cooperate in the defense of any Third Party Claim subject to this Article VI and the records of each shall be reasonably available to the other with respect to such defense.

ARTICLE VII

DEFINITIONS

Section 7.1 Certain Terms.

The following terms have the respective meanings given to them below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Affiliate Transaction” has the meaning set forth in Section 2.21.

“Aggregate Cap” has the meaning set forth in Section 6.4(a).

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreement” means the Investment Agreement, the Management Agreement, the Merger Agreement, the Third Party Sale Agreement and the Quota Share Reinsurance Agreement.

“Assets” means all of the assets that are used or held for use in connection with the Business or are reflected on the Year End Balance Sheets or were acquired after the Balance Sheet Date.

“Balance Sheet Date” has the meaning set forth in Section 2.6(a).

“Bermuda Employees” has the meaning set forth in Exhibit C.

“Bermuda Holdco” has the meaning set forth in the Preamble.

“Bermuda Holdco Shares” has the meaning set forth in the Recitals.

“Bermuda Insurer” has the meaning set forth in Section 2.6(b).

“Bermuda Insurer Financial Statements” has the meaning set forth in Section 2.6(b).

“Books and Records” means all accounts, ledgers and records (including computer generated, recorded or stored records) relating to the business of the Canopius Group Companies, including customer lists, contract forms, applications, enrollment forms, policy information, policyholder information, claim records, sales records, underwriting records, administrative, pricing, underwriting, claims handling and reserving manuals, corporate and accounting and other records (including the books of account and other records), Tax records (including Tax Returns), disclosure and other documents and filings required under applicable Law, financial records, and compliance records relating to the business of the Canopius Group Companies, including any database, magnetic or optical media and any other form of recorded, computer generated or stored information or process relating to the operations of the Canopius Group Companies.

“Bregal Investors” has the meaning set forth in the Investment Agreement.

“Business” means the business and operations of the Canopius Group Companies as conducted as of the date hereof and at any time between the date hereof and the Investment Closing.

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks in New York, New York, Guernsey and London, England, are open for normal banking business.

“Canopius Group Companies” means Parent and each of its Subsidiaries; provided that, for the avoidance of doubt, Omega and its Subsidiaries will not be considered Subsidiaries of Parent for purposes of Article II.

“Cash Offer” has the meaning set forth in the Recitals.

“CC11L” has the meaning set forth in Exhibit C.

“Class A Parent Shares” has the meaning set forth in the Recitals.

“Closing” means (as the context may require) any of the Investment Closing, the Third Party Sale Closing, the Merger Closing and the SPS Closing.

“Closing Date” means (as the context may require) any of the Investment Closing Date, the Third Party Sale Closing Date, the Merger Closing Date and the SPS Closing Date.

“CMAL” has the meaning set forth in the Recitals.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, conditional sale contract, purchase or sales order, mortgage, license or other enforceable arrangement or agreement, whether in writing or oral.

“Corporate Member” has the meaning set forth in the Recitals.

“Corporate Member Acquisition” has the meaning set forth in the Recitals.

“Costs Budget” has the meaning set forth in Exhibit F.

“Costs Statement” has the meaning set forth in Exhibit F.

“Covenants Cap” has the meaning set forth in Section 6.4(a).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Deductible” has the meaning set forth in Section 6.4(a).

“Delaware Holdco” has the meaning set forth in the Preamble.

“Effective Time” has the meaning set forth in Exhibit B.

“Election Period” has the meaning set forth in Section 4.6(a).

“Equity Investors” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fiscal Quarter” has the meaning set forth in Section 4.6(b)(i)(H)(2).

“Flectat” has the meaning set forth in Exhibit C.

“FSA” means the Financial Services Authority of the UK (or any successor authority or authorities carrying out insurance or insurance mediation regulatory functions in the United Kingdom or the function of the competent authority under Part VI of FSMA from time to time).

“FSMA” means the UK Financial Services and Markets Act 2000 (as amended from time to time).

“GAAP” has the meaning set forth in Section 2.6(b).

“Governmental Approval” has the meaning set forth in Section 2.2(b).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator, and any regulatory or self-regulatory authority, agency, commission body or organization, including, for the avoidance of doubt, the FSA and Lloyd’s.

“Government List” has the meaning set forth in Section 2.14(b).

“IFRS” has the meaning set forth in Section 2.6(a).

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (d) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (e) all obligations of such Person incurred or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (f) all lease obligations of such Person capitalized on the books and records of such Person, (g) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (i) all letters of credit or performance bonds issued for the account of such Person (excluding (1) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (2) standby letters of credit relating to workers’ compensation insurance and (3) surety bonds and customs bonds) and (j) all guaranties and arrangements having the economic effect of a guaranty by such Person of any Indebtedness of any other Person.

“Indemnified Party” has the meaning set forth in Section 6.6.

“Indemnifying Party” has the meaning set forth in Section 6.6.

“Indemnity Payment” has the meaning set forth in Section 6.5(b).

“Independent Auditor” has the meaning set forth in Section 4.6(b)(i)(G).

“Independent Syndicate” has the meaning set forth in Section 4.8(a)(i).

“Independent Syndicate Business Plan” has the meaning set forth in Section 4.8(a)(iv).

“Insurance Contracts” means all insurance or reinsurance Contracts, binders, slips, certificates, endorsements, riders, treaties, policies, products or other arrangements (other than the Reinsurance Agreements, sold, issued, entered into, serviced or administered by any Canopius Group Company in connection with the Business), in each case as such Contract, binder, slip, certificate, endorsement, rider, treaty, policy, product or other arrangement may have been amended, modified or supplemented.

“Interest Rate” means 12% per annum.

“Investment Agreement” has the meaning set forth in the Recitals.

“Investment Assets” means any investment assets (whether or not required by IFRS or GAAP to be reflected on a balance sheet) beneficially owned by the Canopius Group Companies, including bonds, notes, debentures, mortgage loans, real estate and all other instruments of Indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes.

“Investment Closing” has the meaning set forth in the Recitals.

“Investment Closing Date” means the date of the Closing of the Investment Agreement.

“Investment Premium” has the meaning set forth in Section 1.1(a).

“Investor” has the meaning set forth in the Preamble.

“Investor 2011 Contract” has the meaning set forth in Exhibit C.

“Investor 2012 Contract” has the meaning set forth in Exhibit C.

“Investor Fundamental Representations” has the meaning set forth in Section 6.4(a).

“Investor Disclosure Letter” means the letter, dated as of the date hereof, delivered by Investor to Parent prior to the execution of this Agreement and identified as the Investor Disclosure Letter.

“Investor Indemnitees” has the meaning set forth in Section 6.2.

“Investor Shares” has the meaning set forth in Exhibit B.

“Investor Stockholders” has the meaning set forth in Section 4.6(c)(i).

“Investor Stockholders Meeting” means the meeting of the stockholders of Investor at which the Investor Stockholders shall consider the adoption of the Merger Agreement and the approval of the Merger.

“Investor Third Party Business” means insurance and reinsurance business that Investor or any of its Affiliates directly or indirectly refers to Syndicate 4444 and which was not written by Syndicate 4444 prior to the date of this Agreement and as to which, prior to the underwriting of such business, Investor notifies CMAL or the Managing Agency, as applicable, that such business constitutes “Investor Third Party Business” hereunder.

“IRS” means the Internal Revenue Service.

“Knowledge” means the actual knowledge (and not any imputed or constructive knowledge and without any obligation to conduct any inquiry), of: (a) with respect to Parent, the individuals listed in Section 7.1(a) of the Parent Disclosure Letter and (b) with respect to Investor, the individuals listed in Section 7.1(a) of the Investor Disclosure Letter.

“Law” means any federal, state, provincial or local, domestic or foreign law, statute, legislation, code, treaty, ordinance, or common law or any rule, regulation, direction, Order, agency requirement or other requirement or rule of law of a Governmental Authority.

“Liability” means any and all liabilities, obligations, debts and commitments of any kind, character or description, whether known or unknown, asserted or not asserted, absolute or contingent, fixed or unfixed, matured or unmatured, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whenever or however incurred or arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by IFRS or GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Lloyd’s” means Lloyd’s of London.

“LOC Security Package” means the guarantees, shares security deeds and account security deeds given or made or to be given or made in favor of ING Bank N.V., London Branch as Security Trustee or the Banks (as defined below) in connection with a letter of credit agreement dated November 29, 2010, as amended and restated on November 4, 2011, under which ING Bank N.V., London Branch, Commerzbank Aktiengesellschaft and Barclays Bank PLC (the “Banks”) have made available to Canopius Capital Two Limited (the “Account Party”) a letter of credit facility of up to £75,000,000 to provide funds at Lloyd’s on behalf of the Account Party, as the same has been or is to be further amended and restated in order to increase the maximum amount of such facility to £105,000,000 in order to facilitate the acquisition by Parent of Omega Insurance Holdings Limited.

“Losses” has the meaning set forth in Section 6.2.

“Management Agreement” means the Management Agreement to be executed and delivered by and between the Corporate Member and the Managing Agency pursuant to which the Managing Agency will manage the business of the Corporate Member as the sole member of the SPS, all on commercially reasonable terms reasonably acceptable to Investor and Parent.

“Managing Agency” means, as determined by Parent pursuant to, and in accordance with the terms of, Section 4.8(a)(ii), Omega UAL or Newco MA.

“Managing Agency Acquisition” has the meaning set forth in the Recitals.

“Managing Agency Acquisition Notice” has the meaning set forth in Section 4.8(a).

“Managing Agency Acquisition Right” has the meaning set forth in Section 1.1(d).

“Managing Agency Closing” means the closing of the Managing Agency Acquisition.

“Managing Agency Closing Date” has the meaning set forth in Section 1.6(d).

“Managing Agency Expenses” has the meaning set forth in Exhibit F.

“Managing Agency Acquisition Option Price” has the meaning set forth in Section 1.1(d).

“Material Adverse Effect” means a material adverse effect on (a) the assets, liabilities, business, operations, condition (financial, regulatory or otherwise) or results of operations of (i) the Canopius Group Companies, taken as a whole or (ii) Bermuda Holdco and its Subsidiaries (other than Subsidiaries that are contemplated to be sold or transferred pursuant to the Restructuring), taken as a whole, or (b) the ability of any of the Canopius Group Companies or any of their Affiliates to perform its obligations under any of the Transaction Agreements or to consummate the transactions contemplated thereby, but excluding, in the case of clause (a), any material adverse effect resulting after the date hereof from (x) a change in general economic or market conditions, (y) matters affecting the property and casualty insurance or reinsurance industry generally or (z) changes in IFRS or GAAP, to the extent that any such effect described in the preceding clauses (x) through (z) does not materially and disproportionately affect the Canopius Group Companies relative to other Persons engaged in the industries in which the Canopius Group Companies operate.

“Material Contract” means each of the following types of Contracts to which any Canopius Group Company is a party or by which any Canopius Group Company is otherwise bound and, other than with respect to the Contracts described in clauses (a), (d) or (j) below, is material to Parent and its Subsidiaries as a whole: (a) any Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) or to any interest rate, derivatives or hedging transaction; (b) any joint venture, partnership, limited liability company or other similar Contract; (c) any Contract or series of related Contracts, including any option Contract, relating to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any division or line of business thereof or any material real property (whether by merger, sale of stock, sale of assets or otherwise), or which grants a right of first refusal or offer of the same; (d) any Contract that (i) limits the freedom of any of the Canopius Group Companies to compete in any line of business or with any Person or in any area or that would so limit the freedom of Investor, any of its Affiliates or any of the Canopius Group Companies after the Investment Closing, (ii) contains exclusivity obligations or restrictions binding on the Canopius Group Companies that would be binding on Investor, any of its Affiliates or any of the Canopius Group Companies after the Investment Closing or (iii) provides for a preferred or “most favored nation” status for any party thereto; (e) any sales, distribution, agency, services or other similar Contract; (f) any Contract described in Sections 2.13 (Litigation), 2.18 (Insurance) or 2.21 (Intercompany Accounts; Transactions with Affiliates or Other Shareholders); (g) any managing general agent Contract that is either in force or with respect to which any of the Canopius Group Companies has any continuing obligations; (h) any Contract evidencing a participation by any of the Canopius Group Companies in any pools, syndicates or associations other than statutorily mandated pools, syndicates or associations; (i) any Reinsurance Agreement; (j) any Contract (including any capital maintenance or keepwell agreement) under which (i) any Person has directly or indirectly guaranteed any Liabilities of any of the Canopius Group Companies or (ii) any of the Canopius Group Companies has directly or indirectly guaranteed any Liabilities of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business); or (k) any other Contract that (i) was not entered into in the ordinary course of business consistent with past practice and (ii) is material to any of the Canopius Group Companies.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Closing” means the closing of the transactions contemplated by the Merger Agreement.

“Merger Closing Date” has the meaning set forth in Section 1.6(b).

“Merger Consideration” has the meaning set forth in Exhibit B.

“Merger Election” means Investor’s right to effect the Merger pursuant to Section 4.6.

“Merger Exercise Price” means $1,000,000.

“Merger Expenses” has the meaning set forth in Exhibit F.

“Merger Notice” has the meaning set forth in Section 4.6(a).

“Merger Option Price” has the meaning set forth in Section 1.1(b).

“Merger Right” has the meaning set forth in Section 1.1(b).

“Merger Sub” has the meaning set forth in the Recitals.

“Newco MA” means a Lloyd’s managing agency formed by Parent or Investor for the purposes of consummating the transactions contemplated by Section 4.7 or Section 4.8 (as the case may be).

“Offset Expenses” has the meaning set forth in Exhibit F.

“Order” means any order, judgment, stipulation, decree, injunction, determination, award, ruling, writ or arbitration award of a Governmental Authority (including any court of competent jurisdiction).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, organization or on-going business of a Person, including any amendments thereto.

“Offer Announcement” means the draft of the announcement of the Cash Offer appended to this Agreement as Exhibit D.

“Omega” has the meaning set forth in the Recitals.

“Omega UAL” has the meaning set forth in the Recitals.

“Parent” has the meaning set forth in the Preamble.

“Parent Fundamental Representations” has the meaning set forth in Section 6.4(a).

“Parent Disclosure Letter” means the letter, dated as of the date hereof, delivered by Parent to Investor prior to the execution of this Agreement and identified as the Parent Disclosure Letter.

“Parent Financial Statements” has the meaning set forth in Section 2.6(a).

“Parent Indemnitees” has the meaning set forth in Section 6.3.

“Permits” has the meaning set forth in Section 2.15.

“Permitted Liens” means (a) statutory Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which accruals or reserves have been established against the full amount of such Liability on the Year End Balance Sheets, (b) statutory Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens arising in the ordinary course of business, (c) easements, rights of way, zoning ordinances and other similar encumbrances of record affecting real property, and (d) statutory Liens in favor of lessors arising in connection with any property leased to the Canopius Group Company, which Liens and other encumbrances described in clauses (a) through (d) do not materially detract from the current value or materially interfere with the current use by the Canopius Group Company of the assets, properties or rights affected thereby and would not reasonably be expected to have or result in a Material Adverse Effect.

“Person” means a natural person, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proxy Statement” has the meaning set forth in Section 4.6(c)(i).

“Proxy Materials” has the meaning set forth in Section 4.6(c)(iii).

“Quota Share Reinsurance Agreement” means the Quota Share Reinsurance Agreement between the SPS and Syndicate 4444 dated as of the SPS Closing Date and having the terms mutually acceptable to Parent and Investor in their reasonable discretion.

“Reasonable Best Efforts” means, with respect to the obligations of Parent and its Affiliates under this Agreement, the best efforts of Parent or such relevant Affiliate; provided that an obligation to use Reasonable Best Efforts under this Agreement will not require Parent or any of its Affiliates to (i) take any action that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or that would, individually or in the aggregate, be materially and disproportionately burdensome to the Condor Group Companies (taken as a whole) relative to the benefits that would inure to Investor and its Affiliates (taken as a whole) as a result of such action and after taking into account the terms of this Agreement and the other Transaction Agreements (including the consideration paid by Investor with respect to the transaction or transactions to which such action relates); (ii) make a material adverse change to the overall business strategy of Parent and its Subsidiaries, taken as a whole; (iii) require Parent or any of its Affiliates to dispose of any asset that would be material to Parent and its Subsidiaries, taken as a whole; (iv) take any action that would breach, violate or contravene any material applicable Law in any material respect; (v) initiate any Litigation; or (vi) for the avoidance of doubt, require Parent or any of its Affiliates to capitalize Bermuda Holdco or Bermuda Insurer as a result of Losses incurred by either of them in the ordinary course of business.

“Registration Statement” has the meaning set forth in Section 4.6(c)(i).

“Registration Statement Effective Date” has the meaning set forth in Section 4.6(c)(iii).

“Reinsurance Agreement” means any outwards reinsurance or retrocessional treaty or agreement to which the Canopius Group Company is a party and (a) which is in force as of the date hereof, (b) is terminated or expired as of the date hereof but under which the Canopius Group Company or any of its Affiliates may continue to receive benefits or have obligations or (c) is an assumption reinsurance agreement.

“Relevant Transfer” has the meaning set forth in Exhibit F.

“Reports” has the meaning set forth in Section 4.6(c)(viii).

“Representations Cap” has the meaning set forth in Section 6.4(a).

“Representatives” means, with respect to any Person, its officers, employees, counsel, financial advisers, accountants, actuaries, auditors, consultants and other authorized representatives and agents.

“Resolutions” has the meaning set forth in the Investment Agreement.

“Restricted Action” has the meaning set forth in Section 4.1(d).

“Restructuring” has the meaning set forth in Section 4.6(a)(v).

“Retained Assets” has the meaning set forth in Exhibit C.

“Retained Business” has the meaning set forth in Exhibit C.

“Retained Employees” has the meaning set forth in Exhibit F.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders” has the meaning set forth in the Recitals.

“SPS” has the meaning set forth in the Recitals.

“SPS Closing” means the closing of the SPS Transactions.

“SPS Closing Date” has the meaning set forth in Section 1.6(c).

“SPS Establishment” has the meaning set forth in the Recitals.

“SPS Expenses” has the meaning set forth in Exhibit F.

“SPS Notice” has the meaning set forth in Section 4.7(a).

“SPS Option Price” has the meaning set forth in Section 1.1(c).

“SPS Transactions” has the meaning set forth in the Recitals.

“SPS Transactions Right” has the meaning set forth in Section 1.1(c).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing at least 50% of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Subsequent Transactions” means the Third Party Sale, the Merger, the SPS Transactions and the Managing Agency Acquisition.

“Surviving Corporation” has the meaning set forth in Exhibit B.

“Syndicate 4444” means Lloyd’s of London Syndicate 4444.

“Tangible Net Asset Value” means, (i) with to respect to Bermuda Holdco, the meaning ascribed to such term in Exhibit C and (ii) with respect to any other Person as of any relevant date, the value of the total assets of such Person, calculated in accordance with (a) generally accepted accounting standards, practices and principles in the United Kingdom (in the case of the Corporate Member and the Managing Agency, if the Managing Agency is a UK company) or (b) IFRS (if the Managing Agency is formed in a jurisdiction other than the United States or the United Kingdom), as applicable, and, in the case of clause (ii), excluding assets constituting goodwill, intellectual property or other intangible assets, less the total liabilities of such Person, calculated in accordance with such applicable accounting standards.

“Tax” means (a) all taxes, charges, fees, duties, customs, tariffs, imposts, payments in lieu, levies, penalties or other assessments or charges in the nature of a tax or any other similar payment imposed by any Governmental Authority, whether payable by reason of contract, assumption, transferee liability, operation of Law, agreement entered into with a Tax Authority, or otherwise, including, but not limited to, income, license, recording, occupation, environmental, customs duties, single business, margin, unemployment, premium, value-added, disability, mortgage, inventory, alternative or add-on minimum, profits, receipts, excise, property, sales, use, transfer, franchise, payroll, withholding, social security, estimated or other taxes or any other similar payment or similar items or fees, and (b) any interest, penalty, fine or addition to any of the foregoing, whether disputed or not.

“Tax Authority” means any Governmental Authority having primary jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Benefit Payment” has the meaning set forth in Section 6.5(b).

“Tax Certification” has the meaning set forth in Section 4.6(a)(vi).

“Tax Return” means any federal, state, local or foreign tax report, return (including information return), claim for refund, election, notice, estimated tax filing, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes request, or other statement or document (including any related or supporting information) supplied to, required to be filed with, or required to be maintained by any Tax Authority with respect to Taxes, including any return or filing made on a consolidated, group, combined, unified or affiliated basis and any schedules or filings related to uncertain tax positions, and any schedule, attachment or supplement thereto, and any amendment thereof.

“Third Party” means any Person as defined in this Agreement or in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates.

“Third Party Claim” has the meaning set forth in Section 6.6.

“Third Party Consent” has the meaning set forth in Section 4.5(c).

“Third Party Investor Financial Information” has the meaning set forth in Section 4.6(b)(i)(I).

“Third Party Sale” has the meaning set forth in the Recitals.

“Third Party Sale Agreement” has the meaning set forth in Section 4.6(b)(ii).

“Third Party Sale Closing” has the meaning set forth in Section 1.2.

“Third Party Sale Closing Date” has the meaning set forth in Section 1.6(a).

“Threshold Date” has the meaning set forth in the Recitals.

“Top Holdco” has the meaning set forth in the Section 4.6(a)(i).

“Transaction Agreements” means, collectively, this Agreement and the Ancillary Agreements.

“Unaudited Financial Statements” has the meaning set forth in Section 2.6(b).

“Year End Balance Sheets” means (a) the IFRS balance sheet as of December 31, 2010 included in the Parent Financial Statements and (b) the GAAP balance sheet as of December 31, 2010 included in the Bermuda Holdco Financial Statements.

Section 7.2 Construction.

The words “hereby,” “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Section, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits, Schedules and Disclosure Letters annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any

Exhibit, Schedule or Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement, contract, instrument, statute, rule or regulation are to that agreement, contract, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes rules and regulations promulgated under said statutes). References to any Person include the successors and permitted assigns of that Person. References to “dollars” or “$” means lawful money of the United States of America. References to “Sterling” or “£” means lawful money of the United Kingdom. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. All time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day. The Transaction Agreements are to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices.

All notices, requests, demands, waivers and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-Business Day or overnight mail or delivery, or (d) sent by facsimile or email with receipt confirmed (followed by delivery of an original via next-Business Day or overnight mail or delivery), as follows (or at such other address for a Party as shall be specified by like notice):

(a)	if to Investor,

Tower Group, Inc.

120 Broadway (31st Floor)

New York, New York 10271

Telephone:      (212) 655-2000

Fax:      (212) 655-2199

Attention:        Elliot S. Orol

Email:  eorol@twrgrp.com

with a copy (which will not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Telephone:      (212) 728-8000

Fax:      (212) 728-8111

Attention:       John M. Schwolsky

                           Joseph D. Ferraro

Email:  jschwolsky@willkie.com

               jferraro@willkie.com

(b)	if to Parent, Bermuda Holdco or Delaware Holdco,

Canopius Group Limited

c/o Ogier Corporate Services (Guernsey) Limited

Ogier House, St Julian’s Avenue, St Peter Port,

Guernsey GY1 1WA, Channel Islands

Telephone:      +44(0) 1481 721672 (switchboard)

                             +44 (0) 1481 752248 (direct)

Fax:      +44 (0) 1481 721575

Attention:            Ian Ross/Marcus Leese

Email:  Ian.Ross@ogier.com and CanopiusGroupLimited@ogier.com

and

Canopius Holdings Bermuda Limited

Atlantic House, 11 Par La Ville Road,

Hamilton, HM 11, Bermuda

Telephone: + 1 (441) 292-9905

Fax: + 1 (441) 292-9459

Attention: Susan Patschak

Email: Susan.Patschak@canopius.bm

with a copy (which will not constitute notice) to:

Canopius Holdings UK Limited

Gallery 9, One Lime Street,

London, United Kingdom, EC3M 7HA

Telephone: +44 (0) 29 7337 3796

Attention: Paul Donovan

Email: Paul.Donovan@canopius.com

All such notices, requests, demands, waivers and other communications will be deemed to have been received (i) if by personal delivery, on the day of such delivery, (ii) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (iii) if by next-Business Day or overnight mail or delivery, on the day delivered or (iv) if by fax or email prior to 5:00 p.m. at the place of receipt, on the day on which such fax or email was sent; provided that a copy is also sent by next-Business Day or overnight mail or delivery.

Section 8.2 Amendment; Waivers, Etc.

No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 8.3 Expenses.

Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, whether or not consummated, shall be paid by the party incurring such costs, fees or expenses.

Section 8.4 Governing Law, Etc.

THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OR RULES OF CONFLICT OF LAWS THEREOF. Each of Investor, Parent and Bermuda Holdco hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each of Investor, Parent and Bermuda Holdco irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, shall be heard and determined in such a New York State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of Investor, Parent and Bermuda Holdco hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each of Investor, Parent and Bermuda Holdco hereby waives, and agrees not to assert, to the maximum extent permitted by Law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each of Investor, Parent and Bermuda Holdco hereby consents to and grant any such court jurisdiction over the person of such party and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

Section 8.5 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that except as permitted below, this Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, without the consent of Parent or any of its Affiliates, each of Investor and its Subsidiaries may transfer or assign (including by way of a pledge), in whole or from time to time in part, to one or more of its Affiliates any of its rights under this Agreement; provided that no such transfer or assignment will (a) relieve Investor of its obligations hereunder or (b) increase the liability of the Parent or any of its Subsidiaries hereunder and the Investor and its Subsidiaries will procure that upon any Affiliate to which any rights under this Agreement shall have been assigned ceasing to be an Affiliate, such an Affiliate shall reassign such rights to Investor or one of its Subsidiaries or an Affiliate thereof. Upon any such permitted assignment, the references in this Agreement to Investor shall also apply to any such assignee unless the context otherwise requires.

Section 8.6 Entire Agreement.

This Agreement and the Ancillary Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 8.7 Severability.

If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.8 Counterparts; Effectiveness; Third Party Beneficiaries.

This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as provided under Article VI, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties and their respective successors and assigns.

Section 8.9 Specific Performance.

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 8.4, in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

TOWER GROUP, INC.

By	/s/ Michael H. Lee
	Name:	Michael H. Lee
	Title:	Chairman, CEO and President

CANOPIUS GROUP LIMITED

By	/s/ Roger Le Tissier
	Name:	Roger Le Tissier
	Title:	Director

CANOPIUS HOLDINGS BERMUDA LIMITED

By	/s/ Nigel Godfrey
	Name:	Nigel Godfrey
	Title:	Alternate Director for Andre Perez

CANOPIUS MERGERCO, INC.

By	/s/ Susan J. Patschak
	Name:	Susan J. Patschak
	Title:	Director

[Signature Page to Master Transaction Agreement]

Exhibit A

Investment Agreement

The Eagle Investor

The Bregal Fund I Investors

The Bregal Fund II Investors

The Bregal Fund III Investor

The Principal Executive Investors

The Company

Investment and Shareholders’ Agreement

in respect of

Canopius Group Limited

Investment and Shareholders’ Agreement

Dated 25 April 2012

Between

(1)	The Person whose name and address is set out in Schedule 1 (the “Eagle Investor”);

(2)	The Several Persons whose names and addresses are set out in Schedule 2, Part 1 (the “Bregal Fund I Investors”);

(3)	The Several Persons whose names and addresses are set out in Schedule 2, Part 2 (the “Bregal Fund II Investors”);

(4)	The Person whose name and address is set out in Schedule 2, Part 3 (the “Bregal Fund III Investor”);

(5)	The Persons whose names and addresses are set out in Schedule 3 (the “Principal Executive Investors”); and

(6)	Canopius Group Limited (a company incorporated in Guernsey, registered number 41279) whose registered office is at Ogier House, St Julian’s Avenue, St Peter Port, Guernsey GY1 1WA (the “Company”).

Background

(A)	The Company is a company limited by shares, brief particulars of which are set out in Schedule 4.

(B)	Pursuant to the Resolutions and immediately following Completion, the issued share capital of the Company will be as set out in Schedule 4.

(C)	The Eagle Investor wishes to subscribe for the “A” Ordinary Shares referred to in Clause 2.1.1 and the Bregal Fund III Investor wishes to subscribe for the “B” Ordinary Shares referred to in Clause 2.1.2.

(D)	The parties to this Deed wish to exercise their rights in relation to the Company in accordance with the terms and conditions of this Deed.

1	Interpretation

1.1	In this Deed, the following words and expressions have the meanings set out below:

“A” Ordinary Shares means “A” ordinary shares in the Company having the rights set out in the Articles;

Acquisition means the proposed acquisition by the Company of the entire issued and to be issued share capital of Osprey proposed to be effected by means of the Amalgamation or the Takeover Offer (if the Company under the terms of the Implementation Agreement proceeds by way of a Takeover Offer) and shall, in either case, include, where the context so requires, any subsequent revision. variation, extension or renewal thereof;

Acquisition Announcement means the draft announcement of the Acquisition in the form agreed on behalf of the Bregal Investors and the Eagle Investor;

Amalgamation means the proposed amalgamation of Osprey and AmalgCo on the terms and conditions of the Implementation Agreement and the Amalgamation Agreement and in accordance with the Companies Act 1981 of Bermuda (as amended from time to time);

Amalgamation Agreement means the proposed conditional agreement effecting the amalgamation of AmalgCo and Osprey under the Companies Act 1981 of Bermuda (as amended from time to time) proposed to be entered into by Osprey (1) the Company (2) and AmalgCo (3) in the form set out in the Implementation Agreement;

AmalgCo means a company incorporated in Bermuda which is wholly owned by the Company;

Ancillary Agreements has the meaning given to it in the MTA (but does not include this Deed);

Aon Benfield Securities means Aon Benfield Securities Limited, 8 Devonshire Square, London EC2M 4PL;

Articles means the Articles of Incorporation of the Company in the agreed form to be adopted pursuant to the terms of the Resolutions;

“B” Ordinary Shares means “B” ordinary shares in the Company having the rights set out in the Articles;

the Board means the board of directors of the Company as constituted from time to time (and ‘Director’ shall be construed accordingly);

Bregal Capital means Bregal Capital LLP, a limited liability partnership registered in England and whose registered office is at Michelin House, 81 Fulham Road, London SW3 6RD;

Bregal Investor Director(s) means such person(s) holding office as a director of the Company pursuant to Clause 6.2;

Bregal Investors means the Bregal Fund I Investors, the Bregal Fund II Investors and the Bregal Fund III Investor;

the Bregal Investors’ Shares means the shares in the Company held by or on behalf of the Bregal Investors (including those to be subscribed by or on behalf of the Bregal Fund III Investor pursuant to Clause 2.1.2);

the Bregal Investors’ Solicitors means Kaye Scholer LLP of 140 Aldersgate Street, London EC1A 4HY;

Bregal Ring Fenced Account means the bank account in the name of the Company having the following details:

Bank:	ING Bank N.V., London Branch

Account Name:	ING Bank NV re Canopius Group Ltd Ring Fence No 3

Account Number:	250953003

IBAN number:	GB 05 INGB70134625095303

Sort code:	70-13-46;

the Business means the business carried on by the Group of (i) being a parent undertaking of a Lloyd’s managing agent and corporate members of Lloyd’s underwriting on the syndicates managed by the managing agent (or by any other managing agent) and (ii) owning and managing one or more subsidiaries carrying on the business of insurance intermediaries and providing accounting, secretarial and administrative and insurance run-off services and (iii) owning and managing one or more subsidiaries whose principal business is the underwriting of insurance and/or reinsurance business;

“C” Ordinary Shares means “C” ordinary shares in the Company having the rights set out in the Articles;

Companies Law means The Companies (Guernsey) Law, 2008 (as amended);

Condition means:

(i)	the Amalgamation becoming unconditional in accordance with its terms at a price no higher (unless the Bregal Investors and the Eagle Investor otherwise agree) than 67 pence in respect of each common share in the issued and to be issued share capital of Osprey; or

(ii)	if the Company under the terms of the Implementation Agreement (or otherwise) proceeds to implement the Acquisition by way of a Takeover Offer, the Takeover Offer becoming or being declared unconditional in all respects at a price no higher (unless the Bregal Investors and the Eagle Investor otherwise agree) than 67 pence per common share in the issued and to be issued share capital of Osprey;

Completion means the completion by all parties of their respective obligations under Clause 3.1;

Completion Date means the date for Completion specified in Clause 3.1;

“D” Shares means “D” shares in the Company having the rights set out in the Articles;

Disposal means the disposal of all or substantially all of the assets and/or the undertaking of the Company;

“E” Shares means “E” shares in the Company having the rights set out in the Articles;

Eagle Director means such person holding office as a director of the Company pursuant to Clause 6.3;

the Eagle Investor’s Shares means the shares in the Company to be subscribed by the Eagle Investor pursuant to Clause 2.1.1;

Eagle Ring Fenced Account means the bank account in the name of the Company having the following details

Bank:	ING Bank N.V., London Branch

Account Name:	ING Bank NV re Canopius Group Ltd Ring Fence No 4

Account Number:	250953004

IBAN number:	GB 05 INGB70134625095304

Sort code:	70-13-46;

Executive Chairman means Michael Watson (for so long as he remains executive chairman of the Group);

Executive Chairman Director means such person holding office as a director of the Company pursuant to Clause 6.4;

Exit means the first to occur of a Sale, Disposal or Listing;

FSA means the Financial Services Authority;

the Group means together, the Group Companies;

the Group Companies means the Company and each and any of its Subsidiaries from time to time;

Guernsey Legal Opinion means a legal opinion in terms agreed by the Company and the Eagle Investor issued by Ogier of Ogier House, St Julian’s Avenue, St Peter Port, Guernsey GY1 1WA in respect of the Company;

Implementation Agreement means an agreement proposed to be entered into by the Company (1) and Osprey (2) in relation to the implementation of the Acquisition in the form agreed on behalf of the Bregal Investors and the Eagle Investor;

2003 Investment Agreement means the investment agreement relating to the Company entered into on 8 December 2003 which was made between the original parties thereto and amended pursuant to three supplemental deeds;

2003 Investment Agreement Principal Parties means the parties to this Deed other than the Eagle Investor and the Bregal Fund III Investor;

Institutional Investors means the Bregal Investors and the Eagle Investor and any person to whom they or any of their respective transferees or custodian nominees may transfer any of the Bregal Investors’ Shares or (as the case may be) any of the Eagle Investor’s Shares held by them in accordance with this Deed and the Articles and any other person, firm or company who at any time after the Completion Date is accepted by the parties as being one of the Institutional Investors for the purposes of this Deed and who becomes a party as an “Institutional Investor” by signing a deed of adherence in accordance with Clause 12.2 and is named therein as an “Institutional Investor”;

KBW means Keefe, Bruyette & Woods Limited, 6-8 Underwood Street, London N1 7JQ;

Listing means a successful application being made for admission to listing to the Financial Services Authority for all or any of the ordinary shares of the Company to be admitted to trading to the London Stock Exchange plc or a successful application being made to any other Recognised Investment Exchange which has been approved by the holders of a majority of the Ordinary Shares, for this purpose, for all or any of the ordinary shares of the Company to be admitted to trading on such exchange;

MTA means the master transaction agreement to be entered into on the date of this Deed between, amongst others, the Eagle Investor and the Company, which relates to, amongst other things, various transactions among the parties which may be effected at the Eagle Investor’s election following Completion;

Ordinary Shares means the “A” Ordinary Shares, the “B” Ordinary Shares and the “C” Ordinary Shares;

Osprey means Omega Insurance Holdings Limited;

Permitted Payments means:

(i)	fees (not exceeding £50,000 plus VAT if applicable per annum) paid or payable to Bregal Capital or the Bregal Investors by the Group Companies;

(ii)	all fees and expenses paid or payable by the Company to any director appointed by the Bregal Investors pursuant to Clause 6.8 of this Deed;

(iii)	any and all Unpaid Interest; and

(iv)	any and all financial indebtedness of any Group Company incurred after Completion on arm’s length terms and owed to the Bregal Investors;

Permitted Transfer and Permitted Transferees have the respective meanings given to them in the Articles;

Recognised Investment Exchange means a recognised investment exchange or overseas investment exchange (as such expressions are defined in the Financial Services and Markets Act 2000);

Regulatory Requirements means:

(i)	the “requirements of the Council” of Lloyd’s as defined in Lloyd’s Definitions Byelaw (No.7 of 2005);

(ii)	the provisions of the Financial Services and Markets Act 2000 and all statutory orders and instruments made thereunder from time to time, and all rules made from time to time by the FSA pursuant to Part X, Chapter 1 of that Act; and

(iii)	the laws and regulatory rules and requirements of any other Regulatory Body;

Regulatory Body means any national, governmental or quasi-governmental body, regulatory agency, administrative body, competent authority or other entity exercising legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any regulatory or self-regulatory authority, agency, commission body or organisation (including, for the avoidance of doubt, the SEC);

Related Party Payments means any of the following (other than in connection with or by virtue of the rights attaching to shares in any Group Company and owned by the Bregal Investors), save to the extent that they are Permitted Payments:

(i)	any payments, including, but without limitation, management, monitoring or advisory fees (including any payment of interest) by any Group Company to the Bregal Investors or Bregal Capital;

(ii)	any assets, right or benefits transferred to the Bregal Investors or Bregal Capital by any Group Company otherwise than on arm’s length terms and at full value;

(iii)	any liabilities assumed or incurred or indemnity given in respect thereof for the benefit of the Bregal Investors or Bregal Capital;

(iv)	any amounts, liabilities or obligations owed to any Group Company by the Bregal Investors or Bregal Capital which is waived or forgiven by a Group Company;

(v)	any security interest or other encumbrance created over the assets of any Group Company for the benefit of the Bregal Investors or Bregal Capital; and

(vi)	the agreement by any Group Company to do any of the matters referred to in paragraphs (i) to (v) above;

Resolutions means the written resolutions of the Company to be passed on the date of this Deed (if not passed before that date) in the agreed form;

Sale means the sale, other than by way of a Permitted Transfer pursuant to the Articles (except under article 11.6(f), 11.6(j) or 11.6(k) of the Articles), by the Bregal Investors or any of them (and/or any of their respective Permitted Transferees, save in the case of any transfer permitted pursuant to articles 11.6(f), 11.6(j) and 11.6(k) of the Articles), in one or more transaction(s), whether related or unrelated, after the Completion Date, of in aggregate 75% or more of the “B” Ordinary Shares held by the Bregal Investors at the date of adoption of the Articles (as may be adjusted pursuant to the terms of the Resolutions) and pursuant to Clauses 2 and 3 of this Deed;

SEC means the Securities and Exchange Commission of the United States of America;

the Service Agreements means the service agreements in force on the Completion Date between the Company and/or any other Group Company and, respectively, each of the Principal Executive Investors and those other persons who are on that date employed by a Group Company;

Share Capital Reorganisation means the share capital restructuring to be undertaken in accordance with the terms of the Resolutions;

Shareholders means each of the Eagle Investor, the Bregal Investors, the Principal Executive Investors and the other members of the Company from time to time who become parties to this Deed by executing a deed of adherence pursuant to Clause 11 or Clause 12 (as the case may be);

Stock Exchange means London Stock Exchange plc;

Subsidiary shall have the meaning given to it in section 1159 of the Companies Act 2006 (as amended);

the Subsidiary Board(s) means the board(s) of directors of any of the Group Companies (other than the Company) as constituted from time to time;

Supplemental Deeds means each Deed in the form agreed by each Principal Executive Investor and the Company and initialled by or on behalf of each of them for the purposes of identification only, to be executed and delivered pursuant to Clause 2.6;

Takeover Offer means a takeover offer to acquire the entire issued and to be issued share capital of Osprey other than shares that at the date or the offer are already held by the offeror on terms that are the same in relation to all shares to which the offer relates and otherwise on the terms and conditions, if any, of the Implementation Agreement; and

Unpaid Interest means financial indebtedness of the Company in respect of interest accrued and unpaid on the “A” Loan Notes and “B” Loan Notes (as such terms are defined in the 2003 Investment Agreement) (on 30 June 2012 the amount of such accrued and unpaid interest will be £3,928,281).

1.2	References to any enactment, including any subordinate legislation (as defined under the Interpretation Act 1978) made pursuant to any enactment are to be construed as referring also to any amendment or re-enactment thereof (whether before or after the date hereof) and to any previous enactment which such enactment has replaced (with or without amendment) provided the amendment or re-enactment does not change the law at the date hereof.

1.3	A reference to a document being “in the agreed form” is to a document in terms agreed on behalf of the Principal Executive Investors, the Bregal Investors and the Eagle Investor and initialled on behalf of each of them for the purposes of identification only.

1.4	The ejusdem generis rule of construction shall not apply to this Deed and accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things.

1.5	Words and expressions which are defined in the Articles shall have the meanings attributed to them therein when used in this Deed unless otherwise defined or the context otherwise requires.

1.6	Words and expressions which are defined in the Companies Act 2006 (as amended) or the Companies Law shall have the meanings attributed to them therein when used in this Deed unless otherwise defined or the context otherwise requires.

1.7	Section 1122 of the Corporation Tax Act 2010 is to apply to determine whether a person is connected with another for the purposes of this Deed or the Articles.

1.8	References to those of the parties that are individuals include their respective legal personal representatives.

1.9	References to the masculine or feminine genders include the neuter and vice versa.

1.10	References in this Deed to the parties, the Recitals, the Schedules and Clauses are respectively to the parties, the Recitals, the Schedules to and the Clauses of this Deed.

1.11	References to the Bregal Investor Director(s) and the Eagle Director shall include any alternate(s) appointed by each of them respectively to act in his or their place from time to time.

1.12	References to the Executive Chairman Director shall include any alternate appointed to act in his place from time to time.

1.13	References to a “Business Day” are to any day from Monday to Friday (inclusive) other than United Kingdom, New York, Guernsey and Switzerland public bank holidays during normal working hours.

1.14	References to persons shall include bodies corporate, partnerships and unincorporated associations.

1.15	In relation to the Bregal Investors except where otherwise expressly provided in this Deed:

1.15.1	consents, approvals, agreements, actions and rights to be made or given by or that have been granted to all or any of the Bregal Investors may be made or given or exercised by Bregal Capital;

1.15.2	notices, information or documents to be given to the Bregal Investors shall be given to Bregal Capital.

1.16	In relation to the Bregal Investor Director(s) except where otherwise expressly provided in this Deed:

1.16.1	all references in this Deed to the consent, approval, decision, agreement or any other form of assent of the Bregal Investor Director(s) shall mean, at any time when there are two or more Bregal Investor Directors, the consent of one of them; and

1.16.2	a consent given by the alternate of a Bregal Investor Director shall be treated as the consent of that Bregal Investor Director.

1.17	In relation to the Eagle Director except where otherwise expressly provided in this Deed, a consent given by the alternate of the Eagle Director shall be treated as the consent of that Eagle Director.

1.18	References in Clause 8 and Schedule 6 to the “Company” (except in paragraph 2 of Schedule 6 Part 2 and paragraph 2 of Schedule 6 Part 3) and the “Board” shall include references to each of the Group Companies and the directors for the time being of those Group Companies respectively, to the intent and effect that such Clauses shall apply to each such Group Company as if it were the Company.

2	Subscriptions for Shares

Subscription

2.1	On the terms of this Deed:

2.1.1	the Eagle Investor hereby applies for 31,766,961 “A” Ordinary Shares (which will represent 10.7295% of the Ordinary Shares in issue upon Completion) at an aggregate subscription price of £32,400,000 and US$10,000,000 payable in cash on Completion, to be allotted and issued to it in accordance with Clause 3.1.3 and the Articles (the purpose of such subscription being to provide funding for the purposes of the Acquisition including payment of related fees and expenses); and

2.1.2	the Bregal Fund III Investor hereby applies for 34,316,161 “B” Ordinary Shares (which will represent 11.5905% of the Ordinary Shares in issue upon Completion), at an aggregate subscription price of £35,000,000 payable in cash on Completion, to be allotted and issued to it in accordance with Clause 3.1.3 and the Articles (the purpose of such subscription being to provide funding for the purposes of the Acquisition including payment of related fees and expenses).

2.2	The Eagle Investor agrees to accept such shares in the Company for which it has applied on and subject to the terms of the memorandum of incorporation of the Company and the Articles and consents to the entry of its name in the register of members as the holder thereof.

2.3	The Bregal Fund III Investor agrees to accept such shares in the Company for which it has applied on and subject to the terms of the memorandum of incorporation of the Company and the Articles and consents to the entry of its name in the register of members as the holder thereof.

2.4	The Bregal Fund III Investor shall be entitled to direct that the shares applied for by it be issued and registered in the name of any nominee or custodian who shall hold such shares on its behalf as bare nominee and the provisions of Clauses 2.1.2, 2.3 and 3.1.3(a) shall be interpreted accordingly.

2.5	The Company acknowledges and agrees that the Amalgamation Agreement, the Implementation Agreement and the terms and conditions of the Acquisition are required to be in forms reasonably acceptable to the Bregal Investors and the Eagle Investor and that following the agreement of the Bregal Investors and the Eagle Investor to the form of any such document any changes to it (except the deletion of the condition contained in paragraph 1.3(g) of Appendix 1 to the Acquisition Announcement and/or the deletion of the words “on terms reasonably satisfactory to Condor” from paragraph 1.3(d) of Appendix 1 to the Acquisition Announcement, each of which shall require the consent of the Bregal Investors) or waiver of any of the conditions contained in paragraphs 1.3(e), 1.3(f) and Clyde & Co. LLP 1.3(i) of Appendix 1 to the Acquisition Announcement, shall require the consent (not to be unreasonably withheld or delayed) of the Bregal Investors and the Eagle Investor.

Exchange

2.6	On the date of this Deed:

2.6.1	the Bregal Investors shall deliver or cause to be delivered to the Eagle Investor and the Company a counterpart of this Deed, duly executed on behalf of each of the Bregal Investors;

2.6.2	each Principal Executive Investor shall deliver or cause to be delivered to the Eagle Investor, Bregal Capital and the Company:

(a)	a counterpart of this Deed, duly executed on behalf of each of the Principal Executive Investors;

(b)	a counterpart of his Supplemental Deed, duly executed by him;

2.6.3	the Company shall deliver or cause to be delivered to the Eagle Investor and (except in the case of an executed version of the Guernsey Legal Opinion) Bregal Capital:

(a)	a certified copy of the corporate authority of the Company authorising the execution and performance of this Deed and the MTA;

(b)	a certified copy of the Resolutions, duly passed;

(c)	a counterpart of this Deed, duly executed on behalf of the Company;

(d)	a counterpart of the MTA, duly executed on behalf of each of the Company, Canopius Holdings Bermuda Limited and Canopius Mergerco, Inc.; and

(e)	an executed version of the Guernsey Legal Opinion;

2.6.4	the Eagle Investor will deliver to Bregal Capital and the Company:

(a)	a certified copy of the corporate authority of the Eagle Investor authorising the execution and performance of this Deed and the MTA;

(b)	a counterpart of this Deed, duly executed on behalf of the Eagle Investor; and

(c)	a counterpart of the MTA, duly executed on behalf of the Eagle Investor.

3	Completion and Other Matters

3.1	Completion will occur four Business Days after the Condition has either been satisfied or waived by the Bregal Investors and the Eagle Investor, on which date the following will take place and so far as practicable in the following order of priority:

3.1.1	the Eagle Investor will pay to the Company:

(a)	the sum of £32,400,000 and the sum of US$10,000,000 in satisfaction of the amount due from it pursuant to Clause 2.1.1 for the shares subscribed for by it by telegraphic transfer to the Eagle Ring Fenced Account; and

(b)	the sum of US$14,000,000 in satisfaction of the amount due from it pursuant to section 1.1(a) of the MTA by telegraphic transfer to the Eagle Ring Fenced Account or such other account(s) as the Company shall have specified to the Eagle Investor not less than three Business Days prior to Completion;

3.1.2	the Bregal Fund III Investor will pay to the Company the sum of £35,000,000 in satisfaction of the amount due from it pursuant to Clause 2.1.2 for the shares subscribed for by it by telegraphic transfer to the Bregal Ring Fenced Account; and

3.1.3	resolutions of the Board shall be passed resolving to:

(a)	allot and issue the shares applied for as referred to in Clause 2.1, credited as fully paid, to the Eagle Investor and the Bregal Fund III Investor and enter their respective names in the register of members in respect thereof;

(b)	execute and deliver to the Eagle Investor and the Bregal Fund III Investor share certificates for the shares subscribed pursuant to Clause 2.1;

(c)	accept the appointment of Michael H. Lee or his designee (subject to the terms of Clause 6.3) as a director to the Board (in satisfaction of the Eagle Investor’s right to appoint a representative director in accordance with Clause 6.3); and

(d)	effect all filings and do all things required as a matter of Guernsey law in respect of the allotment and issue of such shares and the appointment of the Eagle Director referred to in Clause 3.1.3(c).

3.2	The Company will, at the request of the Bregal Investors and/or the Eagle Investor, take all steps necessary to enforce its rights under the Amalgamation Agreement and the Implementation Agreement.

3.3

Without prejudice to Clause 2.5 above, pursuant to the 2003 Investment Agreement and the articles of incorporation of the Company and for all purposes thereof, the Bregal Fund I Investors and the Bregal Fund II Investors (being the ‘Englefield Investors’ as defined in the 2003 Investment Agreement and the articles of incorporation of the Company) and Michael Watson in his capacity as Chief Executive (as defined in the 2003 Investment Agreement and the articles of incorporation of the Company) each hereby give all necessary consents and waivers for the purposes of the Acquisition proposed to be effected by means of the Amalgamation or the Takeover Offer and their implementation in accordance with their terms (including, without limitation, consent to the various transactions, documents and funding arrangements relevant thereto, including, without limitation, the entry by the Company into the MTA, the Share Capital Reorganisation, the adoption of the Articles and the share subscriptions set out in Clause 2) and agrees and acknowledges that none of the provisions of the 2003 Investment Agreement shall apply to prevent or inhibit the Takeover Offer, the Acquisition or the Amalgamation and their implementation in accordance with their terms.

3.4	The 2003 Investment Agreement Principal Parties confirm that all necessary consents pursuant to the 2003 Investment Agreement for the purposes of the Takeover Offer, the Acquisition and the Amalgamation and their implementation in accordance with their terms have been given and agree and acknowledge that none of the provisions of the 2003 Investment Agreement shall apply to prevent or inhibit the Takeover Offer, the Acquisition or the Amalgamation and their implementation in accordance with their terms (including, without limitation, consent to the various transactions, documents and funding arrangements relevant thereto, including, without limitation, the entry by the Company into the MTA, the Share Capital Reorganisation, the adoption of the Articles and the share subscriptions set out in Clause 2). The confirmations, agreements and acknowledgments in this Clause 3.4 are given by the 2003 Investment Agreement Principal Parties for the benefit of the other parties to this Deed and each of KBW and Aon Benfield Securities in their capacity as joint financial advisers to the Company and AmalgCo in connection with the Acquisition.

3.5	On the Completion Date the 2003 Investment Agreement shall, as between the 2003 Investment Agreement Principal Parties, be of no further force or effect.

3.6	Clauses 6, 7, 8, 9, 10, 11, 12, 13, 17.1, 17.2, 17.6, 17.7, 17.9, 17.13 and 17.14 of this Deed shall only have effect from the Completion Date.

3.7	If the Condition is not satisfied by 5:00 p.m. on 31 October 2012 this Deed shall terminate with immediate effect thereafter and each party’s further rights and obligations shall cease immediately on termination.

3.8	Termination of this Deed shall not affect a party’s accrued rights and obligations at the date of termination.

4	Warranties

Company

4.1	The Company hereby warrants, represents and undertakes to each of the Bregal Fund III Investor and the Eagle Investor in the following terms (the “Company Warranties”), subject to the limitations, exceptions and exclusions expressly provided for under this Deed:

4.1.1	the factual information contained in Schedule 4 is complete and accurate;

4.1.2	the Company is duly incorporated and validly existing under its laws of incorporation and all of its shares have been duly authorised and are validly issued;

4.1.3	the share capital of the Company stated in Schedule 4 to be the issued share capital of the Company on the Completion Date (and following the Share Capital Reorganisation) will on that date comprise the entire issued share capital of the Company (subject to the operation of resolution 3 of the Resolutions);

4.1.4	the Share Capital Reorganisation will be carried out and completed in compliance with all applicable laws, the terms of the 2003 Investment Agreement and the articles of incorporation of the Company in force immediately prior to the adoption of the Articles;

4.1.5	the Company has not received any notice of complaint or dispute from any Shareholder arising from or in connection with the Share Capital Reorganisation or in respect of any matter contemplated under the terms of this Deed;

4.1.6	the Company has no outstanding loan capital except for long term debt issuances of US$60m in aggregate and Euros 12m and except for Unpaid Interest;

4.1.7	save as expressly anticipated by this Deed, the Company has not granted any option or issued any warrant or other right to subscribe for any share or loan capital or securities convertible into shares, or agreed conditionally or unconditionally to grant any such option or issue any such warrant or other right, and has not (save as aforesaid) entered into any agreement which requires or may require or confers any right to require the issue by it of any shares or loan capital or securities convertible into shares or options or warrants or other rights to subscribe for any shares or loan capital or securities convertible into shares;

4.1.8	no consent, approval, authorisation or order of any court or government or local agency or body or any other person is required by the Company for the execution or implementation of this Deed and compliance by the Company with the terms of this Deed does not and will not conflict with, result in the breach of or constitute a default under any obligation by which the Company may be bound or any provision of the memorandum of incorporation of the Company or its articles of incorporation; and

4.1.9	the Company has full power and authority and by or on the Completion Date will have taken all action necessary to:

(a)	validly allot and issue, fully paid (subject to compliance by the Eagle Investor and the Bregal Fund III Investor with their respective obligations under Clauses 3.1.1(a) and 3.1.2), free from encumbrances, the “A” Ordinary Shares and the “B” Ordinary Shares to the Eagle Investor and the Bregal Fund III Investor (respectively) in accordance with Clause 3; and

(b)	execute and deliver and to exercise its rights and perform its obligations under this Deed which shall constitute valid and binding obligations on it in accordance with its terms.

4.2	Each of the Company Warranties shall be deemed repeated by the Company on Completion.

4.3	The Eagle Investor shall not be entitled to recover more than once in respect of any matter giving rise to a claim for breach of any of the Company Warranties and any of the representations and warranties given by the Company in article II of the MTA, provided that nothing in this Deed shall prevent the Eagle Investor from pursuing under the MTA in its discretion any claim which may lie for breach of any of the representations and warranties given by the Company in article II of the MTA.

Investor Warranties

4.4	Each of the Bregal Investors and the Eagle Investor hereby warrants, represents and undertakes to each other and the Company in the following terms (the “Investor Warranties”):

4.4.1	it has full power and authority to execute and deliver and to exercise its rights and perform its obligations under this Deed which shall constitute valid and binding obligations on it in accordance with its terms;

4.4.2	it has taken all corporate and other action necessary to enable it to enter into and perform this Deed and has obtained all approvals and consents required by it for the performance by it of the transactions contemplated by this Deed; and

4.4.3	no consent, approval, authorisation or order of any court or government or local agency or body or any other person is required by it for the execution or implementation of this Deed (except as necessary for the satisfaction of the conditions contained in paragraphs 1.3(e) and 1.3(f) of Appendix 1 to the Acquisition Announcement) and compliance by it with the terms of this Deed does not and will not conflict with, result in the breach of or constitute a default under any obligation by which it may be bound.

4.5	Each of the Investor Warranties shall be deemed repeated by the Bregal Investors and the Eagle Investor on Completion.

General

4.6	The Company hereby acknowledges that each of the Bregal Fund III Investor and the Eagle Investor has been induced to enter into this Deed and to apply for the shares which are the subject of their respective applications referred to in Clause 2 in reliance upon the Company Warranties.

4.7	The Company confirms and agrees that each of the Company Warranties is a separate and independent warranty, representation and undertaking and that none of the Company Warranties shall be limited by reference to any other Company Warranty.

4.8	The total amount of the Company’s liability to the Eagle Investor in respect of any breach of the Company Warranties shall be limited to the lower of:

4.8.1	the amount subscribed by the Eagle Investor for shares in the capital of the Company as referred to in Clause 3.1.1(a); and

4.8.2	that amount less the amount of the Company’s liability (if any) to the Eagle Investor in respect of any breach of the representations and warranties given by the Company in article II of the MTA in relation to the same subject matter as the Company Warranties (or any of them).

4.9	The total amount of the Company’s liability to the Bregal Fund III Investor in respect of any breach of the Company Warranties shall be limited to the amount subscribed by the Bregal Fund III Investor for shares in the capital of the Company as referred to in Clause 3.1.2.

4.10	The rights and remedies of the Bregal Fund III Investor and the Eagle Investor in respect of any breach of any of the Company Warranties shall not be affected by completion of the matters specified in Clause 3.1.

5	Action following Completion

5.1	Each of the Principal Executive Investors hereby covenants with and undertakes to the Bregal Investors and the Eagle Investor that he will forthwith notify the Bregal Investors and the Eagle Investor in writing of any fact, matter or circumstance which may arise or become known to him after the Completion Date which constitutes (or would with the passage of time constitute) (i) a breach of any of Clauses 4, 6, 7, 8, 9, 10, 12, 13 and 15 of this Deed; or (ii) a breach of any of articles 11, 12, 14, 15 and 46 of the Articles.

5.2	The Company shall, within 14 days of the directors of the Company making the determinations referred to in resolution 3 of the Resolutions, provide to the Bregal Investors and the Eagle Investor a suitably updated version of Schedule 4 (which shall also show the numbers of “B” Ordinary Shares then held by each of the Bregal Investors).

6	The Board and the Investor Director(s)

6.1	Board meetings will be held at least four times in each calendar year at such address outside of the United Kingdom as the Directors may determine. Unless a Bregal Investor Director and the Eagle Director otherwise agree no business shall be transacted at any meeting of the Board (or committee of the Board) save for that specified in the agenda referred to in Clause 6.7.1.

6.2	The Bregal Investors shall:

6.2.1	for so long as they and/or any of their respective Permitted Transferees (save in the case of any transfer permitted pursuant to articles 11.6(f), 11.6(j) and 11.6(k) of the Articles) hold not less than 5% of the Ordinary Shares have the right:

(a)	to appoint and maintain in office two persons as the Bregal Investors may from time to time nominate (at the sole discretion of the Bregal Investors but following consultation in good faith with the Executive Chairman as to the identity of such persons) as directors of the Company and, subject to obtaining any necessary regulatory approval, of the other Group Companies (and each as a member of each and any committee of the Board or, as the case may be, Subsidiary Board(s)) and to remove any director so appointed and, upon his removal whether by the Bregal Investors or otherwise, to appoint (following consultation as aforesaid and subject to obtaining any necessary regulatory approval) another director in such director’s place; and

(b)	to appoint a representative (at the sole discretion of the Bregal Investors but following consultation in good faith with the Executive Chairman as to the identity of such representative) to attend as an observer at each and any meeting of the Board and Subsidiary Board(s) and of each and any committee of the Board or Subsidiary Board(s); and

6.2.2	for so long as they and/or any of their respective Permitted Transferees (save in the case of any transfer permitted pursuant to articles 11.6(f), 11.6(j) and 11.6(k) of the Articles) hold a majority of the Ordinary Shares have the right to appoint and maintain in office such number of persons as the Bregal Investors may from time to time nominate (at the sole discretion of the Bregal Investors but following consultation in good faith with the Executive Chairman as to the identity of such persons) as directors of the Company and, subject to obtaining any necessary regulatory approval, of the other Group Companies so as to constitute the majority of the Board or, as the case may be, subject to obtaining any necessary regulatory approval, the Subsidiary Board(s) (and each as a member of each and any committee of the Board or, as the case may be, Subsidiary Board(s)) and to remove any director so appointed and, upon his removal whether by the Bregal Investors or otherwise, to appoint (following consultation as aforesaid and subject to obtaining any necessary regulatory approval) another director in such director’s place, but so that the rights in this Clause 6.2 shall not be in addition to the Bregal Investors’ rights set out in article 4.3(d) of the Articles.

6.3	The Eagle Investor shall for so long as it and/or its Permitted Transferees (save in the case of any transfer permitted pursuant to articles 11.6(n) and 11.6(o) of the Articles) holds not less than 5% of the Ordinary Shares have the right:

6.3.1	to appoint and maintain in office one person as the Eagle Investor may from time to time nominate (at the sole discretion of the Eagle Investor but following consultation in good faith with the Executive Chairman as to the identity of such person and provided that such person is not resident in the United Kingdom) as a director of the Company and, subject to obtaining any necessary regulatory approval, of the other Group Companies (and as a member of each and any committee of the Board or, as the case may be, Subsidiary Board(s)) and to remove any director so appointed and, upon his removal whether by the Eagle Investor or otherwise, to appoint (following consultation as aforesaid and subject to obtaining any necessary regulatory approval) another director in such director’s place; and

6.3.2	to appoint a representative (at the sole discretion of the Eagle Investor but following consultation in good faith with the Executive Chairman as to the identity of such person and provided that such person is not resident in the United Kingdom) to attend as an observer at each and any meeting of the Board and Subsidiary Board(s) and of each and any committee of the Board or Subsidiary Board(s), but so that the rights in this Clause 6.3 shall not be in addition to the Eagle Investor’s rights set out in article 4.3(e) of the Articles.

6.4	The Executive Chairman shall for so long as he holds “C” Ordinary Shares have the right to appoint and maintain in office one person in addition to himself as he may from time to time nominate (at the sole discretion of the Executive Chairman but following consultation in good faith with the Bregal Investors as to the identity of such person) as a director of the Company and, subject to obtaining any necessary regulatory approval, of the other Group Companies (and as a member of each and any committee of the Board or, as the case may be, Subsidiary Board(s)) and to remove any director so appointed and, upon his removal whether by the Executive Chairman or otherwise, to appoint (following consultation as aforesaid and subject to obtaining any necessary regulatory approval) another director in such director’s place, but so that this right shall not be in addition to the Executive Chairman’s rights set out in article 4.3(f) of the Articles.

6.5	If the relevant Executive Chairman ceases to hold any “C” Ordinary Shares and/or ceases to be executive chairman of the Group then unless the Bregal Investors give their written consent to the contrary, such Executive Chairman and any other person whom the Executive Chairman has appointed pursuant to Clause 6.4 and/or article 4.3(f) of the Articles, shall immediately be deemed to have resigned as a Director of the Company and as a director of any Subsidiary of the Company and such Executive Chairman and his appointee pursuant to Clause 6.4 and/or article 4.3(f) of the Articles shall execute all documentation required to effect such removal.

6.6	Save as set out in Clause 6.5 above and article 31 of the Articles, the appointment and removal of a Bregal Investor Director, a Eagle Director or an Executive Chairman Director shall be by written notice to the Company which shall take effect on delivery at its registered office or at any meeting of the Board or committee thereof. Upon such notice being given as aforesaid the Company shall, if requested by the Bregal Investors, the Eagle Investor or the Executive Chairman (as the case may be), procure that the Bregal Investor Director, the Eagle Director or the Executive Chairman Director (as the case may be) be appointed (subject to obtaining any necessary regulatory approval) or, as the case may be, removed as a director of any other Group Company.

6.7	The Company shall send to each Director:

6.7.1	at least 10 days’ advance notice of each meeting of the Board and each committee of the Board (unless in any particular case such requirement is waived by a majority of the Directors then in office including the Eagle Director and a Bregal Director), such notice to be accompanied by a written agenda specifying the business to be transacted at such meeting and, at least 5 days prior to the meeting, all papers to be circulated or presented to the same (each Director shall have the right to add, by written notice to each other Director at least 3 days prior to the meeting, further items to the agenda); and

6.7.2	as soon as practicable after each meeting of the Board (or committee of the Board) a copy of the minutes thereof.

6.8	The Company will reimburse each Director and any observer appointed pursuant to Clause 6.2, 6.3 or 6.4, with the reasonable costs and out of pocket expenses (including but not limited to travel expenses) incurred by the Director or such observer in respect of attending meetings of the Company or any other Group Company or carrying out authorised business on behalf of the Group.

6.9	Notwithstanding any provisions of the Articles to the contrary, the Bregal Investors shall be entitled to appoint any person (following consultation in good faith with the Executive Chairman as to the identity of such person) to be the alternate director of a Bregal Investor Director and the Eagle Investor shall be entitled to appoint any person (following consultation in good faith with the Executive Chairman as to the identity of such person and provided that such person is not resident in the United Kingdom) to be the alternate director of the Eagle Director.

6.10	The minimum number of Directors at any one time shall be 6. If, at any time, the number of Directors falls below 6 the Bregal Investors, the Company and the Principal Executive Directors shall immediately procure the appointment of such number of additional directors to the Board as shall satisfy the minimum director requirement.

7	Accounts and Financial and Other Information

7.1	The Company shall for each quarterly period ending 31 March, 30 June, 30 September and 31 December prepare quarterly accounts with comparisons to budgets and containing trading and profit and loss accounts, balance sheets, cash flow statements and cash flow forecasts and shall deliver them to the Bregal Investors and the Eagle Investor within 70 days after the end of the period to which they relate. The Bregal Investors and the Eagle Investor shall each be entitled to require the Company to produce and disclose to the Bregal Investors and/or the Eagle Investor (as the case may be) such financial information on a more frequent basis but not more than monthly. The Board shall ensure that quarterly accounts are considered at its next following meeting.

7.2	The Company shall, if requested by the Bregal Investors or the Eagle Investor, instruct an independent firm of actuaries to prepare for each (or any) quarter a report on the Company’s reserve position (provided that the Eagle Investor may only request such a report no more than once every twelve months).

7.3	The audited accounts of the Company and each other Group Company and the audited consolidated accounts of the Group in respect of each accounting period together with the relative audit and management letters, shall be completed and approved by the Board and delivered to the Bregal Investors and the Eagle Investor within 90 days after the end of the accounting period to which such audited accounts relate.

7.4	The Company shall deliver to the Eagle Investor and the Bregal Investors the proposed annual operating plan and budget in respect of the financial year about to commence, not later than 45 days prior to the commencement of each financial year.

7.5	The Bregal Investors, a Bregal Investor Director, the Eagle Investor, a Eagle Director and a firm of accountants and/or a firm of actuaries nominated by the Bregal Investors or the Eagle Investor at the Company’s expense will be entitled to examine the books and accounts of the Group upon reasonable notice and, whether or not there are any Bregal Investor Directors or there is a Eagle Director, the Company shall supply the Bregal Investors and the Eagle Investor with all information relating to the business affairs and financial position of the Company as the Bregal Investors and the Eagle Investor may from time to time reasonably require and upon reasonable notice having been given (including in the case of the Eagle Investor all such information as the Eagle Investor may require to meet its quarterly and other reporting requirements with the SEC, any other Regulatory Body and any Recognised Investment Exchange, which for quarterly SEC filings will require information in advance of the 35 day filing deadline after each quarter). The Bregal Investor Directors and any observer appointed pursuant to Clause 6.2.1(b) and the Eagle Director or (as the case may be) any observer appointed pursuant to Clause 6.3.2 shall each be at liberty from time to time to make full disclosure to the Bregal Investors or (as the case may be) the Eagle Investor of any information relating to each Group Company.

7.6	The Bregal Investors shall, having first consulted in good faith with the Executive Chairman, be at liberty from time to time (for the purposes only of reporting the performance of their relevant fund) to make such disclosure to their partners, trustees, shareholders, unitholders or any other participants, as may be required by such persons for such purposes, in relation to the performance and financial position of the Group or any Group Company as they may in their reasonable discretion think fit, provided that the Bregal Investors shall not disclose any information that could materially affect or prejudice the interests, value or prospects of the Company in particular in relation to any potential Exit (but excluding any such information which they are required to disclose by law or by the rules or regulations of any Regulatory Body or Recognised Investment Exchange to which they may be subject).

7.7

If any information is not provided to the Bregal Investors or the Eagle Investor in accordance with any of the provisions (including the time for delivery) of Clauses 7.1 to 7.6, the Bregal Investors or the Eagle Investor, as the case may be, may (after having given the Company not less than 21 days to comply with such provisions) on behalf of the Company appoint a firm of accountants to prepare the relevant information and the Company agrees to provide all information reasonably required by such accountants for such purpose. The fees of the accountants shall be borne by the Company.

8	Matters Requiring Consent

8.1	Subject to Clause 8.5, each of the Shareholders shall exercise all voting rights and powers of control available to him in relation to the Company to procure that:

8.1.1	save with the prior written consent of the Bregal Investors, the Company shall not effect or propose any of the matters referred to in Part 1 of Schedule 6;

8.1.2	save with the prior written consent of the Eagle Investor, the Company shall not effect or propose any of the matters referred to in Part 2 of Schedule 6; and

8.1.3	save with the prior written consent of the Executive Chairman, the Company shall not effect or propose any of the matters referred to in Part 3 of Schedule 6 provided always that the consent of the Executive Chairman shall cease to be required pursuant to this Clause 8.1.3 in relation to the matters referred to in paragraphs 5 and 6 of Part 3 of Schedule 6 if there is or continues to be a material breach by any member of the Group or the Executive Chairman of the terms of this Deed, the Executive Chairman’s Supplemental Deed or the Articles.

8.2	As a separate obligation severable from the obligations in Clause 8.1, subject to Clause 8.5, the Company agrees that:

8.2.1	save with the prior written consent of the Bregal Investors, it shall not, so far as it is able, effect or propose any of the matters referred to in Part 1 of Schedule 6;

8.2.2	save with the prior written consent of the Eagle Investor, it shall not, so far as it is able, effect or propose any of the matters referred to in Part 2 of Schedule 6; and

8.2.3	save with the prior written consent of the Executive Chairman, it shall not so far as it is able, effect or propose any of the matters referred to in Part 3 of Schedule 6 provided always that the consent of the Executive Chairman shall cease to be required pursuant to this Clause 8.2.3 in relation to the matters referred to in paragraphs 5 and 6 of Part 3 of Schedule 6 if there is or continues to be a material breach by any member of the Group or the Executive Chairman of the terms of this Deed, the Executive Chairman’s Supplemental Deed or the Articles.

8.3	Any of the Bregal Investor Directors shall be authorised to communicate the consent of the Bregal Investors to any of the matters referred to in Part 1 of Schedule 6.

8.4	The Eagle Director shall be authorised to communicate the consent of the Eagle Investor to any of the matters referred to in Part 2 of Schedule 6.

8.5	Matters provided for in Clauses 2, 3 and 10.4 of this Deed, in the MTA or in the documents required for the purposes of the Acquisition, as matters to be effected by the Company shall not require consent under Clause 8.1 or Clause 8.2 (as the case may be).

8.6	Notwithstanding Clauses 8.1 and 8.2, each of the Bregal Investors and the Principal Executive Investors undertakes to the Eagle Investor that it or he shall not exercise any of its or his rights under this Deed or the Articles to prevent the Company from entering into or performing its obligations under the MTA and, as and when executed, any Ancillary Agreement.

9	Undertakings by the Company

9.1	The Company undertakes to the Bregal Investors and the Eagle Investor:

9.1.1	to maintain insurances (including directors’ and officers’ liability insurance) reasonably satisfactory to the Bregal Investors and the Eagle Investor and, on request, to supply the Bregal Investors and the Eagle Investor with a schedule of such insurances; and

9.1.2	upon written request from the Bregal Investors or the Eagle Investor, insofar as it is able, to take such steps as are reasonable in the opinion of the Bregal Investors or the Eagle Investor (as the case may be) to enforce its rights under the Articles and to procure any other Group Company that is party to the Service Agreements to take such steps as are reasonable in the opinion of the Bregal Investors or the Eagle Investor (as the case may be) to enforce its rights under the Service Agreements.

9.2	Without prejudice to the provisions of Clause 8.1.1 or 8.2.1, if there is or continues to be a material breach by a Principal Executive Investor or any member of the Group of the terms of any of this Deed, a Supplemental Deed or the Articles which has not been remedied prior to the Principal Executive Investors being deemed to vote at any general meeting of the Company or to grant any consent in accordance with this Clause 9.2, then all Principal Executive Investors shall be deemed to vote at any general meeting of the Company or class meeting in respect of any resolution to be passed by the Company in the same manner as the Bregal Investors and shall be deemed to grant any consent in respect of any matters to be consented to in respect of any such meetings or resolutions where the Bregal Investors have so consented and shall not otherwise be entitled to vote at any such meeting or in respect of any such resolution provided that the Bregal Investors shall not at any time propose or vote in favour of any resolution which if passed would result in a variation of the class rights attached to the “C” Ordinary Shares or the “D” Shares or the “E” Shares.

10	Sale or Listing

10.1	Without prejudice to Clause 8 and Parts 1 and 2 of Schedule 6, except in respect of any matter where any party could have a conflict of interest, each of the Principal Executive Investors agrees to keep the Bregal Investors informed of any negotiations or proposals for the sale of any of the shares in the Company of which he is or becomes aware.

10.2	Each of the Company and the Principal Executive Investors, subject to compliance with their fiduciary duties as directors, hereby agrees and undertakes with the Bregal Investors to take such action as the Bregal Investors may reasonably request to assist in achieving a Sale or a Listing including without prejudice to the generality of the foregoing:

10.2.1	making presentations and preparing any information memoranda or prospectus with a view to effecting such Sale or Listing:

10.2.2	providing customary warranties which are reasonable as to scope, extent and liability to potential acquirers or underwriters on a Sale or Listing; and

10.2.3	for the purposes of a Listing, taking all actions and providing such undertakings as are necessary or which are determined by the Bregal Investors, acting reasonably, or by the sponsor to the Listing to be desirable to implement the Listing including, without limitation, effecting any and all necessary issues, conversions and redesignations of the share capital of the Company in connection therewith.

10.3	The Eagle Investor hereby agrees and undertakes with the Bregal Investors on an Exit to take the following actions (if requested by the Bregal Investors acting reasonably):

10.3.1	provide customary title and capacity warranties to potential acquirers on a Sale or a Listing; and

10.3.2	for the purposes of a Listing, provide such undertakings as are necessary as determined by the sponsor to the Listing (acting reasonably) to implement the Listing provided that in providing such undertakings the Eagle Investor shall participate in the Listing on terms no less favourable than those applicable to the Bregal Investors.

10.4	The Company acknowledges that the Unpaid Interest remains outstanding on the following terms:

10.4.1	the Unpaid Interest shall itself bear interest at the rate of 8% per annum, which shall accrue on a daily basis and be compounded annually on a calendar year basis; and

10.4.2	the Unpaid Interest together with all interest thereon as referred to in Clause 10.4.1 above shall become due and payable upon an Exit or upon a winding-up of the Company and the parties, other than the Bregal Investors and the Company, shall take all reasonable steps within their power as a director and/or shareholder of the Company to procure (so far as it lies within their respective powers so to do and provided that the Eagle Investor shall have no obligations beyond exercising its rights to vote in favour of any necessary resolutions in general meetings) the passing of all resolutions at Board meetings and at shareholders’ meetings of the Company and the taking of all steps necessary to ensure that, upon or immediately prior to an Exit or a winding-up of the Company, the Unpaid Interest shall be paid to the Bregal Fund I Investors and Bregal Fund II Investors (and/or to such other persons as they may direct as being entitled thereto).

11	Issue of “D” Shares

The Bregal Investors, the Eagle Investor and the Company hereby agree that the “D” Shares referred to in article 4.2(d) of the Articles and “E” Shares referred to in article 4.2(e) of the Articles required to satisfy the requirements of the Articles (set out in article 5.5) with respect to ‘stapling’ of “E” Shares to “D” Shares shall be available for issue from time to time to such employees of the Group Companies and at such price as the Executive Chairman may select (subject to (i) the prior approval of Bregal Capital (ii) if so agreed by Bregal Capital and the Executive Chairman, such employee if he is not already a Shareholder entering into a deed of adherence in all material respects in the form set out in Schedule 5 to this Deed or such other form (provided that no difference between such other form and the form set out in Schedule 5 shall adversely affect the rights of the Eagle Investor under this Deed or the Articles) as the Executive Chairman and Bregal Capital may agree (iii) at the discretion of the Executive Chairman in respect of each “D” Share to be issued, such employee agreeing to subscribe for “E” Shares in the ratio of twenty four “E” Shares for one “D” Share (or such other ratio as the Executive Chairman and Bregal Capital may agree) and (iv) unless determined by the Executive Chairman to be inappropriate, such employee and the Company completing an election under Section 431 of Income Tax (Earnings and Pensions) Act 2003).

12	Sale of Shares

12.1	Each party undertakes to each other party that it or he shall not, and shall not agree to, transfer, mortgage, charge or otherwise dispose of the whole or any part of his interest in, or grant any option or other rights over, any shares in the capital of the Company to any person except:

12.1.1	in the case of “A” Ordinary Shares, “C” Ordinary Shares, “D” Shares or “E” Shares, with the prior written consent of Bregal Capital;

12.1.2	where required so to do pursuant to the Articles or this Deed;

12.1.3	pursuant to a Permitted Transfer in accordance with the Articles; or

12.1.4	pursuant to the provisions of articles 14.6 -14.11 of the Articles.

12.2	Without prejudice to Clause 12.1 and subject to Clauses 11 and 12.3, no party shall effect any disposal or transfer of shares in the capital of the Company or any interest therein nor shall the Company issue any shares or equity securities, to any person who is not a party to this Deed without first obtaining from the transferee or subscriber a deed of adherence in all material respects in the form set out in Schedule 5 to this Deed or such other form (provided that no difference between such other form and the form set out in Schedule 5 shall adversely affect the rights of the Eagle Investor under this Deed or the Articles) as the Executive Chairman and Bregal Capital may agree. Such undertaking shall be executed as a deed in favour of the Company, each of the Institutional Investors and the other Shareholders and shall be delivered to the Company at its registered office and to the Institutional Investors. No share transfer or issue of shares shall be registered unless such undertaking has been delivered.

12.3	No deed of adherence need be executed where the Executive Chairman and Bregal Capital so agree.

12.4	The Board shall upon Bregal Capital so requesting in writing issue a Transfer Notice when permitted to do so pursuant to the provisions of the Articles.

12.5	Without prejudice to Clause 12.1, the Eagle Investor undertakes that it shall (and shall procure that each Member of the same Croup (as such term is defined in the Articles) as the Eagle Investor shall) not take, and shall not agree to or permit, any action or step which would or might result (directly or indirectly) in the circumvention of (including, without limitation, pursuant to a sale or other change of control (as control is defined in section 1124(1) to (3) of the Corporation Tax Act 2010) of any parent undertaking of the Eagle Investor), the restrictions in the Articles and this Deed insofar as they relate to a transfer or other disposal of the whole or any part of an interest in any shares in the capital of the Company PROVIDED that this Clause 12.5 shall not apply in respect of the Third Party Sale and the Merger, each as referred to and defined in the MTA.

13	Dividend Policy

13.1	Dividends will be decided by the Board. In principle, the Company will look to reinvest retained earnings provided that it is reasonably anticipated that it will achieve its hurdle rate of return on equity in the short to medium term.

14	Confidentiality

Subject to Clauses 7.5 and 7.6 each of the parties agrees to keep secret and confidential and not to use, disclose or divulge to any third party or to enable or cause any person to become aware of (except for the purposes of the Company’s business) any confidential information relating to any Group Company including but not limited to intellectual property (whether owned or licensed by such Group Company), lists of customers, reports, notes, memoranda and all other documentary records pertaining to any Group Company or its business affairs, finances, suppliers, customers or contractual or other arrangements (“Confidential Information”) but excluding any information which is in the public domain (otherwise than through the wrongful disclosure by any party) or which they are required to disclose by law or by the rules or regulations of any Regulatory Body or Recognised Investment Exchange to which such party is subject.

15	Compliance and Application to Group Companies

15.1	The parties, other than the Company, shall take all reasonable steps within their power as a director and/or shareholder of the Company to procure:

15.1.1	(so far as it lies within their respective powers so to do and provided that the Bregal Investors and the Eagle Investor shall have no obligations beyond exercising their rights to vote in favour of any necessary resolutions in general meetings) the passing of all resolutions at Board meetings and at shareholders’ meetings of the Company and each other relevant Group Company and the taking of all steps, in each case, necessary to ensure performance of and compliance with the terms of this Deed and the MTA and each Ancillary Agreement (as and when executed), the Articles and the Service Agreements (including the agreements made pursuant thereto);

15.1.2	forthwith upon receiving notice so to do from the Bregal Investors, the convening and holding at short notice of an extraordinary general meeting of the Company and each other relevant Group Company at such place and time as the Bregal Investors shall reasonably determine at which any resolution required by the Bregal Investors shall be proposed; and

15.1.3	forthwith upon receiving notice from the Bregal Investors procure that any Subsidiary adopts articles of association in such form as the Bregal Investors shall require (provided that such articles shall not conflict with any applicable Regulatory Requirements).

16	Announcements

No announcement concerning the terms of this Deed, the MTA, the Ancillary Agreements or the Bregal Investors’ or the Eagle Investor’s investments in the Company shall be made or caused to be made before or after the Completion Date by any party other than as required by law or by any Recognised Investment Exchange or Regulatory Body (in which case the parties shall consult with each other on the form of the announcement) without the prior written approval of Bregal Capital, the Eagle Investor and the Executive Chairman.

17	General

17.1	Any rights conferred upon any Institutional Investor by this Deed shall be without prejudice to the rights conferred on an Institutional Investor under the general law by virtue of its/his shareholding in the Company. Except for the obligations on a Principal Executive Investor under Clause 14 which shall survive any transfer by him of all or any shares in the Company and shall survive him ceasing to be a director or employee of or consultant to a Group Company, if a Principal Executive Investor ceases to hold shares in the Company and ceases to be a director or employee of or consultant to a Group Company then he shall have no further obligation or liability hereunder but without prejudice to the due performance by him of all obligations up to the date of such cessation.

17.2	A party shall cease to be a party to the agreement in this Deed for the purpose of receiving benefits and enforcing his rights with effect from the date he ceases to hold or beneficially own any shares in the capital of the Company (but without prejudice to any benefits and rights enjoyed prior to such cessation).

17.3	The waiver, express or implied, by any party of any right under this Deed or any failure to perform or any breach by another party shall not constitute or be deemed a waiver of any other right under this Deed.

17.4	Nothing in this Deed shall constitute or be deemed to constitute a partnership between the parties or any of them.

17.5	The respective obligations of the Bregal Investors and the Eagle Investor hereunder shall be several only.

17.6	Any of the rights, powers, discretions and consents of the Bregal Investors under this Deed may be exercised either by their respective general partners or by the management company or companies (as the case may be) authorised from time to time to act on their behalf or by some other person or persons nominated by the Bregal Investors for the time being and such manager or such person or persons may enforce such rights directly as if it were a party to this Deed.

17.7	Any of the rights, powers, discretions and consents of the Eagle Investor under this Deed may be exercised by such person or persons as may be authorised and nominated by the Eagle Investor for the time being and such person or persons may enforce such rights directly as if it were a party to this Deed.

17.8	The headings to Clauses of this Deed are for ease of reference only and do not form part of this Deed and shall not in any way affect its construction.

17.9	Subject to any applicable law in the event of any ambiguity or conflict between this Deed and the memorandum of incorporation of the Company or the Articles, the terms of this Deed shall prevail as between the Shareholders and in such event the Shareholders shall procure such modification to the memorandum of incorporation or the Articles as shall be necessary.

17.10	This Deed may be executed in several counterparts (whether original or facsimile counterparts) and upon due execution of all such counterparts by one or more parties, each counterpart shall be deemed to be an original hereof.

17.11	Each Principal Executive Investor by way of security and in accordance with section 4 of the Powers of Attorney Act 1971 hereby irrevocably appoints any member of the Board for the time being as his attorney on his behalf to execute and perfect all deeds and documents and do all such other acts and things as may in the opinion of the attorney be necessary for the purpose of and in connection with the implementation of the agreement in this Deed.

17.12	If at any time any provision of this Deed is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Deed shall not be affected or impaired thereby.

17.13	The Bregal Investors, the Eagle Investor, the Company and each of the Principal Executive Investors agree that whatever rights each or any of the Bregal Investors may have or acquire under this Deed may be exercised by Bregal Capital as manager of each of the Bregal Investors or, if it is removed as manager of any of the Bregal Investors, the successor or replacement manager of those partnerships.

17.14	Without prejudice to recovery under the Company Warranties in this Deed, in the event of a breach in any material respect of the covenants in this Deed by the Company which would entitle the Eagle Investor to claim under Section 4.9 (Return of Investment Premium) of the MTA, the sole remedy of the Eagle Investor in connection therewith shall be the Eagle Investor’s reimbursement rights under Section 4.9 (Return of Investment Premium) of the MTA and the Eagle Investor shall have no remedy under this Deed in connection therewith.

18	Disclaimer of Reliance

18.1	Each Principal Executive Investor confirms to the Bregal Investors and the Eagle Investor that, for the purpose of entering into the transactions contemplated by this Deed:

18.1.1	he has entered into such transactions entirely on the basis of his own assessment of the risks and effect thereof;

18.1.2	save as expressly set out in this Deed he is owed no duty of care or other obligation by any of the Bregal Investors or the Eagle Investor in respect thereof; and

18.1.3	insofar as he is owed any such duty or obligation as referred to in Clause 18.1.2 (whether in contract, tort or otherwise) (save as expressly set out in this Deed) by any of the Bregal Investors or the Eagle Investor he hereby waives, to the extent permitted by law, any rights which he may have in respect of such duty or obligations.

19	Variation

19.1	No amendment, change or addition to this Deed at any time after Completion shall be effective or binding on any party (except for any amendment, change or addition having effect with respect to any person entering into a deed of adherence as referred to in Clause 12.2) unless reduced to writing and executed by or on behalf of the Company, the Bregal Investors, the Eagle Investor, the holders of (between them) at least seventy five per cent. (75%) of the issued “C” Ordinary Shares held for the time being by the Principal Executive Investors and (if for the time being the Principal Executive Investors hold any “D” Shares) the holders of (between them) at least seventy five per cent. (75%) of the issued “D” Shares held for the time being by the Principal Executive Investors, in which event such change shall be binding against all of the parties hereto provided that if such change would impose any new obligations on a party or increase any existing obligation, the consent of the affected party to such change shall be specifically required.

19.2

The provisions of Clauses 2 and 3 and the defined terms used in them may not be amended, varied or waived without the written consent of each of KBW and Aon Benfield Securities in their capacity as joint financial advisers to the Company and AmalgCo in connection with the Acquisition. KBW and

Aon Benfield Securities shall have the right to enforce this Clause 19.2 pursuant to the Contracts (Rights of Third Parties) Act 1999.

19.3	The restrictions on waiver or variation without the consent of each of KBW and Aon Benfield Securities contained in Clause 19.2 and the right of KBW and Aon Benfield Securities to enforce the provisions of Clause 19.2 shall be limited in their application to the matters described in that Clause and (save in respect of the matters requiring such consent) shall not otherwise affect or prejudice the rights of the parties to this Deed to amend, change or add to this Deed pursuant to Clause 19.1.

19.4	The Company undertakes to the Bregal Investors not to agree to the variation or termination of the MTA without their written consent.

20	Entire Agreement

20.1	The agreements in this Deed and the MTA constitute the whole agreements between the parties in relation to the subject matter covered and supersede any previous agreement between the parties in relation to such matters which shall cease to have any further effect. It is agreed that:

20.1.1	no party has entered into this Deed or the MTA in reliance upon any statement, representation, warranty or undertaking which is not set out in this Deed or the MTA;

20.1.2	in the absence of fraud, no party will have any right of action or remedy in respect of any statement, representation, warranty or undertaking which is not set out in this Deed or the MTA;

20.1.3	this Clause shall not operate to exclude or limit any liability for fraudulent misrepresentation; and

20.1.4	no party shall have the right to rescind or terminate the agreement in this Deed either for breach of contract or for negligent or innocent misrepresentation or otherwise.

20.2	The Eagle Investor and the Bregal Fund III Investor acknowledge that damages might not be an adequate remedy for any breach of their respective obligations under Clause 3 and each of them agrees that the Company shall be entitled without proof of special damage to seek an order for specific performance or other equitable relief in respect of any actual or threatened breach of such obligations.

20.3	The Company, the Eagle Investor, the Bregal Investors and the Principal Executive Investors acknowledge that damages might not be an adequate remedy for any breach of their respective obligations in relation to Clauses 3, 8.1, 8.2, 8.6 and 15.1 and each of them agrees that the Eagle Investor and/or the Bregal Investors (or any of them) shall be entitled without proof of special damage to seek an order for specific performance or other equitable relief (including, without limitation, injunctive relief) in respect of any actual or threatened breach of such obligations.

21	Notices

21.1	All notices, requests, demands, waivers and other communications required or permitted to be given or made under or in connection with this Deed shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally (ii) sent by registered post with postage prepaid (iii) sent by next-Business Day or overnight mail or delivery or (iv) sent by facsimile or email with receipt confirmed (followed by delivery of an original via next-Business Day or overnight mail or delivery), as follows (or at such other address for a party as shall be specified by like notice):

21.1.1	if to the Eagle Investor –

Tower Group, Inc.

120 Broadway, 31st Floor, New York, NY 10271 USA

Telephone: (212) 655-2000

Attention: General Counsel

Email: eorol@twgrp.com

with a copy (which will not constitute notice) to:

Willkie, Farr & Gallagher LLP, City Point, 1 Ropemaker Street, London

EC2Y 9NT and 787 Seventh Avenue, New York, N.Y. 10019-6099

Telephone: (212) 728-8000 / 0207 153 1210

Attention: John M. Schwolsky and Joseph D. Ferraro

Email: jschwolsky@willkie.com / jferraro@willkie.com

21.1.2	if to any of the Bregal Investors –

Bregal Capital LLP

Michelin House, 81 Fulham Road, London SW3 6RD

Telephone: +44 207 591 4200

Attention: Adam Barron

Email: adambarron@bregalcapital.com

with a copy (which will not constitute notice) to:

Bregal Capital LLP

Michelin House, 81 Fulham Road, London SW3 6RD

Telephone: +44 207 591 4200

Attention: Nico Marx

Email: nico@bregaicapital.com

21.1.3	if to a Principal Executive Investor, at the address of that individual shown in Schedule 3;

21.1.4	if to the Company –

Canopius Group Limited c/o Ogier Corporate Services (Guernsey) Limited

Ogier House, St Julian’s Avenue, St Peter Port, Guernsey GY1 1WA,

Channel Islands

Telephone: +44(0) 1481 721672

Attention: Ian Ross/Marcus Leese

Email: Ian.Ross@ogier.com and/or

CanopiusGroupLimited@ogier.com

with a copy (which will not constitute notice) to:

Canopius Holdings UK Limited

Gallery 9, One Lime Street, London EC3M 7HA

Telephone: +44 207 337 3700

Attention: Legal Counsel & Deputy Secretary

Email: Paul.Donovan@canopius.com

21.2	All such notices, requests, demands, waivers and other communications will be deemed to have been received:

21.2.1	on the day of receipt, where any hand delivered letter is received on any Business Day before or during normal working hours;

21.2.2	if by registered post with postage prepaid, on the fifth Business Day after the posting thereof;

21.2.3	if by next-Business Day or overnight mail or delivery, on the day delivered; or

21.2.4	if by email prior to 5:00 p.m. at the place of receipt, on the day on which such email was sent, provided that a copy is also sent by next-Business Day or overnight mail or delivery.

22	Applicable law and jurisdiction

22.1	Subject only to Clause 22.2, this Deed is governed by and is to be construed in accordance with the laws of England and the parties hereby agree to submit to the exclusive jurisdiction of the English courts.

22.2	Notwithstanding the provisions of Clause 22.1, each of the parties to this Deed hereby agrees that the liability of the partners in any of the parties which is constituted as a partnership shall be regulated in accordance with the law of the jurisdiction in which the partnership is registered.

IN WITNESS WHEREOF this document has been executed as a deed and is delivered and takes effect at the date written at the beginning of it

Schedule 1: The Eagle Investor

Name	Address
Tower Group, Inc	120 Broadway, 31st Floor, New York, NY 10271 USA Attention: Michael H. Lee, Chief Executive Officer
Elliot S. Orol, Senior Vice President, General Counsel and Secretary

Schedule 2 : Part 1 : The Bregal Fund I Investors

Name and Address

The Bregal Fund L.P., an English limited partnership registered in England and Wales with number LP008502, whose principal place of business is at Michelin House, 81 Fulham Road, London SW3 6RD

The Bregal Affiliates Fund L.P., an English limited partnership registered in England and Wales with number LP008642, whose principal place of business is at Michelin House, 81 Fulham Road, London SW3 6RD

The Bregal Institutional Affiliates Fund L.P., an English limited partnership registered in England and with number LP008641, whose principal place of business is at Michelin House, 81 Fulham Road, London SW3 6RD

Schedule 2 : Part 2 : The Bregal Fund II Investors

Name and Address

The Bregal Fund II L.P., an English limited partnership registered in England and Wales with number LP10699, whose principal place of business is at Michelin House, 81 Fulham Road, London SW3 6RD

The Bregal Affiliates Fund II L.P., an English limited partnership registered in England and Wales with number LP11776, whose principal place of business is at Michelin House, 81 Fulham Road, London SW3 6RD

The Bregal Institutional Affiliates Fund II L.P., an English limited partnership registered in England and with number LP11777, whose principal place of business is at Michelin House, 81 Fulham Road, London SW3 6RD

Schedule 2 : Part 3 : The Bregal Fund III Investor

Name and Address

The Bregal Fund III L.P., a limited partnership registered in Jersey with number LP1257, whose principal place of business is at Michelin House, 81 Fulham Road, London SW3 6RD

Schedule 3 : The Principal Executive Investors

Name	Address
James Giordano	939 Fairfield Beach Road, Fairfield, Connecticut, 06824, USA Email: jim.giordano@canopius.com

Robert Law	Flat 307, 278 Magdalen Road, Earisfield, London, SW18 3NY Email: robert.law@canopius.com

Stephen Manning	Brook House, Blenheim Hill, Harwell, Oxon, OX11 0DS Email: stephen.manning@canopius.com

Michael Watson	20 Seymour Road, Wandsworth, London, SW18 5JA Email: michael.watson@canopius.com

Schedule 4 : Particulars of the Company

Date of Incorporation:	24 October 2003

Registered number:	41279

Registered Office:	Ogier House

St Julian’s Avenue

St Peter Port

Guernsey

Directors:	Robert Alford

Adam Barron

Roger Le Tissier

Marcus Leese

Ian Owen

Michael Watson

Secretary:	Ogier Corporate Services (Guernsey) Limited

Issued share capital on the Business Day after the Completion Date:	(i) 31,766,961 “A” Ordinary Shares of no par value

(ii) 34,316,161 “B” Ordinary Shares of no par value plus that number of “B” Ordinary Shares of no par value to be determined pursuant to the operation of resolutions 1 and 3 of the Resolutions*

(iii) that number of “C” Ordinary Shares of no par value to be determined pursuant to the operation of resolutions 1 and 3 of the Resolutions*

(iv) that number of “D” Shares of no par value to be determined pursuant to the operation of resolutions 1 and 3 of the Resolutions

* the aggregate (as provided by the Resolutions) of the number of “B” Ordinary Shares and the number of “C” Ordinary Shares to be respectively determined pursuant to the operation of resolutions 1 and 3 of the Resolutions is 229,988,597

Schedule 5 : Deed of Adherence

THIS DEED is made the [        ] day of [        ] by [        ]

BY:

[                ] of [                                             ] (the “Covenantor”)

WHEREAS:

(A)	By a [transfer]/[subscription for shares] dated [of even date herewith] [ ] [(the “Transferor”) transferred to the Covenantor/[(the Covenantor subscribed for] [[ ] [“A” Ordinary Shares/“B” Ordinary Shares/“C” Ordinary Shares/“D” Shares/“E” Shares] in Canopius Group Limited (the “Company”) (together the “Relevant Shares”).

(B)	This Deed is entered into in compliance with the terms of a deed dated [ ] 2012 made between (1) the Eagle Investor (2) the Bregal Fund I Investors (3) the Bregal Fund II Investors (4) the Bregal Fund III Investor (5) the Principal Executive Investors and (6) the Company (all such terms as are therein defined) as supplemented and varied from time to time since that date (which agreement (as the same may be supplemented and varied) is herein referred to as the “Investment Agreement”).

WITNESSES as follows:

1	Words and expressions used in this Deed shall have the same meaning as is given to them in the Investment Agreement unless the context otherwise expressly requires.

2	The Covenantor hereby agrees to assume the benefit of the rights [of the Transferor] under the Investment Agreement in respect of the Relevant Shares and (subject to Clause 4) hereby agrees to assume and assumes the burden of the [Transferor’s] obligations under the Investment Agreement to be performed after the date hereof in respect of the Relevant Shares.

3	The Covenantor hereby agrees to be bound by the Investment Agreement in all respects as if the Covenantor were a party to the Investment Agreement as one of the [Institutional Investors / Principal Executive Investors], and to perform all the obligations expressed to be imposed on such a party to the Investment Agreement to be performed or on or after (the date hereof] and subject always to Clause 4.

4	This Deed is made for the benefit of:

(a)	the parties to the Investment Agreement; and

(b)	any other person or persons who may after the date of the Investment Agreement (and whether or not prior to or after the date hereof) assume any rights or obligations under the Investment Agreement and be permitted to do so by the terms thereof, and this Deed shall be irrevocable without the consent of the Company acting on their behalf in each case only for so long as they hold any shares in the capital of the Company.

5	[For the avoidance of doubt nothing in this Deed shall release the Transferor from any liability in respect of any obligations under the Investment Agreement due to be performed prior to [the date hereof].]

6	The Covenantor acknowledges that none of the Bregal Investors, the Eagle Investor, the Principal Executive Investors or the Company:

6.1.1	makes or has made to the Covenantor any representation or warranty or assumes or has assumed towards the Covenantor any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Investment Agreement (or any agreement entered into pursuant thereto); or

6.1.2	makes or has made to the Covenantor any representation or warranty or assumes or has assumed towards the Covenantor any responsibility with respect to the content of any information regarding the Company or any member of the Group or which otherwise relates to the [acquisition]/[subscription] of shares in the Company by the Covenantor; or

6.1.3	assumes or has assumed towards the Covenantor any responsibility for the financial condition of the Company or any member of the Group or any other party to the Investment Agreement or any other document or for the performance and observance by the Company or any other party to the Investment Agreement or any other document (save as expressly provided therein);

and acknowledges that in connection with his [subscription for/acquisition of] the Relevant Shares and his entering into this Deed he has not relied on or been induced to subscribe for the Relevant Shares or to enter into this Deed by any statement, representation, warranty or understanding of any person (including any of the Bregal Investors, the Eagle Investor or any of the Principal Executive Investors or the Company) and agrees that he shall have no right of action or remedy (save in circumstances of fraud or deliberate concealment) against any of the Bregal Investors, the Eagle Investor or any of the Principal Executive Investors or the Company arising out of or in connection with any statement, representation, warranty or understanding of any person which is not set out in this Deed.

7	[restrictive covenants ‘qua shareholder’, in similar form to those contained in the relevant employment contract but given to the Institutional Investors and the Company, to be included in the case of a Deed of Adherence signed by an employee]

8	This Deed shall be governed by and construed in accordance with the laws of England and Wales.

IN WITNESS WHEREOF this Deed of Adherence is executed as a deed on the date and year first above written.

Executed as a deed by         )

[                ]             )

in the presence of:               )

Witness Signature

Name

Address

Occupation

Schedule 6 : Part 1: Matters Requiring Consent of the Bregal Investors

1	Permit or cause to be proposed any alteration to its share capital (including any increase thereof) or the rights attaching to its shares or waive any right to receive payment on any of its shares issued partly paid.

2	Create, allot, issue, buy-in or redeem any share or loan capital or grant or agree to grant any options or warrants for the issue of any share or loan capital or issue any securities convertible into shares, or establish any employee incentive scheme except in accordance with the Articles or this Deed.

3	Permit or cause to be proposed any amendment to its memorandum of incorporation or the Articles.

4	Propose or pay any dividend or propose or make any other distribution.

5	Agree the Prescribed Price in article 12.3 of the Articles or issue any notice where the Company or Board has a right to issue a notice pursuant to the Articles.

6	Subscribe or otherwise acquire, or dispose of any shares in the capital of any other company.

7	Acquire or dispose of the whole or part of the undertaking of any other person or dispose of the whole or part of the undertaking of the Company or merge the Company or any part of its business with any other person or propose to do so where either:

7.1	the value of the transaction exceeds £3,000,000; or

7.2	the value of the transaction exceeds £1,000,000 and, when aggregated with all other transactions to which this provision applies (whether acquisitions or disposals), the aggregate value of all such transactions exceeds £3,000,000;

where the value of any such transaction is not stated as a single cash figure payable in pounds sterling, the value of the relevant transaction shall be determined by Bregal Capital acting reasonably.

8	Enter into or give or permit or suffer to subsist any guarantee of or indemnity or contract of suretyship for or otherwise commit itself in respect of the due payment of money or the performance of any contract, engagement or obligation of any other person or body outside the normal course of business.

9	Incur any capital expenditure (other than where capital expenditure has been included in a budget of the Company agreed with Bregal Capital) in relation to any individual item or project exceeding £1,000,000 or in respect of any items or projects in any 12 month period £2,000,000.

10	Dispose (other than where the capital disposals have been included in a budget of the Company agreed with Bregal Capital) of any asset of a capital nature having a book or market value greater than £1,000,000 or dispose in any 12 month period of any assets of a capital nature having a book or market value greater than £2,000,000.

11	Negotiate or permit the disposal of shares in the Company amounting to a Sale or Listing other than as required by the Articles.

12	Cease or propose to cease to carry on the business of the Company or for it to be wound up save where it is insolvent.

13	Apply or permit its directors to apply to petition to the Court for an administration order to be made in respect of the Company.

14	Make any change to the nature of the business carried on by any of the Group Companies or the jurisdiction where such business is managed and/or controlled.

15	Establish any material new branch, agency, trading establishment or business or close any such branch, agency, trading establishment or business.

16	Make any change to:

16.1	its auditors;

16.2	its bankers or the terms of the mandate given to such bankers in relation to its account(s);

16.3	its accounting reference date; or

16.4	its accounting policies, bases or methods from those set out in the Accounts (other than as recommended by the auditors of the Company).

17	Factor any of its debts, borrow monies or accept credit (other than normal trade credit).

18	Engage any employee or consultant on terms that either his contract cannot be terminated by six months’ notice or less or his base salary is or is likely to be at the rate of £200,000 per annum or more or increase the base salary of any employee or consultant to more than £200,000 per annum or vary the terms of employment of any employee or terms of consultancy of any consultant earning (or so that after such variation he will, or is likely to earn) a base salary of more than £200,000 per annum.

19	Vary or make any binding decisions on the material terms of employment and service of any director of the Company whose base salary is at the rate of £200,000 per annum or more, increase or vary the salary or other benefits of any such director or appoint or dismiss any such director.

20	Mortgage or charge or permit the creation of or suffer to subsist any mortgage or fixed or floating charge (other than collateral and other security arrangements given in the normal course of underwriting activities and, in the case of a Group Company which is a corporate member of Lloyd’s, any mortgage or charge created by or pursuant to its Lloyd’s membership agreement and other deeds and documents in standard forms prescribed by Lloyd’s to which it is required to be a party or by which it is required to be bound from time to time in connection with its membership of Lloyd’s), lien (other than a lien arising by operation of law) or other encumbrance (other than by way of suppliers’ retention of title Clauses) over the whole or any part of its undertaking, property or assets (other than as contemplated by this Deed).

21	Make any loan or advance or give any credit (other than in the ordinary course of business) to any person or acquire any loan capital of any corporate body (wherever incorporated) which either:

21.1	exceeds £3,000,000; or

21.2	exceeds £1,000,000 and, when aggregated with all other loans, advances, credits and acquisitions to which this provision applies, the aggregate value exceeds £3,000,000.

22	Permit the appointment of any person as a director of it (other than as a Bregal Investor Director, the Eagle Director or the Executive Chairman Director) or remove any director appointed pursuant to Clause 6.2 of this Deed.

23	Deal in any way (including the acquisition or disposal, whether outright or by way of licence or otherwise howsoever) with intellectual property other than in the ordinary course of business.

24	Conduct any litigation material to the Company outside the ordinary course of business, save for (i) the collection of debts arising in the ordinary course of the business carried on by the Company, (ii) in the case of a Group Company which is a corporate member of Lloyd’s, litigation arising in the ordinary course of its insurance business as a member of Lloyd’s and (iii) litigation in the normal course of underwriting activities.

25	Propose or implement any pension scheme to which the Company is required to make contributions or any share option scheme or permit or propose any amendment to any such schemes.

26	Take or agree to take any leasehold interest in or licence over any real property at an annualised cost in excess of £1,000,000 in any twelve month period or in aggregate £5,000,000 in any five year period.

27	Other than where expressly contemplated by this Deed or the Service Agreements, enter into or vary any transaction or arrangement with, or for the benefit of any of its directors or shareholders or any other person who is connected with any of its directors or shareholders.

28	Enter into any transaction or make any payment other than on an arm’s length basis for the benefit of the Company.

29	Enter into any material partnership, joint venture or consortium agreement (except an underwriting consortium agreement at syndicate level in the ordinary course of underwriting business at Lloyd’s).

Schedule 6 : Part 2: Matters requiring the consent of the Eagle Investor

1	Permit any amendment to the Company’s memorandum of incorporation or the Articles.

2	In respect of the Company and save as contemplated by article 5.4 of the Articles or Clause 11 of this Deed, issue shares or grant or agree to grant any options or warrants for the issue of any shares or issue any securities convertible into shares (and then only if the prior written consent of the holders of a majority of the “B” Ordinary Shares and of the Executive Chairman, in addition to the prior written consent of the Eagle Investor, shall have been given).

3	Permit or cause to be proposed any alteration to the rights attaching to its shares or waive any right to receive payment on any of its shares issued partly paid.

4	In respect of any Group Company (other than the Company) issue (other than to another Group Company) any shares or grant or agree to grant any options or warrants for the issue of any shares or issue any securities convertible into shares unless the relevant Group Company has in the first instance offered such shares (or such options, warrants or securities convertible into shares) to all holders of Ordinary Shares on a pro rata basis and otherwise in accordance with article 5.3 of the Articles as if the reference therein to New Shares were a reference to such shares (or such options, warrants or securities convertible into shares).

5	Other than where expressly contemplated by this Deed or the MTA, enter into or vary (other than in the ordinary course of business and on arm’s length terms) any transaction or arrangement with, or for the benefit of any of its directors or shareholders or any other person who is connected with any of its directors or shareholders.

6	Permit the payment of any Related Party Payments.

Schedule 6 : Part 3: Matters requiring the consent of the Executive Chairman

1	Permit or cause to be proposed any amendment to the Company’s memorandum of incorporation or the Articles which would constitute a variation of the rights attaching to the “C” Ordinary Shares, the “D” Shares or the “E” Shares as contemplated by sections 342 to 348 of the Companies Law.

2	In respect of the Company and save as contemplated by article 5.4 of the Articles or Clause 11 of this Deed, issue shares or grant or agree to grant any options or warrants for the issue of any shares or issue any securities convertible into shares (and then only if the prior written consent of the holders of a majority of the “B” Ordinary Shares and of the Eagle Investor, in addition to the prior written consent of the Executive Chairman, shall have been given).

3	In respect of any Group Company (other than the Company) issue (other than to another Group Company) any shares or grant or agree to grant any options or warrants for the issue of any shares or issue any securities convertible into shares unless the relevant Group Company has in the first instance offered such shares (or such options, warrants or securities convertible into shares) to all holders of Ordinary Shares on a pro rata basis and otherwise in accordance with article 5.3 of the Articles as if the reference therein to New Shares were a reference to such shares (or such options, warrants or securities convertible into shares).

4	Propose or implement any pension scheme to which the Company is required to make contributions or any share option scheme or permit or propose any amendment to any such schemes.

5	Engage any employee or consultant on terms that either his contract cannot be terminated by six months’ notice or less or his base salary is or is likely to be at the rate of £200,000 per annum or more or increase the base salary of any employee or consultant to more than £200,000 per annum or vary the terms of employment of any employee or terms of consultancy of any consultant earning (or so that after such variation he will, or is likely to earn) a base salary of more than £200,000 per annum.

6	Vary or make any binding decisions on the material terms of employment and service of any director (excluding, for the avoidance of doubt, the Executive Chairman) of the Company whose base salary is at the rate of £200,000 per annum or more, increase or vary the salary or other benefits of any such director or appoint or dismiss any such director.

Signed as a Deed on behalf of	)
Tower Group, Inc., a company	)
incorporated in the State of	)
Delaware, USA	)

by:

being a person who, in accordance with the laws of that territory, is acting under the authority of that company

Executed as a Deed by	)
The Bregal Fund L.P.	)
acting by its manager,	)
Bregal Capital LLP, acting by an	)
authorised signatory	)
in the presence of:	)

Authorised signatory

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

Signed as a Deed on behalf of	)
Tower Group, Inc., a company	)
incorporated in the State of	)
Delaware, USA	)

by:

being a person who, in accordance with the laws of that territory, is acting under the authority of that company

Executed as a Deed by	)
The Bregal Fund L.P.	)
acting by its manager,	)
Bregal Capital LLP, acting by an	)
authorised signatory	)
in the presence of:	)

Authorised signatory

Signature of Witness

M. C. Watson
Name of Witness

20 Seymour Road
Address of Witness

London SW 18 5JA

Insurance Chairman
Occupation of Witness

Executed as a Deed by	)
The Bregal Affiliates Fund L.P.	)
acting by its manager,	)
Bregal Capital LLP, acting by an	)
authorised signatory	)
in the presence of:	)

Authorised signatory

Signature of Witness

M. C. Watson
Name of Witness

20 Seymour Road
Address of Witness

London SW 18 5JA

Insurance Chairman
Occupation of Witness

Executed as a Deed by	)
The Bregal Institutional	)
Affiliates Fund L.P.	)
acting by its manager,	)
Bregal Capital LLP, acting by an	)
authorised signatory	)
in the presence of:	)

Authorised signatory

Signature of Witness

M. C. Watson
Name of Witness

20 Seymour Road
Address of Witness

London SW 18 5JA

Insurance Chairman
Occupation of Witness

Executed as a Deed by	)
The Bregal Fund II L.P.	)
acting by its manager,	)
Bregal Capital LLP, acting by an	)
authorised signatory	)
in the presence of:	)

Authorised signatory

Signature of Witness

M. C. Watson
Name of Witness

20 Seymour Road
Address of Witness

London SW 18 5JA

Insurance Chairman
Occupation of Witness

Executed as a Deed by	)
The Bregal Affiliates Fund II L.P.	)
acting by its manager,	)
Bregal Capital LLP, acting by an	)
authorised signatory	)
in the presence of:	)

Authorised signatory

Signature of Witness

M. C. Watson
Name of Witness

20 Seymour Road
Address of Witness

London SW 18 5JA

Insurance Chairman
Occupation of Witness

Executed as a Deed by	)
The Bregal Institutional	)
Affiliates Fund II L.P.	)
acting by its manager,	)
Bregal Capital LLP, acting by an	)
authorised signatory	)
in the presence of:	)

Authorised signatory

Signature of Witness

M. C. Watson
Name of Witness

20 Seymour Road
Address of Witness

London SW 18 5JA

Insurance Chairman
Occupation of Witness

Executed as a Deed by	)
The Bregal Fund III L.P.	)
acting by its manager,	)
Bregal Capital LLP, acting by an	)
authorised signatory	)
in the presence of:	)

Authorised signatory

Signature of Witness

M. C. Watson
Name of Witness

20 Seymour Road
Address of Witness

London SW 18 5JA

Insurance Chairman
Occupation of Witness

Signed as a Deed by Michael Watson	) )
in the presence of:	)

Signature of Witness

Paul Donovan
Name of Witness

Gallery 9, One Lime Street
Address of Witness

London, EC3M 7HA

Lawyer
Occupation of Witness

Signed as a Deed by	)
James Giordano	)
in the presence of:	)

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

Signed as a Deed by	)
Michael Watson	)
in the presence of:	)

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

Signed as a Deed by James Giordano in the presence of:	) ) )

Signature of Witness

Susan J. Patschak
Name of Witness

4 Skyline Drive
Address of Witness

Smiths FL08 Bermuda

CEO Canopius Bermuda
Occupation of Witness

Signed as a Deed by	)
Robert Law	)
in the presence of:	)

Signature of Witness

Paul Donovan
Name of Witness

Gallery 9, One Lime Street
Address of Witness

London, EC3M 7HA

Lawyer
Occupation of Witness

Signed as a Deed by	)
Stephen Manning	)
in the presence of:	)

Signature of Witness

Paul Donovan
Name of Witness

Gallery 9, One Lime Street
Address of Witness

London, EC3M 7HA,

Lawyer
Occupation of Witness

Signed as a Deed on behalf of	)
Canopius Group Limited, a	)
company incorporated in the Island	)
of Guernsey	)

by:

being a person who, in accordance with the laws of that territory, is acting under the authority of that company

Signed as a Deed by	)
Robert Law	)
in the presence of:	)

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

Signed as a Deed by	)
Stephen Manning	)
in the presence of:	)

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

Signed as a Deed on behalf of	)
Canopius Group Limited, a	)
company incorporated in the Island	)
of Guernsey	)

by:

being a person who, in accordance with the laws of that territory, is acting under the authority of that company

EXHIBIT B

MERGER AGREEMENT TERM SHEET

This Merger Agreement Term Sheet has been prepared in connection with, and forms an integral part of, the Master Transaction Agreement, dated as of April 25, 2012 (the “Master Transaction Agreement”), by and among Canopius Group Limited, a Guernsey limited company (“Parent”), Canopius Holdings Bermuda Ltd., a Bermuda limited company (“Bermuda Holdco”), Canopius Mergerco, Inc., a Delaware corporation (“Delaware Holdco”), and Tower Group, Inc., a Delaware corporation (“Investor”) (each, a “Party” and, collectively, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Master Transaction Agreement.

I.	TRANSACTION STRUCTURE

Parties to Merger Agreement:	Investor, Delaware Holdco and Merger Sub.

“Investor” means Tower Group, Inc., a Delaware corporation.

“Delaware Holdco” means Canopius Mergerco, Inc., a Delaware corporation that (after its contribution to Top Holdco as contemplated by Section 4.6(a)(i) of the Master Transaction Agreement) is wholly owned by Top Holdco, a Delaware corporation that is wholly owned by Bermuda Holdco.

“Merger Sub” means a newly formed Delaware corporation that is wholly owned by Delaware Holdco.

General Structure:	A reverse triangular merger whereby Merger Sub will merge with and into Investor, with Investor continuing as the surviving corporation and a wholly owned Subsidiary of Delaware Holdco.

Third Party Sale:	Effective immediately prior to the consummation of the Merger, Parent shall sell all of the issued and outstanding Bermuda Holdco Shares (other than the Bermuda Holdco Shares to be paid to the stockholders of Investor as consideration in connection with the Merger) to the Equity Investors at a purchase price in cash equal to the sum of the Tangible Net Asset Value of Bermuda Holdco as of the Third Party Sale Closing Date (after giving effect to the Restructuring) plus, such additional amount equal to the value of the Retained Business as to which Parent and the Equity Investors may agree; provided, however, that for purposes of determining the purchase price pursuant to the foregoing, the value of the Retained Business shall include an amount calculated and agreed by Investor and Parent, acting in good faith and reasonably, equal to the excess of the value of Bermuda Insurer’s expected future income arising after Merger Closing from the Retained Business over the value of Investor’s expected future income arising after the Merger Closing from the Investor 2011 Contract and the Investor 2012 Contract assuming, for this purpose, that such contracts were not commuted or cancelled (the “Third Party Sale”). Consummation of the Merger will be conditional on the completion of the Third Party Sale.

Merger Consideration:	At the effective time of the Merger, among other things, (i) each share of Investor common stock, par value $0.01 per share (“Investor Shares”), then issued and outstanding will be cancelled and automatically converted into and become the right to receive a certain number of shares of Bermuda Holdco common stock, par value $0.01 per share, and a certain amount of cash, in each case as may be determined by Investor in its sole discretion (collectively, the “Merger Consideration”), (ii) each outstanding restricted share of Investor common stock, whether or not vested, will become fully vested and free of forfeiture restriction and converted into the right to receive a cash payment equal to the fair market value of the Merger Consideration as of the Merger Closing Date and (iii) each outstanding option to acquire Investor Shares, whether or not vested, will be converted into the right to receive a cash payment equal to the excess, if any, of the dollar value of the Merger Consideration over the per share exercise price of such option, multiplied by the number of shares covered by such option.

II.	REPRESENTATIONS, WARRANTIES AND COVENANTS

Representations and Warranties:	In the Merger Agreement, Delaware Holdco shall provide representations and warranties relating to itself and its Subsidiaries as of the date of the Merger Agreement no less favorable to Investor than those contained in the Master Transaction Agreement under Section 2.1 (Corporate Status), Section 2.2 (Corporate and Governmental Authorization), Section 2.3 (Non-Contravention), Section 2.4 (Capitalization; Title to Shares) and Section 2.7 (Undisclosed Liabilities), with such changes as are necessary to reflect the structure, timing and goals of the Merger described in this Merger Agreement Term Sheet, and such other customary representations and warranties as Investor may reasonably request from Delaware Holdco or Merger Sub.

Investor shall only provide representations and warranties in the Merger Agreement relating to its corporate status, corporate and government authorization and non-contravention, which representations and warranties shall be substantially similar to those contained in Section 3.1 (Corporate Status), Section 3.2 (Corporate and Governmental Authorization) and Section 3.3 (Non-Contravention) of the Master Transaction Agreement.

General Covenants:

The Merger Agreement shall provide for customary covenants relating to Delaware Holdco and its Subsidiaries that are no less favorable to Investor than those contained in the Master Transaction Agreement under Section 4.1 (Operating Limitations), Section 4.2 (Notice of Certain Events), Section 4.3 (Access to Information; Confidentiality), Section 4.4 (Public Announcements), Section 4.5 (Consents, Approvals and Filings), and Section 4.10 (Further Assurances), with such changes as are necessary to reflect the structure, timing and goals of the Merger described in this Merger Agreement Term Sheet, and such other customary covenants as Investor may reasonably request from Delaware Holdco and Merger

Sub. The parties to the Merger Agreement shall cooperate to effect the Merger in a manner reasonably satisfactory to Investor from a tax perspective.

III.	Closing

General; Closing Conditions	The closing of the Third Party Sale and the closing of the Merger (the “Closing”) shall take place two Business Days following satisfaction of the following conditions (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction of those conditions):

(a)	approval of the Merger and adoption of the Merger Agreement by Investor Stockholders;

(b)	all consents, approvals and actions of, filings with and notices to any Governmental Authority required of Investor to consummate the Merger shall have been obtained or made; and

(c)	the Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

Effects of the Merger:	Upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into Investor at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and Investor shall continue as the surviving corporation (the “Surviving Corporation”).

Subject to the provisions of the Merger Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by Investor and as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated by Investor and specified in such certificate of merger (the date and time the Merger becomes effective being the “Effective Time”).

At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith be cancelled and cease to exist and be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation and which shall be held by Delaware Holdco.

Officers and Directors:	From and after the Effective Time, the officers and directors of each of Delaware Holdco, Bermuda Holdco and the Surviving Corporation shall be determined in accordance with the Merger Agreement and related documents.

Investor Termination Rights:	Investor shall have no obligation to consummate the Merger and may terminate the Merger Agreement in its sole discretion at any time and for any reason without liability.

IV.	Other

Governing Law:	The Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into therein, without regard to principles of choice of law or conflicts of laws that might lead to the application of laws other than the laws of the State of Delaware.

Specific Performance:	The parties agree that irreparable damage would occur to Investor if any provision of the Merger Agreement applicable to Delaware Holdco or Merger Sub were not performed in accordance with the terms thereof and that Investor shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions of the Merger Agreement.

EXHIBIT C

THE RESTRUCTURING

(Clause 4.6(a)(v))

1.	Parent and Investor will cooperate and work together in good faith to seek to identify promptly after the date of this Agreement:

(a)	the specific Contracts of insurance and assumed reinsurance pursuant to which Bermuda Insurer insures or reinsures risk that will be retained by Bermuda Insurer after the Merger Closing (the “Retained Business”). The Retained Business shall comprise:

(i)	the loss reserves and unearned premium reserves relating to all third party business written by Bermuda Insurer;

(ii)	25% of Bermuda Insurer’s 72.58% economic interest in the 2010 underwriting Year of Account of Syndicate 4444 under its quota share reinsurance arrangement with Canopius Capital Two Limited, dated December 30, 2009 and as amended, which for the avoidance of doubt includes Bermuda Insurer’s interests in the reserves and loss adjustment reserves relating to the 2010 underwriting Year of Account of Syndicate 4444;

(iii)	10.14% of the Bermuda Insurer’s 67.65% economic interest in the 2011 pure underwriting Year of Account of Syndicate 4444 under its quota share reinsurance arrangement with Flectat Limited (“Flectat”), dated December 15, 2010 and as amended, which for the avoidance of doubt includes Bermuda Insurer’s interests in the reserves, loss adjustment reserves and unearned premium reserves relating to the 2011 underwriting Year of Account of Syndicate 4444, subject to Investor commuting or cancelling its reinsurance (“Investor 2011 Contract”) of Flectat. The 10.14% interest will increase to 25% with respect to the Bermuda Insurer’s interests in the incoming RITC of the 2010 and prior underwriting Years of Account of Syndicate 4444; and

(iv)	10.33% of the Bermuda Insurer’s 58.09% economic interest in the 2012 underwriting Year of Account of Syndicate 4444 under its quota share reinsurance arrangement with Flectat, dated December 1, 2011 and as amended, which for the avoidance of doubt includes Bermuda Insurer’s interests in the reserves, loss adjustment reserves and unearned premium reserves relating to the 2012 underwriting Year of Account of Syndicate 4444, subject to Investor commuting or cancelling its reinsurance (“Investor 2012 Contract”) of Canopius Capital Eleven Limited (“CC11L”). The 10.33% interest will increase to 25% with respect to the Bermuda Insurer’s interests in the incoming RITC to the extent that it relates to the 2010 and prior underwriting Years of Account of Syndicate 4444.

(b)	the steps through which the Contracts of insurance and assumed reinsurance not included in the Retained Business will be transferred from Bermuda Insurer;

(c)	the employees to be hired by Bermuda Insurer (the “Bermuda Employees”), which employees are intended to support the Retained Business after the Merger Closing; and

(d)	the systems and other non-insurance assets necessary to support such Retained Business and other business operations of Investor and its Affiliates and the other non-insurance assets that will also be retained by Bermuda Holdco or Bermuda Insurer after the Merger Closing (the “Retained Assets”).

2.	Parent will use its Reasonable Best Efforts to cause, as of the Merger Closing, Bermuda Holdco to have no Subsidiaries (other than Top Holdco, Delaware Holdco, Merger Sub, and Bermuda Insurer) and shall cause Condor Underwriting Bermuda Limited to be transferred from Bermuda Holdco to another Condor Group Company (not being Bermuda Holdco or a Subsidiary of Bermuda Holdco). Parent will, as at the Merger Closing, cause Bermuda Insurer to continue to be a wholly owned Subsidiary of Bermuda Holdco.

3.

Parent and Investor agree that any transfer of any Subsidiary or other assets of Bermuda Holdco required as a result of paragraph 2 above shall be carried out through a distribution or by a sale in an arm’s-length transaction for cash at no more than fair market value and in a manner that is mutually acceptable to Investor and Parent and that any other transaction required to be effected pursuant to this Exhibit C shall be effected on arm’s-length terms at no more than fair market value.

4.	Parent will use reasonable efforts to cause (a) the Retained Business to continue to be in full force and effect, (b) Bermuda Insurer to continue to hold such Retained Business subject to any losses arising in the ordinary course of business and (c) the Bermuda Employees to be employed by, and continue employment with, Bermuda Holdco or Bermuda Insurer.

5.	Parent and Investor will agree or determine the consolidated Tangible Net Asset Value of Bermuda Holdco as of the Merger Closing in accordance with paragraph 6 below.

6.	The consolidated Tangible Net Asset Value of Bermuda Holdco as of the Merger Closing will be calculated on the basis that the consolidated net assets of Bermuda Holdco consist solely (and such assets shall consist solely) of marketable securities and cash (before taking into account any dividend or other distribution to be determined pursuant to paragraph 8 below) and such systems and other insurance and non-insurance assets and liabilities held in connection with or necessary to support such Retained Business and loss reserves and unearned premium, if any, associated with the Retained Business determined by agreement in writing between Parent and Investor.

7.	Following the Merger Closing, Investor shall cause Bermuda Insurer to deposit sufficient funds at Lloyd’s, co-mingled as necessary, with the funds at Lloyd’s of Canopius Capital Two Limited or Flectat or CC11L to support Bermuda Insurer’s underwriting at Lloyd’s until such time that such funds at Lloyd’s are released by Lloyd’s after the closure of the 2012 Year of Account and all prior underwriting Years of Account.

8.	Subject to its obligation to maintain the Retained Business and the Retained Assets and subject to Law and the receipt of all necessary consents or approvals from any Governmental Authority, Parent shall, at the request of Investor prior to the Merger Closing, cause Bermuda Holdco to pay a dividend or other distribution of income or capital, after which the Tangible Net Asset Value of Bermuda Holdco for the purposes of Section 4.6(b)(ii) will be the consolidated Tangible Net Asset Value agreed or determined by paragraphs 5 and 6 above after giving effect to such dividend or other distribution.

The fair value amount of the dividend or distribution shall, if made in cash, be the amount of the cash paid and, if made in other than cash, the fair value amount of the dividend or distribution shall be determined, mutatis mutandis, by the provisions of paragraphs 5 and 6 above.

9.	If and to the extent that Bermuda Holdco is unable or not permitted to declare, make, or pay the dividend or distribution of capital referred to in paragraph 8 above, the Tangible Net Asset Value of Bermuda Holdco for the purposes of Section 4.6(b)(ii) shall be the consolidated Tangible Net Asset Value agreed or determined by paragraphs 5 and 6 above less the fair value amount of the dividend or other distribution (if any) which is permitted to be paid or made.

10.	Parent and Investor shall cooperate and work together in good faith to ensure that the loss and loss adjustment expense reserves supporting the Retained Business will be determined by Parent’s internal actuary’s best estimate of the adequacy and sufficiency of such reserves consistent with (a) Parent’s accounting policy for establishing the loss and loss adjustment reserves and (b) Parent’s best practice for establishing such reserves.

11.	Investor shall have the right, at the cost of Investor, to cause such reserves to be evaluated by an independent third party actuarial firm engaged by Investor for the purpose of confirming the adequacy and sufficiency of such reserves and certifying in writing as to their adequacy and sufficiency.

12.	If, at the end of such process, there is a dispute between Investor and Parent as to the adequacy and sufficiency of such reserves, Investor and Parent shall jointly engage another independent actuarial firm to resolve such dispute, which resolution of such independent actuarial firm shall be final and binding on Investor and Parent. The costs of such third independent actuarial firm shall be borne by Investor.

13.	Parent and Investor agree that the determination of the appropriate amount of such reserves pursuant to this process shall be completed prior to the Merger Closing.

Exhibit D

Offer Announcement

Tower Group Announces Strategic Investment in Canopius

NEW YORK—April 25, 2012—Tower Group, Inc. (Tower) announced today that it has committed to invest $75 million (based on the current exchange rate) in Canopius Group, Ltd. (Canopius), a privately owned Lloyd’s insurance holding company domiciled in Guernsey, Channel Islands. Canopius’s principal business is insurance and reinsurance underwriting through Lloyd’s syndicates managed by Canopius Managing Agents Limited (CMA) and reinsurance through Canopius Bermuda Limited (CBL). The investment is subject to completion of the acquisition by Canopius of Omega Insurance Holdings Limited (Omega), an international insurance and reinsurance group listed on the London Stock Exchange and domiciled in Bermuda. Canopius publicly announced an offer to acquire Omega earlier today.

Under the terms of the agreements executed by Tower and Canopius, should Canopius close its proposed acquisition of Omega, Tower would acquire 10.7% of the ordinary share capital of Canopius (the Investment) and have the right to appoint one member of the Canopius board of directors. Canopius has also committed to assist Tower, at Tower’s option, with the establishment of a presence at Lloyd’s (the Lloyd’s Transaction), subject to the required approval of Lloyd’s and the Financial Services Authority. Finally, Tower would acquire an option (the Option), exercisable in its sole discretion, to combine with the Bermuda reinsurance business currently operated by Canopius, which combination, if effected, is expected to enhance the profitability of Tower’s Bermuda reinsurance operations.

The Investment is subject to the completion of the acquisition of Omega by Canopius, which acquisition itself is subject to various conditions including the receipt of required regulatory approvals and the absence of any legal impediment to the Investment. The Lloyd’s Transaction and the exercise of the Option are subject to the execution of definitive documentation, to the approval of Tower’s Board of Directors, to the completion of the acquisition of Omega by Canopius and to any other applicable approvals including, with respect to the Lloyd’s Transaction, the approval of Lloyd’s and the FSA. Should Canopius’s acquisition of Omega not be completed, Tower would not be required to effect the Investment, but would remain a reinsurer of Canopius under its existing reinsurance arrangements.

Commenting on the transaction, Tower President and CEO Michael Lee noted “We are pleased with the opportunity to make a significant investment in Canopius to further expand our business relationship, which we commenced in July, 2011 as a quota share reinsurer of Canopius. We have a very high regard for the Canopius management team led by its Executive Chairman, Michael Watson, and its strong track record and expertise in the specialty and international business underwritten through the Lloyd’s market. In connection with the Investment, we have also been provided the opportunity to achieve two very important strategic objectives. First, through the Lloyd’s Transaction, we intend to significantly accelerate our involvement with the Lloyd’s market and its access to profitable specialty and international business. Secondly, through the Option, we will have the opportunity to work with Canopius to carefully evaluate various transaction structures, including a combination with the Bermuda reinsurance business currently operated by Canopius, to enhance our overall profitability. We intend to exercise this Option if we believe that the execution of the merger would allow us to achieve a return on equity in excess of our current target range of 10% to 12%.”

About Tower Group, Inc.

Tower Group, Inc. offers diversified property and casualty insurance products and services through its operating subsidiaries. Its insurance company subsidiaries offer insurance products to individuals and small to medium-sized businesses through its network of retail and wholesale agents and specialty business through program underwriting agents. Tower’s insurance services subsidiaries provide underwriting, claims administration, operational and technology services for other insurance companies.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release and any other written or oral statements made by or on behalf of Tower may include forward-looking statements that reflect Tower’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “project,” “intend,” “estimate,” “anticipate,” “believe” and “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Please refer to Tower’s filings with the SEC, including among others Tower’s Annual Report on Form 10-K for the year ended December 31, 2011, for a description of the important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Forward-looking statements speak only as of the date on which they are made, and Tower undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For more information, visit Tower’s website at http://www.twrgrp.com/

Our Commercial Insurance Segment offers a broad range of commercial lines property and casualty insurance products to small to mid-sized businesses distributed through a network of retail and wholesale agents on both an admitted and non-admitted basis. This segment also includes reinsurance solutions provided primarily to small insurance companies;

Our Personal Insurance Segment offers a broad range of personal lines property and casualty insurance products to individuals distributed through a network of retail and wholesale agents; and

Our Insurance Services Segment provides underwriting, claims administration, operational and technology services for other insurance companies.

Contact Information:

Bill Hitselberger

Executive Vice President and Chief Financial Officer

Tower Group, Inc.

212-655-2110

bhitselberger@twrgrp.com

EXHIBIT E

TAX CERTIFICATION

The certifications, representations and warranties to be included in the certificate to be provided by Parent to counsel to Investor pursuant to Section 4.6(a)(vi) shall include, among others, the following:

1. As of the time immediately prior to the Third Party Sale, (a) the authorized capital stock of Bermuda Holdco consists of a single class of [—] ordinary shares, par value $[1] per share, of which [            ] shares are issued and outstanding, (b) Parent owns beneficially and of record [            ] of such shares, and has beneficially and of record owned such shares (and no other shares) of Bermuda Holdco since January 1, 2010, and (c) all of such issued and outstanding shares not owned by Parent are owned by Merger Sub and have been owned by Merger Sub since [—], 2012.

2. Except as may be permitted by Section 4.1(b) of the Master Transaction Agreement, since January 1, 2010, Parent has not made any capital contribution to Bermuda Holdco or to any Subsidiary of Bermuda Holdco (including by way of transfer pricing that is favorable to Bermuda Holdco or its applicable Subsidiary). Any capital contributions made by Parent to Bermuda Holdco or to any Subsidiary of Bermuda Holdco prior to [January 1, 2010] were not made in connection with the Merger.]

3. Delaware Holdco, a Delaware corporation, was formed on [—], 2012. Since such date its authorized capital stock has consisted of [—] shares, par value $[—] per share, of which [—] shares are issued and outstanding. From its date of formation through [—], 2012, Bermuda Holdco owned beneficially and of record all of the shares of capital stock of Delaware Holdco, free and clear of all Liens. From [—], 2012, Top Holdco has owned beneficially and of record all of the shares of capital stock of Delaware Holdco, free and clear of all Liens.

4. Top Holdco, a Delaware corporation, was formed on [—], 2012. Since such date its authorized capital stock has consisted of [—] shares, par value $[—] per share, of which [—] shares are issued and outstanding. Bermuda Holdco has since Top Holdco’s formation owned beneficially and of record all of the shares of capital stock of Top Holdco, free and clear of all Liens.

5. Merger Sub, a Delaware corporation, was formed on [—], 2012. Since such date its authorized capital stock has consisted of [—] shares, par value $[—] per share, of which [—] shares are issued and outstanding. Delaware Holdco has since Merger Sub’s formation owned beneficially and of record all of the shares of capital stock of Merger Sub, free and clear of all Liens.

6. Except for the Third Party Sale Agreement and the Merger Agreement, there are no outstanding (i) shares of capital stock or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries, (ii) securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries, (iii) options or other rights or Contracts or commitments of any kind to acquire or to issue, transfer or sell, any capital stock of or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries or securities convertible into or exercisable or exchangeable for capital stock of or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries, (iv) voting trusts, proxies or other similar Contracts or commitments to which any Canopius Group Company is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries. There are no outstanding obligations of the Canopius Group Companies to repurchase, redeem or otherwise acquire any of the securities described in clauses (i), (ii) or (iii) of the previous sentence.

7. Bermuda Insurer was incorporated on [—], 2007, has engaged in the business of insuring or reinsuring third parties and other Canopius Group Companies with effect from [—] using employees provided by Canopius Underwriting Bermuda Limited and such business continues to the date of the Merger.

EXHIBIT F

EXPENSE REIMBURSEMENT

1. The parties will cooperate and work together in good faith to prepare promptly after the date of this Agreement, a detailed budget of the reasonable out-of-pocket third party costs and expenses (“Costs Budget”) for each of the Transactions (including estimated major items of expenditure) broken down on a monthly basis for each of the Transactions and containing such further information as any of the parties may reasonably request as to any and all matters relating to the projected costs and expenses for each of the Transactions.

For the avoidance of doubt the parties agree that such costs and expenses shall include (a) if paid by the Parent or its Subsidiaries, the costs and expenses of the firms of actuaries referred to in Exhibit C and (b) any bank fees and charges incurred by the Parent or its Subsidiaries as a result of any rearrangement or refinancing of the Condor Group’s Funds at Lloyd’s required to be made as a result of the Transactions.

2. Parent will keep and maintain reasonably detailed records and documentation showing the out-of-pocket third party costs and expenditure incurred by the Parent and its Subsidiaries in connection with each of the Transactions and will submit to the Investor within 30 Business Days of the end of each month a statement (a “Costs Statement”) of the out-of-pocket third party costs and expenses incurred by the Parent and its Subsidiaries (including, if applicable, any costs of any employees in accordance with paragraphs 4 to 6 (inclusive) below and any irrecoverable value added tax but excluding transfer or similar Taxes or Taxes imposed on any gains) in connection with the Transactions broken down for each of (i) the Merger (“Merger Expenses”), (ii) the SPS Transaction (“SPS Expenses”) and (iii) the Managing Agency Acquisition (“Managing Agency Expenses”). The Costs Statement will show an analysis, review and reconciliation of the Merger Expenses, the SPS Expenses and the Managing Agency Expenses with the Costs Budget for the corresponding month.

3. Where any individual item of cost or expenditure (aggregating, for this purpose, any reasonably related individual costs and expenses) is reasonably expected to exceed $50,000, Parent shall: (i) obtain, if required by Investor, to the extent reasonably practicable, estimates or quotes for the work involved and (ii) the prior written approval of Investor (not to be unreasonably withheld, conditioned or delayed), in either case, in advance of such costs or expenditure being incurred.

4. Investor acknowledges that Parent and its Subsidiaries will be retaining or employing certain employees (such employees, if retained by Parent or any of its Subsidiaries at the written request of Investor, (not to be unreasonably withheld conditioned or delayed) the “Retained Employees”) solely for and in connection with the Transactions, and Investor agrees to reimburse Parent or its relevant Subsidiary for all reasonable costs and expenses of employment or termination (including, but not limited to, salaries, fees, pension costs, other benefits and expenses, national insurance, redundancy, tax and PAYE (if applicable)) incurred by Parent or such Subsidiary as a direct result of retaining and continuing to employ such Retained Employees or terminating them if: (i) so required at the request of the Investor or (ii) as Parent considers reasonably necessary.

5. If the services, or any part of them, carried out by the Retained Employees in relation to the Transactions are in future transferred to: (a) Investor; or (b) any other third party on Investor’s behalf, then Parent and Investor shall (and shall procure any third party shall) co-operate and work with each other in good faith to transfer (whether pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 or otherwise) or novate the contracts of employment or for services of each relevant Retained Employee to Investor or any relevant third party (“Relevant Transfer”), it being acknowledged and understood that Investor shall not be obligated to hire any such Retained Employees or, once hired and to the extent permitted by applicable Law, to employ any such Retained Employees on an other than “at-will” basis.

6. Where a Relevant Transfer occurs, Parent shall comply with and discharge its obligations to or in respect of the Retained Employees in the period prior to the Relevant Transfer, and shall be liable in respect of any claims made by the Retained Employees in relation to the period up to the Relevant Transfer, and Investor shall

(or shall procure any third party shall) assume liability for, comply with and discharge its obligations to or in respect of the Retained Employees on and from the Relevant Transfer and Investor shall be liable in respect of any claims made by the Retained Employees in relation to the period on and from the Relevant Transfer.

7. Investor shall reimburse Parent within 10 Business Days after the date on which any Costs Statement is submitted to Investor in accordance with paragraph 2 above for the costs and expenses set out in such statement in accordance with the terms of this Exhibit F; provided that, from and after the time at which the Merger Exercise Price is paid pursuant to Section 4.6 and for so long as the sum of (i) the Merger Expenses plus (ii) the Offset Expenses (as defined below) does not exceed the Merger Exercise Price, Investor may, by delivery of a written notice to Parent and in lieu of reimbursing Parent for any such costs and expenses under the foregoing provisions of this paragraph 7, designate such expenses (or any portion thereof) “Offset Expenses” for purposes of this Agreement.

8. If, as of the date that is 45 days after the time at which the last of the obligations of Parent to effect the Transactions under Section 4.6, Section 4.7 or Section 4.8 has been satisfied or expired, the Merger Exercise Price exceeds the sum of (i) the Merger Expenses plus (ii) the Offset Expenses, then Parent shall promptly pay to Investor by wire transfer of immediately available funds an amount equal to such excess.

Annex C

FORM OF

AMENDED AND RESTATED BYE-LAWS

OF

TOWER GROUP INTERNATIONAL, LTD.

(Adopted as of [—], 2012)

Schedule – Form A (Bye-law 71)

INTERPRETATION

1. Interpretation

(1) In these Bye-laws the following words and expressions shall, where not inconsistent with the context, have the following meanings:

(a) “Act” means the Companies Act 1981 as amended from time to time;

(b) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person, provided, that no Member of the Company shall be deemed an Affiliate of another Member solely by reason of an investment in the Company. For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise;

(c) “Auditor” means any Person appointed to audit the accounts of the Company;

(d) “Board” means the Board of Directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the Directors present at a meeting of Directors at which there is a quorum;

(e) “Business Day” means any day, other than a Saturday, a Sunday or any day on which banks in Hamilton, Bermuda or The City of New York, United States, are authorised or obligated by law or executive or other order to close;

(f) “Cause” means (i) habitual drug or alcohol use which impairs the ability of the Director to perform his/her duties hereunder; (ii) Director’s conviction by a court of competent jurisdiction, or a pleading of “no contest” or guilty to a felony or the equivalent if outside the United States; (iii) Director’s engaging in fraud, embezzlement or any other illegal conduct with respect to the Company, which acts are materially harmful to, either financially, or to the business reputation of, the Company; (iv) Director’s willful failure or refusal to perform his or her duties as a director, or (vi) the Director otherwise breaches any material written Company policy regarding the conduct of its directors and such breach results in material economic or reputational harm to the Company;

(g) “Common Shares” means the common shares of the Company, initially having a par value of US$0.01 per share, and includes a fraction of a Common Share;

(h) “Company” means the company for which these Bye-laws are approved and confirmed;

(i) “Director” means a director of the Company;

(j) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, or any federal statute from time to time in effect that has replaced such statute, and any reference in these Bye-laws to a provision of the Exchange Act or a rule or regulation promulgated thereunder means such provision, rule or regulation as amended from time to time or any provision of a federal law, or any federal rule or regulation, from time to time in effect that has replaced such provision, rule or regulation;

(k) “general meeting,” “general meeting of the Company,” “special general meeting” and “special general meeting of the Company” each means a meeting of the Members of the Company having the right to attend and vote thereat;

(l) “Member” means the Person registered in the Register of Members as the holder of shares in the Company and, when two or more Persons are so registered as joint holders of shares, means the Person whose name stands first in the Register of Members as one of such joint holders or all of such Persons as the context so requires;

(m) “Notice” means written notice as further defined in these Bye-laws unless otherwise specifically stated;

(n) “Officer” means any Person appointed by the Board to hold an office in the Company;

(o) “Person” means any individual, company, corporation, firm, partnership, limited liability company, trust or any other business, enterprise, entity or person, whether or not recognised as constituting a separate legal entity;

(p) “Register of Directors and Officers” means the Register of Directors and Officers referred to in these Bye-laws;

(q) “Register of Members” means the Register of Members referred to in these Bye-laws;

(r) “Resident Representative” means any Person appointed to act as resident representative and includes any deputy or assistant resident representative;

(s) “Secretary” means the person appointed to perform any or all the duties of secretary of the Company and includes any deputy or assistant secretary and any Person appointed by the Board to perform any of the duties of the Secretary;

(t) “Securities Act” means the United States Securities Act of 1933, as amended from time to time, or any federal statute from time to time in effect which has replaced such statute, and any reference in these Bye-laws to a provision of the Securities Act or a rule or regulation promulgated thereunder means such provision, rule or regulation as amended from time to time or any provision of a federal law, or any federal rule or regulation, from time to time in effect that has replaced such provision, rule or regulation;

(u) “share” means any share or any class or series of shares in the share capital of the Company, whether issued and outstanding or not, and includes a fraction of a share;

(v) “Subsidiary”, with respect to any Person, means a company, more than fifty percent (50%) (or, in the case of a wholly owned subsidiary, one hundred percent (100%)) of the outstanding voting shares of which are owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or any such Person and one or more other Subsidiaries;

(w) “Treasury Share” means a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled;

(x) “United States” and “U.S.” each means the United States of America and any territory and political subdivision thereof;

(2) In these Bye-laws, where not inconsistent with the context:

(a) words denoting the plural number include the singular number and vice versa;

(b) words denoting the masculine gender include the feminine gender;

(c) words importing persons include companies, associations or bodies of persons whether corporate or not;

(d) the word:

(i) “may” shall be construed as permissive; and

(ii) “shall” shall be construed as imperative;

(e) unless otherwise provided herein words or expressions defined in the Act shall bear the same meaning in these Bye-laws; and

(f) the term “entire Board” means the total number of Directors that the Company would have if there were no vacancies.

(3) Expressions referring to writing or written shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in a visible form.

(4) Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

(5) In these Bye-laws, (a) powers of delegation shall not be restrictively construed but the widest interpretation shall be given thereto, (b) the word “Board” in the context of the exercise of any power contained in these Bye-laws includes any committee consisting of one or more individuals appointed by the Board, any Director holding executive office and any local or divisional Board, manager or agent of the Company to which or, as the case may be, to whom the power in question has been delegated in accordance with these Bye-laws, (c) no power of delegation shall be limited by the existence of any other power of delegation and (d) except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any Person who is for the time being authorised to exercise it under Bye-laws or under another delegation of the powers.

(6) In applying any provision of these Bye-laws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

BOARD OF DIRECTORS

2. General powers

The property, affairs and business of the Company shall be managed and conducted by the Board.

3. Management of the Company

(1) In managing the property, affairs and business of the Company, the Board may exercise all such powers of the Company as are not, by applicable law or by these Bye-laws, required to be exercised by the Company in general meeting and the business, property and affairs of the Company shall be so controlled by the Board. The Board also may present any petition and make any application in connection with the winding up, liquidation or reorganization of the Company.

(2) No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

4. Number of Directors

Subject to the rights, if any, of holders of preferred shares of the Company to elect Directors of the Company, the Board shall consist of no fewer than five (5) or more than thirteen (13) Directors, the exact number thereof to be determined from time to time by resolution duly adopted by the Board.

5. Classified Board; Election of Directors

The Directors of the Company, subject to the rights, if any, of the holders of preferred shares of the Company, shall be elected by the Members and classified with respect to the time for which they severally hold office, into three (3) classes, as nearly equal in number as possible, one class (“Class I”) whose initial term expires at the 2013 annual general meeting of the Company, another class (“Class II”) whose initial term expires at the 2014 annual general meeting of the Company, and another class (“Class III”) whose initial term expires at the 2015 annual general meeting of the Company, with each class to hold office until its successors are elected. Except as otherwise provided in Bye-laws 7 and 12, at each annual general meeting of the Company, and subject to the rights, if any, of the holders of preferred shares of the Company, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual general meeting of the Company held in the third year following the year of their election. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any Director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other Directors of that class, but in no case shall a decrease in the number of Directors shorten the term of any Director then in office.

6. Defects in appointment of Directors

All acts done bona fide by any meeting of the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, be as valid as if every such person had been duly appointed to be a Director or act in the relevant capacity.

7. Resignations of Directors

Any Director may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless so specified therein.

8. Vacancies of Directors

(1) Subject to the rights of the holders, if any, of preferred shares of the Company to elect additional Directors under specified circumstances, if the office of any Director becomes vacant for any reason, including but not limited to newly created directorships resulting from any increase in the number of Directors or a vacancy resulting from the removal of a Director for Cause, the remaining Directors in office, by a majority vote may appoint any person to fill such vacancy. A Director so appointed shall hold office for the balance of the term of such vacant Board position, or until such Director’s successor is elected or appointed or such Director’s office is otherwise vacated, provided, that any Director elected to fill a newly created directorship shall be of the class specified by the Board at the time the newly created directorship was created. A Director elected to fill a vacancy of a newly created directorship shall hold office until his or her successor has been elected or until hisoffice is otherwise vacated pursuant to Bye-law 8(3).

(2) The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act for the purpose of (a) summoning a general meeting of the Company or (b) preserving the assets of the Company.

(3) The office of Director shall be deemed to be vacated if the Director:

(a) is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b) is or becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c) is or becomes of unsound mind or dies; or

(d) resigns his or her office by notice in writing to the Company.

9. Meetings of Directors

(1) A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. Notice of a meeting of the Board must be provided at least two (2) days in advance of such meeting, and must state the date, time, place (which shall not be in the United States of America) and the general nature of the business to be considered at the meeting unless the Directors unanimously agree to waive notice of such meeting. Notwithstanding the foregoing, shorter notice shall be valid if it is reasonable under the circumstances.

(2) Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director orally in person or by telephone or otherwise communicated or sent to such Director by post, electronic mail, facsimile or other mode of representing words in a legible and non-transitory form at such Director’s last known address or any other address given by such Director to the Company for this purpose.

10. Quorum of the Board

A majority of the entire Board shall constitute a quorum for the transaction of business, and the acts of a majority of the Directors present at a meeting at which a quorum is present shall be the acts of the Board, unless otherwise provided by applicable law or these Bye-laws. If at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned.

11. Compensation

Directors and members of any committee created by the Board shall be entitled to such reasonable compensation for their services as Directors and members of such committee as shall be fixed from time to time by the Board, and shall also be entitled to reimbursement for any reasonable expenses incurred in attending meetings of the Board or of any such committee meetings. Any Director receiving such compensation shall not be barred from serving the Company in any other capacity.

12. Removal of Directors

(1) Members holding a majority of the issued and outstanding shares entitled to vote at a special general meeting or conferring the right to vote on a resolution to remove a Director may, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director for Cause.

(2) Any of the Directors may be removed for Cause by the affirmative vote of a majority of the entire Board then in office.

(3) A Director may be removed by the Members or Directors only at a special general meeting or Board meeting, respectively, called for the purpose of removing him or her, and the meeting notice must contain a statement of the intention so to do and be served on such Director not less than fourteen (14) days before the meeting and at such meeting such Director shall be entitled to be heard on the motion for such Director’s removal.

13. Unanimous written resolutions

A resolution in writing signed by all the Directors or a committee thereof, which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board or a committee thereof duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution, provided, that no such resolution shall be valid unless the last signature of a Director is affixed outside the United States of America. Such resolution shall be deemed to be adopted as an act of the Board or committee thereof, at the place where, and at the time when, the last signature of a Director is affixed thereto. This Bye-law shall not apply to a resolution passed for the purpose of removing a Director for Cause before the expiration of his term under these Bye-laws.

14. Participation in meeting by telephone

Any one or more members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of such telephone, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting is physically assembled, or, if there is no such group, where the chairman of the meeting then is.

15. Power to authorise specific actions

The Board may from time to time and at any time authorise any Person or body of Persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument in the name and on behalf of the Company.

16. Power to appoint attorney

The Board may from time to time and at any time by power of attorney appoint any Person or body of Persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period (or for unspecified length of time) and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of Persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorised under the seal of the Company, execute any deed or instrument under such attorney’s personal seal with the same effect as the affixation of the seal of the Company.

17. Power to appoint and dismiss employees

The Board may appoint, suspend or remove any officer, manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties.

18. Power to borrow and charge property

The Board may exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.

19. Exercise of power to purchase shares of or discontinue the Company

(1) Purchase of common shares

The Company shall have the power to purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit. The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

(2) Power to discontinue the Company

The Board may exercise all the powers of the Company to discontinue the Company to a named country or jurisdiction outside Bermuda pursuant to Section 132G of the Act.

20. Alternate Directors

(1) Any Director (other than an Alternate Director) may at any time by notice appoint any Person to be his alternate Director (an “Alternate Director”). Any appointment or removal of an Alternate Director by a Director shall be effected by depositing a notice of appointment or removal with the Secretary at the registered office of the Company, signed by such Director, and such appointment or removal shall become effective on the date of receipt by the Secretary. Any Alternate Director may be removed by resolution of the Board. Subject as aforesaid, the office of Alternate Director shall continue until the Alternate Director’s appointor ceases for any reason to be a Director. An Alternate Director may act as alternate to more than one Director provided that such person shall not be counted more than once in determining whether or not a quorum is present.

(2) An Alternate Director shall cease to be an Alternate Director (i) if his appointor ceases to be a Director; but, if a Director retires by rotation or otherwise but is reappointed or deemed to have been reappointed at the meeting at which he retires, any appointment of an Alternate Director made by him which was in force immediately prior to his retirement shall continue after his reappointment, (ii) on the happening of any event in relation to the Alternate Director which, if it occurred in relation to his appointor, would result in the termination of the appointor’s directorship, (iii) if he resigns his office by notice to the Company, (iv) if his appointor revokes the appointment in accordance with Bye-law 20(1) or (v) if such Alternate Director is removed by resolution of the Board in accordance with Bye-law 20(1).

(3) An Alternate Director shall be entitled to receive notices of all meetings of Directors, to attend, be counted in the quorum and vote at any such meeting at which any Director to whom he is alternate is not personally present, and generally to perform all the functions of any Director to whom he is alternate in his absence.

(4) Every person acting as an Alternate Director shall (except as regards powers to appoint an alternate and remuneration) be subject in all respects to the provisions of these Bye-laws relating to Directors and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for any Director for whom he is alternate. An Alternate Director may be paid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director.

21. Contracts and disclosure of Directors’ interests

(1) Any Director, or any Person associated with, related to or affiliated with any Director, may act in a professional capacity for the Company and such Director or such Person shall be entitled to reasonable remuneration for professional services as if such Director were not a Director, provided, that nothing herein contained shall authorise a Director or Director’s firm, partner or a company associated with, related to or affiliated with a Director to act as Auditor of the Company.

(2) A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by the Act.

(3) Following a declaration being made pursuant to this Bye-law, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

22. Other interests of Directors

A Director may be or become a director or other officer of or otherwise interested in any Person promoted by the Company or in which the Company may be interested as a member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him or her as a director or officer of, or from his or her interest in, such other Person. The Board may also cause the voting power conferred by the shares in any Person held or owned by the Company to be exercised in such manner in all respects as the Board thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other Person, or voting or providing for the payment of remuneration to the directors or officers of such Person.

COMMITTEES

23. Committees

(1) The Board may, by resolution passed by a majority of the entire Board, designate one (1) or more committees of the Board, each consisting of one (1) or more members. To the extent provided in the resolution, and permitted by law, the committee or committees shall have and may exercise the powers of the Board in the management of the business and affairs of the Company. Any committee or committees shall have the name or names determined from time to time by resolution adopted by the Board. Any vacancy in a committee occurring from any cause whatsoever may be filled by the Board.

(2) The Board may designate one (1) or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board when required.

24. Resignation from committees

Any member of a committee may resign at any time upon notice to the Board. Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the Secretary. The acceptance of a resignation shall not be necessary to make it effective unless so specified therein.

25. Quorum of committees

A majority of the members of a committee shall constitute a quorum. The act of a majority of the members of a committee present at any meeting at which a quorum is present shall be the act of such committee. The members of a committee shall act only as a committee, and the individual members thereof shall have no powers as such.

26. Record of proceedings

Each committee shall keep a record of its acts and proceedings and shall report the same to the Board when and as required by the Board.

27. Organization, meetings, notices for committees

A committee may hold its meetings at the principal office of the Company, or at any other place upon which a majority of the committee may at any time agree. Each committee may make such rules as it may deem expedient for the regulation and carrying on of its meetings and proceedings. Any notice of a meeting of such committee may be given by the Secretary of the Company or by the chairman of the committee and shall be sufficiently given if given to each member at least two (2) days before the day on which the meeting is to be held. Notice of a meeting need not be given to any member who submits a signed waiver of notice before or after the meeting, nor to any Director who attends the meeting without protesting the lack of notice prior to the meeting or at its commencement.

28. Compensation for committee members

The members of any committee shall be entitled to such compensation as may be allowed them by resolution of the Board.

OFFICERS

29. General

The officers of the Company shall be chosen by the Board and shall include a Chief Executive Officer, a President and a Secretary. The Board, in its discretion, may also choose a Chairman of the Board (who must be a Director), Chief Financial Officer, Assistant Chief Financial Officers, Controller, Treasurer, Secretary, Assistant Treasurers and one or more Vice Presidents, Assistant Secretaries, and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law or these Bye-laws. The officers of the Company need not be Directors of the Company except in the case of the Chairman of the Board.

30. Appointment of officers

The Board at its first meeting held after each annual general meeting of the Company shall appoint the officers of the Company who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board; and all officers of the Company shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any vacancy occurring in any office of the Company shall be filled by the Board. The salaries of all officers of the Company shall be fixed by the Board.

31. Voting securities owned by the Company

Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Company may be executed in the name of and on behalf of the Company by the Chief Executive Officer, the President or any Vice President and any such officer may, in the name of and on behalf of the Company, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Company may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Company might have exercised and possessed if present. The Board may, by resolution, from time to time confer like powers upon any other person or persons.

32. Removal of officers

Any officer of the Company may be removed from office, for or without Cause, by a vote of a majority of the Board.

33. Resignation of officers

Any officer of the Company may resign at any time upon notice to the Company. Such resignation shall be in writing and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Secretary. The acceptance of a resignation shall not be necessary in order to make it effective, unless so specified therein.

34. Other officers and agents

The Board may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

35. Chairman of the Board

The Chairman of the Board, and if not, the Chief Executive Officer provided that the Chief Executive Officer is also a Director, if there be one, shall act as chairman at all meetings of the Board and shall have and perform such other duties as from time to time may be assigned to him or her by the Board. In their absence a chairman shall be appointed or elected by the Directors present at the meeting.

36. Chief Executive Officer

The Chief Executive Officer shall be the chief executive officer of the Company and shall have the general powers and duties of supervision and management usually vested in the office of chief executive officer of a company. The Chief Executive Officer shall act as chairman at all meetings of the Members if present thereat, and, in the absence or non-election of the Chairman as chairman at any meeting of the Board, at all meetings of the Board if present thereat, provided that the Chief Executive Officer is also a Director.

37. President

The President shall be the Chief Operating Officer of the Company and shall have general supervision, direction and control of the business of the Company.

38. Vice-President

Each Vice-President shall have such powers and shall perform such duties as shall be assigned to him or her by the Board.

39. Treasurer

The Treasurer, if one be elected, shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Company. The Treasurer, if one be elected, shall deposit all moneys and other valuables in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer, if one be elected, shall disburse the funds of the Company as may be ordered by the Board or the President, taking proper vouchers for such disbursements. The Treasurer, if one be elected, shall render to the President and Board at the regular meetings of the Board, or whenever they may request it, an account of all his transactions as Treasurer and of the financial condition of the Company. If required by the Board, the Treasurer, if one be elected, shall give the Company a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board shall prescribe.

40. Secretary

The Secretary shall give, or cause to be given, notice of all meetings of Members and Directors, and all other notices required by law or by these Bye-laws, and in case of his or her absence or refusal or neglect to do so, any such notice may be given by any person thereunto directed by the President or the Board as provided in these Bye-laws. The Secretary shall attend all meetings of the Board and of the Members and shall record all votes and the minutes of all the proceedings of such meetings in a book to be kept for that purpose, and shall perform like duties for any committee appointed by the Board. The Secretary shall perform such other duties as may be assigned to him or her by the Board or the President.

41. Assistant Treasurers and Assistant Secretaries

Assistant Treasurers and Assistant Secretaries, if any, shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board.

42. Register of Directors and Officers

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

MINUTES

43. Obligations of Board to keep minutes

(1) The Board shall cause minutes to be duly entered in books provided for the purpose:

(a) of all elections and appointments of Officers;

(b) of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c) of all resolutions and proceedings of general meetings of the Members, meetings of the Board, and meetings of committees appointed by the Board.

(2) Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

INDEMNITY

44. Indemnification of Directors and Officers of the Company

(1) The Directors, Chief Executive Officer, President, any Vice-President, Treasurer, Secretary, any Assistant Treasurer, any Assistant Secretary and other Officers (such term to include, for the purposes of Bye-laws 44 and 45, any person appointed to any committee by the Board) and employees and agents of the Company or any Subsidiary of the Company who has acted or is acting in relation to any of the affairs of the Company or any Subsidiary thereof and the liquidator or trustees (if any) who has acted or is acting in relation to any of the affairs of the Company, and every one of them, and their heirs, executors and administrators (each, an “Indemnified Person”), shall be indemnified and held harmless out of the assets of the Company from and against all liabilities, actions, costs, charges, losses, damages and expenses (including liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted (actual or alleged) in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, and the indemnity contained in this Bye-law shall extend to any Director, Chief Executive Officer, President, Vice-President, Treasurer, Secretary, Assistant Treasurer, Assistant Secretary and other Officer acting in any office or trust on the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect to such appointment or election, or in relation thereto, provided, that this indemnity shall not extend to any matter prohibited by the Act.

(2) Any indemnification under this Bye-law 44, unless ordered by a court, shall be made by the Company only as authorised in the specific case upon a determination that indemnification of such Indemnified Person is proper in the circumstances because such Indemnified Person has met the applicable standard of conduct set forth in Bye-law 44(1). Such determination shall be made (a) by the Board by a majority vote of disinterested Directors or (b) if a majority of the disinterested Directors so directs, by independent legal counsel in a written opinion or (c) by a majority vote of the Members. The Company shall purchase and maintain insurance to protect itself and any Director, Chief Executive Officer, President, Vice-President, Treasurer, Secretary, Assistant Treasurer, Assistant Secretary and other Officer or employee entitled to indemnification pursuant to this Bye-law 44, to the fullest extent permitted by law.

(3) Expenses (including attorneys’ fees) actually and reasonably incurred by any Director, Chief Executive Officer, President, Vice-President, Treasurer, Secretary, Assistant Treasurer, Assistant Secretary, other Officer or employee of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof for which indemnification is sought pursuant to Bye-law 44(1) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall be ultimately determined that such Indemnified Person is not entitled to be indemnified by the Company as authorised in these Bye-laws or otherwise pursuant to applicable law; provided, that if it is determined by either (a) a majority vote of Directors who were not parties to such action, suit or proceeding or (b) if a majority of the disinterested Directors so directs, by independent legal counsel in a written opinion, that there is no reasonable basis to believe that such Indemnified Person is entitled to be indemnified by the Company as authorised in these Bye-laws or otherwise pursuant to applicable law, then no expense shall be advanced in accordance with this Bye-law 44(3). Such expenses (including attorneys’ fees) incurred by agents of the Company may be paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the Board deems appropriate.

(4) The indemnification and advancement of expenses provided in these Bye-laws shall not be deemed exclusive of any other rights to which those seeking indemnification and advancement of expenses may now or hereafter be entitled under any statute, agreement, vote of Members or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(5) The indemnification and advancement of expenses provided by, or granted pursuant to, this Bye-law 44 shall, unless otherwise provided when authorised or ratified, continue as to a Person who has ceased to hold the position for which such Person is entitled to be indemnified or advanced expenses and shall inure to the benefit of the heirs, executors and administrators of such a Person.

(6) No amendment or repeal of any provision of this Bye-law 44 shall alter, to the detriment of any Person, the right of such Person to the indemnification or advancement of expenses related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

45. Waiver of claim by Member

Each Member agrees to waive any claim or right of action it might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any Subsidiary thereof, provided, such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer.

MEETINGS

46. Place of meetings

Meetings of the Members of the Company for the election of Directors or for any other purpose shall be held at such place, either within or outside of Bermuda, as shall be designated from time to time by the Board and stated in the notice of the meeting.

47. Annual general meeting

The annual general meeting of the Company for the election of Directors and for the transaction of such other business as properly may come before such meeting shall be held at such time and date as may be designated from time to time by the Board and set forth in the notice.

48. Special general meeting

(1) Except as specified in Bye-law 48(2), special general meetings of the Company, may be called at any time only by the Chairman of the Board, if one be elected, the Chief Executive Officer, the President or by the Board pursuant to a resolution approved by a majority of the entire Board. Special general meetings of the Members may be held at such time and date as shall be stated in the notice of meeting.

(2) Notwithstanding the foregoing, the Board shall, on the requisition of Members holding at the date of the deposit of the requisition shares representing ten percent (10%) or more of the paid up capital of the Company at the date of the deposit carrying the right to vote at general meetings, forthwith proceed to convene a special general meeting of the Company and the provisions of Section 74 of the Act shall apply.

49. Annual and special general meeting procedures

(1) Nominations of persons for election to the Board and the proposal of business to be considered by the Members may be made at an annual general meeting of the Company (a) pursuant to the Company’s notice with respect to such meeting, (b) by or at the direction of the Board or (c) by any person who: (i) is a Member of record on the date of the giving of the notice provided for in this Bye-law and on the record date for the determination of Members entitled to receive notice of and vote at such meeting; and (ii) complies with the notice procedures set forth in this Bye-law.

(2) For nominations or other business to be properly brought before an annual general meeting by a Member pursuant to Bye-law 49(1)(c), the Member must have given timely notice thereof in writing to the Secretary of the Company and such business must be a proper matter for such Member action under the Act. To be timely, a Member’s notice shall be delivered to the Secretary of the Company at the registered office of the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual general meeting and in any event at least forty-five (45) days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual general meeting of Members; provided, that, if no proxy materials were mailed by the Company in connection with the preceding year’s annual general meeting, or if the date of the annual general meeting is advanced by more than thirty (30) days or delayed by more than seventy (70) days from such anniversary date, notice by the Member to be timely must be so delivered not earlier than one hundred twenty (120) days prior to such annual general meeting and not later than the close of business on the later of the ninetieth day prior to such annual general meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall the adjournment of an annual general meeting commence a new time period for the giving of a Member’s notice as described above. Such Member’s notice shall set forth: (a) as to each person whom the Member proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and Rule 14a-11 thereunder, or any successor provisions, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; (b) as to any other business that the Member proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such Member and of any beneficial owner on whose behalf the proposal is made; and (c) as to the Member giving the notice and any beneficial owner on whose behalf the nomination or proposal is made (i) the name and address of such Member, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such beneficial owner Member and such Member.

(3) Notwithstanding anything in the second sentence of Bye-law 49(2) to the contrary, in the event that the number of Directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board made by the Company at least one hundred (100) days prior to the first anniversary of the preceding year’s annual general meeting, a Member’s notice required by this paragraph shall also be considered timely but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Company at the registered office of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.

(4) Only such business as shall have been brought before the special general meeting of Members pursuant to the Company’s notice of meeting pursuant to Bye-law 53 shall be conducted at such meeting. Nominations of persons for election to the Board may be made at a special general meeting of the Company at which Directors are to be elected pursuant to the Company’s notice of meeting (a) by or at the direction of the Board or (b) by any person who: (i) is a Member of record on the date of the giving of the notice provided for in this Bye-law and on the record date for the determination of Members entitled to receive notice of and vote at such meeting; and (ii) complies with the notice procedures set forth in this Bye-law. Nominations by Members of persons for election to the Board may be made at such a special general meeting if the Member’s notice required by Bye-law 49(2) shall be delivered to the Secretary at the registered office of the Company not later than ten (10) days following the earlier of the date on which notice of the special general meeting was posted to Members or the date on which a public announcement is first made of the date of the special general meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the adjournment of a special general meeting commence a new time period for the giving of a Member’s notice as described above.

(5) Only persons nominated in accordance with the procedures set forth in this Bye-law 49 shall be eligible to serve as Directors and only such business shall be conducted at an annual general meeting of Members as shall have been brought before the meeting in accordance with the procedures set forth in this section. The chair of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bye-laws and, if any proposed nomination or business is not in compliance with these Bye-laws, to declare that such defective proposed business or nomination shall not be presented for Member action at the meeting and shall be disregarded.

(6) For purposes of this section, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(7) Notwithstanding the foregoing provisions of this Bye-law 49, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Bye-law 49. Nothing in this Bye-law 49 shall be deemed to affect any rights of Members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

50. Voting

(1) Each Member entitled to vote in accordance with the provisions of these Bye-laws shall be entitled to such number of votes as provided in these Bye-laws, in person or by proxy, for each share entitled to vote held by such Member, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. At all meetings of Members, all matters, except for the election of Directors and except as otherwise provided by applicable law or these Bye-laws, shall be determined by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting at which a quorum is present and entitled to vote on the subject matter. Directors shall be elected by a majority of the votes cast in uncontested elections, and by a plurality of the votes cast in contested elections, at the annual general meeting of the Company.

(2) At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Bye-laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

(3) In the event that a Member participates in a general meeting by telephone, electronic or other communication facilities or means, the chairman of the meeting shall direct the manner in which such Member may cast his vote on a show of hands.

(4) At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

(5) At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

(6) Notwithstanding the foregoing, a poll may be demanded by any of the following persons:

(a) the chairman of such meeting; or

(b) at least three Members present in person or represented by proxy; or

(c) any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d) any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

(7) Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.
(8) A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman (or acting chairman) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

(9) Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communication facilities or means shall cast his vote in such manner as the chairman shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

51. Written resolutions

(1) Subject to Bye-law 51(6), anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members, may, without a meeting, be done by resolution in writing signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, all the Members who at the date of the resolution or the record date determined pursuant to Bye-law 70 would be entitled to attend the meeting and vote on the resolution.

(2) A resolution in writing may be signed by any number of counterparts.

(3) For the purposes of this Bye-law, the date of the resolution is the date when the resolution is signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, the last Member to sign and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date. Any resolution in writing may be signed within or outside the United States; provided that no such resolution shall be valid unless the signature of the last Member signing such resolution is affixed outside of the United States.

(4) A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

(5) A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of Sections 81 and 82 of the Act.

(6) This Bye-law shall not apply to:

(a) a resolution passed to remove an Auditor from office before the expiration of his term of office; or

(b) a resolution passed for the purpose of removing a Director before the expiration of his term of office under these Bye-laws.

52. Quorum

Except as otherwise required by applicable law or these Bye-laws, the presence, in person or by proxy, two or more persons present at the start of the meeting and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company throughout the meeting shall constitute a quorum at all meetings of the Company. If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Chairman of the Board, if one be elected, the Chief Executive Officer, the President or other person entitled to chair the meeting or a majority in voting interest of the Members entitled to vote thereat, present in person or by proxy may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, fresh notice of the resumption of the meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally noticed.

53. Notice of meetings

(1) Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each Member entitled to vote thereat at his address as it appears on the register of Members of the Company, not less than ten (10) nor more than sixty (60) days before the date of the meeting. No business other than that stated in the notice shall be transacted at any special general meeting without the unanimous consent of all the Members entitled to vote thereat.

(2) The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any Person entitled to receive notice shall not invalidate the proceedings of that meeting.

54. Short notice

A general meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, which majority must hold not less than ninety-five percent (95%) in nominal value of the shares having the right to attend and vote thereat in the case of a special general meeting.

55. Postponement or cancellation of meetings

The Secretary or any Director may postpone or cancel any general meeting called in accordance with the provisions of these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided, that notice of postponement or cancellation is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed cancelled meeting shall be given to each Member in accordance with the provisions of these Bye-laws.

56. Adjournment of meetings

(1) The chairman of a general meeting may, with the consent of at least a majority of the Members present in person or by proxy (and shall if so directed by Members holding a majority of the voting rights of those Members present in person or by proxy), at any general meeting whether or not a quorum is present adjourn the meeting. Unless the meeting is adjourned to a specific date and time, fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Member in accordance with the provisions of these Bye-laws with respect to a special general meeting of the Company.

(2) In addition, the chairman may adjourn the meeting to another time and place without such consent or direction if it appears to him that:

(a) it is likely to be impracticable to hold or continue that meeting because of the number of Members who are not present; or

(b) the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c) an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

57. Decision of chairman

At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Bye-laws, be conclusive evidence of that fact.

58. Instrument of proxy

(1) Every Member entitled to vote has the right to do so either in person or by one or more persons authorised by a proxy executed and delivered in accordance with these Bye-laws. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his or her attorney authorised by him or her in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorised to sign the same. A Member that is the holder of two or more shares may appoint more than one proxy to represent such Member and vote on its behalf in respect of different shares.

(2) The instrument appointing a proxy together with such other evidence as to its due execution as the Board may from time to time require shall be delivered at the registered office of the Company (or at such place or places as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a written resolution, in any document sent therewith) not less than 24 hours or such other period as the Board may determine, prior to the holding of the relevant meeting or adjourned meeting at which the individual named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a written resolution, prior to the effective date of the written resolution and in default the instrument of proxy shall not be treated as valid.

(3) Instruments of proxy shall be in any common form or other form as the Board may approve and the Board may, if it thinks fit, send out with the notice of any meeting or any written resolution forms of instruments of proxy for use at that meeting or in connection with that written resolution. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall unless the contrary is stated therein be valid as well for any adjournment of the meeting as for the meeting to which it relates.

(4) A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided, that no notice in writing of such death, insanity or revocation shall have been received by the Company at the registered office (or such other place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other documents sent therewith) at least one hour before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any written resolution at which the instrument of proxy is used.

(5) Subject to the Act, the Board may, or the chairman of the relevant meeting may at his or her discretion (with respect to such meeting only), waive any of the provisions of these Bye-laws related to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend and vote on behalf of any Member at general meetings or to sign written resolutions. The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

(6) Any Member may irrevocably appoint a proxy and in such case: (i) such appointment shall be irrevocable in accordance with the terms of the instrument of appointment; (ii) the Company shall be given notice of the appointment, such notice to include the name, address, telephone number and electronic mail address of the proxy, and the Company shall give to such proxy notice of all meetings of shareholders of the Company; (iii) such proxy shall be the only person entitled to vote the relevant Shares at any meeting at which such proxy is present; and (iv) the Company shall be obliged to recognise the proxy until such time as such proxy shall notify the Company in writing that the appointment of such proxy is no longer in force.

59. Representation of corporations at meetings

A corporation which is a Member may, by written instrument, authorise one or more persons as it thinks fit to act as its representative at any meeting of the Members and the person or persons so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person or persons represent as that corporation could exercise if it were an individual Member. Such corporation shall for the purposes of these Bye-laws be deemed to be present in person at any such meeting if a person so authorised is present at the meeting. Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he or she thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

SHARE CAPITAL AND SHARES

60. Rights of shares

(1) Subject to any resolution of the Members to the contrary and without prejudice to any special rights conferred on the holders thereby of any other class or series of shares, the share capital of the Company shall consist of a single class of Common Shares. Subject to the provisions of these Bye-laws, the holders of the Common Shares shall:

(a) be entitled to one vote per share;

(b) be entitled to share equally and ratably in such dividends as the Board may from time to time declare;

(c) in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to share equally and ratably in the surplus assets of the Company; and

(d) generally be entitled to enjoy all of the rights attaching to shares.

(2) All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

61. Power to issue shares

(1) Subject to the provisions of these Bye-laws and to any limitations prescribed by law, and without prejudice to any special rights previously conferred on the holders of any existing class or series of shares, the unissued shares (whether forming part of the original share capital or any increased share capital) shall be at the disposal of the Board, which may issue, offer, allot, exchange or otherwise dispose of shares or options, warrants or other rights to purchase shares or securities convertible into or exchangeable for shares (including any employee benefit plan providing for the issuance of shares or options, warrants or other rights in respect thereof), at such times, for such consideration and on such terms and conditions as it may determine.

(2) Subject to the provisions of these Bye-laws and any limitations prescribed by law, and without prejudice to any special rights previously conferred on the holders of any existing class or series of shares, the Board is authorized to issue non-voting Common Shares that do not entitle the holders thereof to voting rights.

(3) Subject to the provisions of these Bye-laws and any limitations prescribed by law, and without prejudice to any special rights previously conferred on the holders of any existing class or series of shares, the Board is authorized to issue any unissued shares of the Company on such terms and conditions as it may determine and any class or series of shares may be issued with such preferred or other special rights as the Board may determine. The Board may establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences, redemption provisions, restrictions and rights to such class or series and the qualifications, limitations or restrictions thereof. The terms of any class or series of shares shall be set forth in a Certificate of Designation in the minutes of the Board authorising the issuance of such shares and such Certificate of Designations shall be attached as an exhibit to these Bye-laws, but shall not form part of these Bye-laws, and may be examined by any Member on request. The rights attaching to any Common Share shall be deemed not to be altered by the allotment of any class or series of shares issued pursuant to this Bye-law 61(3) even if such class or series of shares does or will rank in priority for payment of a dividend or in respect of capital or surplus or confer on the holder thereof voting rights more favourable than those conferred by such Common Share and shall not otherwise be deemed to be altered by the creation or issue of further shares ranking pari passu therewith.

(4) The Board shall, in connection with the issue of any share, have the power to pay such commission and brokerage as may be permitted by law.

(5) The Company may from time to time do any one or more of the following things:

(a) make arrangements on the issue of shares for a difference between the Members in the amounts and times of payments of calls on their shares;

(b) accept from any Member the whole or a part of the amount remaining unpaid on any shares held by such Member, although no part of that amount has been called up;

(c) pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others; and

(d) issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding up.

62. Variation of rights and alteration of share capital

(1) If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of seventy-five percent (75%) of the issued and outstanding shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class in accordance with Section 47(7) of the Act. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

(2) The Company may if authorized by resolution of the Members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act. Where, on any alteration of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit, including the issue to Members, as appropriate, of fractions of shares and/or arranging for the sale or transfer of the fractions of shares of Members.

63. Registered holder of shares

(1) The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable or other claim to, or interest in, such share on the part of any other person.

(2) Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members or, in the case of joint holders, to such address of the holder first named in the Register of Members, or to such person and to such address as the holder or joint holders may in writing direct. If two or more persons are registered as joint holders of any shares, any one holder can give an effectual receipt for any dividend paid in respect of such shares.

64. Death of a joint holder

Where two or more persons are registered as joint holders of a share or shares then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

65. Share certificates

(1) Every Member shall be entitled to a share certificate under the seal of the Company (or a facsimile thereof) specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, how much has been paid thereon. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

(2) The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom such shares have been allotted.

(3) If any such certificate shall be proved to the satisfaction of the Secretary to have been worn out, lost, mislaid or destroyed the Secretary may cause a new certificate to be issued and request an indemnity for the lost certificate if he or she sees fit.

66. Calls on shares

The Board may from time to time make such calls as it thinks fit upon the Members in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members (and not made payable at fixed times by the terms and conditions of issue).

67. Forfeiture of shares

(1) If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward to such Member a notice providing that if payment of the call and interest thereon in respect of such Member’s shares is not paid such shares shall be liable to forfeiture.

(2) If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.

(3) A Member whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.

REGISTER OF MEMBERS

68. Contents of Register of Members

The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

69. Inspection of Register of Members

(1) The Register of Members shall be open to inspection at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given by advertisement in an appointed newspaper to that effect, be closed for any time or times not exceeding in the whole thirty days in each year.

(2) Subject to the provisions of the Act, the Company may keep one or more overseas or branch registers in any place, and the Board may make, amend and revoke any such regulations as it may think fit respecting the keeping of such registers and the contents thereof.

70. Determination of record dates

Notwithstanding any other provision of these Bye-laws, but subject to applicable law and the rules of any stock exchange, the Board may fix any date as the record date for:

(a) determining the Members entitled to receive any dividend;

(b) determining the Members entitled to receive notice of and to vote at any general meeting of the Company (and the Board may determine a different record date for any adjournment or postponement thereof);

(c) determining the Members entitled to execute a resolution in writing; and

(d) determining the number of issued and outstanding shares for or in connection with any purpose.

TRANSFER OF SHARES

71. Instrument of transfer

(1) An instrument of transfer shall be in the form or as near thereto as circumstances admit of Form “A” in the Schedule hereto or in such other common form as the Board may accept. Such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided, that in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

(2) The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

(3) Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.

(4) Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and regulations of such exchange.

72. Restriction on transfer

(1) Subject to the Act, this Bye-law 72 and such other of the restrictions contained in these Bye-laws and elsewhere as may be applicable, any Member may sell, assign, transfer or otherwise dispose of shares of the Company at the time owned by it and, upon receipt of a duly executed form of transfer in writing, the Directors shall procure the timely registration of the same. If the Directors refuse to register a transfer for any reason they shall notify the proposed transferor and transferee within thirty days of such refusal.

(2) The Board in its sole discretion may decline to register the transfer of any shares if the Board determines that the transfer of shares of the Company by any Member may result in adverse tax, regulatory or legal consequences to the Company, any of its Subsidiaries or any of the Members.

(3) Without limiting the foregoing, the Board shall decline to approve or register a transfer of shares unless all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Bermuda, the United States or any other applicable jurisdiction required to be obtained prior to such transfer shall have been obtained.

(4) The registration of transfers may be suspended at such time and for such periods as the Board may from time to time determine; provided, that such registration shall not be suspended for more than forty-five (45) days in any period of three hundred and sixty five (365) consecutive days.

(5) The Board may require any Member, or any Person proposing to acquire shares, to certify or otherwise provide information in writing as to such matters as the Board may request for the purpose of giving effect to Bye-law 72(2), including as to such Person’s status. Such request shall be made by written notice and the certification or other information requested shall be provided to such place and within such period (not less than ten (10) Business Days after such notice is given unless the Board and such Member or proposed acquiror otherwise agree) as the Board may designate in such request. If any Member or proposed acquiror does not respond to any such request by the Board as requested, or if the Board has reason to believe that any certification or other information provided pursuant to any such request is inaccurate or incomplete, the Board may decline to register any transfer or to effect any issuance or purchase of shares to which such request relates.

73. Transfers by joint holders

The joint holders of any share or shares may transfer such share or shares to one or more of such joint holders, and the surviving holder or holders of any share or shares previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

74. Lien on shares

(1) The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not or whether subject to a condition or contingency) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not or whether subject to a condition or contingency) by such Member or his or her estate, either alone or jointly with any other Person, whether a Member or not, but the Board may at any time declare any share to be wholly or in part exempt from the provisions of this Bye-law. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

(2) The Company may sell or purchase, in such manner and on such terms (including price) as the Board think fit, any shares on which the Company has a lien, but no sale or purchase shall be made unless a sum in respect of which the lien exists is then presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the relevant Member, or the Person, of which the Company has notice, entitled thereto by reason of such Member’s death or bankruptcy. Effective upon such sale or purchase, any certificate representing such shares prior to such sale shall become null and void, whether or not it was actually delivered to the Company.

(3) To give effect to any such sale the Board may authorise some Person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his or her title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

(4) The proceeds of such sale or purchase shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the relevant Member or the Person entitled to the shares at the date of the sale.

TRANSMISSION OF SHARES

75. Representative of deceased Member

In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 52 of the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may in its absolute discretion decide as being properly authorised to deal with the shares of a deceased Member.

76. Registration on death or bankruptcy

Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer. On the presentation thereof to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member but the Board shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

DIVIDENDS AND OTHER DISTRIBUTIONS

77. Declaration of dividends by the Board

The Board may, subject to any rights or restrictions at the time lawfully attached to any class or series of shares and subject to these Bye-laws and in accordance with Section 54 of the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets.

78. Other distributions

The Board may declare and make such other distributions (in cash or in specie), in proportion to the number of shares held by them, to the Members as may be lawfully made out of the assets of the Company.

79. Reserve fund

The Board may from time to time before declaring a dividend set aside, out of the surplus or profits of the Company, such sum as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other special or general purpose.

80. Deduction of amounts due to the Company

The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

81. Unclaimed dividends

Any dividend or distribution unclaimed for a period of six (6) years from the date of declaration of such dividend or distribution shall be forfeited and shall revert and belong to the Company and the payment by the Board of any unclaimed dividend or distribution, interest or other sum payable on or in respect of the share into a separate account shall not constitute the Company a trustee in respect thereof.

82. Interest on dividend

No unpaid dividend or distribution shall bear interest against the Company.

CAPITALIZATION

83. Issue of bonus shares

(1) The Board may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or funds or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

(2) The Company may capitalise any sum standing to the credit of a reserve account or fund or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

ACCOUNTS AND FINANCIAL STATEMENTS

84. Records of account

The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a) all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b) all sales and purchases of goods by the Company; and

(c) the assets and liabilities of the Company.

(d) Such records of account shall be kept at the registered office of the Company or, subject to Section 83(2) of the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours. No Member in its capacity as a Member shall have any right to inspect any accounting record or book or document of the Company except as conferred by the Act or as authorised by the Board.

85. Financial year end

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.

86. Financial statements

Subject to any rights to waive laying of accounts pursuant to Section 88 of the Act, financial statements as required by the Act shall be laid before the Members in general meeting.

AUDIT

87. Appointment of Auditor

Subject to the Act, the Members shall appoint an auditor to the Company to hold office for such term as the Members deem fit or until a successor is appointed. Such Auditor may be a Member but no Director, Officer or employee of the Company shall, during his or her continuance in office, be eligible to act as an Auditor of the Company.

88. Remuneration of Auditor

The remuneration of the Auditor appointed by the Members shall be fixed by the Members or by the Board, if it is authorised to do so by the Members, and the remuneration of the Auditor appointed by the Board shall be fixed by the Board.

89. Vacancy of office of Auditor

If the office of Auditor becomes vacant by the resignation or death of the Auditor, or by the Auditor becoming incapable of acting by reason of disqualification, illness or other disability at a time when the Auditor’s services are required, the vacancy thereby created shall be filled in accordance with the Act.

90. Access to books of the Company

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

91. Report of the Auditor

(1) Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to Section 88 of the Act, the accounts of the Company shall be audited at least once in every year.

(2) The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Members in general meeting.

(3) The generally accepted auditing standards referred to in subparagraph (2) of this Bye-law may be those of a country or jurisdiction other than Bermuda. If so, the financial statements and the report of the Auditor must disclose this fact and name such country or jurisdiction.

NOTICES

92. Notices to Members of the Company

A notice may be given by the Company to a Member:

(a) by delivering it to such Member in person; or

(b) by sending it by letter mail or courier to such Member’s address in the Register of Members; or

(c) by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose; or

(d) by delivering it in accordance with the provisions of the Act pertaining to delivery of electronic records by publication on a website.

93. Notices to joint Members

Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

94. Service and delivery of notice

Any notice delivered in accordance with Bye-law 92(a), (b) or (c) shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or transmitted by facsimile or other method as the case may be. Any notice delivered in accordance with Bye-law 92(d) shall be deemed to have been served at the time when the requirements of the Act in that regard have been met. Whenever any notice is required to be given under the provisions of any law, or under the provisions of these Bye-laws, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

SEAL OF THE COMPANY

95. The seal

The seal of the Company shall be in such form as the Board may from time to time determine. The Board may adopt one or more duplicate seals for use inside or outside Bermuda.

96. Manner in which seal is to be affixed

The seal of the Company may, but need not be affixed to any deed, instrument or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director; or (ii) any Officer; or (iii) the Secretary; or (iv) any person appointed by the Board for the purpose. Any Director, Officer or Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

WINDING UP

97. Winding up/distribution by liquidator

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

ALTERATION OF BYE-LAWS

98. Alteration of Bye-laws

(1) Except as provided in Bye-law 98(2) below, no Bye-law may be rescinded, altered or amended and no new Bye-law may be made save in accordance with the Act and until the same has been approved by a resolution of the Board including the affirmative vote of not less than a majority of the Directors then in office and by a resolution of the Members including the affirmative vote of not less than a majority of the votes attaching to all shares in issue.

(2) Notwithstanding the foregoing, none of Bye-laws 4, 5, 12, 98 and 99 may be rescinded, altered or amended and no new Bye-law may be made that would have the effect of rescinding, altering or amending the provisions of such Bye-laws, until the same has been approved by a resolution of the Board including the affirmative vote of not less than a majority of the Directors then in office and by a resolution of the Members including the affirmative vote of not less than 66 2/3% of the votes attaching to all shares in issue.

AMALGAMATION AND MERGER VOTING

99. Member Vote to Approve an Amalgamation or Merger

A resolution proposed for consideration at a general meeting to approve the amalgamation or merger of the Company with any other company shall require the affirmative vote of a majority of the votes cast by Members present or represented by proxy and voting at such general meeting and the quorum for such general meeting shall be as set out in Bye-law 52.

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SCHEDULE—FORM A (BYE-LAW 71)

TRANSFER OF A SHARE OR SHARES

FOR VALUE RECEIVED	[amount]
[transferor]
hereby sell assign and transfer unto	[transferee]
of	[address]
[number of shares]
shares of	[name of Company]

Dated

(Transferor)

In the presence of:

(Witness)

(Transferee)

In the presence of:

(Witness)

Annex D

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “TOWER GROUP, INC.” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, FILED THE NINETEENTH DAY OF OCTOBER, A.D. 2004, AT 6:06 O’CLOCK P.M.

CERTIFICATE OF DESIGNATION, FILED THE FOURTH DAY OF DECEMBER, A.D. 2006, AT 8:52 O’CLOCK P.M.

CERTIFICATE OF DESIGNATION, FILED THE ELEVENTH DAY OF JANUARY, A.D. 2007, AT 10:57 O’CLOCK A.M.

CERTIFICATE OF AMENDMENT, FILED THE FOURTH DAY OF FEBRUARY, A.D. 2009, AT 1:48 O’CLOCK P.M.

Jeffrey W. Bullock, Secretary of State
2604194 8100X 120980064	AUTHENTICATION: 9810812 DATE: 08-28-12
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 09:54 PM 10/19/2004 FILED 06:06 PM 10/19/2004 SKV 040754818 – 2604194 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TOWER GROUP, INC.

Tower Group, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

First: The name of the corporation is Tower Group, Inc. (hereinafter the “Corporation”), originally incorporated as First Tower of New York Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 19, 1996. The original Certificate of Incorporation was amended on November 22, 1996 by filing a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware providing for the change of The corporate name from First Tower of New York Corporation to Tower Group, Inc. and increasing the authorized number of shares from 750,000 to 10,000,000. A Certificate of Designation was filed on January 14, 1997 with the Secretary of State of the State of Delaware providing for the preferences and rights of a series of Preferred Stock of the Corporation. The Certificate of Incorporation was further amended on April 8, 2003 and June 23, 2003 by filing Certificates of Amendment of the Certificate of Incorporation.

Second: The provisions of the Certificate of Incorporation, as amended, are hereby amended and restated and integrated into the single instrument which is hereinafter set forth, and which is hereinafter entitled Amended and Restated Certificate of Incorporation.

Third: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of Delaware.

Fourth: This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Corporation’s Certificate of Incorporation as follows:

ARTICLE I

Name

The name of the Corporation shall be Tower Group, Inc.

ARTICLE II

Registered Office; Registered Agent

The registered agent and registered office of the Corporation is Corporation Trust Company, 1209 Orange Street, Wilmington, Newcastle County, Delaware.

ARTICLE III

Corporate Powers

The purposes of the Corporation are to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of Delaware.

ARTICLE IV

Authorized Capital

Section 4.1 Classes Of Stock, (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 42,000,000 consisting of: (a) 40,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (b) 2,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

(b) Immediately upon the effectiveness of this Amended and Restated Certificate by Incorporation pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of Class A Common Stock and Class B Common Stock issued and outstanding immediately prior thereto (“Old Common stock”), shall automatically, without further action or the part of the Corporation or any holder of such Old Common Stock, be reclassified as and shall become 1 new validly issued, fully paid and non-assessable shares of the Corporation’s Common Stock. The reclassification of the Old Common Stock into Common Stock will be deemed to occur at the Effective Time.

Section 4.2 Preferred Stock. Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation (the “Board of Directors”) prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

ARTICLE V

Board of Directors

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than five directors nor more than thirteen directors, the exact number of directors to be determined from time to time exclusively by resolution adopted by the Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2005 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 2006 annual meeting of stockholders and the term of the initial Class III directors shall terminate on the date of the 2007 annual meeting of stockholders. At each annual meeting of stockholders beginning in 2005, successors to the class of directors whose term expires at the annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify for office, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, however resulting, may be filled only by an affirmative vote of the majority of the directors then in office, even if less than a quorum, or by an affirmative vote of the sole remaining director, Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Section 4.2 applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

Removal of Directors

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by (i) the affirmative vote of the holders of a majority of the outstanding securities of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this Article VI as one class or (ii) the affirmative vote of a majority of the total number of directors of the Corporation if there were no vacancies.

ARTICLE VII

Written Ballot

Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless and to the extent that the By-Laws of the Corporation shall otherwise provide.

ARTICLE VIII

No Stockholder Action Without Meeting

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided in the By-Laws of the Corporation, and may not be taken by a written consent of the stockholders pursuant to the General Corporation Law of Delaware.

ARTICLE IX

Special Meeting of Stockholders

Special meetings of the stockholder of the Corporation for any purposes may be called at any time by the Chairman of the Board of Directors, if one be elected, the Chief Executive Officer, the President or by the Board of Directors pursuant to a resolution approved by a majority of the total number of directors of the Corporation if there were no vacancies. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

ARTICLE X

Officers

The officers of the Corporation shall be chosen in such manner, shall hold their offices for such terms and shall carry out such duties as are determined solely by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

ARTICLE XI

Indemnification; Limitation Of Director Liability

The Corporation shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to or otherwise involved in any action, suit or proceeding (whether civil, criminal, administrative or investigative), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article XI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE XII

Amendment of By-Laws

Except to the extent that the By-Laws or this Amended and Restated Certificate of Incorporation otherwise provides, the Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, upon the affirmative vote of a majority of the total number of directors of the Corporation if there were no vacancies. In addition to any requirements of law and any other provision of this Amended and Restated Certificate of Incorporation, the stockholders of the Corporation may adopt, amend, alter or repeal any provision of the By-Laws upon the affirmative vote of at least sixty six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIII

Amendment of Amended and Restated Certificate of Incorporation

Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, the affirmative vote of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal, or to adopt any provisions as part of this Amended and Restated Certificate of Incorporation or as part of the Corporation’s By-Laws inconsistent with the purpose and intent of Articles V (Board of Directors), VI (Removal of Directors), VIII (No Stockholder Action Without Meeting), IX (Special Meeting of Stockholders), XI (Indemnification; Limitation of Director Liability), XII (Amendment of By-Laws) and this Article XIII (Amendment of Amended and Restated Certificate of Incorporation).

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amended and Restated Certificate of Incorporation on behalf of the Corporation this 22nd day of June, 2004.

TOWER GROUP, INC.

By:
Name: Steven G. Fauth
Title: Secretary

State of Delaware Secretary of State Division of Corporations Delivered 10:56 PM 12/04/2006 FILED 08:52 PM 12/04/2006 SRV 061105725 – 2604194 FILE

CERTIFICATE OF DESIGNATIONS

OF

SERIES A PREFERRED STOCK

OF

TOWER GROUP, INC.

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

Tower Group, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware (the “DGCL”) thereof, does hereby make this Certificate of Designations and DOES HEREBY CERTIFY:

That the board of directors of the Company (the “Board”) has the authority, pursuant to the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and the DGCL, to adopt resolutions providing for the designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions of one or more series of preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”).

That pursuant to resolutions of the Board of Directors adopted on November 8, 2006, the creation of the Series A Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), was authorized and the designations, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions of such Series A Preferred Stock, in addition to those set forth in the Certificate of Incorporation and Amended and Restated By-Laws (the “By-Laws”) of the Company, were fixed as follows:

1.	Designation.

The designation of the Series A Preferred Stock shall be “Series A Preferred Stock,” and the number of shares constituting the Series A Preferred Stock shall be 40,000. The Series A Preferred Stock shall have a liquidation preference of $1,000 per share. The Company may from time to time, without notice to or the consent of holders of the Series A Preferred Stock, issue additional preferred stock. No such issuance shall affect the due authorization of any issued and outstanding shares of the Series A Preferred Stock.

2.	Definitions.

“Board” shall mean the Board of Directors of the Company or any duly authorized committee of the Board of Directors.

“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

“Certificate of Designations” shall mean this Certificate of Designations relating to the Series A Preferred Stock, as amended from time to time.

“Change in Control” shall have the meaning assigned to such term in Section 6(a).

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Conversion” shall have the meaning set forth in Section 5(a) hereof.

“Conversion Date” shall have the meaning set forth in Section 5(a) hereof.

“Dividend Payment Date” shall have the meaning assigned to such term in Section 3(a)(i).

“Dividend Period” shall have the meaning assigned to such term in Section 3(c).

“Dividend Rate” shall mean 8.66% per annum.

“Dividend Record Date” shall have the meaning assigned to such term in Section 3(b).

“Issue Date” shall mean the initial date of delivery of the Series A Preferred Stock.

“Junior Stock” shall mean the Common Stock and any other class or series of shares of the Company that ranks junior to the Series A Preferred Stock either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding up of the Company.

“Liquidation Preference” shall have the meaning assigned to such term in Section 8(b).

“Nonpayment” shall have the meaning assigned to such term in Section 10(b).

“Optional Conversion Shares” shall have the meaning assigned to such term in Section 5(a).

“Parity Stock” shall mean any class or series of preferred shares of the Company that ranks equally with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.

“Person” shall mean any individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock Director” shall have the meaning assigned to such term in Section 10(b).

“solvent” shall have the meaning assigned to such term in Section 3(a).

“Value of Consideration” shall have the meaning assigned to such term in Section 6(a).

“Voting Preferred Stock” shall mean any other class or series of preferred stock of the Company ranking equally with the Series A Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which voting rights similar to those granted to the holders of the Series A Preferred Stock have been conferred and are exercisable.

3.	Dividends.

(a) Dividend Payment Dates. The holders of the Series A Preferred Stock shall be entitled to receive cash dividends when, as and if declared by the Board or a duly authorized committee of the Board, out of assets legally available for that purpose and to the extent the Company is able to pay its debts as they fall due (“solvent”) after giving effect thereto, at the applicable Dividend Rate set forth below in this Section 3. Dividends on the Series A Preferred Stock shall be payable on a non-cumulative basis, quarterly in arrears on the 27th day of March, June, September and December of each year, the Mandatory Conversion Date and, if applicable, the date of consummation of any Change in Control (each, a “Dividend Payment Date”), subject to Section 3(e).

(b) Dividend Record Date. Each such dividend shall be paid to the holders of record of the Series A Preferred Stock as they appear on the share register of the Company on the applicable record date (each, a “Dividend Record Date”), which shall be a record date fixed by the Board that is not more than 60 nor less than 10 days prior to such Dividend Payment Date. The Dividend Record Date shall apply regardless of whether any particular Dividend Record Date is a Business Day.

(c) Dividend Period. Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date and shall run to but excluding the next Dividend Payment Date, except that the initial Dividend Period will commence on and include the Issue Date, and will run to and exclude the first Dividend Payment Date thereafter.

(d) Day Count Convention. The amount of dividends payable per share of Series A Preferred Stock on each Dividend Payment Date will be calculated using the per annum Dividend Rate and on the basis of a 360-day year consisting of twelve 30-day months.

(e) Business Day Convention. If any Dividend Payment Date is not a Business Day, then dividends will be payable on the first Business Day following such Dividend Payment Date unless such day is in the next calendar month, in which case dividends shall be payable on the first Business Day preceding such Dividend Payment Date and dividends, in each case, shall accrue to the actual payment date.

(f) Junior Stock. So long as any shares of Series A Preferred Stock remain outstanding for any Dividend Period, unless the full dividends for the current Dividend Period on all outstanding Series A Preferred Stock and Parity Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside): (i) no dividend whatsoever shall be paid or declared during such Dividend Period on the Common Stock or other Junior Stock (other than a dividend payable solely in Common Stock or other Junior Stock); and (ii) no Common Stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (other than as a result of a reclassification of such Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock) during such Dividend Period.

(g) Pro Rata Adjustments. When dividends are not paid in full (or duly provided for) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period) upon the Series A Preferred Stock and any Parity Stock, all dividends declared upon the Series A Preferred Stock and all such Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share of Series A Preferred Stock and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the related Dividend Period) bear to each other.

(h) Additional Series A Preferred Stock. In the event that additional shares of the Series A Preferred Stock are issued after the original issue date, dividends on such shares may accrue from the original issue date or any other date specified by the Company at the time such additional shares are issued. These dividends will accrue, with respect to each Dividend Period, in the manner set forth in Sections 3(a)(i) and 3(b).

(i) Non-Cumulative Dividends. Dividends on Series A Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the Series A Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Company shall have no obligation to pay dividends accrued for the applicable Dividend Period subsequent to such Dividend Payment Date or to pay interest with respect to such dividends, whether or not dividends are declared on Series A Preferred Stock for any subsequent Dividend Period.

4.	Redemption.

(a) The Company, at its option, may redeem, in whole at any time or in part from time to time, the Series A Preferred Stock at the time outstanding, upon notice given as provided in Section 4(c) below, at a redemption price equal to $1,000 per share of Series A Preferred Stock, together with an amount equal to any dividends that have been declared but not paid prior to the redemption date (but with no amount in respect of any dividends that have not been declared prior to such date). The redemption price for the Series A Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Company or its agent. If the redemption date occurs subsequent to the Dividend Record Date for a Dividend Period, any declared but unpaid dividends payable on such redemption date shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3.

(b) Notice of redemption shall be given to the holders of record of the Series A Preferred Stock in accordance with Section 13(a) hereof. Such mailing shall be not less than 30 days and not more than 60 days before the date fixed for redemption. Notwithstanding the above, in the case of redemption concurrent with a Conversion in which the holders have elected not to convert the Optional Election Shares, such notice shall be given not later than the date of the underwriting agreement with respect to the underwritten public offering giving rise to such Conversion. Any notice delivered as provided in Section 14(a) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice, or any defect in such notice or in the mailing thereof, to any holder of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series A Preferred Stock. Each such notice given to a holder shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares of the Series A Preferred Stock held by such holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where holders may surrender certificates evidencing the shares of Series A Preferred Stock for payment of the redemption price.

(c) If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company for the benefit of the holders of the Series A Preferred Stock called for the redemption, then on and after the redemption date dividends shall cease to accrue on such shares of Series A Preferred Stock so called for redemption, all such shares of Series A Preferred Stock so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares of Series A Preferred Stock shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest.

(d) In case of any redemption of only part of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board may determine to be fair and equitable. Subject to the provisions hereof, the Board shall have full power and authority to prescribe the terms and conditions upon which the Series A Preferred Stock shall be redeemed from time to time. In case fewer than all the shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

5.	Conversion in Connection with a Public Offering.

(a) On the closing date of the Company’s first underwritten public offering of its common stock after October 31, 2006 (other than offers made to employees, officers or directors of the Company registered on a Form S-8 or offers made to agents of the Company pursuant to shares registered on a Form S-3 filed with the United States Securities and Exchange Commission (the “SEC”)) (the “Conversion Date”), 30,000 shares of Series A Preferred Stock will automatically convert (the “Conversion”) into a number of shares of Common Stock per share of Series A Preferred Stock equal to the liquidation preference amount of a share of Series A

Preferred Stock divided by the offering price of the Common Stock in such offering or private placement (the “Conversion Price”). The remaining 10,000 shares of Series A Preferred Stock (the “Optional Conversion Shares”) shall be convertible on the Conversion Date at the election of the holders of the shares of the Series A Preferred Stock. Such Optional Conversion Shares shall be converted into a number of shares of Common Stock per Optional Conversion Share based on the Conversion Price as defined above. Notice of such election shall be delivered to the Company in accordance with the provisions of Section 14(a) not later than the date on which the preliminary prospectus pertaining to the underwritten public offering is filed with the SEC.

(b) The holders of the Series A Preferred Stock to be converted on the Conversion Date shall have the right to receive, in addition to the number of shares of Common Stock specified in Section 5(a), an amount in cash equal to any dividends that have been declared but not paid prior to the Conversion Date (but with no amount in respect of any dividends that have not been declared prior to such date), such amount to be paid at the time of the Conversion, to the extent that the Company has sufficient lawful funds to pay such amount at such time. If the Conversion Date occurs subsequent to the Dividend Record Date for a Dividend Period, any declared but unpaid dividends payable on the Conversion Date shall not be paid to the holder entitled to receive the redemption price on the Mandatory Conversion Date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3.

(c) To the extent that the Company does not have sufficient lawful funds to pay in cash the amount equal to all of such dividends that have been declared but not paid prior to the Conversion Date, the holders of Series A Preferred Stock to be converted on the Conversion Date shall be entitled to receive, upon conversion of such Series A Preferred Stock on the Conversion Date, an additional number of shares of Common Stock per share of Series A Preferred Stock equal to the amount of such dividends that have been declared but not paid prior to the Conversion Date in cash divided by the Conversion Price. Any resulting fractional shares of Common Stock shall be settled in cash as provided below, subject to the availability of sufficient lawful funds to make such settlement.

(d) From and after the Conversion Date, all shares of Series A Preferred Stock that have been converted on such Conversion Date shall no longer be deemed outstanding and all rights with respect to such shares of Series A Preferred Stock shall forthwith cease and terminate, except only the right of the holders thereof to receive the Common Stock and any cash due and owing on conversion of the Series A Preferred Stock, without interest.

(e) No fractional shares of Common Stock will be issued to holders of Series A Preferred Stock as a result of any Conversion of shares of Series A Preferred Stock pursuant to this Section 5. In lieu of any fractional share of Common Stock otherwise issuable in respect of any Conversion pursuant to this Section 5, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Conversion Price.

(f) Notwithstanding this Section 5, if the Conversion shall result in the issuance of shares of common stock of the Company that would require the vote of the stockholders of the outstanding shares of common stock pursuant to the listing rules of the Nasdaq Global Select Market, the number of shares of Series A Preferred Stock to be initially converted into Common Stock shall be limited to a number that would not require such a vote and the remaining shares of Series A Preferred Stock shall not be converted until the required stockholder vote is obtained.

(g) The issuance of certificates for shares of Common Stock on Conversion of the Series A Preferred Stock pursuant to this Section 5 shall be made without charge to the holder of the Series A Preferred Stock for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series A Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

6.	Conversion Upon Change in Control.

(a) Immediately prior to the consummation of any Change in Control (as defined below) that is consummated at a time when CastlePoint Reinsurance Company, Ltd. or one of its subsidiaries holds any shares of Series A Preferred Stock, each share of Series A Preferred Stock held by CastlePoint Reinsurance Company, Ltd. or one of its subsidiaries shall be converted into a number of shares of Common Stock equal to the liquidation preference amount of a share of Series A Preferred Stock, determined in accordance with Section 8(a), divided by the Value of the Consideration (as defined below) per share of Common Stock in such Change in Control. A “Change in Control” means (i) any merger or consolidation of the Company with and into another company, other than a merger or consolidation in which (x) the Company is the surviving entity and (y) the holders of the Company’s Common Stock immediately prior to the consummation of such merger or consolidation own more than 50% of the voting equity interests of the surviving entity immediately after the consummation of such merger or consolidation; (ii) any transaction by which any person or group of persons (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended, or any successor or replacement rule) acquires beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor or replacement rule) of securities of the Company representing more than 50% of the voting power of the Company holder of at the time of such Change in Control. The “Value of Consideration” means the value of any consideration paid per share of Common Stock or value of the consideration into which a share of Common Stock is converted in a Change in Control transaction or, if such Change in Control Value does not involve a merger or consolidation of the Company or the acquisition of shares of Common Stock, the equivalent value placed upon a share of Common Stock in such transaction; provided, that (i) in the case of any publicly traded securities payable per share of Common Stock or into which a share of Common Stock shall be converted, the value of such securities shall be the last price at which such securities are traded on a public market immediately prior to the closing of the Change in Control and (ii) in the case of any securities that are not publicly traded or any other property payable per share of Common Stock or into which a share of Common Stock shall be converted, the value of such securities shall be fixed in good faith by the Board.

(b) The holders of the Series A Preferred Stock to be converted in connection with a Change in Control shall have the right to receive, in addition to the number of shares of Common Stock specified in Section 6(a), an amount in cash equal to any dividends that have been declared but not paid prior to the consummation of such Change in Control (but with no amount in respect of any dividends that have not been declared prior to such date), such amount to be paid at the time of the consummation of such Change in Control, to the extent that the Company has sufficient lawful funds to pay such amount at such time. If the consummation of such Change in Control occurs subsequent to the Dividend Record Date for a Dividend Period, any declared but unpaid dividends payable upon the consummation of such Change in Control shall not be paid to the holder entitled to receive the redemption price on the date of the consummation of such Change in Control, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3.

(c) To the extent that the Company does not have sufficient lawful funds to pay in cash the amount equal to all of such dividends that have been declared but not paid prior to the consummation of a Change in Control, the holders of Series A Preferred Stock to be converted in connection with a Change in Control shall be entitled to receive, upon conversion of such Series A Preferred Stock upon the consummation of such Change in Control, an additional number of shares of Common Stock per share of Series A Preferred Stock equal to the amount of such dividends that have been declared but not paid prior to the consummation of such Change in Control in cash divided by the Value of Consideration. Any resulting fractional shares of Common Stock shall be settled in cash as provided below, subject to the availability of sufficient lawful funds to make such settlement.

(d) From and after the consummation of a Change in Control, all shares of Series A Preferred Stock that have been converted in connection with such Change in Control shall no longer be deemed outstanding and all rights with respect to such shares of Series A Preferred Stock shall forthwith cease and terminate, except only the right of the holders thereof to receive the Common Stock and any cash due and owing on conversion of the Series A Preferred Stock, without interest.

(e) No fractional shares of Common Stock will be issued to holders of Series A Preferred Stock as a result of any Conversion of shares of Series A Preferred Stock pursuant to this Section 6. In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion pursuant to this Section 6, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Value of Conversion.

(f) The issuance of certificates for shares of Common Stock on conversion of the Series A Preferred Stock pursuant to this Section 6 shall be made without charge to the holder of the Series A Preferred Stock for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series A Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

7.	Conversion Upon Regulatory Change.

If both (a) and (b) below occur:

(a) after the date of the issuance of the Series A Preferred Stock, the criteria used by A.M. Best Company, Inc. for determining whether and to what extent a security qualifies as permanent equity capital shall change such that the Series A Preferred Stock no longer qualifies for treatment as favorable as the treatment afforded to the Series A Preferred Stock on its date of issuance, and

(b) the Company affirmatively elects to qualify the Series A Preferred Stock for treatment as permanent equity capital by A.M. Best Company, Inc. without any sublimit or other quantitative restriction on the inclusion of the Series A Preferred Stock in permanent equity capital (other than any limitation the Company elects to accept and any limitation requiring that common equity or a specified form of common equity constitute the dominant form of permanent equity capital) under such criteria, then, upon such affirmative election, the Series A Preferred Stock shall be convertible at the Company’s option into a new series of preferred stock having terms and provisions substantially identical to those of the Series A Preferred Stock, except that such new series may have such additional or modified rights, preferences, privileges and voting powers, and limitations and restrictions thereof, as are necessary in the judgment of the Board (after consultation with legal counsel of recognized standing) to comply with the Required Equity Capital Provisions (as defined below), provided that the Company will not cause any such conversion unless the Board determines that the rights, preferences, privileges and voting powers, and the qualifications, limitations and restrictions thereof, of such new series of preferred stock, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and the qualifications, limitations and restrictions thereof, of the Series A Preferred Stock, taken as a whole.

As used above, the term “Required Equity Capital Provisions” means such terms and provisions as are, in the judgment of the Company (after consultation with legal counsel of recognized standing), required for preferred stock to qualify for equity capital treatment by A.M. Best Company, Inc. that is as favorable as the treatment afforded to the Series A Preferred Stock on its date of issuance, without any sublimit or other quantitative restriction on the inclusion of such preferred stock in permanent equity capital (other than any limitation the Company elects to accept and any limitation requiring that common equity or a specified form of common equity constitute the dominant form of permanent equity capital) pursuant to the applicable criteria used by A.M. Best Company, Inc.

8.	Liquidation Rights.

(a) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, the holders of the Series A Preferred Stock shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock or on any other Junior Stock the liquidation preference of $1,000 per share of Series A Preferred Stock, plus any declared and unpaid dividends for the then-current Dividend Period, without accumulation of any undeclared dividends.

(b) If in any distribution described in Section 5(a) above the assets of the Company or proceeds thereof are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of the Series A Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of the Series A Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of the Series A Preferred Stock and the holders of all such other Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of Series A Preferred Stock or Parity Stock shall mean the amount otherwise payable to such holder in such distribution, including any declared but unpaid dividends (and, in the case of any holder of shares other than Series A Preferred Stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued cumulative dividends, whether or not declared, as applicable).

(c) If the Liquidation Preference has been paid in full to all holders of the Series A Preferred Stock, the holders of other shares of the Company shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences and the holders of the Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

(d) Neither the sale, lease, exchange, transfer or conveyance of all or substantially all of the assets of the Company for cash, securities or other property, nor the merger or consolidation of the Company into or with any other corporation or the merger or consolidation of any other corporation into or with the Company, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 8.

9.	Ranking.

The Series A Preferred Stock shall rank, with respect to the payment of dividends and distributions prior to or upon the liquidation, dissolution or winding up of the Company:

(i) senior to all Common Stock outstanding and other Junior Stock, and each other series of Junior Stock that the Company may later issue;

(ii) equally with Parity Stock and each other series of Parity Stock that the Company may later issue; and

(iii) junior to any series of senior shares that the Company may later issue, subject to compliance with Section 11(b).

10.	Voting and Certain Other Rights.

(a) Except as set forth herein or required by applicable law, holders of Series A Preferred Stock shall have no voting rights.

(b) Whenever dividends on any Series A Preferred Stock shall have not been declared and paid for the equivalent of six or more dividend payments, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of such Series A Preferred Stock, voting together as a single class with holders of any and all other series of Voting Preferred Stock then outstanding, will be entitled to vote for the election of a total of one additional member to the Board (the “Preferred Stock Director”), provided that the election of any such director shall not cause the Company to violate the corporate governance requirement of the Nasdaq Global Select Market (or any other exchange on which the securities of the Company may be listed) that listed companies must have a majority of independent directors. The Preferred Stock Director shall be elected by simple majority at a special meeting called at the request of the holders of record of at least 20% of the shares of Series A Preferred Stock or of any other series of Voting Preferred Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual meeting or special meeting of the stockholders of the Company, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Company. For this purpose, the Board shall reserve one vacant place on the Board of the Company to accommodate such election and pass such resolutions as are necessary to give effect to such election.

(c) If the holders of the Series A Preferred Stock become entitled to elect a director to the Board, the Company shall promptly give notice to all holders and take all action necessary, including calling a meeting or circulating a consent to permit the nomination and election of such director. Applicable provisions of the Company’s Certificate of Incorporation shall be applicable to the holders of Series A Preferred Stock and any other Voting Preferred Stock as a class, provided that any written consents approved by the holders of record of a majority of the Series A Preferred Stock and any other Voting Preferred Stock outstanding shall be effective and shall bind all holders of Series A Preferred Stock. If and when dividends for at least four Dividend Periods, whether or not consecutive, following a Nonpayment have been paid in full (or declared and a sum sufficient for such payment has been set aside), then the right of the holders of the Series A Preferred Stock to elect the Preferred Stock Director shall cease (but subject to revesting of such voting rights in the event of any future Nonpayment pursuant to this Section 10) and the number of Dividend Periods in which dividends have not been declared and paid shall be reset to zero and, if and when any rights of holders of the Series A Preferred Stock to elect the Preferred Stock Director shall have ceased, the terms of office of the Preferred Stock Director shall terminate forthwith and the number of directors constituting the Board shall automatically be reduced by one.

(d) The Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding Series A Preferred Stock and any other shares of Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). So long as a Nonpayment shall continue, any vacancy in the office of the Preferred Stock Director (other than prior to the initial election of a Preferred Stock Director after a Nonpayment) may be filled by a vote of the holders of record of a majority of the shares of Series A Preferred Stock outstanding and any other Voting Preferred Stock then outstanding (voting together as a single class), when they have the voting rights described above. The Preferred Stock Director shall be entitled to one vote on any matter.

(e) Holders of the Series A Preferred Stock shall be entitled to vote on matters as described in Section 11.

11.	Modification.

(a) With the Consent of Holders. Except as provided below in this Section 11(a), this Certificate of Designations may be amended, modified or supplemented, and noncompliance in any particular instance with any provision of this Certificate of Designations or the Series A Preferred Stock may be waived, in each case with the written consent or affirmative vote of the holders of at least two-thirds of the shares of Series A Preferred Stock at the time outstanding, including any modification occurring in connection with any merger or consolidation of the Company or otherwise.

Subject to Sections 6 and 7, without the written consent or the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, given in person or by proxy, either in writing or at a meeting, an amendment or waiver under this Section 11(a) may not:

(i) amend, alter or repeal the provisions of the Company’s Certificate of Incorporation, By-Laws or this Certificate of Designations so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole; or

(ii) consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Company with another entity, unless in each case the Series A Preferred Stock (x) remains outstanding or (y) in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent having such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole;

provided, however, that for all purposes of this Section 11(a), any increase in the amount of the authorized or issued Series A Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Company will not be deemed to adversely affect the special rights, preferences, privileges or voting powers of the Series A Preferred Stock.

(b) Changes after Provision for Redemption. No vote or consent of the holders of the Series A Preferred Stock shall be required pursuant to Sections 10(b) and 11(a) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding Series A Preferred Stock shall have been redeemed, or called for redemption upon proper notice and sufficient funds shall have been set aside by the Company for the benefit of holders of such Series A Preferred Stock called for redemption, in each case pursuant to Section 4 above.

12.	Currency of Payments.

Any cash payments with respect to the Series A Preferred Stock shall be paid in United States dollars in immediately available funds.

13.	No Preemptive Rights.

No holder of Series A Preferred Stock shall have any preemptive right as to any additional issue of shares of capital stock of the Company, or to any security convertible, exercisable or exchangeable into such shares.

14.	Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the holders hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at 120 Broadway, 31st Floor, New York, New York 10271, facsimile number (646) 514-8612, Attn: General Counsel, or such other address or facsimile number as the Company may specify for such purposes by notice to the holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each holder of record of the Series A Preferred Stock at the facsimile telephone number or address of such holder of record at their respective last addresses or facsimile telephone number appearing on the share register of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Preferred Stock Certificate. If a holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

(c) Waiver. Any waiver by the Company or the holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Company or the holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(d) Status of Converted or Redeemed Preferred Stock. In case any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

(e) Other Rights. Except as provided in Sections 5, 6 and 7, the Series A Preferred Stock will not be convertible into, or exchangeable for, any other class or series of securities of the Company, and holders of the Series A Preferred Stock will have no subscription rights to acquire additional shares of the Company. Holders of the Series A Preferred Stock shall have no right to require the redemption or repurchase of the Series A Preferred Stock.

[Signature appears on subsequent page.]

IN WITNESS WHEREOF, I have affixed my signature hereto this 4th day of December, 2006.

TOWER GROUP, INC.

By:	/s/ Stephen G. Fauth
Corporate Secretary

State of Delaware Secretary of State Division of Corporations Delivered 11:02 AM 01/11/2007 FILED 10:57 AM 01/11/2007 SRV 070034132 – 2604194 FILE

CERTIFICATE OF DESIGNATIONS

OF

SERIES A-1 PREFERRED STOCK

OF

TOWER GROUP, INC.

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

Tower Group, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware (the “DGCL”) thereof, does hereby make this Certificate of Designations and DOES HEREBY CERTIFY:

That the board of directors of the Company (the “Board”) has the authority, pursuant to the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and the DGCL, to adopt resolutions providing for the designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions of one or more series of preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”).

That pursuant to resolutions of the Board of Directors adopted on January 10, 2007, the creation of the Series A-1 Preferred Stock, $0.01 par value per share (the “Series A-1 Preferred Stock”), was authorized and the designations, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions of such Series A-1 Preferred Stock, in addition to those set forth in the Certificate of Incorporation and Amended and Restated By-Laws (the “By-Laws”) of the Company, were fixed as follows:

1.	Designation.

The designation of the Series A-1 Preferred Stock shall be “Series A-1 Preferred Stock,” and the number of shares constituting the Series A-1 Preferred Stock shall be 40,000. The Series A-1 Preferred Stock shall have a liquidation preference of $1,000 per share. The Company may from time to time, without notice to or the consent of holders of the Series A-1 Preferred Stock, issue additional preferred stock. No such issuance shall affect the due authorization of any issued and outstanding shares of the Series A-1 Preferred Stock.

2.	Definitions.

“Board” shall mean the Board of Directors of the Company or any duly authorized committee of the Board of Directors.

“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

“Certificate of Designations” shall mean this Certificate of Designations relating to the Series A-1 Preferred Stock, as amended from time to time.

“Change in Control” shall have the meaning assigned to such term in Section 6(a).

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Conversion” shall have the meaning set forth in Section 5(a) hereof.

“Conversion Date” shall have the meaning set forth in Section 5(a) hereof.

“Dividend Payment Date” shall have the meaning assigned to such term in Section 3(a)(i).

“Dividend Period” shall have the meaning assigned to such term in Section 3(c).

“Dividend Rate” shall mean 8.66% per annum.

“Dividend Record Date” shall have the meaning assigned to such term in Section 3(b).

“Issue Date” shall mean the initial date of delivery of the Series A-1 Preferred Stock.

“Junior Stock” shall mean the Common Stock and any other class or series of shares of the Company that ranks junior to the Series A-1 Preferred Stock either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding up of the Company.

“Liquidation Preference” shall have the meaning assigned to such term in Section 8(b).

“Nonpayment” shall have the meaning assigned to such term in Section 10(b).

“Optional Conversion Shares” shall have the meaning assigned to such term in Section 5(a).

“Parity Stock” shall mean any class or series of preferred shares of the Company that ranks equally with the Series A-1 Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.

“Person” shall mean any individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock Director” shall have the meaning assigned to such term in Section 10(b).

“solvent” shall have the meaning assigned to such term in Section 3(a).

“Value of Consideration” shall have the meaning assigned to such term in Section 6(a).

“Voting Preferred Stock” shall mean any other class or series of preferred stock of the Company ranking equally with the Series A-1 Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which voting rights similar to those granted to the holders of the Series A-1 Preferred Stock have been conferred and are exercisable.

3.	Dividends.

(a) Dividend Payment Dates. The holders of the Series A-1 Preferred Stock shall be entitled to receive cash dividends when, as and if declared by the Board or a duly authorized committee of the Board, out of assets legally available for that purpose and to the extent the Company is able to pay its debts as they fall due (“solvent”) after giving effect thereto, at the applicable Dividend Rate set forth below in this Section 3. Dividends on the Series A-1 Preferred Stock shall be payable on a non-cumulative basis, quarterly in arrears on the 27th day of March, June, September and December of each year, the Mandatory Conversion Date (except with respect to shares of Series A-1 Preferred Stock that have been called for redemption pursuant to Section 4) and, if applicable, the date of consummation of any Change in Control (each, a “Dividend Payment Date”), subject to Section 3(e).

(b) Dividend Record Date. Each such dividend shall be paid to the holders of record of the Series A-1 Preferred Stock as they appear on the share register of the Company on the applicable record date (each, a “Dividend Record Date”), which shall be a record date fixed by the Board that is not more than 60 nor less than 10 days prior to such Dividend Payment Date or, if no such date is fixed by the Board, shall be 10 days prior to such Dividend Payment Date. The Dividend Record Date shall apply regardless of whether any particular Dividend Record Date is a Business Day.

(c) Dividend Period. Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date and shall run to but excluding the next Dividend Payment Date, except that the initial Dividend Period will commence on and include December 27, 2006, and will run to and exclude the first Dividend Payment Date thereafter.

(d) Day Count Convention. The amount of dividends payable per share of Series A-1 Preferred Stock on each Dividend Payment Date will be calculated using the per annum Dividend Rate and on the basis of a 360-day year consisting of twelve 30-day months.

(e) Business Day Convention. If any Dividend Payment Date is not a Business Day, then dividends will be payable on the first Business Day following such Dividend Payment Date unless such day is in the next calendar month, in which case dividends shall be payable on the first Business Day preceding such Dividend Payment Date and dividends, in each case, shall accrue to the actual payment date.

(f) Junior Stock. So long as any shares of Series A-1 Preferred Stock remain outstanding for any Dividend Period, unless the full dividends for the current Dividend Period on all outstanding Series A-1 Preferred Stock and Parity Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside): (i) no dividend whatsoever shall be paid or declared during such Dividend Period on the Common Stock or other Junior Stock (other than a dividend payable solely in Common Stock or other Junior Stock); and (ii) no Common Stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (other than as a result of a reclassification of such Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock) during such Dividend Period.

(g) Pro Rata Adjustments. When dividends are not paid in full (or duly provided for) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period) upon the Series A-1 Preferred Stock and any Parity Stock, all dividends declared upon the Series A-1 Preferred Stock and all such Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share of Series A-1 Preferred Stock and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the related Dividend Period) bear to each other.

(h) Additional Series A-1 Preferred Stock. In the event that additional shares of the Series A-1 Preferred Stock are issued after the original issue date, dividends on such shares may accrue from the original issue date or any other date specified by the Company at the time such additional shares are issued. These dividends will accrue, with respect to each Dividend Period, in the manner set forth in Sections 3(a)(i) and 3(b).

(i) Non-Cumulative Dividends. Dividends on Series A-1 Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the Series A-1 Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Company shall have no obligation to pay dividends accrued for the applicable Dividend Period subsequent to such Dividend Payment Date or to pay interest with respect to such dividends, whether or not dividends are declared on Series A-1 Preferred Stock for any subsequent Dividend Period.

4.	Redemption.

(a) The Company, at its option, may redeem, in whole at any time or in part from time to time, the Series A-1 Preferred Stock at the time outstanding, upon notice given as provided in Section 4(c) below, at a redemption price equal to $1,000 per share of Series A-1 Preferred Stock, together with an amount equal to any dividends that have been declared but not paid prior to the redemption date (but with no amount in respect of any dividends that have not been declared prior to such date). The redemption price for the Series A-1 Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Company or its agent. If the redemption date occurs subsequent to the Dividend Record Date for a Dividend Period, any declared but unpaid dividends payable on such redemption date shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3.

(b) Notice of redemption shall be given to the holders of record of the Series A-1 Preferred Stock in accordance with Section 14(a) hereof at least one Business Day before the date fixed for redemption. Any notice delivered as provided in Section 14(a) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice, or any defect in such notice or in the mailing thereof, to any holder of Series A-1 Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series A-1 Preferred Stock. Each such notice given to a holder shall state: (i) the redemption date; (ii) the number of shares of Series A-1 Preferred Stock to be redeemed and, if less than all the shares of the Series A-1 Preferred Stock held by such holder are to be redeemed, the number of such shares of Series A-1 Preferred Stock to be redeemed from such holder and whether the shares to be redeemed are Optional Conversion Shares; (iii) the redemption price; and (iv) the place or places where holders may surrender certificates evidencing the shares of Series A-1 Preferred Stock for payment of the redemption price.

(c) If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company for the benefit of the holders of the Series A-1 Preferred Stock called for the redemption, then on and after the redemption date dividends shall cease to accrue on such shares of Series A-1 Preferred Stock so called for redemption, all such shares of Series A-1 Preferred Stock so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares of Series A-1 Preferred Stock shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest.

(d) In case of any redemption of only part of the Series A-1 Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board may determine to be fair and equitable. Subject to the provisions hereof, the Board shall have full power and authority to prescribe the terms and conditions upon which the Series A-1 Preferred Stock shall be redeemed from time to time. In case fewer than all the shares of Series A-1 Preferred Stock represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without coat to the holder thereof.

5.	Conversion in Connection with a Public Offering.

(a) Unless previously called for redemption pursuant to Section 4, on the closing date of the Company’s first underwritten public offering of its common stock after October 31, 2006 (other than offers made to employees, officers or directors of the Company registered on a Form S-8 or offers made to agents of the Company pursuant to shares registered on a Form S-3 filed with the United States Securities and Exchange Commission (the “SEC”)) (the “Conversion Date”), 30,000 shares of Series A-1 Preferred Stock will automatically convert (the

“Conversion”) into a number of shares of Common Stock per share of Series A-1 Preferred Stock equal to the liquidation preference amount of a share of Series A-1 Preferred Stock divided by the offering price of the Common Stock in such offering or private placement (the “Conversion Price”). The remaining 10,000 shares of Series A-1 Preferred Stock (the “Optional Conversion Shares”) shall be convertible on the Conversion Date at the election of the holders of the shares of the Series A-1 Preferred Stock. Such Optional Conversion Shares shall be converted into a number of shares of Common Stock per Optional Conversion Share based on the Conversion Price as defined above. Notice of such election shall be delivered to the Company in accordance with the provisions of Section 14(a) not later than the date on which the preliminary prospectus pertaining to the underwritten public offering is filed with the SEC.

(b) The holders of the Series A-1 Preferred Stock to be converted on the Conversion Date shall have the right to receive, in addition to the number of shares of Common Stock specified in Section 5(a), an amount in cash equal to any dividends that have been declared but not paid prior to the Conversion Date (but with no amount in respect of any dividends that have not been declared prior to such date), such amount to be paid at the time of the Conversion, to the extent that the Company has sufficient lawful funds to pay such amount at such time. If the Conversion Date occurs subsequent to the Dividend Record Date for a Dividend Period, any declared but unpaid dividends payable on the Conversion Date shall not be paid to the holder entitled to receive the redemption price on the Mandatory Conversion Date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3.

(c) To the extent that the Company does not have sufficient lawful funds to pay in cash the amount equal to all of such dividends that have been declared but not paid prior to the Conversion Date, the holders of Series A-1 Preferred Stock to be converted on the Conversion Date shall be entitled to receive, upon conversion of such Series A-1 Preferred Stock on the Conversion Date, an additional number of shares of Common Stock per share of Series A-1 Preferred Stock equal to the amount of such dividends that have been declared but not paid prior to the Conversion Date in cash divided by the Conversion Price. Any resulting fractional shares of Common Stock shall be settled in cash as provided below, subject to the availability of sufficient lawful funds to make such settlement.

(d) From and after the Conversion Date, all shares of Series A-1 Preferred Stock that have been converted on such Conversion Date shall no longer be deemed outstanding and all rights with respect to such shares of Series A-1 Preferred Stock shall forthwith cease and terminate, except only the right of the holders thereof to receive the Common Stock and any cash due and owing on conversion of the Series A-1 Preferred Stock, without interest.

(e) No fractional shares of Common Stock will be issued to holders of Series A-1 Preferred Stock as a result of any Conversion of shares of Series A-1 Preferred Stock pursuant to this Section 5. In lieu of any fractional share of Common Stock otherwise issuable in respect of any Conversion pursuant to this Section 5, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Conversion Price.

(f) Notwithstanding this Section 5, if the Conversion shall result in the issuance of shares of common stock of the Company that would require the vote of the stockholders of the outstanding shares of common stock pursuant to the listing rules of the Nasdaq Global Select Market, the number of shares of Series A-1 Preferred Stock to be initially converted into Common Stock shall be limited to a number that would not require such a vote and the remaining shares of Series A-1 Preferred Stock shall not be converted until the required stockholder vote is obtained.

(g) The issuance of certificates for shares of Common Stock on Conversion of the Series A-1 Preferred Stock pursuant to this Section 5 shall be made without charge to the holder of the Series A-1 Preferred Stock for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series A-1 Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

6.	Conversion Upon Change in Control.

(a) Immediately prior to the consummation of any Change in Control (as defined below) that is consummated at a time when CastlePoint Holdings, Ltd. or one of its subsidiaries holds any shares of Series A-1 Preferred Stock, each share of Series A-1 Preferred Stock held by CastlePoint Holdings, Ltd. or one of its subsidiaries shall be converted into a number of shares of Common Stock equal to the liquidation preference amount of a share of Series A-1 Preferred Stock, determined in accordance with Section 8(a), divided by the Value of the Consideration (as defined below) per share of Common Stock in such Change in Control. A “Change in Control” means (i) any merger or consolidation of the Company with and into another company, other than a merger or consolidation in which (x) the Company is the surviving entity and (y) the holders of the Company’s Common Stock immediately prior to the consummation of such merger or consolidation own more than 50% of the voting equity interests of the surviving entity immediately after the consummation of such merger or consolidation; (ii) any transaction by which any person or group of persons (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended, or any successor or replacement rule) acquires beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor or replacement rule) of securities of the Company representing more than 50% of the voting power of the Company holder of at the time of such Change in Control. The “Value of Consideration” means the value of any consideration paid per share of Common Stock or value of the consideration into which a share of Common Stock is converted in a Change in Control transaction or, if such Change in Control Value does not involve a merger or consolidation of the Company or the acquisition of shares of Common Stock, the equivalent value placed upon a share of Common Stock in such transaction; provided, that (i) in the case of any publicly traded securities payable per share of Common Stock or into which a share of Common Stock shall be converted, the value of such securities shall be the last price at which such securities are traded on a public market immediately prior to the closing of the Change in Control and (ii) in the case of any securities that are not publicly traded or any other property payable per share of Common Stock or into which a share of Common Stock shall be converted, the value of such securities shall be fixed in good faith by the Board.

(b) The holders of the Series A-1 Preferred Stock to be converted in connection with a Change in Control shall have the right to receive, in addition to the number of shares of Common Stock specified in Section 6(a), an amount in cash equal to any dividends that have been declared but not paid prior to the consummation of such Change in Control (but with no amount in respect of any dividends that have not been declared prior to such date), such amount to be paid at the time of the consummation of such Change in Control, to the extent that the Company has sufficient lawful funds to pay such amount at such time. If the consummation of such Change in Control occurs subsequent to the Dividend Record Date for a Dividend Period, any declared but unpaid dividends payable upon the consummation of such Change in Control shall not be paid to the holder entitled to receive the redemption price on the date of the consummation of such Change in Control, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3.

(c) To the extent that the Company does not have sufficient lawful funds to pay in cash the amount equal to all of such dividends that have been declared but not paid prior to the consummation of a Change in Control, the holders of Series A-1 Preferred Stock to be converted in connection with a Change in Control shall be entitled to receive, upon conversion of such Series A-1 Preferred Stock upon the consummation of such Change in Control, an additional number of shares of Common Stock per share of Series A-1 Preferred Stock equal to the amount of such dividends that have been declared but not paid prior to the consummation of such Change in Control in cash divided by the Value of Consideration. Any resulting fractional shares of Common Stock shall be settled in cash as provided below, subject to the availability of sufficient lawful funds to make such settlement.

(d) From and after the consummation of a Change in Control, all shares of Series A-1 Preferred Stock that have been converted in connection with such Change in Control shall no longer be deemed outstanding and all rights with respect to such shares of Series A-1 Preferred Stock shall forthwith cease and terminate, except only the right of the holders thereof to receive the Common Stock and any cash due and owing on conversion of the Series A-1 Preferred Stock, without interest.

(e) No fractional shares of Common Stock will be issued to holders of Series A-1 Preferred Stock as a result of any conversion of shares of Series A-1 Preferred Stock pursuant to this Section 6, In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion pursuant to this Section 6, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Value of Conversion.

(f) The issuance of certificates for shares of Common Stock on conversion of the Series A-1 Preferred Stock pursuant to this Section 6 shall be made without charge to the holder of the Series A-1 Preferred Stock for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series A-1 Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

7.	Conversion Upon Regulatory Change.

If both (a) and (b) below occur:

(a) after the date of the issuance of the Series A-1 Preferred Stock, the criteria used by A.M. Best Company, Inc. for determining whether and to what extent a security qualifies as permanent equity capital shall change such that the Series A-1 Preferred Stock no longer qualifies for treatment as favorable as the treatment afforded to the Series A-1 Preferred Stock on its date of issuance, and

(b) the Company affirmatively elects to qualify the Series A-1 Preferred Stock for treatment as permanent equity capital by A.M. Best Company, Inc. without any sublimit or other quantitative restriction on the inclusion of the Series A-1 Preferred Stock in permanent equity capital (other than any limitation the Company elects to accept and any limitation requiring that common equity or a specified form of common equity constitute the dominant form of permanent equity capital) under such criteria, then, upon such affirmative election, the Series A-1 Preferred Stock shall be convertible at the Company’s option into a new series of preferred stock having terms and provisions substantially identical to those of the Series A-1 Preferred Stock, except that such new series may have such additional or modified rights, preferences, privileges and voting powers, and limitations and restrictions thereof, as are necessary in the judgment of the Board (after consultation with legal counsel of recognized standing) to comply with the Required Equity Capital Provisions (as defined below), provided that the Company will not cause any such conversion unless the Board determines that the rights, preferences, privileges and voting powers, and the qualifications, limitations and restrictions thereof, of such new series of preferred stock, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and the qualifications, limitations and restrictions thereof, of the Series A-1 Preferred Stock, taken as a whole.

As used above, the term “Required Equity Capital Provisions” means such terms and provisions as are, in the judgment of the Company (after consultation with legal counsel of recognized standing), required for preferred stock to qualify for equity capital treatment by A.M. Best Company, Inc. that is as favorable as the treatment afforded to the Series A-1 Preferred Stock on its date of issuance, without any sublimit or other quantitative restriction on the inclusion of such preferred stock in permanent equity capital (other than any limitation the Company elects to accept and any limitation requiring that common equity or a specified form of common equity constitute the dominant form of permanent equity capital) pursuant to the applicable criteria used by A.M. Best Company, Inc.

8.	Liquidation Rights.

(a) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, the holders of the Series A-1 Preferred Stock shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock or on any other Junior Stock the liquidation preference of $1,000 per share of Series A-1 Preferred Stock, plus any declared and unpaid dividends for the then-current Dividend Period, without accumulation of any undeclared dividends.

(b) If in any distribution described in Section 5(a) above the assets of the Company or proceeds thereof are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of the Series A-1 Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of the Series A-1 Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of the Series A-1 Preferred Stock and the holders of all such other Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of Series A-1 Preferred Stock or Parity Stock shall mean the amount otherwise payable to such holder in such distribution, including any declared but unpaid dividends (and, in the case of any holder of shares other than Series A-1 Preferred Stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued cumulative dividends, whether or not declared, as applicable).

(c) If the Liquidation Preference has been paid in full to all holders of the Series A-1 Preferred Stock, the holders of other shares of the Company shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences and the holders of the Series A-1 Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

(d) Neither the sale, lease, exchange, transfer or conveyance of all or substantially all of the assets of the Company for cash, securities or other property, nor the merger or consolidation of the Company into or with any other corporation or the merger or consolidation of any other corporation into or with the Company, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 8.

9.	Ranking.

The Series A-1 Preferred Stock shall rank, with respect to the payment of dividends and distributions prior to or upon the liquidation, dissolution or winding up of the Company:

(i) senior to all Common Stock outstanding and other Junior Stock, and each other series of Junior Stock that the Company may later issue;

(ii) equally with Parity Stock and each other series of Parity Stock that the Company may later issue; and

(iii) junior to any series of senior shares that the Company may later issue, subject to compliance with Section 11(b).

10.	Voting and Certain Other Rights.

(a) Except as set forth herein or required by applicable law, holders of Series A-1 Preferred Stock shall have no voting rights.

(b) Whenever dividends on any Series A-1 Preferred Stock shall have not been declared and paid for the equivalent of six or more dividend payments, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of such Series A-1 Preferred Stock, voting together as a single class with holders of any and all other series of Voting Preferred Stock then outstanding, will be entitled to vote for the election of a total of one additional member to the Board (the “Preferred Stock Director”), provided that the election of any such director shall not cause the Company to violate the corporate governance requirement of the Nasdaq Global Select Market (or any other exchange on which the securities of the Company may be listed) that listed companies must have a majority of independent directors. The Preferred Stock Director shall be elected by simple majority at a special meeting called at the request of the holders of record of at least 20% of the shares of Series A-1 Preferred Stock or of any other series of Voting Preferred Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual meeting or special meeting of the stockholders of the Company, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Company. For this purpose, the Board shall reserve one vacant place on the Board of the Company to accommodate such election and pass such resolutions as are necessary to give effect to such election.

(c) If the holders of the Series A-1 Preferred Stock become entitled to elect a director to the Board, the Company shall promptly give notice to all holders and take all action necessary, including calling a meeting or circulating a consent to permit the nomination and election of such director. Applicable provisions of the Company’s Certificate of Incorporation shall be applicable to the holders of Series A-1 Preferred Stock and any other Voting Preferred Stock as a class, provided that any written consents approved by the holders of record of a majority of the Series A-1 Preferred Stock and any other Voting Preferred Stock outstanding shall be effective and shall bind all holders of Series A-1 Preferred Stock. If and when dividends for at least four Dividend Periods, whether or not consecutive, following a Nonpayment have been paid in full (or declared and a sum sufficient for such payment has been set aside), then the right of the holders of the Series A-1 Preferred Stock to elect the Preferred Stock Director shall cease (but subject to revesting of such voting rights in the event of any future Nonpayment pursuant to this Section 10) and the number of Dividend Periods in which dividends have not been declared and paid shall be reset to zero and, if and when any rights of holders of the Series A-1 Preferred Stock to elect the Preferred Stock Director shall have ceased, the terms of office of the Preferred Stock Director shall terminate forthwith and the number of directors constituting the Board shall automatically be reduced by one.

(d) The Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding Series A-1 Preferred Stock and any other shares of Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). So long as a Nonpayment shall continue, any vacancy in the office of the Preferred Stock Director (other than prior to the initial election of a Preferred Stock Director after a Nonpayment) may be filled by a vote of the holders of record of a majority of the shares of Series A-1 Preferred Stock outstanding and any other Voting Preferred Stock then outstanding (voting together as a single class), when they have the voting rights described above. The Preferred Stock Director shall be entitled to one vote on any matter.

(e) Holders of the Series A-1 Preferred Stock shall be entitled to vote on matters as described in Section 11.

11.	Modification.

(a) With the Consent of Holders. Except as provided below in this Section 11(a), this Certificate of Designations may be amended, modified or supplemented, and noncompliance in any particular instance with any provision of this Certificate of Designations or the Series A-1 Preferred Stock may be waived, in each case with the written consent or affirmative vote of the holders of at least two-thirds of the shares of Series A-1 Preferred Stock at the time outstanding, including any modification occurring in connection with any merger or consolidation of the Company or otherwise.

Subject to Sections 6 and 7, without the written consent or the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A-1 Preferred Stock, given in person or by proxy, either in writing or at a meeting, an amendment or waiver under this Section 11(a) may not:

(i) amend, alter or repeal the provisions of the Company’s Certificate of Incorporation, By-Laws or this Certificate of Designations so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series A-1 Preferred Stock, taken as a whole; or

(ii) consummate a binding share exchange or reclassification involving the Series A-1 Preferred Stock or a merger or consolidation of the Company with another entity, unless in each case the Series A-1 Preferred Stock (x) remains outstanding or (y) in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent having such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A-1 Preferred Stock, taken as a whole;

provided, however, that for all purposes of this Section 11(a), any increase in the amount of the authorized or issued Series A-1 Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock ranking equally with and/or junior to the Series A-1 Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Company will not be deemed to adversely affect the special rights, preferences, privileges or voting powers of the Series A-1 Preferred Stock.

(b) Changes after Provision for Redemption. No vote or consent of the holders of the Series A-1 Preferred Stock shall be required pursuant to Sections 10(b) and 11(a) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding Series A-1 Preferred Stock shall have been redeemed, or called for redemption upon proper notice and sufficient funds shall have been set aside by the Company for the benefit of holders of such Series A-1 Preferred Stock called for redemption, in each case pursuant to Section 4 above.

12.	Currency of Payments.

Any cash payments with respect to the Series A-1 Preferred Stock shall be paid in United States dollars in immediately available funds.

13.	No Preemptive Rights.

No holder of Series A-1 Preferred Stock shall have any preemptive right as to any additional issue of shares of capital stock of the Company, or to any security convertible, exercisable or exchangeable into such shares.

14.	Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the holders hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at 120 Broadway, 31st Floor, New York, New York 10271, facsimile number (646) 514-8612, Attn: General Counsel, or such other address or facsimile number as the Company may specify for such purposes by notice to the holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each holder of record of the Series A-1 Preferred Stock at the facsimile telephone number or address of such holder of record at their respective last addresses or facsimile telephone number appearing on the share register of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of

(i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Preferred Stock Certificate. If a holder’s Series A-1 Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A-1 Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

(c) Waiver. Any waiver by the Company or the holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Company or the holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(d) Status of Converted or Redeemed Preferred Stock. In case any shares of Series A-1 Preferred Stock shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A-1 Preferred Stock.

(e) Other Rights. Except as provided in Sections 5, 6 and 7, the Series A-1 Preferred Stock will not be convertible into, or exchangeable for, any other class or series of securities of the Company, and holders of the Series A-1 Preferred Stock will have no subscription rights to acquire additional shares of the Company. Holders of the Series A-1 Preferred Stock shall have no right to require the redemption or repurchase of the Series A-1 Preferred Stock.

[Signature appears on subsequent page.]

IN WITNESS WHEREOF, I have affixed my signature hereto this 11th day of January, 2007.

TOWER GROUP, INC.

By: /s/ Steven G. Fauth
Corporate Secretary

State of Delaware Secretary of State Division of Corporations Delivered 01:48 PM 02/04/2009 FILED 01:48 PM 02/04/2009 SRV 090101740 – 2604194 FILE

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TOWER GROUP, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Tower Group, Inc. (the “Corporation”), a corporation organized under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: That the Board of Directors of the Corporation has duly adopted a resolution setting forth the following proposed amendment to the Certificate of Incorporation of the Corporation (this “Amendment”) and declaring this Amendment to be advisable:

Article IV of the Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) is hereby amended to increase (i) the total number of shares of all classes of stock that the Corporation is authorized to issue, and (ii) the number of shares of common stock that the Corporation is authorized to issue, so that Section 4. l(a) of the Certificate of Incorporation shall now read:

“(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 102,000,000, consisting of: (i) 100,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).”

SECOND: That this Amendment was duly adopted, in accordance with the DGCL and the Certificate of Incorporation and the By-Laws of the Corporation, by the stockholders of the Corporation at a meeting of the stockholders duly held on January 28, 2009.

THIRD: That this Amendment was duly adopted pursuant to the applicable provisions of sections 141, 216 and 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment on this 4th day of February, 2009.

By

Name: Elliot S. Orol
Title: Senior Vice President, General Counsel & Secretary

Annex E

October 2007

AMENDED AND RESTATED

BY-LAWS

OF

TOWER GROUP, INC.

ARTICLE I

OFFICES

Section 1.1 Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware and the name and address of its registered agent is Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

Section 1.2 Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1 Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2.2 Annual Meetings. The annual meeting of the stockholders of the Corporation for the election of Directors and for the transaction of such other business as properly may come before such meeting shall be held at such time and date as may be designated from time to time by the Board of Directors and set forth in the notice or waiver of notice of the meeting.

Section 2.3 Special Meetings. Unless otherwise prescribed by law, special meetings of the stockholders, may be called at any time only by the Chairman of the Board, if one be elected, the Chief Executive Officer, the President or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. A special meeting may not be called by any other person or persons. Special meetings of the stockholders may be held at such time and date as shall be stated in the notice of meeting. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting.

Section 2.4 Annual and Special Meeting Procedures.

(a) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice with respect to such meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of record of the Corporation who was a stockholder of record at the time of the giving of the notice provided for in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this section.

(b) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.4 (a) (iii), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not fewer than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting and in any event at least forty-five (45) days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the prior year’s annual meeting of stockholders; provided, that, if no proxy materials were mailed by the Corporation in connection with the preceding year’s annual meeting, or if the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than seventy (70) days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than one hundred twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall the adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-11 thereunder, or any successor provisions, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of any beneficial owner on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (B) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

(c) Notwithstanding anything in the second sentence of Section 2.4(b) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this paragraph shall also be considered timely but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(d) Only such business as shall have been brought before the special meeting of stockholders pursuant to the Corporation’s notice of meeting pursuant to Section 2.10 of these By-Laws shall be conducted at such meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of record of the Corporation who is a stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who complies with the applicable notice procedures set forth in this Section 2.4. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder’s notice required by the Section 2.4(b) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than one hundred twenty (120) days prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

(e) Only persons nominated in accordance with the procedures set forth in this Section 2.4 shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this section.

The chair of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these By-Laws and, if any proposed nomination or business is not in compliance with these By-Laws, to declare that such defective proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(f) For purposes of this section, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(g) Notwithstanding the foregoing provisions of this Section 2.4, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2.4. Nothing in this Section 2.4 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 2.5 Time Periods. In applying any provision of these By-Laws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 2.6 Voting. Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) and in accordance with the provisions of these By-Laws shall be entitled to such number of votes as provided in the Certificate of Incorporation, in person or by proxy, for each share of stock entitled to vote held by such stockholder, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. Upon the demand of any stockholder, the vote for directors and the vote upon any question before the meeting shall be by ballot. At all meetings of stockholders, all matters, except for the election of directors and except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, shall be determined by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting at which a quorum is present and entitled to vote on the subject matter. Directors shall be elected by a majority of the votes cast in uncontested elections, and by a plurality of the votes cast in contested elections, at the annual meeting of stockholders.

Section 2.7 No Consent of Stockholders In Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided in these By-Laws, and may not be taken by a written consent of the stockholders pursuant to the Delaware General Corporation Law.

Section 2.8 Voting Lists. A complete list of the stockholders entitled to vote at the ensuing election of directors, arranged in alphabetical order showing the address of each stockholder and the number of shares held by each stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 2.9 Quorum. Except as otherwise required by law, the Certificate of Incorporation or these By-Laws, the presence, in person or by proxy, of the holders of record of a majority of the votes entitled to be cast in respect of all outstanding shares of stock of the Corporation shall constitute a quorum at all meetings of the stockholders. In case a quorum shall not be present at any meeting, the Chairman of the Board, if one be elected, the Chief Executive Officer, the President or other person entitled to chair the meeting or a majority in voting interest of the stockholders entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally noticed.

Section 2.10 Notice of Meetings; Waiver.

(a) Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat at his address as it appears on the records of the Corporation, not less than ten (10) nor more than sixty (60) days before the date of the meeting. No business other than that stated in the notice shall be transacted at any special meeting without the unanimous consent of all the stockholders entitled to vote thereat.

(b) A stockholder may waive notice required by law, the Certificate of Incorporation or these By-Laws before or after the date and time stated in such notice. Except as provided in the next sentence, the waiver must be in writing, be signed by the stockholder entitled to the notice and be delivered to the Corporation for inclusion in the minutes or filing with the corporate records. A stockholder’s attendance at a meeting: (i) waives objection to lack of notice or defective notice of meeting, unless the stockholder at the beginning of the meeting (or promptly upon his or her arrival) objects to holding the meeting or transacting business at the meeting; and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the stockholder objects to considering the matter when it is presented.

ARTICLE III

DIRECTORS

Section 3.1 General Powers. Except as may otherwise be provided by law, the Certificate of Incorporation or these By-Laws, the property, affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors and the Board of Directors may exercise all the powers of the Corporation.

Section 3.2 Number of Directors. Subject to the rights, if any, of holders of preferred stock of the Corporation to elect directors of the Corporation, the Board of Directors shall consist of no fewer than 5 or more than 13 directors, the exact number thereof to be determined from time to time by resolution duly adopted by the Board of Directors.

Section 3.3 Classified Board of Directors; Election of Directors. The Directors of the Corporation, subject to the rights, if any, of the holders of preferred stock, shall be classified with respect to the time for which they severally hold office, into three (3) classes, as nearly equal in number as possible, one class (“Class I”) whose initial term expires at the 2005 annual meeting of stockholders, another class (“Class II”) whose initial term expires at the 2006 annual meeting of stockholders, and another class (“Class III”) whose initial term expires at the 2007 annual meeting of stockholders, with each class to hold office until its successors are elected and qualified. Except as otherwise provided in Sections 3.4 and 3.9 of these By-Laws, at each annual meeting of stockholders of the Corporation, and subject to the rights, if any, of the holders of preferred stock, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Section 3.4 Resignations. Any director may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chairman of the Board of Directors, if one be elected, the Chief Executive Officer, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless so specified therein.

Section 3.5 Vacancies. Subject to the rights of the holders, if any, of preferred stock of the Corporation to elect additional directors under specified circumstances and the Certificate of Incorporation, if the office of any director becomes vacant for any reason, including but not limited to newly created directorships resulting from any increase in the number of directors, or a vacancy resulting from the removal of a director for cause, the remaining directors in office, though less than a quorum, by a majority vote may appoint any qualified person to fill such vacancy. Any director elected to fill a newly created directorship shall be of the class specified by the Board of Directors at the time the newly created directorships were created. A director elected to fill a vacancy or a newly created directorship shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

Section 3.6 Meetings. Regular meetings of the directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman of the Board, if one be elected, the Chief Executive Officer, the President or by the Secretary on the written request of any two directors on at least two days’ notice to each director and shall be held at such place or places as may be determined by the directors, or as shall be stated in the call of the meeting. Notice of a meeting need not be given to any director who submits a signed waiver of notice before or after the meeting, nor to any director who attends the meeting without protesting the lack of notice either prior to the meeting or at its commencement.

Section 3.7 Quorum. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business, and the acts of a majority of the directors present at a meeting at which a quorum is present shall be the acts of the Board of Directors, unless otherwise provided by law, the Certificate of Incorporation or these By-Laws. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned.

Section 3.8 Compensation. Directors and members of any committee created by the Board of Directors shall be entitled to such reasonable compensation for their services as directors and members of such committee as shall be fixed from time to time by the Board of Directors, and shall also be entitled to reimbursement for any reasonable expenses incurred in attending meetings of the Board of Directors or of any such committee meetings. Any director receiving such compensation shall not be barred from serving the Corporation in any other capacity and receiving reasonable compensation for such other services.

Section 3.9 Removal of Directors.

(a) Subject to the rights of the holders, if any, of preferred stock of the Corporation, to elect additional directors under specified circumstances, any director may be removed at any time, but only for cause, upon the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors.

(b) Any of the directors may be removed for cause by the affirmative vote of a majority of the entire Board of Directors then in office.

(c) A director may be removed by the stockholders or directors only at a meeting called for the purpose of removing him or her, and the meeting notice must state that the purpose or one of the purposes, of the meeting is the removal of directors.

Section 3.10 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and such written consent is filed with the minutes of the proceedings of the Board of Directors or the committee, as the case may be.

Section 3.11 Participation in Meeting by Telephone. Any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or any committee thereof by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at such meeting.

Section 3.12 Entire Board of Directors. As used in these By-Laws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

ARTICLE IV

COMMITTEES

Section 4.1 Committees.

(a) The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one (1) or more committees of the Board of Directors, each consisting of one (1) or more members. To the extent provided in the resolution, and permitted by law, the committee or committees shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation. Any committee or committees shall have the name or names determined from time to time by resolution adopted by the Board of Directors. Any vacancy in a committee occurring from any cause whatsoever may be filled by the Board of Directors.

(b) The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee shall keep regular minutes and report to the Board of Directors when required.

Section 4.2 Resignation. Any member of a committee may resign at any time upon notice to the Board of Directors. Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the Chairman of the Board of Directors, if one be elected, the Chief Executive Officer, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective unless so specified therein.

Section 4.3 Quorum. A majority of the members of a committee shall constitute a quorum. The act of a majority of the members of a committee present at any meeting at which a quorum is present shall be the act of such committee. The members of a committee shall act only as a committee, and the individual members thereof shall have no powers as such.

Section 4.4 Record of Proceedings. Each committee shall keep a record of its acts and proceedings and shall report the same to the Board of Directors when and as required by the Board of Directors.

Section 4.5 Organization, Meetings, Notices. A committee may hold its meetings at the principal office of the Corporation, or at any other place upon which a majority of the committee may at any time agree. Each committee may make such rules as it may deem expedient for the regulation and carrying on of its meetings and proceedings. Any notice of a meeting of such Committee may be given by the Secretary of the Corporation or by the chairman of the Committee and shall be sufficiently given if given to each member at least two (2) days before the day on which the meeting is to be held. Notice of a meeting need not be given to any member who submits a signed waiver of notice before or after the meeting, nor to any director who attends the meeting without protesting the lack of notice prior to the meeting or at its commencement.

Section 4.6 Compensation. The members of any committee shall be entitled to such compensation as may be allowed them by resolution of the Board of Directors.

ARTICLE V

OFFICERS

Section 5.1 General. The officers of the Corporation shall be chosen by the Board of Directors and shall include a Chief Executive Officer, a President and a Secretary. The Board of Directors, in its discretion, may also choose a Chairman of the Board of Directors (who must be a director), Chief Financial Officer, Assistant Chief Financial Officers, Controller, Treasurer, Secretary, Assistant Treasurers and one or more Vice Presidents, Assistant Secretaries, and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

Section 5.2 Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

Section 5.3 Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, the President or any Vice President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

Section 5.4 Removal of Officers. Any officer of the Corporation may be removed from office, for or without cause, by a vote of a majority of the Board of Directors.

Section 5.5 Resignation. Any officer of the Corporation may resign at any time upon notice to the Corporation. Such resignation shall be in writing and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chairman of the Board of Directors, if one be elected, the Chief Executive Officer, the President or the Secretary. The acceptance of a resignation shall not be necessary in order to make it effective, unless so specified therein.

Section 5.6 Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

Section 5.7 Chairman of the Board of Directors. The Chairman of the Board of Directors, if one be elected, shall preside at all meetings of the Board of Directors and shall have and perform such other duties as from time to time may be assigned to him or her by the Board of Directors.

Section 5.8 Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation and shall have the general powers and duties of supervision and management usually vested in the office of chief executive officer of a corporation. The Chief Executive Officer shall preside at all meetings of the stockholders if present thereat, and, in the absence or non-election of the Chairman of the Board of Directors, at all meetings of the Board of Directors.

Section 5.9 President. The President shall be the chief operating officer of the Company and shall have general supervision, direction and control of the business of the Corporation. Except as the Board of Directors shall authorize the execution thereof in some other manner, the President shall execute bonds, mortgages and other contracts on behalf of the Corporation.

Section 5.10 Vice-President. Each Vice-President shall have such powers and shall perform such duties as shall be assigned to him or her by the Board of Directors.

Section 5.11 Treasurer. The Treasurer, if one be elected, shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. The Treasurer, if one be elected, shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer, if one be elected, shall disburse the funds of the Corporation as may be ordered by the Board of Directors or the President, taking proper vouchers for such disbursements. The Treasurer, if one be elected, shall render to the President and Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer, if one be elected, shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.

Section 5.12 Secretary. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors, and all other notices required by law or by these By-Laws, and in case of his or her absence or refusal or neglect to do so, any such notice may be given by any person thereunto directed by the President or the Board of Directors as provided in these By-Laws. The Secretary shall attend all meetings of the Board of Directors and of the stockholders and shall record all votes and the minutes of all the proceedings of such meetings in a book to be kept for that purpose, and shall perform like duties for any committee appointed by the Board of Directors. The Secretary shall perform such other duties as may be assigned to him or her by the Board of Directors or the President.

Section 5.13 Assistant Treasurers and Assistant Secretaries. Assistant Treasurers and Assistant Secretaries, if any, shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board of Directors.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Shares of Stock. The shares of the Corporation’s stock may be certificated or uncertificated and shall be entered in the books of the Corporation and registered as they are issued. The issuance of shares in uncertificated form shall not affect shares already represented by a certificate until the certificate is surrendered to the Corporation. Any certificates representing stock in the Corporation shall be signed by the Chairman of the Board of Directors, if one be elected, the President or one of the Vice-Presidents and the Treasurer or an Assistant Treasurer, or Secretary or an Assistant Secretary, and shall certify the number of shares owned by the stockholder in the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she was such officer, transfer agent or registrar at the date of issue.

Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall cause to be sent to the registered owner thereof a written notice that shall set forth the name of the Corporation, the name of the stockholder, the number and class (and the designation of the series, if any) of the shares represented, and a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights on such shares of stock.

Section 6.2 Lost Certificates. The Corporation may issue (i) a new certificate of stock or (ii) uncertificated shares in the place of any certificate, theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, and the Board of Directors may, in their discretion, require the owner of the lost, stolen or destroyed certificate or his legal representative to give the Corporation a bond, in such sum as they may direct, to indemnify the Corporation against any claim that may be made against the Corporation by reason of the issue of such new certificate and against any other liability in the premises, or may remit such holder to such remedy or remedies as the holder may have under the laws of the State of Delaware.

Section 6.3 Transfer of Shares. The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer any old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom such certificates shall be canceled, and the Corporation shall issue new certificates or evidence of uncertificated shares. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.

Section 6.4 Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to such other action for which the record date is fixed. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6.5 Dividends. Subject to any applicable provisions of law and the Certificate of Incorporation, the Board of Directors may, at any regular or special meeting, declare dividends upon the capital stock of the Corporation and any such dividend may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Board of Directors from time to time, in their discretion, deems proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends, or for such other purposes as the directors shall deem conducive to the interests of the Corporation.

Section 6.6 Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 6.7 Disbursements. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.

Section 6.8 Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 6.9 Notice and Waiver of Notice. Whenever any notice is required by these By-Laws to be given, personal notice is not meant unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his or her address as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by statute. Whenever any notice is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE VII

AMENDMENTS

Section 7.1 By Stockholders. These By-Laws may be amended or repealed at any annual meeting of the stockholders or at any special meeting thereof, if notice of the proposed amendment or repeal to be made is contained in the notice of such special meeting; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the By-Laws of the Corporation.

Section 7.2 By Directors. The Board of Directors is expressly empowered to adopt, amend or repeal the By-Laws of the Corporation. Any adoption, amendment or repeal of the By-Laws of the Corporation by the Board of Directors shall require the approval of a majority of the entire Board of Directors.

ARTICLE VIII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 8.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnities in connection therewith; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnities in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Section 8.2 Right to Advancement of Expenses. The right to indemnification conferred in Section 8.1 shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan), such advancement of expenses shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 8.2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 8.1 and 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Section 8.3 Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or 8.2 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Further, in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE VIII or otherwise shall be on the Corporation.

Section 8.4 Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 8.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Section 8.6 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Annex F

745 Seventh Avenue New York, NY 10019 United States

November 6, 2012

Board of Directors

Tower Group, Inc.

120 Broadway, 31st Floor

New York, NY 10271

Members of the Board of Directors:

We understand that Tower Group, Inc. (the “Company”) has entered into a transaction (the “Proposed Transaction”) with Canopius Holdings Bermuda Limited (“Bermuda Holdco”), a Bermuda limited company and a wholly-owned subsidiary of Canopius Group Limited (“Canopius”), pursuant to which (i) third-party investors to be identified will purchase all of the ordinary shares of Bermuda Holdco, par value $0.01 per share (the “Bermuda Holdco Shares”), from Canopius (the “Third Party Sale”), (ii) immediately thereafter, Condor 1 Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Bermuda Holdco (“Merger Sub”), will merge with and into the Company (the “Merger”), with the Company surviving as an indirect wholly-owned subsidiary of Bermuda Holdco, and (iii) in connection with the Merger, each issued and outstanding share of common stock of the Company, par value $0.01 per share (“Company Shares”), other than Company Shares owned by the Company as treasury stock and Company Shares owned by Bermuda Holdco and its subsidiaries, shall be converted into the right to receive a number of Bermuda Holdco Shares equal to the Stock Conversion Number (as defined below) (the “Stock Consideration” and, together with any cash paid in lieu of fractional shares, the “Merger Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in (A) the Agreement and Plan of Merger, dated as of July 30, 2012, among the Company, Bermuda Holdco, Canopius Mergerco, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Bermuda Holdco (“Delaware Purchaser”), and Merger Sub (the “Merger Agreement”), as proposed to be amended by Amendment No. 1 thereto (the “Amendment”), (B) the Letter Agreement, dated as of July 30, 2012, among the Company, Canopius, Bermuda Holdco and Delaware Purchaser (the “Letter Agreement”) and (C) the Master Transaction Agreement, dated as of April 25, 2012, among the Company, Canopius, Bermuda Holdco and Delaware Purchaser (the “MTA”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the foregoing agreements.

The “Stock Conversion Number” means the quotient obtained by dividing (i) the closing price per Company Share on the business day on which the purchase price of the Bermuda Holdco Shares to be sold pursuant to the Third Party Sale Agreement (as defined in the MTA) is finally determined (the “Pricing Date”) by (ii) the Adjusted Bermuda Holdco Price Per Share. The “Adjusted Bermuda Holdco Price Per Share” means the quotient obtained by dividing (I) the sum of (A) the Target TNAV Amount (defined below), (B) the value of the “Retained Business” (determined in accordance with the MTA), (C) the aggregate amount of the placement fees received by the placement agents in connection with the Third Party Sale (the “Placement Fee”) and (D) the aggregate amount, expressed in dollars, equal to the absolute value of the discount from the closing price of the Company Shares on The NASDAQ Global Select Market on the Pricing Date, or on another reasonably current date agreed upon by the Company, Bermuda Holdco and the investors in the Third Party Sale, that the Company, Bermuda Holdco and such investors have agreed is necessary in order to effect the Third Party Sale (the “Investor Discount”) by (II) the aggregate number of Bermuda Holdco Shares sold pursuant to the Third Party Sale Agreement. “Target TNAV Amount” means the amount that the Company specifies in a written notice to Canopius under the MTA delivered prior to the date of the Third Party Sale Agreement as the target amount of the Tangible Net Asset Value of Bermuda Holdco as of the closing date of the Third Party Sale. “Tangible Net

F-1

Asset Value” means, with respect to Bermuda Holdco, the value of the total assets of Bermuda Holdco excluding assets constituting goodwill, intellectual property or other intangible assets less the value of the total liabilities of Bermuda Holdco, in each case calculated in accordance with generally accepted accounting principles in the United States.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Merger Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction, the likelihood of consummation of the Proposed Transaction, the Company’s purchase of ordinary shares of Canopius, or any of the other transactions or agreements contemplated by or arising out of the MTA, including, without limitation, the Restructuring, the Third Party Sale, the SPS Transactions Right or the Managing Agency Acquisition Right (in each case as defined in the MTA). We have been solely engaged for the purpose of rendering an opinion with respect to the fairness, from a financial point of view, of the Merger Consideration to be offered to the Company’s stockholders in the Proposed Transaction, and not as a financial advisor and, accordingly, we have not considered, and our opinion does not address, the merits of the Proposed Transaction. We do not express any opinion as to any tax, regulatory or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Proposed Transaction. Moreover, we express no opinion as to the fairness of the Merger Consideration to the holders of the Company’s 5.00% Convertible Senior Notes due 2014 (the “Convertible Notes”) in their capacity as such, nor do we express any view or recommendation as to whether any such holder should exercise any rights that may arise under the terms of the Convertible Notes as a result of the Proposed Transaction.

Management of the Company has advised us, and we have assumed for the purposes of our opinion, that:

•

the Company will not consummate the Proposed Transaction if the holders of Company Shares and options to purchase Company Shares, as well as holders of the Convertible Notes, could own 80% or more or less than 76% of the fully diluted capital stock of Bermuda Holdco immediately after the completion of the Merger;

•

the Company will not consummate the Proposed Transaction if the amount that is equal to (i) the closing price per Company Share on the Pricing Date, minus (ii) the Investor Discount (expressed on a per share basis), minus (iii) the Placement Fee of 5% (expressed on a per share basis), is less than $14.54;

•	the Target TNAV Amount will not exceed $294.6 million;

•	the value of the Retained Business for purposes of determining the Stock Conversion Number will be $5.4 million; and

•	the aggregate number of Bermuda Holdco Shares sold pursuant to the Third Party Sale Agreement will be 14,025,737.

In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement, a draft of the Amendment, dated November 4, 2012, the MTA and the Letter Agreement, as well as the specific financial terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant

F-2

to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012; (3) the Registration Statement on Form S-4 of Bermuda Holdco filed on August 31, 2012 and Amendment No. 1 thereto filed on October 10, 2012; (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company for the five years ended December 31, 2017 as prepared by management of the Company; (5) financial and operating information with respect to the business, operations and prospects of Bermuda Holdco furnished to us by Bermuda Holdco and the Company, including financial projections of Bermuda Holdco for the five years ended December 31, 2017 as prepared by management of the Company; (6) the recent trading history of the Company Shares; (7) a comparison of the historical financial results and present financial condition of the Company and Bermuda Holdco with those of other companies that we deemed relevant; (8) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (9) a comparison of the value of a holder of Company Shares’ interest in the Company with the value of such holder’s interest in Bermuda Holdco after giving effect to the Proposed Transaction in terms of certain financial metrics; (10) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost savings and tax benefits, operating synergies and other strategic benefits expected by the management of the Company to result from a combination of the businesses; and (11) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company and Bermuda Holdco, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and of Bermuda Holdco, respectively. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the anticipated cost savings and tax benefits are reasonable and that the anticipated cost savings and tax benefits will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of the Company. We are not actuaries, our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions and we have relied on the Company’s and Bermuda Holdco’s actuaries with respect to the adequacy of reserves for the Company’s and Bermuda Holdco’s respective insurance liabilities. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which Company Shares would trade following the date hereof or ordinary shares of Bermuda Holdco would trade following the consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the ordinary shares of Bermuda Holdco to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the Company Shares owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

F-3

We have assumed that the Amendment will be executed, and that such executed Amendment will conform in all material respects to the last draft reviewed by us. We have assumed the accuracy of the representations and warranties contained in the Merger Agreement, as amended by the Amendment, the MTA and the Letter Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by such agreements and that the Proposed Transaction will be consummated in accordance with the terms of such agreements without waiver, modification or amendment of any term, condition or agreement thereof that would have a material impact on the opinion expressed herein.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have been retained solely for the purposes of rendering this opinion, and will receive a fee payable upon delivery of this opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company and Canopius in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (i) in November 2011, Barclays Corporate Bank provided the Company a $125 million secured Fund at Lloyd’s Credit Facility to support a series of reinsurance transactions with certain Lloyd’s syndicates, and such Facility was later amended to include a $25 million unsecured component; (ii) in April 2012, Barclays Capital Inc. executed a $78 million contingent foreign exchange hedge with respect to the Company’s investment in Canopius, which transaction was closed in August 2012 and which hedge was unwound at such time; and (iii) in November 2010, Barclays Corporate Bank, as part of a three bank syndicate, provided Canopius £25 million of an aggregate £75 million Funds at Lloyd’s Credit Facility to support Canopius’ Lloyd’s syndicates, and such Facility was later increased to £35 million of an aggregate £105 million to fund Canopius’ acquisition of Omega Insurance Holdings Limited. In addition, we have been advised by the Company’s management that the Company, Bermuda Holdco and Canopius expect to engage Barclays and other investment banking firms as determined by the Company, Bermuda Holdco and Canopius as placement agents in connection with the Third Party Sale, for which we would receive a customary fee and indemnification in respect of certain matters.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company, Bermuda Holdco and Canopius for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Richard Bonaventura

BARCLAYS CAPITAL INC.

F-4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Bye-law 44 of the Tower Ltd. amended and restated bye-laws provide that: (a) the directors, officers, employees and agents of Tower Ltd. and any of its subsidiaries, and their heirs, executors and administrators (each such person referred to as an “Indemnified Person”), shall be indemnified and secured harmless out of the assets of Tower Ltd. from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain in or about the execution of their duty or in their respective offices, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to Tower Ltd. shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to Tower Ltd. shall be placed out on or invested, or for any other loss, misfortune or damage that may happen in the execution of their respective offices, or in relation thereto, provided, that, this indemnity shall not extend to any matter prohibited by the Companies Act; (b) expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by any director, officer or employee of Tower Ltd. in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof for which indemnification is sought shall be paid by Tower Ltd. in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such person to repay such amount if it shall be ultimately determined that such person is not entitled to be indemnified by Tower Ltd.; provided, that if it is determined under the bye-laws that there is no reasonable basis to believe that such person is entitled to be indemnified by Tower Ltd., then no expense shall be advanced; and (c) the indemnification and advancement of expenses shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to hold the position for which such person is entitled to be indemnified or advanced expenses and shall inure to the benefit of the heirs, executors and administrators of such person.

Bye-law 45 of the Tower Ltd. amended and restated bye-laws provides that each of Tower Ltd. and each shareholder agrees to waive any claim or right of action it might have, whether individually or by or in the right of Tower Ltd., against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for Tower Ltd., provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty that may attach to such director or officer.

It is also expected that Tower Ltd. and its directors and executive officers will enter into agreements providing for the indemnification of, and advancement of expenses to, such directors and executive officers to the fullest extent permitted under Bermuda law.

Item 21.	Exhibit and Financial Statement Schedules.

Exhibit Number	Description of Exhibits

2.1†	Agreement and Plan of Merger, dated as of July 30, 2012, among Tower Group, Inc., the Registrant, Canopius Mergerco, Inc. and Condor 1 Corporation (included as Annex A-1 to the proxy statement/prospectus)

2.2†	Amendment No. 1 to Agreement and Plan of Merger dated November 8, 2012, among Tower Group, Inc, the Registrant, Canopius Mergerco, Inc. and Condor 1 Corporation (included as Annex A-2 to this proxy statement/prospectus)

3.1†	Memorandum of Association of the Registrant

3.2†	Current Bye-laws of the Registrant

3.3†	Form of Bye-laws of the Registrant to be effective following the merger (included as Annex C to the proxy statement/prospectus)

4.1†	Specimen of Common Share Certificate of the Registrant

5.1*	Opinion of Appleby (Bermuda) Limited regarding the legality of Registrant’s common shares

10.1†	Master Transaction Agreement, dated as of April 25, 2012, between the Registrant, Canopius Mergerco, Inc., Condor 1 Corporation, Canopius Group Limited and Tower Group, Inc. (included as Annex B to the proxy statement/prospectus)

10.2†	Quota Share Reinsurance Agreement, dated as of December 30, 2009, by and between Canopius Bermuda Limited and Canopius Capital Two Limited

10.3†	Endorsement Number 1 to Quota Share Resinsurance Agreement dated as of December 30, 2009, by and between Canopius Bermuda Limited and Canopius Capital Two Limited

10.4†	Quota Share Reinsurance Agreement, dated as of December 15, 2010, by and between Canopius Bermuda Limited and Flectat Limited

10.5†	Quota Share Reinsurance Agreement, dated as of December 1, 2011, by and between Canopius Bermuda Limited and Flectat Limited

10.6†	Letter Agreement, dated as of July 30, 2012, among Canopius Holdings Bermuda Limited, Canopius Mergerco, Inc., Condor 1 Corporation and Tower Group, Inc.

10.7†	Form of amended Quota Share Reinsurance Agreement, dated as of December 30, 2009, by and between Canopius Bermuda Limited and Canopius Capital Two Limited, expected to be effective prior to closing of third party sale of Canopius Bermuda.

10.8†	Form of amended Quota Share Reinsurance Agreement, dated as of December 15, 2010, by and between Canopius Bermuda Limited and Flectat Limited, expected to be effective prior to closing of third party sale of Canopius Bermuda.

10.9†	Form of amended Quota Share Reinsurance Agreement, dated as of December 1, 2011, by and between Canopius Bermuda Limited and Flectat Limited, expected to be effective prior to closing of third party sale of Canopius Bermuda.

10.10†	Form of Quota Share Reinsurance Agreement by and between Canopius Bermuda Limited and Omega Insurance Specialty Insurance Company Limited relating to the 2010 underwriting year of account, expected to be effective prior to closing of third party sale of Canopius Bermuda.

Exhibit Number	Description of Exhibits

10.11†	Form of Quota Share Reinsurance Agreement by and between Canopius Bermuda Limited and Omega Insurance Specialty Insurance Company Limited relating to the 2011 underwriting year of account, expected to be effective prior to closing of third party sale of Canopius Bermuda.

10.12†	Form of Quota Share Reinsurance Agreement by and between Canopius Bermuda Limited and Omega Insurance Specialty Insurance Company Limited relating to the 2012 underwriting year of account, expected to be effective prior to closing of third party sale of Canopius Bermuda.

10.13†	Form of agreement entitled “Funds at Lloyd’s Providers’ Deed” by and between Canopius Bermuda Limited, Omega Insurance Specialty Insurance Company Limited, Canopius Capital Two Limited, Flectat Limited, Canopius Managing Agents Limited, and Canopius Holdings Bermuda Limited, expected to be effective prior to the closing of third party sale of Canopius Bermuda.

10.14†	Form of commutation agreement by and between Tower Insurance Company of New York and Flectat Limited concerning a quota share reinsurance relating to Flectat Limited’s participation on Syndicate 4444 for the 2011 year of account, expected to be effective prior to the closing of the third party sale of Canopius Bermuda.

10.15†	Form of commutation agreement by and between Tower Insurance Company of New York and Canopius Capital Eleven Limited concerning a quota share reinsurance relating to Canopius Capital Eleven Limited’s participation on Syndicate 4444 for the 2012 year of account, expected to be effective prior to the closing of the third party sale of Canopius Bermuda.

21.1†	List of subsidiaries of the Registrant

23.1*	Consent of Appleby (Bermuda) Limited (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers, LLP

23.3*	Consent of PricewaterhouseCoopers, Chartered Accountants

23.4*	Consent of Johnson Lambert LLP

24.1†	Power of Attorney (included on signature page)

99.1*	Consent of persons named as about to become a director of the Registrant

99.2†	Form of Proxy Card for Tower Group, Inc.

99.3*	Consent of Barclays Capital Inc.

†	Previously filed.
*	Filed herewith.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Hamilton, Bermuda, on the 4th day of December, 2012.

CANOPIUS HOLDINGS BERMUDA LIMITED

By:	/s/ Susan J. Patschak
Name: Susan J. Patschak
	Title:	Chief Executive Officer and Director
(Principal Executive Officer)

By:	/s/ Robert D. Law
Name: Robert D. Law
	Title:	Director
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Name	Title	Date

/s/ Susan J. Patschak Susan J. Patschak	Chief Executive Officer and Director (Principal Executive Officer)	December 4, 2012

/s/ Robert D. Law Robert D. Law	Director (Principal Financial Officer and Principal Accounting Officer)	December 4, 2012

* Michael C. Watson	Chairman and Director	December 4, 2012

* Andre Perez	Director	December 4, 2012

*By:	/s/ Susan J. Patschak
Susan J. Patschak, as Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

2.1†	Agreement and Plan of Merger, dated as of July 30, 2012, among Tower Group, Inc., the Registrant, Canopius Mergerco, Inc. and Condor 1 Corporation (included as Annex A-1 to the proxy statement/prospectus)

2.2†	Amendment No. 1 to Agreement and Plan of Merger dated November 8, 2012, among Tower Group, Inc, the Registrant, Canopius Mergerco, Inc. and Condor 1 Corporation (included as Annex A-2 to this proxy statement/prospectus)

3.1†	Memorandum of Association of the Registrant

3.2†	Current Bye-laws of the Registrant

3.3†	Form of Bye-laws of the Registrant to be effective following the merger (included as Annex C to the proxy statement/prospectus)

4.1†	Specimen of Common Share Certificate of the Registrant

5.1*	Opinion of Appleby (Bermuda) Limited regarding the legality of Registrant’s common shares

10.1†	Master Transaction Agreement, dated as of April 25, 2012, between the Registrant, Canopius Mergerco, Inc., Condor 1 Corporation, Canopius Group Limited and Tower Group, Inc. (included as Annex B to the proxy statement/prospectus)

10.2†	Quota Share Reinsurance Agreement, dated as of December 30, 2009, by and between Canopius Bermuda Limited and Canopius Capital Two Limited

10.3†	Endorsement Number 1 to Quota Share Reinsurance Agreement dated as of December 30, 2009, by and between Canopius Bermuda Limited and Canopius Capital Two Limited

10.4†	Quota Share Reinsurance Agreement, dated as of December 15, 2010, by and between Canopius Bermuda Limited and Flectat Limited

10.5†	Quota Share Reinsurance Agreement, dated as of December 1, 2011, by and between Canopius Bermuda Limited and Flectat Limited

10.6†	Letter Agreement, dated as of July 30, 2012, among Canopius Holdings Bermuda Limited, Canopius Mergerco, Inc., Condor 1 Corporation and Tower Group, Inc.

10.7†	Form of amended Quota Share Reinsurance Agreement, dated as of December 30, 2009, by and between Canopius Bermuda Limited and Canopius Capital Two Limited, expected to be effective prior to closing of third party sale of Canopius Bermuda.

10.8†	Form of amended Quota Share Reinsurance Agreement, dated as of December 15, 2010, by and between Canopius Bermuda Limited and Flectat Limited, expected to be effective prior to closing of third party sale of Canopius Bermuda.

10.9†	Form of amended Quota Share Reinsurance Agreement, dated as of December 1, 2011, by and between Canopius Bermuda Limited and Flectat Limited, expected to be effective prior to closing of third party sale of Canopius Bermuda.

10.10†	Form of Quota Share Reinsurance Agreement by and between Canopius Bermuda Limited and Omega Insurance Specialty Insurance Company Limited relating to the 2010 underwriting year of account, expected to be effective prior to closing of third party sale of Canopius Bermuda.

Exhibit Number	Description of Exhibits

10.11†	Form of Quota Share Reinsurance Agreement by and between Canopius Bermuda Limited and Omega Insurance Specialty Insurance Company Limited relating to the 2011 underwriting year of account, expected to be effective prior to closing of third party sale of Canopius Bermuda.

10.12†	Form of Quota Share Reinsurance Agreement by and between Canopius Bermuda Limited and Omega Insurance Specialty Insurance Company Limited relating to the 2012 underwriting year of account, expected to be effective prior to closing of third party sale of Canopius Bermuda.

10.13†	Form of agreement entitled “Funds at Lloyd’s Providers’ Deed” by and between Canopius Bermuda Limited, Omega Insurance Specialty Insurance Company Limited, Canopius Capital Two Limited, Flectat Limited, Canopius Managing Agents Limited, and Canopius Holdings Bermuda Limited, expected to be effective prior to the closing of third party sale of Canopius Bermuda.

10.14†	Form of commutation agreement by and between Tower Insurance Company of New York and Flectat Limited concerning a quota share reinsurance relating to Flectat Limited’s participation on Syndicate 4444 for the 2011 year of account, expected to be effective prior to the closing of the third party sale of Canopius Bermuda.

10.15†	Form of commutation agreement by and between Tower Insurance Company of New York and Canopius Capital Eleven Limited concerning a quota share reinsurance relating to Canopius Capital Eleven Limited’s participation on Syndicate 4444 for the 2012 year of account, expected to be effective prior to the closing of the third party sale of Canopius Bermuda.

21.1†	List of subsidiaries of the Registrant

23.1*	Consent of Appleby (Bermuda) Limited (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers, LLP

23.3*	Consent of PricewaterhouseCoopers, Chartered Accountants

23.4*	Consent of Johnson Lambert LLP

24.1†	Power of Attorney (included on signature page)

99.1*	Consent of persons named as about to become a director of the Registrant

99.2†	Form of Proxy Card for Tower Group, Inc.

99.3*	Consent of Barclays Capital Inc.

†	Previously filed.
*	Filed herewith.